As filed with the Securities and Exchange Commission on October 18, 2024.

Registration No. 333-282312

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KVAC (Cayman) Limited

(Exact name of Registrant as specified in its charter)

Cayman Islands	6770	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

37 Greenbriar Drive
Summit, New Jersey 07901

Telephone: (203) 609-1394

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

KVAC (Cayman) Limited

37 Greenbriar Drive
Summit, New Jersey 07901

Telephone: (203) 609-1394

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Medera Inc.

(Exact name of Co-Registrant as specified in its charter)

Cayman Islands	6770	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

The Co-Registrant has the following principal executive office:

Medera Inc.

6 Tide Street, 2nd Floor

Boston, Massachusetts 02210

The agent for service for the Co-Registrant is:

Ronald Li

Chief Executive Officer

Medera Inc.

6 Tide Street, 2nd Floor

Boston, Massachusetts 02210

Copies of communications to:

Lawrence Venick, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Telephone: (310) 728-5129	Richard Aftanas, Esq. Hogan Lovells US LLP 390 Madison Avenue New York, New York 10017 Telephone: (212) 918-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement are satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Registrant and Co-Registrant:

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant and the Co-Registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and the Co-Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction or state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED [  ], 2024

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
KEEN VISION ACQUISITION CORPORATION
AND PROSPECTUS FOR ORDINARY SHARES AND WARRANTS
OF [       ]

Proxy Statement/Prospectus dated [  ], 2024

and first mailed to the shareholders of Keen Vision Acquisition Corporation on or about [  ], 2024

To the Shareholders of Keen Vision Acquisition Corporation:

You are cordially invited to attend the extraordinary general meeting of the Shareholders of Keen Vision Acquisition Corporation (“Keen Vision”, “KVAC”, “KV”, “we”, “our”, or “us”), which will be held at [  ], on [  ], 2024 (the “Extraordinary General Meeting”) and virtually using the following dial-in information:

US Toll Free	[ ]

International Toll	[ ]

Participant Passcode	[ ]

Keen Vision is a business company incorporated under the laws of the BVI with limited liability as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.” The business combination will be completed through a two-step process consisting of the Reincorporation Merger (as defined below) and the Acquisition Merger (as defined below). The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.”

Keen Vision has entered into a Merger Agreement with Medera (as defined below), dated as of September 3, 2024 (as it may be amended from time to time, the “Merger Agreement”), which provides for a Business Combination between Keen Vision and Medera Inc. (“Medera”), an exempted company incorporated under the laws of the Cayman Islands with limited liability. Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the shareholders of Keen Vision, Keen Vision will merge with and into KVAC (Cayman) Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability and a direct wholly-owned subsidiary of Keen Vision (such company before the Business Combination is referred to as “NewCo” and upon and following the Acquisition Merger is hereinafter sometimes referred to as “PubCo”), with NewCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); (ii) promptly after the Reincorporation Merger, KVAC MS (Cayman) Limited (“Merger Sub”), an exempted company incorporated under the laws of the Cayman Islands with limited liability and a direct wholly-owned subsidiary of NewCo, will be merged with and into Medera, with Medera remaining as the surviving entity, resulting in Medera being a wholly-owned subsidiary of PubCo (the “Acquisition Merger”). The aggregate consideration for the Acquisition Merger (the “Merger Consideration”) is $622,560,000, subject to certain adjustments as described in the Merger Agreement (which adjustments are described in greater detail further below), payable to the Medera Shareholders (as defined below) in the form of newly issued PubCo Ordinary Shares (as defined below) valued at $10.00 per share. The calculation of the Merger Consideration, taking into account the adjustments described in the Merger Agreement and based on the pro forma financial information, would result in the aggregate issuance to the Medera Shareholders at the Closing, of 62,775,144 PubCo Ordinary Shares (the “Closing Payment Shares”). As part of the transaction, NewCo will change its name to “Medera Inc.” and Medera will change its name to “Medera Global Inc.”

PIPE Investment

In connection with the transactions contemplated by the Merger Agreement, it is expected that KVAC will use commercially reasonable efforts to enter into subscription agreements, in the form and substance as reasonably agreed upon by KVAC and the Medera (the “Subscription Agreements”), with certain investors providing for aggregate investments in KVAC Ordinary Shares in a private placement on or prior to the Closing, at $10.00 per KVAC Ordinary Share (the “PIPE Investment”). KVAC Shareholders who do not exercise their redemption rights will experience dilution as a consequence of the issuance of KVAC Ordinary Shares as consideration in the Private Placement, including:

●	their proportionate ownership interest in PubCo will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding ordinary shares will be diminished; or

●	the market price of PubCo Ordinary Shares may decline.

PubCo will be a “controlled company” as defined under the Nasdaq Listing Rules, because certain shareholders of Medera will be able to exercise a majority of the aggregate voting power of PubCo’s issued and outstanding share capital upon the completion of the Business Combination, regardless of the number of share redemptions by Keen Vision’s shareholders, and as such, may have the ability to control the outcome of matters submitted to shareholders for approval. See the sections entitled “PubCo’s Directors and Executive Officers after the Business Combination” and “Security Ownership of The Combined Company after the Business Combination” of this proxy statement/prospectus for more details.

One of the conditions to the obligations of Medera to consummate the Closing of the Business Combination is that the initial listing application of PubCo with Nasdaq or, alternatively, NYSE, NYSE American, or any successor thereto (an “Alternate Exchange”), as applicable, in connection to the contemplated transactions shall have been conditionally approved and, immediately following the Effective Time, NewCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq or an Alternate Exchange, as applicable, and NewCo shall not have received any notice of non-compliance therewith and the additional listing of the Merger Consideration Shares shall have been approved by Nasdaq. The terms of the Merger Agreement permit that this condition may be waived in writing by Keen Vision and Medera, without recirculation or resolicitation of this registration statement. Shareholders may not have certainty at the time they vote regarding whether PubCo’s securities will be listed on a national securities exchange following the Business Combination.

NewCo was incorporated on August 28, 2024 and Merger Sub was incorporated on July 10, 2024. On September 16, 2024, NewCo and Merger Sub executed a joinder agreement with Keen Vision and Medera, pursuant to which NewCo and Merger Sub agreed to be bound by the terms of the original Merger Agreement.

The ordinary shares of PubCo, par value $0.0001 per share, will be classified into one class (the “PubCo Ordinary Shares”) where each PubCo Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the post-Business Combination company. At the closing of the Business Combination, the former shareholders of Keen Vision will receive the consideration specified below and the shareholders of Medera will receive an aggregate of 62,775,144 PubCo Ordinary Shares, subject to certain adjustments as described in the Merger Agreement. In addition, 15% of the PubCo Ordinary Shares issued and outstanding upon closing will be reserved and authorized for issuance under PubCo’s equity incentive plan upon closing (the “Equity Incentive Plan”).

At the Extraordinary General Meeting, shareholders of Keen Vision will be asked to consider and vote upon the following proposals:

1.	approval of the Reincorporation Merger, the BVI Plan and Articles of Merger and the Plan of Merger (as defined below), which we refer to as the “Reincorporation Merger Proposal” or “Proposal No.1;”

2.	approval of the Acquisition Merger, which we refer to as the “Acquisition Merger Proposal” or “Proposal No.2;”

3.	approval, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of up to an aggregate of 62,775,144 PubCo Ordinary Shares, subject to certain adjustments as described in the Merger Agreement, in connection with the Business Combination, which we refer to as the “Nasdaq Proposal” or “Proposal No. 3”;

4.	approval of the Governance Proposal, which we refer to as the “Governance Proposal” or “Proposal No. 4”;

5.	Approval of the members of the directors to serve on the board of directors, each effective from the consummation of the Business Combination, which we refer to as the “Director Approval Proposal” or “Proposal No.5”;

6.	approval of PubCo’s Equity Incentive Plan, which we refer to as the “Equity Incentive Plan Proposal” or “Proposal No.6.” A copy of the Equity Incentive Plan is attached to the accompanying proxy statement as Annex C;

7.	approval to delete, in its entirety, Regulation 23.5(c) of Keen Vision’s current amended and restated articles of association, which currently restricts consummation of a shareholder redemption offer in connection with a business combination if the redemptions made pursuant to such offer would cause Keen Vision to have net tangible assets of less than US$5,000,001 prior to or upon consummation of a business combination (the “NTA Requirement”), in order to expand the methods that Keen Vision may employ to not become subject to the “penny stock” rules of the SEC, which we refer to as the “NTA Requirement Amendment Proposal” or “Proposal No. 7;”

8.	approval to adjourn the Extraordinary General Meeting under certain circumstances, which is more fully described in the accompanying proxy statement/prospectus, which we refer to as the “Adjournment Proposal” or “Proposal No. 8” and, together with the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Nasdaq Proposal, the Governance Proposal, the Director Approval Proposal, the Equity Incentive Plan Proposal and the NTA Requirement Amendment Proposal (collectively, the “Proposals”).

If shareholders of Keen Vision approve the Reincorporation Merger Proposal and the Acquisition Merger Proposal, then, immediately prior to the consummation of the Business Combination, all outstanding units of Keen Vision (each of which consists of one KVAC Ordinary Share (as defined below) and one KVAC Warrant (as defined below)) (the “KVAC Units”) will separate into their individual components of KVAC Ordinary Shares and KVAC Warrants, and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of shareholders of Keen Vision shall be exchanged as follows:

(i)	Each ordinary share of Keen Vision, par value $0.0001 per share (“KVAC Ordinary Share”), issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares), will automatically be cancelled and cease to exist and for each such KVAC Ordinary Share, PubCo shall issue to each shareholder of Keen Vision (other than shareholders of Keen Vision who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo Ordinary Share, which, unless explicitly stated herein, shall be fully paid; and

(ii)	Each whole warrant to purchase one KVAC Ordinary Share (“KVAC Warrant”) issued and outstanding immediately prior to effective time of the Reincorporation Merger will convert into a warrant to purchase one PubCo Ordinary Share (each, a “PubCo Warrant”) (or equivalent portion thereof) provided, however, that the number of warrants issuable upon separation of the units will be rounded down to the nearest whole number of warrants. The PubCo Warrants will have substantially the same terms and conditions as set forth in the KVAC Warrants.

Assuming exercise and conversion of all Keen Vision securities held by the Initial Shareholders, under (i) a no redemption scenario, (ii) an interim redemption scenario, assuming 50% redemptions, and (iii) a maximum redemption scenario, immediately upon consummation of the Business Combination, as of the Closing the Initial Shareholders will own [     ] PubCo Ordinary Shares, representing approximately [      ] %, [      ]%, and [    ]% of the issued PubCo Ordinary Shares, respectively. The PubCo Ordinary Shares issuable to the Initial Shareholders in respect of the Keen Vision securities held by the Initial Shareholders includes (i) [      ] KVAC Ordinary Shares; (ii) [      ] KVAC Ordinary Shares included as part of the Private Units; and (iii) [      ] PubCo Ordinary Shares into which the Notes will be converted at $10.00 per share.

These relative percentages assume that (i) none of KVAC’s existing public shareholders exercise their redemption rights or dissenting rights, as discussed herein; (ii) there is no exercise or conversion of PubCo Warrants and (iii) the Notes (as defined herein) have not been converted. If any of existing public shareholders of Keen Vision exercise their redemption rights, the anticipated percentage ownership of existing shareholders of Keen Vision will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The KVAC Units, KVAC Ordinary Shares and KVAC Warrants are currently listed on the Nasdaq Global Market under the symbols “KVACU”, “KVAC”, and “KVACW,” respectively. PubCo intends to apply to list the PubCo Ordinary Shares and PubCo Warrants on the Nasdaq Stock Market under the symbols “MDER” and “MDERW,” respectively, in connection with the closing of the Business Combination. Each KVAC Unit consists of one KVAC Ordinary Share and one KVAC Warrant, exercisable 30 days after the consummation of the Business Combination.

Keen Vision cannot assure you that the PubCo Ordinary Shares and PubCo Warrants will be approved for listing on Nasdaq.

Investing in PubCo securities involves a high degree of risk. See “Risk Factors” beginning on page 36 for a discussion of information that should be considered in connection with an investment in PubCo securities.

As of October [ ], 2024, there was approximately $[ ] in the Keen Vision trust account of (the “Trust Account”). On [  ], 2024, the last sale price of KVAC Ordinary Shares was $[  ].

Following the completion of the Business Combination, the issued and outstanding share capital of PubCo will consist of PubCo Ordinary Shares. The shareholders of Medera (the “Medera Shareholders”) will beneficially own 62,755,144 of the issued PubCo Ordinary Shares and will be able to exercise 76.4% of the total voting power of the issued and outstanding share capital of PubCo immediately following the completion of the Business Combination, assuming that (i) none of the existing public shareholders of Keen Vision exercise their redemption rights or dissenting rights, as discussed herein, and (ii) there is no exercise or conversion of PubCo Warrants.

Pursuant to Keen Vision’s amended and restated memorandum and articles of association (the “M&AA” or the “Current Charter”), Keen Vision is providing its public shareholders with the opportunity to redeem all or a portion of their KVAC Ordinary Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in its Trust Account as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding KVAC Ordinary Shares that were sold as part of the KC Units in the IPO, subject to the limitations described herein. Keen Vision estimates that the per-share price at which KVAC Ordinary Shares held by the public (the “Public Shares”) may be redeemed from cash held in the Trust Account will be approximately $[  ] at the time of the Extraordinary General Meeting. The public shareholders of Keen Vision may elect to redeem their shares even if they vote for the Reincorporation Merger or do not vote at all. Keen Vision has no specified maximum redemption threshold under the M&AA. Keen Vision will consummate our initial business combination only if it has net tangible assets of at least $5,000,001 upon such consummation; provided, however, that the foregoing restriction will not apply if the NTA Requirement Amendment Proposal is approved by the shareholders. According to the M&AA, no single shareholder of Keen Vision acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of KVAC Ordinary Shares may exercise this redemption right with respect to more than 15% of the Public Shares without prior consent of Keen Vision.

The Closing is conditioned upon, among other things, Keen Vision having at least $40,000,000 in available liquidity immediately prior to the Business Combination, representing the sum of: (i) funds in the Trust Account (as defined in the Merger Agreement) following the exercise of all redemption rights by the shareholders of Keen Vision, plus (ii) cash available from any other sources, including, without limitation, (x) 50% of the cash proceeds of any equity and/or debt financing arrangement from investors introduced by Medera, and which investors have, prior to the date of the Merger Agreement, indicated investment commitments (with investment amounts) (in connection therewith, Medera shall provide Keen Vision with a list of such investors within 10 days after the date of the Merger Agreement); (y) 100% of the cash proceeds of any equity financing provided by any investor not on such commitment list; and (z) revenues reasonably expected to be received by Medera during the 12-month period following the Closing Date from any binding licensing agreements arising out of, relating to or resulting from Medera’s technology or clinical asset platforms (the “Minimum Cash Condition”).

The following table summarizes the pro forma ownership of PubCo Ordinary Shares upon Closing of the Business Combination, including Ordinary Shares underlying Units, and Ordinary Shares following the Business Combination under (i) a no redemption scenario, (ii) an interim redemption scenario, assuming 50% redemption, and (iii) a maximum redemption scenario:

	No Redemption Scenario(1)		Interim Redemption Scenario(2)		Max Redemption Scenario(3)
Equity Capitalization Summary	# of Shares	%	# of Shares	%	# of Shares	%
Medera Shareholders	62,775,144	76.4	62,775,144	84.1	62,775,144	93.4
KVAC Initial Public Shareholders	14,950,000	18.2	7,475,000	10.0	-	-
KVAC Initial Shareholders	4,416,075	5.4	4,416,075	5.9	4,416,075	6.6
Total Ordinary Shares	82,141,219	100.0	74,666,219	100.0	67,191,219	100.0

(1)	Under No Redemption Scenario, assumes redemptions of zero KVAC Ordinary Shares.
(2)	Under Interim Redemption Scenario, assumes a 50% redemption of 14,950,000 KVAC Ordinary Shares for aggregate redemption payments of $79.4 million using a per-share redemption price of $10.63.
(3)	Under Max Redemption Scenario, assumes a 100% redemption of 14,950,000 KVAC Ordinary Shares for aggregate redemption payments of $158.9 million using a per-share redemption price of $10.63.

Potential Impact of Additional Dilution

The table below shows the potential impact of additional dilution owing to shares underlying KVAC Public Warrants and Private Warrants:

	No Redemption Scenario(1)		Interim Redemption Scenario(2)		Max Redemption Scenario(3)
Equity Capitalization Summary	# of Shares	%	# of Shares	%	# of Shares	%
Medera Shareholders	62,775,144	64.2	62,775,144	69.5	62,775,144	75.8
KVAC Initial Public Shareholders (including shares underlying the Public Warrants)	29,900,000	30.6	22,425,000	24.9	14,950,000	18.1
KVAC Initial Shareholders (including shares underlying the Private Warrants)	5,094,650	5.2	5,094,650	5.6	5,094,650	6.1
Total Ordinary Shares	97,769,794	100.0	90,294,794	100.0	82,819,794	100.0

(1)	Under No Redemption Scenario, assumes redemptions of zero KVAC Ordinary Shares.
(2)	Under Interim Redemption Scenario, assumes a 50% redemption of 14,950,000 KVAC Ordinary Shares for aggregate redemption payments of $79.4 million using a per-share redemption price of $10.63.
(3)	Under Max Redemption Scenario, assumes a 100% redemption of 14,950,000 KVAC Ordinary Shares for aggregate redemption payments of $158.9 million using a per-share redemption price of $10.63.

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by SPAC to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor	In September 2021, an aggregate of 3,737,500 insider shares were issued to the Sponsor for an aggregate purchase price of $25,000. As of the date hereof, 3,597,500 insider shares are beneficially owned by the Sponsor. Keen Vision has agreed to pay Sponsor or one of its affiliates a total of up to $10,000 per month for certain general and administrative services, including office space, administrative and support services.	KVAC has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, there were $10,000 out-of-pocket unpaid reimbursable expenses for which the Initial Shareholders, including the Sponsor and its affiliates, are awaiting reimbursement.

	Upon the consummation of the Business Combination, among other things, each of the then issued and outstanding KVAC Ordinary Shares will convert automatically, on a one-for-one basis, into one PubCo Ordinary Share. In the event the share price of PubCo Ordinary Shares falls below the price paid by a shareholder of Keen Vision at the time of purchase of the KVAC Ordinary Shares by such shareholder, a situation may arise in which the Sponsor or a director of Keen Vision maintains a positive rate of return on its/ his/her KVAC Ordinary Shares while such shareholder of Keen Vision experiences a negative rate of return on the shares such shareholder of Keen Vision purchased. The securities currently owned by the Initial Shareholders will have a significantly higher value at the time of the Business Combination than at the time of purchase. For purpose of illustration, given that as of the date of this prospectus, the Initial Shareholders collectively hold 4,416,075 KVAC Ordinary Shares, including 3,737,500 Insider Shares and 678,575 shares included in the Private Units, based on an estimated market price of $[ ] per PubCo Ordinary Share (i.e. being KVAC Ordinary Share’s closing price on [ ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus) immediately after Closing, the aggregate value of PubCo Ordinary Shares owned by the Initial Shareholders would be $[ ] and the Initial Shareholders would have a potential aggregate profit of $[ ], representing a profit of $[ ] per PubCo Ordinary Share, whereas other public shareholders of Keen Vision would only have a profit of $[ ] per PubCo Ordinary Share;	KVAC has agreed to pay the affiliate of the Sponsor $10,000 per month for these services commencing on the closing date of the IPO for 15 months (or up to 21 months including Automatic Extension Period). As of June 30, 2024 and December 31, 2023, the unpaid services fee was $10,000 and $10,000, respectively. For the six months ended June 30, 2024, the Company incurred $60,000 in fees for these services, respectively.

The retention of shares by Sponsor and the reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming public shareholders of Keen Vision. See “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

Conflicts of Interest

Directors and officers of Keen Vision may have interests in the Business Combination that are different from your interests as a shareholder. One of the controllers of the Sponsor is a director of Keen Vision, Mr. Kenneth K.C. Wong (“Mr. Kenneth Wong”). In September 2021, an aggregate of 3,737,500 insider shares were issued to our Sponsor for an aggregate contribution of $25,000. Simultaneously with the closing of the IPO, Keen Vision consummated the private placement (the “Private Placement”) with the Sponsor of 678,575 KVAC Units (the “Private Unit(s)”), generating total proceeds of $6,785,750. The following table sets forth information regarding directors and officers of Keen Vision and the Sponsor’s beneficial interests in securities of Keen Vision as at [  ], 2024:

Shareholder(1)	Number of KVAC Ordinary Shares	Number of KVAC Units
The Sponsor(2)	4,276,075	678,575
WONG, Kenneth Ka Chun(2)	45,000	0
DAVIDKHANIAN, Alex	32,500	0
DING, Peter	22,500	0
CHU, William	20,000	0
YU, Albert Cheung-Hoi	20,000	0
All directors and executive officers (five (5) individuals) as a group	4,416,075	678,575

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals or entities is c/o Keen Vision Acquisition Corporation, 37 Greenbriar Drive, Summit, NJ 07901, USA.
(2)	The Sponsor is the record holder of the insider shares reported herein. It is controlled by Mr. Kenneth Wong (one of the directors of Keen Vision) and Mr. Jason Wong, its managers. By virtue of this relationship, Mr. Kenneth Wong (alongside Mr. Jason Wong) may be deemed to share beneficial ownership of the securities held of record by our sponsor.

Each of the following individuals (directors, officers or other affiliates of Keen Vision) has an economic interest in the insider shares currently held by the Sponsor. The economic interest (or deemed economic interest) of these individuals in these 4,416,075 shares retained by the Sponsor is shown below:

Name of Person	KVAC Shares
WONG, Kenneth Ka Chun	3,465,860
DAVIDKHANIAN, Alex	32,500
DING, Peter	22,500
CHU, William	20,000
YU, Albert Cheung-Hoi	20,000
WONG, Jason Kon Man	855,215

On December 31, 2022, Keen Vision issued an unsecured promissory note to the Sponsor, pursuant to which Keen Vision may borrow up to an aggregate principal amount of $500,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of consummation of the IPO or the date on which Keen Vision determine not to conduct the IPO. As of December 31, 2023, December 31, 2022 and 2021, the Sponsor had loaned Keen Vision an aggregate of $0, $173,573 and $117,497, respectively, to be used to pay formation expenses and a portion of the expenses of the IPO. The loan is payable without interest on the date on which Keen Vision consummated the IPO. Keen Vision repaid this loan from the proceeds of the IPO not being placed in the Trust Account.

If Keen Vision does not consummate an initial business combination by October 27, 2024, or April 27, 2025 (21 months after the consummation of the IPO, if the time period is extended, as described herein), it will be required to dissolve and liquidate and the securities held by the Initial Shareholders will be worthless because the Initial Shareholders have agreed to waive their rights to any liquidation distributions. The 140,000 and 4,276,075 PubCo Ordinary Shares into which the 140,000 and 4,276,075 KVAC Ordinary Shares held by the directors of Keen Vision and the Sponsor (including the KVAC Ordinary Shares included in the KVAC Units), respectively, will automatically convert in connection with the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[  ] million and $[  ] million respectively, based upon the closing price of $[  ] per share on Nasdaq on [  ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus. The [  ] PubCo Warrants into which the [  ] KVAC Warrants held by the Sponsor will automatically convert in connection with the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[  ] million, based upon the closing price of $[  ] per warrant on Nasdaq on [  ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus. As a result of the interests of the Sponsor and the directors and officers of Keen Vision in securities of Keen Vision, the Sponsor and the directors and officers of Keen Vision have an incentive to complete an initial business combination and may have a conflict of interest in the transaction, including without limitation, in determining whether a particular business is an appropriate business with which to effect the initial business combination of Keen Vision.

Moreover, prior to the IPO, Keen Vision issued an aggregate of 3,737,500 Insider Shares to the Initial Shareholders for an aggregate purchase price of $25,000. As of the date of this prospectus, the Initial Shareholders hold an aggregate of 3,737,500 Insider Shares the purchase price of which was $25,000, or approximately $0.007 per share. As a result, Sponsor and the directors and officers of Keen Vision will have rates of return on their respective investments which differ from the rate of return of shareholders of Keen Vision who purchased KVAC Ordinary Shares at various other prices, including KVAC Ordinary Shares included in KVAC Units that were sold at $10.00 per unit in the IPO. Upon the consummation of the Business Combination, among other things, each of the then issued and outstanding KVAC Ordinary Shares will convert automatically, on a one-for-one basis, into one PubCo Ordinary Share. In the event the share price of PubCo Ordinary Shares falls below the price paid by a shareholder of Keen Vision at the time of purchase of the KVAC Ordinary Shares by such shareholder, a situation may arise in which the Sponsor or a director of Keen Vision maintains a positive rate of return on its/ his/her KVAC Ordinary Shares while such shareholder of Keen Vision experiences a negative rate of return on the shares such shareholder of Keen Vision purchased. The securities currently owned by the Initial Shareholders will have a significantly higher value at the time of the Business Combination than at the time of purchase. For purpose of illustration, given that as of the date hereof, the Initial Shareholders collectively hold 4,416,075 KVAC Ordinary Shares, including 3,737,500 Insider Shares and 678,575 shares included in the Private Units, based on an estimated market price of $[       ] per PubCo Ordinary Share (i.e. being the KVAC Ordinary Shares closing price on [  ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus) immediately after Closing, the aggregate value of PubCo Ordinary Shares owned by the Initial Shareholders would be $[  ] and the Initial Shareholders would have a potential aggregate profit of $[  ], representing a profit of $[  ] per PubCo Ordinary Share, whereas other public shareholders of Keen Vision would only have a profit of $[  ] per PubCo Ordinary Share.

As a result of the interests of the Initial Shareholders in securities of Keen Vision, the Initial Shareholders will benefit from the completion of the Business Combination and therefore may be incentivized to complete the Business Combination even if it is with a less favorable target company or on terms less favorable to shareholders of Keen Vision, rather than liquidate. They may have a conflict of interest in the transaction, including without limitation, in determining whether a particular business is an appropriate business with which to effect the initial business combination of Keen Vision.  See “Proposal No. 2. - The Acquisition Merger Proposal - Interests of Certain Persons in the Business Combination.”

Keen Vision did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination because it relied on the financial skills and background of its officers and directors. The board of Keen Vision believed that the officers and directors of Keen Vision have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

As of the date of this prospectus/proxy statement, Keen Vision has not entered into any agreement, arrangement, or understanding, including any payments, between the Sponsor and unaffiliated security holders of Keen Vision regarding the redemption of outstanding securities of Keen Vision.

Keen Vision is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments or postponements of the Extraordinary General Meeting. The Sponsor, which owns approximately [  ]% of the outstanding KVAC Ordinary Shares as of the record date, has agreed to vote its KVAC Ordinary Shares in favor of the Reincorporation Merger Proposal and the Acquisition Merger Proposal, which transactions comprise the Business Combination, and intends to vote for the Nasdaq Proposal, Governance Proposal, Equity Incentive Plan Proposal, Director Approval Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal, although there is no agreement in place with respect to voting on those latter proposals.

Each shareholder’s vote is very important. Whether or not you plan to attend the Extraordinary General Meeting in person (including by virtual presence), please submit your proxy card without delay. Shareholders of Keen Vision may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a shareholder from voting in person (including by virtual presence) if such shareholder subsequently chooses to attend the Extraordinary General Meeting. If you are a holder of record and you attend the Extraordinary General Meeting and wish to vote in person (including by virtual presence), you may withdraw your proxy and vote in person. Assuming that a quorum is present, attending the Extraordinary General Meeting either in person (including by virtual presence) or by proxy and abstaining from voting and broker non-votes will have no effect on any of the Proposals.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the Proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person (including by virtual presence), the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting of shareholders. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person (including by virtual presence), you may withdraw your proxy and vote in person (including by virtual presence).

This proxy statement/prospectus provides you with detailed information about the Merger Agreement and other matters to be considered at the Extraordinary General Meeting. We encourage you to read this entire proxy statement/prospectus, including the annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 36 of this proxy statement/prospectus.

The Board of Keen Vision has unanimously approved the Merger Agreement, the BVI Plan and Articles of Merger and the Plan of Merger, and unanimously recommends that the shareholders of Keen Vision to vote “FOR” approval of each of the Proposals. When you consider the Board’s recommendation of these Proposals, you should keep in mind that directors and officers of Keen Vision have interests in the Business Combination that may conflict or differ from your interests as a shareholder. See the section titled “Summary of the Proxy Statement/Prospectus — Interests of Certain Persons in the Business Combination.”

On behalf of Board, I thank you for your support and we look forward to the successful consummation of the Business Combination.

Sincerely,

Kenneth K.C. Wong
Chief Executive Officer and Chairman
Keen Vision Acquisition Corporation

[ ], 2024

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

HOW TO OBTAIN ADDITIONAL INFORMATION

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Keen Vision with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact our proxy solicitor, at:

Advantage Proxy, Inc.
P.O. Box 10904
Yakima, WA 98909
Individuals call toll-free: 1-877-870-8565
Brokers call: 1-206-870-8565
Email: ksmith@advantageproxy.com

If you would like to request documents, please do so no later than one week prior to the meeting date to receive them before the Extraordinary General Meeting. Please be sure to include your complete name and address in your request. Please see the section titled “Where You Can Find Additional Information” to find out where you can find more information about Keen Vision, PubCo and Medera. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. None of Keen Vision, PubCo and Medera has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

USE OF CERTAIN TERMS

Unless otherwise stated in this proxy statement/prospectus:

●	“BVI” refers to British Virgin Islands

●	“BVI Plan and Articles of Merger” refer to the articles of merger and the plan of merger to be filed with the British Virgin Islands Registrar of Corporate Affairs in connection with the Reincorporation Merger;

●	“Companies Act” refers to the Companies Act (As Revised) of the Cayman Islands, as amended

●	“Closing” refers to the closing of the Business Combination;

●	“Closing Date” refers to the date on which the Business Combination is consummated;

●	“Combined Company” refers to the PubCo as of the Effective Time;

●	“Effective Time” refers to the time when the Plan of Merger for the Acquisition Merger is accepted by the Registrar of Companies of the Cayman Islands in accordance with the Companies Act, or such other time as specified in such Plan of Merger;

●	“Equity Incentive Plan” refers to PubCo’s Equity Incentive Plan, attached to this proxy statement as Annex C;

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“Hogan Lovells” refers to Hogan Lovells US LLP;

●	“Initial Shareholders” refers to all of the shareholders of Keen Vision immediately prior to the IPO, including the Sponsor and all of the officers and directors of Keen Vision to the extent they hold KVAC Ordinary Shares;

●	“IPO” refers to the initial public offering of units of Keen Vision consummated on July 27, 2023;

●	“Keen Vision Board” or the “Board” refers to the board of directors of Keen Vision.

●	“Keen Vision Ordinary Shares” or “KVAC Ordinary Shares” refers to the ordinary shares, par value $0.0001 per share, of Keen Vision as existing as of the date hereof and immediately prior to the Effective Time;

●	“Loeb” refers to Loeb & Loeb LLP;

●	“LOI” refers to a letter of intent dated March 22, 2024 entered into between Keen Vision and Medera;

●	“M&AA” refers to the memorandum and articles of association of Keen Vision, as amended and restated from time to time;

●	“Medera” refers to Medera Inc., an exempted company incorporated under the laws of the Cayman Islands with limited liability;

●	“Medera Ordinary Shares” refers to the ordinary shares, par value $0.0001 per share, of Medera as existing as of the date hereof and immediately prior to the Effective Time;

●	“Merger Agreement” refers to the merger agreement dated September 3, 2024 entered into between Keen Vision and Medera;

●	“Merger Sub” refers to KVAC MS (Cayman) Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability;

●	“Plan of Merger” refers respectively to the statutory plan of merger (including the memorandum and articles of association of the surviving company (as defined in the Plan of Merger)) to be filed with the Registrar of Companies of the Cayman Islands in connection with the Reincorporation Merger and the Acquisition Merger (as appropriate);

●	“proxy solicitor” refers to Advantage Proxy, Inc., proxy solicitor of Keen Vision;

●	“PubCo” refers to Medera Inc., an exempted company incorporated under the laws of the Cayman Islands with limited liability, as the post-Business Combination entity (known as KVAC (Cayman) Limited prior to the Business Combination);

●	“PubCo Board” refers to the board of directors of PubCo;

●	“SEC” or “Securities and Exchange Commission” refers to the U.S. Securities and Exchange Commission;

●	“Sponsor” refers to KVC Sponsor LLC, a Delaware limited liability company;

●	“Trust Account” refers to the trust account established pursuant to the Investment Management Trust Agreement dated July 24, 2023, between Keen Vision and Continental Stock Transfer & Trust Company, as amended;

●	“US Dollars,” “USD”, “$,” or “US$” refers to the legal currency of the United States; and

●	“U.S. GAAP” refers to accounting principles generally accepted in the United States.

Keen Vision Acquisition Corporation

37 Greenbriar Drive

Summit, NJ 07901

Tel: (203) 609-1394

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON [  ], 2024

TO THE SHAREHOLDERS OF KEEN VISION ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Shareholders of Keen Vision Acquisition Corporation, a company incorporated under the laws of the British Virgin Islands (the “BVI”) with limited Liability (“Keen Vision”), will be held at [  ] on [  ], 2024 at [  ]AM/PM Eastern Time (the “Extraordinary General Meeting”) and virtually using the following dial-in information:

US Toll Free	[ ]

International Toll	[ ]

Participant Passcode	[ ]

The Extraordinary General Meeting will be held for the purposes of considering and voting upon, and if thought fit passing and approving, the following resolutions:

I.	That the merger of Keen Vision with and into KVAC (Cayman) Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability as a wholly-owned subsidiary of Keen Vision (such company before Business Combination is referred to as “NewCo” and upon and following the Acquisition Merger is hereinafter sometimes referred to as “PubCo”), with PubCo surviving the merger, be approved and authorized in all respects and that the Plan of Merger, a copy of which is included as Annex E to the accompanying proxy statement/prospectus, and the BVI Plan and Articles of Merger, a copy of which is included as Annex D to the accompanying proxy statement/prospectus and any and all transactions provided for in the Plan of Merger and BVI Plan and Articles of Merger, be and is hereby authorized and any director and/or officer of Keen Vision be and is hereby authorized to execute the Plan of Merger and the BVI Plan and Articles of Merger, for and on behalf of Keen Vision, with such changes therein and additions thereto as any director and/or officer of Keen Vision may deem necessary, appropriate or advisable, such determinations to be evidenced conclusively by his/her execution thereof. We refer to this merger as the Reincorporation Merger. This proposal is referred to as the Reincorporation Merger Proposal or Proposal No.1. Holders of ordinary shares Keen Vision (the “KVAC Ordinary Share(s)”) as of the record date are entitled to vote on this proposal. Holders of KVAC Ordinary Shares as of the record date are entitled to vote on this proposal.

II.	That the merger of KVAC MS (Cayman) Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability as a wholly-owned subsidiary of NewCo (“Merger Sub”), into Medera, resulting in Medera surviving the merger and becoming a wholly owned subsidiary of PubCo be approved and authorized in all respect and that PubCo’s board of directors be and is hereby authorized to take any such actions as may be necessary to complete the merger. We refer to this merger as the Acquisition Merger. This proposal is referred to as the Acquisition Merger Proposal or Proposal No.2. Holders of KVAC Ordinary Shares as of the record date are entitled to vote on this proposal.

III.	That for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of up to an aggregate of 62,775,144 ordinary shares by PubCo as the surviving entity in connection with the Business Combination be approved and authorized in all respect. This proposal is referred as the Nasdaq Proposal or Proposal No. 3. Holders of KVAC Ordinary Shares as of the record date are entitled to vote on this proposal.

IV.	That certain differences in the governance provisions set forth in PubCo’s Memorandum and Articles of Association to be adopted by PubCo (as the surviving entity) at the effective time of the Reincorporation Merger be and is hereby approved. This proposal is referred to as the Governance Proposal or Proposal No. 4. Holders of KVAC Ordinary Shares as of the record date are entitled to vote on this proposal.

V.	That the directors to serve on the board of directors of PubCo, each effective from the consummation of the Business Combination, be and are hereby approved. This proposal is referred to as the Director Approval Proposal or Proposal No.5. Holders of KVAC Ordinary Shares as of the record date are entitled to vote on this proposal.

VI.	That the equity incentive plan to be adopted by PubCo be and is hereby approved. This proposal is referred to as to approve the said plan to as the Equity Incentive Plan Proposal or Proposal No.6. Holders of KVAC Ordinary Shares as of the record date are entitled to vote on this proposal.

VII.	That Regulation 23.5(c) of Keen Vision’s current amended and restated articles of association, which currently restricts consummation of a shareholder redemption offer in connection with a business combination if the redemptions made pursuant to such offer would cause Keen Vision to have net tangible assets of less than US$5,000,001 prior to or upon consummation of a business combination (the “NTA Requirement”), in order to expand the methods that Keen Vision may employ to not become subject to the “penny stock” rules of the SEC, be deleted in its entirety, which we refer to as the “NTA Requirement Amendment Proposal” or “Proposal No. 7.” Holders of KVAC Ordinary Shares as of the record date are entitled to vote on this proposal.

VIII.	That the Extraordinary General Meeting be adjourned to a later date or dates to be determined by the chairman of the Extraordinary General Meeting as necessary, including without limitation (a) to permit further solicitation and vote of proxies in the event Keen Vision does not receive the requisite shareholder vote to approve any of the above Proposals; (b) to the extent necessary, to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to shareholders of Keen Vision, or (c) if, as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting. This proposal is called the Adjournment Proposal or Proposal No. 8. Holders of KVAC Ordinary Shares as of the record date are entitled to vote on this proposal.

All of the proposals set forth above are sometimes collectively referred to herein as the “Proposals.” The Reincorporation Merger Proposal and the Acquisition Merger Proposal are dependent upon each other. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, then Keen Vision will not consummate the Business Combination. If Keen Vision does not consummate the Business Combination and fails to complete an initial business combination by October 27, 2024, or April 27, 2025 (21 months after the consummation of the IPO, if the time period is extended), Keen Vision will be required to dissolve and liquidate. As disclosed in the prospectus of Keen Vision in relation to the IPO, Keen Vision originally had 9 months after the consummation of the IPO to consummate an initial business combination and may extend such period to a total of 21 months after the consummation of the IPO. On March 22, 2024, Keen Vision entered into a letter of intent (“LOI”) with a business combination target, Medera. Accordingly, Keen Vision is entitled to an automatic six-month extension to complete the Business Combination after the execution of the LOI and has 15 months from the closing of its IPO to do so.

As of [*], 2024, the record date, there were 19,366,075 KVAC Ordinary Shares issued and outstanding and entitled to vote. Only shareholders of Keen Vision who hold shares of record as of the close of business on [  ] are entitled to vote at the Extraordinary General Meeting or any adjournment of the Extraordinary General Meeting. This proxy statement/prospectus is first being mailed to shareholders of Keen Vision on or about [  ]. Approval of each of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding Ordinary Shares3 present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof[; provided, however, that if holders of [*] or more of the Ordinary Shares purchased in the IPO demand redemption of their Ordinary Shares, then the Business Combination may not be completed because net tangible assets of Keen Vision will then be less than US$5,000,001]. According to the amended and restated memorandum and articles of association of Keen Vision, Keen Vision shall not repurchase Public Shares in an amount that would cause its net tangible assets to be less than US$5,000,001; provided, however, that the foregoing restriction will not apply if the NTA Requirement Amendment Proposal is approved by the shareholders.

Assuming that a quorum is present, attending the Extraordinary General Meeting either in person (including by virtual presence) or by proxy and abstaining from voting will have no effect on any of the Proposals and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on any of the Proposals.

Whether or not you plan to attend the Extraordinary General Meeting in person (including by virtual presence), please submit your proxy card without delay to the proxy solicitor not later than the time appointed for the Extraordinary General Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Extraordinary General Meeting. If you fail to return your proxy card and do not attend the Extraordinary General Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. You may revoke a proxy at any time before it is voted at the Extraordinary General Meeting by executing and returning a proxy card dated later than the previous one, by attending the Extraordinary General Meeting in person and casting your vote by ballot or by submitting a written revocation to the proxy solicitor, that is received by the proxy solicitor before we take the vote at the Extraordinary General Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

The board of directors of Keen Vision unanimously recommends that you vote “FOR” approval of each of the Proposals.

By order of the Board of Directors,

Kenneth K.C. Wong Chief Executive Officer and Chairman of Keen Vision Acquisition Corporation

[ ], 2024

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed by PubCo (File No. 333-[  ]) with the SEC, constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect to the issuance of (i) the PubCo Ordinary Shares to shareholders of Keen Vision, (ii) the PubCo Warrants to holders of KVAC Warrants in exchange for the KVAC Warrants, and (iii) the PubCo Ordinary Shares underlying the PubCo Warrants, if the Business Combination is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the Extraordinary General Meeting at which shareholders of Keen Vision will be asked to consider and vote upon the Proposals to approve the Reincorporation Merger, the Acquisition Merger, the Nasdaq Proposal, the Governance Proposal, the Equity Incentive Plan Proposal the Director Approval Proposal and the NTA Requirement Amendment Proposal.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, PubCo will be required to file its Annual Report on Form 20-F with the SEC no later than four months following its fiscal year end. Keen Vision files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read SEC filings of Keen Vision, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.report.

Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed with this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact the proxy solicitor at:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Individuals call toll-free: 1-877-870-8565

Brokers call: 1-206-870-8565

Email: ksmith@advantageproxy.com

All information contained in this proxy statement/prospectus relating to Keen Vision, PubCo and Merger Sub has been supplied by Keen Vision, and all such information relating to Medera has been supplied by Medera. Information provided by either of Keen Vision or Medera does not constitute any representation, estimate or projection of the other party.

Neither Keen Vision, PubCo, Merger Sub nor Medera has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, the financial conditions, results of operations, earnings outlook and prospects of PubCo, Keen Vision and/or Medera and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Medera,” and “Business of Medera”. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Keen Vision and Medera, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Keen Vision and the following:

●	expectations regarding Medera’s strategies and future financial performance, including Medera’s future business plans or objectives, prospective performance and opportunities and competitors, revenues, customer acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures;

●	anticipated trends, growth rates, and challenges in the nutraceutical industry in general and the markets in which we operate;

●	Medera’s ability to stay in compliance with laws and regulations that currently apply or become applicable to its business in its current markets, both within the United States and internationally, including but not limited to the laws enforced by the United States Food and Drug Administration (“FDA”);

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

●	the outcome of any legal proceedings that may be instituted against Medera, Keen Vision and others following announcement of the Merger Agreement and transactions contemplated therein;

●	the inability to complete the Business Combination due to the failure to obtain approval by the shareholders of Keen Vision;

●	the risk that the proposed Business Combination disrupts current plans and operations of Medera as a result of the announcement and consummation of the Business Combination;

●	the ability to recognize the anticipated benefits of the Business Combination;

●	unexpected costs related to the proposed Business Combination;

●	the amount of any redemptions by existing holders of KVAC Ordinary Shares being greater than expected;

●	the management and board composition of PubCo following the proposed Business Combination;

●	the ability to list PubCo’s securities on Nasdaq;

●	limited liquidity and trading of Keen Vision’s and PubCo’s securities;

●	geopolitical risk and changes in applicable laws or regulations;

●	the possibility that Medera, PubCo and/or Keen Vision may be adversely affected by other economic, business, and/or competitive factors;

●	operational risk;

●	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Medera’s resources;

●	fluctuations in exchange rates between the foreign currencies in which Medera typically does business the United States dollar; and

●	the risks that the consummation of the Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Keen Vision, Medera and PubCo prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Medera, Keen Vision, PubCo or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, PubCo, Medera and Keen Vision undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING

Q:	What is the purpose of this document?

A:	Keen Vision is proposing to consummate the Business Combination. The Business Combination consists of the Reincorporation Merger and the Acquisition Merger, each of which is described in this proxy statement/prospectus. In addition, the Merger Agreement is attached to this proxy statement/prospectus as Annex A, the BVI Plan and Articles of Merger is attached to this proxy statement/prospectus as Annex D, the Plan of Merger in respect of the Reincorporation Merger is attached to this proxy statement/prospectus as Annex E and each is incorporated into this proxy statement/prospectus by reference. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You are encouraged to carefully read this proxy statement/prospectus, including “Risk Factors” and all the annexes hereto.

Approval of the Proposals will each require the affirmative vote of the holders of a majority of the issued and outstanding KVAC Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof; provided, however, that if holders of more than [*] KVAC Ordinary Shares exercise their redemption rights then the Business Combination may not be completed because net tangible assets of Keen Vision will then be less than US$5,000,001. According to the M&AA, Keen Vision shall not repurchase Public Shares in an amount that would cause its net tangible assets to be less than US$5,000,001; provided, however, that the foregoing restriction will not apply if the NTA Requirement Amendment Proposal is approved by the shareholders. Moreover, according to the M&AA, no single shareholder of Keen Vision acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of KVAC Ordinary Shares may exercise this redemption right with respect to more than 15% of the Public Shares without prior consent of Keen Vision.

Q:	What is being voted on at the Extraordinary General Meeting?

A:	Below are the Proposals that the shareholders of Keen Vision are being asked to vote on:

●	The Reincorporation Merger Proposal to approve the Reincorporation Merger, the BVI Plan and Articles of Merger and the Plan of Merger in respect of the Reincorporation Merger;

●	The Acquisition Merger Proposal to approve the Acquisition Merger;

●	The Nasdaq Proposal to approve the issuance of up to an aggregate of 62,775,144 PubCo Ordinary Shares by PubCo in connection with the Business Combination;

●	The Governance Proposal to approve and adopt, on a non-binding advisory basis, certain differences in the governance provisions set forth in PubCo’s Amended and Restated Memorandum and Articles of Association to be adopted by PubCo upon the Reincorporation Merger Effective Time;

●	The Equity Incentive Plan Proposal to approve PubCo’s Equity Incentive Plan to be adopted by PubCo;

●	The Director Approval Proposal;

●	The NTA Requirement Amendment Proposal to remove the NTA Requirement; and

●	The Adjournment Proposal to approve the adjournment of the Extraordinary General Meeting in the event Keen Vision does not receive the requisite shareholder vote to approve the above Proposals.

Approval of each of the Proposals requires the affirmative vote of the holders of a majority of the issued and outstanding KVAC Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof; provided, however, that if holders of more than [*] KVAC Ordinary Shares exercise their redemption rights then the Business Combination may not be completed because Keen Vision’s net tangible assets will then be less than US$5,000,001. According to the M&AA, Keen Vision shall not repurchase Public Shares in an amount that would cause its net tangible assets to be less than US$5,000,001; provided, however, that the foregoing restriction will not apply if the NTA Requirement Amendment Proposal is approved by the shareholders. Pursuant to the Merger Agreement, there is no minimum cash requirement for the Trust Account in order to complete the Business Combination; however, the Minimum Cash Condition will apply. The Closing is conditioned upon, among other things, the Minimum Cash Condition, namely, Keen Vision having at least $40,000,000 in available liquidity immediately prior to the Business Combination, representing the sum of: (i) funds in the Trust Account (as defined in the Merger Agreement) following the exercise of all redemption rights by the shareholders of Keen Vision, plus (ii) cash available from any other sources, including, without limitation, (x) 50% of the cash proceeds of any equity and/or debt financing arrangement from investors introduced by Medera, and which investors have, prior to the date of the Merger Agreement, indicated investment commitments (with investment amounts) (in connection therewith, Medera shall provide Keen Vision with a list of such investors within 10 days after the date of the Merger Agreement); (y) 100% of the cash proceeds of any equity financing provided by any investor not on such commitment list; and (z) revenues reasonably expected to be received by Medera during the 12-month period following the Closing Date from any binding licensing agreements arising out of, relating to or resulting from Medera’s technology or clinical asset platforms. Therefore, even if the Business Combination Proposal is approved, the Business Combination will not close if Keen Vision does not have sufficient cash remaining to meet the Minimum Cash Condition.

As of the record date, 4,416,075 shares held by the Initial Shareholders, including the Sponsor and all of the officers and directors of Keen Vision to the extent they hold KVAC Ordinary Shares, or approximately 22.8% of the outstanding KVAC Ordinary Shares, would be voted in favor of each of the Proposals.

Q:	Are any of the proposals conditioned on one another?

A:	Yes, the Reincorporation Merger Proposal and the Acquisition Merger Proposal are dependent upon each other. The Nasdaq Proposal, the Governance Proposal, the Equity Incentive Plan Proposal and the Director Approval Proposal are dependent on the Reincorporation Merger Proposal and the Acquisition Merger Proposal. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, Keen Vision will not consummate the Business Combination. If Keen Vision does not consummate the Business Combination and fails to complete an initial business combination by October 27, 2024, or April 27, 2025 (21 months after the consummation of the IPO, if the time period is extended, as described herein), Keen Vision will be required to dissolve and liquidate. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Q:	Do any of the directors or officers of Keen Vision have interests that may conflict with my interests with respect to the Business Combination?

A:

Directors and officers of Keen Vision may have interests in the Business Combination that are different from your interests as a shareholder. One of the controllers of the Sponsor is a director of Keen Vision, Mr. Kenneth K.C. Wong (“Mr. Kenneth Wong”). In September 2021, an aggregate of 3,737,500 insider shares were issued to our Sponsor for an aggregate contribution of $25,000. Simultaneously with the closing of the IPO, Keen Vision consummated the private placement (the “Private Placement”) with the Sponsor of 678,575 KVAC Units (the “Private Unit(s)”), generating total proceeds of $6,785,750. The following table sets forth information regarding directors and officers of Keen Vision and the Sponsor’s beneficial interests in securities of Keen Vision as at [  ], 2024:

Shareholder(1)	Number of KVAC Ordinary Shares	Number of KVAC Units
The Sponsor (2)	4,276,075	678,575
WONG, Kenneth Ka Chun(2)	45,000	0
DAVIDKHANIAN, Alex	32,500	0
DING, Peter	22,500	0
CHU, William	20,000	0
YU, Albert Cheung-Hoi	20,000	0
All directors and executive officers (five (5) individuals) as a group	4,416,075	678,575

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals or entities is c/o Keen Vision Acquisition Corporation, 37 Greenbriar Drive, Summit, NJ 07901, USA.
(2)	The Sponsor is the record holder of the insider shares reported herein. It is controlled by Mr. Kenneth Wong (one of the directors of Keen Vision) and Mr. Jason Wong, its managers. By virtue of this relationship, Mr. Kenneth Wong (alongside Mr. Jason Wong) may be deemed to share beneficial ownership of the securities held of record by our sponsor.

Each of the following individuals (directors, officers or other affiliates of Keen Vision) has an economic interest in the insider shares currently held by the Sponsor. The economic interest (or deemed economic interest) of these individuals in these 4,416,075 shares retained by the Sponsor is shown below:

Name of Person	KVAC Shares
WONG, Kenneth Ka Chun	3,465,860
DAVIDKHANIAN, Alex	32,500
DING, Peter	22,500
CHU, William	20,000
YU, Albert Cheung-Hoi	20,000
WONG, Jason Kon Man	855,215

On December 31, 2022, Keen Vision issued an unsecured promissory note to the Sponsor, pursuant to which Keen Vision may borrow up to an aggregate principal amount of $500,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of consummation of the IPO or the date on which Keen Vision determine not to conduct the IPO. As of December 31, 2023, December 31, 2022 and 2021, the Sponsor had loaned Keen Vision an aggregate of $0, $173,573 and $117,497, respectively, to be used to pay formation expenses and a portion of the expenses of the IPO. The loan is payable without interest on the date on which Keen Vision consummated the IPO. Keen Vision repaid this loan from the proceeds of the IPO not being placed in the Trust Account.

As of June 30, 2024, there were $10,000 out-of-pocket unpaid reimbursable expenses for which the Initial Shareholders, including the Sponsor and its affiliates, are awaiting reimbursement.

If Keen Vision does not consummate an initial business combination by October 27, 2024, or April 27, 2025 (21 months after the consummation of the IPO, if the time period is extended, as described herein), it will be required to dissolve and liquidate and the securities held by the Initial Shareholders will be worthless because the Initial Shareholders have agreed to waive their rights to any liquidation distributions. The 140,000 and 4,276,075 PubCo Ordinary Shares into which the 140,000 and 4,276,075 KVAC Ordinary Shares held by the directors of Keen Vision and the Sponsor (including the KVAC Ordinary Shares included in the KVAC Units), respectively, will automatically convert in connection with the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[  ] million and $[  ] million respectively, based upon the closing price of $[  ] per share on Nasdaq on [  ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus. The [  ] PubCo Warrants into which the [  ] KVAC Warrants held by the Sponsor will automatically convert in connection with the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[  ] million, based upon the closing price of $[  ] per warrant on Nasdaq on [  ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus. As a result of the interests of the Sponsor and the directors and officers of Keen Vision in securities of Keen Vision, the Sponsor and the directors and officers of Keen Vision have an incentive to complete an initial business combination and may have a conflict of interest in the transaction, including without limitation, in determining whether a particular business is an appropriate business with which to effect the initial business combination of Keen Vision.

Moreover, prior to the IPO, Keen Vision issued an aggregate of 3,737,500 Insider Shares to the Initial Shareholders for an aggregate purchase price of $25,000. As of the date of this prospectus, the Initial Shareholders hold an aggregate of 3,737,500 Insider Shares the purchase price of which was $25,000, or approximately $0.007 per share. As a result, Sponsor and the directors and officers of Keen Vision will have rates of return on their respective investments which differ from the rate of return of shareholders of Keen Vision who purchased KVAC Ordinary Shares at various other prices, including KVAC Ordinary Shares included in KVAC Units that were sold at $10.00 per unit in the IPO. Upon the consummation of the Business Combination, among other things, each of the then issued and outstanding KVAC Ordinary Shares will convert automatically, on a one-for-one basis, into one PubCo Ordinary Share. In the event the share price of PubCo Ordinary Shares falls below the price paid by a shareholder of Keen Vision at the time of purchase of the KVAC Ordinary Shares by such shareholder, a situation may arise in which the Sponsor or a director of Keen Vision maintains a positive rate of return on its/ his/her KVAC Ordinary Shares while such shareholder of Keen Vision experiences a negative rate of return on the shares such shareholder of Keen Vision purchased. The securities currently owned by the Initial Shareholders will have a significantly higher value at the time of the Business Combination than at the time of purchase. For purpose of illustration, given that as of the date hereof, the Initial Shareholders collectively hold 4,416,075 KVAC Ordinary Shares, including 3,737,500 Insider Shares and 678,575 shares included in the Private Units, based on an estimated market price of $[       ] per PubCo Ordinary Share (i.e. being the KVAC Ordinary Shares closing price on [  ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus) immediately after Closing, the aggregate value of PubCo Ordinary Shares owned by the Initial Shareholders would be $[  ] and the Initial Shareholders would have a potential aggregate profit of $[  ], representing a profit of $[  ] per PubCo Ordinary Share, whereas other public shareholders of Keen Vision would only have a profit of $[  ] per PubCo Ordinary Share.

As a result of the interests of the Initial Shareholders in securities of Keen Vision, the Initial Shareholders will benefit from the completion of the Business Combination and therefore may be incentivized to complete the Business Combination even if it is with a less favorable target company or on terms less favorable to shareholders of Keen Vision, rather than liquidate. They may have a conflict of interest in the transaction, including without limitation, in determining whether a particular business is an appropriate business with which to effect the initial business combination of Keen Vision.

The exercise of discretion of directors’ and officers’ of Keen Vision in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in best interests of the shareholders of Keen Vision.

Q:	What is the Merger Consideration and what will Medera Shareholders receive in return for the Business Combination?

A:	At the Effective Time, among other things, by virtue of the Acquisition Merger and without any action on the part of Keen Vision, NewCo, Merger Sub or Medera, each Medera Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Medera Ordinary Shares held in treasury and Company Dissenting Shares (as defined in the Merger Agreement)) shall be canceled and automatically converted into the right to receive, without interest, the applicable number of PubCo Ordinary Shares for such number of Medera Ordinary Shares as specified in the Merger Agreement (the “Per Share Merger Consideration”). After the Effective Time, each Medera Shareholder will cease to have any rights with respect to Medera Ordinary Shares, except the right to receive the Merger Consideration.

Q:	When and where is the Extraordinary General Meeting?

A:	The Extraordinary General Meeting will take place at [ ] on [ ], 2024, and virtually in a virtual meeting format using the following dial-in information. Shareholders are encouraged to attend the Extraordinary General Meeting virtually:

US Toll Free	[ ]

International Toll	[ ]

Participant Passcode	[ ]

This proxy statement includes instructions on how to access the virtual Extraordinary General Meeting and how to listen and vote from home or any remote location with Internet connectivity.

Q:	Who may vote at the Extraordinary General Meeting?

A:	Only holders of record of KVAC Ordinary Shares as of the close of business on [ ], 2024 (the record date) may vote at the Extraordinary General Meeting. As of October [ ], 2024, there were 19,366,075 KVAC Ordinary Shares outstanding and entitled to vote. Please see the section titled “The Extraordinary General Meeting of Shareholders of Keen Vision — Record Date; Who is Entitled to Vote” for further information.

Q:	What is the quorum requirement for the Extraordinary General Meeting?

A:	Shareholders representing not less than 50% of the votes of the issued and outstanding shares as of the record date and entitled to vote at the Extraordinary General Meeting must be present in person (including by virtual presence) or represented by proxy in order to hold the Extraordinary General Meeting and conduct business. This is called a quorum. KVAC Ordinary Shares will be counted for purposes of determining if there is a quorum if the shareholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, the Extraordinary General Meeting will be adjourned to the same time and place seven days hence, or to such other time and place as the directors may determine provided that at the adjourned meeting Shareholders representing not less than one-third of the votes of the issued and outstanding shares shall constitute a quorum. As of the date of this proxy statement/prospectus, the Initial Shareholders own 22.8% of the issued and outstanding KVAC Ordinary Shares. The Initial Shareholders have agreed to vote any KVAC Ordinary Shares owned by them in favor of the Reincorporation Merger Proposal and the Acquisition Merger Proposal and, accordingly, their shares will be counted towards the quorum.

Q:	What vote is required to approve the Proposals?

A:	Approval of each of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding KVAC Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof. Since each of the Proposals require the affirmative vote of a majority of the KVAC Ordinary Shares present and entitled to vote at the Extraordinary General Meeting or any adjournment thereof, attending the Extraordinary General Meeting either in person (including by virtual presence) or by proxy and abstaining from voting will have no effect on the Proposals and failing to instruct your bank, brokerage firm or nominee to attend and vote your shares will have no effect on any of the Proposals. As of the date of this proxy statement/prospectus, the Initial Shareholders own 22.8% of the issued and outstanding KVAC Ordinary Shares. The Initial Shareholders have agreed to vote any KVAC Ordinary Shares owned by them in favor of the Reincorporation Merger Proposal and the Acquisition Merger Proposal and, accordingly, we would need only [5,266,963], or 35.2%, of the 14,950,000 Public Shares to be voted in favor of the Reincorporation Merger Proposal and the Acquisition Merger Proposal in order to have them approved (assuming that only a quorum was present at the meeting).

Q:	How will the Initial Shareholders vote?

A:	The Initial Shareholders, who as of the record date, owned 4,416,075 KVAC Ordinary Shares, or approximately 22.8% of the issued and outstanding KVAC Ordinary Shares, have agreed to vote their respective shares acquired by them prior to the IPO in favor of the Reincorporation Merger Proposal, Acquisition Merger Proposal and other related proposals. The Initial Shareholders have also agreed that they will vote any shares they purchase in the open market in or after the IPO in favor of each of the Proposals.

Q:	What do I need to do now?

A:	We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and consider how the Business Combination will affect you as a shareholder of Keen Vision. You should vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	Do I need to attend the Extraordinary General Meeting to vote my shares?

A:	No. You are invited to attend the Extraordinary General Meeting to vote on the Proposals described in this proxy statement/prospectus. However, you do not need to attend the Extraordinary General Meeting to vote your KVAC Ordinary Shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card in the pre-addressed postage paid envelope. Your vote is important. Keen Vision encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:	Am I required to vote against the Reincorporation Merger and the Acquisition Merger Proposal in order to have my KVAC Ordinary Shares redeemed?

A:	No. You are not required to vote against the Reincorporation Merger Proposal and the Acquisition Merger Proposal in order to have the right to demand that Keen Vision redeem your KVAC Ordinary Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (including interest earned on your pro rata portion of the Trust Account, net of taxes payable) before payment of deferred underwriting commissions. You will be entitled to redeem your KVAC Ordinary Shares for cash in connection with this vote whether or not you vote or abstain to vote on the Reincorporation Merger Proposal and the Acquisition Merger Proposal so long as you elect to redeem your public shares for a pro rata portion of the funds available in the Trust Account in connection with the Business Combination. These redemption rights in respect of the KVAC Ordinary Shares are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of KVAC Ordinary Shares electing to exercise their redemption rights will not be entitled to receive such payments and their KVAC Ordinary Shares will be returned to them. According to the underwriting agreement in relation to the IPO, 2% of the gross proceeds from the sale of the KVAC Units to the underwriters in the IPO, or approximately $2,990,000, have been deposited in and held in the Trust Account. Payment of such deferred underwriting commissions to the underwriters is conditional upon successful consummation of a business combination by Keen Vision, subject to the terms of the said underwriting agreement. See “Underwriting Agreement.”

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time on [ ], 2024 (two business days before the Extraordinary General Meeting), that Keen Vision redeem your shares for cash, and (ii) submit your request in writing to the transfer agent of Keen Vision, at the address listed at the end of this section and deliver your shares to the transfer agent of Keen Vision (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system) at least two business days prior to the vote at the Extraordinary General Meeting.

Any corrected or changed written demand of redemption rights must be received by the transfer agent of Keen Vision two business days prior to the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the Extraordinary General Meeting.

Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against, or abstain from voting on, the Business Combination and whether or not they are holders of KVAC Ordinary Shares as of the record date. Any public shareholder who holds KVAC Ordinary Shares on or before [  ], 2024 (two business days before the Extraordinary General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company, LLC

1 State Street, 30th Floor

New York, NY 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Shareholders of Keen Vision holding both KVAC Ordinary Shares and KVAC Warrants may redeem their KVAC Ordinary Shares but retain the KVAC Warrants, which, if the Business Combination closes, will become PubCo Warrants. The cost of those retained warrants is borne by PubCo and non-redeeming shareholders. Assuming that 100% of the KVAC Public Shares held by shareholders of Keen Vision were to be redeemed, the [  ] retained outstanding KVAC Warrants, which will be automatically and irrevocably assigned to, and assumed by, PubCo following the Closing of the Business Combination, would have an aggregate value of $[  ] million, based on a price per KVAC Warrants of $[  ] on [  ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, on [  ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of KVAC Ordinary Shares closed at $[  ]. If PubCo Ordinary Shares are trading above the exercise price of $11.50 per warrant, the PubCo Warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable 30 days following the Closing of the Business Combination) and this in turn increases the risk to non-redeeming shareholders that the PubCo Warrants will be exercised, which would result in immediate dilution to the non-redeeming shareholders.

In addition, once the PubCo Warrants become exercisable, PubCo may redeem the outstanding PubCo Warrants at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, and if the last sales price of the PubCo Ordinary Shares equals or exceeds $16.50 per share for any 20 trading days within a 30 trading day period ending three business days before PubCo sends the notice of redemption. For context, as of the close of trading on [  ], 2024 (the most recent practicable date prior to the date of this proxy statement/prospectus), the trading price of KVAC Ordinary Shares on Nasdaq was $[  ], and the highest and lowest closing price of the KVAC Ordinary Shares during the prior three months was $[  ] and $[  ], respectively. Redemption of the outstanding PubCo Warrants could force holders (i) to exercise their PubCo Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell PubCo Warrants at the then-current market price when they might otherwise wish to hold PubCo Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding PubCo Warrants are called for redemption, is likely to be substantially less than the market value of the PubCo Warrants.

As of the date of this prospectus/proxy statement, KVAC has not entered into any agreement, arrangement, or understanding, including any payments, between the Sponsor and unaffiliated security holders of KVAC regarding the redemption of outstanding securities of KVAC.

Q:	How can I vote?

A:	If you were a holder of record of KVAC Ordinary Shares on [ ], 2024, the record date for the Extraordinary General Meeting, you may vote with respect to the Proposals in person (including by virtual presence) at the Extraordinary General Meeting, or by submitting a proxy by mail so that it is received prior to 10:00 a.m. Eastern Time on [ ], 2024, in accordance with the instructions provided to you under the section titled “The Extraordinary General Meeting.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide voting instructions (including any telephone or Internet voting instructions). You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person (including by virtual presence), obtain a proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:	No. Under Nasdaq rules, your broker, bank or nominee cannot vote your KVAC Ordinary Shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Keen Vision believes the Proposals are non-discretionary and, therefore, your broker, bank or nominee cannot vote your KVAC Ordinary Shares without your instruction. Broker non-votes will not be considered present for the purposes of establishing a quorum and will have no effect on the Proposals. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your KVAC Ordinary Shares; this indication that a bank, broker or nominee is not voting your KVAC Ordinary Shares is referred to as a “broker non-vote.” Your bank, broker or other nominee can vote your KVAC Ordinary Shares only if you provide instructions on how to vote. You should instruct your broker to vote your KVAC Ordinary Shares in accordance with directions you provide.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:	Keen Vision will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Extraordinary General Meeting of the shareholders of Keen Vision. For purposes of approval, an abstention on any Proposals, while considered present for the purpose of establishing a quorum are not treated as votes cast and will have no effect on any of the Proposals.

Q:	What happens if I sell my KVAC Ordinary Shares before the Extraordinary General Meeting?

A:	The record date for the Extraordinary General Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your KVAC Ordinary Shares after the record date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Extraordinary General Meeting. However, you would not be entitled to receive any PubCo Ordinary Shares following the consummation of the Business Combination because only shareholders of Keen Vision at the time of the consummation of the Business Combination will be entitled to receive PubCo Ordinary Shares in connection with the Business Combination.

Q:	Will I experience dilution as a result of the Business Combination?

A:	Prior to the Business Combination, the public shareholders of Keen Vision who hold shares issued in the IPO own approximately 77.2% of issued and outstanding shares of Keen Vision, and the Initial Shareholders own approximately 22.8% of issued and outstanding shares of Keen Vision. After giving effect (i) to the issuance of the Closing Payment Shares in the Acquisition Merger; (ii) to the issuance of up to 14,950,000 PubCo Ordinary Shares to the shareholders of Keen Vision in connection with the Reincorporation Merger (assuming there are no shareholders of Keen Vision who exercise their redemption rights); (iii) to the issuance of up to 4,416,075 PubCo Ordinary Shares to the Initial Shareholders; and (iv) assuming no exercise of the PubCo Warrants, current public shareholders of Keen Vision will own approximately 18.2% of the issued share capital of PubCo, and the Initial Shareholders will own approximately 5.4% of the issued share capital of PubCo.

The following table summarizes the pro forma ownership of PubCo Ordinary Shares upon Closing of the Business Combination, including Ordinary Shares underlying Units, and Ordinary Shares following the Business Combination under (i) a no redemption scenario, (ii) an interim redemption scenario, assuming 50% redemption, and (iii) a maximum redemption scenario:

	No Redemption Scenario(1)		Interim Redemption Scenario(2)		Max Redemption Scenario(3)
Equity Capitalization Summary	# of Shares	%	# of Shares	%	# of Shares	%
Medera Shareholders	62,775,144	76.4	62,775,144	84.1	62,775,144	93.4
KVAC Initial Public Shareholders	14,950,000	18.2	7,475,000	10.0	-	-
KVAC Initial Shareholders	4,416,075	5.4	4,416,075	5.9	4,416,075	6.6
Total Ordinary Shares	82,141,219	100.0	74,666,219	100.0	67,191,219	100.0

(1)	Under No Redemption Scenario, assumes redemptions of zero KVAC Ordinary Shares.
(2)	Under Interim Redemption Scenario, assumes a 50% redemption of 14,950,000 KVAC Ordinary Shares for aggregate redemption payments of $79.4 million using a per-share redemption price of $10.63.
(3)	Under Max Redemption Scenario, assumes a 100% redemption of 14,950,000 KVAC Ordinary Shares for aggregate redemption payments of $158.9 million using a per-share redemption price of $10.63.

Potential Impact of Additional Dilution

The table below shows the potential impact of additional dilution owing to shares underlying KVAC Public Warrants and Private Warrants:

	No Redemption Scenario(1)		Interim Redemption Scenario(2)		Max Redemption Scenario(3)
Equity Capitalization Summary	# of Shares	%	# of Shares	%	# of Shares	%
Medera Shareholders	62,775,144	64.2	62,775,144	69.5	62,775,144	75.8
KVAC Initial Public Shareholders (including shares underlying the Public Warrants)	29,900,000	30.6	22,425,000	24.9	14,950,000	18.1
KVAC Initial Shareholders (including shares underlying the Private Warrants)	5,094,650	5.2	5,094,650	5.6	5,094,650	6.1
Total Ordinary Shares	97,769,794	100.0	90,294,794	100.0	82,819,794	100.0

(1)	Under No Redemption Scenario, assumes redemptions of zero KVAC Ordinary Shares.
(2)	Under Interim Redemption Scenario, assumes a 50% redemption of 14,950,000 KVAC Ordinary Shares for aggregate redemption payments of $79.4 million using a per-share redemption price of $10.63.
(3)	Under Max Redemption Scenario, assumes a 100% redemption of 14,950,000 KVAC Ordinary Shares for aggregate redemption payments of $158.9 million using a per-share redemption price of $10.63.

Q:	Are Medera Shareholders required to approve the Acquisition Merger?

A:

Yes. Medera Shareholders’ approval of the Acquisition Merger, the Merger Agreement and the Plan of Merger in respect of the Acquisition Merger is required to consummate the Business Combination. It is a condition to the obligations of Keen Vision to consummate the Closing of the Business Combination that Medera shall have obtained authorization and approval of the Merger Agreement, the Acquisition Merger, the Plan of Merger in respect of the Acquisition Merger and all other transactions contemplated by the Merger Agreement by way of a special resolution of Medera Shareholders passed by the affirmative vote of Medera Shareholders holding at least two thirds (2/3) (on an as-converted basis) of the issued and outstanding shares of Medera who are present in person or by proxy at such meeting and voting thereon, or unanimously in writing.

Concurrently with the execution of the Merger Agreement, certain Medera Shareholders constituting a majority of the a Medera Ordinary Shares entered into a support agreement, pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the proposed Business Combination.

Q:	Is the consummation of the Business Combination subject to any conditions?

A:	Yes. The obligations of each of Keen Vision, Medera, Merger Sub and PubCo to consummate the Business Combination are subject to conditions, as more fully described in the section titled “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” in this proxy statement/prospectus.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the Extraordinary General Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Extraordinary General Meeting in person (including by virtual presence) and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Extraordinary General Meeting. If you hold your KVAC Ordinary Shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Individuals call toll-free: 1-877-870-8565

Brokers call: 1-206-870-8565

Email: ksmith@advantageproxy.com

Q:	Should I send in my stock certificates now?

A:	Yes. Shareholders of Keen Vision who intend to have their shares redeemed should send their certificates or tender their shares electronically no later than two business days before the Extraordinary General Meeting. Please see the section titled “The Extraordinary General Meeting of Shareholders of Keen Vision — Redemption Rights” for the procedures to be followed if you wish to redeem your ordinary shares for cash.

Q:	When is the Business Combination expected to occur?

A:	Assuming the requisite shareholder approvals are received, Keen Vision expects that the Business Combination will occur as soon as practicable following the Extraordinary General Meeting, but only after the registration of the BVI Plan and Articles of Merger with the British Virgin Islands Registrar of Corporate Affairs and the Plan of Merger by the Registrar of Companies of the Cayman Islands with respect to the Reincorporation Merger and the Acquisition Merger. However, if Keen Vision anticipates that it may not be able to consummate its initial business combination on or before October 27, 2024, Keen Vision may, but is not obligated to, further extend the period of time to consummate a business combination up to April 27, 2025 (21 months after consummation of the IPO). As disclosed in the prospectus of Keen Vision in relation to the IPO, Keen Vision originally had 9 months after the consummation of the IPO to consummate an initial business combination and may extend such period to a total of 21 months after the consummation of the IPO. On March 22, 2024, Keen Vision entered into the LOI with a business combination target. Pursuant to the prospectus of Keen Vision, Keen Vision is entitled to an automatic six-month extension to complete the Business Combination after the execution of the LOI and has 15 months from the closing of its IPO to do so.

Q:	Who will manage PubCo?

A:	Dr. Ronald Li, who currently serves as Chairman and Chief Executive Officer of Medera, Mr. Allen Ma, who currently serves as Deputy Chairman of Medera, will serve in those respective roles at PubCo following the consummation of the Business Combination. For more information on PubCo’s current and anticipated management, see the section titled “PubCo’s Directors and Executive Officers after the Business Combination” in this proxy statement/prospectus.

Q:	What happens if the Business Combination is not consummated?

A:	If the Business Combination is not consummated, Keen Vision may seek another suitable business combination. If Keen Vision does not consummate a business combination by October 27, 2024 (or further extended up to a total of 21 months from the closing of the IPO, as previously described), then pursuant to the M&AA, officers of Keen Vision must take all actions necessary to dissolve and liquidate Keen Vision as soon as reasonably practicable. Following dissolution, Keen Vision will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of KVAC Ordinary Shares who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each KVAC Ordinary Share would be paid at liquidation would be approximately $10.74 per share for shareholders based on amounts on deposit in the Trust Account as of October [ ], 2024. The closing price of KVAC Ordinary Shares on Nasdaq as of [ ], 2024 was $[ ].

The Sponsor and other Initial Shareholders have waived the right to any liquidation distribution with respect to any KVAC Ordinary Shares held by them.

Q:	What happens to the funds deposited in the Trust Account following the Business Combination?

A:	Following the closing of the Business Combination, holders of KVAC Ordinary Shares exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to PubCo and utilized to fund working capital needs of PubCo. As of October [ ], 2024, there was approximately $[ ] in the Trust Account. Keen Vision estimates that approximately $10.74 per outstanding share issued in the IPO will be paid to the public investors exercising their redemption rights. Any funds remaining in the Trust Account after such uses will be used for future working capital and other corporate purposes of the combined entity.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	In the event that a U.S. Holder (as defined below) elects to redeem its KVAC Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the KVAC Ordinary Shares under Section 302 of the Internal Revenue Code (the “Code”) or is treated as a distribution under Section 301 of the Code and whether Keen Vision would be characterized as a passive foreign investment company (“PFIC”). Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the KVAC Ordinary Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the KVAC Ordinary Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the KVAC Ordinary Shares redeemed exceeds one year.

Subject to the PFIC rules, long-term capital gains recognized by non-corporate U.S. Holders (as defined below) will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the KVAC Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. See the section titled “Material U.S. Federal Income Tax Considerations — Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights to U.S. Holders” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its KVAC Ordinary Shares for cash, including with respect to potential PFIC status of Keen Vision and certain tax implications thereof.

Additionally, because the Reincorporation Merger will occur prior to the redemption by U.S. Holders that exercise redemption rights with respect to KVAC Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(a) of the Code and the PFIC rules. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(a) of the Code and the PFIC rules, are discussed more fully below under “Material U.S. Federal Income Tax Consequences — Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights to U.S. Holders.” All holders of KVAC Ordinary Shares considering exercising their redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	Will holders of KVAC Ordinary Shares or KVAC Warrants be subject to U.S. federal income tax on the PubCo Ordinary Shares or PubCo Warrants received in the Reincorporation Merger?

A:	Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations,” including the application of the PFIC rules, the U.S. federal income tax consequences of the Reincorporation Merger to U.S. Holders of securities of Keen Vision will depend, in part, on whether the Reincorporation Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code.

The rules under Section 368 of the Code, however, are complex and qualification for such treatment could be adversely affected by events or actions that occur following the Business Combination that are out of control of Keen Vision.

Moreover, Section 367(a) of the Code may apply to the Reincorporation Merger if PubCo transfers the assets it acquires from Keen Vision pursuant to the Reincorporation Merger to certain subsidiary corporations in connection with the Business Combination. Section 367(a) of the Code, and the applicable Treasury regulations promulgated thereunder, would only apply to U.S. Holders who would be treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the Business Combination (a “5 Percent Holder”) who do not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8 (“GRA”), and would cause the Reincorporation Merger to result in gain recognition (but not loss) by such 5 Percent Holders. The requirements under Section 367(a) of the Code are not discussed herein. There are significant factual and legal uncertainties concerning the determination of whether these requirements will be satisfied and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations.

If the Reincorporation Merger does not qualify as a “reorganization”, then a U.S. Holder that exchanges its KVAC Ordinary Shares or KVAC Warrants for the consideration under the Reincorporation Merger will recognize gain or loss equal to the difference between (i) the fair market value of the PubCo Ordinary Shares and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the KVAC Ordinary Shares and KVAC Warrants exchanged. For a more detailed discussion of certain U.S. federal income tax consequences of the Reincorporation Merger, see the section titled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders” in this proxy statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of U.S. federal, state, local and foreign income and other tax laws) of the Reincorporation Merger.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact proxy solicitor of Keen Vision at:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Individuals call toll-free: 1-877-870-8565

Brokers call: 1-206-870-8565

Email: ksmith@advantageproxy.com

You may also obtain additional information about Keen Vision from documents filed with the SEC by following the instructions in the section titled “Where You Can Find Additional Information.”

DELIVERY OF DOCUMENTS TO SHAREHOLDERS OF KEEN VISION

Pursuant to the rules of the SEC, Keen Vision and vendors that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus, unless Keen Vision has received contrary instructions from one or more of such shareholders. Upon written or oral request, Keen Vision will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request that Keen Vision deliver single copies of this proxy statement/prospectus in the future. Shareholders may notify Keen Vision of their requests by contacting the proxy solicitor as follows:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Individuals call toll-free: 1-877-870-8565

Brokers call: 1-206-870-8565

Email: ksmith@advantageproxy.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached as Annex A and PubCo’s Amended and Restated Memorandum and Articles of Association attached as Annex B and the Equity Incentive Plan attached as Annex C. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by shareholders of Keen Vision.

The Parties to the Business Combination

Keen Vision Acquisition Corporation

Keen Vision, a business company incorporated under the laws of the BVI with limited liability (company number: 2066579) on June 18, 2021, was incorporated as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business”. Subject to the limitations that a target business have a fair market value of at least 80% of the balance in the Trust Account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination, management of Keen Vision have virtually unrestricted flexibility in identifying and selecting a prospective target business. Keen Vision has not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. In evaluating a prospective target business, management of Keen Vision may consider a variety of factors, including one or more of the following:

●	financial condition and results of operation;

●	growth potential;

●	experience and skill of management and availability of additional personnel;

●	capital requirements;

●	competitive position;

●	barriers to entry;

●	stage of development of its products, processes or services;

●	degree of current or potential market acceptance of the products, processes or services;

●	proprietary features and degree of intellectual property or other protection for its products, processes or services;

●	regulatory environment of the industry; and

●	costs associated with effecting the business combination.

Keen Vision believes such factors are important in evaluating prospective target businesses, regardless of the location or industry in which such target business operates. However, this list is not intended to be exhaustive. Keen Vision may decide to enter into a business combination with a target business that does not meet these criteria and guidelines.

Any evaluation relating to the merits of a particular business combination is based, to the extent relevant, on the above factors as well as other considerations deemed relevant by management of Keen Vision in effecting a business combination consistent with business objective of Keen Vision. In evaluating a prospective target business, Keen Vision conducts an extensive due diligence review which encompasses, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which is made available to Keen Vision.

On June 18, 2021, Keen Vision issued 1,000 ordinary shares to Central Group Limited, a company beneficially owned by Mr. Jason Wong. On September 8, 2021, Keen Vision’s name was changed to Keen Vision Acquisition Corporation. On September 30, 2021, Central Group Limited transferred the 1,000 ordinary shares to the Sponsor. Any liabilities, debts, commitments and/or obligations relating to the period prior to the acquisition of Keen Vision by the Sponsor has been undertaken and shall be borne by Mr. Jason Wong.

On December 31, 2022, Keen Vision issued an unsecured promissory note to the Sponsor, pursuant to which Keen Vision may borrow up to an aggregate principal amount of $500,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of consummation of the IPO or the date on which Keen Vision determine not to conduct the IPO. As of December 31, 2023 and December 31, 2022, the Sponsor had loaned Keen Vision an aggregate of $243,872 and $173,573, respectively, to be used to pay formation expenses and a portion of the expenses of the IPO. The loan is payable without interest on the date on which Keen Vision consummated the IPO. Keen Vision repaid this loan from the proceeds of the IPO not being placed in the Trust Account.

Keen Vision granted the underwriters a 45-day option to purchase up to 1,950,000 additional Units to cover over-allotments. On July 25, 2023, the underwriters fully exercised the over-allotment option. On July 27, 2023, Keen Vision consummated its IPO of 14,950,000 Units, which includes the full exercise of the over-allotment option granted to the underwriters. Each KVAC Unit consists of one KVAC Ordinary Share and one redeemable KVAC Warrant. The Units were sold at an offering price of $10.00 per KVAC Unit, generating gross proceeds of $149,500,000. Simultaneously with the closing of the IPO, Keen Vision consummated the Private Placement with the Sponsor of 678,575 Private Units, generating total proceeds of $6,785,750. As of July 27, 2023, a total of $151,368,750 of the net proceeds from the IPO and the Private Placement were deposited in the Trust Account established for the benefit of Keen Vision’s public shareholders and can be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act and that invest only in direct U.S. government treasury obligations. These funds will not be released until the earlier of the completion of the initial business combination and the liquidation due to Keen Vision’s failure to complete a business combination within the Combination Period (as defined herein).

As of June 30, 2024, Keen Vision had approximately $261,354 of unused net proceeds that were not deposited into the Trust Account to pay future general and administrative expenses. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of October [ ], 2024, there was $[ ] held in the Trust Account.

The Private Units are identical to the KVAC Units sold in the IPO except with respect to certain registration rights and transfer restrictions. Additionally, because the Private Units were issued in a private transaction, the Sponsor and its permitted transferees are allowed to exercise the private warrants for cash even if a registration statement covering the KVAC Ordinary Shares issuable upon exercise of such warrants is not effective and receive unregistered ordinary shares. Furthermore, the Sponsor has agreed (A) to vote the KVAC Ordinary Shares underlying the Private Units, or “private shares,” in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to the M&AA that would stop its public shareholders from converting or selling their shares to us in connection with a business combination or affect the substance or timing of obligation of Keen Vision to redeem 100% of its Public Shares if it does not complete a business combination within 9 months after the IPO (or up to 21 months if it extends the period of time to consummate a business combination, as described in more detail herein) from the closing of the IPO unless it provides public shareholders with the opportunity to redeem their Public Shares from the Trust Account in connection with any such vote, (C) not to convert any private shares for cash from the Trust Account in connection with a shareholder’s vote to approve proposed initial business combination of Keen Vision or a vote to amend the provisions of the M&AA relating to shareholders’ rights or pre-business combination activity and (D) that the private shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. The Sponsor has also agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to the same permitted transferees of the Insider Shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the insider shares must agree to, each as described above) until the completion of the initial business combination of Keen Vision. If Keen Vision does not complete a business combination within the Combination Period (as defined herein), the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.

If KVAC Units or KVAC Ordinary Shares are purchased by any of our directors, officers or Initial Shareholders, they will be entitled to funds from the Trust Account to the same extent as any public shareholder upon our liquidation but will not have redemption rights related thereto.

In accordance with the M&AA, the amounts held in the Trust Account may only be used by Keen Vision upon the consummation of a business combination, except that there can be released to Keen Vision, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations and up to US$50,000 of such interest may also be released from the Trust Account to pay any liquidation expenses of Keen Vision if applicable. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and liquidation of Keen Vision. As disclosed in the prospectus of Keen Vision in relation to the IPO, Keen Vision must liquidate unless a business combination is consummated by expiry of 9 months from the consummation of the IPO and may extend the period to a total of 21 months after the consummation of the IPO. On March 22, 2024, Keen Vision entered into the LOI with a business combination target, Medera. Pursuant to the prospectus of Keen Vision, Keen Vision is entitled to an automatic six-month extension to complete the Business Combination after the execution of the LOI and has 15 months from the closing of its IPO to do so.

KVAC Units, KVAC Ordinary Shares AND KVAC Warrants are each quoted on Nasdaq, under the symbols “KVACU”, “KVAC”, and “KVACW”, respectively. Each KVAC Unit consists of one ordinary share and one redeemable warrant. Each redeemable warrant entitles the holder thereof to purchase one ordinary share 30 days after the consummation of the Business Combination at a price of $11.50 per full share. KVAC Units commenced trading on Nasdaq on July 25, 2023. Keen Vision’s ordinary shares and public warrants underlying the units sold in the IPO commenced trading separately on July 25, 2023 on Nasdaq.

Medera Inc.

Medera is a clinical-stage biopharmaceutical company focused on targeting difficult-to-treat and currently incurable diseases by developing a range of next-generation therapeutics. Medera operates through two arms, namely: (1) pre-clinical disease modeling and drug discovery under Medera’s “Novoheart” brand, which includes its bioengineered human “mini-Heart” technology platform (for human disease modeling, drug discovery and target validation) and related state-of-the-art technologies (such as in-house developed automation hardware and software) for preclinical screening; and (2) clinical development of novel therapies under Medera’s “Sardocor” brand, which aspires to create the shortest regulatory path to clinic for advancing next-generation gene therapies (by leveraging the above Novoheart platform), in particular, for cardiovascular diseases.

Medera has been granted Investigational New Drug clearances from the US Food and Drug Administration for three ongoing adeno-associated virus, or AAV-based cardiac gene therapy clinical trials, which address both common diseases (being SRD-001 for heart failure with reduced ejection fraction, or HFrEF and SRD-002 for heart failure with preserved ejection fraction, or HFpEF), and rare diseases (being SRD-003 for Duchenne muscular dystrophy-associated cardiomyopathy, or DMD-CM). These three trials utilise Medera’s proprietary intracoronary delivery methodology, which is a minimally invasive out-patient procedure that allows the delivery of the optimal and least amount of drug product (up to 100 times less viral titers compared to conventional intravenous, or IV methods for systemically administering gene therapy), with the potential to substantially improve drug specificity and safety, while reducing costs. All three of Medera’s lead candidates are currently in Phase 1/2a.

Upon completion of the Business Combination, Medera plans to: (1) advance its lead candidates to provide life-saving, safe, cost-effective and disease-modifying therapeutics that treat cardiovascular diseases; (2) advance its pipeline of disease-modifying and potentially life-saving gene therapies that are designed to address both rare and more prevalent patient populations; (3) leverage its proprietary bioengineered human “mini-Heart” for disease modeling and therapeutic discovery; and (4) become a fully integrated next-generation gene therapy biopharmaceutical company with discovery, development and commercial capabilities.

Medera generates some revenue from its “mini-Heart” technology platform, but has not yet commercialized any of its clinical product candidates, has a history of losses, and may never achieve or maintain profitability. Various factors may cause differences between Medera’s plans and expectations and its results, including: the risk that the Business Combination may not be completed in a timely manner or at all; the failure to satisfy the conditions to Closing; the effect of the announcement or pendency of the Business Combination on Medera’s business relationships, operating results, and business; changes in the markets in which Medera competes, including with respect to its competitive landscape, technology evolution, and regulation; changes in general economic conditions; risks related to Medera’s limited operating history; uncertainties inherent in the execution, cost, and completion of preclinical studies and clinical trials; risks related to regulatory review and approval and commercial development; risks associated with intellectual property protection; and the other factors discussed in the section entitled “Risk Factors” in this proxy statement/prospectus.

Medera is an exempted company incorporated under the laws of the Cayman Islands with limited liability on August 18, 2020.

PubCo

PubCo (or “NewCo” when referring to PubCo before the Business Combination) is an exempted company incorporated under the laws of the Cayman Islands with limited liability on August 28, 2024, for the purpose of effecting the Business Combination and to serve as the publicly traded parent company of Medera following the Business Combination.

Merger Sub

Merger Sub is an exempted company under the laws of the Cayman Islands with limited liability on July 10, 2024, as a wholly owned subsidiary of PubCo for the purpose of effecting the Business Combination and to serve as the vehicle for, and be subsumed by, Medera pursuant to the Acquisition Merger.

The Business Combination and the Merger Agreement

The Merger Agreement was entered into by and between Keen Vision and Medera on September 3, 2024. NewCo and Merger Sub executed a joinder agreement (the “Joinder Agreement”) with Keen Vision and Medera dated September 16, 2024, pursuant to which NewCo and Merger Sub agreed to be bound by the terms of the Merger Agreement.

Pursuant to the terms of the Merger Agreement, the Business Combination will be completed through a two-step process consisting of the Reincorporation Merger and the Acquisition Merger.

The Reincorporation Merger

Immediately prior to the Acquisition Merger, Keen Vision will reincorporate to the Cayman Islands by merging with and into NewCo, an exempted company and wholly-owned subsidiary of Keen Vision, by way of the Reincorporation Merger. The separate corporate existence of Keen Vision will cease and PubCo will continue as the surviving corporation. In connection with the Reincorporation Merger, all outstanding KVAC Units will separate into their individual components of KVAC Ordinary Shares and KVAC Warrants, and the KVAC Units will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of the shareholders of Keen Vision shall be exchanged as follows:

(i)	Each KVAC Ordinary Share issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares and dissenting KVAC Ordinary Shares), will automatically be cancelled and cease to exist and for each such KVAC Ordinary Share, PubCo shall issue to each shareholder of Keen Vision (other than shareholders of Keen Vision who exercise their redemption rights in connection with the Business Combination and any shareholders of Keen Vision who exercise their dissenter’s rights under BVI law) one validly issued PubCo Ordinary Share, which shall be fully paid; and

(ii)	Each whole KVAC Warrant issued and outstanding immediately prior to effective time of the Reincorporation Merger will convert into a PubCo Warrant to purchase one PubCo Ordinary Share. The PubCo Warrants will have substantially the same terms and conditions as set forth in the KVAC Warrants.

The Acquisition Merger

Promptly after the Reincorporation Merger, Merger Sub will be merged with and into Medera, resulting in Medera being a wholly owned subsidiary of PubCo.

The aggregate consideration for the Acquisition Merger is $622,560,000, subject to certain adjustments as described in the Merger Agreement, payable in the form of newly issued PubCo Ordinary Shares valued at $10.00 per share to Medera and its shareholders. At the closing of the Acquisition Merger, the issued and outstanding shares in Medera held by the former Medera shareholders immediately prior to effective time of the Acquisition Merger will be cancelled and cease to exist (other than any Company Dissenting Shares as defined in the Merger Agreement), in exchange for the issuance of the Closing Payment Shares (as defined below). [  ] PubCo Ordinary Shares will be reserved and authorized for issuance under the Equity Incentive Plan upon closing. At the closing of the Acquisition Merger, the one fully paid share in Merger Sub held by PubCo will become one fully paid share in the surviving corporation, so that Medera will become a wholly owned subsidiary of PubCo.

For more information about the Business Combination, please see the sections titled “Proposal No. 1: — The Reincorporation Merger Proposal” and “Proposal No. 2: — The Acquisition Merger Proposal.” A copy of the Merger Agreement, the BVI Plan and Articles of Merger and the Plan of Merger is attached to this proxy statement/prospectus as Annex A, Annex D and Annex E, respectively.

Post-Business Combination Structure and Impact on the Public Float

The following chart illustrates the corporate structure of PubCo and its subsidiaries post-business combination.

The ownership percentages do not take into account of the shareholder structure of PubCo, as the ownership percentage retained by our public shareholders following the business combination will be different depending on the redemption rights exercised by the public shareholders. For more information, please see “Unaudited Pro Forma Condensed Combined Financial Information - Basis of Pro Forma Presentation.”

The following table summarizes the pro forma ownership of PubCo Ordinary Shares upon Closing of the Business Combination, including Ordinary Shares underlying Units, and Ordinary Shares following the Business Combination under (i) a no redemption scenario, (ii) an interim redemption scenario, assuming 50% redemption, and (iii) a maximum redemption scenario:

	No Redemption Scenario(1)		Interim Redemption Scenario(2)		Max Redemption Scenario(3)
Equity Capitalization Summary	# of Shares	%	# of Shares	%	# of Shares	%
Medera Shareholders	62,775,144	76.4	62,775,144	84.1	62,775,144	93.4
KVAC Initial Public Shareholders	14,950,000	18.2	7,475,000	10.0	-	-
KVAC Initial Shareholders	4,416,075	5.4	4,416,075	5.9	4,416,075	6.6
Total Ordinary Shares	82,141,219	100.0	74,666,219	100.0	67,191,219	100.0

(1)	Under No Redemption Scenario, assumes redemptions of zero KVAC Ordinary Shares.
(2)	Under Interim Redemption Scenario, assumes a 50% redemption of 14,950,000 KVAC Ordinary Shares for aggregate redemption payments of $79.4 million using a per-share redemption price of $10.63.
(3)	Under Max Redemption Scenario, assumes a 100% redemption of 14,950,000 KVAC Ordinary Shares for aggregate redemption payments of $158.9 million using a per-share redemption price of $10.63.

Potential Impact of Additional Dilution

The table below shows the potential impact of additional dilution owing to shares underlying KVAC Public Warrants and Private Warrants:

	No Redemption Scenario(1)		Interim Redemption Scenario(2)		Max Redemption Scenario(3)
Equity Capitalization Summary	# of Shares	%	# of Shares	%	# of Shares	%
Medera Shareholders	62,775,144	64.2	62,775,144	69.5	62,775,144	75.8
KVAC Initial Public Shareholders (including shares underlying the Public Warrants)	29,900,000	30.6	22,425,000	24.9	14,950,000	18.1
KVAC Initial Shareholders (including shares underlying the Private Warrants)	5,094,650	5.2	5,094,650	5.6	5,094,650	6.1
Total Ordinary Shares	97,769,794	100.0	90,294,794	100.0	82,819,794	100.0

(1)	Under No Redemption Scenario, assumes redemptions of zero KVAC Ordinary Shares.
(2)	Under Interim Redemption Scenario, assumes a 50% redemption of 14,950,000 KVAC Ordinary Shares for aggregate redemption payments of $79.4 million using a per-share redemption price of $10.63.
(3)	Under Max Redemption Scenario, assumes a 100% redemption of 14,950,000 KVAC Ordinary Shares for aggregate redemption payments of $158.9 million using a per-share redemption price of $10.63.

Dilution

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	No Additional Redemptions		50% Redemptions		Maximum Redemptions
Initial offering price per share		$10.00		$10.00		$10.00
Net Tangible Book Value at June 30, 2024	$		$		$
Total number of basis shares
Net tangible book value per share	$		$		$
Dilution to Keen Vision Public Shareholders	$		$		$

Net Tangible Book Value at June 30, 2024, including exercise of Keen Vision Public Warrants(5)	$		$		$
Total number of basis shares, including exercise of Keen Vision Public Warrants(5)
Net Tangible Book Value per share, including exercise of Keen Vision Public Warrants	$		$		$
Dilution (Accretion) to SPAC Public Shareholders, including future sources of dilution	$		$		$

Management and Board of Directors Following the Business Combination

Effective as of the closing of the Business Combination, the board of directors of PubCo will consist of six members, three of whom shall be independent directors under Nasdaq rules. Medera shall have the right, but not the obligation, to designate, or cause to be designated, six directors to serve as a director of PubCo. See section titled “PubCo’s Directors and Executive Officers after the Business Combination” for additional information.

Additional Agreements Executed at the Signing of the Merger Agreement

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, certain holders of KVAC Ordinary Shares entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the proposed Business Combination.

The foregoing description of the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreement, a copy of which was filed as Exhibit 10.2 to the Current Report of Keen Vision on Form 8-K, filed with the SEC on September 5, 2024 and is incorporated herein by reference.

Company Support Agreement

In connection with the execution of the Merger Agreement, certain Medera Shareholders entered into a support agreement (the “Company Support Agreement”), pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the proposed Business Combination.

The foregoing description of the Company Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreement, a copy of which was filed as Exhibit 10.1 to the Current Report of Keen Vision on Form 8-K, filed with the SEC on September 5, 2024 and is incorporated herein by reference.

Additional Agreements to be Executed at Closing

Lock-Up Agreements

Upon the Closing, certain shareholders of Keen Vision and shareholders of Medera (“Holders”) will execute lock-up agreements (the “Lock-up Agreements”). Pursuant to the Lock-Up Agreements, these Holders will, subject to certain customary exceptions, agree not to (i) sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, PubCo Ordinary Shares held by them (the “Lock-Up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any of these transactions are to be settled by delivery of any such Lock-Up Shares, in cash or otherwise, or (iv) publicly disclose any intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined in the Exchange Act) with respect to any security of PubCo, until the date that is nine (9) months after the date of the Closing Date (the “Lock-Up Period”), subject to the following:

(i)	with respect to the 100% of the Lock-Up Shares of each Holder (the “100% Tranche”), the Lock-Up Period will be as follows:

●	for 15% of the 100% Tranche, the Lock-Up Period will be three (3) months after the date of Closing Date;

●	for 35% of the 100% Tranche, the Lock-Up Period will be six (6) months after the date of Closing Date; and

●	for 50% of the 100% Tranche, the Lock-Up Period will be nine (9) months after the date of Closing Date.

(ii)	however, if at any time subsequent to the date of the Lock-up Agreement, the share price of the PubCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period, then the Lock-Up Period shall be deemed to have expired (the “Early Release”) as of such date with respect to 25% of the Lock-up Shares of each Holder (the “25% Tranche”). Therefore, in the event that the Early Release is being triggered, with respect to the remaining percentage of the Lock-Up Shares of each Holder, the Lock-Up Period will be as follows:

●	for 15% of the 100% Tranche, the Lock-Up Period will be three (3) months after the date of Closing;

●	for 35% of the 100% Tranche, the Lock-Up Period will be six (6) months after the date of Closing; and

●	for the remaining of the 100% Tranche, the Lock-Up Period will be nine (9) months after the date of Closing.

Name of Person	Number of Shares Totally Subject to Three (3) Months Lock-up Period after Closing	Number of Shares Subject to Six (6) Months Lock- up Period after Closing	Number of Shares Subject to Nine (9) Months Lock-up Period after Closing	Number of Shares that are subject to Early Release
WONG, Kenneth Ka Chun	519,879	1,213,051.00	1,732,930	866,465
DAVIDKHANIAN, Alex	4,875	11,375.00	16,250	8,125
DING, Peter	3,375	7,875.00	11,250	5,625
CHU, William	3,000	7,000.00	10,000	5,000
YU, Albert Cheung-Hoi	3,000	7,000.00	10,000	5,000

Registration Rights Agreement

At the closing of the Business Combination, PubCo will enter into a registration rights agreement (the “Registration Rights Agreement”) with certain existing shareholders of Keen Vision and with the shareholders of Medera with respect to certain shares, units, private units (and the private shares and private warrants) to the extent they own at the closing. The Registration Rights Agreement will provide certain demand registration rights and piggyback registration rights to the shareholders, subject to underwriter cutbacks and issuer blackout periods. PubCo will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreement, a form of which was filed as Exhibit 10.3 to the Current Report of Keen Vision on Form 8-K, filed with the SEC on September 5, 2024, and is incorporated herein by reference.

Redemption Rights

Pursuant to the M&AA, public shareholders of Keen Vision may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of [  ], 2024, this would have amounted to approximately $[  ] per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)	(x) hold public KVAC Ordinary Shares or (y) hold public KVAC Ordinary Shares through KVAC Units and you elect to separate your KVAC Units into the underlying public KVAC Ordinary Shares and public KVAC Warrants prior to exercising your redemption rights with respect to the public KVAC Ordinary Shares; and

(ii)	prior to 5:00 p.m., Eastern Time, on [ ], 2024, (a) submit a written request to the transfer agent that Keen Vision redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

Holders of outstanding KVAC Units must separate the underlying KVAC Ordinary Shares and KVAC Warrants prior to exercising redemption rights with respect to the KVAC Ordinary Shares. If KVAC Units are registered in a holder’s own name, the holder must deliver the certificate for its KVAC Units to the transfer agent with written instructions to separate the KVAC Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the KVAC Ordinary Shares from the KVAC Units.

If a broker, dealer, commercial bank, trust company or other nominee holds KVAC Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s KVAC Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of KVAC Units to be separated and the nominee holding such KVAC Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant KVAC Units and a deposit of an equal number of KVAC Ordinary Shares and KVAC Warrants. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the KVAC Ordinary Shares from the KVAC Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their KVAC Ordinary Shares to be separated in a timely manner, they will likely not be able to exercise their redemption rights.

Any request for redemption, once made, may be withdrawn at any time up to two business days immediately preceding the Extraordinary General Meeting. Furthermore, if a shareholder delivered his or her certificate for redemption and subsequently decided prior to the date immediately preceding the Extraordinary General Meeting not to elect redemption, such shareholder may simply request that the transfer agent return the certificate (physically or electronically).

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or hers or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the KVAC Ordinary Shares.

If a holder exercises his or her redemption rights, then such holder will be exchanging its Public Shares for cash and will no longer own shares of the post-Business Combination company. Such a holder will be entitled to receive cash for his or her Public Shares only by properly demanding redemption and delivering such shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Please see the section titled “The Extraordinary General Meeting of Shareholders of Keen Vision — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public shareholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, Keen Vision will promptly return the share certificates to the public shareholder.

Shareholders of Keen Vision holding both KVAC Ordinary Shares and KVAC Warrants may redeem their KVAC Ordinary Shares but retain the KVAC Warrants, which, if the Business Combination closes, will become PubCo Warrants. The cost of those retained warrants is borne by PubCo and the non-redeeming shareholders. Assuming that 100% of the KV Public Shares held by shareholders of Keen Vision were to be redeemed, the [  ] retained outstanding KVAC Warrants, which will be automatically and irrevocably assigned to, and assumed by, PubCo following the Closing of the Business Combination, would have an aggregate value of $[  ] million, based on a price per KVAC Warrants of $[  ] on [  ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, on [  ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of KVAC Ordinary Shares closed at $[  ]. If PubCo Ordinary Shares are trading above the exercise price of $11.50 per warrant, the PubCo Warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable 30 days following the Closing of the Business Combination) and this in turn increases the risk to non-redeeming shareholders that the PubCo Warrants will be exercised, which would result in immediate dilution to the non-redeeming shareholders.

In addition, once the PubCo Warrants become exercisable, PubCo may redeem the outstanding PubCo Warrants at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, and if the last sales price of the PubCo Ordinary Shares equals or exceeds $16.50 per share for any 20 trading days within a 30 trading day period ending three business days before PubCo sends the notice of redemption. For context, as of the close of trading on [ ], 2024 (the most recent practicable date prior to the date of this proxy statement/prospectus), the trading price of KVAC Ordinary Shares on Nasdaq was $[ ], and the highest and lowest closing price of the KVAC Ordinary Shares during the prior three months was $[ ] and $[ ], respectively. Redemption of the outstanding PubCo Warrants could force holders (i) to exercise their PubCo Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell PubCo Warrants at the then-current market price when they might otherwise wish to hold PubCo Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding PubCo Warrants are called for redemption, is likely to be substantially less than the market value of the PubCo Warrants.

PIPE Investment

In connection with the transactions contemplated by the Merger Agreement, it is expected that KVAC will use commercially reasonable efforts to enter into subscription agreements, in the form and substance as reasonably agreed upon by KVAC and the Medera (the “Subscription Agreements”), with certain investors providing for aggregate investments in KVAC Ordinary Shares in a private placement on or prior to the Closing, at $10.00 per KVAC Ordinary Share (the “PIPE Investment”). KVAC Shareholders who do not exercise their redemption rights will experience dilution as a consequence of the issuance of KVAC Ordinary Shares as consideration in the Private Placement, including:

●	their proportionate ownership interest in PubCo will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding ordinary shares will be diminished; or

●	the market price of PubCo Ordinary Shares may decline.

The Proposals

At the Extraordinary General Meeting, the shareholders of Keen Vision will be asked to vote on the following:

●	the Reincorporation Merger Proposal;

●	the Acquisition Merger Proposal;

●	the Nasdaq Proposal;

●	the Governance Proposal;

●	the Equity Incentive Plan Proposal

●	the Director Approval Proposal;

●	the NTA Requirement Amendment; and

●	the Adjournment Proposal.

Please see the sections titled “The Extraordinary General Meeting of Shareholders of Keen Vision” on page 113 for more information on the foregoing Proposals.

Voting Securities, Record Date

As of [  ], 2024, there were [  ] KVAC Ordinary Shares issued and outstanding. shareholders of Keen Vision who hold KVAC Ordinary Shares of record as of the close of business on [  ], 2024 are entitled to vote at the Extraordinary General Meeting or any adjournment of the Extraordinary General Meeting. Approval of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding KVAC Ordinary Shares present and entitled to vote at the Extraordinary General Meeting.

As of [  ], 2024, the Initial Shareholders collectively owned and were entitled to vote [ ] KVAC Ordinary Shares, or approximately [  ] of the outstanding shares of Keen Vision. With respect to the Business Combination, the Initial Shareholders who own approximately [  ]% of the outstanding shares of Keen Vision as of the record date, have agreed to vote their KVAC Ordinary Shares in favor of the Reincorporation Merger Proposal and the Acquisition Merger Proposal, and intend to vote for the other Proposals although there is no agreement in place with respect to voting on the other Proposals.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Keen Vision will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Medera expecting to have a majority of the voting power of the post-combination company, Medera designating all members of the Board of Directors of the post-combination company, Medera’s senior management comprising all of the senior management of the post-combination company, the relative size of Medera compared to Keen Vision, and Medera operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Medera issuing stock for the net assets of Keen Vision, accompanied by a recapitalization. The net assets of Keen Vision will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Medera.

Foreign Private Issuer

PubCo will be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, PubCo’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, PubCo will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Implications of Being a Controlled Company

After the consummation of the Business Combination, certain shareholders of Medera (the “Controlling Shareholders”), who beneficially will own [  ] PubCo Ordinary Shares, will be able to exercise approximately 55.4% of the total voting power of the PubCo’s issued and outstanding share capital (no redemption scenario). Upon the consummation of the Business Combination, because the Controlling Shareholders will hold more than 50% of our voting power for the election of directors, PubCo will be a “controlled company” as defined under the Nasdaq Listing Rules. Therefore, PubCo will qualify as a “controlled company” under the Corporate Governance Rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of its directors be independent, as defined in the Corporate Governance Rules of the Nasdaq and the requirement that the compensation committee and nominating and corporate governance committee of PubCo consist entirely of independent directors. It is currently anticipated that, upon consummation of the Business Combination, only three out of six directors of the PubCo Board will be independent.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenues for the last fiscal year, PubCo qualifies as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, PubCo will be able to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of its internal control over financial reporting. Under the JOBS Act, PubCo also does not need to comply with any new or revised financial accounting standards until the date that private companies are required to do so.

PubCo will remain an emerging growth company until the earliest of (1) the last day of its fiscal year during which it has total annual gross revenues of at least US$1.235 billion; (2) the last day of its fiscal year following the fifth anniversary of the closing of the Business Combination; (3) the date on which PubCo has, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (4) the date on which PubCo is deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if PubCo has been a public company for at least 12 months and the market value of its Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter. Once PubCo ceases to be an emerging growth company, it will not be entitled to the exemptions provided in the JOBS Act discussed above.

Regulatory Approvals

The Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by the Merger Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, or any regulatory requirements or approvals under the laws of the Cayman Islands, except for the registration by the Registrar of Companies in the Cayman Islands of the Plan of Merger (and other ancillary documents required under the Companies Act) in respect of both the Reincorporation Merger and the Acquisition Merger.

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by SPAC to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor	In September 2021, an aggregate of 3,737,500 insider shares were issued to the Sponsor for an aggregate purchase price of $25,000. As of the date hereof, 3,597,500 insider shares are beneficially owned by the Sponsor. Keen Vision has agreed to pay Sponsor or one of its affiliates a total of up to $10,000 per month for certain general and administrative services, including office space, administrative and support services.	KVAC has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of June 30, 2024, there were $10,000 out-of-pocket unpaid reimbursable expenses for which the Initial Shareholders, including the Sponsor and its affiliates, are awaiting reimbursement.

	Upon the consummation of the Business Combination, among other things, each of the then issued and outstanding KVAC Ordinary Shares will convert automatically, on a one-for-one basis, into one PubCo Ordinary Share. In the event the share price of PubCo Ordinary Shares falls below the price paid by a shareholder of Keen Vision at the time of purchase of the KVAC Ordinary Shares by such shareholder, a situation may arise in which the Sponsor or a director of Keen Vision maintains a positive rate of return on its/ his/her KVAC Ordinary Shares while such shareholder of Keen Vision experiences a negative rate of return on the shares such shareholder of Keen Vision purchased. The securities currently owned by the Initial Shareholders will have a significantly higher value at the time of the Business Combination than at the time of purchase. For purpose of illustration, given that as of the date of this prospectus, the Initial Shareholders collectively hold 4,416,075 KVAC Ordinary Shares, including 3,737,500 Insider Shares and 678,575 shares included in the Private Units, based on an estimated market price of $[ ] per PubCo Ordinary Share (i.e. being KVAC Ordinary Share’s closing price on [ ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus) immediately after Closing, the aggregate value of PubCo Ordinary Shares owned by the Initial Shareholders would be $[ ] and the Initial Shareholders would have a potential aggregate profit of $[ ], representing a profit of $[ ] per PubCo Ordinary Share, whereas other public shareholders of Keen Vision would only have a profit of $[ ] per PubCo Ordinary Share;	KVAC has agreed to pay the affiliate of the Sponsor $10,000 per month for these services commencing on the closing date of the IPO for 15 months (or up to 21 months including Automatic Extension Period). As of June 30, 2024 and December 31, 2023, the unpaid services fee was $10,000 and $10,000, respectively. For the six months ended June 30, 2024, the Company incurred $60,000 in fees for these services, respectively.

The retention of shares by Sponsor and the reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming public shareholders of Keen Vision. See “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Reincorporation Merger Proposal, the Acquisition Merger Proposal and the other related Proposals, you should keep in mind that the directors and officers of Keen Vision have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including the following:

●	On September 3, 2024, contemporaneously with the execution of the Merger Agreement, the Sponsor and the Initial Shareholder entered into the Sponsor Support Agreement, pursuant to which, among other things, such shareholders agree not to transfer or redeem any of their respective KVAC Ordinary Shares in connection with the Business Combination. Keen Vision did not provide any separate consideration to them for such forfeiture of redemption rights;

●	The Sponsor and directors and officers of Keen Vision have waived their rights to redeem their KVAC Ordinary Shares (including shares underlying KVAC Units), or to receive distributions with respect to these shares upon the liquidation of the Trust Account if Keen Vision is unable to consummate a business combination. Accordingly, the KVAC Ordinary Shares, as well as the KVAC Units purchased by the Sponsor and officers and directors of Keen Vision, will be worthless if Keen Vision does not consummate a business combination;

●	If the proposed Business Combination is not completed by October 27, 2024, or April 27, 2025 (21 months after the consummation of the IPO, if the time period is further extended, as described herein), Keen Vision will be required to liquidate. In such event, the 3,737,500 KVAC Ordinary Shares held by the Initial Shareholders, which were acquired prior to the IPO for an aggregate purchase price of $25,000, or approximately $0.007 per share, will be worthless. Such shares had an aggregate market value of approximately $[ ] based on the closing price of KVAC Ordinary Share of $[ ] on Nasdaq as of [ ], 2024;

●	If the proposed Business Combination is not completed by October 27, 2024, or April 27, 2025 (21 months after the consummation of the IPO, if the time period is further extended, as described herein), the 678,575 Private Units purchased by the Sponsor for a total purchase price of $6,785,750, will be worthless. Such Private Units had an aggregate market value of approximately $[ ] based on the closing price of KVAC Units of $[ ] on Nasdaq as of [ ], 2024;

●

Prior to the IPO, Keen Vision issued an aggregate of 3,737,500 ordinary shares to the Initial Shareholders for an aggregate purchase price of $25,000. As of the date of this prospectus, the Initial Shareholders hold an aggregate of 3,737,500 Insider Shares the purchase price of which was approximately $0.007 per share. As a result, the Initial Shareholders will have rates of return on their respective investments which differ from the rate of return of shareholders of Keen Vision who purchased KVAC Ordinary Shares at various other prices, including KVAC Ordinary Shares included in KVAC Units that were sold at $10.00 per unit in the IPO. Upon the consummation of the Business Combination, among other things, each of the then issued and outstanding KVAC Ordinary Shares will convert automatically, on a one-for-one basis, into one PubCo Ordinary Share. In the event the share price of PubCo Ordinary Shares falls below the price paid by a shareholder of Keen Vision at the time of purchase of the KVAC Ordinary Shares by such shareholder, a situation may arise in which the Sponsor or a director of Keen Vision maintains a positive rate of return on its/ his/her KVAC Ordinary Shares while such shareholder of Keen Vision experiences a negative rate of return on the shares such shareholder of Keen Vision purchased. The securities currently owned by the Initial Shareholders will have a significantly higher value at the time of the Business Combination than at the time of purchase. For purpose of illustration, given that as of the date of this prospectus, the Initial Shareholders collectively hold 4,416,075 KVAC Ordinary Shares, including 3,737,500 Insider Shares and 678,575 shares included in the Private Units, based on an estimated market price of $[  ] per PubCo Ordinary Share (i.e. being KVAC Ordinary Share’s closing price on [  ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus) immediately after Closing, the aggregate value of PubCo Ordinary Shares owned by the Initial Shareholders would be $[  ] and the Initial Shareholders would have a potential aggregate profit of $[  ], representing a profit of $[  ] per PubCo Ordinary Share, whereas other public shareholders of Keen Vision would only have a profit of $[  ] per PubCo Ordinary Share;

●	As of [ ], 2024, there were no out-of-pocket unpaid reimbursable expenses for which the Initial Shareholders, including the Sponsor and its affiliates, are awaiting reimbursement.

●	As a result of the interests of the Initial Shareholders in securities of Keen Vision, the Initial Shareholders will benefit from the completion of the Business Combination and therefore may be incentivized to complete the Business Combination even if it is with a less favorable target company or on terms less favorable to shareholders of Keen Vision, rather than liquidate. They may have a conflict of interest in the transaction, including without limitation, in determining whether a particular business is an appropriate business with which to effect the initial business combination of Keen Vision; and

●	The exercise of Keen Vision’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

Recommendations of the Board to the Shareholders of Keen Vision

After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that Business Combination and the transactions contemplated thereby are fair to and in the best interests of Keen Vision and its shareholders. In reaching its decision with respect to the Reincorporation Merger and the Acquisition Merger, the Board reviewed various industry and financial data and the due diligence and evaluation materials provided by Medera. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that the shareholders of Keen Vision vote:

●	FOR the Reincorporation Merger Proposal;

●	FOR the Acquisition Merger Proposal;

●	FOR the Nasdaq Proposal;

●	FOR the Governance Proposal;

●	FOR the Equity Incentive Plan Proposal;

●	FOR the Director Approval Proposal;

●	FOR the NTA Requirement Amendment Proposal; and

●	FOR the Adjournment Proposal.

Summary of Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Extraordinary General Meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 36 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) Keen Vision’s ability to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of PubCo following consummation of the Business Combination. These risks include (among others) the following:

Risks Related to Medera

●	Risks related to Medera’s financial position, capital needs and limited operating history, such as significant losses, possibility to never achieve or maintain profitability, substantial doubt about Medera’s ability to continue as a going concern, and need for additional funding (which may cause further dilution).

●	Risks related to the discovery, development, manufacturing and commercialization of Medera’s product candidates, such as having not yet completed any clinical trials or commercialized any clinical products, mechanisms of action of its product candidates are unproven, gene therapy is novel with a complex, lengthy and uncertain regulatory approval process and possibility of failing to demonstrate safety and efficacy in its product candidates.

●	Risks related to the manufacturing of Medera’s product candidates, such as significant regulation manufacturing issues given the complex and novel nature of gene therapy, and dependency on third-parties.

●	Risks related to the commercialization of Medera’s product candidates, such as uncertainty as to whether commercialization will be successful, level of market acceptance, significant competition, and sufficiency of third-party coverage or otherwise willingness of patients and payors to pay.

●	Risks related to Medera’s dependence on third parties, such as for CROs to conduct clinical trials, and collaboration partners for development and commercialization.

●	Risks related to intellectual property, such as ability to protect its intellectual property (in particular patents for its product candidates), and potential intellectual property litigation.

●	Risks related to legal and regulatory compliance matters, such as ability to comply with the complex applicable regulatory landscape, and obtaining and maintaining regulatory approval for product candidates.

●	Risks related to employee matters and managing growth, such as dependency on existing management, and difficulties relating to future strategies and growth plans.

Risks Related to Keen Vision and the Business Combination

●	requirement to liquidate the Trust Account if Keen Vision cannot consummate an initial business combination by October 27, 2024, or April 27, 2025 (21 months of the consummation of the IPO, if extended);

●	a substantial majority of our public shareholders may redeem their Public Shares;

●	redemption of Public Shares may not put a shareholder in a better economic position;

●	the requirement to tender shares in order to seek redemption;

●	third party claims could reduce the proceeds held in the Trust Account;

●	distributions to shareholders of Keen Vision could be viewed as an unlawful payment;

●	Keen Vision’s due diligence investigation of Medera may not be adequate;

●	risks and uncertainties in not going through a traditional underwritten initial public offering;

●	Initial Shareholders will vote in favor of the Proposals, regardless of how public shareholders vote;

●	possibility of expensive shareholder litigation and regulatory inquiries;

●	Initial Shareholders may have a conflict of interest since they will not participate in liquidation distribution;

●	Initial Shareholders may receive a positive return on their investments even if public shareholders experience a negative return;

●	Sponsor, executive officers, directors and certain affiliates may have interests that are different from, or in addition to, your interests as a shareholder;

●	redeeming shareholders must comply with specific requirements;

●	redeeming shareholders may be unable to sell their shares if the Business Combination is not consummated;

●	exercise of existing registration rights could adversely affect the market price of Keen Vision’s securities;

●	Keen Vision did not obtain a fairness opinion from an unaffiliated third party;

●	Business Combination’s benefits may not meet the expectations of financial or industry analysts;

●	costs incurred in connection with the Business Combination will reduce the cash available;

●	pro forma financial information may not be indicative of actual financial condition or results of operations;

●	termination of the Merger Agreement could negatively impact Keen Vision;

●	potential waiver of some conditions to the Business Combination without shareholder approval;

●	having a minority share position may reduce your influence on the management of PubCo;

●	any purchases of Public Shares by Keen Vision’s affiliates will increase the likelihood of approval of the Proposals and may affect the market price of Keen Vision’s securities;

Risks Related to PubCo’s Securities

●	no public market for PubCo’s shares and uncertainty in the development of an active trading market for PubCo’s shares;

●	price volatility of PubCo’s shares;

●	sale or availability for sale of substantial amounts of PubCo’s shares;

●	potential dilution for existing shareholders upon PubCo’s issuance of additional shares;

●	potential treatment of PubCo as a passive foreign investment company;

●	PubCo’s Amended and Restated Memorandum and Articles of Association and Cayman Islands law may have the effect of discouraging lawsuits against PubCo’s directors and officers;

●	anti-takeover provisions contained in PubCo’s Amended and Restated Memorandum and Articles of Association, as well as provisions of Cayman Islands law, could impair a takeover attempt;

●	exemptions from requirements applicable to other public companies due to PubCo’s status as an emerging growth company;

●	difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions against PubCo or its management named in the proxy statement/prospectus based on foreign laws;

●	significant redemptions could cause the PubCo Ordinary Shares to become less liquid;

●	ability to meet the initial listing requirements to be listed on Nasdaq or maintain the listing of its securities on Nasdaq in the future; and

●	exemptions from certain corporate governance requirement under the Corporate Governance Rules of Nasdaq due to PubCo’s status as a “controlled company.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF KEEN VISION

Keen Vision is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. Keen Vision’s balance sheet data as of June 30, 2024 and the statement of operations data for the six months ended June 30, 2024 are derived from Keen Vision’s unaudited financial statements included elsewhere in this registration statement. Keen Vision’s balance sheet data as of December 31, 2023 and 2022 and the statement of operations data for the year ended December 31, 2023 and 2022 are derived from Keen Vision’s audited financial statements included elsewhere in this registration statement.

Keen Vision’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with Keen Vision’s financial statements and the accompanying notes included elsewhere in this proxy statement, the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Keen Vision” and other financial information contained elsewhere in this proxy statement.

	June 30, 2024 (Unaudited)	December 31, 2023 (Audited)	December 31, 2022 (Audited)
Balance Sheet Data:
Total assets	$159,211,490	$155,688,933	$194,807
Total liabilities	$3,007,000	$3,004,000	$173,573
Ordinary shares subject to possible redemption	$158,876,635	$158,876,636	$-
Total Shareholders’ Equity (Deficit)	$(2,672,145)	$(2,138,385)	$21,234

	Six months ended June 30, 2024 (Unaudited)	Six months ended June 30, 2023 (Unaudited)	Year ended December 31, 2023 (Audited)	Year ended December 31, 2022 (Audited)
Income Statement Data:
Operating costs	$(533,783)	(4,878)	$(478,676)	$(697)
Interest income and dividend income earned in investments held in Trust Account	$5,574,511	1	$1,933,434	$4
Net income (loss)	$5,040,728	(4,877)	$1,454,758	$(693)
Basic and diluted net income per share, subject to possible redemption	0.35	-	$0.25	$-
Basic and diluted net income (loss) per share, attributable to Keen Vision	(0.03)	(0.00)	$(0.05)	$(0.00)
Weighted average shares outstanding, basic and diluted, subject to possible redemption	14,950,000	-	6,430,548	-
Weighted average shares outstanding, basic and diluted, attributable to Keen Vision	4,416,075	3,250,000	4,029,380	3,250,000

	Six months ended June 30, 2024 (Unaudited)	Six months ended June 30, 2023 (Unaudited)	Year ended December 31, 2023 (Audited)	Year ended December 31, 2022 (Audited)
Statements of Cash Flow Data:
Cash flows used in operating activities	(370,399)	(2,704)	$(705,903)	$(3,291)
Cash flows used in investing activities	-	-	$(151,368,750)	$-
Cash flows provided by (used in) financing activities	-	(70,341)	$152,628,697	$56,076
Net change in cash	(370,399)	(73,045)	$554,044	$52,785
Cash at beginning of year/period	631,753	77,709	$77,709	$24,924
Cash at end of year/period	261,354	4,664	$631,753	$77,709

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF MEDERA

Medera is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. Medera’s balance sheet data as of June 30, 2024 and the statement of operations data for the six months ended June 30, 2024 are derived from Medera’s unaudited interim condensed consolidated financial statements included elsewhere in this registration statement. Medera’s balance sheet data as of December 31, 2023 and 2022 and the statement of operations data for the year ended December 31, 2023 and 2022 are derived from Medera's audited consolidated financial statements included elsewhere in this registration statement.

Medera’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with Medera’s financial statements and the accompanying notes included elsewhere in this proxy statement, the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Medera” and other financial information contained elsewhere in this proxy statement.

	Six Months Ended		Year Ended
	June 30,		December 31,
	2024	2023	2023	2022
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Statements of Operations Data:
Revenue	$10,775	$300,275	$445,249	$32,072
Cost of goods sold	3,230	89,496	121,500	450
Gross profit	7,545	210,779	323,749	31,622

Operating expenses
General and administrative expenses	1,990,379	1,085,805	2,694,870	3,055,958
Research and development	2,846,286	3,977,111	8,382,176	10,799,533
Total operating expenses	4,836,665	5,062,916	11,077,046	13,855,491
Loss from operations	(4,829,120)	(4,852,137)	(10,753,297)	(13,823,869)

Other income (expenses)
Interest expense	(288,617)	(397,052)	(976,106)	(513,505)
Gain (loss) on foreign exchange	566	(1,077)	(111,885)	(4,000)
Gain on settlement of accounts payable obligations	829,625	-	-	-
Other income (expense)	17,847	(10,262)	(75,195)	340
Total other income (expense), net	559,421	(408,391)	(1,163,186)	(517,165)

Loss before income taxes	(4,269,699)	(5,260,528)	(11,916,483)	(14,341,034)
Net loss	$(4,269,699)	$(5,260,528)	$(11,916,483)	$(14,341,034)

Net loss attributable to non-controlling interest	(78,421)	(140,640)	(285,329)	(348,141)
Net loss attributable to Medera Inc.	$(4,191,278)	$(5,119,888)	$(11,631,154)	$(13,992,893)

Net loss per common share attributable to Medera Inc. stockholders
Basic and diluted net loss per common share	$(3.76)	$(5.12)	$(11.60)	$(13.99)
Basic and diluted weighted average number of common shares outstanding	1,114,270	1,000,000	1,002,662	1,000,000

	June 30,	December 31,
	2024	2023	2022
	(Unaudited)	(Audited)	(Audited)
Balance Sheet Data:
Cash	$1,207,544	$415,473	$1,512,268
Total assets	3,093,798	1,844,336	2,636,850
Total liabilities	10,105,452	13,600,479	25,000,801
Additional paid in capital	31,543,202	22,526,455	-
Accumulated deficit	(37,618,731)	(33,427,453)	(21,796,299)
Total stockholders' deficit	(7,011,654)	(11,756,143)	(22,363,951)

COMPARATIVE PER SHARE INFORMATION

The following comparative historical and unaudited pro forma per share financial information presented below sets forth historical comparative share information for Medera and Keen Vision as well as unaudited pro forma combined share information after giving effect to the Transactions described in “Unaudited Pro Forma Condensed Combined Financial Information”.

The unaudited pro forma per share financial information reflects the Transactions as if it occurred on June 30, 2024. The weighted average shares outstanding and pro forma net loss per share information reflects the Transactions as if it occurred on January 1, 2023. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information, as well as the historical financial statements of Medera and Keen Vision, and related notes thereto included elsewhere in this proxy statement/prospectus, the Merger Agreement, as well as the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Keen Vision” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Medera.” The unaudited pro forma combined loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor loss per share for any future date or period.

The unaudited pro forma per share financial information is for illustrative purposes only, and is based on the scenarios described below, which may be different from the actual amount of redemptions in connection with the Business Combination.

The unaudited pro forma per share financial information contained herein assumes that the public shareholders approve the Business Combination. Keen Vision cannot predict how many of its public shareholders will exercise their right to redeem their public shares for cash. Therefore, the following tables present unaudited pro forma per share financial information after giving effect to the Business Combination presented under two scenarios:

●	Assuming No Redemptions (Scenario 1): This presentation assumes that no public shareholders of Keen Vision exercise their right to have their shares of KVAC Ordinary Shares subject to possible redemption converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

●	Assuming Full Redemptions (Scenario 2): This presentation assumes that public shareholders of Keen Vision holding 14,950,000 shares of KVAC Ordinary Shares subject to possible redemption will exercise their redemption rights for their pro rata share of the funds in the Trust Account based on an assumed redemption price of $10.63 per share that is calculated using approximately $158.9 million cash in the Trust Account as of June 30, 2024 divided by 14,950,000 KVAC Ordinary Shares subject to possible redemption. This scenario gives effect to KVAC Ordinary Shares redemptions for an aggregate redemption payment of $158.9 million using the assumed $10.63 per share redemption price. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the full redemptions.

	Six Months Ended June 30, 2024
	Keen Vision	Medera	Pro Forma Combined (No Redemptions)(1)	Pro Forma Combined (Full Redemptions)(1)
	(in thousands, except share and per share data)

Net loss attributable to ordinary shareholders (2)	$(122)	$(4,190)	$(4,512)	$(4,512)
Shareholders' equity (deficit) (3)	$(2,673)	$(7,012)	$158,883	$2,996
Shares subject to redemption	14,950,000	-	-	-
Ending shares	4,416,075	1,118,398	82,141,219	67,191,219
Ending shares (including shares subject to redemption)	19,366,075	1,118,398	82,141,219	67,191,219
Weighted average ordinary shares outstanding - basic and diluted	4,416,075	1,114,270	82,141,219	67,191,219
Book value (deficit) per share (4)	$(0.14)	$(6.27)	$1.93	$0.04
Net loss per ordinary share - basic and diluted (5)	$(0.03)	$(3.76)	$(0.05)	$(0.07)
Cash dividends per share	NA	NA	NA	NA

	Year Ended December 31, 2023
	Keen Vision	Medera	Pro Forma Combined (No Redemptions)(1)	Pro Forma Combined (Full Redemptions)(1)
	(in thousands, except share and per share data)

Net loss attributable to ordinary shareholders (2)	$(184)	$(11,632)	$(13,375)	$(10,385)
Shares subject to redemption	14,950,000	-	-	-
Ending shares	4,416,075	1,088,344	82,141,219	67,191,219
Ending shares (including shares subject to redemption)	19,366,075	1,088,344	82,141,219	67,191,219
Weighted average ordinary shares outstanding - basic and diluted	4,029,380	1,002,662	82,141,219	67,191,219
Net loss per ordinary share - basic and diluted (5)	$(0.05)	$(11.60)	$(0.16)	$(0.15)
Cash dividends per share	NA	NA	NA	NA

(1)	Refer to Unaudited Pro Forma Condensed Combined Financial Information beginning on page 224.

(2)	Calculated based on net loss attributable to non-redeeming shareholders.

(3)	Shareholders’ equity (deficit) includes capital amounts subject to possible redemption.

(4)	Calculated based on total shareholders’ equity including shares subject to possible redemption.

(5)	Calculated based on weighted-average shares outstanding, excluding shares subject to possible redemption.

SECURITIES AND DIVIDENDS

Keen Vision’s units, ordinary shares, warrants and rights are each quoted on the Nasdaq, under the symbols “KVACU”, “KVAC”, and “KVACW”, respectively. Each Unit consists of one ordinary share and one warrant entitling its holder to purchase one ordinary share at a price of $11.50 per whole share commencing 30 days after the consummation of the Business Combination. The units commenced trading on Nasdaq on July 25, 2023. Keen Vision’s ordinary shares and public warrants underlying the units sold in the IPO commenced trading separately on July 25, 2024 on a voluntary basis on Nasdaq.

Keen Vision has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon PubCo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the PubCo board of directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Medera’s securities are not currently publicly traded. We are applying to list the PubCo Ordinary Shares and PubCo Warrants on Nasdaq in connection with the Business Combination.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. These risks could have a material adverse effect on the business, financial conditioning and results of operations of PubCo, and could adversely affect the trading price of PubCo’s securities following the business combination. The value of your investment in PubCo following consummation of the Business Combination will be subject to the significant risks affecting PubCo and Medera. In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the headings “Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Medera,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Keen Vision” and the consolidated financial statements and related notes contained herein, you should carefully consider the following risk factors in deciding how to vote on the Proposals presented in this proxy statement/prospectus and before making a decision to invest in PubCo’s securities. The risks associated with Medera, Keen Vision, the Business Combination and PubCo have been generally organized according to these categories discussed below, and many of these risks may have ramifications in more than one category. These categories, therefore, should be viewed as a starting point for understanding the significant risks relating to Medera, Keen Vision, the Business Combination and PubCo, and not as a limitation on the potential impact of the matters discussed. The business, results of operations, financial condition and prospects of Medera and PubCo could also be harmed by risks and uncertainties that are not presently known to them or that they currently believe are not material. If any of the risks actually occur, the business, results of operations, financial condition and prospects of Medera and PubCo could be materially and adversely affected. Unless otherwise indicated, references to business being harmed in these risk factors include harm to business, reputation, brand, financial condition, results of operations and prospects.

Unless the context otherwise requires, references to the “Company”, “we”, “us” and “our” in this section generally refer to Medera or, from and after the Business Combination, PubCo.

Risks related to Medera’s financial position, capital needs and limited operating history

We have incurred significant losses since our inception. We expect to incur losses for the foreseeable future and may never achieve or maintain profitability.

Since our inception, we have incurred significant net losses, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. For the fiscal years ended December 31, 2022 and 2023, we incurred net losses of $14.3 million and $11.9 million, respectively, and we had an accumulated deficit of $33.4 million as of December 31, 2023. Substantially all of our losses have resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations.

We are still in the clinical stages of development of our lead product candidates and have not yet completed any clinical trials. We expect to continue to incur significant expenses and operating losses for the foreseeable future. Our operating expenses and net losses may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance, particularly since we expect our expenses to increase substantially if and when our product candidates progress through clinical development as product candidates in later stages of clinical development generally have higher development costs than those in earlier stages. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our working capital, our ability to fund the development of our product candidates and our ability to achieve and maintain profitability and the performance of our shares.

Our revenue to date has been comprised of products and services from our “mini-Heart” platform (operated under our “Novoheart” brand) which includes tools for drug discovery, cardiotoxicity screening and disease modeling. To date, we have not generated any revenue from drug product sales as our clinical pipeline is still in development. To become and remain profitable, we must succeed in developing and eventually commercializing product candidates that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our product candidates, obtaining regulatory approval, and manufacturing, marketing and selling any product candidates for which we may obtain regulatory approval, as well as discovering and developing additional product candidates, all of which will further substantially increase our expenses.  We are only in the preliminary stages of most of these activities and all of our product candidates are in clinical trials or preclinical development. We may never succeed in these activities and, even if we do, may never generate any revenue or revenue that is significant enough to achieve profitability.

Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our development efforts, obtain product approvals, diversify our offerings or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We have a limited operating history, have not completed any clinical trials and have no products approved for commercial sale, which may make it difficult for an investor to evaluate the success of our existing business and to assess our future viability.

We are a clinical stage genetic medicine company with a limited operating history upon which you can evaluate our business and prospects. We commenced substantive operations in 2014, have not initiated or completed any clinical trials, have no drug products approved for commercial sale and have not generated any revenue from the commercialization of our drug product candidates. We are developing therapies that address the underlying drivers of various prevalent and rare diseases, in particular certain heart diseases, which is an unproven and highly uncertain undertaking and involves a substantial degree of risk. All of our product candidates are still in preclinical development or clinical trials. Since our inception, we have devoted a significant portion of our focus and financial resources to developing our gene therapy candidates, conducting preclinical studies and clinical trials, acquiring technology, entering into collaboration and license agreements in connection with our research and development activities, organizing and recruiting management and technical staff, business planning, establishing our intellectual property portfolio, raising capital, and providing general and administrative support for these operations.

To date, we have not yet demonstrated our ability to successfully complete any clinical trials for our gene therapy candidates, obtain marketing approvals, manufacture a product on a commercial scale or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Therefore, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing products.

In addition, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by early-stage biotechnology companies in rapidly evolving fields. We also may need to transition from a company with a research and development focus to a company capable of supporting commercial activities. We have not yet demonstrated an ability to successfully overcome such risks and difficulties, or to make such a transition. If we do not adequately address these risks and difficulties or successfully make such a transition, our business will suffer.

Our management has concluded that there is substantial doubt about our ability to continue as a going concern.

As a result of our cash balance, as well as our history of operating losses and negative cash flows from operation combined with our anticipated use of cash to, among other things, fund the preclinical and clinical development of our products, identify and develop new product candidates, and seek approval for SRD-001, SRD-002, SRD-003 and our other product candidates and any other product candidates we develop, we have concluded that we do not have sufficient cash to fund our operations for 12 months from the date of our financial statements included within this proxy statement/prospectus without additional financing, and as a result, under the applicable accounting standards, there is substantial doubt about our ability to continue as a going concern. In making this determination, applicable accounting standards prohibited us from considering the potential mitigating effect of plans that have not been fully implemented as of the date of our financial statements, including without limitation plans to consummate the Business Combination discussed below and to raise additional capital.

The Closing is conditioned upon, among other things, the Minimum Cash Condition, namely, Keen Vision having at least $40,000,000 in available liquidity immediately prior to the Business Combination, representing the sum of: (i) funds in the Trust Account (as defined in the Merger Agreement) following the exercise of all redemption rights by the shareholders of Keen Vision, plus (ii) cash available from any other sources, including, without limitation, (x) 50% of the cash proceeds of any equity and/or debt financing arrangement from investors introduced by Medera, and which investors have, prior to the date of the Merger Agreement, indicated investment commitments (with investment amounts) (in connection therewith, Medera shall provide Keen Vision with a list of such investors within 10 days after the date of the Merger Agreement); (y) 100% of the cash proceeds of any equity financing provided by any investor not on such commitment list; and (z) revenues reasonably expected to be received by Medera during the 12-month period following the Closing Date from any binding licensing agreements arising out of, relating to or resulting from Medera’s technology or clinical asset platforms. We believe that subject to and following consummation of the Business Combination, assuming satisfaction of the Minimum Cash Condition, we will have cash sufficient to sustain our operating expenses and capital expenditure requirements over the next 12 months following consummation of the Business Combination. However, we have based this estimate on assumptions that may prove to be wrong, and our operating plan may change as a result of many factors currently unknown to us. In addition, changing circumstances could cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more than currently expected because of circumstances beyond our control. As a result, we could deplete our capital resources sooner than we currently expect.

Our future viability as an ongoing business is dependent on our ability to generate cash from operating activities or to raise additional capital to finance our operations, including through the Business Combination. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investment.

We will need substantial additional funding to finance our operations and pursue our business objectives. If we are unable to raise capital when needed, we could be forced to curtail our planned operations (including our research and development activities) or future commercialization efforts.

As of December 31, 2023, we had $0.4 million in cash. We believe that subject to and following consummation of the Business Combination, assuming satisfaction of the Minimum Cash Condition, we will have cash sufficient to sustain our operating expenses and capital expenditure requirements over the next 12 months following consummation of the Business Combination. This estimate is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect. Changing circumstances, including those that may be beyond our control, may cause us to consume our available capital faster than we currently anticipate, resulting in our need to seek additional funds sooner than expected.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. Our operations have consumed substantial amounts of cash since inception, and we expect our expenses to increase in connection with our ongoing activities, particularly as we continue to conduct clinical trials of, and seek marketing approval for, our programs as well as develop our proprietary drug discovery platforms. Even if one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with sales, marketing, manufacturing and distribution activities.

We also expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in order to continue our operations. This means if we are unable to raise capital when needed or on acceptable terms, we may be forced to delay, reduce or eliminate certain of our clinical trials and preclinical development or our other activities and operations.

Our future capital requirements will depend on many factors, including:

●	the scope, progress, costs and results of discovery, preclinical development, laboratory testing, clinical trials and other research and development for our product candidates;

●	the number of, and development requirements for, product candidates that we may pursue;

●	the costs, timing and outcome of regulatory review of our product candidates (both present and future);

●	the extent to which we develop, in-license or acquire other product candidates and technologies in our product candidate pipeline;

●	our headcount growth and associated costs as we expand our research and development capabilities and establish a commercial infrastructure;

●	the costs of establishing manufacturing capabilities, whether internally or with third parties;

●	the costs and timing of future commercialization activities, including building a sales force, product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

●	the revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval;

●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

●	our ability to establish, maintain and achieve success for current and additional collaborations on favorable terms, if at all;

●	the effect of competing products that may limit market penetration of our products;

●	the achievement of milestones or occurrence of other developments that trigger payments under our collaboration agreement or any additional collaboration agreements we may enter into; and

●	the costs of operating as a public company.

A change in the outcome of any of these or other factors with respect to the development of any of our product candidates could significantly change the costs and timing associated with the development of that product candidate. Many of these factors are outside of our control. Identifying potential product candidates and conducting preclinical studies and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory and marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives.

We will need to raise additional capital to complete the development and commercialization of our product candidates. We may also seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop our product candidates. Our failure to raise capital as and when needed or on acceptable terms would have a negative impact on our financial condition and our ability to pursue our business strategy, and we may have to delay, reduce the scope of, suspend or eliminate one or more of our platforms, programs, planned clinical trials or future commercialization efforts.

Further, while the long-term economic impact of either the COVID-19 pandemic or the ongoing geopolitical conflicts in Ukraine and Israel is difficult to assess or predict, each of these events has caused significant disruptions to the global financial markets and contributed to a general global economic slowdown. Inflation rates, particularly in the United States, have increased recently to levels not seen in decades. Increased inflation may result in increased operating costs and may affect our operating budgets, specifically with respect to increased labor costs and associated difficulties in recruiting qualified personnel. In addition, the U.S. Federal Reserve has raised, and may further raise, interest rates in response to concerns about inflation. Increases in interest rates, especially if coupled with reduced government spending and volatility in financial markets, may further increase economic uncertainty and heighten these risks. If the disruptions and slowdown deepen or persist, we may not be able to access additional capital on favorable terms, or at all, which could in the future negatively affect our financial condition and we could be forced to curtail our planned operations and the pursuit of our growth strategy.

Raising additional capital may cause dilution to our shareholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial revenues, we will be required to obtain further funding through public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources. These financings may dilute our shareholders or restrict our operating activities. We do not have any committed external source of funds. Adequate additional financing may not be available to us on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as an ordinary shareholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions, engaging in acquisition, merger or collaboration transactions, selling or licensing our assets, making capital expenditures, redeeming our shares, making certain investments, declaring dividends or encumbering our assets to secure future indebtedness. Such restrictions could adversely impact our ability to conduct our operations and execute our business plan.

If we raise additional funds through upfront payments or milestone payments pursuant to strategic collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or intellectual property, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes to offset future taxable income may be limited.

As of December 31, 2023, we had approximately $12.3 million of U.S. federal net operating loss carryforwards, or NOLs, and $25.5 million of U.S. state NOLs. U.S. federal NOLs generated in taxable years beginning after December 31, 2017, do not expire and may be carried forward indefinitely, but the deductibility of such NOLs is limited to 80% of our current year taxable income. As at December 31, 2023, we had $4.4 million of non-US NOL carryforwards.

In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership by certain shareholders over a rolling three-year period, the corporation’s ability to use its pre-change NOLs and certain other pre-change tax attributes (such as research tax credits) to offset its post-change taxable income or taxes may be limited. If we undergo an ownership change, and our ability to use our pre-change NOLs and other pre-change tax attributes (such as tax credits) to offset our post-change income or taxes is limited, it would harm our future results of operations by effectively increasing our future tax obligations. U.S. state and local NOLs may be similar limited. In addition, at the U.S. state and local level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase U.S. state and local taxes owed.

Irrespective of the above, our ability to utilize our NOLs and research tax credits to offset future taxable income or taxes is conditioned on our attaining profitability and generating taxable income. We do not know if and when we will generate sufficient taxable income to utilize our NOLs and research tax credits.

Risks related to the discovery, development, manufacturing and commercialization of Medera’s product candidates

Our product candidates are still in development and we have no products approved for commercial sale. As such, our business is dependent on our ability to advance our current and future product candidates through preclinical studies and clinical trials, obtain marketing approval and ultimately commercialize them. If we are unable to do so or experience significant delays in doing so, our business will be harmed.

We have invested a significant portion of our time and financial resources in the development of our gene therapy product candidates. Our business is dependent on our ability to successfully complete preclinical and clinical development of, obtain regulatory approval for, and, if approved, successfully commercialize SRD-001, SRD-002, SRD-003 and any other product candidates in a timely manner.

Each of our product candidates and programs will require additional preclinical and/or clinical development, regulatory approval and significant marketing efforts, and we will be required to obtain manufacturing supply and expertise to build a commercial organization or successfully outsource commercialization before we generate any revenue from drug product sales. Ultimately, our product candidates are still in development and there is a high risk of failure and we may never succeed in commercialisation. We do not have any products that are approved for commercial sale, and we may never be able to develop or commercialize marketable products.

If we do not successfully initiate and complete our planned clinical trials in a timely manner or fail to achieve favorable results from the trial, we may experience significant delays or other issues in advancing our programs. We also cannot be certain that our clinical trials will be completed on time, if at all, or whether our planned clinical strategy will be acceptable to the FDA or comparable foreign regulatory authorities. There is a high failure rate for biopharmaceutical products proceeding through clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in later stage clinical trials even after achieving promising results in earlier stage clinical trials. Data obtained from preclinical studies and clinical trials are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

Given our product candidates are still in development, our ability to generate revenue from our product candidates, if ever, will depend heavily on the successful development, regulatory approval and eventual commercialization of our product candidates. The success of our product candidates will depend on several factors, including:

●	timely and successful completion of our preclinical studies;

●	generating sufficient data to support the initiation or continuation of clinical trials and subsequently achieving favorable results from clinical trials;

●	submission of effective Investigational Drug, or IND applications or other regulatory applications that allow commencement of our planned clinical trials or future clinical trials for our product candidates;

●	sufficiency of our financial and other resources to complete the necessary preclinical studies and clinical trials and subsequent commercialization activities;

●	successful enrollment in and completion of clinical trials on a timely basis;

●	establishment of our own manufacturing capabilities and/or arrangements with third-party manufacturers for our commercial manufacturing processes for any of our product candidates that receive regulatory approval;

●	demonstrating efficacy, safety and tolerability profiles that are satisfactory to the FDA or any comparable foreign regulatory authority for marketing approval;

●	timely receipt of marketing approvals from applicable regulatory authorities;

●	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

●	maintaining consistent quality, purity, and potency across clinical supplies and commercial supplies for any approved products;

●	successful launch of commercial sales of products following any market approval;

●	acceptance of the benefits and use of our products, including method of administration, if and when approved, by patients, the medical community and third-party payors;

●	the frequency and severity of adverse events experienced with any of our product candidates or clinical trials;

●	the availability, perceived advantages, cost, safety and efficacy of alternative therapies for any diseases for which we are developing our product candidates;

●	our ability to produce our product candidates on a commercial scale;

●	our ability to obtain and maintain patent, trademark and trade secret protection and regulatory exclusivity for our product candidates and otherwise protecting our rights in our intellectual property portfolio;

●	the actual market-size, ability to identify patients and the demographics of patients eligible for our product candidates, which may be different than expected;

●	maintenance of compliance with regulatory requirements; and

●	maintenance of a continued acceptable safety, tolerability and efficacy profile of our products following approval.

We do not have control over many of the above factors. If we are not successful with respect to one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would materially harm our business.

We are developing novel gene therapy product candidates, which makes it difficult to predict the time, cost and potential success of product candidate development.

Our future success depends on the successful development of a novel therapeutic approach. To date, very few products that utilize gene transfer have been approved in the United States or Europe. There have been a limited number of clinical trials using AAV-based treatment. Although gene therapies have been studied in human clinical trials for over 30 years, only a limited number of AAV-based gene therapy products have been approved by the FDA.

We cannot be certain that our AAV-based gene therapy product candidates will successfully complete clinical trials or that any future product candidates utilizing this or other vector constructs will successfully complete preclinical studies or clinical trials. We may not be successful in developing product candidates that avoid triggering toxicities or other side effects in preclinical studies or clinical trials. Any such results could impact our ability to develop a product candidate, including our ability to enroll patients in our clinical trials. As a result of these factors, it is more difficult for us to predict the time and cost of product candidate development, and we cannot predict whether the application of our approach to gene therapy, or any similar or competitive programs, will result in the identification, development, and regulatory approval of any product candidate, or that other gene therapy programs will not be considered better or more favorable. There can be no assurance that any development problems we experience in the future related to our current gene therapy product candidates or any of our research programs will not cause significant delays or unanticipated costs, or that such development problems can be solved. We may also experience delays and challenges in achieving sustainable, reproducible, and scalable production. Any of these factors may prevent us from completing our preclinical studies or clinical trials or commercializing any product candidates we may develop on a timely or profitable basis, if at all.

Even though we are leveraging on our bioengineered human “mini-Heart” technology platform (for human disease modeling, drug discovery and target validation), which has proven to be more accurate than animal testings in certain aspects, the mechanisms of action of our product candidates are unproven, and we do not know whether we will be able to develop any drug of commercial value.

We are developing product candidates that have what we believe are novel mechanisms of action. Given no currently-approved drugs appear to operate via the same biochemical mechanisms as our compounds, we cannot be certain that our product candidates will result in commercially viable drugs that safely and effectively treat the indications for which we intend to develop them. The results we have seen for our compounds in preclinical models may not translate into similar results in humans, and results of early clinical trials in humans may not be predictive of the results of larger clinical trials that may later be conducted with our product candidates. As an example, patients may develop antibodies against the product candidates, or the product candidates may otherwise have a more limited duration of therapeutic effect than anticipated, resulting in decreased efficacy over time, which could delay approval and, if approved, limit the ultimate commercial value. Even if we are successful in developing and receiving regulatory approval for a product candidate for the treatment of a particular disease, we cannot be certain that it will be accepted by prescribers or be reimbursed by insurers or that we will also be able to develop and receive regulatory approval for that or other product candidates for the treatment of other diseases. If we are unable to successfully develop and commercialize our product candidates, our business will be materially harmed.

Moreover, in the event any of our competitors were to develop their own product candidates that have a similar mechanism of action to any of our product candidates, any efficacy or safety concerns identified during the development of such similar product candidates may have an adverse impact on the development of our product candidates. For example, if our competitors’ product candidate having a similar mechanism of action as any of our product candidates is shown in clinical trials to give rise to serious safety concerns or have poor efficacy when administered to the target patient population, the FDA or other regulatory bodies may subject our product candidates to increased scrutiny, leading to additional delays in development and potentially decreasing the chance of ultimate approval of our product candidates.

Given gene therapy is novel and the regulatory landscape that governs any product candidates we may develop is rigorous, complex, uncertain and subject to change, we cannot predict the jurisdictions in which we could obtain regulatory approval or the time and cost of obtaining regulatory approval, if we receive it at all, for any product candidates we may develop.

The regulatory requirements that will govern any novel gene therapy product candidates we develop are not entirely clear, have changed frequently and are subject to change. The novel nature of our gene therapy product candidates makes it difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for our product candidates in the United States or worldwide. Within the broader genetic medicine field, very few gene therapy products have received marketing authorization from the FDA or the European Medicines Agency, or EMA, or comparable foreign regulatory authorities. Even with respect to relatively developed gene therapies, the regulatory landscape is still developing. Regulatory requirements governing gene therapy products have changed frequently and will likely continue to change in the future. Changes in the regulatory authorities’ data requirements and risk mitigation methods, including requirements resulting from safety concerns raised by regulatory authorities in clinical programs of unrelated companies in the gene therapy and cardiovascular fields in general, could have a material impact on our clinical development, increase our costs, and delay regulatory approval of our product candidates. For example, in 2016, the FDA established the Office of Tissues and Advanced Therapies, or OTAT, within the Center for Biologics Evaluation and Research, or CBER, to consolidate the review of gene therapy and related products, and to advise the CBER on its review. In September 2022, the FDA announced retitling of OTAT to the Office of Therapeutic Products, or OTP, and elevation of OTP to a “Super Office” to meet its growing cell and gene therapy workload.

Our product candidates will need to meet safety and efficacy standards applicable to any new biologic being pursued for a given disease under the regulatory framework administered by the FDA. In addition to FDA oversight and oversight by institutional review boards or IRBs, under guidelines promulgated by the National Institutes of Health, or NIH, gene therapy clinical trials are also subject to review and oversight by an institutional biosafety committee, or IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment. While the NIH guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH guidelines voluntarily follow them. Although the FDA decides whether individual gene therapy protocols may proceed, the review process and determinations of other reviewing bodies, including IRBs, can impede or delay the initiation of a clinical trial.

Similarly, in the European Union the EMA’s Committee for Advanced Therapies, or CAT, is responsible for assessing the quality, safety and efficacy of advanced-therapy medicinal products. Advanced-therapy medicinal products include gene therapy medicines, somatic-cell therapy medicines and tissue-engineered medicines. The role of the CAT is to prepare a draft opinion on an application for marketing authorization for a gene therapy medicinal candidate that is submitted to the EMA. In the EU, the development and evaluation of a gene therapy product must be considered in the context of the relevant EU guidelines. The EMA may issue new guidelines concerning the development and marketing authorization for gene therapy products and require that we comply with these new guidelines. This could mean that any gene therapy product candidate we may develop in the future could be required to comply with additional and/or more stringent gene therapy guidelines in the EU.

Approvals by the EMA may not be indicative of what the FDA may require for approval and vice versa. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approvals necessary to bring a potential product to market could decrease our ability to generate sufficient product revenue and our business, financial condition, results of operations and prospects could be materially harmed.

Adverse developments in preclinical studies or clinical trials conducted by others in the field of gene therapy and gene regulation products may cause the FDA, the EMA and other regulatory bodies to revise the requirements for approval of any product candidates we may develop or limit the use of products utilizing gene regulation technologies, either of which could harm our business. In addition, the clinical trial requirements of the FDA, the EMA and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty, and intended use and market of the potential products. The regulatory approval process for product candidates such as ours can be more expensive and take longer than for other, better known, or more extensively studied pharmaceutical or other product candidates. Further, as we are developing novel potential treatments for diseases in which, in some cases, there is little clinical experience with potential new endpoints and methodologies, there is heightened risk that the FDA, the EMA or other regulatory bodies may not consider the clinical trial endpoints to provide clinically meaningful results, and the resulting clinical data and results may be more difficult to analyze. In addition, we may not be able to identify or develop appropriate animal disease models to enable or support planned clinical development. Any natural history studies that we may rely upon in our clinical development may not be accepted by the FDA, EMA or other regulatory authorities. Regulatory agencies administering existing or future regulations or legislation may not allow production and marketing of products utilizing gene regulation technology in a timely manner or under technically or commercially feasible conditions. In addition, regulatory action or private litigation could result in expenses, delays, or other impediments to our research programs or the commercialization of resulting products. Further, approvals by one regulatory agency may not be indicative of what other regulatory agencies may require for approval.

The regulatory review committees and advisory groups described above and any new guidelines they promulgate may lengthen the regulatory review process, require us to perform additional preclinical studies or clinical trials, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of these treatment product candidates, or lead to significant post-approval limitations or restrictions. As we advance our research programs and develop future product candidates, we will be required to consult with these regulatory and advisory groups and to comply with applicable guidelines. If we fail to do so, we may be required to delay or discontinue development of any product candidates we identify and develop. These additional processes may result in a review and approval process that is longer than we otherwise would have expected. Delays as a result of an increased or lengthier regulatory approval process or further restrictions on the development of our product candidates can be costly and could negatively impact our ability to complete clinical trials and commercialize our current and future product candidates in a timely manner, if at all.

Even though we are leveraging on our bioengineered human “mini-Heart” technology platform (for human disease modeling, drug discovery and target validation), which has proven to be more cost- and time-efficient than conventional means, preclinical studies and clinical trials involve a lengthy, expensive and difficult process with an uncertain income. Further, we may encounter substantial delays in completing the development of our product candidates.

All of our product candidates are in preclinical or clinical development, and the risk of failure is high. The preclinical studies, clinical trials and manufacturing of our product candidates are, and the manufacturing and marketing of our products, if approved, will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we may test and market our product candidates. It is impossible to predict when or if any product candidate that we develop will prove effective or safe in humans or will receive marketing approval. Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that our product candidates are both safe and effective for use in each target disease. In particular, because our product candidates are subject to regulation as biologics, we will need to demonstrate that they are sufficiently safe and of sufficient purity and potency for use in their target diseases. Each product candidate must demonstrate an adequate risk-versus-benefit profile in its intended patient population and for its intended use.

Clinical testing is expensive, difficult to design and implement, and can take many years to complete and the ultimate outcome is subject to uncertainty. We cannot guarantee that any clinical trials will be initiated on schedule, conducted as planned or completed on schedule, if at all. To date, we are sponsoring clinical trials of SRD-001, SRD-002 and SRD-003, but we have not successfully completed any clinical trial that we have internally sponsored. Clinical trials can fail at any stage of testing and failure may result from a multitude of factors, including, among other things, flaws in study design, dose selection issues, placebo effects, patient enrollment criteria and failure to demonstrate favorable safety or efficacy traits. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. For example, our product candidates may fail to show the desired safety and efficacy in clinical development despite positive results in preclinical studies or having successfully advanced through initial clinical trials. As a result, we cannot assure you that any clinical trials that we conduct will demonstrate consistent or adequate efficacy and safety to support marketing approval.

Many companies in the pharmaceutical and biotechnology sectors have suffered significant setbacks in late-stage clinical trials even after achieving promising results in preclinical testing and earlier-stage clinical trials. These setbacks could also happen to us. Further, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily during development have still failed to obtain marketing approval. This is especially so for drugs targeting very rare diseases, such as with certain indications we are pursuing, where the relatively small patient population makes it difficult or impossible to conduct two traditional, adequate and well-controlled studies, and therefore the FDA or comparable foreign regulatory authorities are often permitted to exercise flexibility in approving therapies for such diseases. In addition, results acceptable to support approval in one jurisdiction may be deemed inadequate by another regulatory authority to support regulatory approval in that other jurisdiction. To the extent that the results of the trials are not satisfactory to the FDA or comparable foreign regulatory authorities for support of a marketing application, we may be required to expend significant resources, which may not be available to us, to redesign or conduct additional trials in support of potential approval of our product candidates. Furthermore, the failure of any of our product candidates to demonstrate safety and efficacy in any clinical trial could negatively impact the perception of our other product candidates and/or cause the FDA or comparable regulatory authorities to require additional testing before approving any of our product candidates.

We may experience delays in initiating and conducting clinical trials of our lead product candidates and we do not know whether our clinical trials will begin on time, need to be redesigned, recruit and enroll patients on time or be completed on schedule, or at all. Unforeseen events may prevent successful or timely completion of clinical development or would otherwise significantly increase our costs. Such events include:

●	inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation of clinical trials;

●	delays in sufficiently developing, characterizing or controlling a manufacturing process suitable for advanced clinical trials;

●	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates being insufficient or inadequate;

●	delays in reaching agreement with the FDA or other regulatory authorities as to the design or implementation of our clinical trials, or otherwise receiving feedback from regulatory authorities that require us to redesign our clinical trials;

●	clinical trials of our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or halt development programs;

●	failure to obtain regulatory approval to commence a clinical trial;

●	failure to reach an agreement on acceptable terms with clinical trial sites or prospective contract research organizations, or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different clinical trial sites;

●	inability to obtain IRB approval for each clinical trial site;

●	inability to recruit suitable patients to participate in a clinical trial in a timely manner;

●	failure to have patients complete a clinical trial or return for post-treatment follow-up;

●	deviations or drop-outs by clinical trial sites, CROs or other third parties from trial protocol;

●	suspension or termination of our clinical trials for various reasons, including non-compliance with regulatory requirements or a finding that our product candidates have undesirable side effects or other unexpected characteristics or risks;

●	inability to address patient-safety concerns that arise during the course of a trial, including occurrence of adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

●	selection of clinical end points that require prolonged periods of clinical observation or analysis of the resulting data;

●	a facility manufacturing our product candidates or any of their components being ordered by the FDA or comparable foreign regulatory authorities to temporarily or permanently shut down due to violations of current good manufacturing practice (cGMPs), regulations or other applicable requirements, or infections or cross-contaminations of product candidates in the manufacturing process;

●	any changes to our manufacturing process that may be necessary or desired;

●	third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, good clinical practices (GCP) or other regulatory requirements;

●	third-party contractors not performing data collection or analysis in a timely or accurate manner;

●	third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by such contractors in support of our marketing applications;

●	regulators revising the requirements for approving our product candidates;

●	absence in some countries of established groups with sufficient regulatory expertise for review of AAV gene therapy protocols; and

●	the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical and biotechnology products and treatment.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully initiate or complete clinical trials of our product candidates or other testing in a timely manner, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may incur unplanned costs, be delayed in seeking and obtaining marketing approval, if we receive such approval at all, receive more limited or restrictive marketing approval, be subject to additional post-marketing testing requirements or have the drug removed from the market after obtaining marketing approval.

Ultimately, we cannot predict with any certainty whether or when we might complete a given clinical trial. If we experience delays in the commencement or completion of our clinical trials, or if we terminate a clinical trial prior to completion, the commercial prospects of our product candidates could be harmed, and our ability to generate revenues from our product candidates may be delayed or lost. In addition, any delays in our clinical trials could increase our costs, slow down the development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and results of operations. In addition, many of the factors that cause, or lead to, a termination, suspension, or delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Any delays to our clinical trials that occur as a result could shorten any period during which we may have the exclusive right to commercialize our product candidates and our competitors may be able to bring products to market before we do, and the commercial viability of our product candidates could be significantly reduced. Any of these occurrences may harm our business, financial condition and prospects significantly.

Even though we are leveraging on our bioengineered human “mini-Heart” technology platform (for human disease modeling, drug discovery and target validation), which has proven to be more cost- and time-efficient than conventional means, the regulatory approval processes of the FDA, EMA and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable. If we ultimately cannot obtain required regulatory approval for our product candidates, our business will be substantially harmed.

The time required to obtain approval or other marketing authorizations by the FDA, EMA and comparable foreign authorities is unpredictable, and it typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the type, complexity and novelty of the product candidates, as well as the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, and the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other data. Even if we eventually complete clinical testing and receive approval for our product candidates, the FDA, EMA and other comparable foreign regulatory authorities may approve our product candidates for a more limited indication or a narrower patient population than we originally requested or may impose other prescribing limitations or warnings that limit the product’s commercial potential. We have not obtained regulatory approval for any product candidate, and it is possible that we may never obtain regulatory approval for any product candidates we may seek to develop in the future. Neither we nor any collaborator is permitted to market any of our biologic product candidates until we receive the relevant regulatory approval in a particular country.

Prior to obtaining approval to commercialize any product candidate in the United States or abroad, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA or foreign regulatory agencies, that our product candidates are safe, effective and of sufficient purity for their intended uses. Results from preclinical studies and clinical trials can be open to interpretation. Even if we believe the preclinical or clinical data for our product candidates meet regulatory standards, such data may not be sufficient to support approval by the FDA and other regulatory authorities. The FDA may also require us to conduct additional preclinical studies or clinical trials for our product candidates either prior to or after approval, or it may object to elements of our clinical development programs, or require changes to our manufacturing approaches.

Applications for our product candidates could fail to receive regulatory approval for many reasons, including the following:

●	the FDA, EMA or other comparable foreign regulatory authorities may disagree with the design, implementation or results of our clinical trials;

●	the FDA, EMA or other comparable foreign regulatory authorities may determine that our product candidates are not safe and effective, are only moderately effective or have undesirable or unintended side effects, toxicities or other characteristics that preclude our obtaining marketing approval or prevent or limit commercial use;

●	the population studied in the clinical trial may not be sufficiently broad or representative to assure efficacy and safety in the full population for which we seek approval;

●	the FDA, EMA or other comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

●	we may be unable to demonstrate to the FDA, EMA or other comparable foreign regulatory authorities that our product candidate’s risk- benefit ratio for its proposed indication is acceptable;

●	the FDA, EMA or other comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA, EMA or other comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

There are a large number of products in development in the market, but only a small percentage have successfully completed the FDA or foreign regulatory approval processes and are commercialized. This lengthy approval and marketing authorization process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval and marketing authorization to market our product candidates, which would significantly harm our business, financial condition, results of operations and prospects.

In addition, the FDA, EMA and other regulatory authorities may change their policies, issue additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval of our future products under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain approvals, increase the costs of compliance or restrict our ability to maintain any marketing authorizations we may have obtained. In addition, the Supreme Court’s rejection of the Chevron doctrine, which gives deference to regulatory agencies in litigation against FDA and other agencies, may cause companies to bring lawsuits against the FDA to challenge longstanding decisions and policies of FDA, which could undermine FDA’s authority, lead to uncertainties in the industry, and disrupt FDA’s normal operations, which could delay FDA’s review of our marketing applications.

Ultimately, any delay in obtaining, or inability to obtain, applicable regulatory approval or other marketing authorization would delay or prevent commercialization of that product candidate and would materially adversely impact our business and prospects.

Success in preclinical studies and early clinical trials may not be indicative of success of future clinical trials.

Success in preclinical testing and early clinical trials does not mean that future clinical trials will generate the same results, provide adequate data to demonstrate the efficacy and safety of a product candidate, or otherwise be successful. Preclinical tests and Phase 1 and Phase 2 clinical trials are primarily designed to test safety, to study pharmacokinetics and pharmacodynamics and to understand the side effects of product candidates at various doses and schedules. Success in preclinical or animal studies and early clinical trials does not ensure that later larger-scale efficacy and safety trials will be successful, nor does it predict final results. Product candidates in clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA, EMA and other comparable foreign regulatory authorities despite having progressed through preclinical studies. Regulatory authorities may also limit the scope of later-stage trials until we have demonstrated satisfactory safety, which could delay regulatory approval, limit the size of the patient population to which we may market our product candidates, or prevent regulatory approval. Furthermore, our currently ongoing and most future clinical trials involve or will involve a relatively small patient population. As such, the results of these trials may not be indicative of results of future clinical trials.

In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dose and dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. Patients treated with our product candidates may also be undergoing other therapies and may be using other approved products or investigational new drugs, which can cause side effects or adverse events that are unrelated to our product candidates. As a result, assessments of efficacy can vary widely for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, our clinical trial outcomes.

Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in preclinical testing and earlier-stage clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may experience regulatory delays or rejections as a result of many factors, including changes in regulatory policy during the period of our product candidate development. Any such delays could negatively impact our business, financial condition, results of operations and prospects.

Interim and preliminary results observed in our research and development may also change from time to time as we progress with development, ultimately resulting in material changes in the final data.

From time to time, we may publish or present interim top-line or preliminary results from our clinical trials. These interim updates are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data.

As a result, the topline results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data is available. In addition, we may report interim analyses of only certain endpoints rather than all endpoints. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse changes between interim data and final data could significantly harm our business and prospects. Further, additional disclosure of interim data by us or by our competitors in the future could result in volatility in the price of our ordinary shares.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the preliminary or topline data that we report differ from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, financial condition, results of operations and prospects.

Our preclinical studies and clinical trials may fail to demonstrate the safety and efficacy of our product candidates, or serious adverse or unacceptable side effects may be identified during the development of our product candidates, which could prevent or delay regulatory approval and commercialization, increase our costs or necessitate the abandonment or limitation of the development of some of our product candidates. We may also identify safety and efficacy concerns after the approval of a product candidate which can result in negative consequences to our business and results of operations.

Before obtaining regulatory approvals for the commercial sale of our product candidates, we must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that our product candidates are safe, effective and of sufficient purity for use in each target disease, and failures can occur at any stage of testing. Preclinical studies and clinical trials often fail to demonstrate safety or efficacy of the product candidate studied for the target disease. Any gene therapy product based on viral vectors (such as our product candidates) carries the risks of immunogenicity, elevated liver enzymes and insertional oncogenesis, which is the process whereby the insertion of a functional gene near a gene that is important in cell growth or division results in uncontrolled cell division, which could potentially enhance the risk of malignant transformation.

Possible adverse side effects that could occur with treatment with gene therapy products include an immunologic reaction early after administration, which, while not necessarily adverse to the patient’s health, could substantially limit the effectiveness of the treatment. For example, in previous third-party clinical trials involving AAV capsids for gene therapy, some subjects experienced the development of a T-cell antibody response, whereby after the vector is within the target cell types, the cellular immune response system triggers the removal of transduced cell types by activated T-cells. If any of our product candidates demonstrate a similar effect, we may decide or be required to perform additional preclinical studies or to halt or delay further clinical development of our product candidates. In addition to side effects caused by the product candidate, the administration process or related procedures also can cause adverse side effects.

If adverse events occur, either as a result of the product candidate or administration process, our clinical trials could be suspended or terminated. If we cannot demonstrate that any adverse events were not caused by the drug or administration process or related procedures, the FDA, EMA or foreign regulatory authorities could order us to cease further development of, or deny approval of, our product candidates for any or all targeted diseases. Even if we are able to demonstrate that all future serious adverse events are not product-related, such occurrences could affect patient recruitment or the ability of enrolled patients to complete the trial. Moreover, if we elect, or are required, to not initiate, delay, suspend or terminate any future clinical trial of any of our product candidates, the commercial prospects of such product candidates may be harmed and our ability to generate product revenues from any of these product candidates may be delayed or eliminated. Any of these occurrences may harm our ability to develop other product candidates, and may harm our business, financial condition and prospects significantly. Furthermore, negative results in our development of SRD-001, SRD-002 or SRD-003 could be interpreted as a failure to achieve proof of concept for our technology and result in the abandonment of other development programs.

In addition, gene therapy is still a relatively new approach to disease treatment, and we are developing novel therapies (such as for the treatment of heart disease). As such, there is uncertainty as to the safety profile of our product candidates, and additional adverse side effects could develop. There also is the potential risk of delayed adverse events following exposure to gene therapy products due to persistent biologic activity of the genetic material or other components of products used to carry the genetic material. If our product candidates are associated with side effects in clinical trials or have characteristics that are unexpected, we may need to abandon their development or limit development to more narrow uses in which the side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. The FDA or an IRB may also require that we suspend, discontinue, or limit our clinical trials based on safety information, or that we conduct additional animal or human studies regarding the safety and efficacy of our product candidates which we have not planned or anticipated. Such findings could further result in regulatory authorities failing to provide marketing authorization for our product candidates or limiting the scope of the approved indication, if approved. Many product candidates that initially showed promise in early-stage testing have later been found to cause side effects that prevented further development of the product candidate.

Further, if any of our product candidates obtains marketing approval, toxicities associated with such product candidates previously not seen during clinical testing may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional contraindications, warnings and precautions being added to the drug label, significant restrictions on the use of the product or the withdrawal of the product from the market. We cannot predict whether our product candidates will cause toxicities in humans that would preclude or lead to the revocation of regulatory approval based on preclinical studies or early stage clinical trials.

There can be no assurance that we will resolve any issues related to any product-related adverse events to the satisfaction of the FDA or foreign regulatory agency in a timely manner or at all. Moreover, any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

If we experience delays or difficulties in the enrollment and/or maintenance of patients in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.

Successful and timely completion of clinical trials will require that we enroll a sufficient number of patients. Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population and competition for patients with other trials. The rare genetic diseases which some of our product candidates are designed to target have low incidence and prevalence and may be difficult to diagnose. In particular, because we are focused on patients with specific genetic mutations, our ability to enroll eligible patients may be limited or enrollment may be slower than we anticipate.

Our trials may be subject to delays as a result of patient enrollment taking longer than anticipated or patient withdrawal. We may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other foreign regulatory authorities. We cannot predict how successful we will be at enrolling subjects in future clinical trials. Patient enrollment is affected by other factors including:

●	the severity of the disease under investigation;

●	the patient eligibility criteria for the trial in question;

●	the size of the patient population and process for identifying patients;

●	the perceived risks and benefits of the product candidate under study, as well as of novel and unproven approaches;

●	clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the diseases we are investigating;

●	the availability and efficacy of competing commercially available therapies and other competing therapeutic product candidates’ clinical trials;

●	the efforts to facilitate timely enrollment in clinical trials;

●	the risk that patients enrolled in clinical trials will drop out of the clinical trials before completion of their treatment;

●	the patient referral practices of physicians;

●	the activities of key opinion leaders (KOLs) and patient advocacy groups;

●	the ability to monitor patients adequately during and after treatment; and

●	the proximity and availability of clinical trial sites for prospective patients.

Our inability to enroll a sufficient number of patients for clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether. Enrollment delays in these clinical trials may result in increased development costs for our product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing. Furthermore, even if we are able to enroll a sufficient number of patients for our clinical trials, we may have difficulty maintaining enrollment of such patients in our clinical trials.

We may seek Orphan Drug designation or Rare Pediatric Disease designation for some of our product candidates and we may be unsuccessful, or may be unable to maintain the benefits associated with Orphan Drug designation, including the potential for market exclusivity, for product candidates for which we obtain Orphan Drug designation.

Regulatory authorities in some jurisdictions, including the United States, may designate drugs or biologics intended to treat relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug or biologic as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or a patient population of 200,000 or more in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the United States, Orphan Drug designation entitles a party to potential financial incentives such as tax advantages, user fee waivers. Opportunities for grant funding toward clinical trial costs may also be available for clinical trials of drugs or biologics for rare diseases, regardless of whether the drugs or biologics are designated for the orphan use. In addition, if a drug or biologic with an Orphan Drug designation subsequently receives the first marketing approval for the disease for which it has such designation, the product is entitled to a seven-year period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug and disease for that time period, except in limited circumstances. If our competitors are able to obtain orphan drug exclusivity prior to us, for products that constitute the “same drug” and treat the same diseases as our product candidates, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

Similarly, in the European Union, the European Commission, upon the recommendation of the EMA’s Committee for Orphan Medicinal Products, grants Orphan Drug designation to promote the development of drugs that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions and either the prevalence of the condition is not more than 5 in 10,000 persons in the European Union, or, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug. In each case, there must be no satisfactory method of diagnosis, prevention or treatment of the condition that has been authorized, or, if such a method exists, the product in question must be of significant benefit to those affected by such condition. In the European Union, Orphan Drug designation entitles a party to financial incentives such as reduction of fees or fee waivers. The applicable exclusivity period is ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified.

In February 2024, our product candidate SRD-003 was granted Orphan Drug designation by the FDA. We may seek orphan designation for some or all of our product candidates in orphan indications (whether in the United States or other jurisdictions) in which there is a medically plausible basis for the use of these product candidates. However, we may be unsuccessful in obtaining Orphan Drug designation and may be unable to maintain the benefits associated with such designations. Even if we obtain orphan drug designation for a product candidate, we may not be able to obtain or maintain orphan drug exclusivity for that product candidate. Also, even if we obtain orphan drug exclusivity for any of our product candidates, that exclusivity may not effectively protect those product candidates from competition because different drugs can be approved for the same condition, and orphan drug exclusivity does not prevent the FDA from approving the same or a different drug in another indication. Even after an orphan drug is granted orphan exclusivity and approved, the FDA can subsequently approve a later application for the same drug for the same condition before the expiration of the seven-year exclusivity period if the FDA concludes that the later drug is clinically superior in that it is shown to be safer in a substantial portion of the target populations, more effective or makes a major contribution to patient care. On August 3, 2017, Congress passed the FDA Reauthorization Act of 2017, or FDARA. FDARA, among other things, codified the FDA’s pre-existing regulatory interpretation, to require that a drug sponsor demonstrate the clinical superiority of an orphan drug that is otherwise the same as a previously approved drug for the same rare disease in order to receive orphan drug exclusivity. The statute supplants prior precedent holding that the Orphan Drug Act unambiguously requires that the FDA recognize the orphan exclusivity period regardless of a showing of clinical superiority. Moreover, in the Consolidated Appropriations Act of 2021, Congress clarified that the interpretation of orphan drug exclusivity codified in FDARA would apply in cases where the FDA issued an orphan designation before the enactment of FDARA but where product approval came after the enactment of FDARA. In addition, a designated Orphan Drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the disease for which it received orphan designation. On January 24, 2023, the FDA announced its intention to apply its existing regulations and long-standing approach to grant orphan drug exclusivity based on the indications for which the drug is approved rather than granting the exclusivity for the entire rare disease or condition that was the subject of the orphan drug designation, in response to the U.S. Court of Appeals for the Eleventh Circuit’s September 30, 2021, decision in Catalyst Pharms., Inc. v. Becerra. The FDA may further re-evaluate its regulations and policies under the Orphan Drug Act. We do not know if, when, or how the FDA, Congress, or future judicial challenges may change the orphan drug regulations and policies in the future, and it is uncertain how any changes might affect our business. Depending on what changes the FDA may make to its orphan drug regulations and policies, our business could be adversely impacted. Moreover, orphan drug-exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to manufacture sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Orphan Drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

Fast Track, Breakthrough Therapy, or Regenerative Medicine Advanced Therapy, or RMAT, designation that we may receive from FDA may not actually lead to a faster development or regulatory review or approval process, and does not assure FDA approval of our product candidates.

We may seek Fast Track, Breakthrough Therapy or RMAT designation from the FDA for some or all of our product candidates, but we may be unable to obtain such designations or to maintain the benefits associated with such designations. The FDA’s Fast Track, Breakthrough Therapy, and RMAT designation programs are intended to expedite the development of certain qualifying product candidates intended for the treatment of serious diseases and conditions. If a product candidate is intended for the treatment of a serious or life-threatening condition and preclinical or clinical data demonstrate the product’s potential to address an unmet medical need for this condition, the sponsor may apply for FDA Fast Track designation.

A product candidate may be designated as a breakthrough therapy if it is intended, alone or in combination with one or more other drugs or biologics to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product candidate may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs and biologics designated as breakthrough therapies by the FDA may also be eligible for accelerated approval.

A product candidate may receive RMAT designation if it is a regenerative medicine therapy that is intended to treat, modify, reverse or cure a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the product candidate has the potential to address an unmet medical need for such condition. RMAT designation allows companies developing regenerative medicine therapies to work more closely and frequently with the FDA, and RMAT-designated product candidates may be eligible for priority review and accelerated approval. FDA has confirmed that gene therapies, including genetically modified cells, that lead to a sustained effect on cells or tissues may meet the definition of a regenerative medicine therapy. For product candidates that have received an RMAT designation, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens.

We received Fast Track designation for SRD-002 by the FDA in February 2024 for the treatment of patients with heart failure with preserved ejection fraction patients. While we may seek Fast Track, Breakthrough Therapy and/or RMAT designation for some or all of our product candidates, there is no guarantee that we will be successful in obtaining any such designation. Even if we do obtain such designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. A Fast Track, Breakthrough Therapy, or RMAT designation does not ensure that the product candidate will receive marketing approval or that approval will be granted within any particular time frame. In addition, the FDA may withdraw Fast Track, Breakthrough Therapy, or RMAT designation if it believes that the designation is no longer supported by data from our clinical development program. Fast Track, Breakthrough Therapy and/or RMAT designation alone does not guarantee qualification for the FDA’s priority review procedures.

Where appropriate, we may seek approval from the FDA, EMA or comparable foreign regulatory authorities through the use of accelerated approval pathways. If we are unable to obtain such approval, we may be required to conduct additional preclinical studies or clinical trials beyond those that we contemplate, which could increase the expense of obtaining, and delay the receipt of, necessary marketing approvals. Even if we receive accelerated approval from the FDA, EMA or comparable regulatory authorities, if our confirmatory trials do not verify clinical benefit, or if we do not comply with rigorous post-marketing requirements, the FDA, EMA or such other regulatory authorities may seek to withdraw accelerated approval.

Where possible, we may pursue accelerated development strategies in areas of high medical need. We may seek an accelerated approval pathway for one or more of our therapeutic product candidates from the FDA, EMA or comparable foreign regulatory authorities. Under the accelerated approval provisions in the Food, Drug and Cosmetic Act, or the FDCA, and the FDA’s implementing regulations, the FDA may grant accelerated approval to a therapeutic candidate that is designed to treat a serious or life-threatening condition, generally provides a meaningful therapeutic benefit over available therapies, and demonstrates an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, or IMM, that is reasonably likely to predict an effect on IMM or other clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as IMM. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on IMM that is reasonably likely to predict an effect on IMM or other clinical benefit. The accelerated approval pathway may be used in cases in which the advantage of a new product over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. If such post-approval studies fail to confirm the product’s clinical benefit, the FDA may withdraw its approval of the product. In addition, the FDA currently requires, unless otherwise informed by the agency, pre-approval of promotional materials for products receiving accelerated approval, which could adversely impact the timing of the commercial launch of the product.

Prior to seeking accelerated approval, we would seek feedback from the FDA, EMA or comparable foreign regulatory authorities and would otherwise evaluate our ability to seek and receive such accelerated approval. There can be no assurance that after our evaluation of the feedback and other factors we will decide to pursue or submit a biologics license application, or BLA, for accelerated approval or any other form of expedited development, review or approval. Similarly, there can be no assurance that after subsequent feedback from the FDA, EMA or comparable foreign regulatory authorities, we will continue to pursue or apply for accelerated approval or any other form of expedited development, review or approval, even if we initially decide to do so. Furthermore, if we decide to submit an application for accelerated approval, there can be no assurance that such application will be accepted or that any approval will be granted on a timely basis, or at all. The FDA, EMA or other comparable foreign regulatory authorities could also require us to conduct further studies prior to considering our application or granting approval of any type, including, for example, if other products are approved via the accelerated pathway and subsequently converted by FDA to full approval. A failure to obtain accelerated approval or any other form of expedited development, review or approval for our therapeutic candidate would result in a longer time period to commercialization of such therapeutic candidate, could increase the cost of development of such therapeutic candidate and could harm our competitive position in the marketplace.

Priority review designation by the FDA may not lead to a faster regulatory review or approval process and, in any event, does not assure FDA approval of our product candidates.

If the FDA determines that a product candidate is intended to treat a serious disease or condition and, if approved, would provide a significant improvement in the safety or effectiveness of the treatment, prevention, or diagnosis of such disease or condition, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review a marketing application is six months from filing of the application, rather than the standard review period of ten months. We may request priority review for certain of our product candidates. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if we believe a particular product candidate is eligible for such designation or status, the FDA may disagree and decide not to grant it. Moreover, a priority review designation does not necessarily mean a faster regulatory review process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or thereafter.

We may expend our limited resources to pursue a particular product candidate that does not yield a successful product and fail to capitalize on product candidates that may be more profitable or for which there is a greater likelihood of success.

As we have limited financial and management resources, we must focus on development programs and product candidates that we identify for specific diseases. As such, currently we are primarily focused on the development of our current pipeline of product candidates. As a result, we may forego or delay pursuit of opportunities with other product candidates. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future development programs and product candidates for specific diseases may not yield any commercially viable products. If we make incorrect determinations regarding the viability or market potential of any of our programs or product candidates or misread trends in the biotechnology industry, in particular in the field of cardiology, our business could be seriously harmed. As a result, we may fail to capitalize on viable commercial products or profitable market opportunities, be required to forego or delay pursuit of opportunities with other programs, product candidates or other diseases that may later prove to have greater commercial potential than those we choose to pursue, or relinquish valuable rights to our platforms or product candidates through collaboration, licensing or other royalty arrangements in cases in which it would have been advantageous for us to invest additional resources to retain sole development and commercialization rights.

We may not be successful in our efforts to build a pipeline of additional product candidates.

Our business model is centered on developing product candidates targeting patient populations that place significant burden on society and are most amenable to our genetic medicine approach. We are targeting diseases that have seen limited penetration of precision medicine and where we believe there is significant opportunity for gene therapy to play a role as a key therapeutic option. We aim to select, develop and advance product candidates that we believe will have a high probability of technical and regulatory success through development into commercialization. We may not be able to continue to identify and develop new product candidates. Even if we are successful in continuing to build our pipeline, the potential product candidates that we identify may not be suitable for clinical development. For example, they may be shown to have side effects or other characteristics that indicate that they are unlikely to be drugs that will receive marketing approval and achieve market acceptance. If we do not successfully develop and commercialize product candidates based upon our approach, we will not be able to obtain product revenue in future periods, which likely would result in significant harm to our financial position and adversely affect our share price.

Risks related to the manufacturing of Medera’s product candidates

We and our contract manufacturers are subject to significant regulation with respect to manufacturing our products. The third-party manufacturing facilities on which we rely, and any manufacturing facility that we may have in the future, may have limited capacity or fail to meet the applicable stringent regulatory requirements.

We currently have relationships with a limited number of suppliers for the manufacturing of all components of our product candidates. However, if we experience slowdowns or problems with our manufacturing partners and are unable to establish or scale our internal manufacturing capabilities, we will need to continue to contract with manufacturers that can produce the preclinical, clinical and commercial supply of our products. Each supplier may require licenses to manufacture such components if such processes are not owned by the supplier or in the public domain and we may be unable to license such intellectual property rights on reasonable commercial terms or to transfer or sublicense the intellectual property rights we may have with respect to such activities.

All entities involved in the preparation of therapeutics for clinical trials or commercial sale, including our existing contract manufacturers for components of our product candidates, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials in the United States and European Union must be manufactured in accordance with cGMP. These regulations govern manufacturing processes and procedures (including recordkeeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants, or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We or our contract manufacturers must supply all necessary documentation in support of a biologics license application (BLA) or a marketing authorization application (MAA) on a timely basis. Our potential manufacturing facilities and quality systems and the facilities and quality systems of some or all of our third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted, and they could put a hold on one or more of our clinical trials if the facilities of our CMOs do not pass such audit or inspections. If these facilities do not pass a pre-approval plant inspection, FDA approval of the products will not be granted.

The regulatory authorities also may, at any time following approval of a product for sale, inspect or audit our manufacturing facilities or those of our third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for us or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could harm our business.

If we or any of our third-party manufacturers fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biologic product, or revocation of a pre-existing approval. As a result, our business, financial condition and results of operations may be harmed. Additionally, if supply from one approved manufacturer is interrupted, there could be a significant disruption in commercial supply. An alternative manufacturer would need to be qualified through a BLA and/or an MAA supplement which could result in further delay. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of our product candidates, cause us to incur higher costs and prevent us from commercializing our products successfully, if approved. Furthermore, if our suppliers fail to meet contractual requirements, and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical trials may be delayed, or we could lose potential revenue.

Gene therapies are novel, complex and difficult to manufacture. We could experience manufacturing problems that result in delays in the development or commercialization of our product candidates or otherwise harm our business.

Manufacturing drugs, especially in large quantities, is complex and may require the use of innovative technologies. Each lot of an approved drug product must undergo thorough testing for safety identity, strength, quality, purity and potency. Our gene therapy product candidates require processing steps that are even more complex than those required for most chemical and protein pharmaceuticals. Moreover, unlike chemical pharmaceuticals, the physical and chemical properties of a biologic such as our modified virus generally cannot be fully characterized. As a result, assays of the finished product may not be sufficient to ensure that the product will perform in the intended manner. Although we believe that the manufacture of our product candidates may be simplified due to their shared raw materials and other similarities, we cannot be certain that this will be the case and we may be required to develop manufacturing methods that ultimately differ significantly between product candidates, which would require that we invest substantial time and capital to develop suitable manufacturing methods. Our program materials are manufactured using technically complex processes requiring specialized equipment and facilities, highly specific raw materials, cell types and reagents, and other production constraints. Our production process also requires a number of highly specific raw materials, cell types and reagents with limited suppliers. Even though we aim to have backup supplies of raw materials, cell types and reagents whenever possible, we cannot be certain they will be sufficient if our primary sources are unavailable. A shortage of a critical raw material, cell line, or reagent, or a technical issue during manufacturing may lead to delays in clinical development or commercialization plans. We are particularly susceptible to any shortages, delays or our inability to obtain suitable raw materials for our lead product candidates. Any changes in the manufacturing of components of the raw materials we use could result in unanticipated or unfavorable effects in our manufacturing processes, resulting in delays.

In addition, if any of our product candidates obtain approval, the FDA, EMA and other regulatory authorities may require us to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, EMA or other regulatory authorities may require that we not distribute a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. Lot failures or product recalls could cause us to delay product launches or clinical trials, which could be costly to us and otherwise harm our business, financial condition, results of operations and prospects.

We rely on third-party manufacturers to manufacture our product candidates for preclinical studies and clinical trials. The manufacturers of pharmaceutical products must comply with strictly enforced cGMP requirements, state and federal regulations, as well as foreign requirements when applicable. Any failure of us or our CMOs to adhere to or document compliance to such regulatory requirements could lead to a delay or interruption in the availability of our product candidate materials for clinical trials or enforcement action from the FDA, EMA or foreign regulatory authorities. If we or our manufacturers fail to comply with the requirements of the FDA, EMA or other regulatory authority, sanctions could be imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates.

There can be no assurances that our third-party manufacturers will be able to meet our timetable and requirements. If any third party with whom we contract fails to perform its obligations, we may be forced to either manufacture the materials ourselves, for which we may not have the capabilities or resources, or enter into an agreement with a different third-party manufacturer, which we may not be able to do on reasonable terms, if at all. In either scenario, our clinical trials and future commercial supply could be delayed significantly as we establish alternative supply sources. In some cases, the technical skills required to manufacture our product candidates may be unique or proprietary to the original third-party manufacturer and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills to a back-up or alternate supplier, or we may be unable to transfer such skills at all. In addition, if we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce our product candidates according to the specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidates or commercialize our products, if approved, in a timely manner or within budget.

If we are unable to arrange for alternative third-party manufacturing sources on commercially reasonable terms or in a timely manner, we may be delayed in the development of our product candidates. Our dependence upon others for the manufacture of our product candidates may also adversely affect our future profit margins and our ability to commercialize any product candidates that receive regulatory approval on a timely and competitive basis.

We also may encounter problems hiring and retaining the experienced scientific, quality control and manufacturing personnel needed to operate our manufacturing process which could result in delays in our production or difficulties in maintaining compliance with applicable regulatory requirements.

Any problems in our manufacturing process or facilities or the facilities with which we contract could make us a less attractive collaborator for potential partners, including larger pharmaceutical companies, which could limit our access to additional attractive development programs. Problems in manufacturing process or facilities also could restrict our ability to meet market demand for our products, if approved. Additionally, should our agreement or agreements with other parties with whom we have manufacturing agreements be terminated for any reason, there are a limited number of manufacturers who would be suitable replacements, and it would take a significant amount of time to transition the manufacturing to a replacement.

We depend on third-party suppliers for materials used in the manufacture of our product candidates, and the loss of these third-party suppliers or their inability to supply us with adequate materials could harm our business.

We rely on third-party suppliers for the materials and components required for the production of our product candidates. Our dependence on these third-party suppliers and the challenges we may face in obtaining adequate supplies of materials involve several risks, including limited control over pricing, availability, and delivery schedules. There is substantial demand and limited supply for certain of the raw materials used to manufacture gene therapy products. As a small company, our negotiation leverage is limited, and we may get lower priority than our competitors that are larger than we are. We cannot be certain that our suppliers will continue to provide us with the quantities of these raw materials within the timelines that we require or satisfy our anticipated specifications and quality requirements. Any supply interruption in limited or sole-sourced raw materials could materially harm our ability to manufacture our product candidates until a new source of supply, if any, could be identified and qualified. We may be unable to find a sufficient alternative supply channel in a reasonable time or on commercially reasonable terms. Any performance failure on the part of our suppliers could delay the development and potential commercialization of our product candidates, including limiting supplies necessary for clinical trials and regulatory approvals, which would have a material adverse effect on our business.

Any contamination or interruption in our manufacturing process, shortages of raw materials or failure of our suppliers of viruses to deliver necessary components could result in delays in our clinical development or marketing schedules.

Given the nature of gene therapy manufacturing, there is a risk of contamination occurring during the manufacturing process. Any contamination could adversely affect our ability to produce product candidates on schedule and could, therefore, harm our results of operations and cause reputational damage. Some of the raw materials required in our manufacturing process are derived from biologic sources. Such raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of our product candidates could adversely impact or disrupt the commercial manufacturing or the production of clinical material, which could adversely affect our development timelines and our business, financial condition, results of operations and prospects.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and product characteristics. Such changes carry the risk that they will not achieve our intended objectives. Any such changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification or FDA approval. This could delay the initiation and completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commence sales and generate revenue. In addition, we may be required to make significant changes to our upstream and downstream processes across our pipeline, which could delay the development of our future product candidates. Regulatory agencies, and in particular the FDA and EMA, have demonstrated increased caution in their regulation of gene therapies, including increased scrutiny related to chemistry, manufacturing and control, or CMC, issues. This increased regulatory scrutiny around gene therapy CMC may result in us being required to conduct additional preclinical studies or clinical trials with respect to any of our product candidates, which may result in delays and increased costs in the development or commercialization of our product candidates and ultimately could lead to the failure to obtain approval for any gene therapy product.

We may not be able to successfully manufacture our product candidates in sufficient quality and quantity, which would delay or prevent us from developing our product candidates and commercializing resulting approved products, if any.

To date, our product candidates have been manufactured in quantities adequate for preclinical studies and clinical trials. In order to complete our clinical trials for a product candidate and for commercialization of the resulting product if that product candidate is approved for sale, we will need to manufacture product candidates in larger quantities. We may not be able to successfully repeat or increase the manufacturing capacity for any of our product candidates in a timely or cost-effective manner or at all. Significant changes or scale-up of manufacturing may require additional validation studies, which are costly and which regulatory authorities must review and approve. In addition, quality issues may arise during those changes or scale-up activities. If we are unable to successfully manufacture of any of our product candidates in sufficient quality and quantity, the development of that product candidate and regulatory approval or commercial launch for any resulting products may be delayed or there may be a shortage in supply, which could significantly harm our business.

Risks related to the commercialization of Medera’s product candidates

Even if any of our product candidates receive marketing approval, we may not successfully commercialize our product candidates.

Our product candidates are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies, and our failure to develop safe, commercially viable products would severely limit our ability to become profitable or to achieve significant revenues. Even if one or more of our product candidates is approved, we may be unable to successfully commercialize our product candidates for several reasons, including:

●	some or all of our product candidates may be found to be unsafe or ineffective or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; our product candidates, if safe and effective, may nonetheless not be able to be developed into commercially viable products;

●	it may be difficult to manufacture or market our product candidates on a scale that is necessary to ultimately deliver our products to end-users;

●	intellectual property and proprietary rights of third parties may preclude us from marketing our product candidates;

●	the nature of our indications as rare diseases means that the potential market size may be limited; and

●	third parties may market superior or equivalent drugs which could adversely affect the commercial viability and success of our product candidates.

Even if any of our product candidates receive marketing approval, they may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

If any of our product candidates receive marketing approval, they may still fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. If so, we may not generate sufficient revenue to become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

●	their efficacy, safety, cost, convenience, ease of administration and other advantages compared to alternative treatments;

●	product labeling or product insert requirements of the FDA or foreign regulatory authorities, including any limitations or warnings contained in a product’s approved labeling, including any boxed warning or REMS;

●	the willingness of the target patient population to try new treatments, such as gene therapy as a novel modality for treatment of our target indications and of physicians to prescribe these treatments;

●	our ability to hire and retain a sales force in the United States;

●	the strength of marketing and distribution support;

●	the availability of coverage and adequate reimbursement for our product candidates, once approved, from third-party payors and government authorities;

●	support from KOLs and patient advocacy groups;

●	the prevalence and severity of any side effects; and

●	any restrictions on the use of our products together with other medications.

Negative public opinion of gene therapy and increased regulatory scrutiny of gene therapy may adversely impact the development or commercial success of our current and future product candidates.

Our lead product candidates involve introducing genetic material into a patient’s cells via our intracoronary delivery methodology. The clinical and commercial success of our potential products will depend in part on public acceptance of the use of gene therapy (including the use of AAVs) for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy and gene regulation are unsafe, unethical or immoral, and consequently, our products may not gain the acceptance of the public or the medical community. Adverse public perception may adversely impact our ability to raise capital, enter into strategic agreements for research and development, and to enroll clinical trials. Moreover, our success will depend upon physicians prescribing, and their patients being willing to receive, treatments that involve the use of product candidates we may develop in lieu of, or in addition to, existing treatments with which they are already familiar and for which greater clinical data may be available.

Publicity of any adverse events in, or unfavorable results of, preclinical studies or clinical trials for any current or future product candidates, or with respect to the studies or trials of our competitors or of academic researchers utilizing similar technologies, even if not ultimately attributable to our technology or product candidates, could negatively influence public opinion. Negative public perception about the use of AAV technology in human therapeutics or precision medicine, whether related to our technology or our competitor’s technology, could result in increased governmental regulation, delays in the development and commercialization of product candidates or decreased demand for the resulting products, any of which may seriously harm our business.

The limited number of patients for some of our product candidates may be smaller than currently projected, which may affect the addressable markets for our product candidates.

We currently focus our research and product development on several indications that include rare genetic diseases, such as Duchenne muscular dystrophy-associated cardiomyopathy. Accordingly, for these rare genetic diseases, there are limited patient pools from which to draw for clinical trials. In addition to the rarity of these diseases, the eligibility criteria of our planned clinical trials will further limit the pool of available study participants as we will require that patients have specific characteristics that we can measure to assure their disease is either severe enough or not too advanced to include them in a trial.

In addition, our projections of the number of people who have the diseases we are seeking to treat, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are estimates based on our knowledge and understanding of these diseases. These estimates may prove to be incorrect and new studies may further reduce the estimated incidence or prevalence of this disease. The number of patients in the United States and elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with our product candidate or patients may become increasingly difficult to identify and access, all of which would adversely affect our business, financial condition, results of operations and prospects. We may not be able to initiate or continue clinical trials on a timely basis or at all for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in the trials as required by applicable regulations or as needed to provide appropriate statistical power for a given trial. Similarly, because some of the conditions we intend to treat are rare in nature, we plan to design and conduct clinical trials utilizing a small number of patients in order to evaluate the safety and therapeutic activity of our product candidates. Conducting trials in smaller subject populations increases the risk that any safety or efficacy issues observed in only a few patients could prevent such trials from reaching statistical significance or otherwise meeting their specified endpoints, which could require us to conduct additional clinical trials, or delay or prevent our product candidates from receiving regulatory approval, which would seriously harm our business.

The total addressable market opportunity for our product candidates will ultimately depend upon a number of factors, including the diagnosis and treatment criteria included in the final label, if approved for sale in specified indications, acceptance by the medical community, patient access and product pricing and reimbursement. Incidence and prevalence estimates are frequently based on information and assumptions that are not exact and may not be accurate, and the methodology is forward-looking and potentially speculative. The process we have used in developing an estimated incidence and prevalence range for the indications we are targeting has involved collating limited data from multiple sources. Further, even if we obtain significant market share for our product candidates, because the potential target populations are very small, we may never achieve profitability despite obtaining such significant market share.

We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

Drug development, particularly in the gene therapy field, is highly competitive and subject to rapid and significant technological advancements. As a significant unmet medical need exists for cardiovascular diseases, there are several large and small pharmaceutical companies focused on delivering therapeutics for the treatment of these diseases, including those that we are initially targeting. It is likely that additional drugs will become available in the future for the treatment of our target diseases.

We are aware that our competitors are developing product candidates for the treatment of diseases that our product candidates will target. To our knowledge, there are the below competitors that have developed or are developing product candidates for the treatment of the same diseases targeted by our pipeline:

●	SRD-001 for HFrEF: There are currently no approved disease-modifying therapies for HFrEF. Existing standard of care therapies (such as diuretics, ACEIs, ARBs, ARNIs, Aldosterone inhibitors, SGLT2 inhibitors along with implantable cardioverter defibrillator and biventricular pacers) merely treat symptoms. Bayer and Asklepios BioPharmaceutical’s AB-1002 gene therapy program targets non-ischemic cardiomyopathy only in patients with NYHA class III HF. AB-1002 decreases the inhibitory effect on SERCA2a, meaning it is an indirect way of activating SERCA2a, and has also been shown to elicit an immune T-cell response (signifying potential rejection in human bodies). On the other hand, our SRD-001 expresses the endogenous protein SERCA2a and directly increases SR calcium ATPase, and also there has been no observed immune system (i.e., T cell) responses (meaning no rejection of our therapies) or severe adverse events. There are other genetic cardiomyopathies with HFrEF-like symptoms that are being targeted by gene therapy such as MYBPC3 (Tenaya), Frataxin in Fredreich’s ataxia (Lexeo), and LAMP2B in Danon disease (Rocket Pharma), but the genetic payload is specific to the inherited cardiomyopathy, and therefore does not generalize for the vast majority of HFrEF patients.

●	SRD-002 for HFpEF: Similar to HFrEF, there are currently no approved disease-modifying therapies for HFpEF. Existing approved treatments such as Novartis’s Entresto and Eli Lilly and Boehringer Ingleheim’s Jardiance merely treat symptoms and have shown some effects on hospitalization. Tenaya’s HDAC6i small molecule program for HFpEF is ongoing but, unlike our SRD-002, it is not disease-modifying. Our SRD-002 program is truly unique in that it will modify the cellular and molecular abnormalities associated with HFpEF and it will be assessed using a very rigorous testing of pulmonary capillary wedge pressure in patients at rest and on exertion.

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SRD-003 for DMD-CM: The FDA has approved Sarepta’s Elevidys, the first gene therapy for DMD, for patients with the disease between the ages of 4 and 5 years old. Pfizer and Solid Bioscience also have ongoing gene therapy programs for microdystrophin replacement, but they target 5 year olds. There are currently no competitors for our SRD-003 to treat DMD-CM in patients over the age of 18. Heart failure medications also only seek to address symptoms and do not effectively treat DMD-CM patients.

Many of our current and potential competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources and commercial expertise than we do. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing biotechnology products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies, as well as in acquiring technologies complementary to, or necessary for, our programs. As a result of all of these factors, our competitors may succeed in obtaining approval from the FDA, EMA or other comparable foreign regulatory authorities or in discovering, developing and commercializing products in our field before we do.

Therefore, our ability to compete successfully will depend largely on our ability to:

●	develop and commercialize drugs that are advantageous as compared to other products in the market;

●	demonstrate through our clinical trials that our product candidates are differentiated from existing and future therapies;

●	attract qualified scientific, product development and commercial personnel;

●	obtain patent or other proprietary protection for our product candidates;

●	obtain required regulatory approvals;

●	obtain coverage and adequate reimbursement from, and negotiate competitive pricing with, third-party payors; and

●	successfully collaborate with other pharmaceutical companies in the discovery, development and commercialization of new medicines.

The availability of our competitors’ products could limit the demand, and the price we are able to charge, for any product candidate we develop. The inability to compete with existing or subsequently introduced drugs would have an adverse impact on our business, financial condition and prospects. In addition, the reimbursement structure of approved gene therapies by other companies could impact the anticipated reimbursement structure of our gene therapies, if approved, and our business, financial condition, results of operations and prospects.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make our product candidates less competitive. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, discovering, developing, receiving regulatory and marketing approval for, or commercializing, drugs before we do, which would have an adverse impact on our business and results of operations.

The success of our product candidates will depend significantly on third-party coverage and adequate reimbursement, or the willingness of patients, commercial and government payors to pay for these procedures.

We believe our success depends on obtaining and maintaining coverage and adequate reimbursement for our product candidates, including SRD-001, SRD-002 and SRD-003, and the extent to which patients will be willing to pay out-of-pocket for such products, in the absence of reimbursement for all or part of the cost. In the United States and in other countries, patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval.

The availability of coverage and adequacy of reimbursement for our products by third-party payors, including government health care programs (e.g., Medicare, Medicaid, TRICARE), managed care providers, private health insurers, health maintenance organizations and other organizations is essential for most patients to be able to afford medical services and pharmaceutical products such as our product candidates. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies. However, decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a payor-by-payor basis. One payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage, and adequate reimbursement.

The principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or the CMS, an agency within the U.S. Department of Health and Human Services, or the HHS. CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one third-party payor’s determination to provide coverage for a product candidate does not assure that other payors will also provide coverage for the product candidate or at the same level of reimbursement. As a result, the coverage determination process is often time-consuming and costly. This process will require us to provide scientific and clinical support for the use of our products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Third-party payors determine which products and procedures they will cover and establish reimbursement levels. Even if a third-party payor covers a particular product or procedure, the resulting reimbursement payment rates may not be adequate. Patients who are treated in-office for a medical condition generally rely on third-party payors to reimburse all or part of the costs associated with the procedure, including costs associated with products used during the procedure, and may be unwilling to undergo such procedures in the absence of such coverage and adequate reimbursement. Physicians may be unlikely to offer procedures for such treatment if they are not covered by insurance and may be unlikely to purchase and use our product candidates, if approved, for our stated diseases unless coverage is provided and reimbursement is adequate. In addition, for products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Further, coverage policies and third-party reimbursement rates may change at any time. Therefore, even if favorable coverage and reimbursement status is attained, less favorable coverage policies and reimbursement rates may be implemented in the future. In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics.

Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that a procedure is a covered benefit under its health plan; safe, effective and medically necessary; appropriate for the specific patient; cost-effective; supported by peer-reviewed medical journals; included in clinical practice guidelines; and neither cosmetic, experimental, nor investigational. Further, increasing efforts by third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. In order to secure coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain FDA or comparable regulatory approvals. Additionally, we may also need to provide discounts to purchasers, private health plans or government healthcare programs. Our product candidates may nonetheless not be considered medically necessary or cost-effective. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit. We expect to experience pricing pressures from third-party payors in connection with the potential sale of any of our product candidates.

Foreign governments also have their own healthcare reimbursement systems, which vary significantly by country and region, and we cannot be sure that coverage and adequate reimbursement will be made available with respect to the treatments in which our products are used under any foreign reimbursement system. Outside the United States, the commercialization of therapeutics is generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as our product candidates. In many countries, particularly the countries of the European Union, medical product prices are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after a product receives marketing approval. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

There can be no assurance that SRD-001, SRD-002, SRD-003 or any other product candidates, if approved for sale in the United States or in other countries, will be considered medically reasonable and necessary, that it will be considered cost-effective by third-party payors, that coverage or an adequate level of reimbursement will be available or that reimbursement policies and practices in the United States and in foreign countries where our products are sold will not adversely affect our ability to sell our product candidates profitably, if they are approved for sale.

Our business entails a significant risk of product liability lawsuits brought against us, which could cause us to incur substantial liabilities and limit commercialization of our products.

We face an inherent significant risk of product liability exposure related to the development, testing, manufacturing and marketing of our product candidates, especially in human clinical trials, and will face an even greater risk if we commercially sell any products that we may develop. We currently do not maintain any product liability insurance. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have an adverse effect on our business and financial condition. Also, our insurance policies may have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Even if our agreements with any future collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

We may be sued if any of our product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing, or sale post-approval. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, or a breach of warranties. Claims could also be asserted under state consumer protection laws. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit testing and commercialization of our products. Even successful defense would require significant financial and management resources.

Regardless of merit or eventual outcome, liability claims may result in:

●	delays in the development of our product candidates;

●	FDA, EMA or other regulatory authority investigation of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs;

●	initiation of investigations by regulators;

●	product recalls, withdrawals or labeling, marketing, or promotional restrictions;

●	exhaustion of any available insurance and our capital resources;

●	decreased demand for our products;

●	injury to our reputation and significant negative media attention;

●	withdrawal of clinical trial participants or inability to continue clinical trials;

●	significant costs to defend the related litigation;

●	substantial monetary awards paid to trial participants or patients;

●	loss of revenue;

●	reduced time and resources of our management to pursue our business strategy; and

●	the inability to commercialize any products that we may develop.

Risks related to Medera’s dependence on third parties

We intend to continue to rely on third parties to conduct a significant portion of our existing clinical trials and potential future clinical trials for product candidates, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.

We engage CROs to help conduct our ongoing clinical trials. We expect to continue to rely on third parties, including clinical data management organizations, medical institutions and clinical investigators, to conduct those clinical trials and any future clinical trials. Any of these third parties may terminate their engagements with us, some in the event of an uncured material breach and some at any time for convenience. If any of our relationships with these third parties terminate, we may not be able to timely enter into arrangements with alternative third parties or to do so on commercially reasonable terms, if at all. Switching or adding a CRO involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we intend to carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

In addition, any third parties conducting our clinical trials will not be our employees, and except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our clinical programs. The third parties we rely on for these services may also have relationships with other entities, some of which may be our competitors, for whom they may also be conducting clinical trials or other drug development activities, which could affect their performance on our behalf. Some of these third parties may terminate their engagements with us at any time. We also expect to have to negotiate budgets and contracts with CROs and clinical trial sites and we may not be able to do so on favorable terms, which may result in delays to our development timelines and increased costs. If we need to enter into alternative arrangements with, or replace or add any third parties, it would involve substantial cost and require extensive management time and focus, or involve a transition period, and may delay our drug development activities, as well as materially impact our ability to meet our desired clinical development timelines. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. Consequently, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase substantially and our ability to generate revenue could be delayed significantly.

Our heavy reliance on these third parties for such drug development activities will reduce our control over these activities. As a result, we will have less direct control over the conduct, timing and completion of preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if we were relying entirely upon our own staff. Nevertheless, we are responsible for ensuring that each of our studies and trials is conducted in accordance with applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are reliable and accurate and that the rights, integrity and confidentiality of trial participants are protected. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications.

There can be no assurance that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials substantially comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under current cGMP regulations and will require a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients, may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA. The FDA may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the trial. The FDA may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA and may ultimately lead to the denial of marketing approval of SRD-001, SRD-002, SRD-003 or any other product candidates.

We also expect to rely on other third parties to store and distribute product supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our product candidates or commercialization of our products, producing additional losses and depriving us of potential revenue.

We may enter into collaborations with third parties for the development and commercialization of product candidates. If those collaborations are not successful, we may not be able to capitalize on the market potential of these product candidates.

If we enter into any collaboration arrangements with any third parties, we will likely have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our product candidates. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities and efforts to successfully perform the functions assigned to them in these arrangements.

Collaborations involving our product candidates would pose numerous risks to us, including the following:

●	collaborators have significant discretion in determining the efforts and resources that they will apply to, and the manner in which they perform their obligations under, these collaborations and may not perform their obligations as expected;

●	collaborators may deemphasize or not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus, including as a result of a business combination or sale or disposition of a business unit or development function, or available funding or external factors such as an acquisition that diverts resources or creates competing priorities;

●	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

●	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

●	a collaborator with marketing and distribution rights to multiple products may not commit sufficient resources to the marketing and distribution of our product relative to other products;

●	we may grant exclusive rights to our collaborators that would prevent us from collaborating with others;

●	collaborators may not properly obtain, maintain, defend, protect or enforce our intellectual property rights or may use our proprietary information and intellectual property in such a way as to invite litigation or other intellectual property-related proceedings that could jeopardize or invalidate our proprietary information and intellectual property or expose us to potential litigation or other intellectual property related proceedings;

●	disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management attention and resources;

●	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates;

●	collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all;

●	collaborators may not provide us with timely and accurate information regarding development progress and activities under the collaboration or may limit our ability to share such information, which could adversely impact our ability to report progress to our investors and otherwise plan our own development of our product candidates;

●	collaborators may own or co-own intellectual property covering our products that results from our collaborating with them, and in such cases, we would not have the exclusive right to develop or commercialize such intellectual property; and

●	a collaborator’s sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil or criminal proceedings.

If we enter into collaborations to develop and potentially commercialize any product candidates, we may not be able to realize the benefit of such transactions if we or our collaborator elect not to exercise the rights granted under the agreement or if we or our collaborator are unable to successfully integrate a product candidate into existing operations and company culture. In addition, if our agreement with any of our collaborators terminates, our access to technology and intellectual property licensed to us by that collaborator may be restricted or terminate entirely, which may delay our continued development of our product candidates utilizing the collaborator’s technology or intellectual property or require us to stop development of those product candidates completely. We may also find it more difficult to find a suitable replacement collaborator or attract new collaborators, and our development programs may be delayed or the perception of us in the business and financial communities could be adversely affected. Any collaborator may also be subject to many of the risks relating to product development, regulatory approval, and commercialization described in this “Risk Factors” section, and any negative impact on our collaborators may adversely affect us.

Risks related to intellectual property

If we are unable to obtain or protect intellectual property rights related to any of our product candidates, our business will be harmed.

Our commercial success depends in large part on our ability to obtain, maintain, protect, defend and enforce patents, trade secrets and other intellectual property for our product candidates and proprietary technologies and their uses, as well as our ability to operate without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of others. We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our product candidates, their respective components, formulations, therapies, methods used to manufacture them and methods treatment. We also seek to protect our proprietary position by acquiring or in-licensing relevant issued patents or pending applications from third parties, but the efforts we and our licensors take to protect our intellectual property may provide only limited protection. There can be no assurance that we or our licensors will obtain any additional issued patents or that any issued patents we or our licensors obtain will provide us with any competitive advantage. Any failure to obtain adequate patent protection for our product candidates and technology would have a material adverse effect on our business, financial condition, results of operations and prospects.

We cannot offer any assurances about which of our patent applications will issue, the breadth of any resulting patent or whether any of the issued patents will be found invalid and unenforceable or will be threatened by third parties. We cannot offer any assurances that the breadth of our granted patents will be sufficient to stop a competitor from developing and commercializing a product, including a biosimilar product that would be competitive with one or more of our product candidates. Furthermore, any successful challenge to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any of our product candidates. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced.

The patent prosecution process is expensive and time-consuming, and we and our licensors may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. It is also possible that we or our licensors will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. We may not be able to obtain or maintain patent applications and patents due to the subject matter claimed in such patent applications and patents being in disclosures in the public domain. In some cases, the work of certain academic researchers in the gene therapy field has entered the public domain, which may preclude our ability to obtain patent protection for certain inventions relating to such work. Although we enter into nondisclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach these agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. Consequently, we would not be able to prevent any third party from using any technology that is in the public domain to compete with our product candidates. Moreover, depending on the terms of any future in-licenses to which we may become a party, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology in-licensed from third parties. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has, in recent years, been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of any patent rights are highly uncertain. Our owned and licensed pending and future patent applications may not result in issued patents which protect our technology or product candidates, effectively prevent others from commercializing competitive technologies and product candidates or otherwise provide any competitive advantage. In fact, patent applications may not issue as patents at all. Even if patent applications we license or own currently or in the future issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we hold or in-license may be challenged, narrowed, circumvented, or invalidated by third parties. Consequently, we do not know whether any of our technologies and product candidates will be protectable or remain protected by valid and enforceable patents. In addition, our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from using our technology or from developing competing technologies and products, and the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Any failure to obtain, maintain or defend our patents and other intellectual property could have a material adverse effect on our business, financial conditions, results of operations and prospects.

We cannot be certain that we are the first to invent the inventions covered by pending patent applications and, if we are not, we may be subject to priority or entitlement disputes. We may be required to disclaim part or all of the term of certain patents or all of the term of certain patent applications. There may be prior art of which we are not aware that may affect the validity or enforceability of a patent claim. There also may be prior art of which we are aware, but which we do not believe affects the validity or enforceability of a claim, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. Since patent applications in the United States and other countries are confidential for a period of time after filing, at any moment in time, we cannot be certain that we were in the past or will be in the future the first to file any patent application related to our product candidates. For example, some patent applications in the United States may be maintained in secrecy until the patents are issued. Further, publications in the scientific literature often lag behind actual discoveries. Consequently, we cannot be certain that others have not filed patent applications for technology covered by our owned and in-licensed issued patents or our pending applications, or that we or, if applicable, a licensor, were the first to invent or first to file an application for the technology.

It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example, with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If there are material defects in the form, preparation, prosecution, or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

In addition to the protection provided by our patent estate, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not amenable to patent protection. Although we generally require all of our employees to assign their inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed, or that our trade secrets and other confidential proprietary information will not be disclosed. In addition, while we have undertaken reasonable efforts to ensure such agreements are enforceable and that employees and third parties comply with their obligations thereunder, these agreements may be found insufficient by a court of law or may be breached, or we may not enter into sufficient agreements with such individuals in the first instance, in either case potentially resulting in the unauthorized use or disclosure of our trade secrets and other intellectual property, including to our competitors, which could cause us to lose any competitive advantage resulting from this intellectual property. Individuals not subject to invention assignment agreements may make adverse ownership claims to our current and future intellectual property. Moreover, our competitors may independently develop knowledge, methods and know-how equivalent to our trade secrets. Competitors could purchase our products, if approved, and replicate some or all of the competitive advantages we derive from our development efforts for technologies on which we do not have patent protection. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed. Enforcing a claim that a third-party entity illegally obtained and is using any of our trade secrets is expensive and time-consuming, and the outcome is unpredictable, and we may not be able to obtain adequate remedies for such breaches.

We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, our agreements or security measures may be breached, and we may not have adequate remedies for any breach. Also, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA is considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future. If we are unable to prevent material disclosure of the non-patented intellectual property related to our technologies to third parties, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.

Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time, and we may not be able to extend such terms, which would materially harm our business.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Further, depending upon the timing, duration and conditions of FDA marketing approval of our product candidates, one or more of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, and similar legislation in the European Union. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Only one patent may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended.

We may not be granted any extensions for which we apply in the United States or any other jurisdiction because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. In addition, to the extent we wish to pursue patent term extension based on a patent that we in-license from a third party, we would need the cooperation of that third party. If we are unable to obtain patent term extension or restoration, or the foreign equivalent, or if the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are generally also subject to all of the same risks with respect to protection of intellectual property that we license as we are for intellectual property that we own, which are described above and below. If we or our licensors fail to adequately protect this intellectual property, our ability to commercialize products could suffer. We may not be successful in obtaining or maintaining necessary rights to product components and processes for our development pipeline through acquisitions and in-licenses.

Presently, we have obtained rights to certain intellectual property rights through licenses from third parties to develop, manufacture and commercialize our lead product candidates and other potential product candidates in our pipeline. Because the commercialization of our product candidates may require the use of additional intellectual property rights held by third parties, the growth of our business likely will depend, in part, on our ability to acquire or license these intellectual property rights. Our product candidates also require specific formulations and manufacturing processes to work effectively and efficiently, and some of these rights are held by others.

We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary, important or more expedient to further our business operations. In addition, even if we are able to obtain such licenses, we may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, which would harm our business. Were that to happen, we may need to cease use of the product candidates and technologies covered by those third-party intellectual property rights and may need to seek to develop alternative approaches that do not infringe, misappropriate or violate those intellectual property rights, which may entail additional costs and development delays if we are able to develop such alternatives, or which may not be feasible. Even if we are able to obtain a license, it may be non-exclusive, which means that our competitors may also receive access to the same technologies licensed to us. The licensing and acquisition of third-party intellectual property rights is a competitive practice, and companies that may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive in order to commercialize our product candidates. More established companies may have a competitive advantage over us due to their larger size and cash resources or greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. There can be no assurance that we will be able to successfully complete such negotiations and ultimately acquire the rights to the intellectual property surrounding the additional product candidates that we may seek to acquire. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment.

If we are unable to successfully obtain rights to required third-party intellectual property or maintain the existing intellectual property rights we have licensed, we may be required to expend significant time and resources to redesign our product candidates, or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis, and we may have to abandon development of our product candidates, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our intellectual property licenses with third parties may be subject to disagreements over contract interpretation, which could narrow the scope of our rights to the relevant intellectual property or technology or increase our financial or other obligations to our licensors.

We have entered into various license agreements in connection with our research and development of our product candidates. The agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

If any of our licenses or material relationships or any in-licenses upon which our licenses are based are terminated or breached, we may:

●	lose our rights to develop and market our products;

●	lose patent protection for our products;

●	experience significant delays in the development or commercialization of our products;

●	not be able to obtain any other licenses on acceptable terms, if at all; or

●	incur liability for damages.

These risks apply to any agreements that we may enter into in the future for our products or for any future product candidates. If we experience any of the foregoing, it could have a material adverse effect on our business, financial condition, results or operations and prospects.

We cannot be certain that any of our licensed pending patent applications or our future owned or licensed patent applications will result in issued patent claims covering such aspects of our product candidates.

Composition-of-matter patents on the active pharmaceutical ingredient, or API, in prescription drug products are generally considered to be the strongest form of intellectual property protection for drug products because those types of patents provide protection without regard to any particular method of use or manufacture or formulation of the API used. Although we intend to file patent applications in the future that cover these product candidates, we cannot be certain that our future owned or licensed patent applications will cover our current or future product candidates.

Method-of-use patents protect the use of a product for the specified method and formulation patents cover formulations of the API. These types of patents do not prevent a competitor or other third party from developing or marketing an identical product for an indication that is outside the scope of the patented method or from developing a different formulation that is outside the scope of the patented formulation. Moreover, with respect to method-of-use patents, even if competitors or other third parties do not actively promote their product for our targeted indications or uses for which we may obtain patents, physicians may recommend that patients use these products off-label, or patients may do so themselves. Although off-label use may infringe or contribute to the infringement of method-of-use patents, the practice is common, and this type of infringement is difficult to prevent or prosecute. In addition, there are numerous publications and other prior art that may be relevant to our owned or in-licensed method-of-use patents and patent applications and may be used to challenge the validity of these owned or in-licensed patents and patent applications in litigation or other intellectual property-related proceedings. If these types of challenges are successful, our owned or in-licensed patents and patent applications may be narrowed or found to be invalid, and we may lose valuable intellectual property rights. Any of the foregoing could have a material adverse effect on our business, financial conditions, prospects and results of operations.

The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or in-license may fail to result in issued patents with claims that cover our product candidates or uses thereof in the United States or in other countries. Even if patents do successfully issue, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability and third parties may challenge the validity, enforceability or scope of our owned and licensed patents in courts or patent offices in the United States and abroad, which may result in those patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, our owned and licensed patents and pending patent applications, if issued, may not adequately protect our intellectual property or prevent competitors or others from designing around our patent claims to circumvent our owned or licensed patents by developing similar or alternative technologies or therapeutics in a non-infringing manner. If the breadth or strength of protection provided by the patents and patent applications we own or license with respect to our product candidates is not sufficient to impede such competition or is otherwise threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, our product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be involved in lawsuits to protect or enforce our patents or our licensors’ patents, which could be expensive, time-consuming and unsuccessful. Further, our potential future patents or our licensors’ patents could be found invalid or unenforceable if challenged in court.

Competitors and other third parties may infringe, misappropriate, or otherwise violate our patents, patent applications or other intellectual property rights. To counter such infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, our potential future patents also may become involved in inventorship, priority or validity disputes. If we initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product or product candidate is invalid and/or unenforceable. In patent litigation in the United States, counterclaims alleging invalidity and/or unenforceability are common, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. In an infringement proceeding, a court may decide that the patent claims we are asserting are invalid and/or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patent claims do not cover the technology in question. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review and equivalent proceedings in foreign jurisdictions (for example, opposition proceedings). Such proceedings could result in revocation of or amendment to our patents in such a way that they no longer cover our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could have a material adverse impact on our business.

Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patent applications. An unfavorable outcome could require us to cease using the related technology or force us to take a license under the patent rights of the prevailing party, if available. Furthermore, our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Even if we establish infringement of any of our patents by a competitive product, a court may decide not to grant an injunction against further infringing activity, thus allowing the competitive product to continue to be marketed by the competitor. It is difficult to obtain an injunction in U.S. litigation and a court could decide that the competitor should instead pay us a “reasonable royalty” as determined by the court, and/or other monetary damages. A reasonable royalty or other monetary damages may or may not be an adequate remedy. Loss of exclusivity and/or competition from a related product would have a material adverse impact on our business. In any event, such proceedings may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our ordinary shares. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.

For certain of our in-licensed patent rights, we may not have the right to file a lawsuit for infringement and may have to rely on a licensor to enforce these rights for us. If we are not able to directly assert our licensed patent rights against infringers or if a licensor does not vigorously prosecute any infringement claims on our behalf, we may have difficulty competing in certain markets where such potential infringers conduct their business, and our commercialization efforts may suffer as a result.

In addition, we or our licensors, as the case may be, may not be able to detect infringement against our owned or in-licensed patents, which may be especially difficult for manufacturing processes or formulation patents. Even if we or our licensors detect infringement by a third party of our owned or in-licensed patents, we or our licensors, as the case may be, may choose not to pursue litigation against or settlement with the third party. If we or our licensors later sue such third party for patent infringement, the third party may have certain legal defenses available to it that otherwise would not be available but for the delay between when the infringement was first detected and when the suit was brought. These legal defenses may make it impossible for us or our licensors to enforce our owned or in-licensed patents, as the case may be, against that third party.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our ordinary shares.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain.

As our current and future product candidates progress toward commercialization, the possibility of a patent infringement claim against us increases. We cannot provide any assurance that our current and future product candidates do not infringe other parties’ patents or other proprietary rights, and competitors or other parties may assert that we infringe their proprietary rights in any event. We may become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current and future product candidates, including interference or derivation proceedings before the United States Patent and Trademark Office, or the USPTO, or oppositions and other proceedings in foreign jurisdictions. We may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that our product candidates, manufacturing methods, formulations, administration methods and/or proprietary technologies infringe, misappropriate or otherwise violate their intellectual property rights.

Numerous issued patents and pending patent applications that are owned by third parties exist in the fields in which we are developing our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including us, the claim scope that may issue from pending patent applications owned by third parties or which patents cover various types of drugs, products or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications filed in our fields, there may be a risk that third parties, including our competitors, may allege they have patent rights encompassing our product candidates, technologies or methods and that we are employing their proprietary technology without authorization.

If we were sued for patent infringement, we would need to demonstrate that the relevant product or methods of using the product either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. In order to successfully challenge the validity of any such United States patent in federal court, we would need to overcome a presumption of validity. As this burden is high and requires us to present clear and convincing evidence as to the invalidity of any such United States patent claim, there is no assurance that a court of competent jurisdiction would agree with us and invalidate the claims of any such United States patent. Moreover, given the vast number of patents in our field of technology, we cannot be certain that we do not infringe existing patents or that we will not infringe patents that may be granted in the future.

While we may decide to initiate proceedings to challenge the validity of these or other patents in the future, we may be unsuccessful, and courts or patent offices in the United States and abroad could uphold the validity of any such patent. Furthermore, because patent applications can take many years to issue and may be confidential for 18 months or more after filing, and because pending patent claims can be revised before issuance, there may be applications now pending which may later result in issued patents that may be infringed by the manufacture, use or sale of our product candidates. Regardless of when filed, we may fail to identify relevant third-party patents or patent applications, or we may incorrectly conclude that a third-party patent is invalid or not infringed by our product candidates or activities. If a patent holder believes that one of our product candidates infringes its patent, the patent holder may sue us even if we have received patent protection for our technology. Moreover, we may face patent infringement claims from non-practicing entities that have no relevant drug revenue and against whom our own patent portfolio may thus have no deterrent effect. If a patent infringement suit were threatened or brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the drug or product candidate that is the subject of the actual or threatened suit.

If any third-party patents are held by a court of competent jurisdiction to be valid and enforceable and to cover any of our technology or product candidates, including the manufacturing process of our product candidates, constructs or molecules used in or formed during the manufacturing process, or any final product itself, we could be forced, including by court order, to cease developing, manufacturing or commercializing the infringing product. Alternatively, we may be required to obtain a license from such third party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing product. If we were required to obtain a license to continue to manufacture or market the affected product, we may be required to pay substantial royalties or grant cross-licenses to our patents. We cannot, however, assure that any such license will be available on acceptable terms, if at all. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations as a result of claims of patent infringement or violation of other intellectual property rights. Further, the outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of any adverse party. This is especially true in intellectual property cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree. Furthermore, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us; alternatively, or additionally, it could include terms that impede or destroy our ability to compete successfully in the commercial marketplace. In addition, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing a product or force us to cease some of our business operations, which could harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have material adverse effect on our ability to raise additional funds or otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.

The cost to us in defending or initiating any litigation or other proceeding relating to patent or other proprietary rights, even if resolved in our favor, could be substantial, and litigation would divert our management’s attention. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay our research and development efforts and limit our ability to continue our operations.

We may be subject to claims that we or our employees, consultants, advisors or contractors have wrongfully used or disclosed alleged confidential information or trade secrets.

We employ individuals who were previously employed at other biotechnology or biopharmaceutical companies. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants, or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our future patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and even if we are successful, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, harm to our reputation and other factors.

Parties making claims against us may be able to sustain the costs of complex intellectual property litigation more effectively than we can because they have substantially greater resources. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise additional funds or otherwise have a material adverse effect on our business, operating results, financial condition and prospects.

Even if we are successful in defending against these types of claims, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, that perception could have a substantial adverse effect on the price of our ordinary shares. This type of litigation or proceeding could substantially increase our operating losses and reduce our resources available for development activities. Some of our competitors may be able to sustain the costs of this type of litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of intellectual property litigation or other intellectual property related proceedings could adversely affect our ability to compete in the marketplace.

We may be subject to claims that we have wrongfully hired an employee from our competitors or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, in addition to our employees, we engage the services of consultants to assist us in the development of our product candidates. Many of these consultants, and many of our employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other biotechnology and pharmaceutical companies including our competitors or potential competitors. We may become subject to claims that we, our employees or consultants inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely affect our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team and other employees.

We may be subject to claims challenging the inventorship or ownership of our patent applications, in-licensed patent rights and other intellectual property.

We or our licensors may also be subject to claims that former employees, collaborators, or other third parties have an ownership interest in our patent applications, in-licensed patent rights or other intellectual property rights. We may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our product candidates and platform discovery. Although it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own, and we cannot be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property that are important to our product candidates. It may be necessary or we may desire to enter into a license to settle any such claim. However, there can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and distraction to management and other employees, and any litigation or the threat of litigation may adversely our reputation, or affect our ability to hire employees or contract with independent contractors.

Reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

If we rely on third parties to manufacture or commercialize our product candidates, or if we collaborate with additional third parties for the development of such product candidates, we must, at times, share trade secrets with them. We may also conduct joint research and development programs that may require us to share trade secrets under the terms of our research and development partnerships or similar agreements. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third-party contractors and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure could have an adverse effect on our business and results of operations.

In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets. Despite our efforts to protect our trade secrets, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements. Moreover, we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our confidential information or proprietary technology and processes. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. If any of the collaborators, scientific advisors, employees, contractors and consultants who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. Moreover, if confidential information that is licensed or disclosed to us by our partners, collaborators, or others is inadvertently disclosed or subject to a breach or violation, we may be exposed to liability to the owner of that confidential information. Enforcing a claim that a third party illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. For example:

●	others may be able to make or use capsids, nucleic acids and vectors that are similar to the biological compositions of our products that are the same as or similar to our product candidates but that are not covered by the claims of owned or in-licensed patents;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies;

●	it is possible that others may circumvent our owned or in-licensed patents;

●	others, including inventors or developers of our owned or in-licensed patented technologies who may become involved with competitors, may independently develop similar technologies that function as alternatives or replacements for any of our technologies without infringing our intellectual property rights;

●	it is possible that our owned or in-licensed patents or patent applications omit individual(s) who should be listed as inventor(s) or include individual(s) who should not be listed as inventor(s), which may cause these patents or patents issuing from these patent applications to be held invalid or unenforceable;

●	we or our licensors or our other collaboration partners might not have been the first to conceive and reduce to practice the inventions covered by the patents or patent applications that we own, license or will own or license;

●	we or our licensors or our other collaboration partners might not have been the first to file patent applications covering certain of the patents or patent applications that we or they own or have obtained a license, or will own or will have obtained a license;

●	we or our licensors may fail to meet obligations to the U.S. government with respect to in-licensed patents and patent applications funded by U.S. government grants, leading to the loss of patent rights;

●	it is possible that our pending patent applications will not result in issued patents;

●	we may not be able to generate sufficient data to support full patent applications that protect the entire breadth of developments in one or more of our programs;

●	no patent protection may be available with regard to formulation or method of use;

●	the claims of our owned or in-licensed issued patents or patent applications, if and when issued, may not cover our product candidates;

●	it is possible that there are prior public disclosures that could invalidate our or our licensors’ patents;

●	it is possible that there are unpublished applications or patent applications maintained in secrecy that may later issue with claims covering our products or technology similar to ours;

●	issued patents that we own or exclusively license may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

●	we may not exclusively license our patents and, therefore, may not have a competitive advantage if such patents are licensed to others;

●	our competitors might conduct research and development activities in countries where we do not have patent rights, or in countries where research and development safe harbor laws exist, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	the laws of other countries may not protect our or our licensors’, as the case may be, proprietary rights to the same extent as the laws of the United States;

●	there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns;

●	countries other than the United States may, under certain circumstances, force us or our licensors to grant a license under our patents to a competitor, thus allowing the competitor to compete with us in that jurisdiction or forcing us to lower the price of our drug in that jurisdiction;

●	we have engaged in scientific collaborations in the past and will continue to do so in the future and our collaborators may develop adjacent or competing products that are outside the scope of our patents;

●	we may not successfully commercialize the product candidates, if approved, before our relevant patents expire;

●	we may not develop additional proprietary technologies for which we can obtain patent protection;

●	it is possible that product candidates or technologies we develop may be covered by third parties’ patents or other exclusive rights;

●	ownership, validity or enforceability of our or our licensors’ patents or patent applications may be challenged by third parties; and

●	the patents of third parties or pending or future applications of third parties, if issued, may have an adverse effect on our business.

We may not be able to protect our intellectual property rights throughout the world.

Filing and prosecuting patent applications and defending patents covering our product candidates in all countries throughout the world would be prohibitively expensive. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States, even in jurisdictions where we do pursue patent protection. Consequently, we may not be able to prevent third parties from practicing our or our licensors’ inventions in all countries outside the United States, even in jurisdictions where we or our licensors due pursue patent protection, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement rights are not as strong as that in the United States or Europe. These products may compete with our product candidates, and our future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

In addition, we may decide to abandon national and regional patent applications before they are granted. The examination of each national or regional patent application is an independent proceeding. As a result, patent applications in the same family may issue as patents in some jurisdictions, such as in the United States, but may issue as patents with claims of different scope or may even be refused in other jurisdictions. It is also quite common that depending on the country, the scope of patent protection may vary for the same product candidate or technology.

While we intend to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our product candidates. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate, which may have an adverse effect on our ability to successfully commercialize our product candidates in all of our expected significant foreign markets. If we encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished, and we may face additional competition from others in those jurisdictions.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many foreign countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of our potential future patents or our licensor’s patents, if pursued and obtained, or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our or our licensors’ patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our potential future patents or the patents of our licensors at risk of being invalidated or interpreted narrowly and our patent applications or the patent applications of our licensors at risk of not issuing and could provoke third parties to assert claims against us. We or our licensors may not prevail in any lawsuits that we or our licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Some countries also have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, some countries limit the enforceability of patents against government agencies or government contractors. In those countries, the patent owner may have limited remedies, which could materially diminish the value of such patents. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and/or applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our patents and/or applications and any patent rights we may obtain in the future. Furthermore, the USPTO and various non-United States government patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. We are also dependent on our licensors to take the necessary action to comply with these requirements with respect to our licensed intellectual property. An inadvertent lapse or non-compliance with such requirements can sometimes be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

Changes in patent laws could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biotechnology and pharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology and genetic medicine industries involve a high degree of technological and legal complexity. Therefore, obtaining and enforcing biotechnology and genetic medicine patents is costly, time-consuming and inherently uncertain. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property and may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. We cannot predict the breadth of claims that may be allowed or enforced in our potential future patents or in third-party patents. In addition, Congress or other foreign legislative bodies may pass patent reform legislation that is unfavorable to us.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. In 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and also may affect patent litigation. These also include provisions that switched the United States from a first-to-invent system to a first inventor-to-file system, allow third- party submission of prior art to the USPTO during patent prosecution and set forth additional procedures to attack the validity of a patent by the USPTO administered post grant proceedings, including post-grant review, inter partes review and derivation proceedings. Under a first-inventor-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor was the first to invent the claimed invention. The USPTO recently developed new regulations and procedures to govern administration of the Leahy- Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first-to-file provisions, became effective in 2013. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition and results of operations. In addition, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement and defense of our patent applications.

Furthermore, the U.S. Supreme Court and the U.S. Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how patent laws in the United States are interpreted. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Similarly, foreign courts have made, and will likely continue to make, changes in how the patent laws in their respective jurisdictions are interpreted. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by United States and foreign legislative bodies. Depending on decisions by the U.S. Congress, the U.S. federal courts, the USPTO, or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patent and the patents we might obtain or license in the future.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our current or future trademarks or trade names (including “Medera”, “Sardocor” and “Novoheart”) may be challenged, infringed, circumvented or declared generic or descriptive or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During trademark registration proceedings, we may receive rejections of our applications by the USPTO or in other foreign jurisdictions. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected. We may license our trademarks and trade names to third parties, such as distributors. Although these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and tradenames by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names.

Moreover, any name we have proposed to use with our product candidate in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA (or an equivalent administrative body in a foreign jurisdiction) objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. If we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common shares to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing products, programs or intellectual property could be diminished. Accordingly, the market price of shares may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.

Derivation proceedings may be necessary to determine priority of inventions, and an unfavorable outcome may require us to cease using the related technology or to attempt to license rights from the prevailing party.

Derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patent applications or the patents or patent applications of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms or at all. Our defense of derivation proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with such proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties or enter into development or manufacturing partnerships that would help us bring our product candidates to market.

Risks related to legal and regulatory compliance matters

Our current and future relationships with customers, healthcare providers, including physicians, and third-party payors may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

We are currently or will in the future be subject to healthcare regulation and enforcement by the U.S. federal government and the states in which we will conduct our business once our product candidates are approved by the FDA and commercialized in the United States. In addition to the FDA’s restrictions on marketing of pharmaceutical products, the U.S. healthcare laws and regulations that may affect our ability to operate include: the federal fraud and abuse laws, including the federal anti-kickback and false claims laws; federal data privacy and security laws; and federal transparency laws related to payments and/or other transfers of value made to physicians and other healthcare professionals and teaching hospitals. Many states have similar laws and regulations that may differ from each other and federal law in significant ways, thus complicating compliance efforts. For example, states have anti-kickback and false claims laws that may be broader in scope than analogous federal laws and may apply regardless of payor. In addition, state data privacy laws that protect the security of health information may differ from each other and may not be preempted by federal law. Moreover, several states have enacted legislation requiring pharmaceutical manufacturers to, among other things, establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales and marketing activities, report information related to drug pricing, require the registration of sales representatives, and prohibit certain other sales and marketing practices. These laws may adversely affect our sales, marketing and other activities with respect to any product candidate for which we receive approval to market in the United States by imposing administrative and compliance burdens on us. It is possible that governmental authorities will conclude that our current or future business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participating in federal and state funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, diminished profits and future earnings, reputational harm and the curtailment or restructuring of our operations, any of which could harm our business.

The risk of being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

Further, healthcare providers and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, clinical investigators, CROs, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we research, as well as market, sell and distribute our products for which we obtain marketing approval.

Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare and data privacy and security laws and regulations will involve substantial ongoing costs, and may require us to undertake or implement additional policies or measures. We may face claims and proceedings by private parties, and claims, investigations and other proceedings by governmental authorities, relating to allegations that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations, and it is possible that courts or governmental authorities may conclude that we have not complied with them, or that we may find it necessary or appropriate to settle any such claims or other proceedings. In connection with any such claims, proceedings, or settlements, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction. For example, even if the FDA or EMA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion and reimbursement of the product candidate in those countries. However, a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and establishing and maintaining compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any future collaborator fail to comply with the regulatory requirements in international markets or fail to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our potential product candidates will be harmed.

Even if we receive regulatory approval of our product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

Any product candidate for which we obtain marketing approval will be subject to ongoing regulatory requirements for, among other things, manufacturing processes, submission of post-approval clinical data and safety information, labelling, packaging, distribution, adverse event reporting, storage, recordkeeping, export, import, advertising, promotional activities and product tracking and tracing. These requirements include submissions of safety and other post-marketing information and reports, establishment registration and drug listing requirements, applicable tracking and tracing requirements, continued compliance with cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping and cGCP requirements for any clinical trials that we conduct post-approval.

Any regulatory approvals that we receive for our product candidates or any future product candidates may also be subject to a REMS, limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or requirements that we conduct potentially costly post-marketing testing, including Phase 4 trials and surveillance to monitor the quality, safety and efficacy of the product. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval. We will further be required to immediately report any serious and unexpected adverse events and certain quality or production problems with our products to regulatory authorities along with other periodic reports.

The FDA and EMA closely regulate the post-approval marketing and promotion of genetic therapy medicines to ensure they are marketed only for the approved indications and in accordance with the provisions of the approved labeling. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we market our products for uses beyond their approved diseases, we may be subject to enforcement action for off-label marketing. Violations of the FDCA, relating to the promotion of prescription drugs for unapproved uses may lead to enforcement actions and investigations alleging violations of federal and state health care fraud and abuse laws, as well as state consumer protection laws. The holder of an approved BLA must submit new or supplemental applications and obtain prior approval for certain changes to the approved product, product labeling, or manufacturing process. A company that is found to have improperly promoted off-label uses of their products may be subject to significant civil, criminal and administrative penalties.

In addition, later discovery of previously unknown adverse events or other problems with our products, manufacturers or manufacturing processes, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

●	restrictions on manufacturing such products;

●	restrictions on the labeling or marketing of a product;

●	restrictions on product manufacturing, distribution or use;

●	restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

●	refusal to allow entry into supply contracts, including government contracts;

●	requirements to conduct post-marketing studies or clinical trials;

●	warning or untitled letters, or holds on clinical trials;

●	withdrawal of the products from the market;

●	refusal to approve pending applications or supplements to approved applications that we submit;

●	recall of products;

●	fines, restitution or disgorgement of profits or revenues;

●	suspension or withdrawal of marketing approvals;

●	refusal to permit the import or export of our products;

●	product seizure or detention; or

●	injunctions or the imposition of administrative, civil or criminal penalties or monetary fines.

The FDA’s policies, and the policies of foreign regulatory agencies, may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates.

We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. For example, executive orders or other actions could impose significant burdens on, or otherwise materially delay, FDA’s ability to engage in routine oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. If such executive actions were to impose restrictions on FDA’s ability to engage in oversight and implementation activities in the normal course, our business could be negatively impacted. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained which would adversely affect our business, prospects and ability to achieve or sustain profitability.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our current product candidates or any future product candidates and harm our business, financial condition, results of operations and prospects.

The FDA, EMA and other comparable foreign regulatory authorities may not accept data from trials conducted in locations outside of their jurisdiction.

We are planning on undertaking clinical trials in the United States and additional clinical trials internationally. The acceptance of study data by the FDA, EMA or other comparable foreign regulatory authority from clinical trials conducted outside of their respective jurisdictions may be subject to certain conditions. In cases where data from U.S. clinical trials are intended to serve as the basis for marketing approval in the foreign countries outside the United States, the standards for clinical trials and approval may be different. There can be no assurance that any U.S. or foreign regulatory authority would accept data from trials conducted outside of its applicable jurisdiction. If the FDA, EMA or any applicable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Enacted and future healthcare legislation may increase the difficulty and cost for us to progress our clinical programs and obtain marketing approval of and commercialize our product candidates and may affect the prices we may set.

In the United States, the European Union and other jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes and proposed changes to the healthcare system that could affect our future results of operations. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare.

The continuing efforts of the government, insurance companies, managed care organizations and other payers of healthcare services to contain or reduce costs of healthcare may adversely affect:

●	the demand for any of our product candidates, if approved;

●	the ability to set a price that we believe is fair for any of our product candidates, if approved;

●	our ability to generate revenues and achieve or maintain profitability;

●	the level of taxes that we are required to pay; and

●	the availability of capital.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical and biologic products. We cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. presidential executive orders, Congressional inquiries and proposed and enacted federal legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, and review the relationship between pricing and manufacturer patient programs. We expect that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures and could negatively affect our customers and accordingly, our financial operations.

Individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our product candidates or put pressure on our product pricing.

In markets outside of the United States, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States, the European Union or any other jurisdiction. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our product candidates may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.

Changes in funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel, accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. Our business depends upon the ability of the FDA to accept and review our potential regulatory filings. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our ability to advance clinical development of our product candidates.

If we are unable to establish sales, marketing and distribution capabilities either on our own or in collaboration with third parties, we may not be successful in commercializing our products that obtain regulatory approval.

We do not have any infrastructure for the sales, marketing or distribution of our products, and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to commercialize any product candidates, if approved, we must build marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services for each of the territories in which we may have approval to sell or market our product candidates. We may not be successful in accomplishing these required tasks, which will require significant expenses. Any failure or delay in the development of our internal sales, marketing and distribution capabilities could delay any product launch, which would adversely impact the commercialization of our product candidates. Additionally, if the commercial launch of our product candidates for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Establishing an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize our product candidates will be expensive and time-consuming and will require significant attention of our executive officers to manage. Any failure or delay in the development of our internal sales, marketing and distribution capabilities could adversely impact the commercialization of any of our product candidates that we obtain approval to market, if we do not have arrangements in place with third parties to provide such services on our behalf. Alternatively, if we choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems, we will be required to negotiate and enter into arrangements with such third parties relating to the proposed collaboration and such arrangements may prove to be less profitable than commercializing the product on our own. If we are unable to enter into such arrangements when needed, on acceptable terms, or at all, we may not be able to successfully commercialize any of our product candidates that receive regulatory approval, or any such commercialization may experience delays or limitations. If we are unable to successfully commercialize our approved product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer, and we may incur significant additional losses.

Ultimately, if we are unable to establish adequate sales, marketing and distribution capabilities, either on our own or in collaboration with third parties, we will not be successful in commercializing SRD-001, SRD-002 and SRD-003 or any of our other product candidates, if approved, and may not become profitable and may incur significant additional losses. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

There are a variety of risks associated with international commercialization that could adversely affect our business.

If SRD-001, SRD-002, SRD-003 or any of our other product candidates are approved for commercialization, we may seek to enter into agreements with third parties to market them in certain jurisdictions outside the United States. We expect that we would be subject to additional risks related to international pharmaceutical operations, including:

●	different regulatory requirements for drug and biologic approvals and rules governing drug and biologic commercialization in foreign countries;

●	challenges obtaining, maintaining, protecting, defending and enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

●	foreign reimbursement, pricing and insurance regimes;

●	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

●	economic weakness, including inflation, or political instability in particular foreign economies and markets;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

●	business interruptions resulting from geopolitical actions, including war and terrorism or natural disasters including earthquakes, typhoons, floods and fires, or from economic or political instability;

●	greater difficulty with enforcing our contracts;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

●	foreign taxes, including withholding of payroll taxes;

●	difficulties staffing and managing foreign operations;

●	potential noncompliance with the U.S. Foreign Corrupt Practices Act, or the FCPA, the U.K. Bribery Act 2010 and similar anti-bribery and anticorruption laws in other jurisdictions; and

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad.

If we are unable to successfully manage the challenges of international expansion and operations, our business and operating results could be harmed.

Changes in tax laws or regulations that are applied adversely to us or our customers may materially harm our business.

New tax laws, statutes, rules, regulations, or ordinances could be enacted at any time. Further, existing tax laws, statutes, rules, regulations, or ordinances could be interpreted differently, changed, repealed, or modified at any time. Any such enactment, interpretation, change, repeal, or modification could adversely affect us, possibly with retroactive effect. The Inflation Reduction Act of 2022, or the IRA, enacted a 15% minimum tax on the adjusted financial statement income of certain large U.S. corporations for taxable years beginning after December 31, 2022, as well as a 1% excise tax on stock repurchases made by public corporations after December 31, 2022. Further, the Tax Cuts and Jobs Act of 2017, or the Tax Act, enacted many significant changes in U.S. federal tax laws, some of which were further modified by the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, and may be modified in the future by the current or a future presidential administration. Among other changes, the Tax Act amended the Code to require that certain research and experimental expenditures be capitalized and amortized over five years if incurred in the United States or fifteen years if incurred in foreign jurisdictions for taxable years beginning after December 31, 2021. Although the U.S. Congress has considered legislation that would defer, modify, or repeal the capitalization and amortization requirement, there is no assurance that such changes will be made. If the requirement is not deferred, repealed, or otherwise modified, it may increase our cash taxes and effective tax rate. In addition, it is uncertain if and to what extent various states will conform to the IRA, the Tax Act, the CARES Act, or any future U.S. federal tax laws. Changes in corporate tax rates, the realization of net deferred tax assets relating to our operations, the taxation of foreign earnings, and the deductibility of expenses could have a material impact on the value of our deferred tax assets, result in significant one-time charges, and increase our future U.S. tax expenses.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, our operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if we contract with third parties for the disposal of these materials and waste products, we cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of our hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

We maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees, but this insurance may not provide adequate coverage against potential liabilities. However, we do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Environmental laws and regulations may impair our research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

We are subject to a variety of privacy and data security laws, rules, regulations, policies, industry standards and contractual obligations, and our failure to comply with them could harm our business.

We maintain a large quantity of sensitive information, including confidential business and personal information in connection with the conduct of our clinical trials and related to our employees, and we are subject to laws and regulations governing the privacy and security of such information. In the United States, there are numerous federal and state privacy and data security laws and regulations governing the collection, use, disclosure and protection of personal information, including federal and state health information privacy laws, federal and state security breach notification laws and federal and state consumer protection laws. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing focus on privacy and data protection issues, which may affect our business and is expected to increase our compliance costs and exposure to liability. In the United States, numerous federal and state laws and regulations could apply to our operations or the operations of our partners, including state and federal data breach notification laws, state health information privacy laws and federal and state consumer protection laws and regulations that govern the collection, use, disclosure and protection of health-related and other personal information. Among these regulations are: Section 5 of the Federal Trade Commission Act, which prohibits unfair or deceptive commercial practices; new rules adopted by the SEC in July 2023, which require public companies to disclose material cybersecurity incidents they experience and to disclose on an annual basis material information regarding their cybersecurity risk management, strategy, and governance; and HIPAA, as amended by HITECH, and the regulations promulgated thereunder. We may obtain health information from third parties, including research institutions from which we obtain clinical trial data, that are subject to privacy and security requirements under HIPAA, and depending on the facts and circumstances, we could be subject to significant penalties if we obtain, use or disclose individually identifiable health information in a manner that is not authorized or permitted by HIPAA.

In the European Economic Area, or EEA, and the United Kingdom, or UK, the collection, use, disclosure, transfer or other processing of personal data, including clinical trial data, of individuals is governed by the General Data Protection Regulation, or EU GDPR (with regards to the EEA) and UK GDPR (with regards to the UK), as well as applicable national data protection legislation and requirements. In this document, “GDPR” refers to both the EU GDPR and the UK GDPR, unless specified otherwise. The GDPR is wide ranging in scope imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR imposes substantial fines for breaches and violations (up to the greater of €20 million (£17.5 million for the UK) or 4% of our consolidated annual worldwide gross revenue), and confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations of the GDPR.

The GDPR also includes restrictions on cross-border data transfers of personal data to countries outside the EEA and the UK that are not considered by the European Commission and UK government as providing “adequate” protection to personal data, or third countries, including the United States, unless a valid GDPR transfer mechanism (for example, the European Commission approved Standard Contractual Clauses, or SCCs, and the UK International Data Transfer Agreement/Addendum, or UK IDTA) has been put in place. Where relying on the SCCs or UK IDTA for data transfers, we may also be required to carry out transfer impact assessments to assess whether the recipient is subject to local laws which allow public authority access to personal data. The international transfer obligations under the EEA and UK data protection regimes will require significant effort and cost, and may result in us needing to make strategic considerations around where EEA and UK personal data is transferred and which service providers we can utilize for the processing of EEA and UK personal data. Although the UK is regarded as a third country under the EU GDPR, the European Commission has issued a decision recognizing the UK as providing adequate protection under the EU GDPR, or Adequacy Decision, and, therefore, transfers of personal data originating in the EEA to the UK remain unrestricted.

The UK government has confirmed that personal data transfers from the UK to the EEA remain free flowing. The UK Government may introduce reforms to further alter the similarities between the UK and EEA data protection regime and threaten the UK Adequacy Decision from the European Commission. This may lead to additional compliance costs and could increase our overall risk. The respective provisions and enforcement of the EU GDPR and UK GDPR may further diverge in the future and create additional regulatory challenges and uncertainties.

Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. If we fail to comply with any such laws or regulations, we may face significant fines and penalties that could adversely affect our business, financial condition and results of operations. Furthermore, the laws are not consistent, and compliance in the event of a widespread data breach is costly. In addition, states are constantly adopting new laws or amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California enacted the California Consumer Privacy Act, or CCPA, which took effect on January 1, 2020, became enforceable by the California Attorney General on July 1, 2020 and has been dubbed the first “GDPR-like” law in the United States. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Further, the California Privacy Rights Act, or CPRA, which became effective as of January 1, 2023, amended the CCPA and imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data and opt outs for certain uses of sensitive data. The amendments introduced by the CPRA also created a new California data protection agency authorized to issue substantive regulations, and it is anticipated that this development could result in increased privacy and information security enforcement. Although the CCPA, as amended by the CPRA, currently exempts certain health-related information, including clinical trial data, the CCPA may increase our compliance costs and potential liability if we expand our operations into California. Similar broad consumer privacy laws have been enacted in Colorado, Connecticut, Virginia, Utah, Iowa and Indiana and have been proposed in numerous other states and at the federal level. If passed, these bills may have potentially conflicting requirements that would make compliance challenging.

In addition to these consumer privacy laws, the state of Washington recently enacted a comprehensive privacy bill, called the My Health My Data Act. Effective March 2024, this new law will impose strict requirements on the collection, use and processing of health related information that is not subject to HIPAA. Other states are considering bills with similar requirements. The Washington law and, if passed, the other state bills, will add additional complexity to our existing compliance obligations.

With the GDPR, CCPA and other laws, regulations and other obligations relating to privacy and data protection imposing new and relatively burdensome obligations, and with the substantial uncertainty over the interpretation and application of these and other obligations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices and may incur significant costs and expenses in an effort to do so. We will continue to assess, develop, update, and adapt our practices, procedures, and policies in order to address existing and new requirements under applicable data privacy and protection laws and regulations. However, it is possible that both existing and new laws, regulations, and other obligations to which we are or may be subject, may be interpreted and applied in a manner that is inconsistent with our existing or future privacy and data protection practices. Any failure or perceived failure by us to comply with our obligations may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us and could result in significant liability, cause harm to our brand and reputation, and otherwise materially and adversely affect our reputation and business. We do not currently have any formal data privacy policies and procedures in place and have not completed formal assessments of whether we are in compliance with all applicable data privacy laws and regulations. Additionally, if third parties with which we work, such as vendors or service providers, violate applicable laws, rules or regulations or our policies, such violations may also put our or our clinical trial and employee data, including personal data, at risk, which could in turn have an adverse effect on our business.

Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Any failure or perceived failure by us or our vendors or service providers to comply with our applicable policies or notices relating to privacy or data protection, our contractual or other obligations to third parties, or any of our other legal obligations, laws, rules, regulations and standards relating to privacy or data protection, may result in governmental investigations or enforcement actions, litigation, claims and other proceedings, harm our reputation, and could result in significant liability.

We are subject to U.S. and certain foreign anti-corruption laws and regulations, export and import controls, sanctions and embargoes. Compliance with these legal requirements could limit our ability to compete in foreign markets and subject us to liability if we violate them.

We are subject to anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act and other state and national anti-bribery laws in the countries in which we may conduct activities in the future. These laws generally prohibit companies and their employees, agents, representatives, business partners, and third-party intermediaries from, directly or indirectly, offering, promising, giving or authorizing others to give anything of value, either directly or indirectly, to recipients in the public or private sector in order to influence official action or otherwise obtain or retain business. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, hospitals are owned and operated by the government, and doctors and other hospital employees would be considered foreign officials under the FCPA. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls.

Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-United States governments. Additionally, in many other countries, the healthcare providers who prescribe pharmaceuticals are employed by their government, and therefore will be considered foreign officials for purposes of the FCPA. We also expect to rely on third parties for research, preclinical studies and clinical trials and/or to obtain necessary permits, licenses, patent registrations and other marketing approvals. We can be held liable for the corrupt or other illegal activities of our employees, agents, CROs, contractors and other collaborators and partners, even if we do not explicitly authorize or have actual knowledge of such activities.

We are also subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. Compliance with applicable regulatory requirements regarding the export of our products may create delays in the introduction of our products in international markets or, in some cases, prevent the export of our products to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments and persons targeted by U.S. sanctions. Governmental regulation of the import or export of our products, or our failure to obtain any required import or export authorization for our products, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our products may create delays in the introduction of our products in international markets or, in some cases, prevent the export of our products to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. If we fail to comply with export and import regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or products targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export our products to, existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business.

Violations of these laws and regulations could result in whistleblower complaints, fines, severe civil or criminal sanctions, settlements, prosecution, enforcement actions, damages, adverse media coverage, investigations, loss of export privileges, disgorgement, and other remedial measures and prohibitions on the conduct of our business including our ability to offer our products in one or more countries. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. As a general matter, investigations, enforcement actions and sanctions could damage our reputation, our brand, our international activities, our ability to attract and retain employees and our business, prospects, operating results and financial condition.

Risks related to employee matters and managing growth

Our future success depends on our ability to attract and retain key executives and advisors and to attract, retain and motivate qualified personnel.

To succeed, we must recruit, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and we face significant competition for experienced personnel. We are highly dependent on the management, development, clinical, financial and business development expertise of our executive officers, such as Dr. Ronald Li, our Chairman, Chief Executive Officer and a member of our board of directors, and Dr. Roger Hajjar, our President, Chief Medical Officer and a member of our board of directors, in each case upon consummation of the Business Combination. Each of our executive officers may currently terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or employees.

The loss of the services of our executive officers or other key employees, or our inability to recruit certain executives, could impede the achievement of our development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, recruiting executive officers, or replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize gene therapy products. Competition to hire from this limited pool is intense, and we have experienced and may continue to experience challenges filling certain executive roles. Many of the other biotechnology companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide higher compensation, more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can discover, develop and commercialize our product candidates will be limited and the potential for successfully growing our business will be harmed.

In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.

We expect to grow our company in order to implement our various plans and strategies. These include expanding our clinical development, manufacturing and regulatory capabilities and potentially implement sales, marketing and distribution capabilities. We may experience difficulties in managing such growth.

As of June 30, 2024, we had 13 full-time employees. As our development progresses, we expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of clinical product development, regulatory affairs and, if any of our product candidates receives marketing approval, sales, marketing and distribution. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. Our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

If we are not able to effectively expand our organization by hiring new employees and/or engaging additional third-party service providers, we may not be able to successfully implement the tasks necessary to develop and commercialize our product candidates and, accordingly, may not achieve our research, development and commercialization goals.

Our employees, independent contractors, consultants, collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, consultants, collaborators, principal investigators, CROs, suppliers and vendors may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct that violates FDA regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA, manufacturing standards, federal and state healthcare laws and regulations, and laws that require the true, complete and accurate reporting of financial information or data. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. Although we have adopted a code of business conduct and ethics, it is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, including, without limitation, damages, fines, disgorgement, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations.

Our computer systems, or those of any of our CROs, manufacturers, contractors, consultants or other third parties or potential future collaborators, may fail or suffer security incidents or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data, or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

Despite the implementation of security measures, our internal computer systems, as well as those of third parties on which we rely, are vulnerable to damage from, among other things, computer viruses, malware, unauthorized access, natural disasters, terrorism, war telecommunication and electrical failures, system malfunctions, cyberattacks or cyber-intrusions over the Internet, attachments to emails, phishing attacks, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could lead to the loss, destruction, alteration, prevention of access to, disclosure, dissemination of, or damage or unauthorized access to, our data (including trade secrets or other confidential information, intellectual property, proprietary business information and personal data) or data that is processed or maintained on our behalf, and cause interruptions in our operations, which could result in a material disruption of our product candidate development programs. For example, the loss of preclinical study or clinical trial data from completed, ongoing or planned trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of personal, confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, clinical trial data, proprietary business information, personal data and personally identifiable information of our clinical trial subjects and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, we cannot ensure that our information technology and infrastructure will prevent breakdowns or breaches in our or their systems or other cybersecurity incidents that cause loss, destruction, unavailability, alteration, dissemination of, or damage or unauthorized access to, our data, including personal data, assets and other data processed or maintained on our behalf, that could have a material adverse effect upon our reputation, business, operations or financial condition. Although, to our knowledge, we have not experienced any such material security breach to date, any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, significant regulatory penalties, and such an event could disrupt our operations, damage our reputation, and cause a loss of confidence in us and our ability to conduct clinical trials, which could adversely affect our reputation and delay clinical development of our product candidates.

To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information or personal data, we could incur material legal claims and liability and damage to our reputation, and the further development of our product candidates could be delayed. Any such event could also compel us to comply with federal and state breach notification laws, and foreign law equivalents, subject us to mandatory corrective action and otherwise subject us to substantial liability under laws, rules, regulations and standards that protect the privacy and security of personal data, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

Notifications and follow-up actions related to a data breach or other security incident could impact our reputation and cause us to incur significant costs, including significant legal expenses and remediation costs. We expect to incur significant costs in an effort to detect and prevent security incidents, and we may face increased costs and requirements to expend substantial resources in the event of an actual or perceived security incident. However, we cannot guarantee that we will be able to detect or prevent any such incidents, or that we can remediate any such incidents in an effective or timely manner. Our efforts to improve security and protect data from compromise may also identify previously undiscovered instances of data breaches or other cybersecurity incidents. To the extent that any data breach, disruption or security incident were to result in any loss, destruction, or alteration of, damage, unauthorized access to or inappropriate or unauthorized disclosure or dissemination of, our data, including personal data, or other information that is processed or maintained on our behalf, we could be exposed to litigation and governmental investigations and inquiries, the further development and commercialization of our product candidates could be delayed, and we could be subject to significant fines or penalties for any noncompliance with applicable state, federal and foreign privacy and security laws, rules, regulations and standards.

Risks Related to Keen Vision and the Business Combination

Keen Vision will be forced to liquidate the Trust Account if it cannot consummate a business combination by October 27, 2024, or April 27, 2025 (up to 21 months from the closing of the IPO if it extends the period of time to consummate a business combination), as described in more detail in this proxy statement/prospectus (the “Combination Period”); in such event, Keen Vision’s public shareholders will receive $[  ] per share and the KVAC Warrants will expire worthless.

If Keen Vision is unable to complete a business combination within the Combination Period, and is forced to liquidate, the initial per-share liquidation distribution will be [$*], plus interest earned on amounts held in trust that have not been used to pay for taxes. Furthermore, there will be no distribution with respect to the KVAC Warrants, which will expire worthless as a result of Keen Vision’s failure to complete a business combination.

We do not have a specified maximum redemption threshold in the M&AA. The absence of such a redemption threshold may make it possible for us to consummate the Business Combination, in connection with which a substantial majority of our public shareholders may redeem their Public Shares.

The M&AA do not provide a specified maximum redemption threshold, except that (i) we will not redeem the Public Shares in an amount that would cause Keen Vision’s net tangible assets to be less than $5,000,001 upon consummation of the Business Combination (such that we are not subject to the SEC’s “penny stock” rules) and (ii) no shareholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Public Shares may exercise such redemption right with respect to more than 15% of the Public Shares without Keen Vision’s prior consent.

If Keen Vision’s shareholders approve the NTA Requirement Amendment Proposal, this may make it possible for Keen Vision to consummate the Business Combination, in connection with which a substantial majority of Keen Vision’s public shareholders may redeem their Public Shares.

If, however, the Keen Vision’s shareholders fail to approve the NTA Requirement Amendment Proposal, then the restriction set forth in clause (i) of the preceding paragraph will remain in effect, and Keen Vision may not be able to consummate the Business Combination in the event that a substantial majority of Keen Vision’s public shareholders redeem their shares before the Business Combination. The parties to the Merger Agreement have not yet agreed to enter into to such a waiver.

If the NTA Requirement Amendment Proposal (Proposal No. 7) is approved, PubCo can avoid the “penny stock rules” by either (1) having net tangible assets of at least $5,000,001 (the “NTA Rule”) or (2) listing its ordinary shares on the Nasdaq Stock Market (Rule 3a51-1(a)(2) or the “Exchange Rule”). If PubCo does not have net tangible assets of at least $5,000,001 and is unable to list PubCo’s ordinary shares on Nasdaq, then PubCo may be required to comply with the “penny stock rules” and this could affect the market for PubCo securities and the ability of PubCo to raise capital following the Business Combination.

The NTA Requirement Amendment Proposal (Proposal No. 7) seeks to amend the Keen Vision’s amended and restated memorandum and articles of association to remove the requirement that Keen Vision have net tangible assets of at least $5,000,001 at the closing of the Business Combination. As disclosed in Keen Vision’s IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, Keen Vision may be deemed to be a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including (1) the company has net tangible assets of at least $5,000,001 (the “NTA Rule”) or (2) the company is listed on the Nasdaq Stock Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Keen Vision and/or PubCo may avoid being deemed a penny stock issuer in reliance upon the NTA Rule or the Exchange Rule.

Keen Vision is asking its shareholders to vote on the NTA Requirement Amendment Proposal now, because PubCo may not be able to satisfy the NTA Rule. If Keen Vision’s shareholders approve the NTA Requirement Amendment Proposal, then this requirement no longer will be applicable to the Business Combination.

If PubCo is not able to list its ordinary shares on Nasdaq, PubCo’s ordinary shares would likely then trade only in the over-the-counter market and the market liquidity of shares could be adversely affected and their market price could decrease. If PubCo’s ordinary shares were to trade on the over-the-counter market, selling PubCo’s ordinary shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and we could face significant material adverse consequences, including: a limited availability of market quotations for our securities; reduced liquidity with respect to our securities; a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; a reduced amount of news and analyst coverage for PubCo; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for PubCo’s ordinary shares and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for PubCo.

If the NTA Requirement Amendment Proposal (Proposal No. 7) is approved, and PubCo fails to have net tangible assets of at least $5,000,001 and PubCo is unable to list its ordinary shares on Nasdaq, then PubCo may be required to comply with the “penny stock rules” and this could negatively affect the market for PubCo securities and the ability of PubCo to raise capital following the Business Combination.

If the NTA Requirement Amendment Proposal (Proposal No. 7) is approved and PubCo fails to have net tangible assets of at least $5,000,001, but PubCo is able to list PubCo’s ordinary shares on Nasdaq, this would permit PubCo to avoid compliance with the “penny stock rules” and could affect our cash position following the Business Combination.

If the NTA Requirement Amendment Proposal (Proposal No. 7) is approved, there can be no guarantee that PubCo will have net tangible assets of at least $5,000,001 immediately following the closing of the Business Combination, because PubCo can avoid being required to comply with the “penny stock rules” by listing PubCo’s ordinary shares on Nasdaq. Having net tangible assets of at least $5,000,001 is preferable to the alternative of having a lower amount of net tangible assets. PubCo may not have net tangible assets of at least $5,000,001 immediately following the closing of the Business Combination. Notwithstanding the foregoing, we do not expect the approval of the NTA Requirement Amendment Proposal to have a material adverse effect on PubCo’s cash position following the closing of the Business Combination. It is anticipated that following the Business Combination, PubCo can and will be financed with cash flow from operations and equity and debt financings.

As we do not have a specified maximum redemption threshold in the M&AA, significant redemption requests could have a material adverse effect on PubCo’s liquidity and available financing for its ongoing operations.

If there are significant redemption requests by shareholders of Keen Vision, including, for example, when a few large shareholders or a majority of shareholders elect to have their shares redeemed for cash, the funds in the Trust Account, the balance of which otherwise would be released to PubCo and utilized to fund working capital needs of PubCo, will be significantly reduced. This could subject PubCo to decreased liquidity and other negative impacts on its business, results of operations and financial condition. Moreover, in the event that the market value of the Public Shares is greater than the amount of money in the Trust Account, any significant redemption could impair our ability to obtain Nasdaq approval to the continued listing of PubCo Ordinary Shares following completion of the Business Combination.

There is no guarantee that a shareholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Public Shares in the future following the consummation of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price of PubCo and may result in a lower value realized upon redemption than a shareholder of Keen Vision might realize in the future had the shareholder not redeemed its Public Shares. Similarly, if a shareholder does not redeem its Public Shares, the shareholder will bear the risk of ownership of PubCo Ordinary Shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares of PubCo Ordinary Shares in the future for a greater amount than the redemption price paid in connection with the redemption of the Public Shares in connection with the consummation of the Business Combination. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Keen Vision’s shareholders who attempted to redeem their Public Shares may be unable to sell their Public Shares when they wish in the event that the Business Combination is not consummated.

If Keen Vision requires public shareholders who wish to redeem their Public Shares in connection with the consummation of the Business Combination to comply with specific requirements for redemption as described in this proxy statement/prospectus and the Business Combination is not consummated, Keen Vision will promptly return such certificates to its public shareholders. Accordingly, public shareholders who attempted to redeem their Public Shares in such a circumstance will be unable to sell their Public Shares in the event that the Business Combination is not consummated until Keen Vision has returned their Public Shares to them. The market price for shares of the KVAC Ordinary Shares may decline during this time and you may not be able to sell your Public Shares when you wish, even while other shareholders that did not seek redemption may be able to sell their KVAC Ordinary Shares.

You must tender your KVAC Ordinary Shares in order to validly seek redemption at the Extraordinary General Meeting.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Keen Vision’s transfer agent by two business days before the Extraordinary General Meeting, or deliver your KVAC Ordinary Shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal at Custodian) System, which election would likely be determined based on the manner in which you hold your KVAC Ordinary Shares. The requirement for physical or electronic delivery by two business days before the Extraordinary General Meeting ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against Keen Vision, the proceeds held in trust could be reduced and the per-share liquidation price received by Keen Vision’s shareholders may be less than [$*].

Keen Vision’s placing of funds in the Trust Account may not protect those funds from third party claims against Keen Vision. Although Keen Vision has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Keen Vision’s public shareholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Keen Vision’s public shareholders. The Sponsor has agreed that, if Keen Vision liquidates the Trust Account prior to the consummation of a business combination and distributes the proceeds held therein to its public shareholders, it will be liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Keen Vision for services rendered or contracted for or products sold to Keen Vision in excess of the net proceeds of the IPO not held in the Trust Account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, Keen Vision cannot assure you that the Sponsor will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for shareholders of Keen Vision may be less than [$*] due to such claims.

Additionally, if Keen Vision is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Keen Vision’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, Keen Vision may not be able to return [$*] per share to Keen Vision’s public shareholders.

If, after we distribute the proceeds in the trust account to Keen Vision’s shareholders by way of redemption, we file a liquidation or bankruptcy petition or an involuntary liquidation or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

The M&AA provides that in the event Keen Vision does not consummate a Business Combination by October 27, 2024 or April 27, 2025 (21 months of the consummation of the IPO if extended), Keen Vision shall cease all operations except for the purpose of winding up.

If Keen Vision is unable to consummate a transaction within 21 months of the consummation of the IPO (if extended as described), upon notice from Keen Vision, the trustee of the Trust Account will distribute the amount in its Trust Account to public shareholders of Keen Vision. Concurrently, Keen Vision shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although Keen Vision cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the Trust Account for such purpose, the Sponsor has agreed that, if Keen Vision liquidates the Trust Account prior to the consummation of a business combination, it will be liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Keen Vision for services rendered or contracted for or products sold to Keen Vision in excess of the net proceeds of the IPO not held in the Trust Account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, we cannot assure you that the liquidator will not determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). We also cannot assure you that a creditor or shareholder will not file a petition with the BVI court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of Keen Vision’s assets to its public shareholders.

Thereafter, Keen Vision’s sole business purpose will be to voluntarily liquidate and dissolve in accordance with BVI law. In such a situation under BVI law, the directors of Keen Vision shall make a declaration of solvency, approve a plan of liquidation and resolve to appoint the voluntary liquidator(s). The remaining shareholders of Keen Vision shall also approve the plan of liquidation and appointment of the voluntary liquidator(s). Once appointed, the voluntary liquidator(s) must make relevant filings to the BVI Registrar of Corporate Affairs and advertise the commencement of the liquidation. The liquidator’s duties are, broadly speaking, to take possession of and realize all of the Keen Vision’s assets, pay and discharge all of Keen Vision’s obligations and liabilities and distribute surplus assets to the members, subject to the terms of the required plan of liquidation. Upon completion of the voluntary liquidation, the voluntary liquidator must prepare a statement of account for the voluntary liquidation and (if required to do so by the liquidation plan) send a copy of it to the members and file a completion statement with the BVI Registrar of Corporate Affairs. The liquidator must then publish further statutory advertisements in the BVI newspaper and BVI Gazette to the effect that Keen Vision has been dissolved and struck off the Registrar of Companies.

If Keen Vision is forced to enter into an insolvent liquidation, any distributions received by shareholders of Keen Vision could be viewed under applicable debtor/creditor and/or liquidation/bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. In addition, if after the redemption proceeds are paid to public shareholders, it transpires that Keen Vision’s financial position at the time was such that it did not satisfy the solvency test prescribed by the BVI Act, (namely that our assets exceed our liabilities and that we are able to pay our debts as they fall due), the BVI Act provides a mechanism by which those proceeds could be recovered from shareholders. As a result, a liquidator could seek to recover all amounts received by shareholders of Keen Vision. Furthermore, the Board may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and Keen Vision to claims of damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Keen Vision cannot assure you that claims will not be brought against it for these reasons.

Because PubCo will become a public reporting company by means other than a traditional underwritten initial public offering, PubCo’s shareholders may face additional risks and uncertainties.

Because PubCo will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the PubCo Ordinary Shares, and, accordingly, PubCo’s shareholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews often include an independent third party investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling PubCo Ordinary Shares, Keen Vision’s shareholders must rely on the information included in this proxy statement/prospectus. Although Keen Vision performed a due diligence review and investigation of Medera in connection with the Business Combination, the lack of an independent third party due diligence review and investigation increases the risk of investment in PubCo because it may not have uncovered facts that would be important to a potential investor.

In addition, because PubCo will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of PubCo. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of PubCo than they might if PubCo became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with PubCo as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for PubCo Ordinary Shares could have an adverse effect on PubCo’s ability to develop a liquid market for PubCo Ordinary Shares. See “Risk Factors — Risks Related to PubCo’s Securities — If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about PubCo or its business, its ordinary shares price and trading volume could decline.”

The Initial Shareholders have agreed to vote in favor of the Reincorporation Merger Proposal, the Acquisition Merger Proposal and the other Proposals described in this proxy statement/prospectus, regardless of how Keen Vision’s public shareholders vote.

Unlike many other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by our public shareholders in connection with an initial business combination, the Initial Shareholders have agreed to vote any KVAC Ordinary Shares owned by them in favor of the Reincorporation Merger Proposal, the Acquisition Merger Proposal and the other Proposals described in this proxy statement/prospectus. As of the date of this proxy statement/prospectus, the Initial Shareholders own [  ]% of the issued and outstanding KVAC Ordinary Shares. The Initial Shareholders have agreed to vote any KVAC Ordinary Shares owned by them in favor of the Reincorporation Merger Proposal and the Acquisition Merger Proposal and, accordingly, we would need only [  ], or [  ]%, of the [  ] Public Shares to be voted in favor of the Reincorporation Merger Proposal, and only [  ], or [  ]%, of the [  ] Public Shares to be voted in favor of the Acquisition Merger Proposal in order to have them approved (assuming that only a quorum was present at the meeting). As a result, it is more likely that the necessary shareholder approval will be received for the Reincorporation Merger Proposal, the Acquisition Merger Proposal and the other Proposals than would be the case if the Initial Shareholders agreed to vote any KVAC Ordinary Shares owned by them in accordance with the majority of the votes cast by our public shareholders. While the Initial Shareholders have agreed to vote their shares in favor of the Reincorporation Merger Proposal and the Acquisition Merger Proposal, shareholders should consider that the Initial Shareholders may have interests that are different from, or in addition to, those of other shareholders, and may be incentivized to complete the Business Combination even if it is with a less favorable target company or on less favorable terms, rather than liquidate. See “Keen Vision’s directors and officers may have certain conflicts in determining to recommend the acquisition of Medera, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.”

Shareholder litigation and regulatory inquiries and investigations are expensive and could harm Keen Vision’s business, financial condition and results of operations and could divert management attention.

In the past, securities class action litigation and/or shareholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any shareholder litigation and/or regulatory investigations against Keen Vision, whether or not resolved in Keen Vision’s favor, could result in substantial costs and divert Keen Vision’s management’s attention from other business concerns, which could adversely affect Keen Vision’s business, financial condition and results of operations and the ultimate value Keen Vision’s shareholders receive as a result of the consummation of the Business Combination.

If Keen Vision’s due diligence investigation of Medera was inadequate, then shareholders of Keen Vision following the Business Combination could lose some or all of their investment.

Even though Keen Vision conducted a due diligence investigation of Medera, it cannot be sure that this diligence uncovered all material issues that may be present inside Medera or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Medera and its business and outside of its control will not later arise. If Keen Vision’s due diligence investigation of Medera was inadequate, then shareholders of Keen Vision following the Business Combination could lose some or all of their investment.

Even though Keen Vision invited a panel of industry experts to review, analyze and evaluate the science, technology and clinical assets of Medera, the Board did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination.

The Board did not obtain a third-party fairness opinion in connection with its determination to approve the Business Combination. In analyzing the Business Combination, the Board and management of Keen Vision conducted due diligence on Medera conducted an expert evaluation and researched the industry in which Medera operates and concluded that the Business Combination was in the best interests of Keen Vision. Accordingly, investors will be relying solely on the judgment of the Board and the management of Keen Vision in valuing Medera’s business, and the Board and management of Keen Vision may not have properly valued such business. The lack of a third-party fairness opinion may lead to an increased number of shareholders voting against the proposed Business Combination or demanding redemption of their shares for cash, which could potentially impact Keen Vision’s ability to consummate the Business Combination or adversely affect PubCo’s liquidity following the consummation of the Business Combination.

The Sponsor, officers and directors of Keen Vision own KVAC Ordinary Shares and KVAC Warrants and will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

The Sponsor, officers and directors of Keen Vision collectively own an aggregate of 3,737,500 KVAC Ordinary Shares and 678,575 KVAC Units. Such individuals/entities have waived their rights to redeem these shares (including shares underlying the units), or to receive distributions with respect to these shares upon the liquidation of the Trust Account if Keen Vision is unable to consummate a business combination. Accordingly, the KVAC Ordinary Shares, as well as the KVAC Units purchased by officers and directors of Keen Vision, will be worthless if Keen Vision does not consummate a business combination. Based on a market price of $[  ] per KVAC Ordinary Share and $[  ] per KVAC Unit on [  ], 2024, the aggregate value of these shares and units was approximately $[  ]. The KVAC Ordinary Shares acquired prior to the IPO, as well as the KVAC Units will be worthless if Keen Vision does not consummate a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting Medera as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in Keen Vision’s shareholders’ best interest.

Keen Vision is requiring shareholders who wish to redeem their ordinary shares in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Keen Vision is requiring public shareholders who wish to redeem their KVAC Ordinary Shares to either tender their certificates to Keen Vision’s transfer agent or deliver their shares to the transfer agent electronically using the Depository Trust Company’s, or DTC, DWAC System two business days before the Extraordinary General Meeting. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Keen Vision’s transfer agent will need to act to facilitate this request. It is Keen Vision’s understanding that shareholders should generally allow at least two weeks to obtain physical certificates from the transfer agent. However, because Keen Vision does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While Keen Vision has been advised that it takes a short time to deliver shares through the DWAC System, Keen Vision cannot assure you of this fact. Accordingly, if it takes longer than Keen Vision anticipates for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their ordinary shares.

The Initial Shareholders control a substantial interest in Keen Vision and thus may influence certain actions requiring a shareholder vote.

The Initial Shareholders, including the Sponsor, the officers and directors, collectively own approximately [  ]% of its issued and outstanding KVAC Ordinary Shares. However, if a significant number of Keen Vision’s shareholders vote, or indicate an intention to vote, against the Business Combination, the Initial Shareholders or the affiliates, could make such purchases in the open market or in private transactions in order to influence the vote. The Initial Shareholders or the affiliates have agreed to vote any shares they own in favor of the Business Combination.

If the current security holders of Keen Vision exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of PubCo’s securities.

The Initial Shareholders, are entitled to demand that we register the resale of the KVAC Ordinary Shares underlying the Private Units and private rights and any securities our Initial Shareholders, or their affiliates may be issued in payment of working capital loans made to us at any time upon or after we consummate a business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional [  ] PubCo Ordinary Shares eligible for trading in the public market. The presence of these additional ordinary shares trading in the public market may have an adverse effect on the market price of PubCo Ordinary Shares after the consummation of the Business Combination.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of PubCo’s securities may decline after the Business Combination.

The market price of PubCo’s securities may decline as a result of the Business Combination if:

●	PubCo does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

●	The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing share prices.

Keen Vision’s directors and officers may have certain conflicts in determining to recommend the acquisition of Medera, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.

Keen Vision’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a shareholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of Keen Vision’s securities owned by Keen Vision’s management and directors, or their affiliates and associates, would become worthless if the Business Combination is not approved and Keen Vision otherwise fails to consummate a Business Combination prior to its liquidation. These interests include, among other things:

●	On September 3, 2024, contemporaneously with the execution of the Merger Agreement, the Initial Shareholders entered into the Sponsor Support Agreement, pursuant to which, among other things, such shareholders agree not to exercise any right to redeem all or a portion of their respective KVAC Ordinary Shares in connection with the Business Combination. Keen Vision did not provide any separate consideration to the Initial Shareholders for such forfeiture of redemption rights;

●	The Sponsor and Keen Vision’s directors and officers have waived their rights to redeem their KVAC Ordinary Shares (including shares underlying KVAC Units), or to receive distributions with respect to these shares upon the liquidation of the Trust Account if Keen Vision is unable to consummate a business combination. Accordingly, the KVAC Ordinary Shares, as well as the KVAC Units purchased by the Sponsor and Keen Vision’s officers and directors, will be worthless if Keen Vision does not consummate a business combination;

●	If an initial business combination is not completed by October 27, 2024, or April 27, 2025 (21 months after the consummation of the IPO, if the time period is further extended, as described herein), Keen Vision will be required to liquidate. In such event, the 3,737,500 KVAC Ordinary Shares held by the Initial Shareholders, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Such shares had an aggregate market value of approximately $[ ] based on the closing price of KVAC Ordinary Shares of $[ ] on Nasdaq as of [ ], 2024;

●	If an initial business combination is not completed by October 27, 2024, or April 27, 2025 (21 months after the consummation of the IPO, if the time period is further extended, as described herein), the 678,575 Private Units purchased by the Sponsor for a total purchase price of $6,785,750 will be worthless. Such Private Units had an aggregate market value of approximately $[ ] based on the closing price of KVAC Units of $[ ] on Nasdaq as of [ ], 2024;

●	Prior to the IPO, Keen Vision issued an aggregate of 3,737,500 insider shares to the Initial Shareholders for an aggregate purchase price of $25,000. As of the date of this proxy statement/prospectus, the Initial Shareholders hold an aggregate of 3,737,500 Insider Shares the purchase price of which was approximately $0.007 per share. As a result, the Sponsor and Keen Vision’s directors and officers will have rates of return on their respective investments which differ from the rate of return of Keen Vision’s shareholders who purchased KVAC Ordinary Shares at various other prices, including KVAC Ordinary Shares included in KVAC Units that were sold at $10.00 per unit in the IPO. Upon the consummation of the Business Combination, among other things, each of the then issued and outstanding KVAC Ordinary Shares will convert automatically, on a one-for-one basis, into one PubCo Ordinary Share. In the event the share price of PubCo Ordinary Shares falls below the price paid by a shareholder of Keen Vision at the time of purchase of the KVAC Ordinary Shares by such shareholder, a situation may arise in which the Sponsor or a director of Keen Vision maintains a positive rate of return on its/ his/her KVAC Ordinary Shares while such shareholder of Keen Vision experiences a negative rate of return on the shares such shareholder of Keen Vision purchased. The securities currently owned by the Initial Shareholders will have a significantly higher value at the time of the Business Combination than at the time of purchase. For purpose of illustration, given that as of the date hereof, the Initial Shareholders collectively hold 4,416,075 KVAC Ordinary Shares, including 3,737,500 Insider Shares and 678,575 shares included in the Private Units, based on an estimated market price of $[ ] per PubCo Ordinary Share (i.e. being KVAC Ordinary Share’s closing price on [ ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus) immediately after Closing, the aggregate value of PubCo Ordinary Shares owned by the Initial Shareholders would be $[ ] and the Initial Shareholders would have a potential aggregate profit of $[ ], representing a profit of $[ ] per PubCo Ordinary Share, whereas other shareholders of Keen Vision would only have a profit of $[ ] per PubCo Ordinary Share;

●	As of [ ], 2024, there were no out-of-pocket unpaid reimbursable expenses for which the Initial Shareholders, including the Sponsor and its affiliates, are awaiting reimbursement.

●	As a result of the interests of the Initial Shareholders in securities of Keen Vision, the Initial Shareholders will benefit from the completion of the Business Combination and therefore may be incentivized to complete the Business Combination even if it is with a less favorable target company or on terms less favorable to shareholders of Keen Vision, rather than liquidate. They may have a conflict of interest in the transaction, including without limitation, in determining whether a particular business is an appropriate business with which to effect initial business combination of Keen Vision; and

●	The exercise of Keen Vision’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

Keen Vision will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

Keen Vision will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, Keen Vision may not have sufficient funds to seek an alternative business combination and may be forced to voluntarily liquidate and subsequently dissolve.

Keen Vision and Medera have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Keen Vision if the Business Combination is completed or by Keen Vision if the Business Combination is not completed.

Keen Vision and Medera expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, Keen Vision expects to incur approximately $1,129,875 in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by PubCo if the Business Combination is completed or by Keen Vision if the Business Combination is not completed.

In the event that a significant number of KVAC Ordinary Shares are redeemed, the PubCo Ordinary Shares may become less liquid following the Business Combination.

If a significant number of KVAC Ordinary Shares are redeemed, PubCo may be left with a significantly smaller number of shareholders. As a result, trading in the shares of PubCo following the Business Combination may be limited and your ability to sell your shares in the market could be adversely affected. PubCo intends to apply to list the PubCo Ordinary Shares on the Nasdaq, and Nasdaq may not list the PubCo Ordinary Shares on its exchange, which could limit investors’ ability to make transactions in PubCo Ordinary Shares and subject PubCo to additional trading restrictions.

Both Keen Vision and Medera may waive one or more of the conditions to the Business Combination without resoliciting Keen Vision’s shareholder approval for the Business Combination.

Keen Vision may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of shareholders of Keen Vision, Keen Vision has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to obligations of Keen Vision to close the Business Combination that there be no decree, order, judgment, writ, award, injunction, rule or consent of or by a governmental authority or other order restricting Medera’s conduct of its business, however, if the Board determines that any such order or injunction is not material to the business of Medera, then the Board may elect to waive that condition and close the Business Combination. As another example, one of the conditions to the obligations of Medera to consummate the Closing of the Business Combination is that PubCo shall remain listed on Nasdaq and the additional listing of the Merger Consideration Shares shall have been approved by Nasdaq. The terms of the Merger Agreement permit that this condition may be waived at Medera’s sole and absolute discretion, without recirculation or resolicitation of this registration statement. Shareholders may not have certainty at the time they vote regarding whether PubCo’s securities will be listed on a national securities exchange following the Business Combination.

The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial condition or results of operations would have been.

The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Combined Company’s actual financial condition or results of operations would have been had the Business Combination been consummated on the dates indicated. The preparation of the unaudited pro forma condensed combined financial information was based upon available information and certain estimates and assumptions that Keen Vision and Medera believe are reasonable. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Termination of the Merger Agreement could negatively impact Keen Vision.

If the Business Combination is not consummated for any reason, including as a result of Keen Vision’s shareholders declining to approve the Proposals required to effect the Business Combination, the ongoing business of Keen Vision may be adversely impacted and, without realizing any of the anticipated benefits of the consummation of the Business Combination, Keen Vision would be subject to a number of risks, including the following:

●	Keen Vision may experience negative reactions from the financial markets, including negative impacts on the share price of the KVAC Ordinary Shares and other securities, including to the extent that the current market price reflects a market assumption that the Business Combination will be consummated;

●	Keen Vision will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is consummated; and

●	since the Merger Agreement restricts the conduct of Keen Vision’s business prior to consummation of the Business Combination, Keen Vision may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

If the Merger Agreement is terminated and the Board seeks another business combination, Keen Vision’s shareholders cannot be certain that Keen Vision will be able to find another target business or that such other business combination will be consummated.

There will be a substantial number of PubCo Ordinary Shares available for sale in the future that may adversely affect the market price of PubCo Ordinary Shares.

PubCo may issue such number of shares as may be authorized by its directors, in accordance with the terms of its amended and restated memorandum and articles of association, provided it does not exceed its authorized share capital. Upon the Closing, certain shareholders of Keen Vision and shareholders of Medera (“Holders”) will execute Lock-up Agreements with respect to 100% of the shares to be issued to them in the Acquisition Merger. Pursuant to the Lock-Up Agreements, these Holders will, subject to certain customary exceptions, agree not to (i) sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, Lock-Up Shares held by them, (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any of these transactions are to be settled by delivery of any such Lock-Up Shares, in cash or otherwise, or (iv) publicly disclose any intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined in the Exchange Act) with respect to any security of PubCo, until the end of the Lock-Up Period, subject to the following:

(i)	with respect to the 100% of the Lock-Up Shares of each Holder (the “100% Tranche”), the Lock-Up Period will be as follows:

●	for 15% of the 100% Tranche, the Lock-Up Period will be three (3) months after the date of Closing;

●	for 35% of the 100% Tranche, the Lock-Up Period will be six (6) months after the date of Closing; and

●	for 50% of the 100% Tranche, the Lock-Up Period will be nine (9) months after the date of Closing.

(ii)	however, if at any time subsequent to the date of the Lock-up Agreement, the share price of the PubCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period, then the Lock-Up Period shall be deemed to have expired (the “Early Release”) as of such date with respect to 25% of the Lock-up Shares of each Holder (the “25% Tranche”). Therefore, in the event that the Early Release is being triggered, with respect to the remaining percentage of the Lock-Up Shares of each Holder, the Lock-Up Period will be as follows:

●	for 15% of the 100% Tranche, the Lock-Up Period will be three (3) months after the date of Closing;

●	for 35% of the 100% Tranche, the Lock-Up Period will be six (6) months after the date of Closing; and

●	for the remaining of the 100% Tranche, the Lock-Up Period will be nine (9) months after the date of Closing.

The foregoing description of the Lock-Up Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreements, a form of which is filed as Exhibit 10.4 to Keen Vision’s Current Report on Form 8-K, filed with the SEC on September 5, 2024 and is incorporated herein by reference hereto. After the expiration of the Lock-Up Period, there will then be an additional [ ] PubCo Ordinary Shares that are eligible for trading in the public market. The availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of PubCo Ordinary Shares.

Keen Vision shareholders will experience immediate dilution as a consequence of the issuance of PubCo Ordinary Shares as consideration in the Business Combination. Having a minority share position may reduce the influence that Keen Vision’s current shareholders have on the management of PubCo.

After the Business Combination, assuming (i) there are no redemptions of our shares and (ii) there is no exercise of the PubCo Warrants, Keen Vision’s current public shareholders will own approximately 18.2% of the issued share capital of PubCo, Keen Vision’s sponsor and insiders will own approximately 5.4% of the issued share capital of PubCo, and Medera shareholders will own approximately 76.4% of the issued share capital of PubCo (excluding the [*] PubCo Ordinary Shares reserved and authorized for issuance under the Equity Incentive Plan). Assuming full redemption by holders of 14,950,000 Keen Vision’s outstanding ordinary shares, Keen Vision’s current public shareholders will own approximately 0% of the issued share capital of PubCo, Keen Vision’s sponsor and insiders will own approximately 6.6% of the issued share capital of PubCo, and Medera Shareholders will own approximately 93.4% of the issued share capital of PubCo (excluding the [*] PubCo Ordinary Shares reserved and authorized for issuance under the Incentive Plan).

Assuming exercise and conversion of all of Keen Vision’s securities held by the Initial Shareholders, under (i) a no redemption scenario, (ii) an interim redemption scenario, assuming 50% redemptions, and (iii) a maximum redemption scenario, immediately upon consummation of the Business Combination, own 5,094,650 PubCo Ordinary Shares, representing approximately 5.2%, 5.6%, and 6.1% of the issued PubCo Ordinary Shares, respectively. The PubCo Ordinary Shares issuable to the Initial Shareholders in respect of Keen Vision securities held by the Initial Shareholders includes (i) 3,737,500 KVAC Ordinary Shares; (ii) 678,575 Ordinary Shares included as part of the Private Units, and (iii) 678,575 Ordinary Shares issued upon exercise of the Private Warrants.

See “Will I experience dilution as a result of the Business Combination?”

Activities taken by Keen Vision’s affiliates to purchase, directly or indirectly, Public Shares will increase the likelihood of approval of the Reincorporation Merger Proposal, the Acquisition Merger Proposal and the other Proposals and may indirectly affect the market price of Keen Vision’s securities.

The Sponsor or Keen Vision’s executive officers, directors and advisors, or their respective affiliates, may purchase KVAC Ordinary Shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of the Sponsor or Keen Vision’s executive officers, directors and advisors, or their respective affiliates, will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Prior to the closing of the Business Combination, the Sponsor and Keen Vision’s executive officers, directors and advisors, or their respective affiliates (i) will purchase such KVAC Ordinary Shares at a price no higher than the redemption price of $[ ], (ii) will not vote any KVAC Ordinary Shares so purchased in favor of any of the Proposals and (iii) will waive any redemption rights attached to any such KVAC Ordinary Shares. There is no limit on the number of shares that could be acquired by the Sponsor or Keen Vision’s executive officers, directors and advisors, or their respective affiliates. None of the funds in the Trust Account will be used to purchase shares in such transactions. Keen Vision will disclose in a Form 8-K, prior to the Extraordinary General Meeting to approve the Business Combination: (i) the amount of Keen Vision’s securities purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price; (ii) the purpose of the purchases by the Sponsor or its affiliates; the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination will be approved; (iii) the identities of Keen Vision’s security holders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of Keen Vision’s security holders (e.g., 5% security holders) who sold to the Sponsor or its affiliates; and (iv) the number of Keen Vision’s securities for which Keen Vision has received redemption requests pursuant to its redemption offer.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained, notwithstanding the fact that the Sponsor or Keen Vision’s executive officers, directors and advisors, or their respective affiliates, do not vote any Public Shares that they may purchase. Purchases of KVAC Ordinary Shares by the persons described above could still allow them to exert more indirect influence over the approval of the Reincorporation Merger Proposal, the Acquisition Merger Proposal and the other Proposals and would likely increase the chances that the Business Combination would be approved. If the market does not view the Business Combination positively, purchases of the Public Shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of Keen Vision’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of Keen Vision’s securities.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of the Public Shares by Keen Vision or the persons described above have been entered into. Keen Vision will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the Sponsor or Keen Vision’s officers, directors and advisors, or their respective affiliates, that would affect the vote on the Reincorporation Merger Proposal, the Acquisition Merger Proposal and the other Proposals. None of the Sponsor or Keen Vision’s executive officers, directors or advisors has advised Keen Vision of his, her or its intention to purchase any Public Shares.

Subsequent to the consummation of the Business Combination, Keen Vision may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although Keen Vision has conducted due diligence on Medera, Keen Vision cannot assure you that this diligence revealed all material issues that may be present in its business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Keen Vision’s or Medera’s control will not later arise. As a result, we may be forced to later write- down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Keen Vision’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Keen Vision’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about PubCo’s securities. In addition, charges of this nature may cause PubCo to be unable to obtain future financing on favorable terms or at all.

We may not be able to complete the Business Combination should the transaction be subject to review by a U.S. government entity, such as the Committee on Foreign Investment in the United States, or CFIUS, or ultimately prohibited.

Certain companies requiring federal-issued licenses in the United States, such as broadcasters and airlines, may be subject to rules or regulations that limit foreign ownership. In addition, CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Our Sponsor is controlled by Mr. Kenneth Wong, Keen Vision’s Chairman and Chief Executive Officer, a non-U.S. person.  Our Sponsor currently owns 22.08% of Keen Vision’s outstanding shares. Keen Vision is therefore likely considered a “foreign person” under the regulations administered by CFIUS and will continue to be considered as such in the future for so long as the Sponsor has the ability to exercise control over Keen Vision for purposes of CFIUS’s regulations. Therefore, we could be subject to foreign ownership restrictions and/or CFIUS review if Medera is considered to be engaged in a regulated industry or which may affect national security. The scope of CFIUS review was expanded by the Foreign Investment Risk Review Modernization Act of 2018, or FIRRMA, to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If Medera’s business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination. CFIUS may decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination or order us to divest all or a portion of PubCo’s business without first obtaining CFIUS clearance.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and we have limited time to complete the Business Combination. If we cannot complete the Business Combination within 21 months of consummation of the IPO (assuming full extension) because the review process drags on beyond such timeframe or because the Business Combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, our public shareholders may only receive $10.00 per share, and our warrants and rights will expire worthless. This will also cause you to lose the investment opportunity in Medera or another target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Risks Related to PubCo’s Securities

Certain judgments obtained against PubCo by PubCo’s shareholders may not be enforceable.

PubCo is an exempted company incorporated under the laws of the Cayman Islands. All of Medera’s assets are located outside of the United States. In addition, after the Business Combination, all of PubCo’s senior executive officers will reside outside of the United States for a significant portion of the time and all are nationals of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against PubCo or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands may render you unable to enforce a judgment against PubCo’s assets or the assets of Medera’s directors and officers. For more information regarding the relevant laws of the Cayman Islands, see “Comparison of Shareholder’s Rights — Enforceability of Civil Liabilities.”

Currently, there is no public market for the PubCo Ordinary Shares. Keen Vision’s shareholders cannot be sure that an active trading market will develop for or of the market price of the PubCo Ordinary Shares they will receive or that PubCo will successfully obtain authorization for listing on the Nasdaq.

Upon the consummation of the Business Combination, each KVAC Ordinary Shares will be converted into the right to receive one PubCo Ordinary Shares. See “Summary of the Proxy Statement/Prospectus — the Business Combination and the Merger Agreement.” PubCo is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses, or its operations publicly available. Keen Vision, Medera and PubCo have agreed to use their best efforts to cause the PubCo Ordinary Shares to be issued in the Business Combination to be approved for listing on the Nasdaq prior to the effective time of the Business Combination. However, the listing of shares on the Nasdaq does not ensure that a market for the PubCo Ordinary Shares will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the PubCo Ordinary Shares following the closing of the Business Combination and the PubCo Ordinary Shares may trade at a price less than the current market price of the KVAC Ordinary Shares.

Even if PubCo is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their ordinary shares. If a public market for PubCo Ordinary Shares does not develop, investors may not be able to re-sell their PubCo Ordinary Shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. PubCo cannot predict the extent to which investor interest in PubCo will lead to the development of an active, liquid trading market. The trading price of and demand for the PubCo Ordinary Shares following completion of the Business Combination and the development and continued existence of a market and favorable price for the PubCo Ordinary Shares will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of PubCo, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the PubCo Ordinary Shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the PubCo Ordinary Shares. Many of these factors and conditions are beyond the control of PubCo or PubCo shareholders.

PubCo’s share price may be volatile and could decline substantially.

The market price of PubCo Ordinary Shares may be volatile, both because of actual and perceived changes in Keen Vision’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in PubCo’s share price may include, among other factors discussed in this section, the following:

●	actual or anticipated variations in the financial results and prospects of Keen Vision or other companies in the retail business;

●	changes in financial estimates by research analysts;

●	changes in the market valuations of other education technology companies;

●	announcements by PubCo or its competitors of expansions, investments, acquisitions, strategic partnerships or joint ventures;

●	mergers or other business combinations involving PubCo;

●	additions and departures of key personnel and senior management;

●	changes in accounting principles;

●	the passage of legislation or other developments affecting PubCo or its industry;

●	the trading volume of PubCo Ordinary Shares in the public market;

●	the release of lock-up, escrow or other transfer restrictions on PubCo’s outstanding equity securities or sales of additional equity securities;

●	potential litigation or regulatory investigations;

●	changes in economic conditions, including fluctuations in global and regional economies;

●	financial market conditions;

●	natural disasters, terrorist acts, acts of war or periods of civil unrest; and

●	the realization of some or all of the risks described in this section.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities of retailers have been extremely volatile and are sometimes subject to sharp price and trading volume changes. These broad market fluctuations may materially and adversely affect the market price of PubCo Ordinary Shares.

The sale or availability for sale of substantial amounts of PubCo Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of the PubCo Ordinary Shares in the public market after the completion of the Business Combination, or the perception that these sales could occur, could adversely affect the market price of the PubCo Ordinary Shares and could materially impair PubCo’s ability to raise capital through equity offerings in the future. The PubCo Ordinary Shares listed after the Business Combination will be freely tradable without restriction or further registration under the Securities Act. In connection with the Business Combination, Medera and its directors, executive officers and existing shareholders will exchange the ordinary shares of Medera held by them for PubCo Ordinary Shares upon the consummation of the Business Combination and have agreed, subject to certain exceptions, not to sell any PubCo Ordinary Shares for twenty-four months after the date of the consummation of the Business Combination without the prior written consent of PubCo. Thereafter, PubCo Ordinary Shares to be held by Medera’s existing shareholders after the Business Combination may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 82,141,219 outstanding and issued PubCo Ordinary Shares immediately after the Business Combination, assuming no redemption of KVAC Ordinary Shares. We cannot predict what effect, if any, market sales of securities held by PubCo’s significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of the PubCo Ordinary Shares.

PubCo will issue PubCo Ordinary Shares as consideration for the Business Combination, and PubCo may issue additional PubCo Ordinary Shares or other equity or convertible debt securities without approval of the holders of PubCo Ordinary Shares which would dilute existing ownership interests and may depress the market price of PubCo Ordinary Shares.

PubCo may issue additional PubCo Ordinary Shares or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of the PubCo Ordinary Shares in certain circumstances. PubCo’s issuance of additional PubCo Ordinary Shares or other equity or convertible debt securities of equal or senior rank would have the following effects: (1) PubCo’s existing shareholders’ proportionate ownership interest may decrease; (2) the amount of cash available per share, including for payment of dividends in the future, may decrease; (3) the relative voting power of each previously outstanding PubCo Ordinary Share may be diminished; and (4) the market price of PubCo Ordinary Shares may decline.

Volatility in PubCo’s share price could subject PubCo to securities class action litigation.

The market price of PubCo Ordinary Shares may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. After the completion of the Business Combination, PubCo may be the target of securities class action litigation and investigations. Securities litigation against PubCo, regardless of the result thereof, could result in substantial costs and divert management’s attention from other business concerns, which could adversely affect PubCo’s business, financial condition and results of operations.

The requirements of being a public company may strain PubCo’s resources, divert PubCo management’s attention and affect PubCo’s ability to attract and retain qualified board members.

Upon the consummation of the Business Combination, PubCo will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Act, listing requirements of Nasdaq and other applicable securities rules and regulations. As such, PubCo will incur relevant legal, accounting and other expenses, and these expenses may increase even more if PubCo no longer qualifies as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. See “Summary of the Proxy Statement/Prospectus – Implications of Being an Emerging Growth Company.” The Exchange Act requires, among other things, that PubCo file annual and current reports with respect to PubCo’s business and results of operations. The Sarbanes-Oxley Act requires, among other things, that PubCo maintains effective disclosure controls and procedures and internal control over financial reporting. PubCo may need to hire more employees or engage outside consultants to comply with these requirements, which will increase PubCo’s costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. These laws and regulations may increase PubCo’s legal and financial compliance costs and render PubCo’s certain business activities more time-consuming and costly.

Members of PubCo’s management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. PubCo’s management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing PubCo’s growth strategy, which could prevent the improvement of PubCo’s business, financial condition and results of operations. Furthermore, these rules and regulations may make it more difficult and more expensive for PubCo to obtain director and officer liability insurance, and consequently PubCo may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on PubCo’s business, financial condition, results of operations and prospects. These factors could also make it more difficult to attract and retain qualified members of PubCo’s board of directors, particularly to serve on PubCo’s audit committee, compensation committee and nominating committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, Medera’s business and financial condition will become more visible, which it believes may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, Medera’s business and results of operations could be adversely affected, and, even if the claims do not result in litigation or are resolved in Medera’s favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on Medera’s business, financial condition, results of operations, prospects and reputation.

Recent market volatility could impact the share price and trading volume of PubCo’s securities.

The trading market for PubCo’s securities could be impacted by recent market volatility. Recent stock run-ups, divergences in valuation ratios relative to those seen during traditional markets, high short interest or short squeezes, and strong and atypical retail investor interest in the markets may impact the demand for PubCo Ordinary Shares.

A possible “short squeeze” due to a sudden increase in demand of PubCo Ordinary Shares that largely exceeds supply may lead to price volatility in PubCo Ordinary Shares. Investors may purchase PubCo Ordinary Shares to hedge existing exposure or to speculate on the price of the PubCo Ordinary Shares. Speculation on the price of PubCo Ordinary Shares may involve both long and short exposures. To the extent aggregate short exposure exceeds the number of PubCo Ordinary Shares available for purchase (for example, in the event that large redemption requests dramatically affect liquidity), investors with short exposure may have to pay a premium to repurchase PubCo Ordinary Shares for delivery to lenders. Those repurchases may in turn, dramatically increase the price of the PubCo Ordinary Shares. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in the PubCo Ordinary Shares that are not directly correlated to the operating performance of PubCo.

It is not expected that PubCo will pay dividends in the foreseeable future after the proposed Business Combination.

It is expected that PubCo will retain most, if not all, of its available funds and any future earnings to fund the development and growth of PubCo’s business. As a result, it is not expected that PubCo will pay any cash dividends in the foreseeable future.

PubCo’s board of directors will have complete discretion as to whether to distribute dividends (in accordance with applicable laws). Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received from PubCo’s subsidiaries, PubCo’s financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that PubCo’s shares will appreciate in value or that the trading price of the shares will not decline.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about PubCo or its business, its ordinary shares price and trading volume could decline.

The trading market for PubCo Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about PubCo or its business. Securities and industry analysts do not currently, and may never, publish research on PubCo. If no securities or industry analysts commence coverage of PubCo, the trading price for its ordinary shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover PubCo downgrade its securities or publish inaccurate or unfavorable research about its business, its share price would likely decline. If one or more of these analysts cease coverage of PubCo or fail to publish reports on PubCo, demand for its ordinary shares could decrease, which might cause its ordinary share price and trading volume to decline.

PubCo’s amended and restated memorandum and articles of association that will become effective immediately prior to the completion of the Business Combination contains anti-takeover provisions that could have a material adverse effect on the rights of holders of PubCo Ordinary Shares.

In connection with the Business Combination, PubCo will adopt an amended and restated memorandum and articles of association that will become effective at the effective time of the Reincorporation Merger. PubCo’s post-closing memorandum and articles of association will contain provisions to limit the ability of others to acquire control of PubCo or cause PubCo to engage in change-of-control transactions. These provisions could have the effect of depriving PubCo shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of PubCo in a tender offer or similar transaction. For example, PubCo’s board of directors will have the authority to issue any additional shares, provided such issuance will not exceed the authorized share capital of Keen Vision, without any approval required from the shareholders.

Redeeming shareholders who retain KVAC Warrants will receive PubCo Warrants, the cost of which is borne by PubCo and non-redeeming shareholders. In addition, PubCo may redeem the outstanding PubCo Warrants at a price of $0.01 per warrant.

Keen Vision’s shareholders holding both KVAC Ordinary Shares and KVAC Warrants may redeem their KVAC Ordinary Shares but retain the KVAC Warrants, which, if the Business Combination closes, will become PubCo Warrants. The cost of those retained warrants is borne by PubCo and the non-redeeming shareholders. In addition, once the PubCo Warrants become exercisable, PubCo may redeem the outstanding PubCo Warrants at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, and if the last sales price of the PubCo Ordinary Shares equals or exceeds $16.50 per share for any 20 trading days within a 30 trading day period ending three business days before PubCo sends the notice of redemption. For context, as of the close of trading on [  ], 2024 (the most recent practicable date prior to the date of this proxy statement/prospectus), the trading price of KVAC Ordinary Shares on Nasdaq was $[  ], and the highest and lowest closing price of the KVAC Ordinary Shares during the prior three months was $[  ] and $[  ], respectively. Redemption of the outstanding PubCo Warrants could force holders (i) to exercise their PubCo Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell PubCo Warrants at the then-current market price when they might otherwise wish to hold PubCo Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding PubCo Warrants are called for redemption, is likely to be substantially less than the market value of the PubCo Warrants.

Risks Relating to PubCo

Because PubCo is a foreign private issuer and is exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if it were a domestic issuer.

PubCo’s status as a foreign private issuer exempts it from compliance with certain Nasdaq corporate governance requirements if it instead complies with the statutory requirements applicable to a Cayman Islands exempted company. The statutory requirements of PubCo’s home country of the Cayman Islands, do not strictly require a majority of its board to consist of independent directors. Thus, although a director must act in the best interests of PubCo, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management Keen Vision may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have an independent compensation committee with a minimum of two members, a nominating committee, and an independent audit committee with a minimum of three members. PubCo, as a foreign private issuer, with the exception of needing an independent audit committee composed of at least three members, is not subject to these requirements. The Nasdaq Listing Rules may also require shareholder approval for certain corporate matters that PubCo’s home country’s rules do not. Following Cayman Islands governance practices, as opposed to complying with the requirements applicable to a U.S. company listed on Nasdaq, may provide less protection to you than would otherwise be the case.

Although as a Foreign Private Issuer PubCo is exempt from certain corporate governance standards applicable to US domestic issuers, if PubCo cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, PubCo’s securities may not be listed or may be delisted, which could negatively impact the price of its securities and your ability to sell them.

PubCo will seek to have its securities approved for listing on Nasdaq in connection with the Business Combination. PubCo cannot assure you that it will be able to meet those initial listing requirements at that time. Even if PubCo’s securities are listed on Nasdaq, it cannot assure you that its securities will continue to be listed on Nasdaq.

In addition, following the Business Combination, in order to maintain its listing on Nasdaq, PubCo will be required to comply with certain rules of Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, minimum number of shareholders and various additional requirements. Even if PubCo initially meets the listing requirements and other applicable rules of Nasdaq, PubCo may not be able to continue to satisfy these requirements and applicable rules. If PubCo is unable to satisfy Nasdaq criteria for maintaining its listing, its securities could be subject to delisting.

If Nasdaq does not list PubCo’s securities, or subsequently delists its securities from trading, PubCo could face significant consequences, including:

●	a limited availability for market quotations for its securities;

●	reduced liquidity with respect to our securities;

●	a determination that its ordinary shares is a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If PubCo ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting and other expenses that it would not incur as a foreign private issuer.

As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, it will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and it will not be required to disclose in its periodic reports all of the information that United States domestic issuers are required to disclose. If it ceases to qualify as a foreign private issuer in the future, it would incur significant additional expenses that could have a material adverse effect on its results of operations.

As an exempted company incorporated in the Cayman Islands, PubCo is permitted to adopt certain home country practices in relation to corporate governance matters that may differ significantly from Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if PubCo complied fully with Nasdaq corporate governance listing standards.

PubCo is an exempted company incorporated in the Cayman Islands. Nasdaq market rules permit a foreign private issuer such as PubCo to follow the corporate governance practices of PubCo’s home country. Certain corporate governance practices in the Cayman Islands, which is PubCo’s home country, may differ significantly from Nasdaq corporate governance listing standards applicable to domestic U.S. companies.

Among other things, PubCo is not required to have: (1) a majority-independent board of directors; (2) a compensation committee consisting of independent directors; (3) a nominating committee consisting of independent directors; or (4) regularly scheduled executive sessions with only independent directors each year.

PubCo may also follow the home country practice for certain other corporate governance practices in the future, which may differ from the requirements of the Nasdaq Global Market or Capital Market. If PubCo chooses to follow the home country practice, PubCo’s shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq Stock Market Rules applicable to U.S. domestic issuers.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under the Cayman Islands laws.

PubCo is an exempted company incorporated under the laws of the Cayman Islands. PubCo’s corporate affairs are governed by its amended and restated memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against PubCo’s directors, actions by PubCo’s minority shareholders and the fiduciary duties of PubCo’s directors to PubCo under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standings to initiate a shareholder derivative action in a federal court of the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands may in certain circumstances recognize and enforce a foreign money judgment, without any re-examination or re-litigation of matters adjudicating upon provided such judgment: (a) is given by a foreign court of competent jurisdiction and such foreign court had proper jurisdiction over the parties subject to such judgment as a matter of Cayman Islands conflict of law rules; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final and conclusive; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained by fraud and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands and/or inconsistent with a Cayman Islands judgment in respect of the same matter (awards of punitive or multiple damages may well be held to be contrary to public policy). It may be difficult or impossible for you to bring an action against PubCo or against PubCo’s directors and officers in the Cayman Islands in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands may render you unable to enforce a judgment against PubCo’s assets or the assets of PubCo’s directors and officers.

Shareholders of Cayman Islands exempted companies like PubCo have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. PubCo’s directors have discretion under its articles of association that will become effective immediately prior to completion of the Business Combination to determine whether or not, and under what conditions, its corporate records may be inspected by its shareholders, but are not obliged to make them available to its shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, PubCo’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by PubCo’s management, users of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions outside of the United States against PubCo or its management named in this proxy statement/ prospectus based on foreign laws.

PubCo is an exempted company incorporated under the laws of the Cayman Islands. In addition, all of PubCo’s senior executive officers reside outside of the United States for a significant portion of the time and most are nationals of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against PubCo or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. It may also be difficult for you to effect service of process upon PubCo or those persons outside of the United States or to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against PubCo and its officers and directors. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands may render you unable to enforce a judgment against PubCo, its assets, directors and officers or their assets. Therefore, you may not be able to enjoy the same protection provided by various U.S. authorities as it is provided to investors in U.S. domestic companies. For more information regarding the relevant laws of the Cayman Islands, see “Enforceability of Civil Liabilities.”

PubCo will be an “emerging growth company,” as defined under the federal securities laws, and PubCo cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make PubCo’s securities less attractive to investors.

PubCo will be an “emerging growth company” as defined in the JOBS Act, and it will remain an “emerging growth company” until the earliest to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which PubCo has total annual gross revenue of at least $1.235 billion or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo’s Shares held by non-affiliates exceeds $700 million as of the last business day of the prior second fiscal quarter, and (2) the date on which PubCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. It is expected that PubCo will take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that PubCo’s independent registered public accounting firm provide an attestation report on the effectiveness of PubCo’s internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

Furthermore, even after PubCo no longer qualifies as an “emerging growth company,” as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, PubCo’s shareholders may not have access to certain information they deem important. PubCo cannot predict if investors will find PubCo Ordinary Shares less attractive because PubCo relies on these exemptions. If some investors find PubCo Ordinary Shares less attractive as a result, there may be a less active trading market and share price for PubCo Ordinary Shares may be more volatile.

Failure to implement enhanced internal controls over financial reporting could have a material adverse effect on our business, operating results and share price.

Prior to the consummation of the Business Combination, Medera is neither a publicly listed company, nor an affiliate of a publicly listed company, and has not dedicated accounting personnel and other resources to address internal control and other procedures commensurate with those of a publicly listed company. Effective internal control over financial reporting is necessary to increase the reliability of financial reports.

In connection with the external audit of Medera’s financial statements as of and for the years ended December 31, 2022 and 2023, in preparation for the Business Combination, Medera noted certain deficiencies in financial reporting and internal control which will be deemed to be a material weakness under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Public Company Accounting Oversight Board has defined a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

Our material weakness identified relates a lack of a fully developed accounting department infrastructure commensurate with those of a publicly listed company able to evaluate, account for and disclose complex transactions.

Neither Medera nor its auditors were required to perform an evaluation of internal control over financial reporting as of December 31, 2022 and 2023 in accordance with the provisions of the Sarbanes-Oxley Act as it was a private company. Further, neither PubCo’s nor Medera’s independent registered public accounting firm will be required to report on the effectiveness of their respective internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 until PubCo’s first annual report on Form 20-F following the date on which it ceases to qualify as an “emerging growth company,” which may be up to five full fiscal years following the date of the Closing.

In addition, PubCo and Medera cannot predict the outcome of this determination and whether PubCo and/or Medera will need to implement remedial actions in order to implement effective control over financial reporting. If in subsequent years PubCo and/or Medera is unable to assert that PubCo’s and/or Medera’s internal control over financial reporting is effective, or if PubCo’s and/or Medera’s auditors express an opinion that PubCo’s and/or Medera’s internal control over financial reporting is ineffective, Medera and PubCo may fail to meet the future reporting obligations in a timely and reliable manner and our financial statements may contain material misstatements. Any such failure could also adversely cause our investors to have less confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on the price of PubCo’s securities.

PubCo and Medera will invest to significantly enhance the entity level and financial reporting control environment as well as the accounting department infrastructure. The measures PubCo and Medera will implement to address the material weakness include strengthening the resources within the accounting function, continuing to implement new systems and automating processes, conducting training for PubCo and Medera personnel with respect to U.S. GAAP and SEC financial reporting requirements and documenting and evaluating the controls over financial reporting. PubCo and Medera plan to have remediated this material weakness by December 31, 2025. In this regard, PubCo and Medera will need to dedicate internal resources, recruit personnel with public reporting experience, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of their internal control over financial reporting. This may include taking steps to improve control processes as appropriate, validating that controls are functioning as documented and implementing a continuous reporting and improvement process for internal control over financial reporting.

The Reincorporation Merger may be a taxable event for U.S. Holders of KVAC Ordinary Shares and KVAC Warrants.

Subject to the limitations and qualifications, including the PFIC rules described in “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders,” the Reincorporation Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and, as a result, a U.S. Holder generally should not recognize gain or loss on the exchange of KVAC Ordinary Shares or KVAC Warrants for PubCo Ordinary Shares or PubCo Warrants, as applicable, pursuant to the Reincorporation Merger.

However, U.S. Holders of Keen Vision securities who would be treated as 5 Percent Holders, and who do not enter into a GRA under applicable Treasury Regulations, may recognize gain (but not loss) as a result of the Reincorporation Merger if Section 367(a) of the Code and the Treasury Regulations promulgated thereunder apply to the Reincorporation Merger. Section 367(a) of the Code may apply to the Reincorporation Merger if PubCo transfers the assets it acquires from Keen Vision pursuant to the Reincorporation Merger to certain subsidiary corporations in connection with the Business Combination. The requirements under Section 367(a) of the Code are not discussed herein. If you believe that you will be a 5 Percent Holder, you are strongly urged to consult your tax advisor regarding the effect of the Reincorporation Merger to you taking into account the rules of Section 367(a) of the Code (including the possibility of entering into a GRA under applicable Treasury Regulations).

Alternatively, if the Reincorporation Merger does not qualify as a “reorganization” within the meaning of Section 368 of the Code, then a U.S. Holder that exchanges its KVAC Ordinary Shares or KVAC Warrants for PubCo Ordinary Shares or PubCo Warrants, as applicable, pursuant to the Reincorporation Merger will recognize gain or loss equal to the difference between (i) the fair market value of the PubCo Ordinary Shares and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the KVAC Ordinary Shares and KVAC Warrants exchanged therefor. For a more detailed discussion of certain U.S. federal income tax consequences of the Reincorporation Merger, see the section titled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders” in this proxy statement/ prospectus. However, the rules under Section 367(a) and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any U.S. federal, state, local and foreign income and other tax laws) of the Reincorporation Merger.

In addition, U.S. Holders of KVAC Ordinary Shares and KVAC Warrants may be subject to adverse U.S. federal income tax consequences under the PFIC regime. Please see “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Status” for a more detailed discussion with respect to Keen Vision’s potential PFIC status and certain tax implications thereof.

Further, because the Reincorporation Merger will occur immediately prior to the redemption of KVAC Ordinary Shares, U.S. Holders exercising redemption rights will be subject to the tax consequences of the Reincorporation Merger. All U.S. Holders considering exercising redemption rights with respect to their KVAC Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Reincorporation Merger and exercise of redemption rights.

PubCo may be or become a PFIC during a U.S. Holder’s holding period, which could result in adverse U.S. federal income tax consequences to the U.S. Holders.

If PubCo or any of its subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder of the PubCo Ordinary Shares or PubCo Warrants, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There is no assurance that PubCo or its subsidiaries will not be PFICs for U.S. federal income tax purposes for the taxable year of the Business Combination or for future taxable years. If it determines that either Keen Vision or PubCo was a PFIC for any tax year of Keen Vision or PubCo beginning on or before the date of the Acquisition Merger, and each subsequent tax year of PubCo, PubCo shall use commercially reasonable efforts to make available to those U.S. Holders that held KVAC Ordinary Shares or KVAC Warrants prior to the Mergers such information that is reasonably available to PubCo and is reasonably necessary for such U.S. Holders to comply with such reporting requirements; provided, that, PubCo provides no assurance of, and makes no representation as to, the accuracy of any such determination or that it will timely provide such required information. PubCo does not otherwise intend to provide information that may be required for U.S. Holders to comply with PFIC reporting requirements. Please see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of PubCo Securities — PFIC Considerations” and “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Status” for a more detailed discussion with respect to PubCo’s potential PFIC status and certain tax implications thereof. U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to holders of the PubCo Ordinary Shares and PubCo Warrants.

PubCo does not intend to make any determinations on whether PubCo or its subsidiaries are CFCs for U.S. federal income tax purposes.

PubCo does not intend to make any determinations on whether PubCo or any of its subsidiaries are treated as “controlled foreign corporations” within the meaning of Section 957(a) of the Code (“CFCs”), or whether any U.S. Holder of PubCo securities is treated as a “United States shareholder” within the meaning of Section 951(b) of the Code with respect to PubCo or any of its subsidiaries. PubCo does not expect to furnish to any U.S. Holder of PubCo securities information that may be necessary to comply with applicable reporting and tax paying obligations with respect to CFCs. The IRS has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. The CFC rules are not discussed herein. U.S. Holders of PubCo securities should consult their own tax advisors regarding the potential application of these rules to their particular circumstances.

PubCo will be required to meet the initial listing requirements to be listed on Nasdaq. However, PubCo may be unable to maintain the listing of its securities in the future.

If PubCo fails to meet the continued listing requirements and Nasdaq delists the PubCo Ordinary Shares, PubCo could face significant material adverse consequences, including:

●	a limited availability of market quotations for PubCo Ordinary Shares;

●	a limited amount of news and analyst coverage for PubCo; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

PubCo will be a “controlled company” under the Corporate Governance Rules of Nasdaq and can rely on exemptions from certain corporate governance requirements that could adversely affect PubCo’s public shareholders. Moreover, there may be conflicts of interest with PubCo’s controlling shareholders and concentration of ownership may not be in the best interests of our shareholders.

The Controlling Shareholders together will hold [  ] of PubCo Ordinary Shares, giving them a majority of the aggregate voting power of PubCo upon the completion of the Business Combination. Therefore, PubCo will qualify as a “controlled company” under the Corporate Governance Rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of its directors be independent, as defined in the Corporate Governance Rules of the Nasdaq and the requirement that the compensation committee and nominating and corporate governance committee of PubCo consist entirely of independent directors. It is currently anticipated that, upon consummation of the Business Combination, only three out of six directors of the PubCo Board will be independent.

Moreover, as a result of the concentration of ownership, the Controlling Shareholders will have considerable influence over matters such as decisions regarding mergers and consolidations, amendments to our constitutional documents, election of directors and other significant corporate actions. Such shareholders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of PubCo and may reduce the price of PubCo’s securities. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that other holders of PubCo Ordinary Shares may view as beneficial.

Also, entities controlled by PubCo’s Chief Executive Officer and Chairman are among the Controlling Shareholders. These individuals have significant influence over PubCo’s board of directors. Potential conflicts of interest between the individuals’ roles as company senior management and their interests as PubCo shareholders may arise, which could impact the decisions made by these individuals. For example, they may decline opportunities to raise additional capital for PubCo as they may be unwilling to dilute their ownership stake in PubCo. Also, as they have significant influence over PubCo’s strategic direction, they may prioritize short-term gains over long-term value creation for PubCo. This could limit PubCo’s growth potential and its ability to take advantage of new business opportunities.

As the PubCo Amended and Restated Memorandum and Articles of Association does not provide any special rights and powers to controlling shareholder, any Controlling Shareholders, same as the other shareholders of the same class of shares, may exercise their respective voting rights by way of voting on PubCo’s shareholders’ resolution. The Controlling Shareholders’ power to influence PubCo, as compared to other shareholders, manifests in its ability to pass an ordinary resolution (which requires a simple majority of shares that have voted at the general meeting) and/or a special resolution (which requires two-thirds of shares that have voted at the general meeting) with its shareholding in PubCo. Theoretically, for as long as the Controlling Shareholders hold sufficient voting shares to satisfy the voting threshold required to pass an ordinary resolution and/or special resolution at a quorate general meeting, such Controlling Shareholders will have the ability to control the outcome of the resolutions to be passed in the general meeting by exercising their votes accordingly.

In addition to the Equity Incentive Plan, PubCo may adopt share incentive plans in the future, which may adversely affect PubCo’s results of operations.

In addition to the Equity Incentive Plan, PubCo may adopt share-based incentive plan in the future, and grant share-based awards to its employees, directors and consultants to incentivize their performance and align their interests with that of PubCo. If PubCo adopts one or more share-based incentive plans and grants share-based compensation in the future, it will be required to account such awards for share-based compensation expenses in accordance with the applicable accounting standards. The Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation generally requires a company to recognize, as an expense, the fair value of share options and other equity incentives to employees based on the fair value of equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. If PubCo adopts any such share incentive plan and grants options or other equity incentives in the future, such grants could have dilutive impact on PubCo’s existing shareholders, and cause PubCo to incur significant compensation charges and its results of operations could be adversely affected.

THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF KEEN VISION

General

We are furnishing this proxy statement/prospectus to the shareholders of Keen Vision as part of the solicitation of proxies by Board for use at the Extraordinary General Meeting to be held at [  ] on [  ], 2024 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about [  ], 2024 in connection with the vote on the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Nasdaq Proposal, the Governance Proposal, the Equity Incentive Plan Proposal, the Director Approval Proposal the NTA Requirement Amendment Proposal and the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Extraordinary General Meeting.

Date, Time and Place

The Extraordinary General Meeting will be held on [  ], 2024 at [  ]. a.m./p.m. Eastern Time, and virtually using the following dial-in information:

US Toll Free	[ ]

International Toll	[ ]

Participant Passcode	[ ]

We encourage shareholders to attend the Extraordinary General Meeting virtually. This proxy statement includes instructions on how to access the virtual Extraordinary General Meeting and how to listen and vote from home or any remote location with Internet connectivity.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, we are asking holders of KVAC Ordinary Shares to approve the following Proposals:

●	The Reincorporation Merger Proposal to approve the Reincorporation Merger and the Plan and Articles of Merger and Plan of Merger in respect of the Reincorporation Merger;

●	The Acquisition Merger Proposal to approve the Acquisition Merger;

●	The Nasdaq Proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC, the issuance of up to an aggregate of 62,775,144 PubCo Ordinary Shares by PubCo in connection with the Business Combination;

●	The Governance Proposal to approve, on a non-binding advisory basis, certain differences in the governance provisions set forth in the PubCo Charter to be adopted by PubCo upon the effective time of the Reincorporation Merger, as compared to our Current Charter, which are being presented in accordance with the requirements of the Securities and Exchange Commission as separate sub-proposals; and

●	The Director Approval Proposal;

●	The Equity Incentive Plan Proposal to approve PubCo’s Equity Incentive Plan to be adopted by PubCo;

●	The NTA Requirement Amendment Proposal to remove the NTA Requirement; and

●	The Adjournment Proposal to approve the adjournment of the Extraordinary General Meeting in the event Keen Vision does not receive the requisite shareholder vote to approve the above Proposals.

Recommendation of the Board

The Board:

●	has determined that each of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Nasdaq Proposal, the Governance Proposal, the Equity Incentive Plan Proposal, the Director Approval Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal are fair to, and in the best interests of Keen Vision and its shareholders;

●	has approved the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Nasdaq Proposal, the Governance Proposal, the Equity Incentive Plan Proposal, the Director Approval Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal; and

●	recommends that the shareholders of Keen Vision vote “FOR” each of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Nasdaq Proposal, the Governance Proposal, the Equity Incentive Plan Proposal, the Director Approval Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal.

Members of the Board have interests that may be different from or in addition to your interests as a shareholder. See “Proposal No. 2: the Acquisition Merger Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

Record Date; Who is Entitled to Vote

We have fixed the close of business on [  ], 2024, as the record date for determining those Keen Vision’s shareholders entitled to notice of and to vote at the Extraordinary General Meeting. As of the close of business on [*], there were 19,366,075 KVAC Ordinary Shares outstanding and entitled to vote. Each holder of KVAC Ordinary Shares is entitled to one vote per share on each of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Nasdaq Proposal, the Governance Proposal, the Equity Incentive Plan Proposal, the Director Approval Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal.

As of [  ], 2024, the Initial Shareholders collectively own and are entitled to vote 4,416,075 KVAC Ordinary Shares, or approximately 22.8% of Keen Vision’s issued and outstanding ordinary shares. With respect to the Business Combination, the Initial Shareholders who own approximately 22.8% of Keen Vision’s outstanding ordinary shares as of the record date, have agreed to vote their KVAC Ordinary Shares acquired by them in favor of the Reincorporation Proposal and the Acquisition Merger Proposal. The Sponsor has indicated that it intends to vote its shares, as applicable, “FOR” the other Proposals, although there is no agreement in place with respect to the other Proposal.

Quorum and Required Vote for the Proposals

A quorum of Keen Vision’s shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if not less than 50% of the votes of the shares issued and outstanding as of the record date and entitled to vote at the Extraordinary General Meeting is represented in person (including by virtual presence) or by proxy. A Keen Vision’s shareholder present in person (including by virtual presence) or by proxy and abstaining from voting at the Extraordinary General Meeting will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of each of the Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding KVAC Ordinary Shares present and entitled to vote at the Extraordinary General Meeting; provided, however, that if [  ] or more of the holders of KVAC Ordinary Shares exercise their redemption rights then the Business Combination may not be completed because Keen Vision’s net tangible assets will then be less than US$5,000,001. According to the M&AA, Keen Vision shall not repurchase Public Shares in an amount that would cause its net tangible assets to be less than US$5,000,001; provided, however, that the foregoing restriction will not apply if the NTA Requirement Amendment Proposal is approved by the shareholders.

Moreover, according to the M&AA, no single Keen Vision shareholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of KVAC Ordinary Shares may exercise this redemption right with respect to more than 15% of the Public Shares without Keen Vision’s prior consent. Attending the Extraordinary General Meeting either in person (including by virtual presence) or by proxy and abstaining from voting will have no effect on the voting on the Proposals and, assuming a quorum is present, broker non-votes will have no effect on the voting on Proposals.

Voting Your Shares

Each KVAC Ordinary Share that you own in your name entitles you to one vote for each Proposal on which such shares are entitled to vote at the Extraordinary General Meeting. Your proxy card shows the number of KVAC Ordinary Shares that you own.

There are two ways to ensure that your KVAC Ordinary Shares are voted at the Extraordinary General Meeting:

●	You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the Board, “FOR” the adoption of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Nasdaq Proposal, the Governance Proposal, the Equity Incentive Plan Proposal, the Director Approval Proposal, the NTA Requirement Amendment Proposal and the Adjournment Proposal. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.

●	You can attend the Extraordinary General Meeting and vote in person (including by virtual presence). If you attend in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE REINCORPORATION MERGER PROPOSAL AND THE ACQUISITION MERGER PROPOSAL (AS WELL AS THE OTHER PROPOSALS). IN ORDER TO REDEEM YOUR SHARES, YOU MUST TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE SHAREHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	if you are a record holder, you may notify our proxy solicitor, Advantage Proxy, Inc., in writing before the Extraordinary General Meeting that you have revoked your proxy; or

●	you may attend the Extraordinary General Meeting, revoke your proxy, and vote in person (including by virtual presence), as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Advantage Proxy, Inc., our proxy solicitor; individuals can call toll-free at 1-877-870-8565 and banks and brokers can call at 1-206-870-8565.

No Additional Matters May Be Presented at the Extraordinary General Meeting

This Extraordinary General Meeting has been called only to consider the approval of the Proposals.

Redemption Rights

Pursuant to the M&AA, a holder of KVAC Ordinary Shares has the right to have its Public Shares redeemed for cash equal to its pro rata share of the Trust Account (net of taxes payable) in connection with the Business Combination, except that (i) Keen Vision will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 after payment of the deferred underwriting commissions, either immediately prior to, or upon consummation of the Business Combination (such that we are not subject to the SEC’s “penny stock” rules) and (ii) no shareholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Public Shares may exercise such redemption right with respect to more than 15% of the Public Shares without Keen Vision’s prior consent. If Keen Vision’s shareholders approve the NTA Requirement Amendment Proposal, this will remove the restriction set forth in clause (i) of the preceding sentence.

If you are a holder of Public Shares and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time on [  ], 2024 (two business days before the Extraordinary General Meeting), that Keen Vision redeem your shares into cash; and (ii) submit your request in writing to Keen Vision’s transfer agent, at the address listed at the end of this section and deliver your shares to Keen Vision’s transfer agent physically or electronically using the DWAC system at least two business days prior to the vote at the Extraordinary General Meeting. In order to validly request redemption, you must either make a request for redemption on the proxy card or separately send a request in writing to Keen Vision’s transfer agent. The proxy card or separate request must be signed by the applicable shareholder in order to validly request redemption. A shareholder is not required to submit a proxy card or vote in order to validly exercise redemption rights.

You may tender the KVAC Ordinary Shares for which you are electing redemption on or before two business days before the Extraordinary General Meeting by either:

●	Delivering certificates representing Keen Vision’s ordinary shares to Keen Vision’s transfer agent, or

●	Delivering the KVAC Ordinary Shares electronically through the DWAC system.

Keen Vision’s shareholders will be entitled to redeem their KVAC Ordinary Shares for a full pro rata share of the Trust Account (currently anticipated to be no less than approximately [$*] per share) net of taxes payable.

Any corrected or changed written demand of redemption rights must be received by Keen Vision’s transfer agent two business days prior to the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the Extraordinary general meeting.

Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of KVAC Ordinary Shares as of the record date. Any public shareholder who holds KVAC Ordinary Shares on or before [  ], 2024 (two business days before the Extraordinary General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your stock certificates to Keen Vision’s transfer agent or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, in each case, two business days before the Extraordinary General Meeting.

Through the DWAC system, this electronic delivery process can be accomplished by contacting your broker and requesting delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC, and Keen Vision’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker this cost and the broker would determine whether or not to pass this cost on to the redeeming holder. It is Keen Vision’s understanding that Keen Vision’s shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. Keen Vision does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Keen Vision’s shareholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.

In the event that a shareholder tenders its shares and decides prior to the consummation of the Business Combination that it does not want to redeem its shares, the shareholder may withdraw the tender. In the event that a shareholder tenders shares and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the shareholder promptly following the determination that the Business Combination will not be consummated. Keen Vision anticipates that a shareholder who tenders shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares soon after the completion of the Business Combination.

If properly demanded by Keen Vision’s public shareholders, Keen Vision will redeem each share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of the record date, this would amount to approximately $[  ] per share. If you exercise your redemption rights, you will be exchanging your KVAC Ordinary Shares for cash and will no longer own the shares. If Keen Vision is unable to complete an initial business combination by October 27, 2024, or April 27, 2025 (21 months after the consummation of the IPO, if the time period is extended, as described herein), it will liquidate and dissolve and public shareholders would be entitled to receive approximately $[ ] per share upon such liquidation.

The Business Combination will not be consummated if Proposal No. 7 NTA Requirement Amendment Proposal is not approved and net tangible assets is less than $5,000,001 upon consummation of the Business Combination.

Holders of outstanding KVAC Units must separate the underlying KVAC Ordinary Shares and KVAC Warrants prior to exercising redemption rights with respect to the KVAC Ordinary Shares. If KVAC Units are registered in a holder’s own name, the holder must deliver the certificate for its KVAC Units to the transfer agent with written instructions to separate the KVAC Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the KVAC Ordinary Shares from the KVAC Units.

If a broker, dealer, commercial bank, trust company or other nominee holds KVAC Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s KVAC Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of KVAC Units to be separated and the nominee holding such KVAC Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant KVAC Units and a deposit of an equal number of KVAC Ordinary Shares and KVAC Warrants. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the KVAC Ordinary Shares from the KVAC Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their KVAC Ordinary Shares to be separated in a timely manner, they will likely not be able to exercise their redemption rights.

Keen Vision’s shareholders holding both KVAC Ordinary Shares and KVAC Warrants may redeem their KVAC Ordinary Shares but retain the KVAC Warrants, which, if the Business Combination closes, will become PubCo Warrants. The cost of those retained warrants is borne by PubCo and the non-redeeming shareholders. Assuming that 100% of the KV Public Shares held by Keen Vision’s shareholders were to be redeemed, the [  ] retained outstanding KVAC Warrants, which will be automatically and irrevocably assigned to, and assumed by, PubCo following the Closing of the Business Combination, would have an aggregate value of $[  ] million, based on a price per KVAC Warrants of $[  ] on [  ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, on [  ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of KVAC Ordinary Shares closed at $[  ]. If PubCo Ordinary Shares are trading above the exercise price of $11.50 per warrant, the PubCo Warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable 30 days following the Closing of the Business Combination) and this in turn increases the risk to non-redeeming shareholders that the PubCo Warrants will be exercised, which would result in immediate dilution to the non-redeeming shareholders.

In addition, once the PubCo Warrants become exercisable, PubCo may redeem the outstanding PubCo Warrants at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, and if the last sales price of the PubCo Ordinary Shares equals or exceeds $16.50 per share for any 20 trading days within a 30 trading day period ending three business days before PubCo sends the notice of redemption. For context, as of the close of trading on [  ], 2024 (the most recent practicable date prior to the date of this proxy statement/prospectus), the trading price of KVAC Ordinary Shares on Nasdaq was $[  ], and the highest and lowest closing price of the KVAC Ordinary Shares during the prior three months was $[  ] and $[  ], respectively. Redemption of the outstanding PubCo Warrants could force holders (i) to exercise their PubCo Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell PubCo Warrants at the then-current market price when they might otherwise wish to hold PubCo Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding PubCo Warrants are called for redemption, is likely to be substantially less than the market value of the PubCo Warrants.

Tendering Share Certificates in connection with Redemption Rights

Keen Vision is requiring Keen Vision’s public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Keen Vision’s transfer agent, or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC System, at the holder’s option at least two business days prior to the Extraordinary General Meeting. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether Keen Vision requires holders seeking to exercise redemption rights to tender their ordinary shares. The need to deliver ordinary shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request for redemption, once made, may be withdrawn at any time up to the business day immediately preceding the consummation of the proposed Business Combination. Furthermore, if a shareholder delivered his certificate for redemption and subsequently decided prior to the date immediately preceding the consummation of the proposed Business Combination not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).

A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public shareholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, Keen Vision will promptly return the share certificates to the public shareholder.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. Keen Vision and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. [ ], a proxy solicitation firm that Keen Vision has engaged to assist it in soliciting proxies, will be paid its customary fee and out-of-pocket expenses.

Keen Vision will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Keen Vision will reimburse them for their reasonable expenses.

 If you send in your completed proxy card, you may still vote your shares in person (including by virtual presence) if you revoke your proxy before it is exercised at the Extraordinary General Meeting.

PROPOSAL NO. 1:

THE REINCORPORATION MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement, the Plan of Merger and the BVI Plan and Articles of Merger are attached hereto as Annex A, Annex D and Annex E, respectively, which is incorporated by reference herein.

Purpose of the Reincorporation Merger Proposal

The purpose of the Reincorporation Merger is to establish a Cayman Islands exempted company as the parent entity of Medera that would be a “foreign private issuer” as that term is defined under the Exchange Act. As a result of the Reincorporation Merger, Keen Vision shareholders will no longer be shareholders of Keen Vision and (other than Keen Vision shareholders who exercise their redemption rights) will become shareholders of PubCo, a foreign private issuer.

As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. PubCo will also be permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, PubCo’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

Summary of the Reincorporation Merger

The Merger Agreement was entered into by and between Keen Vision and Medera on September 3, 2024. Upon the approval of the Merger Agreement, the BVI Plan and Articles of Merger and the Plan of Merger by Keen Vision shareholders, PubCo and Keen Vision will execute the BVI Plan and Articles of Merger and the Plan of Merger relating to the Reincorporation Merger, which shall be filed with the Registrar of Companies in the Cayman Islands with certain other documents on or prior to the Closing Date. On the Closing Date and immediately prior to the Acquisition Merger, Keen Vision will merge with and into PubCo, a Cayman Islands exempted company and wholly owned subsidiary of Keen Vision. The separate corporate existence of Keen Vision will cease and PubCo will continue as the surviving corporation. In connection with the Reincorporation Merger, all outstanding KVAC Units will separate into their individual components of KVAC Ordinary Shares and KVAC Warrants and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of Keen Vision shareholders shall be exchanged as follows:

(i)	Each KVAC Ordinary Share issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares) will automatically be cancelled and cease to exist and, for each such KVAC Ordinary Share, PubCo shall issue to each Keen Vision shareholder (other than Keen Vision’s shareholders who exercise their redemption rights or dissenter’s rights in connection with the Business Combination) one validly issued PubCo Ordinary Share, which, unless explicitly stated herein, shall be fully paid; and

(ii)	Each whole KVAC Warrant issued and outstanding immediately prior to effective time of the Reincorporation Merger will convert into a PubCo Warrant to purchase one PubCo Ordinary Share (or equivalent portion thereof). The PubCo Warrants will have substantially the same terms and conditions as set forth in the KVAC Warrants.

Upon the closing of the Reincorporation Merger, all PubCo Ordinary Shares will be classified as one class, where each PubCo Ordinary Share shall be entitled to one vote on all matters subject to vote at all general meetings of the post-Business Combination.

Differences between PubCo’s Amended and Restated Memorandum and Articles of Association and Keen Vision’s M&AA

Following is a summary of the material differences between the Amended and Restated Memorandum and Articles of Association of PubCo to be in effect following the Business Combination and the current M&AA of Keen Vision:

●	The name of the new public entity will be “Medera Inc.” as opposed to “Keen Vision Acquisition Corporation”;

●	PubCo’s corporate existence is perpetual as opposed to Keen Vision’s corporate existence terminating if a business combination is not consummated by Keen Vision within a specified period of time; and

●	PubCo’s organizational documents do not include the various provisions applicable only to special purpose acquisition corporations that the M&AA contains.

Authorized but unissued ordinary shares may enable PubCo’s board of directors to render it more difficult or to discourage an attempt to obtain control of PubCo and thereby protect continuity of or entrench its management, which may adversely affect the market price of PubCo’s securities. For example, if, in the due exercise of its fiduciary duties, for example, PubCo’s board of directors were to determine that a takeover proposal were not in the best interests of PubCo, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable PubCo to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for share dividends and share subdivisions. PubCo currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

A copy of PubCo’s Amended and Restated Memorandum and Articles of Association, as will be in effect upon consummation of the Business Combination, is attached to this proxy statement/prospectus as Annex B. See also the Section entitled “Comparison of Shareholder’s Rights” on page 280 of this proxy statement/prospectus.

Required Vote

Approval of the Reincorporation Merger Proposal requires the affirmative vote of a majority of the issued and outstanding KVAC Ordinary Shares as of the record date represented in person (including by virtual presence) or by proxy at the Extraordinary General Meeting and entitled to vote and voted thereon. Adoption of the Reincorporation Merger Proposal is conditioned upon the adoption of the Acquisition Merger Proposal. It is important for you to note that in the event that any one of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, then Keen Vision will not consummate the Business Combination.

The Initial Shareholders have agreed to vote all KVAC Ordinary Shares owned by them in favor of the Reincorporation Merger Proposal.

Recommendation of the Board

After careful consideration, the Board has determined that the Reincorporation Merger forming part of the Business Combination with Medera is in the best interests of Keen Vision and its shareholders. On the basis of the foregoing, the Board has approved and declared advisable the Business Combination with Medera and recommends that you vote or give instructions to vote “FOR” adoption of the Reincorporation Merger Proposal.

The existence of financial and personal interests of one or more of KVAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KVAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, KVAC’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a shareholder. See “The Business Combination — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

PROPOSAL NO. 2:

THE ACQUISITION MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement and the Plan of Merger is attached hereto as Annex A, which is incorporated by reference herein.

General Description of the Acquisition Merger

Acquisition Merger with Medera; Acquisition Merger Consideration

Promptly after the Reincorporation Merger, Merger Sub, an exempted company incorporated under the laws of the Cayman Islands with limited liability and a wholly-owned subsidiary of PubCo, will be merged with and into Medera, resulting in Medera being a wholly owned subsidiary of PubCo.

The aggregate consideration for the Acquisition Merger (the “Merger Consideration”) is $622,560,000, subject to certain adjustments as described in the Merger Agreement (which adjustments are described in greater detail further below), payable to the Medera Shareholders in the form of newly issued PubCo Ordinary Shares valued at $10.00 per share. The calculation of the Merger Consideration, taking into account the adjustments described in the Merger Agreement and based on the pro forma financial information, would result in the aggregate issuance to the Medera Shareholders at the Closing, of 62,775,144 PubCo Ordinary Shares (the “Closing Payment Shares”). At the closing of the Acquisition Merger, the issued and outstanding Medera Ordinary Shares held by the former Medera shareholders will be cancelled and cease to exist (other than any Company Dissenting Shares as defined in the Merger Agreement), in exchange for the issuance of the Closing Payment Shares. In addition, [  ] PubCo Ordinary Shares will be reserved and authorized for issuance under the Equity Incentive Plan upon closing, respectively. At the closing of the Acquisition Merger, the one fully paid share in Merger Sub held by PubCo will become one fully paid share in the surviving corporation, so that Medera will become a wholly owned subsidiary of PubCo.

The aggregate consideration for the Acquisition Merger, sometimes referred to as the “Medera Net Value,” means an aggregate amount equal to (a) $622,560,000, plus (b) the Medera Future Converted Loan Value, plus (c) Medera Closing Cash, plus (d) the Medera Equity Financing Value, minus (e) Medera Closing Indebtedness. The Medera Net Value will be the final aggregate value of the consideration for the Acquisition Merger and will be paid to the Medera Shareholders at the Closing via the issuance of such number of PubCo Ordinary Shares equal to the quotient obtained by dividing the Medera Net Value by the value of $10.00 per PubCo Ordinary Share.

“Medera Future Converted Loan Value” means for all Medera Future Convertible Loans (if any) that are converted to Medera Ordinary Shares after the date of the Merger Agreement and prior to the Effective Time, the aggregate principal amount of such converted Medera Future Convertible Loans and converted accrued interest (if any) as of immediately prior to such conversion.

“Medera Future Convertible Loans” means any convertible debt incurred by Medera after the date of the Merger Agreement hereof and prior to the Effective Date, in each instance in compliance with the Merger Agreement.

“Medera Closing Cash” means, as of the day prior to the Closing Date, the aggregate amount of cash of Medera and its Subsidiaries, provided, however, that (a) such amount shall not include any (i) Medera Future Converted Loan Value and/or (ii) Medera Equity Financing Value, and (b) such amount shall never be less than zero.

“Medera Equity Financing Value” means the aggregate amount of gross cash proceeds received by Medera from the sale of Medera Ordinary Shares after the date of the Merger Agreement and prior to the Effective Time.

“Medera Closing Indebtedness” means, as of the day before the Closing, the aggregate amount of Indebtedness of Medera and its Subsidiaries.

Treatment of Medera RSUs

Prior to the Closing, all outstanding restricted stock units of Medera, including those issued to Medera’s employees or service providers under the Company Equity Incentive Plan (as defined in the Merger Agreement) (whether vested or unvested) (the “Medera RSUs”), will be adjusted to convert into restricted stock units of PubCo, based on the Exchange Ratio (as defined in the Merger Agreement), and will remain subject to the same terms and conditions as the original Medera RSUs. PubCo will assume all obligations under the Company Equity Incentive Plan and the agreements related to the Converted RSU (as defined in the Merger Agreement).

Issuance of Merger Consideration

In connection with the Mergers, fractional shares of the PubCo Ordinary Shares that would otherwise be issued to Medera’s shareholders will be rounded to the nearest whole share. Specifically, any fractional share amounting to 0.50 or greater will be rounded up to the nearest whole number, while those less than 0.50 will be rounded down to the nearest whole number.

Effective as of the closing of the Business Combination, the board of directors of PubCo will consist of six members, at least three of whom shall be independent directors under Nasdaq rules. Medera shall have the right, but not the obligation, to designate, or cause to be designated, six directors to serve as a director of PubCo See section titled “PubCo’s Directors and Executive Officers after the Business Combination” for additional information.

According to the Amended and Restated Memorandum and Articles of Association of PubCo, the authorized share capital of post-closing company is $50,000 divided into 500,000,000 ordinary shares of par value of $0.0001 each. After the consummation of the Business Combination, PubCo will be a “foreign private issuer” under the U.S. securities laws and the rules of Nasdaq. For more information about the foreign private issuer, please see the sections titled “PubCo’s Directors and Executive Officers After the Business Combination — Foreign Private Issuer Status.”

After the Business Combination, assuming (i) there are no redemptions of our shares, and (ii) there is no exercise of the PubCo Warrants;, Keen Vision’s current public shareholders will own approximately 18.2% of the issued share capital of PubCo, Keen Vision’s sponsors and insiders will own approximately 5.4% of the issued share capital of PubCo, and Medera shareholders will own approximately 76.4% of the issued share capital of PubCo (excluding the [  ] PubCo Ordinary Shares reserved and authorized for issuance under the Equity Incentive Plan). Assuming full redemption by holders of 14,950,000 Keen Vision’s outstanding ordinary shares, Keen Vision’s current public shareholders will own approximately 0.0% of the issued share capital of PubCo, Keen Vision’s sponsors and insiders will own approximately 6.6% of the issued share capital of PubCo, and Medera shareholders will own approximately 93.4% of the issued share capital of PubCo (excluding the [  ] PubCo Ordinary Shares reserved and authorized for issuance under the Equity Incentive Plan). Assuming exercise and conversion of all Keen Vision securities held by the Initial Shareholders, under (i) a no redemption scenario, (ii) an interim redemption scenario, assuming 50% redemptions, and (iii) a maximum redemption scenario, immediately upon consummation of the Business Combination, own 5,094,650 PubCo Ordinary Shares, representing approximately 5.2%, 5.6%, and 6.1% of the issued PubCo Ordinary Shares, respectively. The PubCo Ordinary Shares issuable to the Initial Shareholders in respect of Keen Vision securities held by the Initial Shareholders includes (i) 3,737,500 KVAC Ordinary Shares; (ii) 678,575 Ordinary Shares included as part of the Private Units; and (iii) 678,575 Ordinary Shares issued upon exercise of the Private Warrants.

Representations and Warranties

Medera and its shareholders make certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (i) corporate existence and power; (ii) authorization; (iii) governmental authorization; (iv) non-contravention; (v) capitalization; (vi) subsidiaries; (vii) corporate records; (viii) consents; (ix) financial statements; (x) internal accounting controls; (xi) absence of certain changes; (xii) properties and title to Medera’s group assets; (xiii) litigation; (xiv) contracts; (xv) licenses and permits; (xvi) compliance with laws; (xvii) intellectual property and privacy; (xviii) employees and employment matters; (xix) withholding; (xx) employee benefits; (xxi) real property; (xxii) tax matters; (xxiii) environmental laws; (xxiv) finders’ fees; (xxv) directors and officers; (xxvi) anti-money laundering laws; (xxvii) insurance; (xxviii) related party transactions; (xxix) no trading or short position; (xxx) Medera not an investment company; (xxxi) regulatory permits and compliance with healthcare laws; and (xxxii) information supplied.

Keen Vision, PubCo and Merger Sub (collectively the “Purchaser Parties”) make certain representations and warranties relating to, among other things: (i) corporate existence and power; (ii) purpose of Merger Sub formation; (iii) corporate authorization; (iv) governmental authorization; (v) non-contravention; (vi) finders’ fees; (vii) issuance of shares; (viii) capitalization; (ix) information supplied; (x) trust fund; (xi) listing; (xii) Board approval; (xiii) Keen Vision’s SEC documents and financial statements; (xiv) certain business practices; (xv) anti-money laundering laws; (xvi) affiliate transactions; (xvii) compliance with laws; (xviii) absence of certain changes; (xix) litigation; (xx) brokers and other advisors; (xxi) tax matters; and (xxii) employees and benefit plans.

Conduct Prior to Closing; Covenants

The Merger Agreement includes customary pre-closing covenants of the parties with respect to the operation of their respective businesses, including a covenant of Medera relating to conducting its business in the ordinary course, consistent with past practices and use its commercially reasonable efforts to preserve intact its business, subject to certain exceptions, and covenants of Medera to refrain from taking certain actions without KVAC’s consent. KVAC and Medera have also agreed to use their reasonable best efforts to satisfy conditions to the consummation of the Mergers. The Merger Agreement also contains additional covenants of the parties, including among others, covenants providing for (i) KVAC and Medera will jointly cause a registration statement to be filed to register the PubCo Ordinary Shares to be issued in the Proposed Business Combination (the “Registration Statement”) in compliance with SEC rules and regulations, to have the Registration Statement declared effective under the Securities Act of 1933, as amended, as promptly as possible after filing and will keep the Registration Statement effective for as long as necessary to consummate the Mergers, (ii) KVAC shall cause each of PubCo and Merger Sub to be incorporated under the laws of Cayman Islands, upon incorporation each of PubCo and Merger Sub shall sign a joinder agreement to the Merger Agreement, (iii) KVAC will seek shareholder approval for several proposals at the Parent Shareholder Meeting, including the adoption of the Merger Agreement and Ancillary Agreements, the Reincorporation Merger, amendments to Organizational Documents, approval of the members of the Board of Directors of Reincorporation Merger Surviving Corporation, issuance of PubCo Ordinary Shares, the PubCo Equity Incentive Plan and other necessary approvals under Nasdaq rules and for financing related to the transactions, (iv) Medera’s consolidated interim financial information for each semi-annual period after the Balance Sheet Date shall be delivered to KVAC no later than sixty (60) calendar days following the end of each semi-annual period.

Conditions to Closing

General Conditions to Closing

The Closing is conditioned on, among other things, (1) no provisions of any applicable law or order that has the effect of preventing or prohibiting consummation of the Merger; (2) the expiration or termination of any waiting period under any applicable antitrust law relating to the Merger; (3) no governmental authority shall have enacted, or entered any law or order that has the effect of prohibiting the Merger or making the Merger illegal; (4) each of PubCo and Merger Sub shall have been formed or incorporated and shall have executed a joinder to the Merger Agreement; (5) the Company Shareholder Approval (as defined in the Merger Agreement) shall have been obtained; (6) each of the Required Parent Proposals shall have been approved at the Parent Shareholder Meeting; (7) PubCo’s initial listing application with Nasdaq or, alternatively, NYSE, NYSE American, or any successor thereto, shall have been conditionally approved and PubCo shall not have received any notice of non-compliance therewith; (8) the SEC shall have declared effective the Registration Statement with respect to the Merger Agreement and no stop order shall have been issued in respect thereof; and (9) certain shareholders of Medera shall have entered into and delivered to Keen Vision a lock-up agreement.

Keen Vision and Merger Sub’s Conditions to Closing

The obligations of the Keen Vision and Merger Sub (collectively, the “Parent Parties”) to consummate the Closing, in addition to the conditions described above in the paragraph above entitled “General Conditions to Closing”, are conditioned upon, among others, each of the following, in addition to customary certificates, instruments and documents, the Ancillary Agreements referenced below and other customary closing deliveries: (1) Medera complying with all of its obligations under the Merger Agreement in all material respects; (2) the representations and warranties of Medera being true on and as of the date of the Merger Agreement and the date of the Closing except as would not be expected to have a Material Adverse Effect; (3) the Fundamental Representations of Medera being true on and as of the date of the Merger Agreement and the date of the Closing except as would not be expected to have a Material Adverse Effect; (4) the Material representations of Medera being true on and as of the date of the Merger Agreement and the date of the Closing except as would not be expected to have a Material Adverse Effect; (5) there having been no Material Adverse Effect to the Medera group which is continuing; and (6) Medera having addressed certain matters set forth in a schedule to the Merger Agreement.

Medera’s Conditions to Closing

The obligations of Medera to consummate the Business Combination, in addition to the conditions described above in the paragraph above entitled “General Conditions to Closing”, are conditioned upon, among others, each of the following, in addition to customary certificates, instruments and documents, the Ancillary Agreements referenced below and other customary closing deliveries: (1) the Parent Parties complying with all of their obligations under the Merger Agreement in all material respects; (2) the representations and warranties of the Parent Parties being true on and as of the date of the Merger Agreement and the date of the Closing except as would not be expected to have a Material Adverse Effect; (3) the Fundamental Representations of the Parent Parties being true on and as of the date of the Merger Agreement and the date of the Closing except as would not be expected to have a Material Adverse Effect; (4) the material Representations of the Parent Parties being true on and as of the date of the Merger Agreement and the date of the Closing except as would not be expected to have a Material Adverse Effect; (5) there having been no Material Adverse Effect to Keen Vision which is continuing; (6) the size and composition of the post-Closing PubCo Board of Directors shall be as set forth in the Merger Agreement; and (7) Available Liquidity shall equal or exceed $40,000,000.

Termination

The Merger Agreement may be terminated without default by either Keen Vision or Medera under the following circumstances:

(i)	If the Closing has not occurred by the latest of (A) April 24, 2025, or (B) if Keen Vision’s board of directors has extended the timeline to consummate an initial business combination beyond April 24, 2025, in accordance with the amended and restated memorandum and articles of association of Keen Vision, the last date for Keen Vision to consummate a Business Combination as per such extensions (the “Outside Closing Date”), and the material breach or violation of any representation, warranty, covenant, or obligation under the Merger Agreement by the party seeking termination was not the cause of, or did not result in, the failure of the Closing to occur by the Outside Closing Date, then the terminating party may do so without liability by providing written notice to the other party after the Outside Closing Date.

(ii)	If an authority issues an order or enacts a law that prohibits the Mergers or makes it illegal, and such order or law is final and non-appealable, the terminating party may terminate the Merger Agreement without liability. This right is not available if the failure to comply with the Merger Agreement by the terminating party or its Affiliates substantially caused or resulted in the order or law.

(iii)	If the Parent Shareholder Meeting has been held and the holders of Parent Ordinary Shares have voted but the Parent Shareholder Approval was not obtained, either Keen Vision or Medera may terminate the Merger Agreement without liability.

(iv)	The Merger Agreement may be terminated at any time by mutual written consent of both Medera and Keen Vision, duly authorized by their respective boards of directors.

The Merger Agreement, may be terminated upon default by either Keen Vision or Medera under the following circumstances:

(i)	Keen Vision may terminate Merger Agreement by providing written notice to Medera, without prejudice to any rights or obligations, if:

●	Medera breaches any representation, warranty, agreement, or covenant to be performed on or prior to the Closing Date and such breach cannot be cured or is not cured by the earlier of the Outside Closing Date or thirty (30) days following receipt of written notice from Keen Vision describing the breach, provided, however, that Keen Vision is not then in material breach of the Merger Agreement.

●	the Company Shareholder Approval is not received by the Company Shareholder Approval Deadline (subject to the condition that if the approval is subsequently received, Keen Vision can no longer terminate).

●	The Acquisition Merger does not close before April 27, 2025.

(ii)	Medera may terminate the Merger Agreement by giving written notice to Keen Vision, without prejudice to any rights or obligations, if:

●	Keen Vision breaches any covenants, agreements, representations, or warranties that would make the satisfaction of any conditions in Section 10.3(a) or 10.3(b) of the Merger Agreement impossible.

●	Such breach cannot be cured or is not cured by the earlier of the Outside Closing Date or thirty (30) days following receipt of written notice from Medera describing the breach, provided, however, that Medera is not then in material breach of the Merger Agreement.

Additional Agreements Executed at the Signing of the Merger Agreement

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, certain holders of KVAC Ordinary Shares entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the proposed Business Combination, and not transfer their KVAC Ordinary Shares prior to the Closing.

The foregoing description of the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreement, a copy of which was filed as Exhibit 10.2 to Keen Vision’s Current Report on Form 8-K, filed with the SEC on September 5, 2024 and is incorporated herein by reference.

Company Support Agreement

In connection with the execution of the Merger Agreement, certain shareholders of Medera entered into a shareholder agreement (the “Company Support Agreement”) with Keen Vision and Medera, pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the proposed Business Combination.

The foregoing description of the Company Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreement, a copy of which was filed as Exhibit 10.1 to Keen Vision’s Current Report on Form 8-K, filed with the SEC on September 5, 2024 and is incorporated herein by reference.

Additional Agreements to be Signed at Closing

Lock-Up Agreements

Certain shareholders of Keen Vision and shareholders of Medera (“Holders”) will enter into and deliver to PubCo lock-up agreements (“Lock-up Agreements”) prior to Closing.

Pursuant to the Lock-Up Agreements, these Holders will, subject to certain customary exceptions, agree not to (i) sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, PubCo Ordinary Shares held by them (the “Lock-Up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any of these transactions are to be settled by delivery of any such Lock-Up Shares, in cash or otherwise, or (iv) publicly disclose any intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined in the Exchange Act) with respect to any security of PubCo, until the date that is nine (9) months after the Closing Date (the “Lock-Up Period”), subject to the following:

(i)	with respect to the 100% of the Lock-Up Shares of each Holder (the “100% Tranche”), the Lock-Up Period will be as follows:

●	for 15% of the 100% Tranche, the Lock-Up Period will be three (3) months after the date of Closing;

●	for 35% of the 100% Tranche, the Lock-Up Period will be six (6) months after the date of Closing; and

●	for 50% of the 100% Tranche, the Lock-Up Period will be nine (9) months after the date of Closing.

(ii)	however, if at any time subsequent to the date of the Lock-up Agreement, the share price of the PubCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period, then the Lock-Up Period shall be deemed to have expired (the “Early Release”) as of such date with respect to 25% of the Lock-up Shares of each Holder (the “25% Tranche”). Therefore, in the event that the Early Release is being triggered, with respect to the remaining percentage of the Lock-Up Shares of each Holder, the Lock-Up Period will be as follows:

●	for 15% of the 100% Tranche, the Lock-Up Period will be three (3) months after the date of Closing;

●	for 35% of the 100% Tranche, the Lock-Up Period will be six (6) months after the date of Closing; and

●	for the remaining of the 100% Tranche, the Lock-Up Period will be nine (9) months after the date of Closing.

The foregoing description of the Lock-Up Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreements, a form of which is filed as Exhibit 10.4 to Keen Vision’s Current Report on Form 8-K, filed with the SEC on September 5, 2024 and is incorporated herein by reference hereto.

Registration Rights Agreement

At the closing of the Proposed Business Combination, PubCo will enter into a registration rights agreement (the “Registration Rights Agreement”) with certain existing shareholders of Keen Vision and with the shareholders of Medera with respect to certain shares, units, private units (and the private shares and private warrants) to the extent they own at the Closing. The Registration Rights Agreement will provide certain demand registration rights and piggyback registration rights to the shareholders, subject to underwriter cutbacks and issuer blackout periods. PubCo will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreement, a form of which is filed as Exhibit 10.3 to Keen Vision’s Current Report on Form 8-K, filed with the SEC on September 5, 2024 and is incorporated herein by reference.

IPO Underwriting Fee as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	No redemptions(2)	50% redemptions(3)	Maximum redemptions(4)
IPO Underwriting Fee (1)	$5,980,000	$4,485,000	$2,990,000
Initial Public Offering proceeds net of redemptions	$158,876,636	$79,438,318	$-
IPO Underwriting Fee as a % of Initial Public Offering proceeds net of redemptions (approx.)	4%	6%	N/A	%

(1)	$2,990,000 of the Deferred Underwriting Fee is payable at the closing of the Business Combination.
(2)	This scenario assumes that no Public Shares are redeemed.
(3)	As of the date of this proxy statement/prospectus, there are 14,950,000 Public Shares issued and outstanding. This scenario assumes that 7,475,000 Public Shares are redeemed, resulting in an aggregate payment of approximately $80.3 million from the Trust Account based on an assumed redemption price of $10.74 per share.
(4)	As of the date of this proxy statement/prospectus, there are 14,950,000 Public Shares issued and outstanding. This scenario assumes that all Public Shares are redeemed, resulting in an aggregate payment of approximately $160.6 million from the Trust Account based on an assumed redemption price of $10.74 per share.

Deferred Underwriting Fee as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	No redemptions(2)	50% redemptions(3)	Maximum redemptions(4)
Deferred Underwriting Fee (1)	$2,990,000	$1,495,000	$-
Initial Public Offering proceeds net of redemptions	$158,876,636	$79,438,318	$-
Deferred Underwriting Fee as a % of Initial Public Offering proceeds net of redemptions (approx.)	2%	2%	-%

(1)	$2,990,000 of the Deferred Underwriting Fee is payable at the closing of the Business Combination.
(2)	This scenario assumes that no Public Shares are redeemed.
(3)	As of the date of this proxy statement/prospectus, there are 14,950,000 Public Shares issued and outstanding. This scenario assumes that 7,475,000 Public Shares are redeemed, resulting in an aggregate payment of approximately $80.3 million from the Trust Account based on an assumed redemption price of $10.74 per share.
(4)	As of the date of this proxy statement/prospectus, there are 14,950,000 Public Shares issued and outstanding. This scenario assumes that all Public Shares are redeemed, resulting in an aggregate payment of approximately $60.6 million from the Trust Account based on an assumed redemption price of $10.74 per share.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Reincorporation Merger Proposal, the Acquisition Merger Proposal and the other related Proposals, you should keep in mind that Keen Vision’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including the following:

●	On September 3, 2024, contemporaneously with the execution of the Merger Agreement, the Initial Shareholders entered into a the Sponsor Support Agreement, pursuant to which, among other things, such shareholders agree not to exercise any right to redeem all or a portion of their respective KVAC Ordinary Shares in connection with the Business Combination;

●	The Sponsor and Keen Vision’s directors and officers have waived their rights to redeem their KVAC Ordinary Shares (including shares underlying KVAC Units), or to receive distributions with respect to these shares upon the liquidation of the Trust Account if Keen Vision is unable to consummate a business combination. Accordingly, the KVAC Ordinary Shares, as well as the KVAC Units purchased by the Sponsor and Keen Vision’s officers and directors, will be worthless if Keen Vision does not consummate a business combination;

●	If an initial business combination is not completed by October 27, 2024, or April 27, 2025 (21 months after the consummation of the IPO, if the time period is further extended, as described herein), Keen Vision will be required to liquidate. In such event, the 3,737,500 KVAC Ordinary Shares held by the Initial Shareholders, which were acquired prior to the IPO for an aggregate purchase price of $25,000, or approximately $0.007 per share, will be worthless. Such shares had an aggregate market value of approximately $[ ] based on the closing price of KVAC Ordinary Shares of $[ ] on Nasdaq as of [ ], 2024;

●	If an initial business combination is not completed by October 27, 2024, or April 27, 2025 (21 months after the consummation of the IPO, if the time period is further extended, as described herein), the 678,575 Private Units purchased by the Sponsor for a total purchase price of $6,785,750, will be worthless. Such Private Units had an aggregate market value of approximately $[ ] based on the closing price of KVAC Units of $[ ] on Nasdaq as of [ ], 2024;

●	Prior to the IPO, Keen Vision issued an aggregate of 3,737,500 ordinary shares to the Initial Shareholders for an aggregate purchase price of $25,000. As of the date of this prospectus, the Initial Shareholders hold an aggregate of 3,737,500 Insider Shares the purchase price of which was approximately $0.007 per share. As a result, the Initial Shareholders will have rates of return on their respective investments which differ from the rate of return of Keen Vision shareholders who purchased KVAC Ordinary Shares at various other prices, including KVAC Ordinary Shares included in KVAC Units that were sold at $10.00 per unit in the IPO. Upon the consummation of the Business Combination, among other things, each of the then issued and outstanding KVAC Ordinary Shares will convert automatically, on a one-for-one basis, into one PubCo Ordinary Share. In the event the share price of PubCo Ordinary Shares falls below the price paid by an Keen Vision’s shareholder at the time of purchase of the KVAC Ordinary Shares by such shareholder, a situation may arise in which the Sponsor or a director of Keen Vision maintains a positive rate of return on its/ his/her KVAC Ordinary Shares while such shareholder of Keen Vision experiences a negative rate of return on the shares such Keen Vision’s shareholder purchased. The securities currently owned by the Initial Shareholders will have a significantly higher value at the time of the Business Combination than at the time of purchase. For purpose of illustration, given that as of the date hereof, the Initial Shareholders collectively hold 4,416,075 KVAC Ordinary Shares, including 3,737,500 Insider Shares and 678,575 shares included in the Private Units, based on an estimated market price of $[ ] per PubCo Ordinary Share (i.e. being KVAC Ordinary Share’s closing price on [ ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus) immediately after Closing, the aggregate value of PubCo Ordinary Shares owned by the Initial Shareholders would be $[ ] and the Initial Shareholders would have a potential aggregate profit of $[ ], representing a profit of $[ ] per PubCo Ordinary Share, whereas other shareholders of Keen Vision would only have a profit of $[ ] per PubCo Ordinary Share;

●	As of [ ], 2024, there were no out-of-pocket unpaid reimbursable expenses for which the Initial Shareholders, including the Sponsor and its affiliates, are awaiting reimbursement.

●	As a result of the interests of the Initial Shareholders in Keen Vision’s securities, the Initial Shareholders will benefit from the completion of the Business Combination and therefore may be incentivized to complete the Business Combination even if it is with a less favorable target company or on terms less favorable to Keen Vision’s shareholders, rather than liquidate. They may have a conflict of interest in the transaction, including without limitation, in determining whether a particular business is an appropriate business with which to effect Keen Vision’s initial business combination; and

●	The exercise of Keen Vision’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

●	If the Business Combination with Medera is completed, Medera will have the right to designate six members of the board of directors of PubCo.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, Keen Vision will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Medera issuing shares for the net assets of Keen Vision, accompanied by a recapitalization. The net assets of Keen Vision will be stated at fair value which approximates historical costs as Keen Vision has only cash and short-term liabilities. No goodwill or other intangible assets relating to the Business Combination will be recorded. Operations prior to the business combination will be those of Medera. This determination was primarily based on the holders of Medera expecting to have a majority of the voting power of the post-combination company, Medera designating all members of the Board of Directors of the post-combination company, Medera senior management comprising all of the senior management of the post-combination company, the relative size of Medera compared to Keen Vision, and Medera operations comprising the ongoing operations of the post-combination company. The net assets of Keen Vision will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Medera.

Regulatory Approvals

The Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by the Merger Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, or any regulatory requirements or approvals under the laws of the Cayman Islands, except for the registration by the Registrar of Companies in the Cayman Islands of the Plan of Merger (together with such ancillary documents as required under the Companies Act).

Background of the Business Combination

Keen Vision is a business company incorporated under the laws of the BVI with limited liability (company number: 2066579), and was incorporated as a blank check company under the name Central Acquisition Limited on June 18, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business”.

Subject to the limitations that a target business have a fair market value of at least 80% of the balance in the Trust Account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination, management of Keen Vision have virtually unrestricted flexibility in identifying and selecting a prospective target business except that the target business is to be within the sector of either agriculture, biotechnology or consumer goods. Keen Vision has not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. In evaluating a prospective target business, management of Keen Vision may consider a variety of factors, including one or more of the following:

●	financial condition and results of operation;

●	growth potential;

●	experience and skill of management and availability of additional personnel;

●	capital requirements;

●	competitive position;

●	barriers to entry;

●	stage of development of its products, processes or services;

●	degree of current or potential market acceptance of the products, processes or services;

●	proprietary features and degree of intellectual property or other protection for its products, processes or services;

●	regulatory environment of the industry; and

●	costs associated with effecting the business combination.

Keen Vision believes such factors are important in evaluating prospective target businesses, regardless of the location or industry in which such target business operates. However, this list is not intended to be exhaustive. Keen Vision may decide to enter into a business combination with a target business that does not meet these criteria and guidelines.

Any evaluation relating to the merits of a particular business combination is based, to the extent relevant, on the above factors as well as other considerations deemed relevant by management of Keen Vision in effecting a business combination consistent with business objective of Keen Vision. In evaluating a prospective target business, Keen Vision conducts an extensive due diligence review which encompasses, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which is made available to Keen Vision.

On June 18, 2021, we issued 1,000 ordinary shares to Central Group Limited, a company beneficially owned by Mr. Jason Wong. On September 8, 2021, we changed our name to Keen Vision Acquisition Corporation. On September 30, 2021, Central Group Limited transferred the 1,000 ordinary shares to the Sponsor. Any liabilities, debts, commitments and/or obligations relating to the period prior to the acquisition of Keen Vision by the Sponsor has been undertaken and shall be borne by Mr. Jason Wong.

Keen Vision granted the underwriters a 45-day option to purchase up to 1,950,000 additional KVAC Units to cover over-allotments. On July 25, 2023, the underwriters fully exercised the over-allotment option. On July 27, 2023, Keen Vision consummated its IPO of 14,950,000 KVAC Units, which includes the full exercise of the over-allotment option granted to the underwriters. Each KVAC Unit consists of one KVAC Ordinary Share and one redeemable KVAC Warrant. The KVAC Units were sold at an offering price of $10.00 per KVAC Unit, generating gross proceeds of $149,500,000.

As disclosed in Keen Vision’s prospectus in relation to the IPO, KVAC must liquidate unless a business combination is consummated within 9 months of the consummation of the IPO, and KVAC may extend the period to a total of 21 months after the consummation of the IPO. On March 22, 2024, Keen Vision entered into the LOI with Medera. Pursuant to the prospectus of Keen Vision, Keen Vision is entitled to an automatic six-month extension to complete the Business Combination after the execution of the LOI and has 15 months from the closing of its IPO to do so. However, if KVAC anticipates that it may not be able to consummate an initial business combination by October 27, 2024, KVAC may, but is not obligated to, further extend the period of time to consummate a business combination as described above.

Keen Vision’s Search Process

Prior to the consummation of the IPO on July 27, 2023, neither Keen Vision, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to any potential business combination transaction with Keen Vision. After the completion of its IPO and consistent with Keen Vision’s business purpose, Keen Vision’s directors and management team commenced an active, targeted search for an initial set of potential business combination targets, leveraging the Sponsor’s network of relationships and extensive investing experience, as well as the prior experience and network of Keen Vision’s directors and management team. The M&AA contain provisions waiving the corporate opportunities doctrine on an ongoing basis, providing that Keen Vision renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Keen Vision, the Sponsor and its affiliates, about which a director of Keen Vision and/or officer of Keen Vision who is director, officer or member of the Sponsor or its affiliate acquires knowledge. Keen Vision is not aware of any such corporate opportunities not being offered to Keen Vision and does not believe that waiver of the corporate opportunities doctrine has created any conflicts of interest, has affected Keen Vision’s search for an acquisition target, or will materially affect Keen Vision’s ability to complete a Business Combination.

The following is a brief description of the background of Keen Vision’s search for and discussions with various potential target companies. The following is not intended to be an exhaustive list of all opportunities initially evaluated or explored but sets forth the discussions and steps that were taken in reaching a definitive agreement with Medera.

Shortly after the consummation of its IPO on July 27, 2023, Keen Vision commenced the process of identifying potential business combination targets. Leveraging the networks of our management team and Sponsor, Keen Vision reviewed approximately thirty (30) potential candidates in various sectors, with the majority in biotechnology and some in agriculture. Between August 2023 to January 2024, Keen Vision evaluated the initial pool of candidates and signed non-disclosure agreements with ten (10) potential target companies. Since January 2024, preliminary due diligence was performed on multiple companies coupled with online meetings with several potential target companies. As a result, a memorandum of understanding was signed with one (1) agricultural company in February 2024, and a letter of intent (“LOI”) was signed with Medera in March 2024. Since August 2023, Keen Vision has maintained a weekly internal call to review all new and existing opportunities in order to more efficiently evaluate each potential target.

Keen Vision did not agree to terms with any of the potential targets other than Medera, as described below.

Target	Target Description	NDA Status	LOI Status	Outcome
A

An agricultural technology platform looking to develop modern intelligent agricultural facilities, planting technology, and seed source protection and optimization. Target A focuses on designing and operating intelligent agricultural facilities, including seed source variety optimization and agricultural big-data processing.

		Signed October 13, 2023	N/A	Did not progress to the LOI stage as Target A was too early stage for public listing, with limited scale and revenue.
B

Target B offers integrated technology, biology, and support services to enable efficient open ocean aquaculture. The company is currently focused on kanpachi (i.e. amberjack) aquafarming for restaurants and home consumption.

		N/A	N/A	Did not pursue the lead further as KVAC management determined that they lacked sufficient expertise in the sector to effectively gauge the longer-term opportunities.
C

A medical device and technology company focused on indications in oncology, mental health, and pain relief. The target has developed a patented, proprietary technology to produce therapeutic biological effects that has been demonstrated in plants, animals, and humans. The technology produces a magnetic field that is obtained from recordings of selected molecules and is currently in clinical testing for adults and children with terminal brain cancer.

		Signed November 30, 2023	N/A	Target C has an experienced management team with proven track record, however even though the technology has potentially broad applications but the device was not the focus of KVAC management and the technology was unproven, so KVAC management determined that Target C was too early-stage for a public listing.
D

A clinical stage biotechnology company developing ophthalmic drugs for chronic eye diseases which often have limited treatment options. The company has seven assets in various stages of pre-clinical and clinical trial.

		Sent on November 20, 2023, but not signed	N/A	KVAC management decided to pass on this opportunity due to timing concerns and Target D ultimately also chose to list on another exchange.
E	Target E manufactures high-performance LED lighting serving the controlled environment agriculture industry in North America.	Signed on December 19, 2023	N/A	KVAC determined that the industry concentration was too high as Target E primarily focused on a single agriculture sector. The size of Target E’s potential market was also smaller compared to other targets. Additionally, Target E’s banker run process did not align with KVAC’s timeline.
F

An independent energy producer delivering clean energy infrastructure and sustainability solutions to industry, government, and communities. Target F finances, builds, owns, and operates turnkey clean energy systems tailored to each of their customers’ energy and decarbonization objectives.

		Signed on December 14, 2023	N/A	Target F is primarily Canada-focused, and KVAC management has limited expertise in Target F’s sector. KVAC determined that it had other opportunities with greater long-term potential.
G	A biopharmaceutical company developing proprietary RNA interference (RNAi)-based cancer drugs. Target H is engaged in developing drugs along with delivery systems designed to effectively penetrate and treat malignant solid tumors, enabling people to access effective treatments for solid tumor cancers.	N/A	N/A	The timelines for Target G and KVAC did not align, so KVAC management decided not to pursue the opportunity further.

Initial Interactions with Medera

On October 16, 2021, Medera’s chief executive officer, Dr. Ronald Li, was appointed as independent director of Keen Vision.

On November 5, 2021, Keen Vision’s sponsor and chief executive officer, Mr. Kenneth Wong, was appointed as non-executive vice chairman of Medera.

Considering Medera as a Potential Target

Subsequent to Keen Vision’s listing on Nasdaq on July 27, 2023, Keen Vision reviewed numerous opportunities as potential business combination targets. Most of these potential targets are in the biotechnology sector.

Keen Vision evaluated the biotechnology opportunities in accordance with its investment philosophy to promote a constructive and collaborative approach focused on optimizing growth, maximizing value creation and enhancing returns for Keen Vision shareholders, and based on Keen Vision’s selection criteria below is a broad summary, amongst other considerations, of the evaluations:

Issues		Concerns
1.	Single asset or small portfolio, sustainability	●	Lower possibility to maintain sustainable growth in the future

		●	Going concern consideration

		●	Liquidation risks if clinical trial fails given single or small asset base
2.	Lack of technology platform or technology platform without efficacy	●	If there is no unique technology platform, increased risks relating to competitiveness and sustainability concerns (most opportunities evaluated do not have a technology platform)
data
		●	Weak barriers to entry

		●	Lack of competitive duration or very short time required for competition to catch up; lack of competitive edge

		●	Lack of efficacy data for technology platform, some of the opportunities evaluated only have concept papers published

		●	Replicability consideration of technology

		●	Applicability and usages of technology

		●	Adaptability of technology for potential customers in consideration for licensing opportunities
3.	Long wait for clinical assets to reach commercialization	●	In best case scenarios where, clinical trials are smooth and successful, most of the opportunities evaluated require at least five (5) to ten (10) years of clinical development before its asset can obtain new drug approval (NDA)

		●	Difficulties in supporting share price momentum after de-SPAC given the long period required until potential NDA

		●	Substantially lowering investment return for Keen Vision shareholders given the long investment horizon

		●	Significant risk accumulated upon clinical trial failure

		●	Risk of being “unfollowed” stock within the investment community due to long wait for potential new drug approval
4.	Lack of validation or endorsement from mega pharmaceuticals or other	●	Unable to mitigate risk in the evaluation of science, technology and clinical assets reputable industry institutes
		●	Difficult to gauge future merger and acquisition, collaboration and licensing potential
5.	Long timeline to revenue generation	●	Due to single asset or small portfolio characteristics, coupled with early-stage pre-clinical nature of the asset, most of the opportunities evaluated are far from revenue generating

		●	Continuous funding requirement even after de-SPAC with long wait for positive news coming out from the potential target until NDA stage
6.	Relatively low in environmental, social	●	Reliant on animal testing
and governance (ESG) imperatives
		●	Lack of or no prior experience in listed companies

		●	Sustainability concerns

At the same time, Keen Vision also investigated opportunities in other sectors and amongst other opportunities, in January 19, 2024 signed a non-disclosure agreement with a large herd beef cattle farming operations company (the “PRC AgriTech”) from the People’s Republic of China (the “PRC”), and subsequently executed a memorandum of understanding with the PRC AgriTech in February 29, 2024. After sufficient due diligence and advice from professional PCAOB certified accountants, Keen Vision concluded that the preparation for PRC AgriTech’s PCAOB audit could require a period as long as six months (or longer) to complete, and thus potentially lowering the investor return for Keen Vision investors. As a result, Keen Vision decided to discontinue its discussions with PRC AgriTech on April 9, 2024.

After evaluating various biotechnology opportunities and identifying the issues and potential risks with such opportunities, Mr. Kenneth Wong realized that Medera could be a possible target for the business combination as it was more advanced than the other biotechnology opportunities being evaluated. Medera, while exploring an IPO, also recognized that a special purpose acquisition company could be a viable alternative. Consequently, Mr. Kenneth Wong and Dr. Ronald Li (the “Principals”) had a meeting on January 5, 2024 to initially investigate the possibility of aligning Medera as a business combination target for Keen Vision (the “Initial Meeting”).

Subsequent to the Initial Meeting, four other meetings were held on January 16, 2024, February 19, 2024, March 7, 2024, and March 13, 2024 between the Principals to discuss the feasibility, mechanics and timing of the potential business combination. The Principals also raised questions and received clarifications and commitments with regards to the due processes involved going forward.

On March 13, 2024, Mr. Kenneth Wong resigned as Medera’s non-executive vice chairman. Mr. Kenneth Wong did not receive any compensation in any form from Medera during his tenure with the company.

On March 13, 2024, Dr. Ronald Li resigned as an independent director of Keen Vision. Dr. Ronald Li did not receive any compensation in any form from Keen Vision during his tenure with the company.

On March 22, 2024, the LOI was signed and executed by Keen Vision and Medera; and on that date Mr. Kenneth Wong also reported to the Keen Vision board of directors (the “Keen Vision Board”) as to the rationale of signing the LOI with Medera.

On March 27, 2024, Mr. Kenneth Wong circulated a preliminary due diligence request list to Dr. Ronald Li for Medera to prepare its data room for Keen Vision’s due diligence process

On April 3, 2023, Keen Vision engaged Loeb to be its legal counsel for the business combination process.

On April 19, 2024, Medera granted Keen Vision preliminary access to their online data room and a small working group was formed between Keen Vision and Medera team for Keen Vision to facilitate Medera in preparing their online data room.

From April 24 to April 26, 2024, Mr. Kenneth Wong and Mr. Alex Davidkhanian, Chief Financial Officer of Keen Vision, visited Medera’s office in Boston for in person meetings with Dr. Ronald Li (Chief Executive Officer of Medera), Mr. Roger Hajjar (Chief Executive Officer of Sardocor, one of Medera’s portfolio companies) and Ms. Erin Roberts (Senior Vice President of Research and Development at Novoheart, one of Medera’s portfolio companies). Keen Vision performed due diligence on the company during the visit. Other discussions between the parties covered terms of the merger, Medera’s strategic business plan, funding requirements as well as PIPE and other financing plans, among other things. At the same time and in addition to the physical due diligence, Keen Vision also had an online meeting with Medera’s finance staff, including Mr. Allen Ma to discuss about Medera’s management accounts.

On April 26, 2024, an indicative term sheet was agreed mutually between Keen Vision and Medera, which formed the preliminary basis of the commercial terms for the Merger Agreement.

On May 3, 2024, the Keen Vision team was granted full access to Medera’s online data room. Further access was granted to Loeb on May 18, 2024.

On May 22, 2024, Loeb circulated an initial draft of the Merger Agreement via email to Keen Vision, Medera, and Hogan Lovells US LLP (“Hogan Lovells”), Medera’s legal counsel.

On June 10, 2024, Loeb and Hogan Lovells had a call to discuss how to structure the transaction in such a way so as to have the ultimate public company remain as a Cayman Islands entity, Medera’s current domicile.

On June 11, 2024, Loeb and Hogan Lovells had a further call to discuss transaction structure.

On June 13, 2024, Hogan Lovells circulated initial comments on the Merger Agreement to Loeb and Keen Vision.

One June 17, 2024, Loeb delivered a revised draft of the Merger Agreement to Hogan Lovells which included, among other things, (i) changes to the transaction structure; (ii) changes relating to the merger consideration; (iii) changes to the required shareholder consent for Medera, (iv) available liquidity and (v) changes to the termination fee.

On June 21, 2024, Loeb delivered a further revised draft of the Merger Agreement to Hogan Lovells to supplement the draft delivered on June 17, 2024 which included, among other things, (i) changes relating to available liquidity and (ii) certain changes to conditions to closing.

On June 24, 2024, Loeb circulated an initial draft of the Sponsor Support Agreement to Hogan Lovells. Hogan Lovells delivered a revised draft of the Merger Agreement to Loeb, which included among other things, (i) changes relating to the merger consideration; (ii) certain changes to the interim operating covenants of both Medera and Keen Vision; (iii) certain changes to conditions to closing and (iv) changes to circumstances resulting in Medera’s termination for default. On the same day, Keen Vision sent out invitations to nine globally renowned scientists who are experts in the fields of cardio and vascular, clinical trial developments, bioengineering, gene therapy, heart failures and regenerative science, for the purpose of inviting them as panelists for an independent evaluation of Medera’s science, technology and clinical assets.

On June 26, 2024, Hogan Lovells and Loeb met via videoconference to discuss items in the Merger Agreement. After the call, Hogan Lovells delivered a revised draft of the Merger Agreement to Loeb, which included among other things, (i) changes relating to the merger consideration; (ii) treatment of Medera RSUs; (iii) certain changes to the interim operating covenants of Medera and (iv) changes relating to available liquidity.

On July 3, 2024, Loeb delivered a revised draft of the Sponsor Support Agreement to Hogan Lovells. Loeb also delivered the revised draft of the Merger Agreement to Hogan Lovells which included, among other things, (i) changes relating to the merger consideration; (ii) changes relating to available liquidity; (iii) underwriting discounts and (iv) certain changes to conditions to closing.

On July 10, 2024, Loeb delivered initial drafts of the Lock-Up Agreement and Registration Rights Agreement to Hogan Lovells.

On July 15, 2024, Hogan Lovells delivered a revised draft of the Merger Agreement to Loeb, which included among other things, (i) changes relating to the merger consideration and (ii) changes relating to available liquidity.

On July 17 and 18, 2024, Keen Vision received confirmations from six of nine globally renowned scientists Keen Vision invited on June 24, 2024, and an online discussion forum was held on July 17 and 18, 2024 which was chaired by Christian Kupatt Jeremias, MD, PhD. The participating expert panelists were Deborah Ascheim, MD, PhD, Fadi Salloum, MD, PhD, Hesham Sadek, MD, PhD, Mark Mercola, MD, PhD, and Natalie Artzi, MD, PhD. Roger Hajjar (co-founder of Medera’s Sardocor) and Kevin Costa (chief scientific officer of Medera’s Novoheart), were present to provide a brief introduction of Medera and to answer questions from the panel. Dr. Jeremias subsequently prepared a summary of the discussion forum which was forwarded by Keen Vision to the Keen Vision Board.

On July 19, 2024, representatives of Keen Vision and Medera and their respective counsel had an all hands video conference to discuss and clarify certain key business points, including the calculation of the Company Net Value used to determine the number of PubCo Ordinary Shares that will be issuable in the Acquisition Merger and the status of preparation of materials for transaction documents. Hogan Lovells delivered an initial draft of Disclosure Schedules.

On July 25, 2024, Loeb delivered a revised draft of the Merger Agreement to Hogan Lovells which included, among other things, (i) changes relating to the definition of purchase price; (ii) changes relating to available liquidity and (iii) certain changes to the interim operating covenants of Medera.

Between July 25, 2024 and August 15, 2024, representatives of Keen Vision and Medera and their respective counsel discussed terms of the Lock-Up Agreement and other ancillary documents.

On August 15, 2024, the Keen Vision Board unanimously passed a board resolution authorizing the then most recent draft of the Merger Agreement. This board resolution granted authority to KVAC management to finalize the Merger Agreement, provided that management kept the Keen Vision Board updated and fully informed as to any proposed amendments to that draft. Hogan Lovells and Loeb met via videoconference to discuss remaining items in the Merger Agreement and the Lock-Up Agreement.

On August 21, 2024, Hogan Lovells delivered a revised draft of the Lock-Up Agreement, the Merger Agreement and Disclosure Schedule to Loeb, which included, among other things, changes relating to the merger consideration.

On August 25, 2024, Hogan Lovells delivered an initial draft of the Company Support Agreement to Loeb, which was identical to the Sponsor Support Agreement.

On August 27, 2024, Loeb delivered a revised draft of the Merger Agreement to Hogan Lovells which included among other things, (i) certain changes relating to the merger filing requirements and (ii) changes to the required shareholder consent for Keen Vision.

On August 29, 2024, Hogan Lovells and Loeb met via videoconference to discuss the Lock-Up Agreement and how to move toward a signing.

On August 30, 2024, Hogan Lovells delivered a revised draft of the Merger Agreement to Loeb, which included among other things, certain changes to the interim operating covenants of Keen Vision.

On September 2, 2024, Loeb delivered a revised draft of the form of Sponsor Support Agreement and the Merger Agreement to Hogan Lovells, which included among other things, conversion of convertible loans of Medera.

On September 3, 2024, KVAC management circulated a proposed final form of the Merger Agreement to the full Keen Vision Board, and each director replied with an email signing off on that document.

On September 3, 2024, Hogan Lovells delivered drafts of all exhibits to the Merger Agreement to Loeb. The Merger Agreement was also signed, along with the Sponsor Support Agreement and the Company Support Agreement.

Subsequently on September 5, 2024, the signing of the Merger Agreement by Keen Vision and Medera was announced to the public. Keen Vision filed a Current Report on Form 8-K announcing the transaction which included a copy of the press release therein.

On September 16, 2024, NewCo and Merger Sub executed a joinder agreement with Keen Vision and Medera, pursuant to which NewCo and Merger Sub agreed to be bound by the terms of the original Merger Agreement.

The Board’s Reasons for Approving the Business Combination

After consulting with Keen Vision’s management, the Sponsor and legal advisors, the Keen Vision Board unanimously approved the execution of the definitive Merger Agreement on September 3, 2024. In making its determination with respect to the transactions contemplated thereby, the Keen Vision Board considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the complexity and variety of such factors, the Keen Vision Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors that the Board considered in reaching its determination and supporting its decision. The Keen Vision Board viewed its decision as being based on all of the information available and the factors presented to and considered by the Keen Vision Board.

This explanation of Keen Vision’s rationale for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Before reaching its decision, the Keen Vision Board discussed the results of the due diligence conducted by Keen Vision’s management and their advisors, which included:

●	meetings and calls with the management team and advisors of Medera regarding operations and forecasts;

●	consultations with Medera’s management, finance team and legal advisors;

●	review of Medera’s material contracts, intellectual property, financial, tax, legal, real estate and accounting due diligence;

●	Medera’s audited and unaudited financial statements;

●	financial review and analysis of Medera and the Business Combination;

●	internal analysis on comparable target companies;

●	internal research on comparable transactions; and

●	inviting a panel of industry experts to review, analyze and evaluate the science, technology and clinical assets of the Medera.

Based on the selection criteria for biotechnology opportunities as described above, below is a summary of Keen Vision’s evaluation on Medera:

Criteria		Remarks
1.	Size of portfolio	●	Medera currently has a robust pipeline, consisting of three gene therapy clinical assets, four gene therapy pre-clinical assets, three small molecule pre-clinical assets, plus ten additional early lead compounds

		●	Good potential to fuel sustainable growth
2.	Owns self-proprietary stem-cell	●	Invented world’s first bioengineered heart-in-a-jar in 2012
bioengineering platform, the
	“mini-Heart” technology platform	●	Owns proprietary human stem cell-based bioengineering screening technology platform, including the awarding-winning “mini-Heart”, which adds value to Medera’s drug discovery and development (“DD&D”) processes by being more time- and cost-efficient as compared to conventional means

		●	Currently developed to “mini-Heart” version 4.0 which is capable of mass manufacturing, providing high barriers to entrance and a strong competitive edge

		●	Developed a range of products, including hardware and software, to provide tailor-made automated analyses for different requirements; wide applicability in the DD&D and already used by certain global pharmaceuticals companies

		●	Sick heart models (with specific heart disease) to measure new drug efficacy, and optimize dosage and healthy heart models to test toxicity, providing critical human-based data early in the DD&D process for improved successes

		●	Potential high demand from the DD&D industry stakeholders for licensing opportunities as the “mini-Heart” technology enhances significant cost and time savings in DD&D

		●	FDA accepted “mini-Heart” analysis data for Medera’s own clinical developments (IND and FTD), initial recognition from relevant authorities

		●	Potential licensing and software as a service (“SaaS”) opportunity especially with contract development and manufacturing organizations and contract research organizations

		●	Attractive value proposition for potential strategic partners by enhancing accuracy, efficiency and success rate for partner’s DD&D programs; providing additional revenue streams by repurposing existing drugs and/or potential bottom-line contribution by resurrecting certain previously withdrawn drugs

3.	Clinical stages	●	More advanced clinical assets than most other biotechnology opportunities evaluated

			-	HFrEF and HFpEF are anticipated to complete Phase 1/2a in Q4 of 2024, and commence Phase 2b shortly after

			-	DMD are anticipated to commence patient injection in Q4 of 2024

		●	All three lead candidates have been granted investigational new drug clearances. HFpEF and DMD have obtained fast track designation and orphan drug designation respectively, allowing their development and subsequent approvals to be potentially quicker than conventional routes
4.	Recognitions and endorsements from global pharmaceuticals and leading government institutions	●	Non-dilutive grants from top governmental institutes and professional agencies to support their foundational science

		●	Collaboration and partnership with global pharmaceutical companies using Medera’s technology platforms

			-	More than $100 million of non-dilutive investments were made by the National Institute of Health (NIH) and American Heart Association (AHA), both of which are the renowned authorities in the industry in relation to the technology

			-	HFpEF has been developed in collaboration with AstraZeneca, a pharmaceutics company, since 2019, when the disease modelled “mini-Heart” was first invented

5.	Revenue-generating potential and timeline	●	Through sales of “mini-Heart” related products, Medera is already generating revenue

6.	ESG considerations	●	FDA’s further implementation of the Modernization Act 2.0 encourages less dependency on animal testing in DD&D

		●	Use of bioengineered organs results in fewer animal killings which is environmental and socially friendly

		●	Certain management personnel with prior experience in running listed companies and corporate governance

		●	Sustainability less of a concern with a clinical asset portfolio of sufficient size

The Keen Vision Board considered a number of factors pertaining to the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

●	Satisfies several of Keen Vision’s initial acquisition criteria.

The Keen Vision Board determined that Medera satisfies a number of the criteria that Keen Vision established upon its IPO, including but without limitation to:

˗	Strong team of globally renowned scientists with expertise in the field, including Dr. Roger Hajjar, who is inaugural director of the Gene and Cell Therapy Institutes at Mass General Brigham (MGB) of Harvard Medical School, and Dr. Ronald Li, who served as the CEO of Novoheart (one of the Medera’s portfolio companies) when it was listed on the Toronto Stock Exchange and Frankfurt Stock Exchange

˗	Revenue-generating and possibly recurring nature

˗	Unlocking inherent value when being publicly traded

˗	Internally prepared market comparisons suggested appropriate valuations and upside potential

˗	Strategic management and long-term planning

˗	Innovative technology mitigates industry-specific execution risk for DD&D

●	Favorable prospects for future revenue and earnings growth.

Current information and business outlook are favorable regarding:

˗	Business, prospects, market potential, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives;

˗	General economic, industry (norms and market practice), current regulatory changes; and

˗	Opportunities and competitive factors within the biotechnology industry.

●	Unique position in global biotechnology landscape.

The Keen Vision Board believes that Medera is uniquely positioned as, unlike most other biotechnology companies, it owns both (i) the world’s one-of-its-kind human “mini-Heart”-based drug screening technology platform, and (ii) a portfolio of three advanced cardiac gene therapy clinical assets, four gene therapy pre-clinical assets, three small molecules pre-clinical assets, plus ten additional early lead compounds, which could make Medera well-positioned to achieve sustainable growth. Medera also has more clinical assets undergoing more advanced clinical trials with the FDA than some other listed or unlisted biotechnology companies.

Also uncommon amongst other biotechnology companies, global mega pharmaceuticals are already in discussions to license Medera’s technology, which includes the “mini-Heart”-based drug screening technology and related products, and intracoronary delivery methodology.

●	Setting industry standards which coincide with current FDA regulatory trend of steering away from less accurate animal testing in DD&D.

In line with FDA’s Modernization Act 2.0, Medera’s use of bioengineered human-based mini-organs promotes potentially more accurate drug testing and fewer animal killings, and is also environmentally and socially responsible. The “mini-Heart” technology’s ability to significantly enhance cost and time efficiency in DD&D may also set new industry standards.

●	Strategic positioning of clinical assets to address significant global unmet needs.

Medera’s three leading clinical assets, namely HFrEF, HFpEF and DMD-CM, are all within markets with significant unmet needs, with prevalence patient populations of 64.3 million and 40,000, respectively for heart failure and DMD markets. Currently in these markets, there is either no existing disease modifying therapeutic that can target the pathophysiology of the disease.

Experienced and committed management team and board.

Medera has a highly professional and experienced management team, some of whom are scientific co-founders of Medera and globally leading experts in their own scientific fields, with a broad network who is committed to leading the company for the long-term.

●	Implied valuation significant upside potential. The implied enterprise value of $622.56 million for Medera falls within the range of market capitalizations of newly listed biotechnology companies on Nasdaq for 2024, which has a wide range from $207 million to $1.2 billion. In comparison to a more relevant and recent merger and acquisition deal, the announced acquisition of Cardior Pharmaceuticals by Novo Nordisk, was completed in May 2024 for a total consideration of $1.1 billion, Medera’s valuation represents a 36% discount to the enterprise valuation of Cardior Pharmaceuticals, whose lead compound CDR132L is currently in phase 2 clinical development for the treatment of HFrEF.

The Keen Vision Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Macroeconomic risks. Medera’s business and revenue could be negatively impacted by general economic and geopolitical conditions and other factors beyond its control, and could be prone to significant and unpredictable fluctuations.

●	Risk that benefits may not be achieved. The potential benefits of the Business Combination may not be fully achieved or may not be achieved in a timely manner.

●	Regulatory risks. There are risks associated with Medera being subject to regulatory changes related to medical reimbursements, among others.

●	Competition. Medera’s competitors may in the future offer technology, products and services that are similar or superior to those offered by Medera.

●	No guarantee of profitable results. As of the date of this proxy statement/prospectus, Medera has not yet reported a profit, and there is no guarantee that it will yield profitable results in the future.

●	No guarantee of successful clinical trials. There is no guarantee that Medera shall be successful with any of its current clinical development programs. If that is the case, Medera’s revenue-generating, profit-generating, cash-generating abilities and enterprise valuation will be significantly negatively impacted.

●	Redemption risk. A significant number of Keen Vision shareholders may elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Keen Vision’s amended and restated memorandum and articles of association, which would potentially make the Business Combination more difficult to complete (particularly in light of the Minimum Cash Condition) or reduce the amount of cash available to PubCo to accelerate its business plan following the Closing.

●	Other risks. Various other risks associated with the business of Medera, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by the Board is not intended to be exhaustive but does set forth the principal factors considered by the Board.

The directors who are not employees of KVAC has not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of Merger Agreement and/or preparing a report concerning the approval of the de-SPAC transaction.

The Board concluded that the potential benefits expected to be achieved by KVAC and its shareholders resulting from the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board determined that the Business Combination was advisable, fair to, and in the best interests of, KVAC and its shareholders.

Required Vote

Approval of the Acquisition Merger Proposal requires the affirmative vote of the holders of a majority of the KVAC Ordinary Shares as of the record date represented in person (including by virtual presence) or by proxy at the Extraordinary General Meeting and entitled to vote thereon. Adoption of the Acquisition Merger Proposal is conditioned upon the adoption of the Reincorporation Merger Proposal. It is important for you to note that in the event that either of the Reincorporation Merger Proposal or the Acquisition Merger Proposal is not approved, then Keen Vision will not consummate the Business Combination.

The Initial Shareholders have agreed to vote any KVAC Ordinary Shares owned by them in favor of the Acquisition Merger Proposal. The Acquisition Merger Proposal is not structured so that approval of at least a majority of unaffiliated KVAC shareholders is required. No unaffiliated representative has been retained to act solely on behalf of the KVAC shareholders for purposes of negotiating the terms of the Merger Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination.

Recommendation of the Board

After careful consideration, the Board determined that the Acquisition Merger forming part of the Business Combination with Medera is in the best interests of Keen Vision and its shareholders. On the basis of the foregoing, the Board has approved and declared advisable the Business Combination with Medera and recommends that you vote or give instructions to vote “FOR” the Acquisition Merger Proposal.

The existence of financial and personal interests of one or more of KV’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KVAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, KV’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a shareholder. See “The Business Combination — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

PROPOSAL No. 3:

THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of PubCo Ordinary Shares (or securities convertible into or exercisable for PubCo Ordinary Shares); or (B) the PubCo Ordinary Shares to be issued is or will be equal to or in excess of 20% of the number of PubCo Ordinary Shares outstanding before the issuance of the shares or securities. Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of PubCo Ordinary Shares (or securities convertible into or exercisable for PubCo Ordinary Shares) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the PubCo Ordinary Shares for the five trading days immediately preceding the signing of the binding agreement, if the number of PubCo Ordinary Shares (or securities convertible into or exercisable for PubCo Ordinary Shares) to be issued equals to 20% or more of the PubCo Ordinary Shares, or 20% or more of the voting power, outstanding before the issuance.

Reasons for the Nasdaq Proposal

In consideration of the Acquisition Merger, PubCo will issue up to 62,775,144 PubCo Ordinary Shares with a deemed price per share US$10.00 to the Medera Shareholders. Because the number of PubCo Ordinary Shares we anticipate issuing as consideration in the Business Combination (1) will constitute more than 20% of PubCo’s outstanding ordinary shares and more than 20% of outstanding voting power prior to such issuance, and (2) will result in a change of control of Keen Vision, we are required to obtain shareholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a), (b) and (d).

Effect of Proposal on Current Shareholders

If the Nasdaq Proposal is adopted, up to an aggregate of 62,775,144 PubCo Ordinary Shares may be issued in connection with the Business Combination.

The issuance of the Ordinary Shares described above would result in significant dilution to our shareholders, and result in our shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Combined Company.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of holders of a majority of the KVAC Ordinary Shares represented in person (including by virtual attendance) or by proxy and entitled to vote thereon at the Extraordinary General Meeting. Abstentions and broker non-votes will have no effect with respect to the approval of this proposal.

This Proposal is conditioned upon the approval of the Reincorporation Merger Proposal and the Acquisition Merger Proposal. If the Reincorporation Merger Proposal and the Acquisition Merger Proposal are not approved, Proposal No. 3 will have no effect even if approved by our shareholders.

The Initial Shareholders have agreed to vote any KVAC Ordinary Shares owned by them in favor of the Nasdaq Proposal.

Board Recommendation

The Board recommends a vote “FOR” adoption of the Nasdaq Proposal.

The existence of financial and personal interests of one or more of KV’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KVAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, KV’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a shareholder. See “The Business Combination — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

PROPOSAL No. 4:

THE GOVERNANCE PROPOSAL

Overview

We are asking our shareholders to vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the PubCo Amended and Restated Memorandum and Articles of Association, which will be adopted by PubCo upon the effective time of the Reincorporation Merger. These proposals are being presented in accordance with SEC guidance and will each be voted upon on an advisory basis. The vote on each of these proposals are not binding on Keen Vision or our Board.

In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Company. Furthermore, the Business Combination is not conditioned upon the separate approval of the Governance Proposal.

Governance Proposal

The following is a summary of the material differences between our Current Charter and the PubCo Amended and Restated Memorandum and Articles of Association applicable to the Governance Proposal. This summary is qualified by reference to the complete text of the PubCo Amended and Restated Memorandum and Articles of Association, a copy of which is attached to this proxy statement as Annex B. We urge all shareholders to read the PubCo Amended and Restated Memorandum and Articles of Association in their entirety for a more complete description of its terms.

Governance Proposal A — The Reincorporation Merger	To approve the merger of Keen Vision with and into PubCo, its wholly owned Cayman Islands subsidiary, with PubCo surviving the merger.

Governance Proposal B — The Acquisition Merger	To approve the authorization for PubCo’s board of directors to complete the merger of Merger Sub with and into Medera, resulting in Medera being the surviving company and becoming a wholly owned subsidiary of PubCo.

Governance Proposal C — Authorized Ordinary Shares	The Current Charter authorizes the issuance of up to 500,000,000 ordinary shares, par value $0.0001 per share, whereas PubCo’s Amended and Restated Memorandum and Articles of Association authorizes 500,000,000 PubCo Ordinary Shares, par value $0.0001 per share.

Governance Proposal — Provisions Applicable to Blank Check Companies	Under the Current Charter, Article 37 sets forth various provisions related to Keen Vision’s operation as a blank check company prior to the consummation of an initial business combination, whereas PubCo’s Amended and Restated Memorandum and Articles of Association does not include these blank check company provisions. In addition, the Current Charter provisions requiring that the proceeds from the IPO be held in a trust account until a business combination or liquidation of Keen Vision and the terms governing the consummation of a proposed business combination are not present in PubCo Amended and Restated Memorandum and Articles of Association. Furthermore, PubCo’s name will also be changed to Medera Inc. which will be set out in PubCo Amended and Restated Memorandum and Articles of Association.

Reasons for the Governance Proposal

The Reincorporation Merger

The purpose of the Reincorporation Merger is to establish an exempted company incorporated under the laws of the Cayman Islands with limited liability as the parent entity of Medera that would be a “foreign private issuer” as that term is defined under the Exchange Act. As a result of the Reincorporation Merger, the shareholders of Keen Vision will no longer be shareholders of Keen Vision. The shareholders of Keen Vision (other than the shareholders of Keen Vision who exercise their redemption rights) will become shareholders of PubCo, a foreign private issuer.

As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. PubCo will also be permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. Accordingly, the Board has determined that the Reincorporation Merger forming part of the Business Combination with Medera is in the best interests of Keen Vision and its shareholders.

The Acquisition Merger

The Board considered a wide variety of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement, including but not limited to, following material factors described in “Proposal No. 2: — The Acquisition Merger Proposal — The Board’s Reasons for Approving the Business Combination”.

After careful consideration, the Board determined that the Acquisition Merger forming part of the Business Combination with Medera is in the best interests of Keen Vision and its shareholders. See the section titled “Proposal No. 2: — The Acquisition Merger Proposal — The Board’s Reasons for Approving the Business Combination” for additional information.

Provisions Applicable to Blank Check Companies

The elimination of certain provisions related to Keen Vision’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the PubCo Amended and Restated Memorandum and Articles of Association does not include the requirement to dissolve the Combined Entity after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Board believes it is the most appropriate period for the post-combination company following the Business Combination. In addition, certain other provisions in the Current Charter require that proceeds from the IPO be held in the trust account until a business combination or liquidation of Keen Vision has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the PubCo Amended and Restated Memorandum and Articles of Association.

Vote Required for Approval

The Governance Proposal, which is a non-binding vote, assuming that a quorum is present at the Extraordinary General Meeting, will be approved only if holders of at least a majority of the issued and outstanding Ordinary Shares present in person (including by virtual attendance) or represented by proxy and entitled to vote at the Extraordinary General Meeting vote “FOR” each of the Governance Proposal. Accordingly, a shareholder’s failure to vote online during the Extraordinary General Meeting or by proxy, a broker non-vote or an abstention have no effect on the Governance Proposal.

As discussed above, the Governance Proposal is advisory votes and therefore are not binding on Keen Vision or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposal. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the PubCo Amended and Restated Memorandum and Articles of Association will be the charter of the Combined Company upon consummation of the Business Combination.

The Initial Shareholders have agreed to vote any KVAC Ordinary Shares owned by them in favor of the Governance Proposal.

Board Recommendation

The Board recommends a vote “FOR” adoption of the Governance Proposal.

The existence of financial and personal interests of one or more of KV’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KV and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, KV’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a shareholder. See “The Business Combination — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

PROPOSAL NO. 5:

THE DIRECTOR APPROVAL PROPOSAL

Summary of the Proposal

In connection with the Business Combination, Keen Vision and Medera have agreed that PubCo shall approve the number of members of the Board of Directors of PubCo to be six (6), three (3) of whom shall be independent directors under the Securities Act and the Nasdaq rules.

The Board is proposing the approval of the following six (6) individuals, each effective from the consummation of the Business Combination and who will constitute all the members of the board of directors of the PubCo: Dr. Ronald Li, Mr. Allen Ma, Dr. Roger Hajjar, Mr. James Topham, Ms. Sandra Morgan and Dr. Sven Henrichwark. Each of Mr. James Topham, Ms. Sandra Morgan and Dr. Sven Henrichwark is expected to qualify as an independent director under the Securities Act and the Nasdaq rules.

The nominees have consented to being named herein and has indicated his or her intention to serve as directors, if approved. The Board has no reason to believe that the nominees would be unable or unwilling to serve if approved.

Biographical information for the nominees is provided below in the section entitled “PubCo’s Directors and Executive Officers after the Business Combination.”

Required Vote

The approval of the Director Approval Proposal requires the affirmative vote of the holders of [___] of the KVAC Ordinary Shares as of the record date represented in person (including by virtual presence) or by proxy at the Extraordinary General Meeting and entitled to vote thereon. Adoption of the Director Approval Proposal is conditioned upon the adoption of the Reincorporation Merger Proposal the Acquisition Merger Proposal.

The Initial Shareholders have agreed to vote any KVAC Ordinary Shares owned by them in favor of the Director Approval Proposal.

Recommendation of the Board

The Board recommends a vote “FOR” adoption of the Director Approval Proposal.

The existence of financial and personal interests of one or more of KVAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of KVAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, KVAC’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a shareholder. See “The Business Combination — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

PROPOSAL NO. 6:

THE EQUITY INCENTIVE PLAN PROPOSAL

Summary of the Proposal

In connection with the Business Combination, Keen Vision and Medera have agreed that PubCo shall adopt the Equity Incentive Plan. The Equity Incentive Plan provides for the issuance of up to an aggregate of initially [            ] PubCo Ordinary Shares.

The following is a summary of certain terms and conditions of the Equity Incentive Plan. This summary is qualified in its entirety by reference to the Equity Incentive Plan, which is attached to this proxy statement/prospectus as Annex C. You are encouraged to read the entirety of the Equity Incentive Plan.

Summary of the Equity Incentive Plan

In order to provide eligible individuals with an incentive to contribute to the success of PubCo and to operate and manage PubCo’s business in a manner that will provide for PubCo’s long-term growth and profitability and that will benefit its shareholders and other important stakeholders, including its employees and customers, and provide a means of recruiting, rewarding, and retaining key personnel, PubCo will adopt an omnibus incentive plan upon the Closing of the Business Combination. A form of the Equity Incentive Plan is filed as Annex C to this proxy statement/prospectus.

The maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the Equity Incentive Plan is initially [           ]. As of the date of this proxy statement/prospectus, no award has been granted under the Equity Incentive Plan.

The following paragraphs describe the principal terms of the Equity Incentive Plan.

Types of awards. The Equity Incentive Plan permits the awards of options and restricted share units or other types of awards approved by the PubCo board or any committee appointed thereof.

Plan administration. The Equity Incentive Plan shall be administered by the PubCo board or any committee appointed thereof, which determines, among other things, the participants eligible to receive awards, the type or types of awards to be granted to each eligible participant, the number of awards to be granted to each eligible participant, and the terms and conditions of each award grant.

Award agreement. Awards under the Equity Incentive Plan are evidenced by an award agreement that set forth the terms, conditions and limitations for each award which may include the term of an award, the provisions applicable in the event the participant’s employment or service terminates, and PubCo’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an award.

Eligibility. PubCo may grant awards to directors, consultants, and employees of the company and its related entities as well as any other individual whose participation is determined to be in the best interest of the company by the PubCo board or any committee appointed thereof.

Vesting schedule. In general, the PubCo board determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of awards. The exercise price per share subject to an option is determined by the PubCo board or any committee appointed thereof and set forth in the award agreement which may be a fixed price or a variable price related to the fair market value of the shares.

Transfer restrictions. Awards may not be transferred in any manner by the eligible participant other than in accordance with the limited exceptions provided in the Equity Incentive Plan and authorized in the applicable award agreement and by the PubCo board or any committee appointed thereof, such as transfers to one or more natural persons who are the participant’s family members or entities owned and controlled by the participant and/or the participant’s family members.

Termination and amendment. Unless terminated earlier, the Equity Incentive Plan has a term of ten years. The PubCo board may terminate, amend or modify the Equity Incentive Plan, subject to the limitations of applicable laws or stock exchange rules. However, no termination, amendment, or modification of the Equity Incentive Plan may adversely affect in any material way any award previously granted pursuant to the Equity Incentive Plan without the prior written consent of the participant.

Required Vote

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of holders of a majority of the KVAC Ordinary Shares represented in person (including by virtual attendance) or by proxy and entitled to vote thereon at the Extraordinary General Meeting. Abstentions and broker non-votes will have no effect with respect to the approval of this proposal. Adoption of the Equity Incentive Plan is not conditioned upon the adoption of any of the other Proposals.

The Initial Shareholders have agreed to vote any KVAC Ordinary Shares owned by them in favor of the Equity Incentive Plan Proposal.

Recommendation of the Board

The Board recommends a vote “FOR” adoption of the Equity Incentive Plan Proposal.

PROPOSAL NO. 7:

THE NTA REQUIREMENT AMENDMENT PROPOSAL

Overview

This is a proposal to remove from Keen Vision’s current effective memorandum and articles of association the limitation that it shall not redeem Public Shares to the extent that such redemption would cause Keen Vision’s net tangible assets to be less than $5,000,001 (the “NTA Requirement”), in order to expand the methods that Keen Vision may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission, by deleting Regulation 23.5(c) of Keen Vision’s current effective articles of association in its entirety (the “NTA Requirement Amendment”). All shareholders are encouraged to read the proposed NTA Requirement Amendment in its entirety for a more complete description of its terms.

The NTA Requirement

The amended and restated memorandum and articles of association of Keen Vision currently provide that Keen Vision shall not redeem Public Shares, if such redemption would cause the Keen Vision’s net tangible assets to be less than US$5,000,001 (and after payment of underwrites’ fees and commissions) prior to or upon the consummation of a Business Combination (the “NTA Requirement”). The purpose of the NTA Requirement was to ensure that, in connection with its initial business combination, Keen Vision would continue, as it has since the IPO, to be not subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). Keen Vision is proposing to amend its current effective memorandum and articles of association to modify the NTA Requirement to remove these limitations. The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and Keen Vision believes that it may rely on another exclusion, which relates to it being listed on Nasdaq (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Therefore, Keen Vision intends to rely on the Exchange Rule to not be deemed a penny stock issuer.

Rule 419 blank check companies and “penny stock” issuers

As disclosed in Keen Vision’s IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, Keen Vision may be deemed to be a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including the NTA Rule and the Exchange Rule. Historically, SPACs have relied upon the NTA Rule to avoid being deemed a penny stock issuer. Like many SPACs, Keen Vision included the NTA Requirement in its current effective memorandum and articles of association in order to ensure that through the consummation of its initial business combination Keen Vision would not be considered a penny stock issuer and therefore not a blank check company if no other exemption from the rule was available.

Reliance on Rule 3a51-1(a)(2).

The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria set forth in the Exchange Rule. Keen Vision’s securities are listed on Nasdaq and have been so listed since the consummation of the IPO. Keen Vision believes that The Nasdaq Global Market has initial listing standards that meet the criteria identified in the Exchange Rule and that it can therefore rely on the Exchange Rule to avoid being treated as a penny stock. Therefore, the NTA Requirement is unnecessary so long as Keen Vision meets the requirements of the Exchange Rule.

Reasons for the Proposed NTA Requirement Amendment

Keen Vision believes that it can rely on other available exclusions from the penny stock rules, more specifically, the Exchange Rule, that would not impose restrictions on Keen Vision’s net tangible assets. While Keen Vision does not believe this failure to satisfy the NTA Requirement subjects it to the SEC’s penny stock rules, as the NTA Requirement is included in its current effective memorandum and articles of association, if the NTA Requirement Amendment Proposal is not approved, Keen Vision may not be able to consummate the Business Combination.

Required Vote for Approval

The approval of the NTA Requirement Amendment Proposal requires the affirmative vote of holders of a majority of Keen Vision’s Ordinary Shares represented in person (including by virtual attendance) or by proxy and entitled to vote thereon at the Extraordinary General Meeting. Abstentions and broker non-votes will have no effect with respect to the approval of this proposal. This Proposal is not conditioned upon the adoption of any of the other Proposals.

Recommendation

The Board recommends a vote “FOR” adoption of the NTA Requirement Amendment Proposal.

PROPOSAL NO. 8:

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Board to adjourn the Extraordinary General Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Keen Vision’s shareholders in the event that based upon the tabulated vote at the time of the Extraordinary General Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Reincorporation Merger Proposal or the Acquisition Merger Proposal. In no event will the Keen Vision Board adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under its Current Charter and BVI law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Keen Vision’s shareholders, the Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Reincorporation Merger Proposal, the Acquisition Merger Proposal, the Nasdaq Proposal, the Governance Proposal, the Equity Incentive Plan Proposal and the NTA Requirement Amendment Proposal. If we do not consummate the Business Combination and fail to complete an initial business combination by the end of the Combination Period, we will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.

Purpose of the Adjournment Proposal

In the event there are not sufficient votes for, or otherwise in connection with, the adoption of the Reincorporation Merger, the Acquisition Merger, the Equity Incentive Plan Proposal and the NTA Requirement Amendment Proposal, the Board may adjourn the Extraordinary General Meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. In no event will Keen Vision seek adjournment which would result in soliciting of proxies, having a shareholder vote, or otherwise consummating a business combination after October 27, 2024 (the date that is within 15 months from the closing of the IPO) or up to April 27, 2025 (the date that is within 21 months from the closing of the IPO if the time period has been extended, as previously described herein).

Required Vote for Approval

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the KVAC Ordinary Shares as of the record date represented in person (including by virtual presence) or by proxy at the Extraordinary General Meeting and entitled to thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

The Initial Shareholders have agreed to vote any KVAC Ordinary Shares owned by them in favor of the Adjournment Proposal.

Recommendation of the Board

The Board recommends a vote “FOR” adoption of the Adjournment Proposal.

INFORMATION ABOUT MEDERA

Unless the context requires otherwise, all references in this section to “Medera,” the “Company,” “we,” “us” or “our” refers to Medera Inc. and its subsidiaries prior to the consummation of the Business Combination.

BUSINESS OVERVIEW

Medera is a clinical-stage biopharmaceutical company focused on targeting difficult-to-treat and incurable diseases by advancing a range of next-generation therapeutics. We leverage our bioengineered human “mini-Heart” technology platform (for human disease modeling, drug discovery and target validation) and related state-of-the-art technologies (such as in-house developed automation hardware and software) for preclinical screening, and our proprietary intracoronary delivery (ICD) methodology for clinical implementation. These have been pioneered by our founding scientists, portfolio companies and partners. We believe that our comprehensive and integrated capabilities allow us to efficiently and effectively operate throughout the entire process of therapeutic discovery and development, and to advance our lead candidates along expedited regulatory pathways for the benefits of patients.

Led by world-renowned pioneers with decades of experience in human cardiac tissue engineering, gene and cell therapy, vector design, drug development, bio-manufacturing, clinical cardiology and heart failure management, as well as commercialization, we have developed a robust pipeline of clinical stage gene therapy candidates for heart diseases, encompassing both common diseases (e.g., heart failure with reduced ejection fraction, HFrEF, and heart failure with preserved ejection fraction, HFpEF) and rare diseases (e.g., Duchenne muscular dystrophy-associated cardiomyopathy, DMD-CM). This strategy allows us to tackle societal and healthcare burdens most amenable to our scientifically validated and technologically driven approaches. Our preclinical pipeline also covers pulmonary (e.g., pulmonary hypertension, pulmonary fibrosis) and vascular (e.g., arteriovenous fistula failure) diseases. We aim to develop next-generation therapeutics, such as gene therapies, for both hereditary and acquired diseases, that promise to be affordable and deliverable within diverse healthcare systems.

Our company consists of the following two operating subsidiaries:

(1)	Clinical Development of Novel Therapies under Medera’s “Sardocor” brand – Sardocor was founded by scientific visionaries who started the field of Cardiac Gene Therapy over three decades ago at Massachusetts General Hospital and Harvard Medical School. Sardocor is dedicated to the clinical development of novel therapies for patients with incurable cardiovascular diseases. We aspire to create the shortest regulatory path to clinic for advancing next-generation gene therapies (by leveraging on our Novoheart discovery and validation platform as described below). We have been granted Investigational New Drug, or IND, clearances from the US Food and Drug Administration, or FDA, for three ongoing adeno-associated virus, or AAV-based cardiac gene therapy clinical trials for HFrEF, HFpEF and DMD-CM. We also have a pipeline of preclinical gene therapy and small molecule candidates for a range of cardiac, pulmonary and vascular diseases. Using our proprietary ICD methodology, Sardocor’s gene therapy candidates are directly delivered via the blood vessels of the heart to the cardiac ventricular muscle cells as an out-patient procedure. This minimally invasive procedure allows the delivery of the optimal and least amount of drug product (up to 100 times less viral titers compared to conventional intravenous, or IV methods for systemically administering gene therapy) with the potential to achieve efficient transduction and improved efficacy while minimizing or avoiding the side effects typically seen with systemic delivery of very large doses. Furthermore, our data suggest that achieving therapeutic effect will not depend on viral vector serotype/tropism or require any form of immunosuppression. Overall, our unique patented method, exclusively owned by Medera’s Sardocor, has the potential to substantially improve drug specificity and safety, while reducing costs.

(2)	Pre-clinical Disease Modeling and Drug Discovery under our “Novoheart” brand – Founded in 2014, Medera’s Novoheart has an extensive corporate history in commercializing bioengineered human cardiac tissues for disease modeling and drug screening. While at Johns Hopkins University, our founders were among the first biomedical engineers who established the field back in the 1990s. Novoheart’s objective is to create, expand, validate and optimize Medera’s therapeutic pipeline via our proprietary, award-winning human “mini-Heart” technology platform, which offers a range of bioengineered human stem cell-derived heart constructs, including the world’s first human “heart-in-a-jar”, as healthy and diseased human hearts for testing in the laboratory. Offering the industry’s most sophisticated and comprehensive human cardiac screening platform, Novoheart’s technology enables human-specific disease modeling, therapeutic target discovery and validation, drug toxicity and efficacy screening, and dosage optimization to be carried out in the context of healthy and/or diseased human heart chambers and tissues. These are free from species-specific differences and in 3D configurations that most accurately reflect the native human heart’s physiology or pathophysiology, aiming to substantially improve success rates and reduce development cost and time to help accelerate the drug discovery and FDA regulatory processes. In accordance with the FDA Modernization Act 2.0, Novoheart’s proprietary platform has facilitated and accelerated the development of our lead therapeutic candidates (under the “Sardocor” brand) currently being evaluated in clinical trials for three cardiac disease indications. Novoheart was previously dual-listed on the Toronto Stock Exchange and Frankfurt Stock Exchange.

To maximize therapeutic impact, we strategically target serious, life-threatening difficult-to-treat or incurable diseases currently without any approved disease-modifying therapeutics, thereby representing significant unmet medical needs. By adopting scientifically-based and technologically-driven approaches to each of our targeted disease indications, we aspire to develop Best-In-Class medicines with the highest likelihood of success for the benefit of patients. Furthermore, our proprietary ICD methodology substantially reduces side effects and the cost-of-goods by as much as 100 times (versus conventional systemic delivery methods such as IV infusion). Where appropriate and possible, we apply for accelerated regulatory pathway for approval with the US FDA. For example, Fast Track Designation, or FTD, and Orphan Drug Designation, or ODD, have been obtained for our HFpEF and DMD-CM programs, respectively. As described above and further detailed in the sections that follow, clinical implementation is scientifically justified, titrated, optimized and facilitated by our unique “mini-Heart” technology platform (a human-based cardiac screening system) and other relevant preclinical models intended to improve efficacy and trial success for advancing our lead candidates into the clinic.

To this end, we are currently laser-focused on our three most advanced clinical programs, which are adeno-associated virus, or AAV, -based gene therapy candidates:

(1)	SRD-001 is intended to treat patients with heart failure with reduced ejection fraction, or HFrEF, a prevalent form of heart disease that accounts for half of an estimated 64.3 million heart failure cases worldwide and is currently considered a mass market incurable disease. With an open Investigational New Drug, or IND, from the FDA, SRD-001 is being evaluated in our ongoing Phase1/2a clinical trial (called MUSIC-HFrEF; NCT0470384). To date, we have infused six (6) patients with SRD-001 in Cohort A (low-dose 3x10[13] vg per patient) and one (1) patient in Cohort B (high-dose 4.5x10[13] vg per patient). A clinical update of this trial was featured in a late-breaking oral presentation at the American Society of Gene & Cell Therapy, or ASGCT, in May 2024. We have observed clinically meaningful improvements in multiple metrics of heart function and patient health following delivery of SRD-001 (e.g., NYHA class, 6MWT, LVEF, and pro-BNP). We expect to complete the Phase 1/2a portion of the ongoing trial in Q4 2024 and commence an international randomized phase 2b trial shortly after.

(2)	SRD-002 is intended to treat heart failure with preserved ejection fraction, or HFpEF, also considered a mass market incurable disease, and another prevalent form of heart failure accounting for the remaining half of all heart failure cases worldwide but still lacking disease-modifying therapeutics. HFpEF and HFrEF patients are vastly different in a number of important ways. With an open Investigational New Drug, or IND, and a Fast Track Designation, or FTD, from the FDA, SRD-002 is being evaluated in our ongoing First-In-Human Phase 1/2a clinical trial (called MUSIC-HFpEF; NCT06061549). We have infused five (5) patients with SRD-002 in Cohort A (low-dose 3x10[13] vg per patient) and been cleared to dose patients in Cohort B (high-dose 4.5x10[13] vg per patient). We have observed improvements in cardiovascular performance in the first three (3) patients at six months with additional data being collected. We expect to complete enrollment in both cohorts of Phase 1/2a by the end of 2024, and to provide an interim data readout in the first half of 2025.

(3)	SRD-003 is intended to treat patients (aged 18 or above) with Duchenne muscular dystrophy (DMD)-associated cardiomyopathy, or DMD-CM, for which there is still no cure. Almost all DMD patients eventually die from DMD-CM. With the FDA’s IND clearance and Orphan Drug Designation, or ODD, SRD-003 is currently being evaluated in an ongoing First-In-Human Phase 1/2a clinical trial (called MUSIC-DMD; NCT06224660). We expect to inject the first patients in Q4 2024.

Each of these three candidates have been or will be injected in patients via our proprietary ICD methodology, which we strongly believe achieves improved drug specificity and safety. Based on the data observed or reported so far by us and others, there have been no observed immune system (i.e., T cell) responses (meaning no rejection of our therapies) or severe adverse events (i.e. serious side effects), nor was any immunosuppression needed in patients who had received the treatments via this ICD methodology.

Founded in 2014, our technologies spawned from the academic research of our scientific founders, who are biomedical engineers and translational scientists pioneering their own chosen fields and disciplines in cardiac gene and cell therapies for over 25 years. They have collectively received over $100M in government (e.g., NIH and NSF) and foundation (e.g., American Heart Association, Leducq Foundation) funding for developing the foundational sciences, with over 800 peer-reviewed publications in many of the most respected scientific journals (e.g., Nature, Nature Biotech, Nature Comm, Circulation, Circulation Research, Advanced Materials, etc).

OUR THERAPEUTIC PIPELINE

We are advancing a pipeline of disease-modifying gene therapies developed by us intended for both prevalent and rare cardiac, pulmonary and vascular diseases that have significant unmet needs and no approved treatments that address the underlying molecular cause of the disease. We are also developing a pipeline of small molecule candidates for cardiac diseases. Our pipeline includes programs that have emerged from our internal discovery and validation efforts across our platforms, including various early-stage candidates, as well as programs that originally emerged from or based on scientific research from academic institutions. We retain exclusive worldwide development and commercialization rights to all of our product candidates and programs.

Details of our various programs are set out below:

Our Program	Indication	US Prevalence	Delivery Method	Pre-clinical	Phase 1/2a	Phase 2b/3	Recent / Upcoming Milestones
Gene Therapy	Cardiac	**SRD-001**	Heart Failure with reduced Ejection Fraction	~3.3 million	Intracoronary (proprietary)				Phase 1/2a topline data presented at ASGCT 2024. Phase 1/2A expected to complete in Q42024, and Phase 2b expected to commence shortly after
Gene Therapy	Cardiac	**SRD-002**	Heart Failure with preserved Ejection Fraction	~3.3 million	Intracoronary (proprietary)				Phase 1/2a expected to complete Q4 2024. Phase 2b expected to start in first half of 2025
Gene Therapy	Cardiac	**SRD-003**	Duchenne Cardiomyopathy	~10,000	Intracoronary (proprietary)				Patient injection expected to start Q4 2024
Gene Therapy	Pulmonary	**SRD-004**	Pulmonary Hypertension	~100,000	Inhaled				Pre-IND meeting completed.
Gene Therapy	Pulmonary	**SRD-005**	Pulmonary Fibrosis	~100,000	Inhaled				Data in rodents
Gene Therapy	Vascular	**SRD-006**	A-V Fistula failure	~50,000/ year	Intravenous				Data in multiple rodent models
Gene Therapy	Vascular	**SRD-007**	Critical Limb Ischemia	>10 million	Intravenous				Data in rodents
Small Molecule	Cardiac	**SRD-008**	Heart Failure with reduced Ejection Fraction	~3.3 million	Oral				Data in rodent and "mini-Heart®" models
Small Molecule	Cardiac	**SRD-009**	Heart Failure with preserved Ejection Fraction	~3.3 million	Oral				Data in rodent and "mini-Heart®" models
Small Molecule	Cardiac	**SRD-010**	Duchenne Cardiomyopathy	~10,000	Oral				Data in rodent and "mini-Heart®" models

Our clinical-stage candidates

Our cardiac gene therapy programs

These consist of three ongoing clinical trials and are the most advanced in our pipeline. Specifically, we target three vastly different cardiac indications with distinct patient populations:

●	SRD-001 targets heart failure with reduced ejection fraction: HFrEF is a complex cardiovascular syndrome presenting with an ejection fraction of 40% or less. HFrEF accounts for half of an estimated 64.3 million heart failure cases worldwide. It encompasses a range of abnormalities that impair normal cardiac function and result in the inability of the heart to pump a sufficient supply of blood to meet the metabolic requirements of the body. Once established, HFrEF is generally progressive, irreversible, and associated with debilitating symptoms, frequent re-hospitalizations and high mortality rates. Despite optimal medical therapy employing a wide range of pharmacologic, device and surgical therapeutic options, over the long term most patients experience a progressive decline, ultimately succumbing to the syndrome or one of the underlying contributing conditions. There is an urgent need for disease modifying therapies such as ours, which aims to stop the downward spiral and reverse the pathophysiology of HFrEF. SRD-001 has been designed for patients with both ischemic (i.e., after a heart attack) and non-ischemic HFrEF.

●	SRD-002 targets heart failure with preserved ejection fraction: HFpEF is another complex cardiovascular pathophysiological syndrome presenting with an ejection fraction of greater than 50%. Characterized by abnormal ventricular relaxation and elevated filling pressures, HFpEF accounts for the remaining half of heart failure cases globally, and its prevalence is steadily increasing. HFpEF patients have debilitating symptoms such as fatigue, weakness, shortness of breath with minimal exertion or at rest, and they experience high incidence of morbidity and mortality. HFpEF patients generally receive therapies prescribed for HFrEF, including diuretics, beta-blockers, and ACE inhibitors, but are usually not responsive to these treatments. Therefore, there is an urgent need for novel targeted therapies such as ours, which aims to reverse the pathophysiology of HFpEF.

●	SRD-003 targets Duchenne muscular dystrophy-associated cardiomyopathy: DMD is a rare, life-threatening, hereditary, sex-linked (primarily males) disorder affecting skeletal as well as cardiac muscle. It is the most common and severe form of muscular dystrophy among children and is caused by a deficiency of the essential muscle protein, dystrophin. DMD presents initially with muscle weakness, progressive weakening of the pulmonary muscles, kyphosis and scoliosis, and in the second and third decade of life progressive cardiomyopathy and resultant symptomatic heart failure. Almost all DMD patients eventually die from DMD-CM. Current therapies for DMD-CM rely on standard, generic approaches to heart failure and are ineffective. Therefore, there is an urgency to bridge the gap of this substantial unmet medical need and to develop new approaches better targeting the pathophysiology of DMD-CM for prolonged life expectancy and improved quality of life.

We engage clinical research organizations, or CROs, to manage our three ongoing clinical trials. We also work with renowned medical institutions to enrol patients in these trials, such as University of Washington Medical Center, Washington University in St. Louis, UT Southwestern Medical Center, San Diego Cardiac Center, Duke University Medical Center, UCSF Medical Center, Kansas City University Medical Center, University of Cincinnati, Nationwide Hospital, and National Heart Center of Singapore.

Our pre-clinical candidates

In addition to our lead product candidates which are already in clinical trials, we have multiple early-stage novel drug discovery and development programs progressing through various stages of preclinical development. We also invest in the further development of our gene therapy-enabling technologies and capabilities.

Our other gene therapy programs

Our pulmonary programs are undergoing preclinical studies. We target the following pulmonary diseases:

●	Pulmonary Hypertension – This refers to high blood pressure in the blood vessels that supply the lungs (pulmonary arteries). It occurs when walls of the pulmonary arteries become thick and stiff, and cannot expand properly to allow sufficient blood flow. The reduced blood flow makes it harder for the right side of the heart to pump blood through the arteries, causing damage to the right heart. We completed a pre-IND meeting with the FDA about an inhalable gene therapy for pulmonary hypertension, and expect to advance this program to Phase 1/2a with an IND in the foreseeable future.

●	Pulmonary Fibrosis – Pulmonary fibrosis is scarring in the lungs. Over time, the scar tissue blocks the movement of oxygen from inside the tiny air sacs in the lungs into the bloodstream, causing people who have pulmonary fibrosis to feel short of breath, particularly when walking and exercising.

Our vascular programs are undergoing preclinical studies. We target the following vascular diseases:

●	Restenosis and Limb Ischemia – This condition occurs when a part of the artery that was previously treated for blockage becomes narrow again, restricting blood flow and endangering the health of nearby muscle tissue.

●	Arteriovenous Fistula Failure – Arteriovenous Fistula Failure occurs when the fistula, a blood vessel graft surgically created for hemodialysis treatments, is never usable or fails within the first three months of its use.

Our small molecule programs

In addition to our gene therapy programs, we are also developing a pipeline of small molecule candidates for cardiac diseases. Through in vitro high-throughput screening assays, we have identified a number of small molecules that significantly improve compromised cardiac cell contractility and calcium cycling in a dose-dependent manner in various disease models. Acute treatment with these small molecules has been shown to significantly improve left ventricular systolic function in mice with heart failure or with DMD-CM, while chronic treatment reduces their mortality and improves ventricular function. There have been no overt signs of toxicity during early studies. Long-term safety and efficacy of these small molecule activators are being evaluated in small and large animal models as well engineered human “mini-Heart” models. In addition, solubility, membrane permeability, and pan-assay interference are being conducted on the lead small molecule compounds.

OUR STRATEGY

Our goal is to become a leading biopharmaceutical company delivering next-generation therapies that directly treat the underlying molecular root causes of certain common or rare diseases, in particular heart diseases (the global leading cause of death), whether they have genetic or other causes. The key elements of our central strategy to achieve this vision are to:

●	Advance our lead candidates to provide life-saving, safe, cost-effective and disease-modifying therapeutics that treat cardiovascular diseases. Our lead candidates are AAV-based gene therapy candidates that aim to treat heart failure (in particular, HFpEF and HFrEF) and DMD-CM, for which no approved disease-modifying treatments exist. Currently available medications merely treat symptoms and are palliative in nature. As such, these heart diseases represent major unmet medical needs. From a cost perspective, our proprietary ICD methodology, which substantially reduces side effects and the cost-of-goods by as much as 100 times (versus systemic delivery methods such as IV infusion), should uniquely allow us to competitively and realistically price our gene therapy products upon commercialization. In sum, our lead candidates can potentially have major societal and economic impacts by tackling the major global pandemic that is heart failure, as well as the rare and incurable DMD-CM, and to capture substantial commercial opportunity.

●	Pursue molecular mechanism-based pathway disease approaches for both rare and prevalent diseases and therefore broader patient populations. Our objective is to modify the pathophysiology of the diseases of our choice by mechanistically targeting the underlying molecular root causes of the diseases, as opposed to conventional therapeutic regimes which merely seek to treat the related symptoms. While most genetic medicines being developed target rarer hereditary diseases (e.g. with specific genetic mutations), we also aim to cover acquired common diseases whose pathophysiological molecular root causes are well-defined (e.g., defective calcium homeostasis known in various cardiovascular indications, including heart failure). By targeting diseases known to involve common underlying molecular mechanisms, our pathway disease approach potentially allows us to maximize the use of our clinical candidates for a wider range of indications, impacting broader patient populations.

●	Leverage our proprietary bioengineered human “mini-Heart” for disease modeling and therapeutic discovery. Our proprietary, award-winning human “mini-Heart” technology platform offers a range of bioengineered human stem cell-derived heart constructs, including the world’s first human “heart-in-a-jar”, to provide healthy and diseased human heart-based assays for testing in the laboratory. Our Novoheart platform has yielded substantially reduced development costs and time for regulatory approvals, and has helped to facilitate and accelerate the development of our lead candidates. Applying this approach to other candidates in our pipeline will create additional value. Additionally, our in-house developed automation hardware and software and related products and services for human “mini-Heart”-based drug screening (as further described in the sections that follow) has already been generating revenue, with customers including academic groups as well as biotech and pharma companies. Such revenue streams are expected to increase as the emerging market continues to respond to the FDA Modernization Act 2.0. We have been working with multiple commercial collaborators and partners to promote the use of such human-based in vitro systems.

●	Become a fully integrated next-generation gene therapy biopharmaceutical company with discovery, development and commercial capabilities. We aim to discover, develop, manufacture, and eventually commercialize our gene therapy candidates. In addition to gene therapy, we also have small molecule programs at different stages along the development process. We believe this strategy can make us a partner of choice for academics and larger companies alike who wish to access deep expertise in next-generation therapies for cardiovascular diseases. We also strategically evaluate collaborations and partnerships with biopharmaceutical companies that may have more robust and complementary capabilities and resources to accelerate the development.

OVERVIEW OF HEART DISEASE AND GENE THERAPY

Overview of Heart Diseases

The heart is a complex organ given its biological function, anatomical structure and tightly regulated and coordinated electrophysiological and biomechanical characteristics. Heart disease comes in many forms, affects individuals of all ages, and caused by many factors, including genetics, aging and environmental factors.

Heart disease is any condition that affects the structure or function of the heart. It is currently the global leading cause of death, accounting for an estimated 17.9 million deaths each year worldwide, which is more deaths than from all cancers combined. In the United States, more than 30 million adults, or approximately 12% of the adult population, are diagnosed with heart disease. In addition, an adult dies from a cardiovascular-related health condition such as a heart attack every 33 seconds in America, accounting for 1 in every 5 deaths in 2021. Further, congenital heart defects are the most common birth defect in the United States and the leading cause of birth defect-related morbidity and mortality, with approximately 40,000 babies being born in the United States every year with such defects (equating to 1 child every 15 minutes). There are over 250 known genetically defined disorders where the primary source of morbidity and mortality involves the heart, but there are few approved products that target the underlying cause of such diseases. Recent data has shown that mortality rates from heart disease are no longer declining, and in fact, are increasing for some groups. The American Heart Association has projected that 45 million adults in the United States (representing over 60% of all adults) will have some form of heart disease or stroke by 2050. Despite all this, it is well recognized that over the past couple of decades, there have been proportionally fewer heart disease therapeutic candidates in all stages of drug development, including fewer new heart disease drug approvals, especially as investment appears to have shifted towards other therapeutic classes, such as cancer. This signifies an urgent public health need for new heart-focused therapies.

Our cardiovascular programs are focused on heart failure and cardiomyopathy, being the most common forms of heart disease and for which there are no disease modifying drugs or cures that can stop or reverse the decline in patient health. Cardiomyopathy encompasses various forms of heart disease in which the heart muscle gets abnormally thick, is overstretched, becomes scarred, or is damaged (e.g., by infection), ultimately affecting the heart’s ability to pump blood effectively and leading to the downward spiral of heart failure. Heart failure can involve deficiencies in both the ejecting and filling phases of the heart cycle, depleting the supply of oxygen and nutrients that causes further deterioration in heart function and overall patient health. Heart failure is associated with a wide range of health conditions including heart attack, obesity, diabetes, high blood pressure, and can be due to lifestyle or genetics, or arise from unknown origins. Heart failure is considered a health epidemic due to the widespread global incidence and high rates of morbidity and mortality.

Current Challenges in the Development of Novel Therapies for Heart Disease

Despite the significant unmet need for novel therapies for heart disease, a number of challenges have hindered the development of revolutionary new gene therapy-based treatment options that are safe and effective for cardiac patients:

●	Traditional treatments focus on managing disease symptoms instead of treating the underlying molecular causes. One of the main challenges lies in reversing the effects of cardiovascular disease. Once an adult human heart is damaged, it has very limited ability to regenerate and heal itself, so the damaged heart tissue is replaced by non-functional scar tissue. Ultimately, most current treatment regimens do not address the underlying cause of heart disease and instead largely rely on making lifestyle changes and taking medications to reduce risk factors such as high cholesterol and blood pressure. This generally presents a lifelong burden for patients, both financially and socially, often resulting in poor adherence to their treatment regimen. Our disease-modifying gene therapy candidates aim to treat the molecular root causes of the diseases.

●	Cardiac gene therapy is still in its relatively early stages. Although gene therapy research for heart diseases has been around since the 90’s, there have not been significant clinical development efforts until recently. Most early gene therapy efforts used adenoviruses instead of AAV. The most well-known AAV-based effort involved the use of AAV1 to deliver the SERCA2a gene product, which is universally downregulated in all heart failure forms, in the 2000’s. During such early days, the FDA capped the viral titres (dosage) at levels up to several hundred-fold lower than what are more commonly used nowadays. In fact, human heart transduction efficiency with such low dosages was only about 0.5% (versus over 90% that can be achieved today via our proprietary ICD methodology with carefully titrated dosages), and gene therapy simply cannot work without positive transduction. Taken collectively, these first-generation gene therapy efforts for the heart over two decades ago did not have the benefit of more recent advances in capsids, promoters, delivery, manufacturing and human-based preclinical screening, but nevertheless provided baseline safety data of fundamental importance for future success. In fact, our President, Chief Medical Officer and co-founder, Dr. Roger Hajjar, who has licensed to and/or been consulted by numerous biotech and pharma companies on the topics, pioneered this field and is widely recognized as the foremost worldwide expert on cardiac gene therapy.

●	It is difficult to identify new disease-modifying targets. There is a high reliance on experimental animal models for studying underlying mechanisms of disease, which has been limiting as numerous past preclinical studies for heart disease showed promising results in animals, only to ultimately fail in patients due to fundamental species-specific aspects of human physiology. Human-specific diseases simply cannot be accurately modelled by animal models. Consequently, there is only a 4% to 7% overall probability of successfully advancing a new drug from Phase 1 clinical trial through commercialization for heart disease, among the lowest of all therapeutic areas. In December 2022, President Biden signed the FDA Modernization Act 2.0 which aims to accelerate innovation and get safer, more effective drugs to patients more quickly by encouraging the use of scientifically superior, human-based technologies to replace animal testing for improved accuracy and better success for patients. Our bioengineered human “mini-Heart” technology platform (described below) was designed and validated to provide exactly this capability, by offering a range of bioengineered human stem cell-derived heart constructs, including the world’s first human “heart-in-a-jar”, as healthy and diseased human hearts for testing in the laboratory, free from species-specific differences, and ultimately aimed at shortening the path from the laboratory bench to the clinical bedside.

●	Gene therapy requires efficient and targeted delivery methods. The heart, blood vessels and other affected tissues present a complex anatomical and physiological environment that requires precise and targeted gene delivery. However, existing delivery methods often have been unable to achieve efficient, safe and specific transfection rates. The greatest challenges with AAV-based gene therapy include improving transduction efficacy, finding the best strategy to target specific tissues (such as damaged heart tissue or diseased blood vessels) and to avoid off-target activity (i.e., unintentionally altering the genome in regions other than the target site), reducing the administered doses to minimize possible risks, identifying the most effective immunosuppressive strategies to blunt the immune response, and eventually allow safe re-administration of the drug. Our proprietary ICD methodology (described below) provides direct and efficient delivery to the heart, at 1/100 the dose required for conventional systemic delivery methods (such as IV), and with no evidence of immune response or other off-target toxicities.

●	Regulatory requirements are stringent. Historically, regulatory requirements were particularly high for cardiovascular drug development due to concerns about safety, which resulted in the need for very large, long, and expensive randomized and placebo-controlled clinical studies. For example, endpoints focused on functional improvements, such as change in ejection fraction (EF), have generally not been sufficient for FDA approval. That being said, recently the FDA approved combined surrogate endpoints of protein expression plus LV mass reduction for a 12-patient pivotal trial for a hereditary cardiac disease. These surrogate endpoints for registrational cardiology trials have set an important benchmark for other trials in the field. Extending these surrogate endpoints for common diseases in the setting of gene therapy trials signals an encouraging change and much-needed acceleration in approval of therapeutics for heart failure and cardiomyopathies. As described below, our ongoing trials were designed with a clinical development plan that includes these acceptable surrogate endpoints to help accelerate the FDA approval process.

●	Costs of development are high. In general, clinical development of new drugs (especially for heart disease) has been very time-consuming and costly. The process from the conception of a new drug candidate to its clinical application may span decades and cost billions of dollars, with the bulk of time and cost attributed to conducting later-stage clinical trials. Cardiovascular therapeutic development is one of the most expensive out of all therapeutic areas. The average total cost to bring a novel therapeutic agent to the market was $2.3 billion in 2022.

●	Gene therapy treatments are expensive. Existing gene therapy treatments are expensive, and are expected to have prices set by drug companies well beyond what most patients can afford. This has raised concerns among payers, patients, physicians and policymakers about its affordability for payers and availability to patients. Many health plans also do not cover gene therapies, or otherwise impose restrictive policies that limit the number of patients with access to such therapies. We believe we will be uniquely positioned to provide affordable gene therapy treatments with competitive and realistic pricing due to our proprietary ICD methodology, which substantially reduces cost-of-goods by as much as 100-fold.

Collectively, the above factors have contributed to a steady decline in successful heart disease drug development. Between 2000 and 2009, FDA approvals for new cardiovascular drug products fell by approximately 33% compared with the prior decade. Resources for development have mainly shifted to other therapeutic areas, such as oncology for cancer, as opposed to novel therapeutic treatments for heart disease.

Nevertheless, with heart disease being a global pandemic, there has been a growing awareness and understanding of heart disease among both the general public and the scientific community. The FDA has been streamlining the development of gene therapies while mitigating safety and tolerability concerns that can delay drug development. Additionally, the recent FDA Modernization Act 2.0 should further accelerate drug development.

We believe Medera is well positioned (with our pipeline of lead candidates, unique “mini-Heart” technology platform, preclinical models and proprietary ICD methodology) to tackle the above challenges and translate novel treatments for heart disease from the laboratory to the clinic.

Overview of Heart Failure (HF)

Heart failure, or HF, is a progressive heart condition in which the heart gradually loses its ability to pump enough blood to supply nutrients and oxygen required by the rest of the body. Heart failure can be the result of a range of conditions that lead to weakening of the heart muscle. Conditions that can be associated with the development of heart failure include a heart attack, uncontrolled high blood pressure, valve disease, arrhythmia (abnormal heart rhythm), congenital heart disease (heart defects present at birth), and idiopathic (unknown cause) and genetic cardiomyopathies. Heart failure has increased to an estimated 64 million people globally. In the US, the split of HFpEF and HFrEF is approximately 50:50, with HFpEF on an increasing trend. The global drug market for heart failure is expected to reach US$10 billion in 2024 with an annualized growth rate of 21% (2020-2026).

Heart failure is a chronic disease with poor prognosis and acute episodes associated with worsening heart function which require hospitalization. Chronic heart failure is highly prevalent, reaching epidemic proportions in many countries, and is comorbid with many other cardiovascular and other diseases. Moreover, chronic heart failure continues to be associated with high mortality and morbidity with most patients experiencing multiple acute episodes throughout their disease course before progressing to end-stage heart failure.

Calcium Trafficking Defect as a Key Mechanism of Heart Failure

The basic role of calcium flux in excitation-contraction coupling and myocyte relaxation is well-described. Myocyte contraction is initiated by the action potential leading to opening of the L-type calcium channel in the sarcolemma membrane and inward flux of a relatively small volume of calcium ions, or Ca2+. These stimulate the ryanodine receptors which are channels for the release of the high concentration of stored calcium in the sarcoplasmic reticulum, or SR, relative into the relatively Ca2+-depleted cytoplasm (calcium-induced calcium release). The increased amount of cytoplasmic calcium, in turn, stimulates troponin-C to initiate actin actin-myosin fiber cross-linking, sarcomere shortening, and heart muscle contraction for systolic ejection of blood. In diastole, relaxation occurs with re-uptake of intra-cytoplasmic calcium via the sarcolemmal Ca2+ ATPase protein pump, or SERCA2a, which, in turn, is mediated by its brake, the protein phospholamban. The overall diastolic drop in cytosolic Ca2+ is caused by re-uptake of calcium ions into the SR by SERCA2a (approximately 70%) plus transport out of the cell by the membrane-bound sodium-calcium exchanger (approximately 30%). Thus, calcium ions abandon their receptor position on the troponin complex leading to reversal of actin-myosin crosslinking causing myocyte relaxation and diastolic filling of the heart. Importantly, calcium trafficking is an energy-dependent process requiring about 25% of the myocyte’s metabolic utilization.

The interaction of actin-myosin cross-bridges as they attach and detach is dependent upon cytosolic calcium levels which are subject to a complex schema of modulatory mechanisms dependent on sarcolemmal and sarcoplasmic reticular processes. Key to calcium re-uptake and myocyte relaxation is the myocytic SERCA2a which sits in the SR membrane. In HF animal models and patients, reductions in SERCA2a are observed and are associated with reduced levels of calcium ion in the sarcoplasmic reticulum but increased cytosolic calcium and associated prolonged calcium transients consistent with delayed relaxation. In 1990, de la Bastie and colleagues first reported reduction in SERCA2a mRNA and associated protein expression in a rat model of severe left ventricle hypertrophy, hypothesizing that this was at least partially responsible for delayed left ventricle relaxation. Of importance in exercise physiology, the decrease in SERCA2a levels is associated with impaired myocardial function not only at baseline, but is further accentuated by higher heart rates and hypoxic conditions during physical exertion. In sum, defective cardiomyocyte Ca2+ cycling has been characterized in all forms of experimental and human HF. This abnormality in intracellular Ca2+ cycling has been directly related to reduced SERCA2a activity. As such, our various gene therapy as well as small molecule programs revolve around strategies to correct the defective calcium handling pathway in cardiovascular diseases. Being the ultimate effector protein in calcium trafficking, SERCA2a or its associated modulatory proteins have been pursued as therapeutic targets by multiple companies (e.g., Bayer’s Askbio and Tenaya) including ourselves.

Heart Failure with reduced Ejection Fraction (HFrEF)

HFrEF is one major type of heart failure. It happens when the heart’s lower left chamber (left ventricle) is unable to sufficiently pump blood out to the body. HFrEF is sometimes called systolic heart failure because the left ventricle does not squeeze forcefully enough during systole, which is the phase of the heartbeat when the heart pumps blood. As such, the amount of blood being pumped out is less than the body needs. To assess how much blood inside the left ventricle is pumped out with each contraction, the ejection fraction is measured. The left ventricle squeezes and pumps some (but not all) of the blood in the ventricle out to the body. A normal ejection fraction is greater than 50%. This means that more than 50% of the total blood in the left ventricle is pumped out with each heartbeat. One may be diagnosed with HFrEF when the ejection fraction is 40% or less.

Patients with HFrEF are frequently hospitalized because of exacerbations of heart failure. These hospitalizations represent a large part of the morbidity associated with chronic heart failure, where each hospitalization can be associated with worsening myocardial dysfunction. Furthermore, the frequency of hospitalizations for heart failure increases as the disease progresses, and the risk of mortality increases after each successive heart failure hospitalization. The mode of death in HFrEF can be broadly considered in the categories of progressive heart failure, sudden cardiac death, and other causes. Sudden cardiac death, often due to arrythmia, accounts for a significant portion of deaths in HFrEF, while pump failure accounts for the majority of the remainder of deaths (approximately 50% and 34% for sudden death and pump failure respectively in one study of more than 10,000 HF patients). More recently and with increasing use of implantable cardioverter defibrillators, pump failure deaths have become the predominant mode of death in patients with advanced HF. Additionally non-cardiac causes of death and thromboembolic events such as stroke also contribute to the overall mortality in these patients. The combination of increasing risk of mortality over time and successive heart failure hospitalizations as well as a high rate of sudden cardiac death are major contributors to premature death amongst patients with heart failure.

The current medical and device regimens treat HF by addressing counter-regulatory neurohormonal mechanisms and volume status, but they do not directly target cardiomyocyte dysfunction to modify the disease state. Although they reduce mortality and morbidity, event rates remain very high despite current standard-of-care. The management of patients with HFrEF begins with volume management using diuretics, followed by the blockade of the Renin-angiotensin-aldosterone system, or RAAS, and of the sympathetic system. Newer therapies have emerged that mitigate the risk of HF hospitalization. Device therapy such as cardiac resynchronization therapy, or CRT, and implantable cardioverter defibrillator placement are used in certain populations of HFrEF patients. In patients with advanced HF, when medical management has been maximized, use of external or internal pumps (assist devices) may be considered, usually as a bridge to heart transplant, which is the final option for patients with end-stage HF. Medical management includes the use of angiotensin-converting-enzyme, or ACE, inhibitors and/or angiotensin receptor blockers, beta-blockers, aldosterone inhibitors, and more recently the combination of angiotensin receptor antagonists combined with neprilysin inhibitors and sodium-glucose cotransporter-2, or SGLT2, inhibitors. These agents predominantly target the sympathetic renin angiotensin system of the body, or in the case of SGLT2 inhibitors by inducing glycosuria, but not the myocardium directly. Devices for HF are aimed at correcting conduction abnormalities/treating arrhythmias or providing mechanical ventricular support while cardiac transplantation is typically reserved for patients in end-stage HF who cannot be helped any further by conventional medical therapy and have a life expectancy of less than one year.

Some of the guideline directed therapies for HFrEF include:

●	ACE inhibitors, or ACEI

●	Beta-blockers

●	Diuretics

●	Angiotensin receptor blockers, or ARB (if ACEI intolerants)

●	Aldosterone antagonists

●	ARB/Neprilysin inhibitors

●	Sodium-glucose cotransporter-2, or SGLT2, inhibitors

●	Hydralazine/Isosorbide dinitrates

●	Cardiac resynchronization therapy, or CRT

●	Automatic implantable cardioverter defibrillators

●	Mechanical circulatory support (e.g., left ventricular assist device, or LVAD)

●	Cardiac transplant

Our motivation

Although current management has improved survival in HF patients, these therapies still do not treat the underlying cause and, as a result, HF progresses. Thus, there is an urgent need for therapies that have the potential to reverse the course of ventricular dysfunction in HF. There are no disease modifying drug treatments that slow or prevent the progression to end-stage failure and only a minority of patients can receive Left Ventricular Assist Device, or LVAD, implants or heart transplants.

Our targeted gene therapy approaches have been designed to potentially reverse the adverse cardiac remodeling and improve intracellular calcium cycling in failing myocardium, offering a novel disease-modifying therapy for HF patients for which none currently exists.

Heart Failure with preserved Ejection Fraction (HFpEF)

HFpEF is generally defined as heart failure with an ejection fraction of greater than 50%, unlike the poor ejection in HFrEF. In patients with HFpEF, the left ventricle is stiffened and does not adequately relax during diastole, so increased pressure is needed for the ventricle to properly fill. As a result, blood begins to build up inside the left atrium of the heart and eventually swells into the lungs, veins and tissues of the body. HFpEF is a progressive disease in many patients. Symptoms initially include fatigue, shortness of breath, and tissue swelling, resulting in reduced physical activity. Over time, this results in a substantial limitation in activities and impact on quality of life, and patients are at risk of premature death.

Patients with HFpEF represent approximately half of all heart failure patients, with prevalence of the disease anticipated to increase by more than 45% by 2030. The increase in HFpEF prevalence is at least in part due to the high overlap of this condition with diabetes and obesity, which are also on the rise in the U.S. and globally. At least half of all hospital admissions for heart failure are related to HFpEF and approximately 24% of the HFpEF population is considered to have New York Heart Association, or NYHA, Class III or Class IV disease (NYHA being the most commonly used classification system, with Class III and IV being the most severe), representing a disease burden that markedly impacts quality of life and limits physical activity. Among patients hospitalized for HFpEF, readmission for heart failure and mortality rates over a five-year period are as high as 40% and 75%, respectively.

Despite limited data demonstrating efficacy in the HFpEF setting, patients generally receive therapies prescribed for HFrEF, including diuretics, beta-blockers, and ACE inhibitors. Patients with HFpEF are generally not responsive to therapies that have been shown to improve outcomes of patients with HFrEF (as explained above). Without the development of more effective therapies specifically for HFpEF patients, disease management is mostly directed toward treating associated conditions and symptoms as opposed to the underlying disease. HFpEF remains one of the greatest unmet needs in cardiovascular medicine. Our gene therapy approach has the ability to modify the heart muscle of HFpEF patients so that the heart can relax appropriately, allowing it to fill with blood and relieve lung congestion.

Duchenne Muscular Dystrophy (DMD)-associated Cardiomyopathy (DMD-CM)

Duchenne muscular dystrophy, or DMD, is a rare muscle disorder that impacts 40,000 people globally, with 4,000 incident cases. The global drug market for DMD is expected to reach US$6.1 billion by 2026 with an annualized growth rate of 40% (2020-2026). DMD, caused by multiple mutations in the dystrophin gene, is one of the most severe forms of inherited muscular dystrophies. It is the most common hereditary neuromuscular disease and does not exhibit a predilection for any race or ethnic group, although the sex-linked mutation predominantly affects males. Mutations in the dystrophin gene lead to progressive muscle fiber degeneration and weakness. This weakness may present initially with difficulty in ambulation but progressively advances to such an extent that affected patients are unable to carry out activities of daily living and must use wheelchairs. There remains no cure for patients with DMD, and almost all DMD patients eventually die from DMD-associated cardiomyopathy, or DMD-CM. DMD-CM seen in these patients is characterized by widespread fibrosis of the left ventricular free wall. Heart failure and arrhythmias will eventually develop as the disease progresses. Therefore, early diagnosis and management of cardiovascular disease is critical for the survival and/or improved quality of life for these patients. Current treatments for DMD-CM rely on standard, generic approaches to HFrEF which are not effective. Extensive research is under way to investigate molecular mechanisms that highlight potential therapeutic targets to develop novel therapies for DMD-CM.

Gene Therapy

Gene therapy focuses on repairing or replacing defective or mutated genes to produce a therapeutic effect or treat a disease. Adeno-associated virus, or AAV-based gene therapy has emerged as the preferred platform in viral vector gene therapies due to its unique safety and efficacy features. AAV is a non-enveloped virus that already exists in some humans and does not cause disease. In gene therapy, the viral DNA within an AAV is replaced with new DNA to become a precisely coded vector to deliver the engineered therapeutic to specific tissues or organs within the body. AAV vectors are the subject of significant research and development as they can be leveraged as a gene delivery vehicle for a wide range of therapeutic payloads to a wide variety of human cells. AAV-mediated gene therapy has been shown to be highly effective in targeting multiple organs, including the eye, the liver, and the central nervous system. These viruses have been used to dose more than 3,300 patients in approximately 150 clinical studies around the world, and there are now several therapies that use such viruses that have been approved by the FDA and other regulatory agencies.

We believe our integrated capabilities will allow us to identify, engineer, validate, deliver and manufacture novel AAV vectors to optimize the delivery and expression of therapies more selectively to cells of interest in the heart. Our product candidates are intended to overcome the shortcomings of traditional pharmacological or surgical interventions that are not able to address the underlying genetic factors contributing to heart disease. We believe our proprietary capabilities open the opportunity to deliver novel gene therapies to patients with heart disease and position us to become a leader in cardiac gene therapy. We are leveraging these capabilities to develop gene therapies for both prevalent and rare genetic forms of heart disease.

Furthermore, our proprietary highly heart-specific ICD methodology has been designed and developed to complement the use of AAV or other vectors and biologics to maximize efficacy while reducing or eliminating side effects along with significantly reduced cost-of-goods (by as much as 100-fold in comparison to conventional systemic intravenous delivery methods for gene therapy).

FDA Modernization Act 2.0

Historically, drug development has relied heavily on animal testing, which is intrinsically limited in the ability to accurately predict human responses. As illustrated in the figure below, this is considered a major factor driving the high lead time and costs (over 10 years and $2 billion per new drug) and poor success (over 90% failure rate of clinical trials) of the traditional drug approval process. Recent technological advancements in stem cell culture techniques and human-based in vitro models, such as organoids and tissues derived from stem cells, demonstrate great potential to provide more predictive data on drug efficacy and safety. In parallel, efforts like the Comprehensive in vitro Pro-arrhythmia Assay, or CiPA initiative by the FDA demonstrate the advantages of using human-derived models to assess cardiac risks, paving the way for broader acceptance of in vitro approaches in the regulatory framework. These developments coincided with growing recognition among scientists, policymakers, and the public of the ethical concerns and scientific limitations associated with animal testing.

Signed into law by President Biden in December 2022, the FDA Modernization Act 2.0 formally acknowledges the role of human-based in vitro models, such as our “mini-Heart” technology platform, as valid alternatives to traditional animal testing for generating preclinical data for drug development. By embracing these innovative technologies, the legislation aims to enhance drug safety assessments, streamline regulatory processes, and ultimately improve patient outcomes.

Before his retirement, Novoheart’s former Chief Research and Development Officer was co-Chairman of the CiPA initiative that helped pave the way for the FDA Modernization Act 2.0, reflecting Medera’s role as a pioneer and key opinion leader in the field of in vitro drug screening. As described below, we are among the first to demonstrate the practical value of this approach, using data from our “mini-Heart” disease models of HFpEF to support our IND (investigational new drug) and FTD (fast track designation) applications for our First-In-Human gene therapy clinical trial for HFpEF. Our “mini-Heart” technology platform was also used to optimize the dosages needed for effectively transducing the human heart (see below for further details).

OUR APPROACHES

Preclinical human-based and animal models for proof-of-concept

To study HFrEF, HFpEF and DMD-CM, we use a combination of small and large in vivo animal models as well as in vitro preclinical human-based models (i.e., our “mini-Heart” technology platform) to facilitate inter-species translation before clinical administration to patients. For example, mouse models remain a staple of biomedical research due to their being amenable to transgenic manipulation, their relatively low cost, and the living animal allows study of complex systems-level physiology like off-target effects, multi-organ interactions, and lifestyle factors (such as diet, stress, or sleep patterns). However, species-specific physiology (e.g., heart rate of 600 bpm in mice compared to 60 bpm in humans) often results in poor translation of findings from mice to larger animals and humans. In other words, human-specific diseases simply cannot be accurately modelled by most animal models.

Large animals such as pigs and non-human primates are valuable because their size and anatomy are more similar to humans. They can help with drug dosing, are compatible with clinical grade diagnostic methods, and allow interventional procedures and devices to be tested at a realistic scale. Such preclinical large animal studies have traditionally been a gateway to clinical trials. However, the over-90% failure rate of clinical trials underscores the limitations of relying exclusively on animal studies to predict human responses. For example, target or effector proteins proven to be critical in animal models may not exhibit the same biological relevance in humans. Even if they do, the critical step of dosage translation in human patients can be both challenging and risky if the determination is entirely based on animal data without having an effective tool for bridging such a gap.

Every disease model has its strengths and weaknesses. The field requires a combination of complementary experimental animals and human tissue models, with outcomes analyzed by advanced unbiased machine learning and AI algorithms (as we have previously implemented) for enhanced automated drug screening. This concept is at the heart of the FDA Modernization Act 2.0, which expands beyond traditional animal models in the drug regulatory process, allowing data from animal and human tissue models as appropriate for specific applications. In sum, identifying common patterns emerging from these complementary preclinical models will likely yield the most effective strategies for advancing new therapeutic discoveries from the laboratory bench to the patient bedside.

Our human “mini-Heart” platform for clinical implementation

Through our subsidiary Novoheart, we have developed our proprietary, award-winning human “mini-Heart” technology, which offers a range of bioengineered human heart prototypes, including the world’s first human “heart-in-a-jar”, for creating healthy and diseased human hearts for testing drug toxicity and efficacy. Our unique human “mini-Heart” technology platform enables us to model human-specific diseases. Our successes include modeling: (1) HFpEF (with AstraZeneca); (2) Friedreich’s ataxia cardiomyopathy (with Pfizer) and (3) single-ventricle congenital heart disease, which had never been adequately replicated in animals; (4) hypoplastic left and right heart syndromes, which are congenital heart defects where the only current treatment involves multiple major cardiac surgeries during the first years of life; (5) familial hypertrophic and dilated cardiomyopathies, in which patients with inherited genetic abnormalities suffer rapidly declining heart function that often requires heart transplant in early adulthood; (6) myocarditis related to COVID-19 vaccination, a rare but severe and currently unpredictable side effect seen in some patients that may have an underlying genetic susceptibility; (7) cardiac side effects of early COVID-19 medications; (8) drug-induced Long QT syndrome, a heart rhythm disorder; (9) drug-induced cardiotoxicity; congenital heart diseases such as (10) Tetralogy of Fallot with DiGeorge syndrome, (11) Pulmonary Atresia with intact ventricular septum; (12) DMD-CM, and (13) a range of other acquired and hereditary conditions as our company group and/or co-founders have extensively published.

Collectively, our innovative human “mini-Heart” models and related instrumentation and software (described below) provide unique, predictive assays for understanding the mechanisms and pathophysiology of human heart diseases, identifying new therapeutic targets, and assessing novel drugs for treating cardiac patients without relying on experimental animals (which, historically, has often produced results that do not reliably translate to human subjects). In addition, our patent-pending “multi-mini-Organ” technology even enables a systems-level physiologic modeling of diseases involving multiple mini-organs such as liver, immune system, vasculature, etc., in addition to the heart.

Overview of our “mini-Heart” platform

A)	Our four “mini-Heart” assays include:

(1)	pluripotent stem cell-derived human ventricular cardiomyocytes, or hvCM, for single-cell studies and for creating the other 3D assays

(2)	human ventricular cardiac tissue strip, or hvCTS, for measuring cardiac contractility

(3)	human ventricular cardiac anisotropic sheet, or hvCAS, of aligned hvCMs on a proprietary substrate for studying cardiac electrophysiology and arrhythmias

(4)	unique human ventricular cardiac organoid chamber, or hvCOC, or “heart-in-a-jar”, for measuring cardiac pump function as well as electrophysiology

B)	Schematic of the “mini-Heart” assays, along with images of the instrumentation systems and software user interfaces, all developed in-house by our engineers for automated high-throughput screening experiments using the respective “mini-Heart” constructs.

Our “mini-Heart” assays

Our “mini-Heart” platform covers a broad spectrum of cardiac drug development research:

(1)	Our human ventricular cardiomyocytes, or hvCM, are used for tissue fabrication and in vitro cellular studies, differentiated using a proprietary method from human pluripotent stem cells to have a highly consistent cardiac ventricular phenotype representing the majority of muscle cells in the heart, ultimately providing the consistency necessary to achieve reliable and reproducible results in downstream tissue engineering applications. This can be used to study cardiac physiology, disease models, and pharmacological effects. hvCMs have been extensively characterized with over two decades of research and publications, and these form the foundational building blocks for our other “mini-Heart” assays described below.

(2)	Our human ventricular cardiac tissue strip, or hvCTS, assay replicates a thin strip of human heart muscle, using one million hvCMs in a 3D collagen scaffold, with integrated cantilever force sensors that provide a direct measurement of cardiac contractile force. Cardiac contractility is a key measure of the health and strength of the heart muscle, making this a critical assay for drugs designed to improve cardiac performance in a wide range of heart disease settings. This assay has been validated as a sensitive and reliable predictor of clinical drug responses or pathologic effects on cardiac contractility, which is superior to conventional methods.

(3)	Our human ventricular cardiac anisotropic sheet, or hvCAS, assay uses a proprietary microgrooved substrate that physically guides hvCMs in an aligned pattern that mimics the electrical conduction properties of the native human heart. This unique assay uses optical mapping of fluorescent dyes to directly visualize cardiac arrhythmic events, such as spiral waves, that cannot be measured using single-cell arrythmogenicity systems like the classical HERG channel assay. This can be used to effectively model arrhythmias in vitro, which is challenging via conventional assays.

(4)	Our flagship human ventricular cardiac organoid chamber, or hvCOC, assay, also known as the human mini “heart-in-a-jar”, replicates a miniature ventricle-like heart pump that uniquely provides clinically informative and standard measures of cardiac performance (such as ejection fraction, cardiac output, end-systolic and end-diastolic pressure-volume relationships, stroke work, etc.) that are familiar to cardiologists and relate directly to functional endpoints in cardiac clinical trials. Fabricated from 10 million hvCMs, the hvCOC has an innately advanced maturation phenotype, reflecting the more cardio-mimetic behavior of a fluid-ejecting heart pump, which better allows it to reproduce the physiological properties and biological responses of the native adult human heart. It is also compatible with measuring electrical propagation on the “mini-Heart” surface, thereby combining the capabilities of both the hvCTS and hvCAS assays to enable challenging experiments such as activation-contraction coupling.

Our automation hardware and software

Our unique hardware and software platforms allow automated throughput of crucial screening experiments for cardiotoxicity testing using healthy “mini-Heart”, as well as for drug discovery, validation, and titration using diseased “mini-Heart”. These platforms function as a drug discovery engine, both by optimizing our tools for internal drug discovery and commercialization, and by selling these state-of-the-art screening tools for external drug discovery by others in the field. By providing turnkey engineered tissue platforms, built on decades of in-house research and experience, we can easily evaluate compounds on reliable, predictive, and proven human-specific model systems with our following screening systems:

●	Our CTScreen system is a cardiac tissue data acquisition instrument that serves as an all-in-one screening system for comprehensive cardiac tissue contractility studies, built on the well-validated hvCTS assay. It is designed to assess true cardiac contractility of the hvCTS under healthy and disease conditions, and to simplify the study of drug toxicity and efficacy. Custom tissue cartridges allow simultaneous measurements from 1, 2, 3, 6, or 16 tissues, as well as custom 96-well plates of micro-sized CTS (developed in partnership with Amgen and AstraZeneca), for a wide range of throughput options, and our custom “mini-Heart” Monitor software provides a user-friendly interface to automatically run experiments with programmable pacing and perfusion protocols.

●	Our CAScreen is a complementary system built on the hvCAS electrophysiology assay. CAScreen provides an environmentally controlled and perfusable bioreactor for measurement of up to four hvCAS at once under physiological conditions, using optical mapping of fluorescent dyes to detect arrhythmias by visualizing calcium or voltage propagation over the monolayer of aligned cells.

●	Our COScreen system is built on our flagship hvCOC human mini “heart-in-a-jar” assay. COScreen comprises an environmentally controlled bioreactor system with proprietary technologies for monitoring pressure and volume of up to four “mini-Hearts” simultaneously, with a 24-well version under development. COScreen uses a plug-and-play cartridge system that readily allows “mini-Hearts” to be swapped in and out for testing, and is designed for integration of other mini-organ modules as Novoheart paves the way toward replicating systems-level physiology in vitro, with multi-organ interactions that can start to capture the biological complexity of experimental animals using a purely human-based platform. This will be critical for more advanced screening problems such as drug-drug interactions and multi-organ diseases that are not adequately modeled with current systems.

To leverage the advantages and overcome the limitations of any single assay, we have developed a cutting-edge ensemble machine learning model that combines the multiplexed data from CTScreen, CAScreen, and COScreen to maximize the capabilities for automated and unbiased drug screening and classification, outperforming our original machine learning model based on CTScreen alone. This new AI-based technology, combined with our “mini-Heart” platform, represents the next generation of smart cardiac screening systems that are poised to reduce and eventually replace the use of experimental animals by providing a superior human-based standard for regulatory approval of new drugs.

Our integrated screening systems (CTScreen, CAScreen and COScreen) provide all of the necessary instrumentation and software to take the user from tissue fabrication, to functional measurement during a compound dosing experiment, to data analysis and visualization, providing clinically meaningful metrics of heart electrophysiologic and contractile function that can strengthen IND applications to the FDA with preclinical human-specific data, as we have demonstrated with our HFpEF models described below. These innovative hardware, software, and biological technologies are protected by our comprehensive intellectual property portfolio.

Our portfolio approach for a robust therapeutic pipeline

Leveraging the comprehensive breadth of our “mini-Heart” technology platform of human cardiac assays, we adopt a diverse yet highly flexible portfolio approach for our drug discovery program so as to maximize successes. In brief, this approach involves three main channels for efficiently identifying lead candidates to advance to clinical trials for value creation: (1) novel target identification through unique and highly relevant human-based phenotypic screening; (2) repurposing of established drugs for alternative cardiovascular indications; and (3) improving, rescuing or resurrecting drugs with strong safety profiles but lacking proof of efficacy.

(1)	Novel targets: Our “mini-Heart” platform of assays can replicate key phenotypic characteristics of human heart diseases that are not well represented by experimental animals. This provides a powerful toolchest for identifying and validating target pathways underlying the disease process in a human-specific system, which is further strengthened by comparison with relevant data from actual patients. Our “mini-Heart” disease models can then be used to test the efficacy of candidate drugs (e.g., gene therapies and small molecules) in the context of the human “mini-Heart” before advancing to the clinic in accordance to the FDA Modernization Act 2.0. Our SRD-002 gene therapy program for HFpEF is one such example.

(2)	Repurposing: Through strategic partnerships and collaborations, and with a deep understanding of cardiac pathophysiology, our leadership actively seeks out opportunities for access to a diversity of drugs whose mechanism of action might have relevance for the disease processes underlying heart failure and other cardiomyopathies. These can then be tested in the “mini-Heart” disease models to screen efficacy for novel cardiac indications, in addition to pharmacological cardiosafety. Starting with drugs that have already been approved for other disease applications provides an accelerated pathway to clinical testing, and an opportunity to extend the life cycle of a given drug product for multiple indications to benefit broader patient populations. This is exemplified by our SRD-003 gene therapy for DMD-associated cardiomyopathy, using a drug that was originally developed for more common forms of heart failure, and acts through a mechanism of improving myocyte calcium cycling that is also abnormal in the hearts (and skeletal muscle) of older DMD patients.

(3)	Improving, Rescuing or Resurrecting: Another pathway to facilitate and accelerate clinical progress involves targeting drugs with an established safety record, but with unproven or yet-to-be-proven efficacy, possibly due to patient selection, clinical endpoints, limitations or irrelevance related to animal models, imposed limits on drug dosing, or any of numerous other factors that can obscure a drug candidate’s full therapeutic potential. Our human “mini-Heart” technology can be used to re-examine such “unsuccessful” drugs in the laboratory, where they can be safely screened and iteratively optimized in a human-specific normal or diseases heart system, as needed, including testing a wide range of dosages. Improving or resurrecting an “unsuccessful” or “shelved” drug in such ways can potentially lead to accelerated regulatory approvals, thereby saving hundreds of millions in written-off costs, opening new earning and profit streams through commercialization and ultimately benefiting patients with effective medicines and shorter development times and costs. As described below, dosage optimisation of the initial cohort of heart failure patients in our SRD-001 clinical trial for HFrEF appears to be leading to encouraging clinical results that were not observed previously at lower dosages.

Drug delivery – our proprietary minimally-invasive outpatient intracoronary delivery (ICD) methodology

A key challenge for cardiac gene therapy has been drug delivery. The heart, blood vessels and other affected tissues present a complex anatomical and physiological environment that requires precise and targeted gene delivery. However, existing delivery methods (such as bypass, retrograde through coronary sinus and local injections) often have been unable to achieve efficient, safe and specific transfection rates, varying significantly in terms of efficacy, invasiveness, degree of homogenous uptake of vectors into the heart, difficulty of administration, and degree of localized expression. The greatest challenges with AAV-based gene therapy include improving transduction efficacy, finding the best strategy to target specific tissues (such as damaged heart tissue or diseased blood vessels), avoiding off-target activity (i.e., unintentionally altering the genome in regions other than the target site), reducing the administered doses to minimize possible adverse events, identifying the most effective immunosuppressive strategies to blunt the immune response, and eventually allowing safe re-administration of the drug. Ultimately, there is significant need for a tissue-specific, non-immunogenic delivery system.

Summary of Delivery Methodologies to the heart

Effective and homogeneous viral gene delivery to the myocardium has been the ultimate goal of gene therapy delivery systems targeting the heart. A number of factors modulate cardiac gene transfer including perfusion, vector size and concentration, virus contact time, and vascular permeability. We have developed a minimally invasive method for cardiac gene delivery that optimizes many of these parameters while being easily clinically applicable. The antegrade virus injection, using a slow 10-minute flow down the coronary artery without any blockage, has yielded significant gene transfer in the myocardium even at low doses. In addition, this has been effectively used in the clinical catheterization laboratory by us and other partner companies (Bayer, Celladon). So far, around 200 patients with advanced heart failure have received this infusion without any complications.

We have uncovered the mechanisms by which the enhanced gene transfer occurred in the setting of IV nitroglycerin, or NTG, by measuring the effects of NTG on coronary flow and on the uptake of AAV1 into the cardiac myocytes. In cardiac myocytes, NTG did not affect AAV1 entry or transport to the cell nucleus. Therefore, NTG had no effect on the thermodynamic interaction of AAV1 and cardiac myocyte receptors. In contrast, regional coronary blood flow increased significantly in the IV NTG-treated group. The enhanced uptake of AAV1.SERCA2a in the setting of IV NTG seems to be related in part to a combination of increased coronary flow and enhanced permeability. The advantages of using NTG as opposed to other agents are: its safety in the setting of severe heart failure and the fact that it is distributed fast since its half-life is very short in the blood stream. In addition, the effects of NTG can be quickly reversed by discontinuing the infusion.

We have found that transduction efficiency is independent of the AAV serotype used when injected by intracoronary means. When 1x1013 vg of AAV1, AAV6, AAV9 and AAV2i8 encoding a reporter gene were delivered by intracoronary injection in 30 kg pigs, more than 50% of the cardiomyocytes in the left ventricle were infected one month following the injection (results not shown). Successful transduction was not dependent on serotype of the AAV vector or other type of engineered capsid. This observation starkly contrasts those using systemic intravenous, or IV, injection. Consistently, heart-specific delivery requires much lower titers than systemic delivery.

In summary, our proprietary ICD methodology delivers our gene therapy drug directly into the cardiac ventricular muscle cells in the heart. Our intracoronary infusion system’s key strength is that it uses minimally invasive techniques to deliver the optimal and least amount of drugs (up to 100 times less viral titers compared to conventional methods of administering gene therapy). This has the benefits of allowing for efficient transduction and increasing efficacy while avoiding side effects (typically seen with conventional gene therapies that utilize relatively massive does), which we strongly believe substantially improves drug specificity and safety and also reducing costs.

AAV vector design

AAV1.SERCA2a is a rAAV vector comprised of an AAV serotype 1 viral capsid enclosing a single-stranded DNA containing the human SERCA2a expression cassette flanked by ITRs derived from AAV serotype 2. The icosahedral capsid consists of three related AAV serotype 1 capsid proteins, VP1, VP2 and VP3. The AAV1.SERCA2a DNA contains the following components: AAV serotype 2 based ITRs at the 3´ and 5´ ends, flanking the CMV hSERCA2a-polyA expression cassette. The expression cassette contains the Cytomegalovirus immediate early enhancer/promoter, or CMVie, driving transcription of sequences including a hybrid intron from the plasmid pCI (Promega – GenBank Accession Number U47119), the hSERCA2a cDNA (coding sequence identical to GenBank Accession Number NM-001681), and a bovine growth hormone polyadenylation signal (BGHpA [GenBank Accession Number M57764]). The hybrid intron was designed using the 5´-donor site from the first intron of the human beta-globin and the branch and 3´-acceptor site from the intron located between the leader and body of an immunoglobulin gene heavy chain variable region.

Schematic of the AAV1.SERCA2a vector which incorporates only ITRs from AAV2 serotype, resulting in less than 300 nucleotides of the wild-type AAV (wtAAV) sequences in the vector genome.

Formulation

AAV1.SERCA2a is formulated at a concentration of 1.7 × 1012 vg/mL in a buffer containing 300 mM NaCl, 10 mM L-histidine, 1 mM MgCl2, 0.01% polysorbate 20 and Water for Injection at pH 7.0 as a sterile, preservative-free, clear colorless aqueous solution. SRD-001/002/003 and matching placebo, if applicable, are aseptically filled into clear glass vials sealed with gray butyl rubber stoppers. Each sterile single-use vial of SRD-001/002/003 or placebo is filled with 6 mL of solution. Prior to administration, SRD-001/002/003 and placebo is diluted in Sterile Water for Injection, USP, or United States Pharmacopoeia, and 0.9% Sodium Chloride, USP, in a 60 mL syringe according to the instructions provided in the Pharmacy Manual for each clinical protocol.

Storage Conditions

SRD-001/002/003 or matching placebo (investigational medicinal product) is shipped frozen on dry ice. No bacteriostatic agent or preservative has been added to the drug product. The material should be clear and colorless in appearance. Investigational medicinal product should be stored at ≤ -60°C. Once diluted ready-for-use, it may be refrigerated at 2-8°C for up to 24 hours or held at ambient temperature for up to 1 hour before use. See below.

Investigational Medicinal Product Storage Temperature

Condition	Storage Temperature and Duration
Unopened vials	Frozen at ≤ -60°C indefinitely
Diluted investigational medicinal product	Refrigerate at 2-8°C for up to 24 hours, or at ambient temperature for up to 1 hour

AAV dosage optimization in in vitro human and animal models

Positive transduction is absolutely necessary for any gene therapy to work. As shown in several well-established heart failure animal models, cardiac improvement shows a clear dose (titre)-dependence (Figure (A) below). Knowing that human hearts generally require higher doses for positive transduction (Figure (B) below), we performed a dose-escalation titration using in vitro human “mini-Heart” platforms in accordance with FDA Modernization Act 2.0. As anticipated, AAV transduction of human “mini-Heart” models is highly titre- and time-dependent. AAV1-mediated Green Fluorescent Protein, or GFP, expression increases with increasing AAV1-GFP dosage at Day 14 post-transduction (Figure (C)(i) below). The percentage of GFP-positive hvCMs also gradually increases over time after AAV1-GFP transduction, reaching a plateau that was dependent on the viral titer (i.e., viral genomes per cell, vg/cell) (Figure (C)(ii) below). Our data further show that 3x103 to 1x104 vg/cell appears to be the most dynamic range of the dose-response relationship where the largest increase in transduction efficiency is observed within 0.5-1 log in vector dose. Accordingly, SERCA2a gene expression in hvCMs after 14 days of transduction with AAV1-SERCA2a is similarly titer- and time-dependent (Figure (C)(iii) below), suggesting that optimal titers will be critical for the success of cardiac gene therapies in human patients. Considering there are 3 billion cardiomyocytes in the adult human heart, the optimized viral titer of 1x104 vg/cell used in the “mini-Heart” models translates to a dosage of 3x1013 vg per patient heart; this informed the approved dosage of 3 x1013 vg/patient to be directly delivered via intracoronary injection of subjects in the MUSIC trials. Consistently, previous studies have shown low dosages (broken boxes) led to very poor (<0.5%) transduction in human biopsies; however, in stark contrast, higher dosages (solid boxes) gave rise to transduction efficiency approaching 100% in humans and pig models (Figure (D) below).

AAV dosage optimization is key.

A, B) Clear dose dependency in cardiac organ and cell function with increasing AAV titer in large animals (A) and humans (B), with human titers reflecting about 10x higher dosage (i.e., 10x lower sensitivity) compared to animals.

C) Dose optimization in “mini-Heart” in vitro cardiomyocyte assay. I) Fluorescence and brightfield images of hvCM after 14 days AAV1-GFP transduction with viral genome (vg) concentrations, ranging from 1x102 vg/cell (1E2 GFP) to 1x105 vg/cell (1E5 GFP). Ii) Effect of virus titer on percent of GFP-expressing cells versus time after AAV1-GFP transduction. Iii) SERCA gene expression level in hvCMs, by RT-qPCR, after 14 days of AAV1-GFP (-) or AAV1-SERCA2a (+) transduction, with titers as shown. NT is non-transduced control.

D) Summary table of in vivo transduction efficiency in several animal models and human cardiac biopsies. Solid boxes indicate high doses, broken boxes indicate low doses. *ReAV2i8.I-1c data from human biopsy in Phase 1 clinical trial by AskBio: Henry T, et al., Molecular Therapy. 2022;30:14; Tretiakova AP, et al., Molecular Therapy. 2022;30:Abstract 1213.

OUR CARDIAC PROGRAM DESIGNS

HFrEF

Elucidation of the molecular basis of myocardial dysfunction in heart failure has identified a deficiency of the 2a isoform of the sarco(endo)plasmic reticulum calcium ion (Ca2+) ATPase (SERCA2a) protein in the cardiomyocytes, a key characteristic in the disease. SERCA2a is an enzyme Ca2+ pump that transfers Ca2+ from the cytosol of the cardiomyocyte to the lumen of the sarcoplasmic reticulum. SERCA2a not only determines the amount of Ca2+ in the SR available to activate the next contraction, but also controls to a large extent the rate of cardiac relaxation. The expression level of SERCA2a significantly affects the overall cardiac contractile properties and ability of the heart to supply adequate amounts of oxygenated blood to the body. If the cardiac muscle becomes stressed from overwork or damaged from conditions such as chronic hypertension, myocardial infarction, or MI, or idiopathic causes, a so-called “fetal” gene survival program is initiated in cardiomyocytes, causing decreased expression of SERCA2a. This leads to a poorly contracting myocardium and subsequent poor blood flow and reduced oxygen and nutrient supply to the body.

Gene transfer of SERCA2a is associated with improved ventricular function in various rodent models of HF. Short-term improvement in cardiac contractility after gene transfer of SERCA2a has been demonstrated in HF rats. SERCA2a gene transfer improved survival to 63% versus 9% in controls in a pressure-overload hypertrophy model of HF created by constriction of the ascending aorta. Improved cardiac function and enhanced expression of SERCA2 protein in cardiomyocytes have also been demonstrated in a sheep pacing-induced HF model. rAAV1.SERCA2a gene transfer has also been associated with restoration of SERCA2a expression and improved cardiac function in both a dog pacing HF model and in a chronic myocardial ischemia-induced HF model in mini-pigs (induced by progressive coronary artery constriction). Beyond the effects on enhancing contractility, SERCA2a gene transfer has been shown to restore the energetic state of the heart (both in terms of energy supply and utilization), to decrease ventricular arrhythmias, and enhance coronary blood flow through activation of eNOS in endothelial cells.

Several studies have established pharmacologic activity for AAV1.SERCA2a gene transfer in HF animals, with data demonstrating restored cardiac SERCA2a expression and stabilization/improvement in cardiac function. The pivotal pharmacology study was conducted in the porcine mitral regurgitation HF model. Mitral regurgitation induces a decrease in SERCA2a expression, reduced myocardial contractility, elevated B-type natriuretic peptide, or BNP, levels, and other signs and markers of HF which are virtually identical to those associated with the human disease. Utilizing echocardiography and Millar pressure-volume catheter measurements as independent indices of global cardiac function, AAV1.SERCA2a-treated animals demonstrated significant improvements in cardiac contractility, relaxation and restoration of ventricular volumes. There was an absolute increase of 16% in median left ventricular ejection fraction, or LVEF, in AAV1.SERCA2a-treated animals as compared to vehicle control animals. Left ventricular end systolic volume, or LVESV, increased in the control group by a median of 16 mL, or a median relative increase of 35%, an indication of decreased LV contractility and LV dilatation, compared with the AAV1.SERCA2a group, which showed a tendency to decrease LVESV by a median of 9.9 mL (a median decrease of 14%), consistent with increased contractility and/or reversal of the remodeling process by AAV1.SERCA2a gene transfer. In humans, a reduction in LVESV of 10% signifies clinically relevant reverse remodeling, which is a strong predictor of lower long-term mortality and HF events. AAV1.SERCA2a-treated animals also showed significantly increased % fractional shortening, cardiac output and +dP/dt compared with controls. AAV1.SERCA2a also tended to decrease Tau (a relaxation rate parameter) and mitral regurgitant volume while maintaining LV internal diameters compared to controls. Treated animals also had lower BNP levels post-dosing.

In supportive studies employing an ovine pacing-induced HF model, AAV1.SERCA2a gene transfer also attenuated the progression of HF and improved cardiac function in a dose-dependent fashion, with a threshold for biological response of ≥ 2×1010 vg/kg. Safety and tolerability have also been assessed in HF animals, including the above porcine mitral regurgitation model. A number of supportive studies conducted in sheep are included in the below table. AAV1.SERCA2a was also well-tolerated in safety pharmacology studies, with and without concomitant nitroglycerin (IC and IV) and in the background of immunosuppressive therapy. Clinical pathology and histopathology assessments performed on animals in the safety pharmacology studies have revealed no adverse effects clearly attributable to AAV1.SERCA2a. Pharmacologic outcomes and levels of vector DNA in the left ventricle of the heart following administration of AAV1.SERCA2a in both HF and normal animals are summarized in the below table.

Therefore, a key challenge for clinical success is how to translate such data to the human setting. Our human “mini-Heart” data, as presented, exactly serves to bridge this gap. In summary, data from human “mini-Heart” models of HF in vitro and data from small and large animal models of HF in vivo, indicate that relative to controls, SERCA2a gene transfer improves abnormal intracellular Ca2+ flux, improves contractile function and relaxation, reduces ventricular volumes, and reduces neurohormonal markers such as B-type natriuretic peptide, or BNP.

In Vivo Pharmacology and Safety Studies of AAV1.SERCA2a in Large Animal Models of HFrEF

Species / Strain / Model	Sex / No. per study	Vector Used	ROA	Dose (vg)	Dose (≈vg / kg)	Follow- Up (wks)	Results / Observations	Study Reference
Swine: Yorkshire Landrace / MR HF	F/27	AAV1 / SERCA2a	AECAI	1×10[12]	2×10[10]	8	AAV1.SERCA2a reduced HF progression and significantly improved LV contractility and relaxation. The dose of 2 × 10[10] DRP/kg appeared to be safe, pharmacologically active, and tolerated.	A 16-Week, Single Dose, Pharmacology Study of AAV1.SERCA2a Delivered via Antegrade Epicardial Coronary Artery Infusion (AECAI) Compared to Vehicle Control in a Swine Mitral Regurgitation Model of Heart Failure (Kawase 2006)
Ovine: Merino x Border Leicester / Pacing HF	M/F/17	AAV1 / SERCA2a	V-Focus Device	5×10[12]	8×10[10]	4	LV function substantially improved in AAV1.SERCA2a treated animals. The dose of 8 × 10[10] DRP/kg AAV1.SERCA2a appeared to be a safe, well tolerated, and a pharmacologically active therapy for improving signs of HF in the ovine pacing model.	A 4-Week Single Dose, Safety and Efficacy Study of AAV2/1.SERCA2a using a Percutaneous Delivery Method in an Ovine Pacing Model of Heart Failure (Kaye 2006a)
Ovine: Merino x Border Leicester / Pacing HF	M/F/43	AAV1 / SERCA2a	V-Focus Device	1×10[10] 1×10[12]	2×10[8] 2×10[10]	4	LV function modestly improved in AAV1.SERCA2a treated animals in the high dose but not the low-dose group. A dose of 2 × 10[10] DRP/kg AAV1.SERCA2a appeared to have modest pharmacological activity in improving signs of HF in the ovine pacing model. Both dose levels appeared to be safe and well tolerated.	An Open-Label, Independent Observer, 4-Week, Randomized, Dose-Ranging Study of AAV1.SERAC2a Delivered via the V-Focus Cardiac Delivery System in an Ovine Pacing Model of Heart Failure (Kaye 2006b)
Ovine: Merino x Border Leicester / Pacing HF	M/F/21	AAV1 / SERCA2a	AECAI V-Focus Device	2.5×10[13] 1×10[13]	4×10[11] 2×10[11]	6	Results were confounded by neutralizing antibody results and by the large numbers of Sarcocystis tenella which were found extensively throughout heart tissues in all animals and may have affected heart function. AAV1.SERCA2a delivered via the V-Focus device tended to improve LV function compared with no effect in the AECAI or control groups. AAV1.SERCA2a appeared to be safe and well-tolerated in the context of HF in the ovine pacing model.	A 6-Week, Randomized Study of AAV1.SERCA2a Comparing Delivery via the V-Focus Cardiac Delivery System to Antegrade Epicardial Coronary Artery Infusion in an Ovine Pacing Model of Heart Failure (Byrne 2006)

Abbreviations: AECAI, Antegrade Epicardial Coronary Artery Infusion; DRP, DNAse resistant particles; LV, Left ventricle; ROA, route of administration

Clinical Development Plan:

Our ongoing Phase 1/2a clinical trial for the treatment of HFrEF delivers doses of AAV1.SERCA2a or SRD-001 (3x1013 viral genome(vg)/patient and 4.5x1013 vg/patient), as informed by our human “mini-Heart” and other models, through intracoronary infusion in both ischemic and non-ischemic patients with left ventricular Ejection Fraction of 35% or less. These doses are as much as 3-45X higher compared to earlier trials conducted by others almost 2 decades ago, but still ~100X less than systemic IV infusion. To date six (6) patients have received a dose of 3x1013 vg/patient of AAV1.SERCA2a and the follow-up period has been 1 week to 18 months. There have been no gene therapy or procedure‒related adverse events in the first 6-12 month period post injection. We have observed improvements in multiple metrics of heart function and patient health. Such early clinical efficacy at a dose of 3x1013vg/patient of SRD-001 will be followed by enrollment of patients at a higher dose of 4.5x1013 vg/patient. These encouraging results of SRD-001 in patients with HFrEF (ischemic and non-ischemic) not observed previously may offer alternative treatments to patients with severe heart failure where a large unmet need remains. A clinical update of this trial was featured in a late-breaking presentation at the American Society of Gene & Cell Therapy, or ASGCT, in May 2024.

A Data Safety and Monitoring Board, or DSMB, meeting in December 2023 found the safety profile of our gene therapy acceptable and the company was given the greenlight to forge ahead with completing the Phase 1/2a trial at the higher dose. We plan to complete the Phase 1/2a trial by enrolling three (3) patients at a dose of 4.5x1013 vg/patient. This will be followed by the initiation of the randomized Phase 2b trial where 25 patients will be randomized in the active drug arm and 25 patients will be enrolled in the control/saline group.

In this trial we are evaluating parameters that are important in assessing the clinical status of patients with heart failure such as NYHA Class, 6MWT, KCCQ, NT-proBNP, and cardiac troponin. These parameters correlate with cardiovascular mortality and heart failure hospitalizations in patients with heart failure. Tangible improvements in each of these parameters such as a decrease of NYHA Class by one level, or an increase of 6MWT by 30 meters, KCCQ increases by 5 points, a decrease of NT-proBNP of 35%, a decrease of troponin by 30%, correlate with improved cardiovascular outcomes for heart failure patients. As summarized in the table below, in our cohort A patients we observed clinically meaningful improvements in most of these parameters so far. Most importantly, we observed a convergence of improvements in these parameters indicating a biological response.

Table of results to date from patient Cohort A of ongoing MUSIC-HFrEF trial, indicating intracoronary delivery of SRD-001 results in clinically meaningful improvements in HFrEF patient status

HFpEF

Since the original reports by Harle and Dodek a half century ago, it has become evident that the disease syndrome currently known as heart failure with preserved ejection fraction, or HFpEF, is far more prevalent than previously believed. HFpEF patients comprise 50% or more of the overall HF population and experience similar degrees of morbidity and mortality to patients with HF with reduced ejection fraction, or HFrEF. HFpEF is an age-related condition with patients experiencing an average of five serious comorbid conditions once they present with HF. While all-cause mortality is about the same in HFpEF patients as their HFrEF counterparts, cardiovascular fatality is less common. Of particular concern is the growing incidence and prevalence of HFpEF, which is partly due to increased awareness leading to greater identification of the condition, but also due to lifestyle trends leading to deleterious metabolic effects on the cardiac myocyte.

While small scale investigations have suggested the benefit of beta or calcium blockers in patients with depressed LV relaxation, larger, well-documented trials supporting outcome benefit have not been conducted. Thus, to date, there are no well-documented approaches to improving LV relaxation in HFpEF patients, highlighting a potential therapeutic strategy for this unmet medical need.

Preclinical animal HFpEF models

Multiple studies using SERCA2a gene transfer were conducted to deliver SERCA2a in models of HFpEF (see below table). There are no ideal experimental models of HFpEF but different models have been used to mimic certain aspects of the disease. These include:

●	Senescent rodents which are characterized by stiff ventricles, normal systolic function, and abnormal relaxation parameters

●	Diabetic animals which are characterized by stiff ventricles, borderline systolic function, and abnormal relaxation parameters

●	Aortic-banded animals which are characterized by stiff ventricles, systolic function that can be supra-normal or normal, and abnormal relaxation parameters

In these three rodent models of HFpEF, it was demonstrated that SERCA2a gene transfer both acutely and chronically improves relaxation parameters, both actively and passively, and improves the energetic function of the heart.

Table: In Vivo Pharmacology Studies of SERCA2a Gene Transfer in Animal Models of HFpEF

Species/ Strain/ Model	Gender/ No. per Study	Vector(s) Used	ROA	Dose (vg)	Dose (≈vg/kg)	Duration of Follow-Up	Results/ Observations	Study References
Rat / Fisher 344 / Senes-cent	M/26	Ad.β-Gal Ad.SERCA2a	Coronary[a]	1x10[10]	3x10[10]	2 days	Decreased Ca2+ -ATPase activity contributes to the functional abnormalities observed in senescent hearts and demonstrates that Ca2+ cycling proteins can be targeted in the senescent heart to improve cardiac function.	Schmidt 2000
Rat / OLETF[b] rat / Type 2 diabetes mellitus	M/16	Ad.β-Gal Ad.SERCA2a	Coronary[a]	2.4x10[11] 3.1x10[11]	8x10[11] 1x10[12]	3 days	In diabetes mellitus failing hearts, SERCA2a gene transfer increases coronary blood flow, reduces cardiomyocyte size without reduction in collagen production, transforms inefficient energy utilization into a more efficient state, and restores systolic and diastolic function to normal.	Chemaly 2013 Sakata 2006 Sakata 2007 Karakikes 2009
Rat / Wistar / HFpEF	M/42	Ad.SERCA2a Ad.Parv Ad.β-Gal AAV1.SERCA2a	Coronary[a]	9x10[10] 1x10[10] 8x10[10] 1x10[11]	1.8x10[11] 2x10[11] 1.6x10[11] 2x10[12]	2-3 days 45 days	Improved calcium handling by both short- and long-term overexpression of SERCA2a transforms the inefficient energy utilization into a more efficient state.	Sakata 2007

[a]	Coronary delivery by temporary cross-clamping of aorta and pulmonary arteries; [b] Otsuka Long-Evans Tokushima fatty

Human HFpEF “mini-Heart” model – AAV1-SERCA2a reverses abnormal kinetics in HFpEF

Novoheart (in partnership with AstraZeneca) has created the first in vitro human-specific “mini-Heart” models of heart failure with preserved ejection fraction, or HFpEF. Since there is no known genetic cause for HFpEF, developing suitable animal models of the disease has proven challenging. Instead of relying on animals, we used healthy human pluripotent stem cell-derived cardiomyocytes to create ventricular cardiac tissue strips, or hvCTS, and pumping ventricular chambers, or hvCOC, and treated them with biochemical factors (transforming growth factor-β1 and endothelin-1) to induce fibrosis and cardiac hypertrophy, mimicking the characteristics observed in heart tissue from HFpEF patients. As shown in the figure below, the conditioned “mini-Heart” models exhibited hallmark HFpEF disease phenotypes of significantly elevated passive tension and tissue stiffness, as well as slowed contraction and relaxation kinetics, with no significant deficit in developed force or ejection fraction versus unconditioned normal controls. Bioinformatic analysis of the transcriptomic signatures of the HFpEF and normal “mini-Heart” models identified downregulation of SERCA2a of the calcium signalling pathway as a key differentially expressed gene, revealing a novel lead therapeutic target for HFpEF. Next, we performed dosage optimization studies in the “mini-Heart” models using the exact same AAV1-SERCA2a gene therapy drug product developed by us for improving myocardial kinetics among other effects; indeed, the AAV-mediated expression of SERCA2a rescued the disease phenotype of HFpEF “mini-Heart” by restoring the abnormal kinetics back toward healthy values.

It is noteworthy that the “mini-Heart” in vitro assay demonstrated efficacy and safety using the specific clinical AAV vector, or AAV1, without special modifications typically required for use in animal models. Also, because gene therapies often have a relatively narrow range for optimal effectiveness (as described above), it is invaluable to have an in vitro assay that can be used to identify the limits of that range and select a dosage that will be high enough for therapeutic benefit yet low enough to ensure safety, prior to testing in patients. In our HFpEF “mini-Heart” study, the optimal viral titer (in terms of viral genomes per cell) was directly scaled up for the number of cells in a typical human heart, yielding a recommended dosage for patients. These findings were included in the IND and FTD applications to the US FDA that led to our ongoing first-in-human gene therapy clinical trial for HFpEF (MUSIC-HFpEF, NCT06061549), using AAV1-SERCA2a drug product delivered to the heart at a dosage informed by the “mini-Heart” assay. This study demonstrates how our human-based disease-specific “mini-Heart” platforms are relevant and valuable for target discovery and validation that can facilitate clinical translation of new therapies.

Summary of Novoheart’s human “mini-Heart” models of Heart Failure with Preserved Ejection Fraction (HFpEF), illustrating healthy and diseased versions created using the hvCTS tissue strips and the hvCOC heart-in-a-jar models, and utilizing our CTScreen and COScreen testing systems for automated experimentation. The HFpEF “mini-Heart” models exhibited increased stiffness compared to healthy controls, with no loss in contractility, similar to HFpEF patients, and bioinformatic analysis of RNA sequencing data showed consistency with transcriptomic profiles from actual HFpEF patient hearts, revealing SERCA2a as a key gene that was down regulated in patients and “mini-Heart”. The abnormally slowed contractile kinetics in HFpEF were restored to normal values by treatment with AAV1-SERCA2a gene therapy, thereby “rescuing” the disease phenotype.

Clinical Development Plan:

The Phase 1/2a trial is currently underway for HFpEF patients. Since HFpEF and HFrEF patients are different in many important ways (as described earlier), different clinical trials with different patient selection criteria and endpoints are warranted. Therefore, although AAV1-SERCA2a is also used, the designation SRD-002 is used to distinguish the differences in the patients and trial designs. Accordingly, MUSIC-HFpEF has been assigned a different clincial trial number by the FDA. By adopting such a mechanism-based pathway disease approach (see above), successful outcomes will lead to broader benefits by applying to a much bigger combined HFrEF and HFpEF population. Such an approach has been similarly adopted, for example, in Ely Lilly’s Mounjaro (which is Tirzepatide, an GLP-1 agonist) for diabetes and Zepbound (also Tirzapatide) for obesity.

To date, we have infused five (5) HFpEF patients with SRD-002 in Cohort A (3x1013 vg per patient) and have been cleared to dose patients in Cohort B (4.5x1013 vg per patient). We expect to complete patient enrollment of both cohorts of Phase 1/2a by the end of 2024 and to provide an interim data readout in due course for progression into the next clinical phase in the first half of 2025.

The primary endpoint of the trial is a change from baseline to Month 6 in pulmonary capillary wedge pressure, or PCWP, during submaximal (20W) exercise, exercise tolerance, and peak oxygen uptake, or VO2. The secondary endpoints include: 1) Change from baseline to Month 12 in pulmonary capillary wedge pressure, or PCWP, exercise tolerance, and peak oxygen uptake, or VO2; 2) Change from baseline to Month 6 and Month 12 in left ventricular relaxation as assessed at both rest and sub-maximal exercise by 2 methods: (a) early diastolic global longitudinal strain rate (1/s), and (b) time constant (tau) for left ventricular end diastolic pressure during isovolumic relaxation.

●	Change from baseline to Month 6 and Month 12 in 6 minute walk test distance

●	Change from baseline to Month 6 and Month 12 in Kansas City Cardiomyopathy Questionnaire, or KCCQ, score

●	Change from baseline to Month 6 and Month 12 in NYHA Classification

●	Change from baseline to Month 6 and Month 12 in NT-proBNP

Other Endpoints:

Incidence of the following, from Day 1 through the Month 24 time point: all-cause mortality, serious adverse events, treatment-emergent adverse events related to investigational medicinal product or the administration procedure. Incidence and severity of all adverse events from Day 1 through the Month 12 time point, and incidence of conditions of interest in gene therapy trials.

Given the very specific HFpEF patient population, with pulmonary capillary wedge pressure of 25 mmHg and higher at baseline as measured by invasive hemodynamics, as a much sicker population subset currently without any disease-modifying agents, our plan is to apply for an accelerated approval where possible and appropriate.

DMD-CM

Duchenne muscular dystrophy, or DMD, is a rare, life-threatening, genetic, sex-linked disorder affecting all skeletal as well as cardiac muscle in boys and young men. It is the most common and severe form of muscular dystrophy among children and is caused by a deficiency of dystrophin, a protein that normally provides mechanical support to muscle fibers, thereby preventing injury on the sarcolemma due to physical stresses. Over time with DMD, progressive myocyte necrosis results in fibro-fatty replacement both in skeletal and heart muscle. In recent meta-analyses the global prevalence of DMD has been estimated at 4.8-7.1/100,000 population overall and up to 15/100,000 in the 2- to 5-year-old male population. The near universal use of corticosteroids to allay muscle dysfunction and the use of home ventilation and spinal stabilization to prevent respiratory mortality have improved both quality of life and survival in DMD patients. Prior to these therapeutic approaches, death was due to deterioration of pulmonary muscle function and respiratory failure usually occurring by the mid-twenties. Unfortunately, DMD is also associated with a high prevalence of cardiomyopathy heart failure, or DMD-CM, and rhythm disorders, which presents clinically at a later age with near universal evidence of left ventricular dysfunction by 18 years. As a result, with the aging of the DMD population due to therapeutic advances, progressive cardiac involvement, deterioration in pump function and HF have replaced respiratory failure as the major cause of death in DMD. There are few medical treatments currently available to allay the progression of the disease and the best data supports only the use of corticosteroids to impede the course of skeletal muscle deterioration. Treatment for DMD-CM is based upon standard therapeutic strategies for HFrEF, though objective evidence from well controlled trials is paltry at best. Standard therapeutic practice is based on expert recommendation, which is largely speculative. Generally, the use of angiotensin converting enzyme inhibitors, or ACEIs, or angiotensin receptor blockers, or ARBs, are initially prescribed once a reduction in left ventricular ejection fraction, or LVEF, is detected. Additional use of beta receptor blockade and mineralcorticoid receptor antagonists have been suggested as well as more recently-approved HFrEF therapies such as the angiotensin receptor-neprilysin inhibitor, or ARNI, sacubitril-valsartan, and the “funny” ion channel blocker, ivabradine. Unfortunately, these strategies are based almost entirely on hopeful recommendations that assume similar benefits will result from their use as those observed in HFrEF patients, which generally has not been the case.

Calcium overload in DMD-CM

There is considerable evidence to suggest that abnormal elevation of cytosolic Ca2+ triggers proteolysis and muscle cell death that may play a central role in the pathogenesis of DMD heart and skeletal muscle disease. Direct stresses on the sarcolemma during cellular contraction in the absence or paucity of dystrophin is believed to cause sarcolemma instability and cell damage and death due to loss of membrane integrity and SR Ca2+ leak, resulting in intracellular calcium overload. Cytoplasmic calcium overload is known to increase activity of calpains, which are Ca2+ proteases found in dystrophic muscles, as well as phospholipase A2. In addition, mitochondrial Ca2+ uptake may be affected by cytoplasmic Ca2+ levels resulting in increased production of reactive oxygen species resulting in the loss of membrane potential and subsequent cellular death. Thus, there is substantial evidence to support the hypothesis that Ca2+ overload plays a major role in myocyte necrosis in DMD, and that impairment of Ca2+ reuptake due to SERCA2a dysfunction may be extremely important in the etiology of DMD-CM.

An increase in cytosolic calcium and defects in excitation-contraction coupling, due to abnormal expression and/or function of calcium handling and transport proteins has been observed and is considered a hallmark of all types of cardiomyopathies. In both animal models and patients with HF there is a reduction in SERCA2a expression (mRNA and protein levels) and activity. More specifically, impairment of SERCA activity involving Ca2+ reuptake and overload has been demonstrated in skeletal muscle in Duchenne’s murine (mdx) models. Thus, upregulation of SERCA2a production and minimization or reversal of intracellular Ca2+ overload could provide a novel approach in DMD-CM.

Upregulating SERCA in DMD

In DMD, cytosolic calcium elevation is a primary contributor to both skeletal and cardiac muscle necrosis. Unfortunately blockade of calcium entry through the voltage-gated L-type calcium channel, or LTCC, using well known calcium channel blockers has not been shown to be beneficial. Another approach to restore intracellular calcium homeostasis is to enhance calcium uptake by modulating SERCA activity or increasing expression of SERCA pumps. SERCA over-expression has been tested using either SERCA1a or 2a. SERCA1a upregulation in murine DMD models (mdx) using the transgenic approach or neonatal AAV gene transfer showed significant improvements in calcium uptake, histology, and function of skeletal muscle. As shown in the figure below, delivery of a human SERCA2a vector to 12-month-old mdx mice showed significant improvements in several electrocardiographic parameters at 20 months of age. More recently, AAV9.SERCA2a treatment at a young age, followed for almost 2 years, showed that a single systemic human SERCA2a therapy resulted in lifelong improvement of muscle and heart function in the mdx mouse model for DMD. Human SERCA2a was delivered intravenously through an AAV9 vector to 3-month-old mdx mice. When mice reached 21 months of age, they exhibited persistent and widespread human SERCA2a expression in striated muscles throughout the body. The SERCA2a treatment normalized defective SR calcium uptake in the heart and skeletal muscle and significantly increased the forelimb muscle grip force and treadmill running distance. Remarkably, systemic SERCA2a therapy completely prevented myocardial fibrosis and normalized cardiac electrophysiology while hemodynamic parameters were restored to normal levels, including left ventricular ejection fraction and indices of diastolic and systolic function. Collectively, these results, along with the safety of AAV1.SERCA2a in patients with symptomatic New York Heart Association Class III/IV of HFrEF, suggest that SERCA upregulation represents a promising strategy to treat DMD.

Results of SRD-003 injection in DMD mouse model, showing reduced fibrosis, improved skeletal muscle function, and improvement in hemodynamic indices of cardiac contractility at 18-21 months after a single injection.

In a new large animal study conducted by Dr. Kupatt (presented at European Society of Gene and Cell Therapy, 2023), male offspring of pigs lacking DMD exon (DMDΔ52) – characterized by heart failure with reduced ejection fraction, or HFrEF, arrhythmogenesis due to large apical regions of reduced action potential (AP) amplitude, and sudden cardiac death with a lifespan of usually less than 5 months – were injected with AAV1-SERCA2a (SRD-003), and assessed for changes in cardiac structure and function 3 weeks after treatment. As depicted in Panel A of the Figure below, porcine models for DMD (DMDΔ52) and BMD (DMDΔ51-52) were generated by somatic cell nuclear transfer, or SCNT. DMDΔ52 hearts were treated by slow antegrade intracoronary artery (IC) infusion of AAV1.SERCA2a (3x1013 virus genomes (vg) per pig). The treated pigs were compared to wild-type healthy controls, untreated DMD negative controls, and untreated germline-edited DMDΔ51-52 pigs having a Becker muscular dystrophy, or BMD, genotype characterized by a milder form of disease than DMD (n = 5 pigs per group). AAV1-SERCA2a was found in all analyzed myocardial segments of the treated DMDΔ52 hearts, with a preference to the well-muscularized septal and anterior regions (not shown). As shown in Panel B, SERCA treatment increased left ventricular ejection fraction, or LVEF, and reduced left ventricular end-diastolic pressure (LVEDP) to a similar extent as the germline edited BMD pigs. Electrophysiological mapping displayed fewer areas of low or no voltage in AAV1.SERCA2a-treated hearts (not shown). Histological analysis revealed reduced cardiac fibrosis (Panel C, red stain), reduced inflammation (Panel D, pink CD45-labeled leukocytes), and improved microvascular density (Panel E, green PECAM-1 labeled endothelial cells) in AAV1-SERCA treated DMD pigs compared to untreated DMD animals. Taken together, these results demonstrate remarkable improvements in heart structure and function in DMD pigs treated with AAV1-SERCA2a, comparable to the benefits of genetically modifying the DMD mutation, which is encouraging evidence supporting the potential for SRD-003 gene therapy to improve outcomes for patients with DMD.

Large animal porcine study of DMD-CM, demonstrating efficacy of AAV1-SERCA2a treatment for improving cardiac function and structure.

Mean ±SEM, n=5, *p<0.05, **p<0.005, ***p<0.0005 (Tukey´s multiple comparison).

“mini-Heart” modeling of DMD-CM

Our Novoheart “mini-Heart” platform has also been used in the context of DMD-CM. In particular, hiPSCs were obtained from a patient with X-linked dilated cardiomyopathy, or XLDCM, a distinct phenotype of muscular dystrophy characterized by preferential involvement of cardiac muscle without clinically significant skeletal myopathy. When XLDCM-iPSCs were differentiated into cardiomyocytes and used to create hvCTS tissue strips, the contractile force developed by the diseased tissue was significantly lower than that for healthy control hvCTS tissues, as illustrated in the figure below, demonstrating a clear cardiomyopathy phenotype. When the DMD mutation was corrected in diseased hiPSCs using CRISPR-based gene editing, the resulting CRISPR-corrected, or XLDCM-CRC, hvCTS tissues exhibited a significantly increased contractile force that was restored back toward healthy control levels. This study demonstrated our ability to create patient-specific “mini-Heart” tissues representative of DMD-CM, and to confirm a causative role of the DMD mutation in determining cardiac contractile strength. This model offers a unique human-based system to assess the efficacy of AAV1-SERCA2a for restoring cardiac contractility in DMD-CM.

Modeling DMD-CM using patient-specific hvCTS “mini-Heart” assay and CRISPR gene editing

Clinical Development Plan:

This Phase 1/2a, multi-center, randomized, double-blind, placebo-controlled trial will assess the safety and efficacy of SRD-003 administered as a one-time antegrade epicardial coronary artery infusion for the treatment of adult subjects with DMD-CM. SRD-003 is an adeno-associated virus serotype 1, or AAV1, vector expressing the transgene for sarco(endo)plasmic reticulum Ca2+ ATPase 2a isoform, or SERCA2a. For similar reasons to MUSIC-HFpEF, MUSIC-DMD has been given a different clinical trial number by the FDA for its very distinctive patient populations and clinical outcomes (although AAV-CMV-SERCA is also being used). Again, as previously discussed, such a mechanism-based pathway disease approach potentially allows us to treat broader patient populations with distinct indications. The Primary Efficacy Endpoints of the trial are: Change from baseline to Month 12 in left ventricular structure and function as assessed by late gadolinium enhancement, or LGE, cardiac MRI including left ventricular ejection fraction, or LVEF, end-diastolic volume, end-systolic volume, stroke volume and circumferential strain; regional wall thickness; left ventricular LGE expressed as a percent of left ventricular mass and in grams; left ventricular viable mass expressed in grams; and number of left ventricular segments with LGE.

Other Efficacy Endpoints:

Change from baseline to Months 6, 12, 18 and 24 in the following: (a) skeletal muscle function as assessed by PUL 2.0, grip strength; (b) pulmonary function as assessed by slow vital capacity (SVC), forced expiratory volume in one second, orFEV1, forced vital capacity, or FVC, peak expiratory flow, or PEF, maximum inspiratory pressure, or MIP, maximum expiratory pressure, or MEP, peak cough flow, or PCF, and inspiratory flow reserve, or IFR; and (c) quality of life.

Primary Safety Endpoints:

Incidence of the following from Day 1 through the Month 24 time point: all-cause mortality, serious adverse events, treatment-emergent adverse events related to investigational medicinal product or the administration procedure, and cell-mediated immune reaction.

In Phase 1/2a, a total of 12 male subjects, age 18 years or older, will be enrolled in this trial consisting of observation, followed by 3 years of long-term follow-up at Kansas University Medical Center, Nationwide Hospital, and University of Cincinnati. We expect to start enrolling patients in Q4 2024 with completion of Phase 1/2a in 2025.

Pulmonary Hypertension

Pulmonary hypertension, or PH, is a group of pulmonary endovascular diseases with hemodynamic consequences for right ventricular, or RV, function that portends a poor clinical prognosis. Although the current classification system for PH segregates patients on the basis of clinical and pathological features, all forms of PH are associated with some degree of aberrant pulmonary vascular remodeling. Current pharmacotherapies for PH do not target pulmonary vascular remodeling directly but rather aim to promote pulmonary artery vasodilation and reduce RV afterload as adverse outcomes are driven mainly by the onset of RV failure. Epidemiological studies indicate that PH associated with increased pulmonary venous pressure and left heart failure, or HF, is the most common cause of chronic PH. Furthermore, more than one-half of all patients with HF may develop chronic PH, leading to even more adverse cardiac events. Similar to pulmonary arterial hypertension, or PAH (Group 1 PH), left heart disease–related PH (Group 2 PH) has been associated with impaired pulmonary vascular reactivity, endothelial dysfunction, and excessive arteriolar muscularization, indicating that pre-capillary pulmonary vascular remodeling is present concomitant with post-capillary disease. Despite this, therapeutics that are effective in PAH are either not effective, have not been tested, or may be contraindicated in patients with left HF and PH. Currently available pharmacotherapies were developed to ameliorate disease symptomatology by targeting 1 of 3 main signalling pathways found to be deficient or activated in PH. Although several available compounds have shown benefit in Group 1 PH in randomized clinical trials, unresolved issues remain. These include: 1) few studies in patients with Group 2 PH; 2) a lack of evidence of long-term clinical efficacy; 3) uncertainty regarding the effects of drugs on limiting or reversing vascular remodeling in the presence of established disease; 4) the risk of serious adverse effects that limit dose escalation within or between class combination therapy; and 5) the high cost of long-term treatments. Thus, novel approaches are needed.

Gene therapy has evolved over the past several decades due to advances in vector technology and delivery methodologies. In a wide range of chronic disorders, including cardiovascular disease, efficient gene transfer has been achieved by newly designed recombinant adeno-associated virus, or AAV, vectors. Several experimental studies have reported successful modulation of PH signalling pathways in a specific and efficient manner using gene therapy. Proof-of-concept studies in rodent PH models have demonstrated the feasibility of gene transfer of molecules related to currently available pharmacotherapies, such as the endothelial isoform of nitric oxide synthase, or eNOS, or prostacyclin synthase, that hold promise for treating PH in humans.

Abnormal calcium homeostasis in smooth muscle cells, or SMCs, contributes to PH pathobiology. Chronically increased intracellular calcium levels in pulmonary artery SMCs trigger signalling pathways that are permissive for cellular proliferation, migration, and dedifferentiation, all of which contribute to hypertrophic vascular remodeling. Our group has reported previously that sarcoplasmic reticulum Ca2+-ATPase pump 2a, or SERCA2a, is a key modulator of calcium cycling in both cardiomyocytes and vascular SMCs. We recently demonstrated that pulmonary arterial SERCA2a expression is down-regulated in the rat monocrotaline model of PH as well as in humans with PAH. Furthermore, we demonstrated in the rat model that selective pulmonary vascular gene transfer of SERCA2a using AAV1 was feasible, ameliorated arterial remodeling, and improved hemodynamic abnormalities and RV function.

Despite the evidence that gene therapy targeting SERCA2a has merit, a major hurdle in the translation of novel therapeutics to the clinic is the limited availability of large animal models of PH that recapitulate human disease. Most pre-clinical drug development studies evaluate interventions in rodent models of PH, yet there are marked differences between rodent models and human anatomy and physiology. Accessible large animal models of chronic PH allow for a more relevant approach to evaluate novel interventions prior to human clinical trials, as they offer similar dosing therapeutic schemes, human-sized delivery tools, and state-of-the-art diagnostic protocols to assess critical endpoints such as pulmonary hemodynamics and RV structure and function. Validating the results of rodent studies in large animal models of chronic PH therefore increases the likelihood of success in drug development at the pre-clinical stage.

Unlike HFrEF, HFpEF and DMD-CM, intracoronary delivery would not be suitable for PH. Instead, an airway-based delivery of AAV vectors to the pulmonary arteries was feasible, efficient, and safe in clinically relevant chronic PH models. Vascular SERCA2a overexpression resulted in beneficial effects on pulmonary arterial remodeling, with attendant improvements in pulmonary hemodynamics and RV performance, and might offer therapeutic benefit by modifying fundamental pathophysiology in pulmonary vascular diseases.

Pulmonary Fibrosis

Idiopathic pulmonary fibrosis, or IPFm is a devastating, rare disease that is refractory to treatment, primarily affecting middle-aged and older adults. It represents a heterogeneous group of lung disorders dealing with a progressive accumulation of scar tissue and a fibro-proliferative process, leading to respiratory failure. The lung function in IPF declines gradually, with the potential to develop associated pulmonary hypertension, or PH, between 32% and 85%, which is associated with poor survival. Despite extensive research efforts in experimental and clinical studies, IPF remains an increasing cause of morbidity and mortality with an average survival rate of fewer than 3 years from diagnosis. Therefore, there is a compelling need to develop more effective and reliable therapeutic modalities for the treatment of IPF.

Transforming growth factor-β1, or TGF-β1, is considered the key factor and the “master switch” in the fibrotic process and causes tissue-scarring largely by activating its downstream small mothers against decapentaplegic, or SMAD, signaling to regulate cell growth and extracellular matrix, or ECM, production. SERCA2a overexpression by gene transfer decreases vascular remodeling by inhibiting the nuclear factor of activated T cells (NFAT)/STAT3 pathway. Additionally, pulmonary delivery of aerosolized adeno-associated virus serotype 1, or AAV1, carrying the human SERCA2a gene (AAV1.SERCA2a) decreased pulmonary artery pressure (PAP), as well as cardiac and pulmonary vascular remodeling, which is associated with improved right ventricle, or RV, remodeling and function. Previous studies have demonstrated that pharmacological disruption of calcium, or Ca2+, signaling improves lung function in models of IPF by preventing extracellular matrix, or ECM, deposition and soluble collagen content.

SERCA2a is significantly decreased in lung sample biopsies from patients with IPF and in experimental models of pulmonary fibrosis, or PF, compared to healthy control donors. In addition, SERCA2a overexpression inhibits pulmonary fibrosis.

Our vascular disease programs

Vascular Smooth Muscle Cells

The classical histological lesion that appears to be associated with vascular restenosis is neointimal hyperplasia. Vascular smooth muscle cells, or VSMC, are thought to be the dominant cell type driving neointimal hyperplasia. The molecular mechanism responsible for inhibition of VSMC proliferation involves the normalization of ER calcium content and shutting off the calcium-regulated transcription factor nuclear factor of activated T-lymphocytes, or NFAT, resulting in cell cycle arrest in the G1 phase of the cell cycle. SERCA2a expression is specific for contractile VSMC. Forced expression of SERCA2a in contractile VSMC prevents injury-induced de-differentiation toward a synthetic / proliferating / inflammatory / migratory phenotype, whereas forced expression of SERCA2a in synthetic VSMC has no effect on phenotypes but prevents the proliferative/migratory response to extracellular stimuli. Both SERCA2a and SERCA2b are expressed in VSMC. Proliferation of VSMC is associated with loss of the SERCA2a isoform in rats, rabbits, and humans. The loss of SERCA2a may represent a process of de-differentiation of the VSMC. SERCA2a gene transfer inhibited in vitro VSMC proliferation and prevented neointimal thickening in a rat carotid artery injury model and prevented stenosis using an ex vivo model of human left internal mammary artery intimal thickening.

Endothelial Cells (EC)

Nitric oxide (NO) is the endothelium-derived relaxing factor that causes VSMC relaxation, thus causing blood vessels to dilate. Its mechanism of action has been well characterized through 25 years of vascular biology. In response to a number of physical and chemical stimuli to the endothelium, NO is generated in the cytosol from the amino acid L-arginine in a reaction catalyzed by the endothelial isoform of nitric oxide synthase, or eNOS. Endothelial function depends, to various extents, on the changes in cytosolic Ca2+ concentration ([Ca2+]cyt). [Ca2+]cyt is controlled by Ca2+ mobilization from intracellular stores coupled to Ca2+ influx from external medium. In EC, the ER accounts for approximately 75% of the total intracellular Ca2+ stores and the [Ca2+] in the ER significantly determines the generation of important Ca2+ signals that regulate vascular tone.

Dysfunctional EC are central to the pathophysiology of atherosclerosis. Phenotypic changes lead to altered calcium homeostasis and decreased availability of NO, resulting in altered vasoreactivity and increased thrombogenicity. NO synthesis is regulated by eNOS, whose phosphorylation and activation by Ca2+ may, in turn, depend on calcium regulation by SERCA2a. Studies using human cultured arterial EC, or HCAEC, indicate that they constitutively express SERCA2a mRNA. Upon transduction with AAV1.SERCA2a, there is increased expression of both SERCA2a and eNOS. Changes in eNOS after AAV1.SERCA2a gene transfer resemble the positive effects of exercise training on EC.

AV Fistula

Over 600,000 Americans have end-stage renal disease, or ESRD, requiring treatment. As of the end of 2011, the United States Renal Data system reported that 430,273 patients were on dialysis and 185,626 patients had a functioning kidney transplant. Arterio-venous fistula, or AVF, is the preferred method for vascular access of life-sustaining hemodialysis. Surgical creation of an AVF in the arm of the patient has proven to be the most durable, least complicated, and therefore the preferred mode of access for hemodialysis. Approximately 100,000 fistulae are placed yearly. The clinical problem that has resulted from this practice is that following surgery to create the fistula, approximately 50% of fistulas fail to mature to a usable state. AVF maturation failure is a major cause of morbidity in patients with ESRD and imparts a burden in the already strained US health care system. After successful maturation, fistula failure rates are quite low, suggesting that transient intervention to prevent fistula maturation failure may improve long-term outcomes.

Fistula maturation requires dilation of the artery and anastomosed vein so that the fistula conducts a greatly increased flow of blood which is then tapped with needles for blood exchange during hemodialysis. Maturation failure has been attributed to: (1) rapid neointimal hyperplasia of VSMC resulting in vascular occlusion and (2) lack of adequate venous dilation due to failed NO release from vascular EC and response to it by migrating smooth muscle cells. Adequate activity of SERCA2 enzymes, which control SR and ER calcium content in both EC and VSMC, is central to the ability of blood vessels to dilate and inhibit vessel stenosis. We are investigating the use of AAV1.SERCA2a to increase the maturation success rate of AVFs in dialysis patients to increase blood flow through the fistula for blood exchange during hemodialysis.

Role of SERCA2 Enzymes in AVF Failure

Stenosis due to neointimal hyperplasia is present in a large proportion of fistulae with maturation failure, suggesting that local mechanisms controlling VSMC migration are important contributors to maturation failure. Using VSMC explants from vein tissue obtained at the time of fistula creation from patients enrolled in the NIH Hemodialysis Fistula Maturation Study, among patients with subsequent fistula maturation failure, NO inhibition of VSMC migration was significantly reduced. Impaired NO inhibition of VSMC migration is associated with oxidation of the calcium regulatory protein, SERCA2, and can be reversed by overexpressing SERCA or by down-regulating Nox4 NADPH oxidase. VSMC NO responsiveness may be predictive of fistula maturation outcome and therapeutic restoration of NO responsiveness through manipulation of local factors such as SERCA2a overexpression may prevent fistula maturation failure.

In another study in ESRD, the expression of SERCA2a and related genes were evaluated in patients with ESRD undergoing AVF insertion versus patients with normal renal function having CABG surgery. Gene expression in brachial and saphenous veins from ESRD and normal renal function patients, respectively, were evaluated for SERCA2a and SERCA2b mRNA expression and measured using reverse transcriptase quantitative polymerase chain reaction (RT-qPCR). Hematoxylin/eosin staining was used to analyze the integrity of the vessels and immunofluorescence microscopy was used to visually quantify genes of interest. SERCA2a was significantly decreased while SERCA2b was increased in the brachial vein of ESRD subjects when compared to corresponding genes in the saphenous veins of subjects with normal renal function, suggesting a pro-proliferative response of ESRD based on SERCA2a expression, which may exacerbate or accelerate AVF failure in ESRD subjects.

AAV1.SERCA2a would be administered as a single dose intravascular injection in the AVF space, which consists of a vein-artery junction, and is injected through the small catheter to fill the AVF closed space, and maintained in the space for approximately 5 minutes.

Restenosis/Critical Limb Ischemia

The neointimal vascular smooth muscle cell, or VSMC, proliferation constitutes a primary cause of vascular disorders such as restenosis, peripheral arterial disease and critical limb ischemia. VSMCs have the ability to transition between quiescent differentiated and proliferating phenotypes. Acquisition of the proliferating phenotype by VSMCs is associated with alterations in Ca2+ handling supported by modification of Ca2+ transporter expression. In quiescent VSMCs, the Ca2+ signal consists mainly of localized elementary calcium events (Ca2+ sparks). The global increase in Ca2+ concentration is rapidly reduced by calcium pumps, keeping the cytoplasmic Ca2+ concentration low. Spontaneous Ca2+ spark frequency decreases after activation of phosphoinositol-3 kinase (PI3K) and G protein-coupled receptors, probably attributable to inhibition of the ryanodine receptor (RyR). Activation of PI3K and G protein-coupled receptors also results in a sustained increase in cytosolic [Ca2+] attributable to the generation of repetitive Ca2+ waves, inhibition of Ca2+ pump activity, and increased Ca2+ entry. Chronic increases in cytosolic Ca2+ concentration in proliferating VSMC are supported by long-term alterations in the levels of Ca2+-handling proteins such as loss of RyR and SERCA2a, replacement of L-type voltage-operated Ca2+ channels by T-type voltage-operated Ca2+ channels, loss of the plasma membrane Ca2+ pumps, and upregulation of the transient receptor potential Ca2+ channels. Any chronic alterations in the spatio-temporal pattern of Ca2+ signals should alter gene expression by activating different kinases and phosphatases, modulating Ca2+-regulated transcription factors such as NFAT (nuclear factor of activated T lymphocytes). A sustained increase in cytosolic [Ca2+] is necessary to activate calcineurin, a Ca2+/calmodulin-dependent serine/threonine-specific protein phosphatase 2B, or PP2B, that dephosphorylates many proteins including NFAT, inducing its translocation into the nucleus. SERCA2a is involved in the control of cell proliferation and growth: transgenic mice with only one allele of the ATP2a2 gene, or SERCA2, develop numerous cancers of the upper digestive tract and skin, and cardiac hypertrophy; low levels of SERCA2a are associated with cardiac hypertrophy both in humans and animals; mice in which SERCA2a has been replaced by SERCA2b develop cardiac hypertrophy; finally, loss of SERCA2a is associated with VSMC proliferation. Similarly, only SERCA2b is present in proliferating BC3H1 skeletal muscle cells whereas SERCA1, SERCA2a, and SERCA2b are present in quiescent differentiated BC3H1 muscle cells. Restoring SERCA2a expression might inhibit VSMC proliferation and prevent neointima formation in the setting of restenosis and critical limb ischemia.

Intellectual Property

We actively protect our core intellectual property for our product candidates, technology, and know-how, by obtaining and maintaining intellectual property rights. We also rely on patent and trade secret laws, confidentiality procedures, and agreements. Our policy is to seek to protect our proprietary position by, among other methods, pursuing patent applications in the U.S. and in certain strategic jurisdictions outside of the U.S. related to our proprietary technology, inventions, improvements and product candidates. Our patent portfolio is intended to cover one or more of our product candidates and components thereof, their methods of use and processes for their manufacture, medical devices and systems for their delivery and administration, our proprietary reagents and assays and any and all other inventions that are commercially important to our business.

Patents

In connection with our “Sardocor” subsidiary, we solely own three granted U.S. patents (expiring in 2028, 2030 and 2038), one pending U.S. non-provisional patent application, two granted foreign patents (expiring in 2027 and 2028), in relation to our proprietary ICD methodology adopted for our gene therapy programs. We also solely own one pending U.S. patent application and five pending foreign patent applications in relation to the delivery of SERCA2a for the treatment of DMD-CM.

In connection with our “Novoheart” subsidiary, we solely own one granted U.S. patent (expiring in 2041), nine pending U.S. non-provisional patent applications, two provisional applications, four granted foreign patents (expiring in 2037, 2039, 2041 and 2041), and 18 pending foreign applications. Our patents and patent applications seek to protect our “mini-Heart” and related mini-organ platform technologies and the methods for employing these assays in drug discovery and validation, as well as the products of our disease modeling and drug discovery efforts.

Trademarks

We also have a number of registered trademarks, including in relation to “Medera”, “Novoheart” and our “human heart-in-a-jar” in Hong Kong, Canada and China, and “Novoheart” in the U.S.

Competition

Drug development is extremely competitive and subject to rapidly advancing technologies and a strong emphasis on intellectual property. This is especially so for gene therapy. While we believe our scientific know-how, proprietary technology, and scientific and management experience provide us with strategic advantages, we nevertheless face significant competition, including large pharmaceutical and biotechnology companies, research institutions, and governmental agencies. Any product candidate we develop and commercialize will not only have to compete with existing approved therapies (whether gene therapies or otherwise), but also any new therapies developed in the future, which might offer advantages in efficacy, safety, delivery, price, or availability of reimbursement. This is further compounded by the fact that there is a significant unmet medical need for our targeted indications.

Many of our current or potential competitors may also have significantly greater financial resources or relevant expertise, whether on their own or through collaborative arrangements. We also must compete in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, and in acquiring technologies for our programs. Mergers and acquisitions are also common in our industry, which may result in even more resources being concentrated among a small group of competitors.

To our knowledge, the following competitors have developed or are developing product candidates for the treatment of the same diseases targeted by our pipeline:

●	SRD-001 for HFrEF: There are currently no approved disease-modifying therapies for HFrEF. Existing standard of care therapies (such as diuretics, ACEIs, ARBs, ARNIs, Aldosterone inhibitors, SGLT2 inhibitors along with implantable cardioverter defibrillator and biventricular pacers) merely treat symptoms. Bayer and Asklepios BioPharmaceutical’s AB-1002 gene therapy program targets non-ischemic cardiomyopathy only in patients with NYHA class III HF. AB-1002 decreases the inhibitory effect on SERCA2a, meaning it is an indirect way of activating SERCA2a, and has also been shown to elicit an immune T-cell response (signifying potential rejection in human bodies). On the other hand, our SRD-001 expresses the endogenous protein SERCA2a and directly increases SR calcium ATPase, and also there has been no observed immune system (i.e., T cell) responses (meaning no rejection of our therapies) or severe adverse events. There are other genetic cardiomyopathies with HFrEF-like symptoms that are being targeted by gene therapy such as MYBPC3 (Tenaya), Frataxin in Fredreich’s ataxia (Lexeo), and LAMP2B in Danon disease (Rocket Pharma), but the genetic payload is specific to the inherited cardiomyopathy, and therefore does not generalize for the vast majority of HFrEF patients.

●	SRD-002 for HFpEF: Similar to HFrEF, there are currently no approved disease-modifying therapies for HFpEF. Existing approved treatments such as Novartis’s Entresto and Eli Lilly and Boehringer Ingleheim’s Jardiance merely treat symptoms and have shown some effects on hospitalization. Tenaya’s HDAC6i small molecule program for HFpEF is ongoing but, unlike our SRD-002, it is not disease-modifying. Our SRD-002 program is truly unique in that it will modify the cellular and molecular abnormalities associated with HFpEF and it will be assessed using a very rigorous testing of pulmonary capillary wedge pressure in patients at rest and on exertion.

●	SRD-003 for DMD-CM: The FDA has approved Sarepta’s Elevidys, the first gene therapy for DMD, for patients with the disease between the ages of 4 and 5 years old. Pfizer and Solid Bioscience also have ongoing gene therapy programs for microdystrophin replacement, but they target 5 year olds. There are currently no competitors for our SRD-003 to treat DMD-CM in patients over the age of 18. Heart failure medications also only seek to address symptoms and do not effectively treat DMD-CM patients.

As previously mentioned, our three lead candidates use our proprietary ICD methodology, which is a minimally invasive out-patient procedure that allows the delivery of the optimal and least amount of drug product (up to 100 times less viral titers compared to conventional intravenous, or IV methods for systemically administering gene therapy), with the potential to substantially improve drug specificity and safety, while reducing costs. .

Government regulation

Government authorities in the United States at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of biologics, including gene therapies, such as those we are developing. Generally, before a new biologic can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved, authorized, or cleared by the applicable regulatory authority. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates.

U.S. Biologic and Small Molecule Drug Product Development

In the U.S., the FDA regulates small molecule and biologic therapeutic products under the Food, Drug and Cosmetic Act, or FDCA, and the Public Health Service Act, or PHSA. Biopharmaceuticals, including both small molecule and biologic products, also are subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or post-market may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

Biologics must be licensed by the FDA through a biologics license application, or BLA, and small molecule products must be approved by the FDA through a new drug application, or NDA, before they may be legally marketed in the United States. The process generally involves the following:

●	Completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with Good Laboratory Practice, or GLP, requirements;

●	Submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

●	Approval by an independent institutional review board, or IRB, or ethics committee at each clinical trial site before each trial may be initiated;

●	Performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, Good Clinical Practice, or GCP, requirements and other clinical trial-related regulations to establish the safety and potency or efficacy of the investigational product for each proposed indication;

●	Preparation and submission to the FDA of a BLA or NDA;

●	A determination by the FDA within 60 days of its receipt of a BLA or NDA to accept the filing for review;

●	Satisfactory completion of a FDA pre-approval inspection of the manufacturing facility or facilities where biologic or small molecule product will be produced to assess compliance with current Good Manufacturing Practice, or cGMP, requirements to assure that the facilities, methods and controls are adequate to preserve the biologic’s identity, strength, purity, potency, and QCs, or the small molecule product’s identity, chemistry, and QCs;

●	Potential FDA audit of the preclinical study and/or clinical trial sites that generated the data in support of the BLA or NDA;

●	Satisfactory completion of other studies required by the FDA, including immunogenicity, carcinogenicity, genotoxicity, and stability studies;

●	FDA review and approval of the BLA or NDA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the biologic or small molecular therapeutic in the United States; and

●	Compliance with any post-approval requirements, including the potential requirement to implement risk evaluation and mitigation strategies, or REMS, and the potential requirement to conduct post-approval studies.

The data required to support a BLA or NDA are generated in two distinct developmental stages: preclinical and clinical. The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for any future product candidates will be granted on a timely basis, or at all.

Preclinical Studies and IND

Before testing any biological product candidate, including a gene therapy product, in humans, the product candidate enters the preclinical studies stage. Preclinical studies include laboratory evaluation of product biochemistry, formulation and stability, as well as in vitro and animal studies to assess the potential for toxicity and to establish a rationale for therapeutic use for supporting subsequent clinical testing. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, among other things, to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

In addition to the IND submission process with FDA, under the National Institutes of Health, or NIH, Guidelines for Research Involving Recombinant DNA Molecules (NIH Guidelines), supervision of human gene transfer trials includes evaluation and assessment by an institutional biosafety committee, or IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many institutions not otherwise subject to the NIH Guidelines voluntarily follow them.

Clinical Trials

The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of a BLA or NDA. The FDA will accept a well-designed and well-conducted foreign clinical trial not conducted under an IND if the trial was conducted in accordance with GCP requirements and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials in the United States generally are conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3, and may overlap.

●	Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, tolerability and safety of the drug.

●	Phase 2 clinical trials involve studies in disease-affected patients to determine the dose required to produce the desired benefits. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, possible adverse effects and safety risks are identified, and a preliminary evaluation of efficacy is conducted.

●	Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use, and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product approval. These trials may include comparisons with placebo and/or other comparator treatments. The duration of treatment is often extended to mimic the actual use of a product during marketing.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of a BLA or NDA.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events, findings from other studies suggesting a significant risk to humans exposed to the investigational product, findings from animal or in vitro testing that suggest a significant risk for human subjects and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after initial receipt of the information. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor receives notice. The FDA or the sponsor may suspend, or its data safety monitoring board may recommend suspension, a clinical study on various grounds, including a finding of an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical study at its institution if the clinical study is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.

Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk or non-compliance with GCP requirements. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the investigational product has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated check-points based on access to certain data from the trial. Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the biochemical and physical characteristics of the investigational product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidates do not undergo unacceptable deterioration over their shelf life.

BLA submission and review

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. FDA approval of a BLA must be obtained before a biologic may be marketed in the United States. The BLA must include all relevant data available from pertinent preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies. No user fees are assessed on BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication. Within 60 days following submission, the FDA reviews a BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after it accepts the application for filing, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process can be significantly extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent for its intended use, and whether the facility in which it is manufactured, processed, packed or held meets standards designed to ensure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may convene an advisory committee, typically a panel that includes clinicians and other experts, to provide clinical insight on applications for novel products or products which present difficult questions of safety or efficacy. The advisory committee will provide a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations when making decisions on approval.

Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. For a gene therapy product, the FDA also will not approve the product if the manufacturer is not in compliance with Good Tissue Practice (GTP) regulations applicable to the operations that it performs. These are FDA regulations that govern the methods used in, and the facilities and controls used for, the manufacture of human cells, tissues, and cellular and tissue-based products (“HCT/Ps”) which are human cells or tissue intended for implantation, transplant, infusion, or transfer into a human recipient. The primary intent of the GTP requirements is to ensure that cell and tissue-based products are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease. FDA regulations also require tissue establishments to register and list their HCT/Ps with the FDA and, when applicable, to evaluate donors through screening and testing. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with cGCPs. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be manufactured, the FDA may issue an approval letter or a Complete Response Letter (CRL). An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A CRL will usually describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the CRL without first conducting required inspections, testing submitted product lots and/or reviewing proposed labeling. In issuing the CRL, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification, which may include the potential requirement for additional preclinical studies or clinical trials or additional manufacturing activities. If a CRL is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor the safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre-and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited development and review programs

The FDA offers a number of expedited development and reviews programs for qualifying product candidates. The Fast Track program is intended to expedite or facilitate the process for developing new products that meet certain criteria. Specifically, product candidates are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast Track designation applies to the combination of the product candidate and the specific indication for which it is being studied. The sponsor of a Fast Track designated product candidate has opportunities for frequent interactions with the FDA review team during product development and, once a BLA is submitted, the product candidate may be eligible for priority review. A Fast Track designated product candidate may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA. The sponsor can request the FDA to designate the product candidate for Fast Track status any time before receiving BLA approval, but ideally no later than the pre-BLA meeting.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for Breakthrough Therapy designation to expedite its development and review. A product candidate may receive Breakthrough Therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over available therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the Fast Track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.

As part of the 21st Century Cures Act, Congress amended the FDCA to facilitate an efficient development program for, and expedite review of regenerative medicine therapies, which include cell therapies, therapeutic tissue engineering products, human cell and tissue products, and combination products using any such therapies or products. Under FDA’s guidance gene therapies, including genetically modified cells that lead to a durable modification of cells or tissues may meet the definition of a “regenerative medicine therapy.” A product candidate may be eligible for regenerative medicine therapy, or RMAT, designation if it meets the following criteria: (1) it is a regenerative medicine therapy; (2) it is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (3) preliminary clinical evidence indicates that it has the potential to address unmet medical needs for such a disease or condition. A sponsor may request that the FDA designate a product candidate as an RMAT concurrently with or at any time after the submission of an IND. A BLA for a product candidate that has received RMAT designation may be eligible for priority review or accelerated approval through (1) surrogate or intermediate endpoints reasonably likely to predict long-term clinical benefit or (2) reliance upon data obtained from a meaningful number of sites. Benefits of such designation also include early interactions with FDA to discuss any potential surrogate or intermediate endpoint to be used to support accelerated approval. A product candidate with RMAT designation that is granted accelerated approval and is subject to post-approval requirements may fulfill such requirements through the submission of clinical evidence, clinical studies, patient registries, or other sources of real world evidence, such as electronic health records; the collection of larger confirmatory data sets; or post-approval monitoring of all patients treated with such therapy prior to its approval.

Any marketing application for a biologic submitted to the FDA for approval, including a product with a Fast Track designation and/or Breakthrough Therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review. A product is eligible for priority review if it is designed to treat a serious or life threatening disease or condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date.

Additionally, a product candidate may be eligible for accelerated approval if it is designed to treat a serious or life-threatening disease or condition and demonstrates an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, or IMM, that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies with due diligence to verify and describe the anticipated effect on IMM or other clinical benefit. The FDA may withdraw approval of a product or indication approved under accelerated approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by the agency, pre-approval of all advertising and promotional materials intended for dissemination or publication, which could adversely impact the timing of the commercial launch of the product. The Food and Drug Omnibus Reform Act also made several changes to the FDA’s authorities and its regulatory framework, including, among other changes, reforms to the accelerated approval pathway, such as requiring the FDA to specify conditions for post-approval study requirements and setting forth procedures for the FDA to withdraw a product on an expedited basis for non-compliance with post-approval requirements.

Fast Track designation, Breakthrough Therapy designation, RMAT designation, and priority review do not change the standards for approval but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Orphan Drug designation

Under the Orphan Drug Act, the FDA may grant Orphan Drug designation to a product candidate intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or 200,000 or more individuals in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that product candidate. Orphan Drug designation must be requested before submitting a BLA. After the FDA grants Orphan Drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The Orphan Drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

If a product that has Orphan Drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusive approval (or exclusivity), which means that the FDA may not approve any other applications, including a full BLA, to market the same product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity by means of greater effectiveness, greater safety or providing a major contribution to patient care or if the holder of the orphan drug exclusivity cannot assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the product was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of Orphan Drug designation are tax credits for certain research and a waiver of the BLA application fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received Orphan Drug designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. In view of the court decision in Catalyst Pharms., Inc. v. Becerra, 14 F.4th 1299 (11th Cir. 2021), in January 2023, the FDA published a notice in the Federal Register to clarify that while the agency complies with the court’s order in Catalyst, FDA intends to continue to apply its longstanding interpretation of the regulations to matters outside of the scope of the Catalyst order – that is, the agency will continue tying the scope of orphan-drug exclusivity to the uses or indications for which a drug is approved, which permits other sponsors to obtain approval of a drug for new uses or indications within the same orphan designated disease or condition that have not yet been approved. It is unclear how future litigation, legislation, agency decisions, and administrative actions will impact the scope of Orphan Drug exclusivity.

Rare Pediatric Disease designation and priority review vouchers

Under the FDCA, as amended, the FDA incentivizes the development of product candidates that meet the definition of a “rare pediatric disease,” defined to mean a serious or life-threatening disease in which the serious or life-threatening manifestations primarily affect individuals aged from birth to 18 years and the disease affects fewer than 200,000 individuals in the United States or affects 200,000 or more in the United States and for which there is no reasonable expectation that the cost of developing and making in the United States a drug for such disease or condition will be received from sales in the United States of such drug. The sponsor of a product candidate for a rare pediatric disease may be eligible for a voucher that can be used to obtain a priority review for a subsequent human drug or biologic application after the date of approval of the rare pediatric disease drug product. A sponsor may request Rare Pediatric Disease designation from the FDA prior to the submission of its BLA. A Rare Pediatric Disease designation does not guarantee that a sponsor will receive a priority review voucher, or PRV, upon approval of its BLA. Moreover, a sponsor who chooses not to submit a Rare Pediatric Disease designation request may nonetheless receive a PRV upon approval of their marketing application if they request such a voucher in their original marketing application and meet all of the eligibility criteria. If a PRV is received, it may be sold or transferred an unlimited number of times. Congress has extended the PRV program until September 30, 2024, with the potential for PRVs to be granted until September 30, 2026.

Pediatric information and pediatric exclusivity

Under the Pediatric Research Equity Act, or PREA, certain BLAs and certain supplements to a BLA must contain data to assess the safety and efficacy of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for the submission of pediatric data or full or partial waivers. The Food and Drug Administration Safety and Innovation Act, or FDASIA, amended the FDCA to require that a sponsor who is planning to submit a marketing application for a product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan, or PSP, within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs. A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods. This six-month exclusivity, which runs from the end of other exclusivity protection, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

Post-approval requirements

Any products manufactured or distributed by us pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. After a BLA is approved for a biological product, the product also may be subject to official lot release. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency and effectiveness of biologics. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which the FDA assesses an annual program fee for each product identified in an approved BLA. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Manufacturers and other parties involved in the drug supply chain for prescription drug products must also comply with product tracking and tracing requirements and for notifying the FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

●	fines, warning or untitled letters or holds on post-approval clinical studies;

●	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

●	product seizure or detention, or refusal of the FDA to permit the import or export of products;

●	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

●	mandated modification of promotional materials and labeling and the issuance of corrective information;

●	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

●	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Biosimilars and reference product exclusivity

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the ACA, includes a subtitle called the Biologics Price Competition and Innovation Act, or BPCIA, which created an abbreviated approval pathway for biologics that are biosimilar to or interchangeable with an FDA-approved reference biological product. To date, a number of biosimilars have been licensed under the BPCIA, and numerous biosimilars have been approved in Europe. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. Complexities associated with the larger, and often more complex, structures of biologics, as well as the processes by which such products are manufactured, pose significant hurdles to the implementation of the abbreviated approval pathway that are still being worked out by the FDA.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact and implementation of the BPCIA are subject to significant uncertainty.

Regulation of companion diagnostics

If an in vitro diagnostic, which is regulated by the FDA as a medical device, is essential to the safe and effective use of a therapeutic and is not available on the market, then the FDA generally will require approval or clearance of that diagnostic, known as a companion diagnostic, at the same time that the FDA approves the therapeutic product. In August 2014, the FDA issued final guidance clarifying the requirements that will apply to approval of therapeutic products and in vitro companion diagnostics. According to the guidance, an unapproved or uncleared companion diagnostic device used to make treatment decisions in clinical trials of a drug generally will be considered an investigational medical device unless it is employed for an intended use for which the device is already approved or cleared. If used to make critical treatment decisions, such as patient selection, the diagnostic device generally will be considered a significant risk device under the FDA’s Investigational Device Exemption, or IDE, regulations. The sponsor of the diagnostic device will be required to comply with the IDE regulations for clinical studies involving the investigational diagnostic device. According to the guidance, if a diagnostic device and a drug are to be studied together to support their respective approvals, both products can be studied in the same clinical trial, if the trial meets both the requirements of the IDE regulations and the IND regulations. The guidance provides that depending on the details of the clinical trial protocol, the investigational product(s), and subjects involved, a sponsor may seek to submit an IDE alone (e.g., if the drug has already been approved by FDA and is used consistent with its approved labeling), or both an IND and an IDE.

Pursuing FDA approval/clearance of an in vitro companion diagnostic would require either a pre-market notification, also called 510(k) clearance, or a pre-market approval, or PMA, or a de novo classification for that diagnostic. The review of companion diagnostics involves coordination of review with the FDA’s Center for Devices and Radiological Health. Once cleared or approved, the companion diagnostic must adhere to post-marketing requirements including the requirements of FDA’s quality system regulation, medical device reporting, recalls and corrections along with product marketing requirements and limitations. Companion diagnostic manufacturers are subject to unannounced FDA inspections at any time during which the FDA will conduct an audit of the product(s) and the company’s facilities for compliance with its authorities.

510(k) clearance process

To obtain 510(k) clearance, a pre-market notification is submitted to the FDA demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet required the submission of a PMA application. The FDA’s 510(k) clearance process may take three to 12 months from the date the application is submitted and filed with the FDA, but may take longer if FDA requests additional information, among other reasons. In some cases, the FDA may require clinical data to support substantial equivalence. In reviewing a pre-market notification submission, the FDA may request additional information, which may significantly prolong the review process. Notwithstanding compliance with all these requirements, clearance is never assured. After a device receives 510(k) clearance, any subsequent modification of the device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new 510(k) clearance or require a PMA. In addition, the FDA may make substantial changes to industry requirements, including which devices are eligible for 510(k) clearance, which may significantly affect the process.

De novo classification process

If a new medical device does not qualify for the 510(k) pre-market notification process because no predicate device to which it is substantially equivalent can be identified, the device is automatically classified into Class III. The Food and Drug Administration Modernization Act of 1997 established a different route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification process. This process allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. The FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk and requires PMA or that general controls would be inadequate to control the risks and special controls cannot be developed. Obtaining FDA marketing authorization, de novo down-classification, or approval for medical devices is expensive and uncertain, and may take several years, and generally requires significant scientific and clinical data.

Premarket Approval (PMA) process

The PMA process, including the gathering of clinical and nonclinical data and the submission to and review by the FDA, can take several years or longer. The applicant must prepare and provide the FDA with reasonable assurance of the device’s safety and effectiveness, including information about the device and its components regarding, among other things, device design, manufacturing, and labeling. PMA applications are subject to an application fee. In addition, PMAs for medical devices must generally include the results from extensive preclinical and adequate and well-controlled clinical trials to establish the safety and effectiveness of the device for each indication for which FDA approval is sought. In particular, for a diagnostic, the applicant must demonstrate that the diagnostic produces reproducible results. As part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with the Quality System Regulation, which imposes extensive testing, control, documentation, and other quality assurance and GMP requirements.

Foreign regulation

In order to market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety, and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we would need to obtain the necessary approvals by the comparable foreign regulatory authorities before we can commence clinical trials or marketing of the product in foreign countries and jurisdictions. Although many of the issues discussed above with respect to the United States apply similarly in the context of the European Union, the approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Other healthcare laws and compliance requirements

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business, particularly once they have a commercialized product that is reimbursable by third-party payor programs. Such laws include, without limitation: the U.S. federal Anti-Kickback Statute, the civil False Claims Act, the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and similar foreign, federal and state fraud and abuse, transparency and privacy laws.

●	The U.S. federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, to induce, or in return for, either the referral of an individual, or the purchase or recommendation of an item or service for which payment may be made under any federal healthcare program. The term remuneration has been interpreted broadly to include anything of value, including stock options. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but they are drawn narrowly, and practices that involve remuneration, such as consulting agreements, that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Our practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act.

●	Civil and criminal false claims laws, and civil monetary penalty laws, including the civil False Claims Act, which can be enforced through civil whistleblower or qui tam actions, prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment to the federal government, including federal healthcare programs, that are false or fraudulent. For example, the civil False Claims Act prohibits any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government.

●	HIPAA created additional federal civil and criminal liability for, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program, or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing, or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the U.S. federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it.

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, impose certain requirements on HIPAA covered entities, which include certain healthcare providers, healthcare clearing houses and health plans, and individuals and entities that provide services on their behalf that involve individually identifiable health information, known as business associates, relating to the privacy, security and transmission of individually identifiable health information, as well as their covered subcontractors. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

●	The U.S. federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to the Centers for Medicare and Medicaid Services, or CMS, information related to payments and other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other licensed healthcare professionals (such as physician assistants and nurse practitioners), and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

We may also be subject to additional similar U.S. state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or that apply regardless of payor, state laws which require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, state and local laws which require pharmaceutical companies to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, state laws which require the reporting of information related to product pricing, state and local laws requiring the registration of pharmaceutical sales representatives, and state and foreign laws governing the privacy and security of health information which, in some cases, differ from each other in significant ways, and may not have the same effect, thus complicating compliance efforts. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to penalties, including, without limitation, significant civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations.

Coverage and reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical or biological product for which we obtain regulatory approval in the future. Sales of any product, if approved, depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement, if any, for such product by third-party payors. Decisions regarding whether to cover any of our product candidates, if approved, the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor.

Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Furthermore, it is possible that one or more of our product candidates may not be considered medically necessary or cost effective. A decision by a third-party payor not to cover any product candidates we may develop could reduce physician utilization of such product candidates once approved and have a material adverse effect on our sales, results of operations and financial condition.

For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization.

In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost-effectiveness of pharmaceutical or biologics, medical devices and medical services, in addition to questioning safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product that receives approval. Decreases in third-party reimbursement for any product or a decision by a third party not to cover a product could reduce physician usage and patient demand for the product. In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics.

Outside the United States, ensuring adequate coverage and payment for any biological candidates we may develop will face challenges. Pricing of prescription pharmaceuticals is subject to governmental control in many countries. Pricing negotiations with governmental authorities can extend well beyond the receipt of regulatory marketing approval for a product and may require us to conduct a clinical trial that compares the cost effectiveness of any product candidates we may develop to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in our commercialization efforts. In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies (so called health technology assessments) in order to obtain reimbursement or pricing approval. For example, the European Union provides options for its member states to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other member states allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage healthcare expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the European Union. The downward pressure on healthcare costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states, and parallel trade (arbitrage between low-priced and high-priced member states), can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products, if approved in those countries.

Healthcare reform

The United States and some foreign jurisdictions are considering or have enacted a number of reform proposals to change the healthcare system. There is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by federal and state legislative initiatives, including those designed to limit the pricing, coverage and reimbursement of pharmaceutical and biopharmaceutical products, especially under government-funded healthcare programs, and increased governmental control of drug pricing.

The ACA, which was enacted in 2010, substantially changed the way healthcare is financed by both governmental and private insurers in the United States, and significantly affected the pharmaceutical industry. In addition, other legislative and regulatory changes have been proposed and adopted in the United States since the ACA was enacted:

●	The Budget Control Act of 2011 and subsequent legislation, among other things, created measures for spending reductions by Congress that include aggregate reductions of Medicare payments to providers of 2% per fiscal year, which remain in effect through 2032. Due to the Statutory Pay-As-You-Go Act of 2010, estimated budget deficit increases resulting from the American Rescue Plan Act of 2021, and subsequent legislation, Medicare payments to providers will be further reduced starting in 2025 absent further legislation. The U.S. American Taxpayer Relief Act of 2012 further reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

●	On April 13, 2017, CMS published a final rule that gives states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces.

●	On May 23, 2019, CMS published a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020.

Additionally, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. presidential executive orders, Congressional inquiries and proposed and enacted federal legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, and review the relationship between pricing and manufacturer patient programs. The Inflation Reduction Act of 2022, or the IRA, includes several provisions that may impact our business to varying degrees, including provisions that reduce the out-of-pocket spending cap for Medicare Part D beneficiaries from $7,050 to $2,000 starting in 2025, thereby effectively eliminating the coverage gap; impose new manufacturer financial liability on certain drugs under Medicare Part D, allow the U.S. government to negotiate Medicare Part B and Part D price caps for certain high-cost drugs and biologics without generic or biosimilar competition; require companies to pay rebates to Medicare for certain drug prices that increase faster than inflation; and delay until January 1, 2032 the implementation of the U.S. Department of Health and Human Services, or the HHS, rebate rule that would have limited the fees that pharmacy benefit managers can charge. The IRA permits HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. These provisions took effect progressively starting in fiscal year 2023, although they may be subject to legal challenges. HHS has and will continue to issue and update guidance as these programs are implemented. Further, under the IRA, orphan drugs are exempted from the Medicare drug price negotiation program, but only if they have one rare disease designation and for which the only approved indication is for that disease or condition. If a product receives multiple rare disease designations or has multiple approved indications, it may not qualify for the orphan drug exemption. Various industry stakeholders, including certain pharmaceutical companies and the Pharmaceutical Research and Manufacturers of America, have initiated lawsuits against the federal government asserting that the price negotiation provisions of IRA are unconstitutional. It is currently unclear how these judicial challenges as well as other legislative, executive, and administrative actions, including how the IRA will be implemented, will impact the pharmaceutical industry. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our product candidates if approved.

In addition, in response to the Biden administration’s October 2022 executive order, on February 14, 2023, HHS released a report outlining three new models for testing by the Center for Medicare and Medicaid Innovation which will be evaluated on their ability to lower the cost of drugs, promote accessibility, and improve quality of care. It is unclear whether the models will be utilized in any health reform measures in the future. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that they will continue to seek new legislative measures to control drug costs.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that governments and third-party payers will pay for healthcare products and services.

Administrative law updates

In addition to specific legislative and regulatory reform efforts, the U.S. Supreme Court’s recent decision in Loper Bright Enterprises v. Raimondo, 144 S.Ct. 2244 (2024) overturned the doctrine of Chevron deference, which required courts to defer to federal agencies’ interpretations of ambiguous statutes that they administer. This landmark case presents a significant change for administrative law for regulated entities. Several aspects of our business may be affected by the decision, especially in areas where the rules governing our industry were settled based on deference to federal agencies like the FDA and CMS, e.g., rules for regulatory exclusivities, drug and medical device product classifications, demonstrations of proof required for biosimilarity or bioequivalence, among others. We cannot predict the likelihood or extent of changes to the regulatory landscape for our business, but the changes may provide new operational, strategic, legal, or financial challenges or opportunities.

Employees and human capital resources

As of June 30, 2024, we had 13 full-time employees. Of our 13 full-time employees, nine are engaged in research and development activities. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our employees. We believe our success depends on our ability to attract, retain, develop and motivate diverse highly skilled personnel. In particular, we depend upon the personal efforts and abilities of the principal members of our senior management to partner effectively as a team, and to provide strategic direction, develop our business, manage our operations and maintain a cohesive and stable work environment. We also rely on qualified managers and skilled employees, such as scientists, medical professionals, engineers, and laboratory technicians, with technical expertise in operations, scientific knowledge, engineering skills and quality management experience in order to operate our business successfully.

Our compensation program is designed to retain, motivate and, as needed, attract highly qualified employees. Accordingly, we use a mix of competitive base salary, performance-based equity compensation awards and other employee benefits.

Facilities

Our corporate headquarters are in Boston, containing approximately 1,500 square feet of additional office and laboratory space located at 2/F, 6 Tide Street, Boston, MA 02210, USA. This location is a research hub for both start-ups and established biotech companies. The lease expires on November 30, 2021, unless earlier terminated in accordance with the lease.

We also have leased space at another facility in Hong Kong, where we lease a facility containing approximately 11,700 square feet of office and laboratory space located at Unit 1801, 09-16, 18/F BEA Tower, Millenium City 5, 418 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong. The lease expires on November 15, 2025, unless earlier terminated in accordance with the lease.

We believe that these existing facilities are adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms, if required.

Legal Proceedings

We have not been involved in any material legal proceedings arising in the ordinary course of our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MEDERA

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans, objectives, expectations, projections, and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set out in the “Risk Factors” section of this proxy statement/prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements. See also the section entitled “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus.

Unless the context otherwise requires, references to the “Company,” “we,” “us” and “our” in this section generally refer to Medera or, from and after the Business Combination, PubCo.

Business Overview

Medera is a clinical-stage biopharmaceutical company focused on targeting difficult-to-treat and currently incurable diseases by advancing a range of next-generation therapeutics. We leverage our bioengineered human “mini-Heart” technology platform (for human disease modeling, drug discovery and target validation) and related state-of-the-art technologies (such as in-house developed automation hardware and software) for preclinical screening, and our proprietary intracoronary delivery (ICD) methodology for clinical implementation. These have been pioneered by our founding scientists, portfolio companies and partners. We believe that our comprehensive and integrated capabilities allow us to efficiently and effectively operate throughout the entire process of therapeutic discovery and development, and to advance our lead candidates along expedited regulatory pathways for the benefits of patients.

Led by world-renowned pioneers with decades of experience in human cardiac tissue engineering, gene and cell therapy, vector design, drug development, bio-manufacturing, clinical cardiology and heart failure management, as well as commercialization, we have developed a robust pipeline of clinical stage gene therapy candidates for heart diseases, encompassing both common diseases (e.g., heart failure with reduced ejection fraction, HFrEF, and heart failure with preserved ejection fraction, HFpEF) and rare diseases (e.g., Duchenne muscular dystrophy-associated cardiomyopathy, DMD-CM). This strategy allows us to tackle societal and healthcare burdens most amenable to our scientifically validated and technologically driven approaches. Our preclinical pipeline also covers pulmonary (e.g., pulmonary hypertension, pulmonary fibrosis) and vascular (e.g., arteriovenous fistula failure) diseases. We aim to develop next-generation therapeutics, such as gene therapies, for both hereditary and acquired diseases, that promise to be affordable and deliverable within diverse healthcare systems.

Our company consists of the following two operating segments:

(1)	Clinical Development of Novel Therapies under Medera’s “Sardocor” brand – Sardocor was founded by scientific visionaries who started the field of Cardiac Gene Therapy over three decades ago at Massachusetts General Hospital and Harvard Medical School. Sardocor is dedicated to the clinical development of novel therapies for patients with incurable cardiovascular diseases. We aspire to create the shortest regulatory path to clinic for advancing next-generation gene therapies (by leveraging on our Novoheart discovery and validation platform as described below). We have been granted Investigational New Drug, or IND, clearances from the US Food and Drug Administration, or FDA, for three ongoing adeno-associated virus, or AAV-based cardiac gene therapy clinical trials for HFrEF, HFpEF and DMD-CM. We also have a pipeline of preclinical gene therapy and small molecule candidates for a range of cardiac, pulmonary and vascular diseases. Using our proprietary ICD methodology, Sardocor’s gene therapy candidates are directly delivered via the blood vessels of the heart to the cardiac ventricular muscle cells as an out-patient procedure. This minimally invasive procedure allows the delivery of the optimal and least amount of drug product (up to 100 times less viral titers compared to conventional intravenous, or IV, methods for systemically administering gene therapy), with the potential to achieve efficient transduction and improved efficacy while minimizing or avoiding the side effects typically seen with systemic delivery of very large doses. Furthermore, our data suggest that achieving therapeutic effect will not depend on viral vector serotype/tropism or require any form of immunosuppression. Overall, our unique patented method, exclusively owned by Medera’s Sardocor, has the potential to substantially improve drug specificity and safety, while reducing costs.

(2)	Pre-clinical Disease Modeling and Drug Discovery under our “Novoheart” brand – Founded in 2014, Medera’s Novoheart has an extensive corporate history in commercializing bioengineered human cardiac tissues for disease modeling and drug screening. While at Johns Hopkins University, our founders were among the first biomedical engineers who established the field back in the 1990s. Novoheart’s objective is to create, expand, validate and optimize Medera’s therapeutic pipeline via our proprietary, award-winning human “mini-Heart” technology platform, which offers a range of bioengineered human stem cell-derived heart constructs, including the world’s first human “heart-in-a-jar”, as healthy and diseased human hearts for testing in the laboratory. Offering the industry’s most sophisticated and comprehensive human cardiac screening platform, Novoheart’s technology enables human-specific disease modeling, therapeutic target discovery and validation, drug toxicity and efficacy screening, and dosage optimization to be carried out in the context of healthy and/or diseased human heart chambers and tissues. These are free from species-specific differences and in 3D configurations that most accurately reflect the native human heart’s physiology or pathophysiology, aiming to substantially improve success rates and reduce development cost and time to help accelerate the drug discovery and FDA regulatory processes. In accordance with the FDA Modernization Act 2.0, Novoheart’s proprietary platform has facilitated and accelerated the development of our lead therapeutic candidates (under the “Sardocor” brand) currently being evaluated in clinical trials for three cardiac disease indications. Novoheart was previously dual-listed on the Toronto Stock Exchange and Frankfurt Stock Exchange.

To maximize therapeutic impact, we strategically target serious, life-threatening difficult-to-treat or incurable diseases currently without any approved disease-modifying therapeutics, thereby representing significant unmet medical needs. By adopting scientifically-based and technologically-driven approaches to each of our targeted disease indications, we aspire to develop Best-In-Class medicines with the highest likelihood of success for the benefit of patients. Furthermore, our proprietary ICD methodology substantially reduces side effects and the cost-of-goods by as much as 100 times (versus conventional systemic delivery methods such as IV infusion). Where appropriate and possible, we apply for accelerated regulatory pathway for approval with the US FDA. For example, Fast Track Designation, or FTD, and Orphan Drug Designation, or ODD, have been obtained for our HFpEF and DMD-CM programs, respectively. As described above and further detailed in the sections that follow, clinical implementation is scientifically justified, titrated, optimized and facilitated by our unique “mini-Heart” technology platform (a human-based cardiac screening system) and other relevant preclinical models intended to improve efficacy and trial success for advancing our lead candidates into the clinic.

To this end, we are currently laser-focused on our three most advanced clinical programs, which are adeno-associated virus, or AAV, -based gene therapy candidates:

(1)	SRD-001 is intended to treat patients with heart failure with reduced ejection fraction, or HFrEF, a prevalent form of heart disease that accounts for half of an estimated 64.3 million heart failure cases worldwide and is currently considered a mass market incurable disease. With an open IND from the FDA, SRD-001 is being evaluated in our ongoing Phase 1/2a clinical trial (called MUSIC-HFrEF; NCT0470384). To date, we have infused six (6) patients with SRD-001 in Cohort A (low-dose 3x10[13] vg per patient) and one (1) patient in Cohort B (high-dose 4.5x10[13] vg per patient). A clinical update of this trial was featured in a late-breaking oral presentation at the American Society of Gene & Cell Therapy, or ASGCT, in May 2024. We have observed clinically meaningful improvements in multiple metrics of heart function and patient health following delivery of SRD-001 (e.g., NYHA class, 6MWT, LVEF, and pro-BNP). We expect to complete the Phase 1/2a portion of the ongoing trial in Q4 2024 and commence an international randomized phase 2b trial shortly after.

(2)	SRD-002 is intended to treat heart failure with preserved ejection fraction, or HFpEF, also considered a mass market incurable disease, and another prevalent form of heart failure accounting for the remaining half of all heart failure cases worldwide but still lacking disease-modifying therapeutics. HFpEF and HFrEF patients are vastly different in a number of important ways. With an open IND and an FTD from the FDA, SRD-002 is being evaluated in our ongoing First-In-Human Phase 1/2a clinical trial (called MUSIC-HFpEF; NCT06061549). We have infused five (5) patients with SRD-002 in Cohort A (low-dose 3x10[13] vg per patient) and been cleared to dose patients in Cohort B (high-dose 4.5x10[13] vg per patient). We have observed improvements in cardiovascular performance in the first three (3) patients at six (6) months with additional data being collected. We expect to complete enrollment in both cohorts of Phase 1/2a by the end of 2024, and to provide an interim data readout in the first half of 2025.

(3)	SRD-003 is intended to treat patients (aged 18 or above) with Duchenne muscular dystrophy (DMD)-associated cardiomyopathy, or DMD-CM, for which there is still no cure. Almost all DMD patients eventually die from DMD-CM. With the FDA’s IND clearance and ODD status, SRD-003 is currently being evaluated in an ongoing First-In-Human Phase 1/2a clinical trial (called MUSIC-DMD; NCT06224660). We expect to inject the first patients in Q4 2024.

Each of these three candidates have been or will be injected in patients via our proprietary ICD methodology, which we strongly believe achieves improved drug specificity and safety. Based on the data observed or reported so far by us and others, there have been no observed immune system (i.e., T cell) responses (meaning no rejection of our therapies) or severe adverse events (i.e. serious side effects), nor was any immunosuppression needed in patients who had received the treatments via this ICD methodology.

Founded in 2014, our technologies spawned from the academic research of our scientific founders, who are biomedical engineers and translational scientists pioneering their own chosen fields and disciplines in cardiac gene and cell therapies for over 25 years. They have collectively received over $100M in government (e.g., NIH and NSF) and foundation (e.g., American Heart Association, Leducq Foundation) funding for developing the foundational sciences, with over 800 peer-reviewed publications in many of the most respected scientific journals (e.g., Nature, Nature Biotech, Nature Comm, Circulation, Circulation Research, Advanced Materials, etc).

Financial Overview

Since our inception, we have devoted substantially all of our efforts and financial resources to organizing and staffing our company, research and development activities (including securing laboratory space and equipment), business planning, raising capital, building our intellectual property portfolio and providing general and administrative support for these operations.

To date, we have funded our operations primarily through proceeds from the sale of Medera Ordinary Shares and convertible loans. As of June 30, 2024, we had $1.2 million of cash. We have incurred significant operating losses since the commencement of our operations. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our current gene therapy candidates or any future gene therapy candidates. Our net losses for the six months ended June 30, 2024 and year ended December 31, 2023 were $4.3 million and $11.9 million, respectively, and our accumulated deficit was $37.6 million at June 30, 2024. We expect to continue to incur significant losses for the foreseeable future as we advance our current and future product candidates through preclinical and clinical development, continue to build our operations and transition to operating as a public company.

We have concluded that we do not have sufficient cash to fund our operations for 12 months from the date of our financial statements included within this proxy statement/prospectus, and as a result, under the applicable accounting standards, there is substantial doubt about our ability to continue as a going concern. In making this determination, applicable accounting standards prohibited us from considering the potential mitigating effect of plans that have not been fully implemented as of the date of our financial statements, including without limitation plans to consummate the Business Combination discussed below and to raise additional capital. We believe that following consummation of the Business Combination (including taking into account the $40,000,000 Minimum Cash Condition as explained further below), we will have cash and cash equivalents sufficient to sustain our operating expenses and capital expenditure requirements through the end of 2025.

While we have already commenced generating product revenue from our disease modelling and drug discovery arm under “Novoheart”, this has not been significant and we do not expect to generate product revenue from our clinical development arm under “Sardocor” until we obtain marketing approval for and successfully commercialize SRD-001, SRD-002 and SRD-003, or another product candidate, and we cannot assure you that we will ever generate significant revenue or profits. We expect to incur significant expenses related to expanding our R&D capability, building our manufacturing, sales and marketing infrastructure, our commercialization organization, additional expenses associated with operating as a public company, and other activities.

On September 3, 2024, we entered into the Merger Agreement with Keen Vision, which provides for the Business Combination between Keen Vision and us, effected in two steps: (i) the Reincorporation Merger, through which Keen Vision will merge with and into NewCo (a wholly-owned subsidiary of Keen Vision), with NewCo remaining as the surviving publicly traded entity; and (ii) the Acquisition Merger, through which Merger Sub (a wholly-owned subsidiary of NewCo) will merge with and into Medera, with Medera as the surviving entity. As part of the Business Combination, NewCo will change its name to “Medera Inc.”, which is expected to list on Nasdaq under the ticker symbol “MDER”. Medera will change its name to “Medera Global Inc.” The transaction is anticipated to close in the fourth quarter of 2024, subject to the satisfaction of closing conditions.

Components of our Results of Operations

Revenue

Our revenue to date has been comprised of products and services from our “mini-Heart” platform (operated under our “Novoheart” brand) which includes tools for drug discovery, cardiotoxicity screening and disease modeling. To date, we have not generated any revenue from drug product sales as our clinical pipeline is still in development. If our development efforts for SRD-001, SRD-002 and SRD-003 or any future product candidates, are successful and result in regulatory approval, or if we enter into collaboration or license agreements with third parties, we may generate revenue in the future from drug product sales, royalties or payments from such collaboration or license agreements, or a combination of product sales and payments from such agreements.

Cost of goods sold

Our costs of good has been comprised of labour hours for technical and scientific support services (i.e. cell culture and differentiation, micro cardiac tissue strips work, biological validation of prototypes, etc), fabrication costs in connection with our Novoheart screening systems, and cost of lab supplies and consumables. These costs of good are not related to our clinical development arm (including of our three lead candidates) under our Sardocor brand.

Operating expenses

General and administrative

General and administrative expenses consist primarily of personnel expenses, including salaries, benefits and consulting fees for personnel in executive, accounting, business development, legal, human resources and administrative functions. General and administrative expenses also include corporate facility costs not otherwise included in research and development expenses, depreciation and other expenses, which include direct or allocated expenses for rent and maintenance of facilities and insurance, not otherwise included in research and development expenses, as well as professional fees for legal, consulting, investor and public relations, accounting and audit services.

We expect that our general and administrative expenses will increase significantly in the near-to-medium term as we incur additional expenses associated with operating as a public company, including increased expenses for insurance premiums and audit, legal, regulatory, and tax-related services associated with maintaining compliance with the rules and regulations of the SEC and standards applicable to companies listed on a national securities exchange, investor relations activities and other administrative and professional services. We also plan to increase our general and administrative headcount to support the continued research and development of our programs and the growth of our business.

Research and development

Research and development expenses account for a significant portion of our operating expenses, and consist of costs incurred for our research activities, including staffing, discovery efforts and the preclinical and clinical development of our programs. These expenses include:

●	expenses incurred to conduct the necessary preclinical studies and clinical trials in relation to our product candidates;

●	employee-related expenses, including salaries, benefits, and consulting fees for personnel engaged in research and development functions;

●	the cost of developing and manufacturing product candidates for use in our research, preclinical studies and clinical trials, including under agreements with third parties, such as consultants, contractors and CMOs;

●	costs to maintain compliance with FDA and other regulatory requirements;

●	laboratory supplies, equipment, space and research materials;

●	facilities, depreciation, and other expenses, which include direct and allocated expenses for rent and maintenance of facilities;

●	payments made under our licensing agreements with third parties, including milestone payments; and

●	other expenses incurred as a result of research and development activities.

Research and development activities are central to our business model and account for a significant portion of our operating expenses. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, we expect our research and development expenses to increase substantially in absolute dollars for the foreseeable future as we further advance SRD-001, SRD-002 and SRD-003, and any other future product candidates that we may develop, into and through preclinical studies and clinical trials and pursue regulatory approvals. We cannot determine with certainty the timing of initiation, the duration or the completion costs of current or future preclinical studies and clinical trials of our product candidates due to the inherently unpredictable nature of preclinical and clinical development. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. We anticipate that we will make determinations as to which product candidates to pursue and how much funding to direct to each product candidate on an ongoing basis in response to the results of ongoing and future research, preclinical studies and clinical trials, regulatory developments and our assessments as to each product candidate’s commercial potential. In addition, we cannot forecast whether any of our current or future product candidates will be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements. We are also unable to predict when, if ever, we will generate revenue from our product candidates to offset our expenses.

Other income (expenses)

Other income (expense) primarily consists of interest expense (mainly being interest on our related party convertible loans), gain (loss) on foreign exchange, gain on settlement of accounts payable obligations, and other income (expense) (mainly being gain and loss on disposal of assets).

Results of operations

Comparison of the Six Months Ended June 30, 2024 and 2023

The following table summarizes our results of operations for the years ended June 30, 2024 and 2023:

	For the Six Months Ended
	June 30,
	2024	2023	Change
Statements of Operations Data:
Revenue	$10,775	$300,275	(289,500)
Cost of goods sold	3,230	89,496	(86,266)
Gross profit	7,545	210,779	(203,234)
Operating expenses
General and administrative expenses	1,990,379	1,085,805	904,574
Research and development	2,846,286	3,977,111	(1,130,825)
Total operating expenses	4,836,665	5,062,916	(226,251)
Loss from operations	(4,829,120)	(4,852,137)	23,017
Other income (expenses)
Interest expense	(288,617)	(397,052)	108,435
Gain (loss) on foreign exchange	566	(1,077)	1,643
Gain on settlement of accounts payable obligations	829,625	-	829,625
Other income (expense)	17,847	(10,262)	28,109
Total other income (expense), net	559,421	(408,391)	967,812
Loss before income tax	(4,269,699)	(5,260,528)	990,829
Net loss	$(4,269,699)	$(5,260,528)	990,829

Revenue

Our revenue was $10,775 for the six months ended June 30, 2024 compared to $300,275 for the six months ended June 30, 2023. The decrease of $289,500 in the six months ended June 30, 2024 was primarily due to no equipment sales during the period under our “mini-Heart” platform. During the six months ended June 30, 2023, the Company sold drug screening equipment and technical services to a leading multi-national pharmaceutical company.

Cost of goods sold

Our cost of goods sold was $3,230 for the six months ended June 30, 2024, compared to $89,496 for the six months ended June 30, 2023. The decrease in cost of goods sold is in line with the decrease in revenues.

General and administrative expenses

General and administrative expenses were $2.0 million for the six months ended June 30, 2024 compared to $1.1 million for the six months ended June 30, 2023. The increase of $0.9 million was primarily due to an increase in professional fees and corporate staff as the Company prepares for the go-public transaction.

Research and development

The following table summarizes our research and development expenses incurred for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30,
	2024	2023	Change
Pre-Clinical R&D	$139,591	$46,939	$92,652
Clinical R&D	867,180	2,066,674	(1,199,494)
Chemistry, Manufacturing and Controls (CMC)	357,242	427,660	(70,418)
Personnel and Consulting	1,451,017	1,419,016	32,000
Other	31,256	16,822	14,434
Total research and development expenses	$2,846,286	$3,977,111	$(1,130,825)

The net decrease of $1.1 million in total research and development expenses for the six months ended June 30, 2024 compared to the six months ended June 30, 2023 was primarily due to the use of a new CRO since Q2 2023, which has resulted in improved efficiency and cost savings in clinical R&D expense.

Other income (expenses)

We recognized total other income, net of $0.6 million and total other expense, net of $0.4 million for the six months ended June 30, 2024 and June 30, 2023, respectively, representing an increase of $1.0 million. The increase in total other income for the six months ended June 30, 2024 was primarily due to a $0.8 million gain from the settlement of accounts payable obligations with a former vendor, along with a $0.1 million decrease in interest expense.

Comparison of the Years Ended December 31, 2023 and 2022

The following table summarizes our results of operations for the years ended December 31, 2023 and 2022:

	For the Year Ended
	December 31,
	2023	2022	Change
Statements of Operations Data:
Revenue	$445,249	$32,072	413,177
Cost of goods sold	121,500	450	121,050
Gross profit	323,749	31,622	292,127
Operating expenses
General and administrative expenses	2,694,870	3,055,958	(361,088)
Research and development	8,382,176	10,799,533	(2,417,357)
Total operating expenses	11,077,046	13,855,491	(2,778,445)
Loss from operations	(10,753,297)	(13,823,869)	3,070,572
Other income (expenses)
Interest expense	(976,106)	(513,505)	(462,601)
Loss on foreign exchange	(111,885)	(4,000)	(107,885)
Other income (expense)	(75,195)	340	(75,535)
Total other expense, net	(1,163,186)	(517,165)	(646,021)
Loss before income tax	(11,916,483)	(14,341,034)	2,424,551
Income tax expense	—	—	—
Net loss	$(11,916,483)	$(14,341,034)	2,424,551

Revenue

Our revenue was $445,249 for the year ended December 31, 2023 compared to $32,072 for the year ended December 31, 2022. The increase of $413,177 in 2023 was primarily due to the sale of drug screening equipment and technical services under our “mini-Heart” platform to a leading multi-national pharmaceutical company.

Cost of goods sold

Our cost of goods sold was $121,500 for the year ended December 31, 2023, compared to $450 for the year ended December 31, 2022. The increase of $121,050 was primarily due to the increased labour hours, fabrication costs, and lab supplies required to generate the increased revenue.

General and administrative expenses

General and administrative expenses were $2.7 million for the year ended December 31, 2023 compared to $3.1 million for the year ended December 31, 2022. The decrease of $0.4 million was primarily due to the streamlining of our disease modelling and drug discovery arm under our “Novoheart” brand to focus on the U.S., resulting in a decrease in personnel costs and related expenses.

Research and development

The following table summarizes our research and development expenses incurred for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022	Change
Pre-Clinical R&D	$207,666	$326,909	$(119,243)
Clinical R&D	3,041,334	3,628,566	(589,232)
Chemistry, Manufacturing and Controls (CMC)	972,647	2,184,484	(1,211,837)
Personnel and Consulting	4,007,109	4,465,104	(457,995)
Other	153,420	194,470	(41,050)
Total research and development expenses	$8,382,176	$10,799,533	$(2,417,357)

The net decrease of $2.4 million in total research and development expenses for the year ended December 31, 2023 compared to the year ended December 31, 2022 was primarily due to higher CMC and CRO costs used in connection with the launch of clinical trials for our three lead candidates in 2022.

Other income (expenses)

We recognized total other expense, net of $1.2 million and total other expense, net of $0.5 million for the year ended December 31, 2023 and December 31, 2022, respectively, representing an expense increase of $0.7 million. The increase in total other expense was primarily due to a $0.5 million increase in interest expense and $0.2 million due to loss on disposal of assets and foreign exchange.

 Liquidity and capital resources

Sources of liquidity

Since our inception, we have already commenced generating product revenue from our disease modeling and drug discovery arm under “Novoheart” though this has not been significant, and we have not generated any revenue from drug product sales and have incurred significant operating losses and negative cash flows from our operations. We expect to incur significant expenses and operating losses for the foreseeable future as we advance the clinical development of our product candidates. Since our inception through June 30, 2024, we have funded our operations primarily with net proceeds from related party convertible loans. As of June 30, 2024, we had cash of $1.2 million and an accumulated deficit of $37.6 million, compared to cash of $0.4 million and an accumulated deficit of $33.4 million as of December 31, 2023.

Going Concern

The Company has historically incurred operating losses since inception and has an accumulated deficit of $37.6 million as of June 30, 2024. During the six months ended June 30, 2024 and the year ended December 31, 2023, the Company incurred net losses of $4.3 million and $11.9 million, respectively, and had a working capital deficit of $7.6 million as at June 30, 2024.

The Company’s ability to transition to profitable operations is dependent upon achieving a level of revenues adequate to support its cost structure. The timing and amount of our actual expenditure will be based on many factors, including cash flows from operations and the anticipated growth of our business and availability of sufficient resources.

Management expects sales operations to continue to expand. If necessary, the Company will need to raise additional funds during 2024. To sustain its ability to support the Company’s operating activities, the Company considered supplementing its sources of funding through other available sources of financing from banks and other financial institutions, financial support from the Company’s related parties and shareholders, issuance of additional debt instruments, and obtaining funds through a future equity offering. The ability of the Company to continue as a going concern is dependent on its ability to generate sales or obtain additional funding to finance operating losses until the Company is profitable.

 These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Nevertheless, as mentioned above, we believe that following consummation of the Business Combination (including taking into account the $40,000,000 Minimum Cash Condition as explained below), we will have cash and cash equivalents sufficient to sustain our operating expenses and capital expenditure requirements through the end of 2025.

Cash flows

The following table summarizes our sources and uses of cash for each of the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022
Net cash provided (used) by operating activities	$(7,171,578)	$(4,273,364)	$(3,695,139)	$1,446,939
Net cash used in investing activities	(13,276)	(127,959)	(56,438)	(190,818)
Net cash provided by financing activities	7,979,487	3,226,814	2,656,955	—
Effects of currency translation on cash	(2,562)	10,343	(2,173)	(7,382)
Net change in cash	$794,633	$(1,174,509)	$(1,094,622)	$1,256,121

Operating activities

During the six months ended June 30, 2024, net cash used in operating activities consisted primarily of our net loss of $4.3 million and net cash used due to changes in operating assets and liabilities of $3.2 million. The change in net operating assets and liabilities was primarily due to a decrease in accounts payable of $1.7 million and a decrease of accrued expenses of $1.2 million.

During the six months ended June 30, 2023, net cash used in operating activities consisted primarily of our net loss of $5.3 million, partially offset by $0.4 million of net cash provided by accrued interest on related party convertible loans, and $0.5 million of net cash provided by changes in operating assets and liabilities. The change in net operating assets and liabilities was primarily due to an increase in accounts payable of $1.5 million and a decrease in prepaid expenses of $0.4 million, offset by a decrease of accrued expenses of $1.2 million and a decrease in deferred revenue of $0.2 million.

During the year ended December 31, 2023, net cash used in operating activities consisted primarily of our net loss of $11.9 million, partially offset by $7.8 million of net cash provided by changes in operating assets and liabilities. The change in net operating assets and liabilities was primarily due to a decrease in amount due to related parties of $7.0 million (resulting from a loan conversion to equity) and an increase in accounts payable and accrued liabilities of $1.1 million.

During the year ended December 31, 2022, net cash used in operating activities consisted primarily of our net loss of $14.3 million, partially offset by $15.8 million of net cash provided by changes in operating assets and liabilities. The change in net operating assets and liabilities was primarily due to an increase in amount due to related parties of $13.8 million and an increase in accounts payable and accrued liabilities of $1.5 million.

Investing activities

During the six months ended June 30, 2024 and 2023, net cash used in investing activities was $0.01 million and $0.1 million, respectively.

During the year ended December 31, 2023 and 2022, net cash used in investing activities was $0.1 million and $0.2 million, respectively.

Investing activities consisted of the purchase of property and equipment, such as lab equipment and computers.

Financing activities

During the six months ended June 30, 2024 and 2023, net cash provided by financing activities consisted of the net proceeds received from the $7.9 million and $3.2 million drawdown on the related party convertible loans.

During the year ended December 31, 2023, net cash provided by financing activities consisted of the net proceeds received from the $2.7 million drawdown on the related party convertible loans. During the year ended December 31, 2022, there were no cash flows from financing activities.

Our primary uses of cash are to fund our clinical trials, research and development activities related to our discovery programs and our preclinical and clinical product candidates, hiring personnel, raising capital and providing general and administrative support for these operations.

Funding requirements

We expect our expenses and capital requirements to increase significantly in connection with our ongoing activities, particularly as we advance our lead product candidates and other development programs. Further, we will incur costs associated with operating as a public company. Accordingly, we will require substantial additional funding to support our continuing operations.

The timing and amount of our future operating and capital requirements will largely depend on many factors, including:

●	the initiation, scope, progress, timing, results and costs of product discovery, preclinical studies and clinical trials for our product candidates (especially SRD-001, SRD-002 and SRD-003) or any future candidates;

●	our continued expansion of our disease modelling and drug discovery platform;

●	our ability to establish and maintain strategic collaborations, licensing or other arrangements on favorable terms, if at all;

●	the costs, timing and outcome of seeking and obtaining regulatory approvals from the FDA and comparable foreign regulatory authorities of SRD-001, SRD-002 and SRD-003, and other potential candidates we are developing and may develop in the future;

●	the costs to establish, maintain, expand, enforce and defend the scope of our intellectual property portfolio, including preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

●	our ability to obtain and maintain acceptance of any approved products by patients, the medical community, and third-party payors;

●	the amount and timing of revenue, if any, received from commercialisation of SRD-001, SRD-002 and SRD-003, and other potential candidates we are developing or develop in the future for which we receive marketing approval

●	the costs and timing of future commercialization activities, including manufacturing, availability of raw materials, sales, marketing and distribution for SRD-001, SRD-002 and SRD-003, and other potential candidates we are developing or develop in the future for which we receive marketing approval

●	potential changes in pharmaceutical pricing and reimbursement infrastructure, or the regulatory environment and enforcement rules;

●	our need to implement additional internal systems and infrastructure.

We may be unable to raise additional funds or enter into potential collaborations, strategic partnerships or marketing, distribution, licensing or other similar agreements or arrangements on favorable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted. If we fail to raise capital or enter into such agreements or arrangements as, and when, needed, we may have to significantly delay, scale back or discontinue the development or commercialization of our product candidates or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

As of June 30, 2024, we had cash of $1.2 million. Based on our cash balance, as well as our history of operating losses and negative cash flows from operation combined with our anticipated use of cash to, among other things, fund the preclinical and clinical development of our products, identify and develop new product candidates, and seek approval for SRD-001, SRD-002 and SRD-003, and our other product candidates we may develop, management has concluded that we do not have sufficient cash to fund our operations for 12 months from the date of our financial statements included within this proxy statement/prospectus without additional financing, and as a result, there is substantial doubt about our ability to continue as a going concern. In making this determination, applicable accounting standards prohibited us from considering the potential mitigating effect of plans that have not been fully implemented as of the date of our financial statements, including without limitation plans to consummate the Business Combination discussed below and to raise additional capital. Our financial information throughout this proxy statement/prospectus and our financial statements included elsewhere in this proxy statement/prospectus have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. This financial information and our financial statements do not include any adjustments that may result from an unfavorable outcome of this uncertainty.

The Closing is conditioned upon, among other things, Keen Vision having at least $40,000,000 in available liquidity immediately prior to the Business Combination, representing the sum of: (i) funds in the Trust Account (as defined in the Merger Agreement) following the exercise of all redemption rights by the shareholders of Keen Vision, plus (ii) cash available from any other sources, including, without limitation, (x) 50% of the cash proceeds of any equity and/or debt financing arrangement from investors introduced by Medera, and which investors have, prior to the date of the Merger Agreement, indicated investment commitments (with investment amounts) (in connection therewith, Medera shall provide Keen Vision with a list of such investors within 10 days after the date of the Merger Agreement); (y) 100% of the cash proceeds of any equity financing provided by any investor not on such commitment list; and (z) revenues reasonably expected to be received by Medera during the 12-month period following the Closing Date from any binding licensing agreements arising out of, relating to or resulting from Medera’s technology or clinical asset platforms (the “Minimum Cash Condition”). We believe that subject to and following consummation of the Business Combination, assuming satisfaction of the Minimum Cash Condition, we will have cash sufficient to sustain our operating expenses and capital expenditure requirements over the next 12 months following consummation of the Business Combination. We expect to allocate the funds available to PubCo (i) to advance our research and development efforts for SRD-001, SRD-002 and SRD-003, (ii) to progress the development of our other preclinical product candidates, (iii) to expand and more rapidly commercialize our disease modelling and drug discovery platform, and (iv) for personnel expenses, working capital, and other general corporate purposes.

We have based these estimates and expectations on assumptions that may prove to be wrong, and our operating plan may change as a result of many factors currently unknown to us. We cannot currently determine the exact level of funds that will be available to PubCo upon consummation of the Business Combination. Our expected use of funds represents our intentions based upon our current plans and business condition, which could change in the future as our plans and business condition evolve and the level of funding available to PubCo becomes clear. In addition, changing circumstances could cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more than currently expected because of circumstances beyond our control. As a result, we could deplete our capital resources sooner than we currently expect. In addition, because the successful development of SRD-001, SRD-002 and SRD-003 or other product candidates that we pursue is highly uncertain, at this time we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the development of any product candidate.

Until such time, if ever, as we can generate substantial revenues from product sales, we expect to finance our cash needs through a combination of public and private equity offerings and debt financings, strategic alliances, collaborations, and marketing, distribution, or licensing arrangements. However, adequate additional financing may not be available to us on acceptable terms, or at all, and may be impacted by the economic climate and market conditions. See the risk factor in this proxy statement/ prospectus with the caption “We will need substantial additional funding to finance our operations and pursue our business objectives. If we are unable to raise capital when needed, we could be forced to curtail our planned operations (including our research and development activities) or future commercialization efforts.”

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of June 30, 2024:

Contractual Lease Payments:
2024	$250,858
2025	—
2026	—
Total	$250,858

The obligations noted above represent our operating lease obligations related to our corporate headquarters in Boston with a lease term that expires in December 2024.

We also enter into contracts in the normal course of business with various third parties for preclinical studies, manufacturing services with CDMOs and other services. These contracts generally provide for termination upon limited notice, and therefore we believe that our noncancelable obligations under these agreements are not material. These payments are not included in the table above.

Critical accounting estimates and significant judgments and estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, expenses, and the disclosure of our contingent liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our audited consolidated financial statements.

Research and development expenses

As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued research and development expenses. This process involves estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. We make estimates of our accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known to us at that time. At each period end, we corroborate the accuracy of these estimates with the service providers and make adjustments, if necessary. Examples of estimated accrued research and development expenses include those related to fees paid to:

●	vendors in connection with discovery and preclinical development activities;

●	CROs in connection with preclinical studies and testing; and

We record the expense and accrual related to contract research and manufacturing based on our estimates of the services received and efforts expended considering a number of factors, including our knowledge of the progress towards completion of the research, development, and manufacturing activities; invoicing to date under contracts; communication from the CROs and other companies of any actual costs incurred during the period that have not yet been invoiced; and the costs included in the contracts and purchase orders. The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the amount of prepaid expense accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses; however, we cannot guarantee that such adjustments will not be made in the future.

Quantitative and Qualitative Disclosures about Market Risk

Interest and Credit Risk

As of June 30, 2024 and December 31, 2023, we had $1.2 million and $0.4 million of cash, respectively, consisting of cash held in readily available checking and savings accounts. Our primary exposure to market risk relates to fluctuations in the interest rates which are affected by changes in the general level of U.S. and other foreign interest rates. We do not believe that our cash have significant risk of default or illiquidity. While we believe our cash do not contain excessive risk, we cannot provide absolute assurance that in the future investments will not be subject to adverse changes in market value.

Foreign Currency Exchange Rate Risk

We are exposed to foreign exchange risk arising from various currency exposures. While our functional currency is U.S. dollars, an immaterial portion of our transactions, assets, and liabilities are denominated in other currencies. As such, we do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk.

Net realized and unrealized gains and losses from foreign currency transactions are reported in other income (expense), net, in the statements of operations and comprehensive loss. The impact of foreign currency costs on our operations have been negligible for all periods presented.

Inflation Risk

Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on our results of operations during the periods presented.

Emerging growth company status

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. There are other exemptions and reduced reporting requirements provided by the JOBS Act that we are currently evaluating. For example, as an “emerging growth company,” we are exempt from Sections 14A(a) and (b) of the Exchange Act, which would otherwise require us to (1) submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “golden parachutes;” and (2) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our chief executive officer’s compensation to our median employee compensation. We also rely on an exemption from the rule requiring us to provide an auditor’s attestation report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We will continue to remain an “emerging growth company” until the earliest of the following: (1) the last day of the fiscal year following the fifth anniversary of the date of the completion of our IPO; (2) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (3) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Recently issued accounting pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations and cash flows is disclosed in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

BUSINESS OF KEEN VISION

Overview

Keen Vision Acquisition Corporation is a blank check company incorporated in the BVI as a business company with limited liability for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which is referred to throughout this prospectus as the “initial business combination”. On June 18, 2021, Keen Vision issued 1,000 ordinary shares to Central Group Limited, a company beneficially owned by Mr. Jason Wong. On September 8, 2021, the name was changed to Keen Vision Acquisition Corporation. On September 30, 2021, Central Group Limited transferred the 1,000 ordinary shares to the Sponsor. Any liabilities, debts, commitments and/or obligations relating to the period prior to the acquisition of Keen Vision by the Sponsor has been undertaken and shall be borne by Mr. Jason Wong.

 Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although we currently intend to focus on sourcing opportunities that are in biotechnology, consumer goods, or agriculture, which are evaluated based on sustainability and ESG imperatives.

The Sponsor was founded by Keen Vision Capital (BVI) Limited (“KVC”), a single-family office solely involved in PE investments founded by founders of Keen Vision, namely Mr. Kenneth Wong, and Mr. Jason Wong, who has been dealing in private equity for several decades. Founders of Keen Vision bring together a combined total of over 55 years of well-rounded experience in the areas of entrepreneurship, corporate operations, buy-side investments (PE investments and exits, de-SPACs), and sell-side corporate finance (fundraisings, listings, and mergers and acquisitions), all of which is integral to a successful special purpose acquisition company (SPAC).

Mr. Kenneth Wong founded KVC as a single-family office in 2011, investing in non-listed business entities around the world with the potential of being listed on an international stock exchange within a period of 24 to 30 months, which in turn allows the Sponsor to exit its investments within the following six to twelve months. Some of the Sponsor’s investee companies have grown to be among the top players in their industries, and some achieved among the largest initial public offerings within their respective categories. Although Keen Vision expects it may benefit from its affiliation with KVC, KVC does not have any legal or contractual obligation to seek on its behalf or present to its investment opportunities that might be suitable for its business. Keen Vision may in the future engage KVC as a financial advisor for its business combination or other transactions for which KVC would be entitled to compensation.

Mr. Jason Wong is the founder and CEO of Norwich Investment Limited, an investment holding company that is also the sponsor of Tottenham Acquisition I Limited (Nasdaq: TOTA), a $46 million SPAC that successfully merged with Clene Nanomedicine Inc. (Nasdaq: CLNN), a biopharmaceutical company, valued at $542.5 million in December 2020, with approximately $31.9 million of the IPO funds remaining in the trust account at the closing of the merger. As of June 28, 2024, the market capitalization of CLNN was approximately $45.7 million. He is also the sole director and CEO of Ace Global Investment Limited, which is the sponsor of Ace Global Business Acquisition Limited, a $46 million SPAC listed on Nasdaq (Nasdaq: ACBA), which announced its merger with LE Worldwide Limited, a smart greenhouse solutions provider with a pre-money enterprise value of approximately $150 million, in December 2022; and the sole manager of Soul Venture Partners, LLC, which is the sponsor of Inception Growth Acquisition Limited, a $103.5 million SPAC listed on Nasdaq (Nasdaq: IGTA). Mr. Jason Wong also served as an independent director of DT Asia Investment Limited, a $69 million SPAC previously listed on Nasdaq, which consummated its business combination in July 2016 with China Lending Group (“CLG”), valued at $193.2 million at the closing of its merger. CLG was subsequently renamed Roan Holdings Group Co., Ltd. (OTC Pink Sheets: RAHGF), and as of June 28, 2024 (approximately seven years after the consummation of the business combination), the market capitalization of RAHGF was approximately $0.28 million as a result of change of regulatory regime in the PRC regarding the peer-to-peer lending industry and CLG’s subsequent transition of its business from peer-to-peer lending business to financial management, assessment and consulting services, debt collecting services, and financial guarantee services. From his decades of experience in PE investments in Asia, Mr. Jason Wong has a strong track record of successful de-SPAC transactions.

Offering Proceeds Held in Trust

On June 18, 2021, Keen Vision issued 1,000 ordinary shares to Central Group Limited, a company beneficially owned by Mr. Jason Wong. On September 8, 2021, the name was changed to Keen Vision Acquisition Corporation. On September 30, 2021, Central Group Limited transferred the 1,000 ordinary shares to the Sponsor. Any liabilities, debts, commitments and/or obligations relating to the period prior to the acquisition of Keen Vision by the Sponsor has been undertaken and shall be borne by Mr. Jason Wong.

On December 31, 2022, Keen Vision issued an unsecured promissory note to the Sponsor, pursuant to which Keen Vision may borrow up to an aggregate principal amount of $500,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of consummation of the IPO or the date on which Keen Vision determine not to conduct the IPO. As of December 31, 2023 and 2022, the Sponsor had loaned Keen Vision an aggregate of $0 and $173,573, respectively, to be used to pay formation expenses and a portion of the expenses of the IPO. The loan is payable without interest on the date on which Keen Vision consummated the IPO. Keen Vision repaid this loan from the proceeds of the IPO not being placed in the Trust Account.

Keen Vision granted the underwriters a 45-day option to purchase up to 1,950,000 additional KVAC Units to cover over-allotments. On July 25, 2023, the underwriters fully exercised the over-allotment option. On July 27, 2023, Keen Vision consummated its IPO of 14,950,000 KVAC Units, which includes the full exercise of the over-allotment option granted to the underwriters. Each KVAC Unit consists of one KVAC Ordinary Share and one redeemable KVAC Warrant. The KVAC Units were sold at an offering price of $10.00 per KVAC Unit, generating gross proceeds of $149,500,000. Simultaneously with the closing of the IPO, Keen Vision consummated the Private Placement with the Sponsor of 678,575 Private Units, generating total proceeds of $6,785,750. As of June 30, 2024, Keen Vision had approximately $261,354 of unused net proceeds that were not deposited into the Trust Account to pay future general and administrative expenses. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of October [ ], 2024, there was approximately $[ ] held in the Trust Account.

The Private Units are identical to the units sold in the IPO except with respect to certain registration rights and transfer restrictions. Additionally, because the Private Units were issued in a private transaction, the Sponsor and its permitted transferees are allowed to exercise the private warrants for cash even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective and receive unregistered ordinary shares. Furthermore, the Sponsor has agreed (A) to vote the ordinary shares underlying the Private Units, or “private shares,” in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to the M&AA that would stop its public shareholders from converting or selling their shares to us in connection with a business combination or affect the substance or timing of Keen Vision’s obligation to redeem 100% of its Public Shares if it does not complete a business combination within 9 months (or up to 21 months if it extends the period of time to consummate a business combination, as described in more detail herein) from the closing of the IPO unless it provides public shareholders with the opportunity to redeem their Public Shares from the Trust Account in connection with any such vote, (C) not to convert any private shares for cash from the Trust Account in connection with a shareholder vote to approve Keen Vision’s proposed initial business combination or a vote to amend the provisions of the M&AA relating to shareholders’ rights or pre-business combination activity and (D) that the private shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. The Sponsor transferees as the insider shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the insider shares must agree to, each as described above until 30 calendar days after the completion of Keen Vision’s initial business combination.

If KVAC Units or KVAC Ordinary Shares are purchased by any of our Initial Shareholders, they will be entitled to funds from the Trust Account to the same extent as any public shareholder upon our liquidation but will not have redemption rights related thereto.

In accordance with the M&AA, the amounts held in the Trust Account may only be used by Keen Vision upon the consummation of a business combination, except that there can be released to Keen Vision, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations and up to US$50,000 of such interest may also be released from the Trust Account to pay any liquidation expenses of Keen Vision if applicable. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and Keen Vision’s liquidation.

As disclosed in Keen Vision’s prospectus in relation to the IPO, Keen Vision originally had 9 months after the consummation of the IPO to consummate an initial business combination and may extend such period to a total of 21 months after the consummation of the IPO. On March 22, 2024, Keen Vision entered into the LOI with a business combination target. Pursuant to the prospectus of Keen Vision, Keen Vision is entitled to an automatic six-month extension to complete the Business Combination after the execution of the LOI and has 15 months from the closing of its IPO to do so.

Keen Vision’s units, shares, warrants and rights are each quoted on Nasdaq, under the symbols “KVACU”, “KVAC”, and “KVACW”, respectively. Each KVAC Unit consists of one ordinary share and one redeemable warrant. Each redeemable warrant entitles the holder thereof to purchase one ordinary share 30 days after the consummation of the Business Combination at a price of $11.50 per full share. Keen Vision’s units commenced trading on Nasdaq on July 27, 2023. Keen Vision’s ordinary shares, public rights and public warrants underlying the units sold in the IPO commenced trading separately on July 27, 2023 on Nasdaq.

Business Combination Activities

On September 3, 2024, Keen Vision entered into the Merger Agreement, which provides for the Business Combination, between Keen Vision and Medera. Pursuant to the terms of the Merger Agreement, Keen Vision will merge with and into PubCo resulting in all Keen Vision shareholders becoming shareholders of PubCo. Concurrently therewith, Merger Sub will merge with and into Medera, resulting in PubCo acquiring 100% of the issued and outstanding equity securities of Medera.

In the event that the Business Combination is not consummated by October 27, 2024, or up to April 27, 2025 (21 months after the consummation of the IPO, if the time period is extended, as described herein), Keen Vision will distribute the proceeds held in the Trust Account to its public shareholders, liquidate and dissolve. See section titled “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” for more information.

Since the IPO, Keen Vision’s sole business activity has been identifying and evaluating suitable acquisition transaction candidates.

Redemption Rights

Pursuant to the M&AA, shareholders of Keen Vision (except the Initial Shareholders) will be offered the option to redeem their KVAC Ordinary Shares for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $10.74 per ordinary share for shareholders of Keen Vision) net of taxes payable in connection with a business combination.

Keen Vision will consummate its initial business combination only if its public shareholders holding less than [*] KVAC Ordinary Shares elect to redeem their shares for cash based on the financial numbers as of [  ]. If Keen Vision’s public shareholders holding more than [*] KVAC Ordinary Shares elect to redeem their shares, Keen Vision’s net tangible assets will then be less than US$5,000,001. According to the M&AA, Keen Vision shall not repurchase Public Shares in an amount that would cause its net tangible assets to be less than US$5,000,001; provided, however, that the foregoing restriction will not apply if the NTA Requirement Amendment Proposal is approved by the shareholders.

The Initial Shareholders, do not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.

Automatic Liquidation of Trust Account if No Business Combination

Keen Vision have 15 months from the closing of the IPO to consummate the initial business combination after it signed an LOI on March 22, 2024. If Keen Vision anticipates that it may not be able to consummate the initial business combination within 15 months from the closing of the IPO, it may, but is not obligated to, if requested by the Sponsor or its affiliates, extend Combination Period up to two times by an additional three months each time for a total of up to 21 months by depositing $1,300,000 (or $1,495,000 if the underwriters’ over-allotment option is exercised in full) in connection with each such extension into the Trust Account (the “Paid Extension Period”). In addition, Keen Vision will be entitled to an automatic six-month extension to complete a business combination if it has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination during the Combination Period or the Paid Extension Period. Public shareholders of Keen Vision will not be offered the opportunity to vote on or redeem their shares in connection with any such extension. If Keen Vision does not complete a business combination within the Combination Period or the Paid Extension Period, Keen Vision will, as promptly as possible but not more than ten business days thereafter, redeem 100% of our outstanding public shares for a pro rata portion of the funds held in the trust account, including a pro rata portion of any interest earned on the funds held in the trust account and not necessary to pay our taxes, then seek to liquidate and dissolve. However, Keen Vision may not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of our public shareholders. In the event of liquidation and subsequent dissolution of Keen Vision, the public warrants of Keen Vision will expire and will be worthless.

The amount in the Trust Account will be treated as funds distributable under the Companies Act provided that immediately following the date on which the proposed distribution is proposed to be made, we are able to pay our debts as they fall due in the ordinary course of business. If we are forced to liquidate the Trust Account, we anticipate that we would distribute to our public shareholders the amount in the Trust Account calculated as of the date that is two days prior to the distribution date (including any accrued interest net of taxes payable). Prior to such distribution, we would be required to assess all claims that may be potentially brought against us by our creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over our public shareholders with respect to amounts that are owed to them. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event we enter an insolvent liquidation. Furthermore, while we will seek to have all vendors and service providers (which would include any third parties we engaged to assist us in any way in connection with our search for a target business) and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

Each of our Initial Shareholders and our officers and directors have agreed to waive its rights to participate in any liquidation of our Trust Account or other assets with respect to the insider shares and private units and to vote their insider shares, private shares in favor of any dissolution and plan of distribution which we submit to a vote of shareholders. There will be no distribution from the Trust Account with respect to our warrants and rights, which will expire worthless.

If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the initial per-share redemption price from the Trust Account would be [$10.74].

The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would be prior to the claims of our public shareholders. Although we will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in the Trust Account. If any third party refused to execute an agreement waiving such claims to the monies held in the Trust Account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our shareholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.

The Sponsor has agreed that, if Keen Vision liquidates the Trust Account prior to the consummation of a business combination, it will be liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of the net proceeds of the IPO not held in the Trust Account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, Keen Vision cannot assure you that it will be able to satisfy those obligations if it is required to do so. Accordingly, the actual per-share redemption price could be less than $10.74 due to claims of creditors. Additionally, if Keen Vision is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to our public shareholders at least $10.74 per share.

Facilities

Keen Vision maintains our principal executive office at 37 Greenbriar Drive, Summit, NJ 07901. The cost for this space is provided to us by the Sponsor as part of the $10,000 per month commencing on the closing date of the IPO for 9 months (or 15 months if we extend the Combination Period) Keen Vision makes to it for office space and related services We consider our current office space adequate for Keen Vision’s current operations.

Employees

Keen Vision currently has two officers, namely Mr. Kenneth Wong, our CEO, and Mr. Alex Davidkhanian, our CFO. They are not obligated to devote any specific number of hours to the matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once management locates a suitable target business to acquire, they will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time to our affairs) than they would prior to locating a suitable target business. Keen Vision presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while Keen Vision is trying to locate a potential target business to a majority of their time as Keen Vision moves into serious negotiations with a target business for a business combination). Keen Vision does not intend to have any full-time employees prior to the consummation of a business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF Keen Vision

The following discussion and analysis of Keen Vision’s financial condition and results of operations should be read in conjunction with the audited and unaudited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Keen Vision’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

Overview

Keen Vision is a blank check company, formed on June 18, 2021, under the laws of the BVI for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities. Keen Vision is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. Keen Vision is an early stage company and emerging growth company and, as such, Keen Vision is subject to all of the risks associated with early stage companies and emerging growth companies. Keen Vision has selected December 31 as its fiscal year end.

Offering Proceeds Held in Trust

On July 27, 2023, Keen Vision consummated the Initial Public Offering of 14,950,000 ordinary units (the “Public Units”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 1,950,000 Public Units, at $10.00 per Public Unit, generating gross proceeds of $149,500,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 678,575 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to KVC Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,785,750.

Following the Initial Public Offering and the exercise of the over-allotment option, a total of $151,368,750 was placed in the Trust Account. We incurred $6,597,980 in initial public offering related costs, including $2,990,000 of underwriting fees, $2,990,000 of deferred underwriting fees and $617,980 of initial public offering costs.

Results of Operations

Keen Vision has neither engaged in any operations nor generated any operating revenues to date. Our only activities for the period from June 18, 2021 (inception) through July 27, 2023 was in preparation for the Initial Public Offering. Since the Initial Public Offering, our activity has been limited to the evaluation of business combination candidates, and we will not be generating any operating revenues until the closing and completion of our initial business combination. Keen Vision will not generate any operating revenues until after the completion of a Business Combination, at the earliest. Keen Vision will generate non-operating income in the form of interest income and changes in unrealized appreciation of Trust Account assets from the proceeds derived from the IPO.

For the six months ended June 30, 2024, we had a net income of $5,040,728, which comprised of general and administrative expenses and interest income. The increase in expenses for the six months ended June 30, 2024 was primarily due to operating expense of the Company.

For the six months ended June 30, 2023, we had a net loss of $4,877, which comprised of general and administrative expenses and interest income.

For the year ended December 31, 2023, we had a net income of $1,454,758, which was comprised of dividend earned on the marketable securities held in Trust Account of $1,933,397 and interest income of $37, offset by operating costs of $478,676. The dividend income has increased compare with 2022 mainly due to the Company has completed the Initial Public Offering, the net proceeds deposited into trust account to earn dividend income during the year. In additional, the company has unrealized gain in investments held in Trust Account of $1,521,171.

For the year ended December 31, 2022 we had a net loss of $693 which was comprised of operating costs of $697, offset by interest income of $4.

Sources of Liquidity

As of June 30, 2024, we had cash of $261,354. Until the consummation of the Initial Public Offering, our only source of liquidity was an initial purchase of ordinary shares by the Sponsor, loans provided by the Sponsor under a certain unsecured promissory note and advances from the Sponsor.

On July 27, 2023, Keen Vision consummated the IPO of 14,950,000 Units, including 1,950,000 Units upon the full exercise of the underwriter’s over-allotment option. Each Unit consists of one ordinary share and one warrant. Each Warrant entitling its holder to purchase one ordinary share at a price of US$11.50 per share. The Units were sold at an offering price of US$10.00 per Unit, generating gross proceeds of US$149,500,000.

As of July 27, 2023, a total of US$151,368,750 of the net proceeds from the Initial Public Offering and the private placement consummated simultaneously with the closing of the Initial Public Offering were deposited in the Trust Account established for the benefit of our public shareholders.

Going Concern

Keen Vision intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

Accordingly, Keen Vision may not be able to obtain additional financing. If Keen Vision is unable to raise additional capital, Keen Vision may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. Keen Vision cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern if a Business Combination is not consummated by October 27, 2024 (unless further extended). These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Funding Requirements

Keen Vision intends to use substantially all of the net proceeds of the IPO, including the funds held in the Trust Account, to acquire a target business or businesses and to pay our expenses relating thereto. To the extent that our capital stock is used in whole or in part as consideration to effect our Business Combination, the remaining proceeds held in the Trust Account, as well as any other net proceeds not expended, will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our Business Combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

Off-Balance Sheet Financing Arrangements

Keen Vision has no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of June 30, 2024 and December 31, 2023. Keen Vision does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, which would have been established for the purpose of facilitating off-balance sheet arrangements. Keen Vision has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Keen Vision does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

Registration Rights

Pursuant to a registration rights agreement entered into on July 24, 2023, the holders of the Founder Shares, Private Placement Units (including securities contained therein), and units (including securities contained therein) that may be issued on conversion of working capital loans or extension loans and are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of this offering requiring Keen Vision to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that Keen Vision’s register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Keen Vision completion of initial business combination and rights to require Keen Vision to register for resale such securities pursuant to Rule 415 under the Securities Act. Keen Vision will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a cash underwriting discount of 2% of the gross proceeds of the IPO, or $2,990,000, upon the closing of the Business Combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any significant critical accounting estimates. We have identified the following significant accounting policies:

Ordinary Shares Subject to Possible Redemption

Keen Vision accounts for our ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. KVAC ordinary shares feature certain redemption rights that are subject to the occurrence of uncertain future events and considered to be outside of our control. Accordingly, as of June 30, 2024 and December 31, 2023, 14,950,000 and 14,950,000 ordinary shares subject to possible redemption, are presented as temporary equity, outside of the shareholders’ equity section of the our unaudited condensed balance sheets.

Warrant accounting

Keen Vision accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of Keen Vision’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

The warrants issued upon the IPO and private placements meet the criteria for equity classification under ASC 480.

Net income (loss) per share

Keen Vision calculates net income (loss) per share in accordance with ASC Topic 260, “Earnings per Share.” In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, Keen Vision first considered the undistributed income (loss) allocable to both the redeemable ordinary shares and non-redeemable ordinary shares and the undistributed income (loss) is calculated using the total net income (loss) less any dividends paid. Keen Vision then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable ordinary shares. Any remeasurement of the accretion to the redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public stockholders. Accretion associated with the redeemable shares of ordinary share is excluded from earnings per share as the redemption value approximates fair value. As of June 30, 2024 and December 31, 2023, Keen Vision has not considered the effect of the warrants sold in the IPO and private warrants to purchase an aggregate of 15,628,575 and 15,628,575 shares, respectively, in the calculation of diluted net income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive and Keen Vision did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of Keen Vision. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Recent issued accounting standards

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company evaluated the potential impact of adopting this new guidance on its unaudited condensed financial statements and related disclosures and believe that the adoption of this ASU did not have a material effect on the Company’s financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information (“pro forma financial information”) presents the combination of the financial information of Keen Vision and Medera, after giving effect to the Transactions, including the Business Combination and the issuance and conversion of Medera Convertible Loans (defined in Note 1), and related adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet as of June 30, 2024 reflects adjustments that depict the accounting of the Transactions as if they had been consummated on June 30, 2024 (the “Balance Sheet Pro Forma Transaction Accounting Adjustments”). The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 and the year ended December 31, 2023 give pro forma effect to the Transactions as if they had occurred on January 1, 2023, which is the beginning of the earliest period presented (“Statements of Operations Pro Forma Transaction Accounting Adjustments”). Collectively, the Balance Sheet Pro Forma Transaction Accounting Adjustments and Statements of Operations Pro Forma Transaction Accounting Adjustments are referred to in this section as “transaction accounting adjustments”.

The pro forma financial information has been derived from and should be read in conjunction with:

●	the accompanying notes to the pro forma financial information;

●	the historical unaudited condensed financial statements of Keen Vision as of and for the six months ended June 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical unaudited condensed consolidated financial statements of Medera as of and for the six months ended June 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical audited financial statements of Keen Vision as of and for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical audited consolidated financial statements of Medera as of and for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus;

●	the existing Merger Agreement, a copy which is attached to this proxy statement/prospectus as Annex A, and Sponsor Support Agreement, a copy of which was filed as Exhibit 10.2 to the Current Report of Keen Vision on Form 8-K, filed with the SEC on September 5, 2024 and is incorporated herein by reference; and

●	the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Keen Vision”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Medera”, and the other financial information relating to Keen Vision and Medera included elsewhere in this proxy statement/prospectus.

The unaudited pro forma financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor is it indicative of the future consolidated results of operations or financial position of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2024

(in thousands)

			Scenario 1			Scenario 2
			Assuming No			Assuming Full
	Historical		Redemptions into Cash			Redemptions into Cash
	Keen Vision	Medera	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
Assets

Current assets
Cash	$261	$1,208	5,408	5(a)	$159,498	$(158,877)	5(l)	$3,611
			(72)	5(b)		2,990	5(m)
			(2,990)	5(c)
			(1,041)	5(e)
			(10)	5(f)
			158,877	5(h)
			(1,943)	5(i)
			(200)	5(j)
Account receivable	-	3	-		3	-		3
Amount due from related parties	-	264	-		264	-		264
Other clinical assets	-	185	-		185	-		185
Prepaid expenses and other current assets	73	578	(73)	5(d)	578	-		578
Right-of-use asset	-	291	-		291	-		291
Total current assets	334	2,529	157,956		160,819	(155,887)		4,932
Cash and investments held in trust account	158,877	-	(158,877)	5(h)	-	-		-
Fixed assets, net	-	102	-		102	-		102
Deferred offering costs	-	463	(463)	5(i)	-	-		-
Total assets	$159,211	$3,094	$(1,384)		$160,921	$(155,887)		$5,034

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities
Accounts payable	$-	$565	$-		$565	$-		$565
Accrued expenses	7	799	70	5(i)	876	-		876
Amount due to related parties	10	8,494	5,470	5(a)	349	-		349
			(13,615)	5(b)
			(10)	5(f)
Lease liability, current portion	-	248	-		248	-		248
Total current liabilities	17	10,106	(8,085)		2,038	-		2,038
Deferred underwriting compensation	2,990	-	(2,990)	5(c)	-	-		-
Total liabilities	3,007	10,106	(11,075)		2,038	-		2,038

KVAC ordinary shares, subject to possible redemption	158,877	-	(158,877)	5(g)	-	-		-

Shareholders’ equity (deficit):
PubCo Ordinary Shares	-	-	2	5(g)	8	(1)	5(l)	7
			6	5(k)
KVAC Ordinary Shares	-	-	-	5(g)	-	-		-
Medera Ordinary Shares	-	-	-	5(b)	-	-		-
Additional paid-in capital	-	31,543	13,543	5(b)	197,692	(158,876)	5(l)	41,806
			(2,476)	5(i)		2,990	5(n)
			158,875	5(g)
			(3,793)	5(k)
Accumulated other comprehensive income (loss)	-	(12)	-		(12)	-		(12)
Accumulated deficit	(2,673)	(37,619)	(73)	5(d)	(37,881)	2,990	5(m)	(37,881)
			3,787	5(k)		(2,990)	5(n)
			(1,041)	5(e)
			(200)	5(j)
			(62)	5(a)
Non-controlling interest	-	(924)	-		(924)	-		(924)
Total shareholders' equity (deficit)	(2,673)	(7,012)	168,568		158,883	(155,887)		2,996
Total liabilities and shareholders' equity (deficit)	$159,211	$3,094	(1,384)		$160,921	$(155,887)		$5,034

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

(in thousands, except share and per share data)

	Historical		Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Full Redemptions into Cash
	Keen Vision	Medera	Transaction Accounting Adjustments		Pro Forma Statement of Operations		Transaction Accounting Adjustments	Pro Forma Statement of Operations
Revenue	$-	$11	$-		$11		$-	$11
Cost of goods sold	-	3	-		3		-	3
Gross profit	-	8	-		8		-	8
Operating expenses
General and administrative expenses	-	1,990	(60)	6(f)	2,464		-	2,464
			534	6(e)
Research and development	-	2,846	-		2,846		-	2,846
Formation and operating costs	534	-	(534)	6(e)	-		-	-
Total operating expenses	534	4,836	(60)		5,310		-	5,310
Loss from operations	(534)	(4,828)	60		(5,302)		-	(5,302)
Other income (expense)
Interest expense	-	(289)	152	6(a)	(137)		-	(137)
Gain on settlement of accounts payable obligations	-	830	-		830		-	830
Other income (expense)	-	18	-		18		-	18
Loss on foreign exchange	-	1	-		1		-	1
Dividend income earned in investments held in Trust Account	3,531	-	(3,531)	6(d)	-		-	-
Interest earned on marketable securities held in Trust Account	2,044	-	(2,044)	6(d)	-		-	-
Total other income (expense), net	5,575	560	(5,423)		712		-	712
Net income (loss) before income taxes	5,041	(4,268)	(5,363)		(4,590)		-	(4,590)
Income tax expense	-	-	-		-		-	-
Net income (loss)	$5,041	$(4,268)	$(5,363)		$(4,590)		$-	$(4,590)

Net loss attributable to non-controlling interest	$-	$(78)	$-		$(78)		$-	$(78)
Net loss attributable to ordinary shareholders	$(122)	$(4,190)	$(5,363)		$(4,512)		$-	$(4,512)

Weighted average ordinary shares outstanding - basic and diluted	4,416,075	1,114,270			82,141,219	6(i)		67,191,219	6(i)
Net loss per share attributable to ordinary shareholders - basic and diluted	$(0.03)	$(3.76)			$(0.05)	6(i)		$(0.07)	6(i)

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

(in thousands, except share and per share data)

	Historical		Scenario 1 Assuming No Redemptions into Cash				Scenario 2 Assuming Full Redemptions into Cash
	Keen Vision	Medera	Transaction Accounting Adjustments		Pro Forma Statement of Operations		Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$-	$445	$-		$445		$-		$445
Cost of goods sold	-	122	-		122		-		122
Gross profit	-	323	-		323		-		323
Operating expenses
General and administrative expenses	-	2,695	73	6(b)	4,438		-		4,438
			1,041	6(c)
			(50)	6(f)
			200	6(g)
			479	6(e)
Research and development	-	8,382	-		8,382		-		8,382
Formation and operating costs	479	-	(479)	6(e)	-		-		-
Total operating expenses	479	11,077	1,264		12,820		-		12,820
Loss from operations	(479)	(10,754)	(1,264)		(12,497)		-		(12,497)
Other income (expense)
Interest expense	-	(976)	-		(976)		-		(976)
Interest income	-	-	-		-		-		-
Other income (expense)	-	(75)	-		(75)		2,990	6(h)	2,915
Loss on foreign exchange	-	(112)	-		(112)		-		(112)
Dividend income earned in investments held in Trust Account	-	-	-	6(d)	-		-		-
Interest earned on marketable securities held in Trust Account	1,933	-	(1,933)	6(d)	-		-		-
Total other income (expense), net	1,933	(1,163)	(1,933)		(1,163)		2,990		1,827
Net income (loss) before income taxes	1,454	(11,917)	(3,197)		(13,660)		2,990		(10,670)
Income tax expense	-	-	-		-		-		-
Net income (loss)	$1,454	$(11,917)	$(3,197)		$(13,660)		$2,990		$(10,670)

Net loss attributable to non-controlling interest	$-	$(285)	$-		$(285)		$-		$(285)
Net loss attributable to ordinary shareholders	$(184)	$(11,632)	$(3,197)		$(13,375)		$2,990		$(10,385)

Weighted average ordinary shares outstanding - basic and diluted	4,029,380	1,002,662			82,141,219	6(i)			67,191,219	6(i)
Net loss per share attributable to ordinary shareholders - basic and diluted	$(0.05)	$(11.60)			$(0.16)	6(i)			$(0.15)	6(i)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Transactions

On September 3, 2024, Keen Vision and Medera entered into the Merger Agreement, pursuant to which the Business Combination will be effected in two steps: (i) as soon as practicable after the date of the Merger Agreement, Keen Vision will merge with and into KVAC (Cayman) Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability and a direct wholly-owned subsidiary of Keen Vision (such company before the Business Combination is referred to as “NewCo” and upon and following the Acquisition Merger is referred to as “PubCo”), with NewCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); (ii) immediately after the Reincorporation Merger, KVAC MS (Cayman) Limited (“Merger Sub”), an exempted company incorporated under the laws of the Caymen Islands with limited liability and a direct wholly owned subsidiary of NewCo will be merged with and into Medera, with Medera surviving as a wholly owned subsidiary of PubCo, referred to herein as the “Surviving Company” (the “Acquisition Merger”). The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.”

Upon closing of the Reincorporation Merger:

●	Each KVAC Ordinary Share then outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares), will be automatically cancelled and cease to exist and, for each such KVAC Ordinary Share, PubCo shall issue to each Keen Vision shareholder (other than Keen Vision shareholders who exercise their redemption rights or dissenter’s rights in connection with the Business Combination) one validly issued PubCo Ordinary Share; and

●	Each then-outstanding public KVAC Warrant and private KVAC Warrant will convert into a PubCo Warrant to purchase one PubCo Ordinary Share (or equivalent portion thereof) (“PubCo Public Warrant” and “PubCo Private Warrant”), subject to the same terms and conditions set forth the KVAC Warrants immediately prior to the Reincorporation Merger.

At the Effective Time of the Acquisition Merger:

●	Each issued and outstanding Medera Ordinary Share held by the former Medera shareholders will be cancelled and cease to exist, in exchange for the issue of a number of PubCo Ordinary Shares, determined based on the aggregate consideration for the Acquisition Merger, referred to as the “Medera Net Value”, which is defined as (a) $622.6 million, plus (b) the Medera Future Converted Loan Value, plus (c) Medera Closing Cash, plus (d) the Medera Equity Financing Value, minus (e) Medera Closing Indebtedness, divided by the sum of (a) all Medera Ordinary Shares issued and outstanding immediately prior to the Closing, plus (b) all Medera Ordinary Shares that would be issuable if all restricted stock units of Medera (“Medera RSUs”), whether vested or unvested, were settled in full immediately prior to the Closing (the “Per Share Value”). The quotient of the Per Share Value divided by $10.00 is the exchange ratio used to determine the number of PubCo Ordinary shares issued to former Medera shareholders pursuant to the Merger Agreement (the “Exchange Ratio”).

●	Each outstanding Medera RSU will be converted into a restricted stock unit of PubCo (“PubCo RSU”), based on the Exchange Ratio, and will remain subject to the same terms and conditions as the original Medera RSUs. At the time of filing this proxy statement/prospectus, no Medera RSUs have been issued.

The Exchange Ratio is currently estimated to be approximately 54.49 PubCo Ordinary Shares for each Medera Ordinary Share. Because the number of PubCo Ordinary Shares issuable in the Business Combination is determined based on the Medera Net Value, which is subject to change due to, among other things, the outstanding balance of Medera Future Convertible Loans at Closing, the Medera Equity Financing Value, and Medera Closing Cash, the exact number of shares that will be issued in the Business Combination cannot be calculated prior to Closing. The Exchange Ratio will be determined in accordance with the Merger Agreement as summarized above.

Pursuant to the Merger Agreement, Keen Vision and Medera have agreed that the Available Liquidity at Closing must equal or exceed $40.0 million. The Available Liquidity is the sum of (i) the funds in the Trust Account following the exercise of all shareholder redemption rights by the shareholders of Keen Vision, plus (ii) cash available from other sources, pursuant to the terms of the Merger Agreement. In order to meet this condition, it is expected that Keen Vision will use commercially reasonable efforts to enter into subscription agreements with certain investors for KVAC Ordinary Shares in a private placement on or prior to the Closing, pursuant to the Merger Agreement. As no subscription agreements have been entered into at the time of filing this proxy statement/prospectus, this private placement is not included as a Balance Sheet Pro Forma Transaction Accounting Adjustment.

Pursuant to the Merger Agreement, deferred underwriting compensation of $3.0 million incurred in connection with Keen Vision’s initial public offering and payable upon completion of the Business Combination, will be paid in cash at Closing by PubCo and the Sponsor. The deferred underwriting compensation allocated to PubCo will be determined based on the fraction obtained by dividing the funds in the Trust Account at Closing following the exercise of all public shareholder redemption rights, by $149.5 million. The remaining portion of the deferred underwriting compensation will be allocated to and obligated to be paid by the Sponsor at Closing (the “Sponsor Allocated Deferred Underwriting Compensation”).

Related events that impact the unaudited pro forma condensed combined financial information are discussed in further detail below:

Medera Convertible Loans

Regemedera Loan 1

On April 23, 2021, Medera Biopharmaceutical Limited, Medera’s former parent company (“Medera Biopharmaceutical”) and Regemedera Holdings Limited (“Regemedera”), a related party, executed a loan agreement under which Regemedera extended $16.0 million to Medera Biopharmaceutical (the “Regemedera Loan 1”). The Regemedera Loan 1 bears interest at a rate of 5% per annum and has a maturity date of December 31, 2024. On October 20, 2023, a novation agreement was entered into among Medera Biopharmaceutical, Regemedera, and Medera to transfer the outstanding principal balance and accrued interest under the Regemedera Loan 1 to Medera. Consequently, Medera was assigned $13.2 million in principal and $0.1 million in accrued interest. Pursuant to the terms of Regemedera Loan 1, the outstanding principal balance and associated accrued interest can be settled in Medera Ordinary Shares at any time prior to maturity at a conversion price agreed to among the parties of the loan agreement. On June 5, 2024, the outstanding principal balance of $6.4 million was converted into 21,242 Medera Ordinary Shares at a conversion price of $300 per share, as agreed between the parties, pursuant to the loan agreement, and the associated interest was paid in cash. As of June 30, 2024, the outstanding principal balance of the Regemedera Loan 1 was nil.

Regemedera Loan 2

On October 20, 2023, Medera and Regemedera entered into a loan agreement in the aggregate principal amount of up to $5.0 million (the “Regemedera Loan 2”). The loan bears interest at a rate of 5% per annum and matures on December 31, 2025. Pursuant to the terms of the Regemedera Loan 2, the outstanding principal balance and associated accrued interest can be settled in Medera Ordinary Shares at any time prior to maturity at a conversion price agreed to among the parties of the loan agreement. On June 5, 2024, the outstanding principal balance of $1.6 million was converted into 5,352 Medera Ordinary Shares at a conversion price of $300 per share, as agreed between the parties, pursuant to the loan agreement, and the associated interest was paid in cash. As of June 30, 2024, the outstanding principal balance of the Regemedera Loan 2 was nil.

Dragon Era Loan 3

On October 20, 2023, Medera and Dragon Era Enterprises Limited (“Dragon Era”), a related party, entered into a loan agreement in the aggregate principal amount of up to $5.0 million, which was subsequently increased to $11.0 million on February 1, 2024 (the “Dragon Era Loan 3”). The loan bears interest at a rate of 5% per annum and matures on December 31, 2025. Pursuant to the terms of the Dragon Era Loan 3, the outstanding principal balance and associated accrued interest can be settled in Medera Ordinary Shares at any time prior to maturity at a conversion price agreed to among the parties of the loan agreement. On May 16, 2024, Dragon Era entered into loan novation agreements with related parties, Year Ahead International Limited (“Year Ahead”) and One Supreme Investment Limited (“One Supreme”), to transfer an aggregate loan principal balance of $2.2 million and $1.5 million, respectively (the “Year Ahead Loan” and the “One Supreme Loan”). Additionally, on June 5, 2024, $1.0 million of the outstanding principal balance of the Dragon Era Loan 3 was converted into 3,460 Medera Ordinary Shares at a conversion price of $300 per share, as agreed between the parties, pursuant to the loan agreement. As of June 30, 2024, the outstanding principal balances of the Dragon Era Loan 3, Year Ahead Loan and One Supreme Loan were approximately $4.3 million, $2.2 million and $1.5 million, respectively.

From June 30, 2024 through August 2024, Medera received additional loan proceeds of $5.4 million under the Dragon Era Loan 3. See Note 5(a). Additionally, on July 2, 2024, Dragon Era entered into another loan novation agreement with Year Ahead to transfer an aggregate loan principal balance of $0.1 million.

On August 16, 2024 and August 26, 2024, the aggregate principal balance outstanding under the Dragon Era Loan 3, the Year Ahead Loan and the One Supreme Loan of $13.4 million and related accrued interest of $0.2 million were converted into 33,657 Medera Ordinary Shares at a conversion price of $402.36 per share, as agreed between the parties, pursuant to the loan agreement. See Note 5(b).

The Dragon Era Loan 3, the Year Ahead Loan, the One Supreme Loan, the Regemedera Loan 1 and Regemedera Loan 2 described above, are collectively referred to herein as the “Medera Convertible Loans.”

2024 Omnibus Incentive Plan

On September 3, 2024, the Board of Directors of Medera approved the 2024 Omnibus Incentive Plan (the “Equity Incentive Plan”). At the time of filing this proxy statement/prospectus, no awards have been issued under the Equity Incentive Plan.  Prior or concurrently with the Closing, PubCo will assume all obligations under the Equity Incentive Plan.

2.	Basis of Pro Forma Presentation

The pro forma financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The transaction accounting adjustments presented in the pro forma financial information are made to provide relevant information necessary for an understanding of the Surviving Company reflecting the accounting for the Business Combination and the issuance and conversion of Medera Convertible Loans.

Management has made significant estimates and assumptions in its determination of the transaction accounting adjustments. The transaction accounting adjustments are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The transaction accounting adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the transaction accounting adjustments, and it is possible the difference may be material.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. Keen Vision and Medera have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited condensed combined pro forma financial information has been prepared using the assumptions below with respect to the potential redemptions for cash of KVAC Ordinary Shares subject to possible redemptions:

●	Assuming No Redemptions (Scenario 1): This presentation assumes that no public shareholders of Keen Vision exercise their right to have their shares of KVAC Ordinary Shares subject to possible redemption converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

●	Assuming Full Redemptions (Scenario 2): This presentation assumes that public shareholders of Keen Vision holding 14,950,000 shares of KVAC Ordinary Shares subject to possible redemption will exercise their redemption rights for their pro rata share of the funds in the Trust Account based on an assumed redemption price of $10.63 per share that is calculated using approximately $158.9 million cash in the Trust Account as of June 30, 2024 divided by 14,950,000 KVAC Ordinary Shares subject to possible redemption. This scenario gives effect to KVAC Ordinary Shares redemptions for an aggregate redemption payment of $158.9 million using the assumed $10.63 per share redemption price. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the full redemptions.

The following table summarizes the pro forma number of shares of PubCo Ordinary Shares outstanding following the consummation of the Business Combination under a no redemption scenario and full redemption scenario, excluding the potential dilutive effect of 14,950,000 outstanding PubCo Public Warrants and 678,575 PubCo Private Warrants. The PubCo Public Warrants and PubCo Private Warrants will become exercisable upon completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon their redemption or liquidation.

	Pro Forma Combined Share Ownership
	Assuming No Redemptions for Cash (1)		Assuming Full Redemptions for Cash (2)
	Shares	%	Shares	%

Sponsors and Insiders	4,416,075	5%	4,416,075	7%
Current public shareholders	14,950,000	18%	—	—
Current Medera shareholders	62,775,144	77%	62,775,144	93%
Total Shares of PubCo Ordinary Shares	82,141,219	100%	67,191,219	100%

(1)	This scenario assumes that no shares of KVAC Ordinary Shares subject to possible redemption are redeemed by current public shareholders.

(2)	This scenario assumes that 14,950,000 shares of KVAC Ordinary Shares subject to possible redemption are redeemed by current public shareholders.

Assuming that all outstanding 14,950,000 PubCo Public Warrants and 678,575 PubCo Private Warrants were exercisable and exercised following completion of the Business Combination (and each other assumption applicable to the table set forth above remains the same), then the combined voting power of PubCo and combined economic interest in PubCo will be as shown below:

	Pro Forma Combined Share Ownership
	Assuming No Redemptions for Cash (1)		Assuming Full Redemptions for Cash (2)
	Shares	%	Shares	%

Sponsors and Insiders	4,416,075	5%	4,416,075	5%
Current public shareholders	14,950,000	15%	—	—
Current Medera shareholders	62,775,144	64%	62,775,144	76%
Public KVAC Warrants	14,950,000	15%	14,950,000	18%
Private KVAC Warrants	678,575	1%	678,575	1%
Total fully diluted shares of PubCo Ordinary Shares	97,769,794	100%	82,819,794	100%

(1)	This scenario assumes that no shares of KVAC Ordinary Shares subject to possible redemption are redeemed by current public shareholders.

(2)	This scenario assumes that 14,950,000 shares of KVAC Ordinary Shares subject to possible redemption are redeemed by current public shareholders.

3.	Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, although PubCo will acquire all of the outstanding equity interests of Medera in the Business Combination, PubCo will be treated as the “acquired” company and Medera will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Medera issuing stock for net assets of PubCo, accompanied by a recapitalization. The net assets of PubCo and Medera will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequent to the completion of the Business Combination, the results of operations will be those of Medera.

Medera has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	The relative size of Medera compared to Keen Vision;

●	Medera’s existing shareholders will have a majority of the voting power of the Surviving Company;

●	Medera will designate all members of the Board of Directors of the Surviving Company;

●	Medera’s operations will comprise the ongoing operations of the Surviving Company; and

●	Medera’s existing senior management will comprise all of the senior management of the Surviving Company.

4.	PubCo Ordinary Shares Issued to Medera Shareholders upon the Closing of the Business Combination

The PubCo Ordinary Shares estimated to be issued at the Closing is determined based on the estimated Exchange Ratio of 54.49 calculated as of the date of this proxy statement/prospectus, as follows:

Medera Ordinary Shares assumed outstanding prior to the Closing of the Business Combination	1,152,055
Assumed Exchange Ratio	54.49
Estimated shares of PubCo Ordinary Shares issued to Medera shareholders upon the Closing of the Business Combination	62,775,144

5.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 reflects transaction accounting adjustments that depict the accounting for the Transactions.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Balance Sheet Pro forma Transaction Accounting Adjustments:

a)	To reflect the cash proceeds of $5.4 million and accrued interest expense of $0.1 million in connection with additional issuances under the Dragon Era Loan 3 from June 30, 2024 through August 2024, as described in Note 1.

b)	To reflect the conversion of an aggregate principal balance of the Medera Convertible Loans of $13.4 million and associated accrued interest of $0.2 million into 33,657 Medera Ordinary Shares at a conversion price of $402.36 per share agreed upon by Medera and the loan holders in August 2024, pursuant to the terms of the Medera Convertible Loans described in Note 1. The remaining balance of the associated accrued interest of $0.1 million was paid in cash.

c)	To reflect the payment of Keen Vision’s deferred underwriting compensation of $3.0 million, incurred in connection with Keen Vision’s initial public offering and payable upon completion of the Business Combination assuming no public shareholders of Keen Vision exercise their right to have their KVAC Ordinary Shares subject to possible redemption redeemed for their pro rata share of the Trust Account, resulting in funds in the Trust Account exceeding $149.5 million. This adjustment has been recorded as a $3.0 million cash payment, and corresponding reduction to the deferred underwriting compensation payable pursuant to the Merger Agreement.

d)	To reflect the derecognition of a $0.1 million prepayment primarily related to the current Keen Vision Directors & Officers (“D&O”) insurance policy, that was incurred for the benefit of Keen Vision directors and officers and will be fully utilized at Closing.

e)	To reflect preliminary estimated transaction costs of $1.0 million, not yet reflected in the historical financial statements of Keen Vision, which are expected to be incurred by Keen Vision in connection with the Business Combination, such as advisory, legal, accounting, auditing, and other professional fees, as a decrease in cash of $1.0 million upon settlement, and a corresponding increase in accumulated deficit in the unaudited pro forma condensed combined balance sheet. This estimate may change as additional information becomes known and there may also be increased costs not directly related to the Transactions.

f)	To reflect the payment of administrative support fees due to the affiliate of the Sponsor upon the Closing for general and administrative services, including office space, administrative and support services.

g)	To reflect Scenario 1, which assumes that no remaining holders of KVAC Ordinary Shares subject to possible redemption exercise their redemption rights, resulting in the reclassification of 14,950,000 KVAC Ordinary Shares subject to possible redemption from temporary equity to equity upon the consummation of the Business Combination. Upon closing of the Reincorporation Merger, all KVAC Ordinary Shares will be automatically converted into PubCo Ordinary Shares on a one-to-one basis, pursuant to the Merger Agreement.

h)	To reflect the release of cash and investments from the Trust Account to cash and cash equivalents, assuming no Keen Vision public shareholders exercise their right to have their KVAC Ordinary Shares subject to possible redemption redeemed for their pro rata share of the Trust Account.

i)	To reflect preliminary estimated transaction costs of $2.5 million that are expected to be incurred by Medera in connection with the Business Combination, such as advisory, legal, accounting and auditing fees and other professional fees, as an increase in accrued expenses of $0.1 million, a $0.5 million reduction of deferred offering costs, a $1.9 reduction in cash for transaction costs paid subsequent to June 30, 2024 and transaction costs to be paid upon Closing of the Business Combination, and a $2.5 million reduction in additional paid-in capital in the unaudited pro forma condensed combined balance sheet. As the Business Combination will be accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets of PubCo, these direct and incremental costs of the Business Combination are treated as a reduction of the net proceeds received within additional paid-in capital.

j)	To reflect the payment of $0.2 million for the D&O insurance tail policies that are required to be purchased by Medera before the completion of the Business Combination, pursuant to the Merger Agreement. The policy does not cover any claims incurred after the consummation of the Business Combination.

k)	To reflect the recapitalization of Medera through the contribution of all outstanding Medera Ordinary Shares to Keen Vision, and the issuance of 62,775,144 shares of PubCo Ordinary Shares and the derecognition of the accumulated deficit of Keen Vision, the accounting acquiree. As a result of the recapitalization, Medera’s Ordinary Shares and Keen Vision’s accumulated deficit of $3.8 million, comprising the historical accumulated deficit of $2.7 million and the impact to accumulated deficit of pro forma adjustments related to the derecognition of $0.1 million of prepaid expenses that will be fully utilized at Closing, and the recognition of $1.0 million of Keen Vision transaction costs (see adjustments 5(d) and 5(e), respectively), have been derecognized. The shares of PubCo Ordinary Shares issued in exchange for Medera’s capital were recorded as increase to PubCo Ordinary Shares of $6 thousand and decrease to additional paid-in capital in amount of $3.8 million.

l)	To reflect, in Scenario 2, the assumption that the public shareholders of Keen Vision exercise their redemption rights with respect to 14,950,000 KVAC Ordinary Shares subject to possible redemption prior to the consummation of the Business Combination at a redemption price of approximately $10.63 per share, or $158.9 million in cash using the redemption value at June 30, 2024.

m)	To reflect, in Scenario 2, the cash deposit to be made by the Sponsor in connection with the Sponsor Allocated Deferred Underwriting Compensation. See Note 1. This adjustment is reflected as an increase to cash of $3.0 million, and a corresponding decrease to accumulated deficit.

n)	To reflect, in Scenario 2, the derecognition of the other income recorded in connection with the Sponsor Allocated Deferred Underwriting Compensation, as a result of the recapitalization. See Note 5(m). This adjustment is reflected as an increase of $3.0 million to accumulated deficit and corresponding increase to additional paid-in capital.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Statement of Operations Pro forma Transaction Accounting Adjustments:

a)	To reflect an adjustment to eliminate the interest expense associated with a portion of the Medera Convertible Loans that were converted into Medera Ordinary Shares in August 2024, assuming the adjustment described in Note 5(b) had occurred on January 1, 2023.

b)	To reflect the derecognition of Keen Vision’s prepaid expenses of $0.1 million, related to Keen Vision’s current D&O insurance policy that will be fully utilized at Closing, assuming the adjustment described in Note 5(d) was made on January 1, 2023.

c)	To reflect Keen Vision’s preliminary estimated advisory, legal, accounting, auditing, and other professional fees incurred in connection with the Business Combination, as an increase to general and administrative expenses in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, assuming that the adjustment described in Note 5(e) was made on January 1, 2023.

d)	To reflect an adjustment to eliminate interest and dividend earned related to the cash and investments held in the Trust Account, assuming the adjustment described in Note 5(h) was made on January 1, 2023.

e)	To reflect the reclassification of Keen Vision’s operating costs to general and administrative expenses to align with Medera’s presentation.

f)	To reflect an adjustment to eliminate Keen Vision’s administrative support fees of $10,000 per month, incurred over a period of five months during 2023 as well as on a monthly basis over the six months ended June 30, 2024 under an administrative services arrangement for general and administrative services, including office space, administrative and support services, as if the Business Combination had occurred on January 1, 2023.

g)	To reflect an adjustment to recognize $0.2 million for the D&O insurance tail policies that are required to be purchased by Medera before the completion of the Business Combination, pursuant to the Merger Agreement, assuming the adjustment described in Note 5(j) was made on January 1, 2023. The policy does not cover any claims incurred after the consummation of the Business Combination.

h)	To reflect, in Scenario 2, the other income associated with the payment received of the Sponsor Allocated Deferred Underwriting Compensation, assuming the adjustment described in Note 5(m) was made on January 1, 2023.

i)	The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of PubCo Ordinary Shares outstanding at the Closing of the Transactions, as if the Transactions occurred on January 1, 2023. The calculation of weighted-average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the period presented.

Pro forma basic and diluted net loss per share attributable to ordinary shareholders is calculated as follows for the six months ended June 30, 2024 and the year ended December 31, 2023:

	Six months ended June 30, 2024
	Scenario 1 Assuming No Redemptions for Cash	Scenario 2 Assuming Full Redemptions for Cash
	(in thousands, except share and per share amounts)
Numerator:
Net loss	$(4,590)	$(4,590)
Net loss attributable to ordinary shareholders - basic and diluted	$(4,512)	$(4,512)
Denominator:
PubCo Ordinary Shares owned by Sponsor and Insiders	4,416,075	4,416,075
PubCo Ordinary Shares owned by current public shareholders	14,950,000	-
PubCo Ordinary Shares issued to Medera in connection with the Business Combination	62,775,144	62,775,144
Weighted-average ordinary shares outstanding used in basic and diluted net loss per share	82,141,219	67,191,219
	-	-
Pro forma net loss per share attributable to ordinary shareholders - basic and diluted	$(0.05)	$(0.07)

	Year ended December 31, 2023
	Scenario 1 Assuming No Redemptions for Cash	Scenario 2 Assuming Full Redemptions for Cash
	(in thousands, except share and per share amounts)
Numerator:
Net loss	$(13,660)	$(10,670)
Net loss attributable to ordinary shareholders - basic and diluted	$(13,375)	$(10,385)
Denominator:
PubCo Ordinary Shares owned by Sponsor and Insiders	4,416,075	4,416,075
PubCo Ordinary Shares owned by current public shareholders	14,950,000	-
PubCo Ordinary Shares issued to Medera in connection with the Business Combination	62,775,144	62,775,144
Weighted-average ordinary shares outstanding used in basic and diluted net loss per share	82,141,219	67,191,219

Pro forma net loss per share attributable to ordinary shareholders - basic and diluted	$(0.16)	$(0.15)

The computation of pro forma diluted net loss per share attributable to ordinary shareholders for the six months ended June 30, 2024 and the year ended December 31, 2023, excludes the 14,950,000 outstanding PubCo Public Warrants and 678,575 PubCo Private Warrants, as their inclusion would have been antidilutive.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION
AND CORPORATE GOVERNANCE OF Keen Vision

Current Directors and Executive Officers of Keen Vision

The current directors and executive officers of Keen Vision, their ages and positions are as follows:

Name	Age	Position
WONG, Kenneth Ka Chun	51	Chief Executive Officer and Chairman
DAVIDKHANIAN, Alex	51	Chief Financial Officer
DING, Yibing Peter	57	Independent Director
CHU, William	51	Independent Director
YU, Albert Cheung-Hoi	69	Independent Director

Below is a summary of the business experience of each of our executive officers and directors:

Mr. WONG, Kenneth Ka Chun.

Mr. Kenneth Wong, our CEO and Chairman since September 2021, has over 25 years of experience in finance and operations, with a track record of executing notable M&A deals. Since their inceptions in September 2011 and December 2008 respectively, Mr. Kenneth Wong has been the founder, Chairman and CEO of both Keen Vision Capital (BVI) Limited, a single-family office specializing in PE investments with minority stakes, which has a track record of successful exits in the high technology, agriculture, and consumer goods industries, and Keen Vision International Limited, a PE investment firm targeting controlling or majority stakes. During Mr. Kenneth Wong’s time in both companies, he has been managing fundraising process and operations, providing restructuring, strategic and listing advice for investee companies, and all investments were executed with a view to exit via listing on an international stock exchange or trade sale.

Prior to this, from October 2002 to February 2004, Mr. Kenneth Wong was first the CFO of the Shanghai A-share listed pharmaceutical research & development and manufacturing subsidiary Topsun Science and Technology Company Limited (SH600771), before becoming the Senior Vice President of the Topsun Pharmaceutical Group from February 2004 to August 2008. During his time at Topsun, Mr. Kenneth Wong oversaw acquisitions of two leading Chinese national pharmaceuticals, Yunnan Baiyao and Shanxi Guangyuyuan, as well as the sale of Qidong Gaitianli Pharmaceutical Co., Ltd. to Germany’s Bayer Group, in what was then the first major cross-border M&A deal in the Chinese pharmaceutical industry, and also the first cross-border acquisition of a Chinese pharmaceutical company by a Fortune 50 company. From September 2001 to September 2002, Mr. Kenneth Wong was a direct investment associate at investment company AIG Investment Corporation, focusing on emerging markets and health care/pharmaceuticals. Before AIG from September 1995 to February 2000, Mr. Kenneth Wong was a corporate finance associate and later Associate Director in the corporate finance division at SBC Warburg (later renamed UBS Investment Bank), where he was the buy-side financial advisor in a $38 billion acquisition; what was then the largest M&A transaction in Asia. Mr. Kenneth Wong began his career in corporate finance as an intern at Morgan Stanley from July 1994 to December 1994.

Mr. Kenneth Wong earned his Bachelor of Commerce degree with triple majors in finance, marketing, and entrepreneurship from McGill University.

We believe Mr. Kenneth Wong is well-qualified to serve as a member of our board of directors given his experience, entrepreneurial vision, industry expertise, and global network.

Mr. DAVIDKHANIAN, Alex

Mr. Davidkhanian, our CFO since October 2021, has a multi-industry background covering a diverse range of corporate functions that spans nearly 20 years. Since June 2020, he has been co-founder, President and board member of Birchmount Network, a gift card and marketing services company that provides comprehensive revenue, payment, and brand solutions to clients in emerging retail industries. Mr. Davidkhanian has also served on the board of autonomous robotic kitchen company Roboeatz since 2020, and on the advisory board of rental home improvement brand Sproos! since 2019.

Prior to this, from June 2018 to June 2020, he was at TPG Growth and Rise, the growth equity investment platform of global alternative asset firm TPG, where he first served as the Operations Director before becoming Senior Advisor in January 2020. During his time with TPG Growth and Rise, Mr. Davidkhanian supported the fund deal teams on sourcing and negotiating new deals and also worked with portfolio company CEOs and leadership teams to develop and execute their value creation strategies. Before TPG Growth and Rise, Mr. Davidkhanian was CFO for the Americas of Water Technology at Tokyo-listed building materials and housing equipment manufacturer LIXIL Group Corporation, from December 2015 to May 2018. From January 2008 to December 2015, Mr. Davidkhanian was with GROHE, a leading global brand for bathroom and kitchen fittings which was acquired by LIXIL in 2014. He first served as the CFO of GROHE Americas, leading the Finance, HR, IT and Customer Service functions for the region, before moving on to becoming Vice President of Sales from July 2010, and finally becoming President and chief executive for GROHE in that region from July 2013. Prior to GROHE, from August 2002 to December 2007, Mr. Davidkhanian was with a global leader in beverage alcohol, Diageo Plc, where he started out as a manager in London, then moved horizontally to becoming a manager in New York in January 2004. He was then promoted to Director in January 2005, helping to lead and deliver on strategic projects for North America, before finally becoming Finance Director in September 2006, where he drove the strategy and pipeline management for the region.

Mr. Davidkhanian earned his Bachelor of Engineering in Mechanical Engineering with a minor in Management from McGill University, and his Master of Business Administration degree from the University of Chicago.

We believe Mr. Davidkhanian is well-qualified to serve as a member of our board of directors given his experience, industry expertise, and network.

Mr. DING, Yibing Peter

Mr. Ding, one of our independent directors since October 2021, is a qualified chartered accountant with a M&A and investment banking background spanning over 25 years. He is currently Senior Advisor for Greater China for one of the world’s largest independent financial advisory companies, Rothschild & Co., after having served as its Executive Vice Chairman for Greater China from September 2018 to April 2021. Throughout Mr. Ding’s tenure with Rothschild, he has provided financial, strategic advisory and management oversight and has been responsible for senior client coverage and origination of advisory mandates. Mr. Ding also serves on the Asia Pacific Executive Committee of Rothschild & Co. He has also been an independent director of CMB International Finance Limited, a subsidiary of China Merchants Bank (CMB), since January 2020.

Prior to Rothschild & Co., from January 2015 to August 2018, Mr. Ding was one of the four founding partners of Quintus Partners, a boutique firm focusing on cross-border advisory, private placements and investments. From September 2010 to December 2014, he served as Managing Director and Head of Greater China Investment Banking of Barclays PLC, a multinational investment bank. From January 2008 to September 2010, Mr. Ding served as Managing Director and Co-Head of M&A for Asia at Morgan Stanley, an American multinational investment bank and financial services company. From April 2001 to December 2007, Mr. Ding worked in different capacities, including as Managing Director of Investment Banking Department, at UBS AG, a Swiss multinational investment bank and financial services company. From February 1996 to March 2001, Mr. Ding held various positions within ING Barings, Hong Kong, an investment bank, starting as an executive and eventually working in a director-level role. He began his career as an accountant at Ernst & Young from January 1992 to June 1995.

Mr. Ding earned his Bachelor of Arts degree at Fudan University in July 1989 and spent a year at Leeds University on an exchange program in September 1987 to July 1988. He qualified as a Chartered Accountant in England and Wales (ICAEW) in June 1995.

We believe Mr. Ding is well-qualified to serve as a member of our board of directors given his experience, industry expertise, and network.

Mr. CHU, William

William Chu is a seasoned entrepreneur and investor, with extensive experience in the financial and technology sectors. Currently, he holds the position of Director at SparkLabs (Hong Kong) Management Ltd, part of the SparkLabs Group which is a network of accelerators and venture funds renowned for its investment portfolio of over 400 companies. Notably, he led the firm into a partnership with Ping An Group to launch the Ping An Cloud Accelerator, aimed at fostering fintech, health tech, and smart cities startups in China.

In addition, Mr. Chu serves as General Partner at SparkLabs Saudi Arabia Fund I and SparkLabs Pakistan Fund I, focusing on advancing the tech ecosystems in those respective geographies. Furthermore, he acts as a Venture Partner for SparkLabs Global Ventures Fund II, overseeing investment sourcing and portfolio support. Additionally, he provides consultancy services for Spark I Acquisition Corp, a SPAC sponsored by the SparkLabs Group, contributing to strategic planning, research, due diligence analyses, and deal structuring.

Prior to his current engagements, Mr. Chu held executive positions at Zheng He Capital, a Hong Kong-based private equity firm, where he led investments in notable companies such as Ping An Good Doctor and Lufax. Before his venture into finance, he successfully managed his family business, Lawman Group International, and served as the Owner and President of Lawman Sportswear Inc., where he repositioned the Lawman brand in China and launched the Petrol denim collection in the U.S. Presently, he holds the position of Vice President at Lawman International Limited, overseeing property management.

Mr. Chu started his career at Booz-Allen & Hamilton, later holding positions at Merrill Lynch and Wit Soundview. He holds a B.A. in East Asian Studies from Harvard University.

We believe Mr. Chu is well-qualified to serve as a member of our board of directors given his experience, industry expertise, and network.

Professor YU, Albert Cheung-Hoi, Ph.D., J.P.

Prof. Yu, one of our independent directors since October 2021, has over 30 years of academic, industrial and entrepreneurial experience in biotech. Prof. Yu has been a professor at Peking University since December 2001, where he researches glia and neuro-diseases. He has also served as founder, chairman and Chief Scientific Officer of pioneering molecular diagnostic company Hai Kang Life Corporation Ltd since May 1999.

Concurrently, Prof. Yu serves roles in 22 companies and organizations, including RNA interference (RNAi) therapeutics biopharmaceutical company Sirnaomics Ltd (independent non-executive director since July 2021), venture capital fund CR-CP Life Science Fund Management Limited (independent director since May 2021), international biotech convention organizer BIOHK Limited (director since February 2019), the Biotech Advisory panel of the Stock Exchange of Hong Kong Limited (HKEX) (panel member since April 2018), the Guangdong-Hong Kong-Macao Greater Bay Area Biotechnology Alliance (GBABA) (director, founder and chairman since December 2017), the Glia and Neuro-diseases Committee of the Beijing Society for Neuroscience (BJSN) (director since December 2017), nonprofit international scientific conferences organizer, Gordon Research Conferences (member of the Board of Trustees since May 2016), the Asian Fund for Cancer Research Limited (director since July 2011), Hong Kong.

Biotechnology Organization (HKBIO) (founder and chairman since September 2009), Hong Kong DNA Chips Ltd (director since April 2007), and clinical diagnostic firm Hai Kang Life Corp. Ltd.’s subsidiary DNA-Tech Ltd (director since February 2002).

His past directorships of corporate and academic organizations include the Chinese Neuroscience Society (CNS) (vice director from October 2015 to October 2019), Hong Kong Science and Technology Parks Limited (HKSTP) (director from July 2011 to June 2017), the Beijing Society for Neuroscience (BJSN) (director from January 2008 to December 2013), and the key neuroscience laboratory designated by the Chinese Ministry of Education and Ministry of Health; the Neuroscience Research Institute of Peking University (vice director from December 2006 to December 2018).

Concurrently to his current role at Peking University, from September 2006 to December 2017, Prof. Yu was a professor at the Peking University Infectious Disease Research Center. Prior to that, from February 1994 to December 2001, Prof. Yu was a lecturer and assistant professor at the Hong Kong University of Science and Technology (HKT). From February 1994 to August 1996, he was also a visiting associate professor at Stanford University, and a guest professor at the Peking University Health Science Center (formerly known as Beijing Medical University) from January 1994 to December 2000. From October 1989 to October 1994, Prof. Yu was a research associate and later senior research associate at Stanford University’s Department of Pathology. Prior to this, from July 1984 to September 1989, he was an assistant academic researcher at the University of California, San Francisco.

Prof. Yu earned his Bachelor of Science, his Master of Science, and his Doctor of Philosophy degrees from the University of Saskatchewan.

We believe Prof. Yu is well-qualified to serve as a member of our board of directors given his experience, industry expertise, and network.

Executive Officer and Director Compensation

We will pay $10,000 per month to our Sponsor commencing on the closing date of the IPO for 9 months (or 15 months if we extend the Combination Period) we make to it for office space and related services. No other compensation of any kind, including finders, consulting or other similar fees, has been paid or will be paid to any of our existing shareholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company. All these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined by a compensation committee constituted solely of Independent Directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Director Independence

Nasdaq requires that a majority of our board must be composed of “Independent Directors.” Currently, Mr. Peter Ding, Mr. William Chu, and Prof. Albert Yu would each be considered an “Independent Director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Independent Directors will have regularly scheduled meetings at which only Independent Directors are present.

We will only enter into a business combination if it is approved by a majority of our Independent Directors. Additionally, we will only enter into transactions with our officers and directors and their respective affiliates that are on terms no less favorable to us than could be obtained from independent parties. Any related-party transactions must also be approved by our audit committee and a majority of disinterested Independent Directors.

Board Committees

The Board has a standing audit, nominating and compensation committee. The independent directors oversee director nominations. Each audit committee and compensation committee has a charter, which was filed with the SEC as exhibits to the Registration Statement on Form S-1 on February 9, 2023.

Audit Committee

Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee all of whom must be independent. We have established an audit committee of the board of directors, which consists of Mr. Peter Ding, Mr. William Chu, and Prof. Albert Yu, each of whom is an independent director under Nasdaq’s listing standards. Mr. Peter Ding is the Chairperson of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “Independent Directors” who are “financially literate” as defined under Nasdaq listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Peter Ding is qualified as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

Keen Vision has established a nominating committee of the board of directors, which will consist of Mr. Peter Ding, Mr. William Chu, and Prof. Albert Yu, each of whom is an independent director under Nasdaq’s listing standards. Mr. William Chu is the Chairperson of the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our Board. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

●	whether the candidate is independent pursuant to the requirements of the Nasdaq Global Market;

●	whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of Keen Vision;

●	whether the candidate has the ability to read and understand basic financial statements;

●	whether the candidate has relevant education, experience and expertise and would be able to provide insights and practical wisdom based upon that education, experience and expertise;

●	whether the candidate has knowledge of Keen Vision and issues affecting Keen Vision;

●	whether the candidate is committed to enhancing shareholder value;

●	whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company;

●	whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility;

●	whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of board membership;

●	whether the candidate has any prohibitive interlocking relationships or conflicts of interest;

●	whether the candidate is able to develop a good working relationship with other board members and contribute to the board’s working relationship with the senior management of Keen Vision; and

●	whether the candidate is able to suggest business opportunities to Keen Vision.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to the Board should follow the procedures set forth in our amended and restated memorandum and articles of association. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

We have established a compensation committee of the board of directors, which consists of Mr. Peter Ding, Mr. William Chu, and Prof. Albert Yu, each of whom is an independent director under Nasdaq’s listing standards. Prof. Albert Cheung-Hoi Yu is the Chairperson of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviewing at least annually the goals and objectives of Keen Vision’s executive compensation plans, and amend, or recommend that the board amend, these goals and objectives if the committee deems it appropriate;

●	reviewing at least annually Keen Vision’s executive compensation plans in light of Keen Vision’s goals and objectives with respect to such plans, and, if the committee deems it appropriate, adopt, or recommend to the board the adoption of, new, or the amendment of existing, executive compensation plans;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements; and

●	if required, producing a report on executive compensation to be included in our annual proxy statement.

No other compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, including our directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements entered into in connection with such initial business combination.

Code of Ethics

Upon consummation of the IPO, we adopted a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

●	None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

●	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our management has pre-existing fiduciary duties and contractual obligations and may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

●	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

●	The insider shares owned by our officers and directors will be released from escrow only if a business combination is successfully completed and subject to certain other limitations. Additionally, our officers and directors will not receive distributions from the trust account with respect to any of their insider shares if we do not complete a business combination. Furthermore, our initial shareholders have agreed that the private units will not be sold or transferred by them until after we have completed our initial business combination. In addition, our officers and directors may loan funds to us after this offering and may be owed reimbursement for expenses incurred in connection with certain activities on our behalf which would only be repaid if we complete an initial business combination. For the foregoing reasons, the personal and financial interests of our directors and executive officers may influence their motivation in identifying and selecting a target business, completing a business combination in a timely manner and securing the release of their shares.

Under BVI law, directors owes fiduciary duties both at both common law and under statute which includes the following:

(i)	duty to act honestly and in good faith in what the director believes to be in the best interests of Keen Vision as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not improperly fetter the exercise of future discretion;

(iv)	duty not to put themselves in a position in which there is a conflict between their duty to Keen Vision and their personal interests; and

(v)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to Keen Vision and the general knowledge skill and experience which that director has.

BVI law does not regulate transactions between a company and its significant members, however it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority member.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor. Furthermore, most of our officers and directors have pre-existing fiduciary obligations to other businesses of which they are officers or directors. To the extent they identify business opportunities which may be suitable for the entities to which they owe pre-existing fiduciary obligations, our officers and directors will honor those fiduciary obligations. Accordingly, it is possible they may not present opportunities to us that otherwise may be attractive to us unless the entities to which they owe pre-existing fiduciary obligations and any successors to such entities have declined to accept such opportunities.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has contractually agreed, pursuant to a written agreement with us, until the earliest of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to our company for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us, subject to any pre-existing fiduciary or contractual obligations he might have.

The following table summarizes the other relevant pre-existing fiduciary or contractual obligations of our officers and directors:

Name of Individual	Name of Affiliated Company	Affiliation	Priority/Preference Relative to Keen Vision
WONG, Kenneth Ka Chun	Keen Vision Capital (BVI) Limited	Founder and Chief Executive Officer
	Keen Vision International Limited	Founder and Chief Executive Officer
DAVIDKHANIAN, Alex	Birchmount Network	President and board member
	Roboeatz	Board member
	Sproos!	Member of Advisory Board
DING, Peter	Rothschild & Co.	Senior Advisor
CHU, William	SparkLabs Saudi Arabia Fund I LLC	Partner
	SparkLabs Pakistan Fund I LLC	Partner
	SparkLabs (Hong Kong) Management Ltd	Director
	Lawman International Limited	Vice President
	Spark I Acquisition Corp	Consultant
	SparkLabs Global Ventures Fund II	Venture Partner
YU, Albert Cheung-Hoi	Peking University	Professor
	Hai Kang Life Corporation Ltd.	Chief Scientific Officer and Chairman
	Hong Kong Council for Testing and Certification (HKCTC)	Chairman
	Sirnaomics Ltd.	Independent non-executive director
	CR-CP Life Science Fund Management Limited	Independent director
	Guangdong-Hong Kong-Macao Greater Bay Area Biotechnology Alliance (GBABA)	Founder and Chairman
	Hong Kong Biotechnology Organization (HKBIO)	Founder and Chairman
	Glia and Neuro-diseases Committee of Beijing Society for Neuroscience (BJSN)	Director
	Oversight Committee of the Sino-International Institute of Translation Medicine at Shenzhen (SIITM)	Committee Member
	National Institute of Metrology, China (Bio-Related)	Advisor
	Biotech Advisory Panel of the Stock Exchange of Hong Kong Limited (HKEX)	Panel member
	Gordon Research Conferences	Board of Trustees
	Asia Fund for Cancer Research Foundation (AFCR)	Director
	The Hong Kong Chinese Importers’ & Exporters’ Association	Director
	BIOHK Ltd.	Director
	SUN YAT-SEN Cultural Foundation Ltd.	Director
	H.K. Life Publishing Ltd.	Director
	Hong Kong DNA Chips Ltd.	Director
	Angenomics Ltd.	Director
	DNA-Tech Ltd.	Director
	Hong Kong-Taiwan Youth Exchange Association Ltd.	Director
	The Food Safety Laboratories Limited	Director
	Jin Dong Company Ltd.	Director

In connection with the vote required for any business combination, all of our Initial Shareholders, including all of our officers and directors, have agreed to vote their respective insider shares and private shares in favor of any proposed business combination. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to those ordinary shares acquired by them prior to the IPO. If they purchase ordinary shares in the IPO or in the open market, however, they would be entitled to participate in any liquidation distribution in respect of such shares but have agreed not to convert such shares (or sell their shares in any tender offer) in connection with the consummation of our initial business combination or an amendment to our amended and restated memorandum and articles of association relating to pre-business combination activity.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

 To further minimize conflicts of interest, we have agreed not to consummate our initial business combination with an entity that is affiliated with any of Initial Shareholders, unless we have obtained (i) an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated shareholders from a financial point of view and (ii) the approval of a majority of our disinterested and Independent Directors (if we have any at that time). Furthermore, in no event will any of our Initial Shareholders, special advisors or their respective affiliates be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors.

Our M&AA provide that, subject to certain limitations, Keen Vision shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to what the person believes is in the best interests of Keen Vision and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of Keen Vision and as to whether the person had no reasonable cause to believe that his conduct was unlawful and is, in the absence of fraud, sufficient for the purposes of the memorandum and articles of association, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of Keen Vision or that the person had reasonable cause to believe that his conduct was unlawful.

We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the M&AA. The M&AA also will permit us to purchase and maintain insurance on behalf of any officer or director who at the request of Keen Vision is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not Keen Vision has or would have had the power to indemnify the person against the liability as provided in the memorandum and articles of association. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our ordinary shares and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were filed in a timely manner.

PUBCO’S DIRECTORS AND EXECUTIVE OFFICERS
AFTER THE BUSINESS COMBINATION

Director Nominees and Executive Officers

The following table sets forth certain information relating to the executive officers and directors of PubCo immediately after the consummation of the Business Combination.

Name	Age	Position(s)
Executive Officers
Dr. Ronald Li, Ph.D.	53	Chief Executive Officer, Chairman and Director Nominee
Mr. Allen Ma, MBA, CPA.	71	Chief Financial Officer, Deputy Chairman and Director Nominee
Dr. Roger Hajjar, M.D.	60	President, Chief Medical Officer and Director Nominee
Mr. Suresh Pullela, M.S.	51	Chief Quality Officer

Non-Employee Directors
Mr. James Topham, FCPA(1), (2), (3)	73	Independent Director Nominee
Ms. Sandra Morgan, M.B.A.(1), (2), (3)	61	Independent Director Nominee
Dr. Sven Henrichwark, Ph.D.(1), (2), (3)	58	Independent Director Nominee

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Governance Committee

Executive Officers

The following is a brief biography of each of the executive officers of PubCo (some of whom will also be directors) upon the closing of Business Combination:

Dr. Ronald Li, Ph.D., 53, is the founder of Medera and its underlying businesses, and serves as Chief Executive Officer, Chairman and Executive Director of Medera, and will serve as Chief Executive Officer of PubCo and is expected to join the PubCo Board as Chairman effective upon the closing of the Business Combination. Dr. Li was also previously an independent director and member of the audit, compensation and nominating committees of Keen Vision from October 2021 to March 2024. Dr. Li is an academic-turned-serial entrepreneur with successful track records in biotech from foundational to translational research, fundraising, public listing, mergers and acquisitions, privatization, joint ventures, licensing, and corporate finance. Dr Li is an internationally recognized expert in cardiac electrophysiology, human heart cell and tissue engineering and pluripotent stem cells with over 200 peer-reviewed publications. Prior to founding Medera, Dr. Li was Assistant Professor at John Hopkins University, Associate Professor of University of California, Davis, and Full Professor of Icahn School of Medicine at Mount Sinai in Manhattan, and Center Director of Ming-Wai Lau Center for Reparative Medicine at the Karolinska Institutet. Dr. Li has won numerous awards and accolades, including being a two-time recipient of the Top Young Faculty Award of Johns Hopkins, Top Young Investigator and Top Postdoc Fellow of Johns Hopkins, Young Investigator Award 1st Prize of Heart Rhythm Society, American Heart Association Best Study of 2005 and Groundbreaking Study of 2006 for his work on the first genetically engineered human pluripotent stem cell-derived heart cells as well as cell- and gene-based biopacemakers. Dr. Li obtained a B.S. (Hons) in Biochemistry (Biotechnology Option) from the University of Waterloo, a Ph.D. in Physiology (Cardiology) from the University of Toronto, and post-doctoral fellowship in cardiac electrophysiology from the Johns Hopkins University. He has also been named a Distinguished Visiting Professor by the University of Toronto and Distinguished Alumnus by the University of Waterloo.

We believe Dr. Ronald Li is qualified to serve on the PubCo Board based on his extensive business leadership and public company experience as well as his experience in the healthcare and life sciences industries.

Mr. Allen Ma, MBA, CPA, 71, has served as Deputy Chairman and Executive Director of Medera since October 2023, and will serve as Chief Financial Officer of PubCo and is expected to join the PubCo Board as Deputy Chairman effective upon the closing of the Business Combination. Mr. Ma was also Chairman and Director of Novoheart (Medera’s arm for pre-clinical disease modelling and drug discovery effective) from September 2017 to November 2020, and subsequently joined Medera’s group in March 2021 as Director. Prior to joining Medera, Mr. Ma acquired 30 years’ experience in the technology industry, including serving as the Chief Executive Officer of Hong Kong Science and Technology Parks Corporation, President for Asia-Pacific at British Telecom, Vice President for Asia at the global telecom solutions sector of Motorola, Executive Director of Hong Kong Telecommunications, Managing Director of Hong Kong Telecom CSL and Group Chief Accountant of Hong Kong Telephone. He is currently an independent non-executive director of Mox Bank (a virtual bank majority owned by Standard Chartered Bank). Mr. Ma holds an MBA from the University of Toronto. He is a fellow member of the Chartered Institute of Management Accountants, UK and the Association of Chartered Certified Accountants, UK, and a Chartered Professional Accountant of Canada.

We believe Mr. Ma is qualified to serve on the PubCo Board based on his extensive leadership experience in various technology sectors.

Dr. Roger Hajjar, M.D., 60, is a co-founder of Sardocor (Medera’s arm for clinical development of novel therapies), and serves as Chief Executive Officer of Sardocor, and will serve as President and Chief Medical Officer of PubCo and is expected to join the PubCo Board as Director effective upon the closing of the Business Combination. Dr. Hajjar is an internationally renowned scientific leader in the field of cardiac gene therapy. His academic laboratory had validated a number of cardiac targets, including the cardiac sarcoplasmic reticulum calcium ATPase (SERCA2a) that led to the initiation and completion under his guidance of First-in-Human gene therapy trials in patients with heart failure and cardiomyopathies. He has been appointed as the Inaugural Director of the Gene and Cell Therapy Institute at Mass General Brigham. Dr. Hajjar has authored over 500 publications and has received numerous awards and accolades over his career, including Young Investigator Award of the American Heart Association, Doris Duke Clinical Scientist Award of AstraZeneca, Distinguished Alumnus Award from Johns Hopkins University, American Heart Association Distinguished Achievement Award, and Thomas W. Smith Award from the American Heart Association. Dr. Hajjar obtained a B.S. in Biomedical Engineering from the Johns Hopkins University and a M.D. from Harvard Medical School and the Harvard-MIT Division of Health Sciences and Technology. Dr. Hajjar is also currently an independent director of Longeveron Inc..

We believe Dr. Hajjar is qualified to serve on the PubCo Board based on his experience in the healthcare and life sciences industries, in particular the fields of gene and cell therapy.

Mr. Suresh Pullela, M.S., 51, has served as the Chief Quality Officer of Medera since January 2022. Mr. Pullela has over 20 years of experience in quality in the biotechnology and pharmaceutical experience across multiple therapeutic modalities (across early clinical to late stage/commercial companies). In addition to Medera, these include serving as independent technical consultant supporting FDA remediation activities for Validant from July 2021 to January 2022, the senior director of quality assurance for Harpoon Therapeutics (then listed on Nasdaq (symbol: HARP) and now acquired by Merck) from December 2018 to March 2021, and director of quality, biologics of Ultragenyx Pharmaceutical from October 2015 to December 2018. Mr. Pullela obtained a M.S. in Mechanical Engineering from North Carolina State University and a Bachelor of Engineering from Andhra University.

Non-Employee Directors

The following is a brief biography of each of the non-employee directors of PubCo upon the closing of Business Combination:

Mr. James Topham, FCPA, 73, previously served as Director and Chairman of the Audit Committee of Novoheart (Medera’s arm for pre-clinical disease modelling and drug discovery) during its previous listing on the Toronto Stock Exchange. Mr. Topham is expected to join the PubCo Board as Director effective upon the closing of the Business Combination. He was previously an audit partner in charge of KPMG’s Technology Group in Vancouver for 20 years up to 2008, and previously served as a Director of multiple technology companies, both private and listed on US and Canadian stock exchanges. These include Perk Labs Inc. from June 2016 to February 2023, Guard RFID Solutions Inc. from 2010 to February 2023 and UrtheCast Inc. from May 2015 to March 2021. Mr. Topham was a founder and Director of the BC Technology Industries Association, and founder of Clean Technology CEO Alliance and served on its Advisory Board. In addition, he also served on the board for WINBC, the BC Wireless Association. He was inducted into the BC Technology Hall of Fame in September 2023. Mr. Topham obtained a computer science major and Bachelor of Commerce degree with Honours from the University of Saskatchewan. Mr. Topham is a Fellow Chartered Professional Accountant (FCPA, Canada) and was a Certified Information Systems Auditor. Mr. Topham currently serves on the advisory board of NUWAVE Research Inc, a private Canadian technology company.

We believe Mr. Topham is qualified to serve on the PubCo Board based on his extensive audit experience.

Ms. Sandra Morgan, MBA., 61, is expected to join the PubCo Board as Director effective upon the closing of the Business Combination. Ms. Morgan has over 30 years’ experience in the healthcare and pharmaceutical industry, having worked for Fortune 100 companies including HCA Healthcare (as senior vice president provider relations) from March 2008 to June 2021 and Pfizer (as vice president) from October 1996 to March 2008. She played a major role in the initial launch of products while achieving formulary status for Pfizer’s extensive portfolio. Ms. Morgan has been a Director of Momentis Robotics since September 2021 and Cordio Medical since June 2022, and board advisor to Laurel Road since June 2022. Ms. Morgan earned a B.S. in business administration from the University of Illinois and an MBA from St. Joseph’s University.

We believe Ms. Morgan is qualified to serve on the PubCo Board based on her experience in the healthcare and pharmaceutical industries.

Dr. Sven Henrichwark, Ph.D., 58, is expected to join the PubCo Board as Director effective upon the closing of the Business Combination. Dr. Henrichwark obtained a Ph.D. in viral immunopathology of HIV from the Pasteur Institute in Paris. Dr. Henrichwark is currently CEO of Fibronostics and Director of Kyberlife. Prior to this, Dr. Henrichwark accumulated over 25 years’ experience in the healthcare and life science industries. From 2005 to 2018, he joined GE Healthcare as the Chief Medical Officer for Life Sciences (now Cytiva), then followed as General Manager, Service for GE Healthcare, and COO GE Healthcare for APAC and global commercial General Manager for GE Bioprocess. Subsequently, Dr. Henrichwark has also served as CEO of Echosens, Executive Vice President APAC for Avantor, and advisor or SPRIM Ventures, Ampersand Capital Partners, and Nanyang Technological University (NTU) Singapore.

We believe Dr. Henrichwark is qualified to serve on the PubCo Board based on his experience in the healthcare and life science industries.

Family Relationships

There are no family relationships among any of the executive officers or directors of the Company.

Corporate Governance

PubCo will structure its corporate governance in a manner that it believes will closely align PubCo’s interests with those of its shareholders following the Business Combination.

PubCo will have independent director representation on its audit committee immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors.

At least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with PubCo is required to declare the nature of his or her interest at a meeting of PubCo’s directors. A general notice given to the directors by any director to the effect that he or she is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. PubCo’s Board of Directors may exercise all of the powers to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of PubCo or of any third party. None of PubCo’s directors has a service contract with PubCo that provides for benefits upon termination of service as a director.

Role of Board in Risk Oversight

The PubCo Board will have extensive involvement in the oversight of risk management related to PubCo and its business and will accomplish this oversight through the regular reporting to the PubCo Board by the audit committee. The audit committee will represent the PubCo Board by periodically reviewing PubCo’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of PubCo business and summarize for the PubCo Board all areas of risk and the appropriate mitigating factors. In addition, the PubCo Board will receive periodic detailed operating performance reviews from management.

Composition of the PubCo Board After the Business Combination

PubCo’s business and affairs will be managed under the direction of the PubCo Board, which will consist of six (6) directors. The number of directors is fixed by PubCo Board, subject to the terms of PubCo’s amended and restated memorandum and articles of association. Each of PubCo’s directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Term of Directors

Following the Business Combination, the PubCo Board will be classified as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the PubCo Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the shareholders following the Closing of the Business Combination, the initial Class II directors shall serve for a term expiring at the second annual meeting of the shareholders following the Closing of the Business Combination, and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Closing of the Business Combination. Each class will serve for a term of three years. At each annual meeting of shareholders, the class of directors whose term expires at that annual meeting will be subject to reelection for a three-year term.

Independence of the Board of Directors and Controlled Company Status

In connection with the Business Combination, the PubCo Ordinary Shares will be listed on Nasdaq. We expect PubCo will be a “controlled company” upon completion of the Business Combination for the purposes of the corporate governance rules of Nasdaq. Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Regemedera Holdings Limited and Dragon Era Enterprises Limited will own more than 50% of our voting power upon completion of the Business Combination, and as such, may have the ability to control the outcome of matters submitted to shareholders for approval.

Accordingly, we expect PubCo will be eligible for certain exemptions from the corporate governance requirements of Nasdaq. Specifically, as a “controlled company,” we will not be required to have (1) a majority of independent directors, (2) a nominating and corporate governance committee composed entirely of independent directors, or (3) a compensation committee composed entirely of independent directors. As mentioned above, the PubCo Board will consist of six directors, with three being independent directors, representing half and not a majority of the board. In the event we continue to rely on some or all of these exemptions in the future, shareholders would not have the same protections afforded to shareholders of companies that are subject to all of the applicable corporate governance rules of Nasdaq.

Under the rules of Nasdaq, a director will only qualify as an “independent director” if that person is not an executive officer or employee, and in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Keen Vision Board has undertaken a review of the independence of each director and considered whether each director of PubCo has a material relationship with Medera that could compromise the director’s ability to exercise independent judgment in carrying out the director’s responsibilities. As a result of this review, Keen Vision anticipates that Mr. James Topham, Ms. Sandra Morgan and Dr. Sven Henrichwark (representing three out of our six directors) will be considered “independent directors” as defined under the listing requirements and rules of Nasdaq and the applicable rules of the Exchange Act.

Diversity and Inclusion Policy

PubCo will, prior to or concurrently with the listing of PubCo’s Ordinary Shares on Nasdaq, adopt a Diversity and Inclusion Policy intended to achieve PubCo’s diversity goals through regular review and monitoring. As an international organization with global operations across multiple regions, PubCo is mindful of the different market practices that apply in the countries in which will operate and recognizes the importance of ethnic and cultural diversity in its management and workforce. PubCo recognizes that each individual is unique, and diversity encompasses many dimensions. As such, PubCo recognizes all types of diversity under the policy. The policy applies to all directors, officers, employees and extended workforce, including PubCo’s directors and executive officers.

Under the terms of the policy, the PubCo board of directors will be responsible for the following:

●	annually setting measurable objectives for achieving gender diversity in the composition of the board of directors, senior management and workforce and, where appropriate, other aspects of diversity including in respect of women in leadership, age diversity and cultural diversity. The board will assess annually PubCo’s progress in achieving such objectives;

●	ensuring the Diversity and Inclusion Policy is on PubCo’s website; and

●	reviewing the objectives set for the relevant reporting period and PubCo’s progress in achieving the objectives in its annual report.

Compensation Committee Interlocks and Insider Participation

None of the expected PubCo executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who are expected to serve as a member of the PubCo Board.

Board Committees

After the completion of the Business Combination, the standing committees of PubCo’s Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee, the composition and function of which is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. The PubCo Board will adopt a written charter for each of these board committees, which will be available on PubCo’s website upon the completion of the Business Combination. Each committee’s members and functions are described below. The PubCo Board may also, from time to time, establish other committees.

PubCo’s president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of PubCo’s Board will provide appropriate risk oversight.

Audit Committee

Upon the completion of the Business Combination, we expect PubCo to have an audit committee, consisting of Mr. James Topham, who will be serving as the chairperson, Ms. Sandra Morgan and Dr. Sven Henrichwark. Each of the members of PubCo’s audit committee will satisfy the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and Listing Rules of the Nasdaq, including Rule 5605(c)(2) of the Listing Rules of the Nasdaq and Rule 10A-3 under the Exchange Act, as amended.

PubCo’s Board has also determined that Mr. James Topham will qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The audit committee will oversee PubCo’s accounting and financial reporting processes and the audits of its financial statements. The functions of this committee will include, among other things:

●	evaluating the performance, independence, qualifications and compensation of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

●	reviewing our financial reporting processes and disclosure controls;

●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

●	reviewing the adequacy and effectiveness of our internal control policies and procedures, including the effectiveness of our internal audit function;

●	reviewing with the independent auditors the annual audit plan, including the scope of audit activities;

●	obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

●	reviewing and evaluating our independent auditor’s lead audit partner and the rotation of audit partners as required by law;

●	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

●	reviewing our annual and semi-annual financial statements and reports, including the disclosures contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Medera” and discussing the statements and reports with our independent auditors and management;

●	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;

●	reviewing with management and our independent auditors any earnings announcements and other public announcements regarding material developments;

●	establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls, auditing or other matters;

●	establishing procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

●	reviewing and discussing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

●	reviewing and evaluating the audit committee charter annually and recommending any proposed changes to the board; and

●	such other matters that are specifically delegated to PubCo’s audit committee by the PubCo Board from time to time.

Compensation Committee

Upon the completion of the Business Combination, we expect PubCo to have a compensation committee, consisting of Ms. Sandra Morgan, who will be serving as the chairperson, and Mr. James Topham and Dr. Sven Henrichwark. Each of the members of PubCo’s compensation committee will meet the requirements for independence under the applicable rules and regulations of the SEC and rules of Nasdaq, including Rule 5605(c)(2) of the Listing Rules of the Nasdaq.

The compensation committee will assist the PubCo Board in reviewing and approving the compensation structure, including all forms of compensation, relating to the PubCo’s directors and executive officers. PubCo’s chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The functions of the committee will include, among other things:

●	reviewing and approving any corporate objectives that pertain to the determination of executive compensation;

●	reviewing and approving the compensation and other terms of employment of our executive officers;

●	reviewing and approving performance goals and objectives relevant to the compensation of our chief executive officer;

●	evaluating our chief executive officer’s performance in light of the foregoing goals and objectives and, either as a committee or together with the other independent directors, determining and approving our chief executive officer’s compensation level based on this evaluation;

●	making recommendations to the board regarding non-chief executive officer compensation and the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board;

●	administering equity incentive plans, to the extent such authority is delegated by the board;

●	reviewing and evaluating the compensation committee charter annually and recommending any proposed changes to the board; and

●	such other matters that are specifically delegated to the compensation committee by the PubCo Board from time to time.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, we expect PubCo to have a nominating and corporate governance committee, consisting of Dr. Sven Henrichwark, who will be serving as the chairperson, and Ms. Sandra Morgan and Mr. James Topham. Each of the members of PubCo’s nominating and corporate governance committee will meet the requirements for independence under the applicable rules and regulations of the SEC and rules of Nasdaq, including Rule 5605(c)(2) of the Listing Rules of the Nasdaq.

The nominating and corporate governance committee will assist the PubCo Board in selecting individuals qualified to become PubCo’s directors and in determining the composition of the PubCo Board and its committees. The functions of this committee will include, among other things:

●	identifying, reviewing, and making recommendations of candidates to serve on the board;

●	evaluating the performance of the board, committees of the board, and individual directors and determining whether continued service on the board is appropriate;

●	evaluating nominations by shareholders of candidates for election to the board;

●	evaluating the current size, composition, and organization of the board and its committees and making recommendations to the board for approvals;

●	developing a set of corporate governance policies and principles and recommending to the board any changes to such policies and principles;

●	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the board current and emerging corporate governance trends;

●	reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the board; and

●	such other matters that are specifically delegated to the nominating and corporate governance committee by the PubCo Board from time to time.

Code of Business Conduct

PubCo will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on PubCo’s website upon the completion of the Business Combination. PubCo’s code of business conduct is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. PubCo will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Employment Agreements and Indemnification Agreements

Prior to or concurrently with the Closing, PubCo will enter into employment agreements with all executive officers also include confidentiality and non-disclosure restrictions and non-competition and non-solicitation restrictions that apply during employment for certain periods following termination of employment. A form of such employment is filed as an exhibit to the registration statement on Form F-4 of which this proxy statement/prospectus forms a part.

PubCo will enter into indemnification agreements with each of its directors. Under these agreements, PubCo may agree to indemnify its director against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of PubCo. A form of indemnification agreement is filed as an exhibit to the registration statement on Form F-4 of which this proxy statement/prospectus forms a part.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2023, Medera paid an aggregate of US$978,842 million in cash to directors and executive officers who will continue as the PubCo’s directors and executive officers. Medera currently has an equity incentive plan in place, pursuant to which, its board of directors may grant options and restricted share units or other types of awards to directors, consultants, and employees of Medera and its related entities. Prior or concurrently with the Closing, PubCo will adopt the 2024 Omnibus Incentive Plan currently sponsored by Medera and maintain the 2024 Omnibus Incentive Plan under which to grant awards to its directors, consultants, and employees, see “— 2024 Omnibus Incentive Plan.”

2024 Omnibus Incentive Plan

In order to provide eligible individuals with an incentive to contribute to the success of PubCo and to operate and manage PubCo’s business in a manner that will provide for PubCo’s long-term growth and profitability and that will benefit its shareholders and other important stakeholders, including its employees and customers, and provide a means of recruiting, rewarding, and retaining key personnel, PubCo will adopt an omnibus incentive plan upon the Closing of the Business Combination. A form of the 2024 Omnibus Incentive Plan, or Equity Incentive Plan, is included as Annex C to this proxy statement/prospectus.

The maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the 2024 Omnibus Incentive Plan is initially [         ]. As of the date of this proxy statement/prospectus, no award has been granted under the 2024 Omnibus Incentive Plan.

The following paragraphs describe the principal terms of the 2024 Omnibus Incentive Plan.

Types of awards. The 2024 Omnibus Incentive Plan permits the awards of options and restricted share units or other types of awards approved by the PubCo board or any committee appointed thereof.

Plan administration. The 2024 Omnibus Incentive Plan shall be administered by the PubCo board or any committee appointed thereof, which determines, among other things, the participants eligible to receive awards, the type or types of awards to be granted to each eligible participant, the number of awards to be granted to each eligible participant, and the terms and conditions of each award grant.

Award agreement. Awards under the 2024 Omnibus Incentive Plan are evidenced by an award agreement that set forth the terms, conditions and limitations for each award which may include the term of an award, the provisions applicable in the event the participant’s employment or service terminates, and PubCo’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an award.

Eligibility. PubCo may grant awards to directors, consultants, and employees of the company and its related entities as well as any other individual whose participation is determined to be in the best interest of the company by the PubCo board or any committee appointed thereof.

Vesting schedule. In general, the PubCo board determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of awards. The exercise price per share subject to an option is determined by the PubCo board or any committee appointed thereof and set forth in the award agreement which may be a fixed price or a variable price related to the fair market value of the shares.

Transfer restrictions. Awards may not be transferred in any manner by the eligible participant other than in accordance with the limited exceptions provided in the 2024 Omnibus Incentive Plan and authorized in the applicable award agreement and by the PubCo board or any committee appointed thereof, such as transfers to one or more natural persons who are the participant’s family members or entities owned and controlled by the participant and/or the participant’s family members.

Termination and amendment. Unless terminated earlier, the 2024 Omnibus Incentive Plan has a term of ten years. The PubCo board may terminate, amend or modify the 2024 Omnibus Incentive Plan, subject to the limitations of applicable laws or stock exchange rules. However, no termination, amendment, or modification of the 2024 Omnibus Incentive Plan may adversely affect in any material way any award previously granted pursuant to the 2024 Omnibus Incentive Plan without the prior written consent of the participant.

Foreign Private Issuer Status

As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. PubCo will also be permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, PubCo’s corporate governance practices may differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT PRIOR TO THE BUSINESS COMBINATION

The following table sets forth as of [  ], 2024 the number of ordinary shares beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of our issued and outstanding ordinary shares (ii) each of our officers and directors; and (iii) all of our officers and directors as a group. As of [  ], 2024, we had [  ] KVAC Ordinary Shares issued and outstanding.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them. The following table does not reflect record of beneficial ownership of any ordinary shares issuable upon exercise of the warrants or conversion of rights, as the warrants are not exercisable within 60 days of [  ], 2024 and the rights are not convertible within 60 days of [  ], 2024.

Name and Address of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned	Approximate Percentage of Outstanding Ordinary Shares
The Sponsor(2)	4,276,075	22.08%
WONG, Kenneth Ka Chun(2)	45,000	*	%
DAVIDKHANIAN, Alex	32,500	*	%
DING, Peter	22,500	*	%
CHU, William	20,000	*	%
YU, Albert Cheung-Hoi	20,000	*	%
All executive officers and directors as a group (5 individuals)	4,416,075	22.80%
Periscope Capital Inc.(3)	996,800	5.1%
Karpus Investment Management.(4)	1,278,000	6.60%
HGC Investment Management Inc.(5)	1,200,000	6.20%

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals or entities is c/o Keen Vision Acquisition Corporation, 37 Greenbriar Drive, Summit, NJ 07901, USA.

(2)	The Sponsor is the record holder of the insider shares reported herein. The Sponsor is controlled by Mr. Kenneth Wong and Mr. Jason Wong, its managers. By virtue of this relationship, Mr. Kenneth Wong and Mr. Jason Wong may be deemed to share beneficial ownership of the securities held of record by our sponsor.

(3)	Based on the Schedule 13G filed by the holder on February 9, 2024. The holder’s address is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

(4)	Based on the Schedule 13G filed by the holder on February 13, 2024. The holder’s address is 183 Sully’s Trail, Pittsford, New York 14534.

(5)	Based on the Schedule 13G filed by the holder on February 14, 2024. The holder’s address is 1073 Yonge Street, 2nd Floor, Toronto, Ontario M4W 2L2, Canada.

SECURITY OWNERSHIP OF THE COMBINED COMPANY
AFTER THE BUSINESS COMBINATION

The following tables sets forth information regarding the beneficial ownership of PubCo Ordinary Shares immediately after the consummation of the Business Combination by:

●	each person known to PubCo who will be the beneficial owner of more than 5% of any class of its shares immediately after the Business Combination;

●	each of its officers and directors; and

●	all of its officers and directors as a group.

No Redemption Scenario:

	PubCo Ordinary Shares		Voting Power (%)
Name and Address of Beneficial Owner	Number	%	%
Executive Officers and Directors
Ronald Li (Chairman and CEO)	--	--	--
Allen Ma (Deputy Chairman and CFO)	--	--	--
Roger Hajjar (Director, President and CMO)	--	--	--
Suresh Pullela (Chief Quality Officer)	--	--	--
James Topham (Director)	--	--	--
Sandra Morgan (Director)	--	--	--
Sven Henrichwark (Director)	--	--	--

All Executive Officers and Directors as a group	--	--	--

	PubCo Ordinary Shares		Voting Power (%)
Name and Address of Beneficial Owner	Number	%	%
5% Or Greater Holders
Regemedera Holdings Limited	--	--	--
Dragon Era Enterprises Limited	--	--	--
Kenneth Wong / KVC Sponsor LLC	--	--	--

Full Redemption Scenario:

	PubCo Ordinary Shares		Voting Power (%)
Name and Address of Beneficial Owner	Number	%	%
Executive Officers and Directors
Ronald Li (Chairman and CEO)	--	--	--
Allen Ma (Deputy Chairman and CFO)	--	--	--
Roger Hajjar (Director, President and CMO)	--	--	--
Suresh Pullela (Chief Quality Officer)	--	--	--
James Topham (Director)	--	--	--
Sandra Morgan (Director)	--	--	--
Sven Henrichwark (Director)	--	--	--

All Executive Officers and Directors as a group	--	--	--

	PubCo Ordinary Shares		Voting Power (%)
Name and Address of Beneficial Owner	Number	%	%
5% Or Greater Holders
Regemedera Holdings Limited	--	--	--
Dragon Era Enterprises Limited	--	--	--
Kenneth Wong / KVC Sponsor LLC	--	--	--

CERTAIN TRANSACTIONS

Certain Transactions of Keen Vision

Founder Shares

In September 2021, Keen Vision issued an aggregate of 3,737,500 Founder Shares to the initial shareholders, including an aggregate of up to 487,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Keen Vision’s issued and outstanding shares after the Initial Public Offering for an aggregate purchase price of $25,000. As a result of the underwriters’ full exercise of their over-allotment option on July 27, 2023, no Founder Shares are currently subject to forfeiture.

Promissory Note — Related Party

On December 31, 2022, Keen Vision issued an unsecured promissory note to the Sponsor, pursuant to which Keen Vision may borrow up to an aggregate principal amount of $500,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of consummation of an initial public offering of its securities or the date on which Keen Vision determines not to conduct an initial public offering of its securities.

As of December 31, 2023 and 2022, the balance of related party promissory note was $0 and $173,573, respectively.

Administrative Services Arrangement

An affiliate of the Sponsor agreed that, commencing from the date that Keen Vision’s securities are first listed on Nasdaq through the earlier of Keen Vision’s consummation of a Business Combination and its liquidation, to make available to Keen Vision certain general and administrative services, including office space, administrative and support services, as the Company may require from time to time. Keen Vision has agreed to pay the affiliate of the Sponsor $10,000 per month for these services commencing on the closing date of the Initial Public Offering for 9 months (or up to 15 months if Keen Vision extends the Combination Period). As of December 31, 2023 and 2022, the unpaid services fee was $10,000 and $0, respectively. For the years ended December 31, 2023 and 2022, Keen Vision incurred $50,000 and $0 in fees for these services, respectively.

Certain Transactions of Medera

Medera Convertible Loans

In October 2023, Medera entered into convertible loan agreements with certain entities owned or controlled by certain of its directors and officers. In October 2023, Medera also entered into a novation agreement with a former parent company of Medera related to a convertible loan agreements previously entered into by a related party and this former parent company. In June and August 2024, the principal amount of each of these loans was converted into Medera ordinary shares and interest on the loans was paid in cash. In addition, in May and July 2024, certain entities owned or controlled by certain directors and officers of Medera entered into loan novation agreements which transferred certain loan balances between the parties. In August 2024, the principal amount and accrued interest on each of these loans was converted into Medera ordinary shares. For additional information on the Medera Convertible Loans, see note 1 to “Unaudited Pro Forma Condensed Combined Financial Information.”

Policies and Procedures for Related Party Transactions

The PubCo’s board of directors will establish an audit committee, to be effective upon the effectiveness of the registration statement of which this prospectus is a part, which will be tasked with review and approval of all related party transactions.

Employment Agreements and Indemnification Agreements

Prior to or concurrently with the Closing, PubCo will enter into employment agreements with all executive officers also include confidentiality and non-disclosure restrictions and non-competition and non-solicitation restrictions that apply during employment for certain periods following termination of employment. A form of such employment is filed as Exhibit 10.6 to this proxy statement/prospectus.

PubCo will enter into indemnification agreements with each of its directors. Under these agreements, PubCo may agree to indemnify its director against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of PubCo. A form of indemnification agreement is filed as Exhibit 10.7 to this proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders (defined below) of KVAC Ordinary Shares, (ii) of the Reincorporation Merger to U.S. Holders of KVAC Ordinary Shares (excluding any redeemed shares) and KVAC Warrants (collectively, the “KV securities”), and (iii) of the subsequent ownership and disposition of PubCo Ordinary Shares and PubCo Warrants (collectively, the “PubCo securities”) received in the Acquisition Merger by U.S. Holders.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of the Reincorporation Merger or as a result of the ownership and disposition of PubCo securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state, local, or non-U.S. tax laws, or except as discussed herein, any tax reporting obligations of a holder of KV securities or PubCo securities. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Reincorporation Merger or any other matter discussed below; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to U.S. Holders that hold KV securities and, after the completion of the Business Combination, PubCo securities, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

●	banks or other financial institutions, underwriters, or insurance companies;

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	real estate investment trusts and regulated investment companies;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

●	expatriates or former citizens or long-term residents of the United States;

●	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

●	any holder that is not a U.S. Holder;

●	dealers or traders in securities, commodities or currencies;

●	grantor trusts;

●	persons subject to the alternative minimum tax;

●	U.S. persons whose “functional currency” is not the U.S. dollar;

●	persons who received shares of KVAC Ordinary Shares through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

●	except to the limited extent specifically discussed below, persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding KVAC Ordinary Shares or, after the Business Combination, the issued PubCo Ordinary Shares (excluding treasury shares);

●	holders holding KV securities or, after the Business Combination, PubCo securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

●	controlled foreign corporations, PFICs, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation section 1.367(b)-3(b)(1)(ii); or

●	the Sponsor or any of its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of KV securities and, after the Business Combination, PubCo securities received in the Acquisition Merger, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds KV securities and, after the completion of the Business Combination, PubCo securities received in the Acquisition Merger, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Reincorporation Merger and the subsequent ownership and disposition of PubCo securities received in the Acquisition Merger.

Because the KVAC Units will be separated into their component parts immediately prior to the consummation of the Business Combination, a beneficial owner of a KVAC Unit should be treated as the owner of the underlying component KV securities for U.S. federal income tax purposes. The discussion below with respect to KV securities should also apply to holders of KVAC Units (as the deemed owner of the underlying component KV securities).

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION MERGER. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF KV SECURITIES AND, AFTER THE BUSINESS COMBINATION, PUBCO SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF KV SECURITIES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REINCORPORATION MERGER AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of Exercising Redemption Rights to U.S. Holders

In the event that a U.S. Holder elects to redeem its KVAC Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the KVAC Ordinary Shares under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the KVAC Ordinary Shares, subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the KVAC Ordinary Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the KVAC Ordinary Shares redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the KVAC Ordinary Shares may suspend the running of the applicable holding period for this purpose. Long-term capital gain realized by a non-corporate U.S. Holders is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of KVAC Ordinary Shares, subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Keen Vision’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the KVAC Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the KVAC Ordinary Shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will not be eligible for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the KVAC Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the preferential tax rate on qualified dividend income.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of KVAC Ordinary Shares treated as held by the U.S. Holder (including any KVAC Ordinary Shares constructively owned by the U.S. Holder as a result of owning KVAC Warrants) relative to all of the KVAC Ordinary Shares outstanding both before and after the redemption. The redemption of KVAC Ordinary Shares generally will be treated as a sale or exchange of the KVAC Ordinary Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Keen Vision or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only KVAC Ordinary Shares actually owned by the U.S. Holder, but also KVAC Ordinary Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include KVAC Ordinary Shares which could be acquired pursuant to the exercise of the KVAC Warrants. In order to meet the substantially disproportionate test, (i) the percentage of Keen Vision’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of KVAC Ordinary Shares must be less than 80% of the percentage of Keen Vision’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of Keen Vision’s outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of Keen Vision’s stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the KVAC Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the KVAC Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other KVAC Ordinary Shares. The redemption of the KVAC Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Keen Vision. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Keen Vision will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed KVAC Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining KVAC Ordinary Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its KVAC Warrants or possibly in other KVAC Ordinary Shares constructively owned by it. Shareholders who hold different blocks of KVAC Ordinary Shares (generally, shares of Keen Vision purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

U.S. Holders exercising such redemption rights may also be subject to the potential tax consequences of Section 367(a) of the Code (because the Reincorporation Merger will occur prior to the redemptions) and the tax rules relating to PFICs (as discussed further below under the heading “— Passive Foreign Investment Company Status”), in which case the tax consequences to U.S. Holders exercising redemptions rights could be materially different from those described in this section.

All U.S. Holders are urged to consult their own tax advisors as to the tax consequences to them of a redemption of all or a portion of their KVAC Ordinary Shares pursuant to an exercise of redemption rights, including the applicability and tax consequences of the PFIC rules and whether to make any available elections for purposes of such rules.

U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders

The Reincorporation Merger is intended to qualify as a “reorganization” under the provisions of Section 368(a) of the Code. However, the provisions of the Code that govern reorganizations are complex and are based on typical transaction structures effected under U.S. law. As such, U.S. Holders should be aware that the completion of the Business Combination is not conditioned on the receipt of an opinion of counsel that the Reincorporation Merger qualifies as a “reorganization,” and that none of Keen Vision or PubCo has requested nor intends to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Reincorporation Merger. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

Although U.S. persons generally do not recognize gain or loss on the receipt of stock pursuant to a “reorganization” under Section 368 of the Code, Section 367(a) of the Code, and Treasury Regulations promulgated thereunder, require 5 Percent Holders who do not enter into a GRA under applicable Treasury Regulations to recognize gain (but not loss) with respect to certain cross-border reorganizations. However, Section 367(a) should not apply to the Reincorporation Merger in a manner that causes gain recognition to 5 Percent Holders who do not enter into a GRA under applicable Treasury Regulations, unless the exchange of Keen Vision’s securities for PubCo securities is considered to be an indirect stock transfer under the applicable Treasury Regulations. For this purpose, an indirect stock transfer may occur if PubCo transfers the assets it acquires from Keen Vision pursuant to the Reincorporation Merger to certain subsidiary corporations in connection with the Business Combination. There are significant factual and legal uncertainties concerning the determination of whether the requirements of Section 367(a) will be satisfied which are not discussed herein. The rules under Section 367(a) of the Code and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. If you believe that you will be a 5 Percent Holder, you are strongly urged to consult your tax advisor regarding the effect of the Business Combination to you taking into account the rules of Section 367(a) of the Code (including the possibility of entering into a GRA under applicable Treasury Regulations). In addition, U.S. Holders may be subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status.” Accordingly, no assurance can be given as to whether an indirect stock transfer will occur in connection with the Business Combination or that U.S. Holders will not recognize gain, if any, as a result of the exchange of Keen Vision’s securities for PubCo securities.

Because the Reincorporation Merger will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to KVAC Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Reincorporation Merger. All holders considering exercising redemption rights with respect to their Public Shares are urged to consult with their own tax advisors with respect to the potential tax consequences to them of the Reincorporation Merger and exercise of redemption rights.

If the Reincorporation Merger Qualifies as a Reorganization

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” if the Reincorporation Merger qualifies as a “reorganization” under the provisions of Section 368 of the Code, and provided that it is not treated as an indirect stock transfer, a U.S. Holder that exchanges its securities of Keen Vision pursuant to the Reincorporation Merger should not recognize gain or loss on the exchange of securities of Keen Vision for PubCo securities. The aggregate adjusted tax basis of a U.S. Holder in the PubCo securities received as a result of the Reincorporation Merger should equal the aggregate adjusted tax basis of the KV securities surrendered in the exchange. A U.S. Holder’s holding period for the PubCo securities received in the exchange should include the holding period for KV securities surrendered in the exchange. If Section 367(a) of the Code applies to the Reincorporation Merger, as described above, a 5 Percent Holder who does not enter into a GRA under applicable Treasury Regulations, may be required to recognize gain (but not loss) as a result of the Reincorporation Merger.

Because the Reincorporation Merger will occur immediately prior to the redemption of holders that exercise redemption rights with respect to KVAC Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Reincorporation Merger.

If the Reincorporation Merger Does Not Qualify as a Reorganization

If the Reincorporation Merger fails to qualify as a “reorganization” within the meaning of Section 368 of the Code, and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” a U.S. Holder that exchanges its KV securities for PubCo securities in the Reincorporation Merger will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo securities received and (ii) the U.S. Holder’s adjusted tax basis in KV securities exchanged therefor. A U.S. Holder’s aggregate tax basis in the PubCo securities received will be the fair market value of those securities on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the PubCo securities received pursuant to the Reincorporation Merger will begin on the day after the date the U.S. Holder receives such PubCo securities.

Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for KV securities exceeds one year at the time of the Reincorporation Merger. Long-term capital gains of non-corporate U.S. Holders currently are subject to reduced rates of U.S. federal income taxation. However, it is unclear whether the redemption rights with respect to the KVAC Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

Notwithstanding the foregoing, if the Reincorporation Merger fails to qualify as a “reorganization” under the provisions of Section 368 of the Code and Keen Vision has been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of securities of Keen Vision has not made certain elections with respect to its securities of Keen Vision), such U.S. Holder would be subject to tax under the PFIC rules on any gain on the exchange of its KV securities for the consideration under the Reincorporation Merger, as discussed below under the heading, “— Passive Foreign Investment Company Status.”

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of securities of Keen Vision for PubCo securities pursuant to the Business Combination, the qualification of the Reincorporation Merger as a reorganization, and the potential application of Section 367(a) to the Reincorporation Merger.

U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of PubCo Securities

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of PubCo securities to U.S. Holders who receive such PubCo securities pursuant to the Acquisition Merger.

Taxation of Distributions

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” a U.S. Holder generally will be required to include in gross income as a dividend the amount of any distribution paid on PubCo Ordinary Shares to the extent the distribution is paid out of PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by PubCo will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in PubCo Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such PubCo Ordinary Shares as discussed below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants.”

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate (as discussed below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants”) provided that PubCo Ordinary Shares are readily tradable on an established securities market in the United States, and PubCo is not treated as a PFIC at the time the dividend was paid or in the preceding year and certain holding period and other requirements are met. U.S. Treasury Department guidance indicates that shares listed on Nasdaq (on which PubCo intends to apply to list the PubCo Ordinary Shares) will be considered readily tradable on an established securities market in the United States. Even if the PubCo Ordinary Shares are listed on Nasdaq, there can be no assurance that the PubCo Ordinary Shares will be considered readily tradable on an established securities market in future years. U.S. Holders should consult their own tax advisors regarding the availability of such lower rate for any dividends paid with respect to PubCo Ordinary Shares.

For foreign tax credit limitation purposes, dividends will generally be treated as passive category income (but could, in the case of certain U.S. Holders, constitute general category income). A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on PubCo Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction for U.S. federal income tax purposes in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing foreign tax credits are complex and U.S. Holders should therefore consult their tax advisors regarding the effect of the receipt of dividends for foreign tax credit limitation purposes.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of PubCo Ordinary Shares and PubCo Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such PubCo Ordinary Shares or PubCo Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such PubCo Ordinary Shares or PubCo Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. Holders should consult their own tax advisors regarding the ability to claim a foreign tax credit.

Exercise, Lapse or Redemption of a PubCo Warrant

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” and except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a PubCo Ordinary Share on the exercise of a PubCo Warrant for cash. A U.S. Holder’s tax basis in a PubCo Ordinary Share received upon exercise of a PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the PubCo Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a PubCo Ordinary Share received upon exercise of a PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant and will not include the period during which the U.S. Holder held PubCo Warrant. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the PubCo Warrant.

The tax consequences of a cashless exercise of a PubCo Warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. Although PubCo expects a U.S. Holder’s cashless exercise of PubCo Warrants (including after PubCo provides notice of its intent to redeem PubCo Warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-deferred situation, a U.S. Holder’s tax basis in the PubCo Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the Pubco Warrants. If the cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the PubCo Ordinary Share will commence on the day following the date of exercise of the PubCo Warrant (or possibly the date of exercise). If the cashless exercise is treated as a recapitalization, the holding period of the PubCo Ordinary Shares would include the holding period of the PubCo Warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the PubCo Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining PubCo Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of PubCo Warrants having an aggregate value equal to the exercise price for the total number of PubCo Warrants to be deemed exercised. Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the exercise price for the total number of PubCo Warrants deemed exercised and the U.S. Holder’s tax basis in such PubCo Warrants. In this case, a U.S. Holder’s tax basis in the PubCo Ordinary Shares received would equal the U.S. Holder’s tax basis in the PubCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered PubCo Warrants. It is unclear whether a U.S. Holder’s holding period for the PubCo Ordinary Shares would commence on the date of exercise of the PubCo Warrant or the day following the date of exercise of the PubCo Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. A U.S. Holder should consult its own tax advisor regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below under the heading “— Passive Foreign Investment Company Status,” if PubCo redeems PubCo Warrants for cash or purchases PubCo Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants.”

Possible Constructive Distributions

The terms of each PubCo Warrant may provide for an adjustment to the number of PubCo Ordinary Shares for which the PubCo Warrant may be exercised or to the exercise price of the PubCo Warrant in certain events, as discussed in the section of this proxy statement/prospectus titled “Description of PubCo’s Securities — PubCo Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of PubCo Warrants would, however, be treated as receiving a constructive distribution from PubCo if, for example, the adjustment increases such U.S. Holders’ proportionate interest in PubCo’s assets or earnings and profits (such as through an increase in the number of Pubco Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price of a PubCo Warrant) as a result of a distribution of cash or other property to the holders of PubCo Ordinary Shares which is taxable to the U.S. Holders of such PubCo Ordinary Shares as described under the heading “— Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the PubCo Warrants received a cash distribution from PubCo equal to the fair market value of such increased interest, and would increase a U.S. Holder’s adjusted tax basis in its PubCo Warrants to the extent that such distribution is treated as a dividend.

PFIC Considerations

The treatment of U.S. Holders of the PubCo Ordinary Shares or PubCo Warrants could be materially different from that described above if PubCo is treated as a PFIC for U.S. federal income tax purposes (for a general discussion of the PFIC rules, see the discussion below under the heading “— Passive Foreign Investment Company Status”).

As of the date hereof, PubCo has not made a determination as to its PFIC status for its current taxable year or any other taxable year. Moreover, no assurance can be given as to whether PubCo will be a PFIC in its current taxable year or for any future taxable year, and none of Keen Vision’s or PubCo’s respective U.S. counsel expresses any opinion with respect to PubCo’s PFIC status for any taxable year.

Under the PFIC rules, if PubCo were considered a PFIC at any time that a U.S. Holder owns PubCo Ordinary Shares or PubCo Warrants, PubCo will continue to be treated as a PFIC with respect to such U.S. Holder’s PubCo Ordinary Shares or PubCo Warrants, as applicable, unless (i) it ceases to be a PFIC and (ii) the U.S. Holder makes a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its PubCo Ordinary Shares at their fair market value on the last day of the last taxable year in which PubCo is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the PubCo Ordinary Shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless PubCo subsequently becomes a PFIC.

For each taxable year that PubCo is treated as a PFIC with respect to a U.S. Holder’s PubCo Ordinary Shares, the U.S. Holder will generally be subject to special and adverse tax rules, as described below under the heading “— Passive Foreign Investment Company Status.” U.S. Holders may also be subject to such special and adverse tax rules if PubCo at any time were to own any subsidiaries (including Keen Vision) that are lower-tier PFICs.

As discussed in more detail below above under the heading “— Passive Foreign Investment Company Status,” if PubCo is a PFIC, a U.S. Holder of PubCo Ordinary Shares may be able to mitigate the adverse consequences under the PFIC rules by making a QEF election or a mark-to-market election, if available.

In addition, as discussed in more detail below under the heading “— Passive Foreign Investment Company Status,” the application of the PFIC rules to U.S. Holders of PubCo Warrants is unclear. If a U.S. Holder sells or otherwise disposes of PubCo Warrants (other than upon exercise of such warrants) and PubCo is a PFIC at any time during the U.S. Holder’s holding period of such PubCo Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described under the heading “— Passive Foreign Investment Company Status — PFIC Rules, In General.” The rules relating to “excess distributions” discussed below, will continue to apply with respect to PubCo Ordinary Shares resulting from the exercise of PubCo Warrants if PubCo was a PFIC during a U.S. Holder’s holding period (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the PubCo Warrant), unless the U.S. Holder makes a purging election under the PFIC rules. U.S. Holders are urged to consult their own tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file certain forms and information with the IRS as described below under the heading “— Passive Foreign Investment Company Status.” Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.

If it determines that either Keen Vision or PubCo was a PFIC for any tax year of Keen Vision or PubCo beginning on or before the date of the Acquisition Merger, and each subsequent tax year of PubCo, PubCo shall use commercially reasonable efforts to make available to those U.S. Holders that held KVAC Ordinary Shares or KVAC Warrants prior to the Mergers such information that is reasonably available to PubCo and is reasonably necessary for such U.S. Holders to comply with PFIC reporting requirements; provided, that, PubCo provides no assurance of, and makes no representation as to, the accuracy of any such determination or that it will timely provide such required information. PubCo does not otherwise intend to provide information that may be required for U.S. Holders to comply with PFIC reporting requirements.

The rules dealing with PFICs, QEF elections and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders should consult their own tax advisors concerning the application of the PFIC rules to PubCo securities under their particular circumstances.

Passive Foreign Investment Company Status

PFIC Rules, In General

Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if Keen Vision, PubCo, or any of its subsidiaries, is treated as a PFIC for any taxable year during which the U.S. Holder holds securities of Keen Vision, or after the Business Combination, PubCo securities. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any entity in which it is considered to own at least 25% of the interest by value, is passive income, or (b) if at least 50% of its assets in a taxable year of the non-U.S. corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any entity in which it is considered to own at least 25% of the interest by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

The determination of whether Keen Vision, PubCo or any of its subsidiaries is a PFIC is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. However, subject to certain exceptions described below, once a non-U.S. corporation is treated as a PFIC with respect to a U.S. Holder for a taxable year, even if such non-U.S. corporation ceases to be a PFIC in a subsequent taxable year, such U.S. Holder may continue to be subject to the adverse tax consequences of the PFIC rules. None of Keen Vision, PubCo or any of its subsidiaries has provided assurance that it was not a PFIC for any prior taxable year, is not a PFIC for any current taxable year, or will be a PFIC for any subsequent taxable year.

If Keen Vision, or after the Business Combination, PubCo were determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of KV securities or PubCo securities, as applicable, and the U.S. Holder did not make a timely and valid QEF election or “mark-to-market” election, such U.S. Holder generally will be subject to the special and adverse PFIC tax rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of securities of KV securities or PubCo securities (including a redemption treated as a sale or exchange); and

●	any “excess distribution” made to the U.S. Holder, which generally means any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of its KV securities, or after the Business Combination, PubCo securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such ordinary shares (potentially including a redemption treated as a corporate distribution).

Under these rules:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for KV securities, or after the Business Combination, PubCo securities;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Keen Vision’s or PubCo’s first taxable year in which Keen Vision or PubCo, respectively, is a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

QEF Elections

The impact of the PFIC rules on a U.S. Holder of shares in a non-U.S. corporation that is a PFIC will depend on whether the U.S. Holder has made a timely and effective election to treat the non-U.S. corporation as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period for its shares during which the non-U.S. corporation qualified as a PFIC (a “QEF election”) or, if in a later taxable year, the U.S. Holder made a QEF election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above under the heading “— PFIC Rules, In General.” As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its shares. U.S. Holders are urged to consult their own tax advisors regarding the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election (and a purging election, if applicable) by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. A U.S. Holder’s ability to make a timely and effective QEF election (or a QEF election along with a purging election) with respect to a non-U.S. corporation is contingent upon, among other things, the provision by the non-U.S. corporation of a “PFIC Annual Information Statement” to such U.S. Holder. None of Keen Vision, PubCo or any of its subsidiaries intends to provide the information required for a U.S. Holder to make a timely and effective QEF election, except to the limited extent described below under the heading “— PFIC Reporting Requirements.”

A U.S. Holder that makes a timely and effective QEF election (or a QEF election with a purging election) generally will not be subject to the adverse PFIC rules discussed above with respect to their shares. As a result, such U.S. Holder generally should not recognize taxable income, gain or loss under the PFIC rules discussed above under the heading “— PFIC Rules, In General,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of the non-U.S. corporation, whether or not such amounts are actually distributed.

U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Mark-To-Market Elections

The impact of the PFIC rules on a U.S. Holder will also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. If a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) KVAC Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares and for which Keen Vision, or after the Business Combination, PubCo is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above under the heading “— PFIC Rules, In General” in respect to its KVAC Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income each year that Keen Vision, or after the Business Combination, PubCo is treated as a PFIC the excess, if any, of the fair market value of its KVAC Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares at the end of its taxable year over the adjusted basis in its KVAC Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its KVAC Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares over the fair market value of its KVAC Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously recognized income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its KVAC Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the KVAC Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares in a taxable year in which PubCo is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) its KVAC Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares and for which Keen Vision, or after the Business Combination, PubCo is treated as a PFIC. Currently, a mark-to-market election may not be made with respect to KVAC Warrants, or after the Business Combination, PubCo Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq (on which KVAC Ordinary Shares are listed, and, after the Business Combination, on which PubCo intends to list the Ordinary Shares), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minims quantities, on at least 15 days during each calendar quarter, but no assurances can be given in this regard with respect to the KVAC Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of KVAC Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares under their particular circumstances.

Lower-Tier PFICs

If Keen Vision, or after the Business Combination, PubCo is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above under the heading “— PFIC Rules, In General” if Keen Vision, or after the Business Combination, PubCo were to receive a distribution from, or dispose of all or part of Keen Vision’s, or after the Business Combination, PubCo’s interest in, the lower-tier PFIC (even though such U.S. Holder would not receive the proceeds of those distributions or dispositions) or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. In addition, as a result of the lower-tier PFIC rules, if Keen Vision is treated as a PFIC for any taxable year included in the holding period of a U.S. Holder, Keen Vision will generally continue to be treated as a PFIC with respect to such U.S. Holder following the Business Combination. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

Applicability of PFIC Rules to Warrants

The application of the PFIC rules to U.S. Holders of warrants is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include a warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that the QEF election does not apply to options and no mark-to-market election is currently available with respect to options. U.S. Holders are urged to consult their own tax advisors as to the application of the PFIC rules to the KVAC Warrants or PubCo Warrants.

PFIC Reporting Requirements

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide any such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

If it determines that either Keen Vision or PubCo was a PFIC for any tax year of Keen Vision or PubCo beginning on or before the date of the Acquisition Merger, and each subsequent tax year of PubCo, PubCo shall use commercially reasonable efforts to make available to those U.S. Holders that held KVAC Ordinary Shares or KVAC Warrants prior to the Mergers such information that is reasonably available to PubCo and is reasonably necessary for such U.S. Holders to comply with PFIC reporting requirements; provided, that, PubCo provides no assurance of, and makes no representation as to, the accuracy of any such determination or that it will timely provide such required information. PubCo does not otherwise intend to provide information that may be required for U.S. Holders to comply with PFIC reporting requirements.

The rules dealing with PFICs and mark-to-market elections are very complex and are affected by various factors in addition to those described above. U.S. Holders of KV securities, or after the Business Combination, PubCo securities should consult their own tax advisors concerning the application of the PFIC rules to KV securities, or after the Business Combination, PubCo securities under their particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in distributions on KV securities or PubCo securities, and the proceeds received on sale or other taxable disposition of KV securities or PubCo securities effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9) or is otherwise subject to backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

The preceding discussion of certain material U.S. federal tax considerations is for general information purposes only. It is not tax advice to holders of KV securities or PubCo securities. Each such holder should consult its own tax advisors regarding the particular U.S. federal, state and local, and non-U.S. tax considerations regarding the purchasing, holding, and disposing of KV securities or PubCo securities, including the consequences of any proposed change in applicable law.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Medera Ordinary Shares or PubCo Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of Medera Ordinary Shares or PubCo securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of Medera Ordinary Shares or PubCo securities, as the case may be, nor will gains derived from the disposal of Medera Ordinary Shares or PubCo securities be subject to Cayman Islands income or corporation tax.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to PubCo levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed, in or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by PubCo. There are no exchange control regulations or currency restrictions in the Cayman Islands.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (as amended) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. Medera (and after completion of the Business Combiation, Pubco) is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

British Virgin Islands Tax Considerations

The following is a discussion on certain British Virgin Islands income tax consequences of an investment in and/or redemption of the Keen Vision Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under British Virgin Islands law.

Existing and prospective investors should consult their professional advisors on the possible tax consequences of buying, holding, selling or redeeming any shares under the laws of their country of citizenship, residence or domicile.

Under Existing British Virgin Islands Laws:

The Government of the BVI does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon our company or our security holders who are not tax resident in the BVI.

All distributions, interest and other amounts paid by our Keen Vision to persons who are not tax resident in the BVI will not be subject to any income, withholding or capital gains taxes in the BVI with respect to the shares in Keen Vision owned by them and dividends received on such shares, nor will they be subject to any estate or inheritance taxes in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not tax resident in the BVI with respect to any shares, debt obligations or other securities of Keen Vision.

Except to the extent that a company has any interest in real property in the BVI, all instruments relating to transactions in respect of the shares, debt obligations or other are exempt from the payment of stamp duty in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to Keen Vision or its security holders.

SHARES ELIGIBLE FOR FUTURE SALE

According to the Amended and Restated Memorandum and Articles of Association of PubCo, the authorized share capital of post-closing company is $50,000 divided into 500,000,000 PubCo Ordinary Shares of par value of $0.0001 each. All of the PubCo Ordinary Shares issued in connection with the Reincorporation Merger will be freely transferable by persons other than by PubCo’s “affiliates” without restriction under the Securities Act, subject to the restrictions detailed below. The PubCo Ordinary Shares issued in the Acquisition Merger will also be registered at the closing, but will be subject to the lock-up agreements described below. Sales of substantial amounts of PubCo Ordinary Shares in the public market could adversely affect prevailing market prices of the PubCo Ordinary Shares. Prior to the Business Combination, there has been no public market for PubCo Ordinary Shares. PubCo intends to apply for listing of the PubCo Ordinary Shares and PubCo Warrants on Nasdaq, but it cannot be assured that a regular trading market will develop in the PubCo Ordinary Shares or PubCo Warrants.

Transfer of PubCo Ordinary Shares

Subject to applicable securities laws in relevant jurisdictions and PubCo’s Amended and Restated Memorandum and Articles of Association, the fully paid-up PubCo ordinary shares are freely transferable. Shares may be transferred by a duly signed instrument of transfer in any usual common form or in a form acceptable to the directors and the applicable securities laws in the relevant jurisdictions. The directors may decline to register any transfer unless, among other things, evidence of payment of any stamp duty payable with respect to the transfer is provided together with other evidence as the directors may require to show the right of the transferor to make the transfer. PubCo will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.

Lock-up Agreements

Pursuant to the Lock-Up Agreements, certain PubCo shareholders will, subject to certain customary exceptions, agree not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, PubCo Ordinary Shares held by them (the “Lock-Up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, or otherwise engage in any short sales or other arrangements with respect to the Lock-Up Shares, or (iv) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), until the date that is nine (9) months after the date of the Closing (the “Lock-Up Period”), subject to the following:

(i)	with respect to the 100% of the Lock-Up Shares of each Holder (the “100% Tranche”), the Lock-Up Period will be as follows:

●	for 15% of the 100% Tranche, the Lock-Up Period will be three (3) months after the date of Closing;

●	for 35% of the 100% Tranche, the Lock-Up Period will be six (6) months after the date of Closing; and

●	for 50% of the 100% Tranche, the Lock-Up Period will be nine (9) months after the date of Closing.

(ii)	however, if at any time subsequent to the date of the Lock-up Agreement, the share price of the PubCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period, then the Lock-Up Period shall be deemed to have expired (the “Early Release”) as of such date with respect to 25% of the Lock-up Shares of each Holder (the “25% Tranche”). Therefore, in the event that the Early Release is being triggered, with respect to the remaining percentage of the Lock-Up Shares of each Holder, the Lock-Up Period will be as follows:

●	for 15% of the 100% Tranche, the Lock-Up Period will be three (3) months after the date of Closing;

●	for 35% of the 100% Tranche, the Lock-Up Period will be six (6) months after the date of Closing; and

●	for the remaining of the 100% Tranche, the Lock-Up Period will be nine (9) months after the date of Closing.

The foregoing description of the Lock-Up Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreements, a form of which is filed as Exhibit 10.4 to Keen Vision’s Current Report on Form 8-K, filed with the SEC on September 5, 2024 and is incorporated herein by reference hereto.

PubCo Options

In connection with the Business Combination, Keen Vision and Medera have agreed that PubCo shall adopt the Equity Incentive Plan. The said plans provide for the issuance of up to an aggregate of [   ] PubCo Ordinary Shares. See “PubCo’s Directors and Executive Officers after the Business Combination — Share Incentive Plans.”

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

PubCo is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that PubCo sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by PubCo’s affiliates. Generally, subject to certain limitations, holders of PubCo’s restricted shares who are not affiliates of PubCo or who are affiliates of PubCo by virtue of their status as an officer or director of PubCo may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the shareholder, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of PubCo restricted shares by an officer or director who is an affiliate of PubCo solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of PubCo restricted shares who will be an affiliate of PubCo other than by virtue of his or her status as an officer or director of PubCo.

PubCo is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

All of PubCo Ordinary Shares that will be outstanding upon the consummation of the Business Combination, other than those equity shares issued and registered in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of PubCo and has beneficially owned PubCo’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about PubCo. Persons who are affiliates of PubCo and have beneficially owned PubCo’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then issued equity shares of the same class which, immediately after the Business Combination, will equal [ ] equity shares (assuming redemption by holders of [ ] KVAC Shares); or

●	the average weekly trading volume of PubCo Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of PubCo’s employees, consultants or advisors who purchases equity shares from PubCo in connection with a compensatory stock plan or other written agreement executed prior to the consummation of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

At the closing of the Business Combination, PubCo will enter into the Registration Rights Agreement with certain existing shareholders of Keen Vision and with the shareholders of Medera with respect to certain shares, units, private units (and the private shares, private warrants and private rights included therein) to the extent they own at the closing. The Registration Rights Agreement will provide certain demand registration rights and piggyback registration rights to the shareholders, subject to underwriter cutbacks and issuer blackout periods. PubCo will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the actual agreement, a form of which was filed as Exhibit 10.3 to Keen Vision’s Current Report on Form 8-K, filed with the SEC on September 5, 2024, and is incorporated herein by reference.

DESCRIPTION OF PUBCO’S SECURITIES

PubCo is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Its affairs are governed by its amended and restated memorandum and articles of association, as amended and restated from time to time, and the Cayman Islands Companies Act (as amended), which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of future taxation for a defined period of time;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

PubCo Ordinary Shares

Immediately prior to the consummation of the Reincorporation Merger, PubCo shall amend its memorandum and articles of association, which amendment is referred to herein as the “PubCo Amended and Restated Memorandum and Articles of Association.” According to the PubCo Amended and Restated Memorandum and Articles of Association, the authorized share capital of PubCo is $50,000 divided into 500,000,000 ordinary shares of par value of $0.0001 each. The following includes a summary of the terms of PubCo Ordinary Shares, based on its Amended and Restated Memorandum and Articles of Association and Cayman Islands law.

General. Immediately prior to the consummation of the Business Combination, PubCo’s authorized share capital is US$50,000 divided into 500,000,000 ordinary shares, with a par value of US$0.0001 each. All of PubCo’s issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the PubCo ordinary shares (if any) are issued in registered form. Subject to the Amended and Restated Memorandum and Articles, PubCo’s shareholders who are non-residents of the Cayman Islands may freely hold and transfer their PubCo ordinary shares.

Dividends. The holders of PubCo Ordinary Shares are entitled to such dividends as may be declared by its Board of Directors subject to the PubCo Amended and Restated Memorandum and Articles of Association and the Companies Act. In addition, PubCo’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by its directors. Subject to the requirement of the Companies Act, the PubCo Amended and Restated Memorandum and Articles of Association provide that dividends may be declared and paid out of any funds of PubCo lawfully available for distribution (in particular profit, retained earnings and share premium). The directors when paying dividends to shareholders may make sure such payment either in cash or in specie. No dividend may be declared and paid unless PubCo’s directors determine that, immediately after the payment, PubCo will be able to pay its debts as they become due in the ordinary course of business and PubCo has funds lawfully available for such purpose.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each PubCo Ordinary share is entitled to one vote. A resolution put to the vote of the meeting shall be decided on a poll in such manner as the chairperson directs and the result of the poll shall be deemed to be the resolution of the meeting. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

General Meetings. As a Cayman Islands exempted company, subject to its Amended and Restated Memorandum and Articles of Association, PubCo is not obligated by the Companies Act to call shareholders’ annual general meetings. However, the Amended and Restated Memorandum and Articles of Association sets out that for so long as the PubCo ordinary shares are traded on a designated stock exchange, PubCo shall in each year hold a general meeting as its annual general meeting Any annual general meeting held shall be held at such time and place as may be determined by the board of directors of PubCo. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors of PubCo may convene general meetings whenever they think fit, and shareholders shall not have the ability to call general meetings except if at any time there are no directors, any two shareholders (or if there is only one shareholder then that shareholder) entitled to vote at general meetings of PubCo may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the directors.

At least five clear days’ notice of a general meeting shall be given to shareholders of PubCo entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business.

Subject to the Companies Act and with the consent of the shareholders of PubCo who, individually or collectively, hold all of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice or without notice and in such manner as those Shareholders may think fit.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders of PubCo holding shares that represent not less than one-third of the paid up voting share capital of PubCo present in person or by proxy and entitled to vote at that meeting.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day, time and/or place (including any electronic facility) as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the shareholder or shareholders present and entitled to vote shall form a quorum.

The chairman at such meeting of PubCo may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for more than 14 days, notice of the adjourned meeting shall be given in accordance with PubCo Amended and Restated Memorandum and Articles of Association.

A poll shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

Transfer of PubCo Ordinary Shares. Subject to the restrictions in the PubCo Amended and Restated Memorandum and Articles of Association as set out below, any of PubCo’s shareholders may transfer all or any of his or her PubCo ordinary shares by an instrument of transfer in (i) any usual or common form; (ii) such form as is prescribed by the designated stock exchange; or (iii) in any other form the directors may determine and shall be executed by or on behalf of the transferor (or otherwise as prescribed by the rules and regulations of the designated stock exchange). The transferor shall be deemed to remain the holder of a PubCo Ordinary Share until the name of the transferee is entered into the register of members of PubCo.

PubCo’s Board of Directors may, subject to the rules of the designated stock exchange, decline to register any transfer of any PubCo Ordinary Share

The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

Liquidation. If PubCo shall be wound up the liquidator shall apply the assets of PubCo in such manner and order as he or she thinks fit in satisfaction of creditors’ claims.

If PubCo shall be wound up, the liquidator may, with the sanction of an ordinary resolution divide amongst the shareholders in specie or kind the whole or any part of the assets of PubCo (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shares. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

PubCo’s directors have the authority to present a petition for the PubCo’s winding up to the Grand Court of the Cayman Islands on behalf of the PubCo without the sanction of a resolution passed at a general meeting.

Redemption, Repurchase and Surrender of PubCo Ordinary Shares. Subject to the Companies Act, any rights for the time being conferred on PubCo’s shareholders holding a particular class of shares, and the rules of the designated stock exchange, the PubCo may by action of the PubCo’s directors:

●	issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of PubCo or the shareholder on such terms and in such manner as the directors may determine;

●	purchase its own shares (including any redeemable shares) on such terms and in such manner as the directors may determine and agree with the shareholder;

●	make a payment in respect of the redemption or purchase of its own shares in any manner authorised by the Companies Act, including out of its capital; and

●	accept the surrender for no consideration of any paid up share (including any redeemable Share) on such terms and in such manner as the directors may determine.

When making a payment in respect of the redemption or purchase of shares, the PubCo’s directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Variations of Rights of Shares. Whenever PubCo’s capital is divided into different classes of shares, the rights attaching to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Inspection of Books and Records. Holders of PubCo Ordinary Shares have no general right under Cayman Islands law to inspect or obtain copies of PubCo’s register of members or its corporate records. However, PubCo will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. PubCo’s Amended and Restated Memorandum and Articles of Association authorize its Board of Directors to issue additional ordinary shares from time to time as its Board of Directors shall determine, to the extent of available authorized but unissued shares, and subject to the rules of the designated stock exchange and/or any competent regulatory authority.

Anti-Takeover Provisions. Some provisions of PubCo’s Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of PubCo or management that shareholders may consider favorable, including provisions that authorize PubCo’s Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by its shareholders.

PubCo Warrants

Set forth below is also a description of the PubCo Warrants that will be issued and outstanding upon the consummation of the Business Combination.

The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Amended and Restated Memorandum and Articles of Association attached as Annex B to this proxy statement/prospectus.

The PubCo Warrants will have the same terms as the KVAC Warrants. Each whole PubCo Warrant entitles the holder thereof to purchase one PubCo Ordinary Share at a price of $11.50 per full share commencing 30 days after the consummation of the Business Combination. PubCo will not issue fractional shares. As a result, a warrant holder must exercise its PubCo Warrants in multiples of two, at a price of $11.50 per full share, subject to adjustment, to validly exercise the PubCo Warrants. The PubCo Warrants will become exercisable 30 days after the completion of the Business Combination, and will expire five years after the consummation of the Business Combination.

PubCo may redeem the outstanding PubCo Warrants (excluding the private warrants that are part of the Private Units), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the PubCo Warrants are exercisable,

●	upon a minimum of 30 days’ prior written notice of redemption,

●	if, and only if, the last sales price of PubCo Ordinary Shares equals or exceeds $16.50 per share for any 20 trading days within a 30 trading day period ending three business days before PubCo sends the notice of redemption, and

●	if, and only if, there is a current registration statement in effect with respect to the PubCo Ordinary Shares underlying the PubCo Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and PubCo issues a notice of redemption, each warrant holder can exercise his, her or its PubCo Warrant prior to the scheduled redemption date. However, the price of the PubCo Ordinary Shares may fall below the $16.50 trigger price as well as the $11.50 warrant exercise price per full share after the redemption notice is issued and not limit PubCo’s ability to complete the redemption.

If PubCo calls the PubCo Warrants for redemption as described above, PubCo’s management will have the option to require all warrant holders that wish to exercise PubCo Warrants to do so on a “cashless basis.” In such event, each warrant holder would pay the exercise price by surrendering the whole PubCo Warrant for that number of PubCo Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Ordinary Shares underlying the PubCo Warrants, multiplied by the difference between the exercise price of the PubCo Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the PubCo Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. Whether PubCo will exercise its option to require all warrant holders to exercise their PubCo Warrants on a “cashless basis” will depend on a variety of factors including the price of the PubCo Ordinary Shares at the time the PubCo Warrants are called for redemption, PubCo’s cash needs at such time and concerns regarding dilutive share issuances.

COMPARISON OF SHAREHOLDERS’ RIGHTS

In connection with the Business Combination, holders of KVAC Ordinary Shares will become shareholders of PubCo and their rights will be governed by the Cayman Islands law and the PubCo Amended and Restated Memorandum and Articles of Association. Currently, the rights of shareholders of Keen Vision are governed by the laws of the BVI and the M&AA.

This section describes the material differences between the rights of shareholders of Keen Vision and the proposed rights of PubCo’s shareholders. This summary is not complete and does not cover all of the differences between Keen Vision’s and PubCo’s organizational documents. The summary is therefore subject to the complete text of the relevant provisions of the BVI laws, the Cayman Islands laws and Keen Vision’s and PubCo’s organizational documents. For information on the M&AA see the section titled, “Where You Can Find Additional Information” in this proxy statement/prospectus. For a summary of PubCo Amended and Restated Memorandum and Articles of Association, see the section titled “Description of PubCo’s Securities” in this proxy statement/prospectus and see the full text of PubCo Amended and Restated Memorandum and Articles of Association attached to this proxy statement/prospectus as Annex B.

	Keen Vision		PubCo

Shareholder Meetings

●	Held at a time and place as designated in the articles of association. Our amended and restated articles of association provide that any director may convene meetings of the members at such times and in such manner and places as the director considers necessary or desirable.	●	Held at a time and place as designated in the PubCo Amended and Restated Articles of Association. The PubCo Amended and Restated Articles of Association provide that our board may designate such time and place.

●	May be held within or outside the BVI	●	May be held within or outside the Cayman Islands

●	Notice:	●	Notice:

●	Whenever a shareholders’ meeting is called, a written notice of meeting shall be provided which shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting.	●	The PubCo Amended and Restated Articles of Association provides that a general meeting of the company may be convened by the directors of PubCo.

●	A copy of the notice of any meeting shall be given personally or sent by mail or electronic form as designated in our amended and restated articles of association.	●	A copy of the notice of any meeting shall be given personally or sent by mail or electronic mail as designated in the PubCo Amended and Restated Articles of Association.

●	Notice of not less than 10 days nor more than 60 days before the meeting	●	Notice of not less than five clear days’ in writing counting from the date service is deemed to take place.

Shareholders’ Voting Rights

●	Our amended and restated articles of association provides that resolutions of members shall be passed by the affirmative vote of a majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted.	●	The PubCo Amended and Restated Articles of Association provide shareholders may take any action requiring an ordinary or special resolution passed at a meeting of shareholders without a meeting if their consent to such ordinary or special resolution is in writing and is signed by all shareholders entitled to vote on such resolution, in accordance with the procedure in the PubCo Amended and Restated Articles of Association.

		●	Any person authorized to vote may authorize another person or persons to act for him by proxy if permitted by the PubCo Amended and Restated Articles of Association. The PubCo Amended and Restated Articles of Association permit such proxies.

●	Quorum is as designated in the articles of association. Quorum in our amended and restated articles of association is shareholders representing not less than one-half of the votes of the shares entitled to vote on resolutions of members to be considered at the meeting.	●	Quorum is as designated in the PubCo Amended and Restated Articles of Association. Quorum in the PubCo Amended and Restated Articles of Association is one or more shareholders holding at least one-third of the paid up voting share capital of PubCo present in person or by proxy and entitled to vote at that meeting

●	The memorandum and articles of association may provide for cumulative voting in the election of directors. Our amended and restated memorandum and articles of association do not provide for cumulative voting.	●	The PubCo Amended and Restated Memorandum and Articles of Association may provide for cumulative voting in the election of directors. The PubCo Amended and Restated Articles of Association do not provide for cumulative voting.

●	Under our amended and restated memorandum and articles of association, subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each share which such shareholder is the holder. Voting at any meeting of the shareholders is by show of hands unless a poll is demanded by the chairman. A poll may also be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken.	●	The PubCo Amended and Restated Articles of Association provide that the rights attached to any class of shares may, subject to any rights or restrictions for the time being attached to any class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant slass, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

●	Changes in the rights of shareholders as set forth in our amended and restated memorandum and articles of association require approval of at least 50% of the issued shares of that class.

Directors

●	The Board must consist of at least one director. Our amended and restated articles of association provide that there shall be no less than two directors.	●	The PubCo Amended and Restated Memorandum and Articles of Association provides that there shall be a Board consisting of not less than one person provided however that PubCo may by ordinary resolution increase or reduce the limits in the number of its Directors.

●	Maximum number of directors can be changed by an amendment to the articles of association. Our amended and restated articles of association do not provide for a maximum number.	●	The PubCo Amended and Restated Memorandum and Articles of Association provides that unless fixed by ordinary resolution, the maximum number of Directors shall be unlimited.

●	If the Board is authorized to change the number of directors actually appointed, provided that the number still falls within the maximum and the minimum number of directors as set out in the articles of association, it can do so provided that it complies with the procedure set out in the articles of association. Our amended and restated articles of association permit our board to appoint additional directors either to fill a vacancy or as an addition to the existing directors.	●	If the board is authorized to change the number of directors actually appointed, provided that the number still falls within the maximum and the minimum number of directors as set out in the PubCo Amended and Restated Articles of Association, it can do so provided that it complies with the procedure set out in the PubCo Amended and Restated Articles of Association. The PubCo Amended and Restated Articles of Association permit the board of directors of PubCo to appoint additional directors.

Fiduciary Duties

●	In summary, directors owe the following fiduciary duties:	●	In summary, directors owe the following fiduciary duties:

●	Duty to act honestly and in good faith in what the directors believe to be in the best interests of the company as a whole;	●	Duty to act in good faith in what the directors believe to be in the best interests of the company as a whole;

●	Duty to exercise powers for a proper purpose for which those powers were conferred and not for a collateral purpose;	●	Duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	Directors should not improperly fetter discretion and has a duy to exercise independent judgment;	●	Directors should not improperly fetter the exercise of future discretion;

●	Duty to exercise powers fairly as between different groups of shareholders; and	●	Duty to exercise powers fairly as between different groups of shareholders;

●	Duty to avoid conflicts of interests and not to put himself in a position of conflict between their duty to the company and their personal interests.	●	Duty not to put himself in a position of conflict between their duty to the company and their personal interests; and

●	Duty not to misuse company property;	●	Duty to exercise independent judgment.

●	In addition to the above, directors also owe a duty to exercise care, diligence and skill. This duty requires a director to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision, his or her position and the nature of the responsibilities undertaken by the director:	●	In addition to the above, directors also owe a duty of care and skill which is not fiduciary in nature. This duty has been defined as a requirement to act as “a reasonably diligent person” having both:

●	the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and

●	the nature of the company, the nature of the decision and the position of the director and the responsibilities undertaken.

●	As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position.	●	As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of his position. However, in some instances a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Articles of Association or alternatively by shareholder approval at general meetings.

Shareholders’ Derivative Actions

●	Generally speaking, only the company may bring an action against a person who commits a wrong against it. However, where the company will not bring an action, for example because the wrongdoers are the directors, the BVI Act allows minority members to bring a derivative action in the name of and on behalf of the company in circumstances where a company has a cause of action against its directors. In order to bring such an action however, the member first obtain the leave of the BVI court. In determining whether a member be granted leave to proceed with a derivative action, the court must take into account a number of factors, including (a) whether the member is acting in good faith, (b) whether the action is in the interests of the company, (c) whether the proceedings are likely to succeed, (d) the costs of the proceedings (relative to the likely relief) and (e) whether alternative remedies are available.	●	Generally speaking, the company is the proper plaintiff in any action. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	A member of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI court for an order to remedy the situation. Again, this is a discretionary remedy and the BVI court will only award it if they are satisfied that it is just and equitable to do so.	●	Those who control the company have refused a request by the shareholders to move the company to bring the action;

●	A member of a company may bring an action against the company for breach of duty owed to him as a member. This would normally be relevant in a situation where a member is aggrieved by the company for breach of an entitlement or right under the company’s memorandum and articles of association for example in relation to dividends or class rights.	●	Those who control the company have refused to do so for improper reasons such that they are perpetrating a “fraud on the minority” (this is a legal concept and is different to “fraud” in the sense of dishonesty);

●	a company is acting or proposing to act illegally or beyond the scope of its authority; or

●	the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained.

●	Once a shareholder has relinquished his, her or its shares (whether by redemption or otherwise), it is generally the case that they could no longer bring a derivative action as they would no longer be a registered shareholder.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

PubCo is incorporated under the laws of the Cayman Islands as an exempted company with limited liability. PubCo was incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

●	the Cayman Islands has a less exhaustive body of securities laws as compared to the United States and these securities laws may provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

The PubCo Amended and Restated Memorandum and Articles of Association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between PubCo, PubCo’s officers, directors and shareholders, be arbitrated.

All of our operations are conducted outside the United States, and all of PubCo’s assets are located outside the United States. A majority of PubCo’s directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against PubCo or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Ogier, PubCo’s counsel as to Cayman Islands law, and Walkers (Cayman) LLP, Medera’s counsel as to Cayman Islands law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands, would:

●	recognize or enforce judgments of United States courts obtained against PubCo or PubCo’s directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against PubCo or PubCo’s directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has informed PubCo that there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands may in certain circumstances recognize and enforce a foreign money judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:(a) is given by a foreign court of competent jurisdiction and such foreign court had proper jurisdiction over the parties subject to such judgment as a matter of Cayman Islands conflict of law rules; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final and conclusive; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands and/or inconsistent with a Cayman Islands judgment in respect of the same matter (awards of punitive or multiple damages may well be held to be contrary to public policy). Subject to the above limitations, in appropriate circumstances, in an original action to recognize and enforce such orders in the Cayman Islands, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

LEGAL MATTERS

The validity of the PubCo Ordinary Shares and the PubCo Warrants to acquire PubCo Ordinary Shares will be passed upon by Ogier, Cayman Islands counsel to PubCo, and Loeb & Loeb LLP, PubCo’s U.S. counsel, respectively. Certain legal matters will be passed upon for Medera by Hogan Lovells US LLP, New York, New York.

EXPERTS

The consolidated financial statements of Medera as of and for years ended December 31, 2022 and 2023 included in this registration statement have been audited by Kreit & Chiu CPA LLP, an independent registered public accounting firm as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Medera to continue as a going concern). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Keen Vision as of and for the years ended December 31, 2023 and 2022 included in this registration statement have been audited by Adeptus Partners, LLC, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Management of Keen Vision knows of no other matters which may be brought before the Extraordinary General Meeting. If any matter other than the proposed Business Combination or related matters should properly come before the Extraordinary General Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Keen Vision and its agents that deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of proxy statement/prospectus of Keen Vision. Upon written or oral request, Keen Vision will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that Keen Vision deliver single copies of such documents in the future. Shareholders may notify Keen Vision of their requests by calling or writing Keen Vision at its principal executive offices at 37 Greenbriar Drive, Summit, NJ 07901.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Keen Vision is subject to the informational requirements of the Exchange Act, and is required to file reports, any proxy statements and other information with the SEC.

Neither Keen Vision, PubCo nor Medera has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as on any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to shareholders of Keen Vision nor the consummation of the Business Combination shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

INDEX TO FINANCIAL STATEMENTS

Keen Vision Acquisition Corporation

MEDERA INC.
INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

KEEN VISION ACQUISITION CORPORATION

UNAUDITED CONDENSED BALANCE SHEETS

	June 30,	December, 31
	2024	2023
		(Audited)
ASSETS
Cash at bank	$261,354	$631,753
Prepayment	73,500	233,862
Total current assets	334,854	865,615
Cash and investments held in trust account	158,876,636	154,823,318

TOTAL ASSETS	$159,211,490	$155,688,933

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses	$7,000	$4,000
Amount due to a related party	10,000	10,000

Total current liabilities	17,000	14,000
Deferred underwriting compensation	2,990,000	2,990,000

TOTAL LIABILITIES	3,007,000	3,004,000

Commitments and contingencies (Note 7)
Ordinary shares, 14,950,000 shares subject to possible redemption issued and outstanding as of June 30, 2024 and December 31, 2023	158,876,635	154,823,318

Shareholders’ deficit:
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 4,416,075 shares issued and outstanding as of June 30, 2024 and December 31, 2023 (excluding 14,950,000 shares subject to possible redemption)	442	442
Accumulated other comprehensive income	-	1,521,171
Accumulated deficit	(2,672,587)	(3,659,998)

Total Shareholders’ Deficit	(2,672,145)	(2,138,385)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$159,211,490	$155,688,933

See accompanying notes to unaudited condensed financial statements.

KEEN VISION ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months ended June 30,		Six Months ended June 30,
	2024	2023	2024	2023

Formation and operating costs	$(267,344)	$(845)	$(533,783)	$(4,878)

Other income:
Dividend income earned in investments held in Trust Account	2,041,871	-	3,530,524	-
Interest income earned in investments held in Trust Account	-	-	2,043,965	-
Interest income	8	-	22	1
Total other income	2,041,879	-	5,574,511	1

NET INCOME (LOSS)	$1,774,535	$(845)	$5,040,728	$(4,877)

Other comprehensive income (loss):
Transfer to realized gain in investments held in Trust Account	-	-	(1,521,171)	-

COMPREHENSIVE INCOME (LOSS)	$1,774,535	$(845)	$3,519,557	$(4,877)

Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	14,950,000	-	14,950,000	-

Basic and diluted net income per share, ordinary shares subject to possible redemption	$0.12	$-	$0.35	$-

Basic and diluted weighted average shares outstanding, ordinary shares not subject to possible redemption(1)	4,416,075	3,250,000	4,416,075	3,250,000

Basic and diluted net loss per share, attributable to ordinary shares not subject to possible redemption	$(0.01)	$(0.00)	$(0.03)	$(0.00)

(1)	As of June 30, 2023, excludes up to an aggregate of 487,500 ordinary shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part (see Note 5). As a result of the underwriters’ full exercise of their over-allotment option on July 27, 2023, no founder shares are currently subject to forfeiture for June 30, 2024.

See accompanying notes to unaudited condensed financial statements.

KEEN VISION ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	For the Six Months ended June 30, 2024
	Ordinary shares		Accumulated other comprehensive	Accumulated	Total shareholders’
	No. of shares	Amount	income (loss)	deficit	deficit

Balance as of January 1, 2024	4,416,075	$442	$1,521,171	$(3,659,998)	$(2,138,385)

Accretion of carrying value to redemption value	-	-	-	(2,011,447)	(2,011,447)
Net income for the period	-	-	-	3,266,193	3,266,193
Transfer to realized gain on available held for sale securities	-	-	(1,521,171)	-	(1,521,171)

Balance as of March 31, 2024	4,416,075	$442	$-	$(2,405,252)	$(2,404,810)

Accretion of carrying value to redemption value	-	-	-	(2,041,870)	(2,041,870)
Net income for the period	-	-	-	1,774,535	1,774,535

Balance as of June 30, 2024	4,416,075	$442	$-	$(2,672,587)	$(2,672,145)

	For the Six Months ended June 30, 2023
	Ordinary shares		Additional paid-in	Accumulated	Total shareholders’
	No. of shares	Amount	capital	deficit	equity

Balance as of January 31, 2023(1)	3,737,500	$374	$24,626	$(3,766)	$21,234

Net loss for the period	-	-	-	(4,032)	(4,032)

Balance as of March 31, 2023(1)	3,737,500	$374	$24,626	$(7,798)	$17,202

Net loss for the period	-	-	-	(845)	(845)

Balance as of June 30, 2023(1)	3,737,500	$374	$24,626	$(8,463)	$16,357

(1)	Includes up to an aggregate of 487,500 ordinary shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part (see Note 5). As a result of the underwriters’ full exercise of their over-allotment option on July 27, 2023, no founder shares are currently subject to forfeiture.

See accompanying notes to unaudited condensed financial statements.

KEEN VISION ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$5,040,728	$(4,877)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income earned in cash and investments held in trust account	(2,043,965)	-
Dividend income earned in cash and investments held in trust account	(3,530,524)	-
Change in operating assets and liabilities:
Prepayment	160,362	2,173
Accrued expenses	3,000	-
Net cash used in operating activities	(370,399)	(2,704)

Cash flows from financing activities:
Payment of offering costs	-	(175,640)
Proceed from promissory note - related party	-	105,299
Net cash used in financing activities	-	(70,341)

NET CHANGE IN CASH	(370,399)	(73,045)

CASH AT BANK, BEGINNING OF PERIOD	631,753	77,709

CASH AT BANK, END OF PERIOD	$261,354	$4,664

Non-cash investing and financing activities:
Accretion of carrying value to redemption value	$4,053,317	$-

See accompanying notes to unaudited condensed financial statements.

KEEN VISION ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BUSINESS BACKGROUND

Keen Vision Acquisition Corporation (the “Company” or “we”, “us” and “our”) is a blank check company incorporated on June 18, 2021, under the laws of the British Virgin Islands for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination.

The Company is an early stage company and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage companies and emerging growth companies. The Company has selected December 31 as its fiscal year end.

As of June 30, 2024, the Company had not commenced any operations. All activities through June 30, 2024 relate to the Company’s formation, the initial public offering (the “Initial Public Offering” or “IPO”) and activities necessary to identify a potential target and prepare for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income and changes in unrealized appreciation of Trust Account assets from the proceeds derived from the Initial Public Offering.

Financing

The registration statement for the Company’s Initial Public Offering was declared effective on July 24, 2023. On July 27, 2023, the Company consummated the Initial Public Offering of 14,950,000 units (the “Public Units”), which includes 1,950,000 Public Units upon the full exercise by the underwriter of its over-allotment option, at $10.00 per Public Unit, generating gross proceeds of $149,500,000 to the Company. Each Public Unit consists of one ordinary share (“Public Share”) and one redeemable warrant (“Public Warrant”) to purchase one ordinary share at an exercise price of $11.50 per share.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 678,575 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to KVC Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,785,750 to the Company. Each Private Placement Unit consists of one ordinary share (“Private Placement Share”) and one redeemable warrant (“Private Warrant”) to purchase one ordinary share at an exercise price of $11.50 per whole share.

Transaction costs amounted to $6,597,980, consisting of $2,990,000 of underwriting commissions, $2,990,000 of deferred underwriting commissions and $617,980 of other offering costs. In addition, at July 27, 2023, cash of $1,593,452 was held outside of the Trust Account and is available for the payment of offering costs and for working capital purposes. Cash of $151,368,750 was transferred to the Trust Account on July 27, 2023.

Trust Account

The aggregate amount of $151,368,750 ($10.125 per Public Unit) held in a trust account (“Trust Account”) established for the benefit of the Company’s public shareholders and maintained by Continental Stock Transfer & Trust Company, acting as trustee, will be invested only in U.S. government treasury bills, with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the funds in the Trust Account will not be released until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to (A) modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete its initial Business Combination within nine months from the closing of the Initial Public Offering (or up to 21 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination, including Automatic Extension Period) or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (iii) the redemption of all of the Company’s public shares if the Company is unable to complete its initial Business Combination within nine months from the closing of the Initial Public Offering (or up to 21 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination, including Automatic Extension Period), subject to applicable law.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with an Initial Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company shall not consummate such Business Combination unless (i) the Company has net tangible assets of at least US$5,000,001 after payment of the deferred underwriting commissions, either immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination; or (ii) otherwise the Company is exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the public shares without the Company’s prior written consent.

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The shareholders will be entitled to redeem their public shares for a pro rata portion of the amount then in the Trust Account (initially $10.125 per public share, subject to increase of up to an additional $0.10 per public share per each three-month extension in the event that the Sponsor elects to extend the period of time to consummate a Business Combination (see below), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their public shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if (i) the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination or (ii) otherwise the Company is exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended; and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as described in Note 5) (as defined the “initial shareholders”) are identical to the Public Shares except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of the initial business combination, with respect thereto, a vote to amend the provisions of the Company’s Amended and Restated Memorandum and Articles of Association, or a tender offer by the Company prior to a Business Combination.

On March 22, 2024, the Company entered into a non-binding letter of intent (the “LOI”) with a business combination target (the “Target”), regarding a potential business combination involving the Target and its subsidiaries (the “Proposed Transaction”). The Target is a clinical stage biopharmaceutical company based in Boston, U.S., focusing on i) the research, development, manufacture and use of self-developed pioneering human stem cell-based bioengineering technology platform for novel drug discovery; and ii) the development of next-generation cell and gene therapies for a range of difficult-to-treat or incurable diseases. With a pipeline of therapeutic candidates, the Target’s several experimental gene therapies have already obtained U.S. Food and Drug Administration (“FDA”) Investigational New Drug (IND) approvals as ongoing clinical trials at multiple premier hospitals in the U.S. with active patient enrolments.

The LOI is non-binding and no agreement providing for any Proposed Transaction or any other transaction or the participation by either party therein will be deemed to exist unless and until definitive agreements have been executed. As of June 30, 2024, the Company has not entered into any definitive agreements, for the purpose of effecting into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Pursuant to the IPO prospectus dated July 24, 2023, (Registration No. 333-269659) filed by the Company for the initial public offering (the “IPO”), the Company is entitled to an automatic six-month extension to complete a business combination (the “Automatic Extension Period”) after the execution of the LOI and has 15 months from the closing of its IPO, or October 27, 2024, to complete its initial business combination period.

The Company will have until October 27, 2024 initially to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination within nine months (the “Combination Period”), the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months each time (for a total of 21 months including Automatic Extension Period) by depositing into the Trust Account $1,495,000 (approximately $0.10 per share per each three-month extension) to complete a Business Combination (the “Paid Extension Period”). Any funds which may be provided to extend the time frame will be in the form of a loan to the Company from the Sponsor. The terms of any such loan have not been definitively negotiated, provided, however, any loan will be interest free and will be repayable only if the Company completes a Business Combination.

Liquidation

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $50,000), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price of $10.00 per Public Unit.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.125 per share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and going concern

At June 30, 2024, the Company has generated a working capital of $317,854 and net income of $5,040,728 for the six months ended June 30, 2024. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company initially had nine months from the consummation of the Initial Public Offering to consummate the initial Business Combination. If the Company does not complete a Business Combination within nine months from the consummation of the Initial Public Offering, the Company will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Memorandum and Articles of Association. As a result, this has the same effect as if the Company had formally gone through a voluntary liquidation procedure under the Companies Act (As Revised) of the British Virgin Islands. Accordingly, no vote would be required from our shareholders to commence such a voluntary winding up, dissolution and liquidation. However, the Company may extend the period of time to consummate a Business Combination two times (for a total of up to 21 months from the consummation of the Initial Public Offering to complete a Business Combination, including Automatic Extension Period). If the Company is unable to consummate the Company’s Initial Business Combination by October 27, 2024 (unless further extended), the Company will, as promptly as possible but not more than ten business days thereafter, redeem 100% of the Company’s outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay taxes, and then seek to liquidate and dissolve. However, the Company may not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of the Company’s public shareholders. In the event of dissolution and liquidation, the Company’s warrants will expire and will be worthless.

Additionally, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern if a Business Combination is not consummated by October 27, 2024 (unless further extended). These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

●	Basis of presentation

These accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial statements and Article 8 of Regulation S-X. They do not include all of the information and notes required by U.S. GAAP for complete financial statements. The unaudited condensed financial statements should be read in conjunction with the Company’s financial statements and notes thereto for the year ended December 31, 2023 included in the Company’s Form 10-K filed with the SEC on March 29, 2024. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

●	Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

●	Use of estimates

The preparation of unaudited condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

●	Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2024 and December 31, 2023.

●	Cash and investment held in trust account

At June 30, 2024 and December 31, 2023, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. These securities are presented on the unaudited condensed balance sheets at fair value at the end of each reporting period. Earnings on these securities are included in dividend income in the accompanying unaudited condensed statements of operations and comprehensive income (loss) and is automatically reinvested. The fair value for these securities is determined using quoted market prices in active markets. Unrealized gains and losses for available-for-sale securities are recorded in other comprehensive income and realized gains and losses are reported in other income.

●	Warrant accounting

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. Warrants that meet the requirement for equity classification are recorded at their fair value at the time of issuance and are not revalued at each reporting date. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the unaudited condensed statements of operations.

As the warrants issued upon the Initial Public Offering and private placements meet the criteria for equity classification under ASC 480, therefore, the warrants are classified as equity.

●	Ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are subject to the occurrence of uncertain future events and considered to be outside of the Company’s control. Accordingly, as of June 30, 2024 and December 31, 2023, 14,950,000 and 14,950,000 ordinary shares subject to possible redemption, are presented as temporary equity, outside of the shareholders’ equity section of the Company’s unaudited condensed balance sheets, respectively.

●	Fair value of financial instruments

ASC Topic 820 Fair Value Measurements and Disclosures (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. ASC 820 establishes a fair value hierarchy for inputs, which represents the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, the valuation of these securities does not entail a significant degree of judgment.

Level 2 —	Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by the market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the unaudited condensed balance sheets. The fair values of cash and other current assets, accrued expenses, due to a related party are estimated to approximate the carrying values as of June 30, 2024 and December 31, 2023 due to the short maturities of such instruments.

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of June 30, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	June 30, 2024	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	(Unaudited)	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury Securities held in Trust Account	$158,876,636	$158,876,636	$-	$-

	December 31, 2023	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	(Audited)	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury Securities held in Trust Account	$154,823,318	$154,823,318	$-	$-

●	Income taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their unaudited condensed financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the unaudited condensed financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. The Company’s management determined that the British Virgin Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024 and December 31, 2023, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. As such, the Company’s tax provision was zero for the periods presented.

The Company is considered to be an exempted British Virgin Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands.

After the Initial Public Offering, the proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. An investment in this offering may result in uncertain U.S. federal income tax consequences.

●	Net income (loss) per share

The Company calculates net income (loss) per share in accordance with ASC Topic 260, Earnings per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable ordinary shares and non-redeemable ordinary shares and the undistributed income (loss) is calculated using the total net income (loss) less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable ordinary shares. Any remeasurement of the accretion to the redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public stockholders. Accretion associated with the redeemable shares of ordinary share is excluded from earnings per share as the redemption value approximates fair value. As of June 30, 2024 and December 31, 2023, the Company has not considered the effect of the warrants sold in the Initial Public Offering and private warrants to purchase an aggregate of 15,628,575 and 15,628,575 shares, respectively, in the calculation of diluted net income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive and the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, the diluted loss per share is the same as basic loss per share for the period presented.

The net income (loss) per share presented in the unaudited condensed statements of operations and comprehensive income (loss) is based on the following:

	For the Six Months Ended June 30, 2024		For the Six Months Ended June 30, 2023
	Redeemable Ordinary Share	Non- Redeemable Ordinary Share	Redeemable Ordinary Share	Non- Redeemable Ordinary Share
Basic and diluted net income (loss) per share:
Numerators:
Interest income earned in investments held in Trust Account	$5,574,511	$-	$-	$1
Total expenses	(412,064)	(121,719)	-	(4,878)
Total allocation to redeemable and non-redeemable ordinary share	$5,162,447	$(121,719)	$-	$(4,877)
Denominators:
Weighted-average shares outstanding	14,950,000	4,416,075	-	3,250,000
Basic and diluted net income (loss) per share	$0.35	$(0.03)	$-	$(0.00)

	For the Three Months Ended June 30, 2024		For the Three Months Ended June 30, 2023
	Redeemable Ordinary Share	Non- Redeemable Ordinary Share	Redeemable Ordinary Share	Non- Redeemable Ordinary Share
Basic and diluted net income (loss) per share:
Numerators:
Interest income earned in investments held in Trust Account	$2,041,879	$-	$-	$-
Total expenses	(206,381)	(60,963)	-	(845)
Total allocation to redeemable and non-redeemable ordinary share	$1,835,498	$(60,963)	$-	$(845)
Denominators:
Weighted-average shares outstanding	14,950,000	4,416,075	-	3,250,000
Basic and diluted net income (loss) per share	$0.12	$(0.01)	$-	$(0.00)

●	Related parties

Parties, which can be a corporation or individual, are considered to be related if either the Company or the other party have the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or significant influence.

●	Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

●	Recent issued accounting standards

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company evaluated the potential impact of adopting this new guidance on its unaudited condensed financial statements and related disclosures and believe that the adoption of this ASU did not have a material effect on the Company’s financial statements.

NOTE 3 – INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on July 27, 2023, the Company sold 14,950,000 Public Units, which includes 1,950,000 Public Units upon the full exercise by the underwriter of its over-allotment option, at a purchase price of $10.00 per Public Unit. Each Public Unit consists of one Public share and one Public Warrant to purchase one ordinary share at an exercise price of $11.50 per share (see Note 6).

All of the 14,950,000 public shares sold as part of the Public Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association, or in connection with the Company’s liquidation. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

The Company’s redeemable ordinary share is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

NOTE 4 – PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering on July 27, 2023, the Company consummated a private placement of 678,575 Private Placement Units, at a price of $10.00 per Private Placement Unit. Each Private Placement Unit consists of one Private Placement share and one Private Warrant to purchase one ordinary share at an exercise price of $11.50 per whole share.

The Private Placement Units are identical to the Public Units sold in the Initial Public Offering except for certain registration rights and transfer restrictions.

NOTE 5 – RELATED PARTY TRANSACTIONS

Founder Shares

In September 2021, the Company issued an aggregate of 3,737,500 Founder Shares to the initial shareholders, including an aggregate of up to 487,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (see Note 6) for an aggregate purchase price of $25,000. As a result of the underwriters’ full exercise of their over-allotment option on July 27, 2023, no Founder Shares are currently subject to forfeiture (See Note 8).

Administrative Services Arrangement

An affiliate of the Sponsor agreed that, commencing from the date that the Company’s securities are first listed on NASDAQ through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, administrative and support services, as the Company may require from time to time. The Company has agreed to pay the affiliate of the Sponsor $10,000 per month for these services commencing on the closing date of the Initial Public Offering for 15 months (or up to 21 months including Automatic Extension Period). As of June 30, 2024 and December 31, 2023, the unpaid services fee was $10,000 and $10,000, respectively. For the six months ended June 30, 2024 and 2023, the Company incurred $60,000 and $0 in fees for these services, respectively.

NOTE 6 – SHAREHOLDERS’ DEFICIT

Ordinary Shares

The Company is authorized to issue 500,000,000 ordinary shares at par $0.0001 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share.

As of June 30, 2024 and December 31, 2023, 4,416,075 and 4,416,075 Ordinary Shares were issued and outstanding excluding 14,950,000 and 14,950,000 Ordinary Shares subject to possible redemption, respectively, so that the initial shareholders will own 20% of the issued and outstanding shares after the Initial Public Offering (excluding the sale of the Private Units and assuming the initial shareholders do not purchase any Units in the Initial Public Offering). As a result of the underwriters’ full exercise of their over-allotment option on July 27, 2023, no Founder Shares are currently subject to forfeiture (see Note 8).

Warrants

Each holder of a warrant shall be entitled to purchase one ordinary share at an exercise price of $11.50. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable after the consummation of a Business Combination. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. The Company has agreed that as soon as practicable after the closing of a Business Combination, the Company will use its best efforts to file, and within 90 days following a Business Combination to have declared effective, a registration statement covering the ordinary shares issuable upon exercise of the warrants. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 90 days, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the ordinary share equals or exceeds $16.5 per share, for any 20 trading days within a 30 trading days period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary share underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if in connection with a Business Combination, the Company (a) issues additional Ordinary Shares or equity-linked securities at an issue price or effective issue price of less than $9.35 per share (with such issue price or effective issue price as determined by the Company’s Board of Directors, in good faith, and in the case of any such issuance to the Company’s initial stockholders, or their affiliates, without taking into account any Founders’ Shares held by them prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of such Business Combination (net of redemptions), and (c) the Fair Market Value (as defined below) is below $9.35 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (a) the Fair Market Value or (b) the price at which the Company issues the ordinary shares or equity-linked securities, and the $16.50 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 165% of the higher of the Fair Market Value and the price at which the Company issues ordinary shares or equity-linked securities. The “Fair Market Value” shall mean the volume weighted average reported trading price of the ordinary shares for the twenty (20) trading days starting on the trading day prior to the date of the consummation of the Business Combination.

The Private Warrants are identical to the Public Warrants underlying the Public Units being sold in the Initial Public Offering except that Private Placement Units will not be transferable, assignable or saleable until 30 days after the completion of the Company’s Business Combination and will be entitled to registration rights.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic, the Russia-Ukraine war and the conflict in Israel and Palestine on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on July 24, 2023, the holders of the Founder Shares, Private Placement Units (including securities contained therein), and units (including securities contained therein) that may be issued on conversion of working capital loans or extension loans and are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter Agreement

The underwriters are entitled to a cash underwriting discount of 2% of the gross proceeds of the Initial Public Offering, or $2,990,000, upon the closing of the Business Combination, which is shown as deferred underwriting expenses on the accompanying unaudited condensed balance sheets.

NOTE 8 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, the Company has evaluated all events or transactions that occurred after the balance sheet date.

On July 8, 2024, the Company formed a subsidiary, namely KVAC MS (BVI) Limited under the laws of the British Virgin Islands for the purpose of effecting the business combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Keen Vision Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Keen Vision Acquisition Corp. (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in common stock subject to possible redemption and stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a significant working capital deficiency, has incurred significant losses, and needs to raise additional funds to meet its obligations and sustain operations which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2023.

PCAOB: 3686

Ocean, New Jersey

March 29, 2024

KEEN VISION ACQUISITION CORPORATION

BALANCE SHEETS

	December 31,	December 31,
	2023	2022

ASSETS
Cash at bank	$631,753	$77,709
Prepayment	233,862	2,598
Total current assets	865,615	80,307
Deferred offering costs	-	114,500
Cash and investments held in trust account	154,823,318	-

TOTAL ASSETS	$155,688,933	$194,807

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accrued expenses	$4,000	$-
Promissory note - related party	-	173,573
Amount due to a related party	10,000	-
Total current liabilities	14,000	173,573

Deferred underwriting compensation	2,990,000	-

TOTAL LIABILITIES	3,004,000	173,573

Commitments and contingencies
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 14,950,000 and 0 shares subject to possible redemption issued and outstanding as of December 31, 2023 and 2022, respectively	154,823,318	-

Shareholders’ (deficit) equity:
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 4,416,075 and 3,737,500 shares not subject to possible redemption issued and outstanding as of December 31, 2023 and 2022, respectively (excluding 14,950,000 and 0 shares subject to possible redemption, respectively) (1)	442	374
Additional paid-in capital	-	24,626
Accumulated other comprehensive income	1,521,171	-
Accumulated deficit	(3,659,998)	(3,766)

Total Shareholders’ (Deficit) Equity	(2,138,385)	21,234

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$155,688,933	$194,807

(1)	Includes up to an aggregate of 487,500 ordinary shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part (see Note 5). As a result of the underwriters’ full exercise of their over-allotment option on July 27, 2023, no Founder Shares are currently subject to forfeiture.

See accompanying notes to financial statements.

KEEN VISION ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS AND COMPREHNSIVE INCOME (LOSS)

	Years Ended December 31,
	2023	2022

Formation and operating costs	$478,676	$697

Other income:
Dividend income earned in investments held in Trust Account	2	-
Interest income earned in investments held in Trust Account	1,933,395	-
Interest income	37	4

Total other income	1,933,434	4

NET INCOME (LOSS)	$1,454,758	$(693)

Other comprehensive income:
Unrealized gain in investments held in Trust Account	1,521,171	-
COMPREHENSIVE INCOME (LOSS)	$2,975,929	$(693)

Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	6,430,548	-

Basic and diluted net income per share, ordinary shares subject to possible redemption	$0.25	$-

Basic and diluted weighted average shares outstanding, ordinary shares not subject to possible redemption(1)	4,029,380	3,250,000
Basic and diluted net loss per share, ordinary shares not subject to possible redemption	$(0.05)	$(0.00)

(1)	Excludes up to an aggregate of 487,500 ordinary shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part (see Note 5). As a result of the underwriters’ full exercise of their over-allotment option on July 27, 2023, no founder shares are currently subject to forfeiture.

See accompanying notes to financial statements.

KEEN VISION ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND
SHAREHOLDERS’ EQUITY (DEFICIT)

	Years ended December 31, 2023
	Ordinary shares
	No. of shares	Amount	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total shareholders’ equity (deficit)

Balance as of December 31, 2022(1)	3,737,500	$374	$24,626	$-	$(3,766)	$21,234

Sale of units in initial public offering, net of offering costs	14,950,000	1,495	142,900,525	-	-	142,902,020
Sale of units to the founder in private placement	678,575	68	6,785,682	-	-	6,785,750
Initial classification of ordinary shares subject to possible redemption	(14,950,000)	(1,495)	(147,853,763)	-	-	(147,855,258)
Allocation of offering costs to ordinary shares subject to redemption			6,525,391	-	-	6,525,391
Accretion of carrying value to redemption value			(8,382,461)	-	(5,110,990)	(13,493,451)
Net income for the year	-	-	-	-	1,454,758	1,454,758
Unrealized gain on available held for sale securities	-	-	-	1,521,171	-	1,521,171

Balance as of December 31, 2023(1)	4,416,075	$442	$-	$1,521,171	$(3,659,998)	$(2,138,385)

	Year ended December 31, 2022
	Ordinary shares
	No. of shares	Amount	Additional paid-in capital	Accumulated deficit	Total shareholders’ equity

Balance as of January 1, 2022(1)	3,737,500	$374	$24,626	$(3,073)	$21,927

Net loss for the year	-	-	-	(693)	(693)

Balance as of December 31, 2022(1)	3,737,500	$374	$24,626	$(3,766)	$21,234

(1)	Includes up to an aggregate of 487,500 ordinary shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part (see Note 5). As a result of the underwriters’ full exercise of their over-allotment option on July 27, 2023, no founder shares are currently subject to forfeiture.

See accompanying notes to financial statements.

KEEN VISION ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$1,454,758	$(693)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income earned in cash and investments held in trust account	(1,933,395)	-
Dividend income earned in cash and investments held in trust account	(2)	-
Change in operating assets and liabilities:
Increase in prepayment	(231,264)	(2,598)
Increase in accrued expenses	4,000	-
Net cash used in operating activities	(705,903)	(3,291)

Cash flows from investing activities:
Proceeds deposited in Trust Account	(151,368,750)	-
Net cash used in investing activities	(151,368,750)	-

Cash flows from financing activities:
Advances from a related party	318,427	-
Repayment to related party	(367,500)	-
Proceeds from public offering	149,500,000	-
Proceeds from private placement	6,785,750	-
Payment of offering costs	(3,607,980)	-
Proceed from promissory note - related party	-	56,076
Net cash provided by financing activities	152,628,697	56,076

NET CHANGE IN CASH	554,044	52,785

CASH, BEGINNING OF PERIOD	77,709	24,924

CASH, END OF PERIOD	$631,753	$77,709

Non-cash investing and financing activities
Initial classification of ordinary shares subject to possible redemption	$147,853,763	$-
Allocation of offering costs to ordinary shares subject to possible redemption	6,525,391	-
Accretion of carrying value to redemption value	13,493,451	-
Accrued underwriting compensation	$2,990,000	$-

See accompanying notes to financial statements.

KEEN VISION ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BUSINESS BACKGROUND

Keen Vision Acquisition Corporation (the “Company” or “we”, “us” and “our”) is a blank check company incorporated on June 18, 2021, under the laws of the British Virgin Islands for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination.

The Company is an early stage company and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage companies and emerging growth companies. The Company has selected December 31 as its fiscal year end.

As of December 31, 2023, the Company had not commenced any operations. All activities through December 31, 2023 relate to the Company’s formation, the initial public offering (the “Initial Public Offering” or “IPO”) and activities necessary to identify a potential target and prepare for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income and changes in unrealized appreciation of Trust Account assets from the proceeds derived from the Initial Public Offering.

Financing

The registration statement for the Company’s Initial Public Offering was declared effective on July 24, 2023. On July 27, 2023, the Company consummated the Initial Public Offering of 14,950,000 units (the “Public Units”), which includes 1,950,000 Public Units upon the full exercise by the underwriter of its over-allotment option, at $10.00 per Public Unit, generating gross proceeds of $149,500,000 to the Company. Each Public Unit consists of one ordinary share (“Public Share”) and one redeemable warrant (“Public Warrant”) to purchase one ordinary share at an exercise price of $11.50 per share.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 678,575 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to KVC Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,785,750 to the Company. Each Private Placement Unit consists of one ordinary share (“Private Placement Share”) and one redeemable warrant (“Private Warrant”) to purchase one ordinary share at an exercise price of $11.50 per whole share.

Transaction costs amounted to $6,597,980, consisting of $2,990,000 of underwriting commissions, $2,990,000 of deferred underwriting commissions and $617,980 of other offering costs. In addition, at July 27, 2023, cash of $1,593,452 was held outside of the Trust Account and is available for the payment of offering costs and for working capital purposes. Cash of $151,368,750 was transferred to the Trust Account on July 27, 2023.

Trust Account

The aggregate amount of $151,368,750 ($10.125 per Public Unit) held in a trust account (“Trust Account”) established for the benefit of the Company’s public shareholders and maintained by Continental Stock Transfer & Trust Company, acting as trustee, will be invested only in U.S. government treasury bills, with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the funds in the Trust Account will not be released until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to (A) modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete its initial Business Combination within nine months from the closing of the Initial Public Offering (or up to 15 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination) or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (iii) the redemption of all of the Company’s public shares if the Company is unable to complete its initial Business Combination within nine months from the closing of the Initial Public Offering (or up to 15 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination), subject to applicable law.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with an Initial Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company shall not consummate such Business Combination unless (i) the Company has net tangible assets of at least US$5,000,001 after payment of the deferred underwriting commissions, either immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination; or (ii) otherwise the Company is exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the public shares without the Company’s prior written consent.

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The shareholders will be entitled to redeem their public shares for a pro rata portion of the amount then in the Trust Account (initially $10.125 per public share, subject to increase of up to an additional $0.10 per public share per each three-month extension in the event that the Sponsor elects to extend the period of time to consummate a Business Combination (see below), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their public shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if (i) the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination or (ii) otherwise the Company is exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended; and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as described in Note 5) (as defined the “initial shareholders”) are identical to the Public Shares except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of the initial business combination, with respect thereto, a vote to amend the provisions of the Company’s Amended and Restated Memorandum and Articles of Association, or a tender offer by the Company prior to a Business Combination.

The Company will have until April 27, 2024 initially to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination within nine months (the “Combination Period”), the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months each time (for a total of 15 months) by depositing into the Trust Account $1,495,000 (approximately $0.10 per share per each three-month extension) to complete a Business Combination (the “Paid Extension Period”). Any funds which may be provided to extend the time frame will be in the form of a loan to the Company from the Sponsor. The terms of any such loan have not been definitively negotiated, provided, however, any loan will be interest free and will be repayable only if the Company completes a Business Combination. In addition, we will be entitled to an automatic six-month extension to complete a Business Combination (the “Automatic Extension Period”) if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination during the Combination Period or Paid Extension Period.

Liquidation

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $50,000), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price of $10.00 per Public Unit.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.125 per share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and going concern

At December 31, 2023, the Company had working capital surplus of $851,615 and net income of $1,454,758 for the year ended December 31, 2023. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company initially had nine months from the consummation of the Initial Public Offering to consummate the initial Business Combination. If the Company does not complete a Business Combination within nine months from the consummation of the Initial Public Offering, the Company will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Memorandum and Articles of Association. As a result, this has the same effect as if the Company had formally gone through a voluntary liquidation procedure under the Companies Act (As Revised) of the British Virgin Islands. Accordingly, no vote would be required from our shareholders to commence such a voluntary winding up, dissolution and liquidation. However, the Company may extend the period of time to consummate a Business Combination two times (for a total of up to 15 months from the consummation of the Initial Public Offering to complete a Business Combination) or will be entitled to an Automatic Extension Period if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination during the Combination Period or Paid Extension Period. If the Company is unable to consummate the Company’s Initial Business Combination by April 27, 2024 (unless further extended), the Company will, as promptly as possible but not more than ten business days thereafter, redeem 100% of the Company’s outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay taxes, and then seek to liquidate and dissolve. However, the Company may not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of the Company’s public shareholders. In the event of dissolution and liquidation, the Company’s warrants will expire and will be worthless.

Additionally, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern if a Business Combination is not consummated by April 27, 2024 (unless further extended). These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

●	Basis of presentation

These accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

●	Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

●	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

●	Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022.

●	Cash and investment held in trust account

At December 31, 2023, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. These securities are presented on the balance sheets at fair value at the end of each reporting period. Earnings on these securities are included in dividend income in the accompanying statement of operations and comprehensive income (loss) and is automatically reinvested. The fair value for these securities is determined using quoted market prices in active markets. Unrealized gains and losses for available-for-sale securities are recorded in other comprehensive income and realized gains and losses are reported in other income. There was no investment held in the Trust Account as of December 31, 2022.

●	Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet dates that are directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering.

●	Warrant accounting

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. Warrants that meet the requirement for equity classification are recorded at their fair value at the time of issuance and are not revalued at each reporting date. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

As the warrants issued upon the Initial Public Offering and private placements meet the criteria for equity classification under ASC 480, therefore, the warrants are classified as equity.

●	Ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are subject to the occurrence of uncertain future events and considered to be outside of the Company’s control. Accordingly, as of December 31, 2023 and 2022, 14,950,000 and 0 ordinary shares subject to possible redemption, are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets, respectively.

●	Fair value of financial instruments

ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. ASC 820 establishes a fair value hierarchy for inputs, which represents the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, the valuation of these securities does not entail a significant degree of judgment.

Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, or (iii) inputs that are derived principally from or corroborated by the market through correlation or other means.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure far value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets. The fair values of cash and cash equivalents, and other current assets, accrued expenses, due to the sponsor are estimated to approximate the carrying values as of December 31, 2023 and 2022 due to the short maturities of such instruments. See Note 7 for the disclosure of the Company’s assets and liabilities that were measured at fair value on a recurring basis.

●	Income taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. The Company’s management determined that the British Virgin Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. As such, the Company’s tax provision was zero for the periods presented.

The Company is considered to be an exempted British Virgin Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands.

After the Initial Public Offering, the proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. An investment in this offering may result in uncertain U.S. federal income tax consequences.

●	Net income (loss) per share

The Company calculates net income (loss) per share in accordance with ASC Topic 260, “Earnings per Share.” In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable ordinary shares and non-redeemable ordinary shares and the undistributed income (loss) is calculated using the total net income (loss) less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable ordinary shares. Any remeasurement of the accretion to the redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public stockholders. Accretion associated with the redeemable shares of ordinary share is excluded from earnings per share as the redemption value approximates fair value. As of December 31, 2023 and 2022, the Company has not considered the effect of the warrants sold in the Initial Public Offering and private warrants to purchase an aggregate of 15,628,575 and 0 shares, respectively, in the calculation of diluted net income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive and the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

The net income (loss) per share presented in the statement of operations and comprehensive income (loss) is based on the following:

	For the Year ended December 31, 2023		For the Year ended December 31, 2022
	Redeemable Ordinary Share	Non- Redeemable Ordinary Share	Redeemable Ordinary Share	Non- Redeemable Ordinary Share
Basic and diluted net income (loss) per share:
Numerators:
Interest income earned in investments held in Trust Account	$1,933,395	$-	$-	$-
Total expenses	(294,280)	(184,396)	-	(693)
Total allocation to redeemable and non-redeemable ordinary share	$1,639,115	$(184,396)	$-	$(693)
Denominators:
Weighted-average shares outstanding	6,430,548	4,029,380	-	3,250,000
Basic and diluted net income (loss) per share	$0.25	$(0.05)	$-	$(0.00)

●	Related parties

Parties, which can be a corporation or individual, are considered to be related if either the Company or the other party have the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or significant influence.

●	Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

●	Recent issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 – INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on July 27, 2023, the Company sold 14,950,000 Public Units, which includes 1,950,000 Public Units upon the full exercise by the underwriter of its over-allotment option, at a purchase price of $10.00 per Public Unit. Each Public Unit consists of one Public share and one Public Warrant to purchase one ordinary share at an exercise price of $11.50 per share (see Note 6).

All of the 14,950,000 public shares sold as part of the Public Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association, or in connection with the Company’s liquidation. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

The Company’s redeemable ordinary share is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

NOTE 4 – PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering on July 27, 2023, the Company consummated a private placement of 678,575 Private Placement Units, at a price of $10.00 per Private Placement Unit. Each Private Placement Unit consists of one Private Placement share and one Private Warrant to purchase one ordinary share at an exercise price of $11.50 per whole share.

The Private Placement Units are identical to the Public Units sold in the Initial Public Offering except for certain registration rights and transfer restrictions.

NOTE 5 – RELATED PARTY TRANSACTIONS

Founder Shares

In September 2021, the Company issued an aggregate of 3,737,500 Founder Shares to the initial shareholders, including an aggregate of up to 487,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (see Note 6) for an aggregate purchase price of $25,000. As a result of the underwriters’ full exercise of their over-allotment option on July 27, 2023, no Founder Shares are currently subject to forfeiture (See Note 8).

Promissory Note — Related Party

On December 31, 2022, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $500,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of consummation of an initial public offering of its securities or the date on which Company determines not to conduct an initial public offering of its securities.

As of December 31, 2023 and 2022, the balance of related party promissory note was $0 and $173,573, respectively.

Administrative Services Arrangement

An affiliate of the Sponsor agreed that, commencing from the date that the Company’s securities are first listed on NASDAQ through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, administrative and support services, as the Company may require from time to time. The Company has agreed to pay the affiliate of the Sponsor $10,000 per month for these services commencing on the closing date of the Initial Public Offering for 9 months (or up to 15 months if the Company extends the Combination Period). As of December 31, 2023 and 2022, the unpaid services fee was $10,000 and $0, respectively. For the years ended December 31, 2023 and 2022, the Company incurred $50,000 and $0 in fees for these services, respectively.

NOTE 6 – SHAREHOLDERS’ EQUITY

Ordinary Shares

The Company is authorized to issue 500,000,000 ordinary shares at par $0.0001 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share.

As of December 31, 2023 and 2022, 4,416,075 and 3,737,500 Ordinary Shares were issued and outstanding excluding 14,950,000 and 0 Ordinary Shares subject to possible redemption, respectively, so that the initial shareholders will own 20% of the issued and outstanding shares after the Initial Public Offering (excluding the sale of the Private Units and assuming the initial shareholders do not purchase any Units in the Initial Public Offering). As a result of the underwriters’ full exercise of their over-allotment option on July 27, 2023, no Founder Shares are currently subject to forfeiture (see Note 8).

Warrants

Each holder of a warrant shall be entitled to purchase one ordinary share at an exercise price of $11.50. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable after the consummation of a Business Combination. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. The Company has agreed that as soon as practicable after the closing of a Business Combination, the Company will use its best efforts to file, and within 90 days following a Business Combination to have declared effective, a registration statement covering the ordinary shares issuable upon exercise of the warrants. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 90 days, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the ordinary share equals or exceeds $16.5 per share, for any 20 trading days within a 30 trading days period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary share underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if in connection with a Business Combination, the Company (a) issues additional Ordinary Shares or equity-linked securities at an issue price or effective issue price of less than $9.35 per share (with such issue price or effective issue price as determined by the Company’s Board of Directors, in good faith, and in the case of any such issuance to the Company’s initial stockholders, or their affiliates, without taking into account any Founders’ Shares held by them prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of such Business Combination (net of redemptions), and (c) the Fair Market Value (as defined below) is below $9.35 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (a) the Fair Market Value or (b) the price at which the Company issues the ordinary shares or equity-linked securities, and the $16.50 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 165% of the higher of the Fair Market Value and the price at which the Company issues ordinary shares or equity-linked securities. The “Fair Market Value” shall mean the volume weighted average reported trading price of the ordinary shares for the twenty (20) trading days starting on the trading day prior to the date of the consummation of the Business Combination.

The Private Warrants are identical to the Public Warrants underlying the Public Units being sold in the Initial Public Offering except that Private Placement Units will not be transferable, assignable or saleable until 30 days after the completion of the Company’s Business Combination and will be entitled to registration rights.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on July 24, 2023, the holders of the Founder Shares, Private Placement Units (including securities contained therein), and units (including securities contained therein) that may be issued on conversion of working capital loans or extension loans and are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter Agreement

The underwriters are entitled to a cash underwriting discount of 2% of the gross proceeds of the Initial Public Offering, or $2,990,000, upon the closing of the Business Combination, which is shown as deferred underwriting expenses on the accompany balance sheet.

NOTE 8 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, the Company has evaluated all events or transactions that occurred after the balance sheet date. During the year, the Company did not have any material subsequent events other than disclosed above.

MEDERA INC. Interim Condensed Consolidated Financial Statements (Expressed in U.S. dollars) For the Six Months Ended June 30, 2024 and 2023

MEDERA INC.

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2024	2023
Assets
Current assets
Cash	$1,207,544	$415,473
Accounts receivable, net	3,074	67,554
Amount due from related parties	263,830	197,265
Other clinical assets	185,241	190,733
Prepaid expenses and other current assets	578,245	278,454
Operating lease right-of-use asset, net	290,910	574,137
Total current assets	2,528,844	1,723,616

Property and equipment, net	102,100	117,907
Deferred offering costs	462,854	-
Other receivables	-	2,813
Total Assets	$3,093,798	$1,844,336

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$564,720	$2,220,669
Accrued expenses	798,665	1,556,269
Amount due to related parties	8,494,068	9,295,708
Operating lease liability, current	247,999	527,833
Total current liabilities	10,105,452	13,600,479
Total liabilities	10,105,452	13,600,479

Commitments and contingencies (Note 12)

Stockholders' Equity (Deficit):
Common stock, $.0001 par value; 500,000,000 shares authorized at June 30, 2024 and December 31, 2023; 1,118,398 and 1,088,344 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively.	112	109
Additional paid in capital	31,543,202	22,526,455
Accumulated other comprehensive loss	(12,117)	(9,555)
Accumulated deficit	(37,618,731)	(33,427,453)
Non-controlling interest	(924,120)	(845,699)
Total stockholders' deficit	(7,011,654)	(11,756,143)
Total Liabilities and Stockholders' Deficit	$3,093,798	$1,844,336

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

MEDERA INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (UNAUDITED)

	Six Months Ended June 30,
	2024	2023

Revenue	$10,775	$300,275

Cost of goods sold	3,230	89,496

Gross profit	7,545	210,779

Operating expenses
General and administrative expenses	1,990,379	1,085,805
Research and development	2,846,286	3,977,111
Total operating expenses	4,836,665	5,062,916
Loss from operations	(4,829,120)	(4,852,137)

Other income (expenses)
Interest expense	(288,617)	(397,052)
Gain (loss) on foreign exchange	566	(1,077)
Gain on settlement of accounts payable obligations	829,625	-
Other income (expense)	17,847	(10,262)
Total other income (expense), net	559,421	(408,391)

Loss before income tax	(4,269,699)	(5,260,528)
Net loss	$(4,269,699)	$(5,260,528)

Net loss attributable to non-controlling interest	(78,421)	(140,640)
Net loss attributable to Medera Inc.	$(4,191,278)	$(5,119,888)

Other comprehensive loss
Foreign currency translation adjustment	(2,562)	10,343
Comprehensive loss	(4,272,261)	(5,250,185)
Less: comprehensive loss attributable to the non-controlling interest	(78,421)	(140,640)
Comprehensive loss attributable to Medera Inc. stockholders	$(4,193,840)	$(5,109,545)

Net loss per common share attributable to Medera Inc. stockholders
Basic and diluted net loss per common share	$(3.76)	$(5.12)
Basic and diluted weighted average number of common shares outstanding	1,114,270	1,000,000

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

MEDERA INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT (UNAUDITED)

	Common Stock		Additional Paid-in	Accumulated	Non-Controlling	Accumulated Other Comprehensive
	Shares	Amount	Capital	Deficit	Interest	Income (Loss)	Total
Balance, December 31, 2022	1,000,000	$100	$-	$(21,796,299)	$(560,370)	$(7,382)	$(22,363,951)
Net loss	-	-	-	(5,119,888)	(140,640)	-	(5,260,528)
Foreign currency translation adjustments	-	-	-	-	-	10,343	10,343
Balance, June 30, 2023	1,000,000	$100	$-	$(26,916,187)	$(701,010)	$2,961	$(27,614,136)

	Common Stock		Additional Paid-in	Accumulated	Non-Controlling	Accumulated Other Comprehensive
	Shares	Amount	Capital	Deficit	Interest	Income (Loss)	Total
Balance, December 31, 2023	1,088,344	$109	$22,526,455	$(33,427,453)	$(845,699)	$(9,555)	$(11,756,143)
Net loss	-	-	-	(4,191,278)	(78,421)	-	(4,269,699)
Issuance of common stock upon conversion of related party convertible loans	30,054	3	9,016,747	-	-	-	9,016,750
Foreign currency translation adjustments	-	-	-	-	-	(2,562)	(2,562)
Balance, June 30, 2024	1,118,398	$112	$31,543,202	$(37,618,731)	$(924,120)	$(12,117)	$(7,011,654)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

MEDERA INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,269,699)	$(5,260,528)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	29,083	72,582
Accrued interest on related party convertible loans	(12,395)	397,052
Amortization of operating lease right-of-use assets	283,227	-
Allowance for credit losses	-	4,850
Loss on disposal of assets	-	13,401
Changes in operating assets and liabilities:
Accounts receivable, net	64,480	9,953
Prepaid expenses and other current assets	(299,791)	433,739
Other clinical assets	5,492	26,613
Accounts payable	(1,655,949)	1,502,866
Accrued expenses	(1,220,458)	(1,165,722)
Amount due from related parties	(66,565)	(14,840)
Amount due to related parties	248,018	(90,134)
Operating lease liability	(279,834)	-
Deferred revenue	-	(157,534)
Other receivables	2,813	(45,662)
Net cash used in operating activities	(7,171,578)	(4,273,364)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(13,276)	(50,727)
Purchase of investments	-	(77,232)
Net cash used in investing activities	(13,276)	(127,959)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party convertible loans	7,979,487	3,226,814
Net cash provided by financing activities	7,979,487	3,226,814

Effects of currency translation on cash	(2,562)	10,343

Net increase (decrease) in cash	794,633	(1,174,509)
Cash, beginning of period	415,473	1,512,268
Cash, end of period	$1,207,544	$348,102

Supplemental disclosure of cash flow information:
Cash paid for loan interest	$301,011	$-

Supplemental disclosure of non-cash financing transactions:
Conversion of related party convertible loans into common stock of the Company	$9,016,750	$-
Deferred offering costs included in accrued expenses	$462,854	$-

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

MEDERA INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Medera Inc. strives to eradicate difficult-to-treat and incurable cardiovascular diseases using gene and cell therapies, human mini-organs and other state-of-the-art technologies pioneered by its portfolio companies and partners.

Medera Inc. (“Medera” or the “Company”) is a clinical-stage biopharmaceutical company focused on targeting difficult-to-treat and incurable diseases by advancing a range of next-generation therapeutics. The Company leverages its bioengineered human “mini-Heart” technology platform and related state-of-the-art technologies for preclinical screening, and its proprietary intracoronary delivery (“ICD”) methodology for clinical implementation. These have been pioneered by the Company’s founding scientists, portfolio companies and partners. The Company believes that its comprehensive and integrated capabilities allow it to efficiently and effectively operate throughout the entire process of therapeutic discovery and development, and to advance its lead candidates along expedited regulatory pathways for the benefits of patients. The Company was incorporated on August 18, 2020 and is based in Boston, Massachusetts.

Medera operates two highly complementary but distinct business lines:

1)	Clinical Development of Novel Therapies under Medera’s “Sardocor” brand – Sardocor is focused on the development of novel therapies for patients with difficult-to-treat or incurable cardiovascular diseases. Sardocor is currently one of the most advanced cardiovascular gene therapy companies in the U.S. with three ongoing gene therapy clinical trials for Heart Failure with reduced Ejection Fraction (“HFrEF”), Heart Failure with preserved Ejection Fraction (“HFpEF”), and Duchenne Muscular Dystrophy-associated Cardiomyopathy (“DMD-CM”). Sardocor also has a pipeline of preclinical gene therapy and small molecule candidates for a range of cardiac, pulmonary and vascular diseases.

2)	Pre-clinical Disease Modeling and Drug Discovery under our “Novoheart” brand – Founded in 2014, Medera’s Novoheart has an extensive corporate history in commercializing bioengineered human cardiac tissues for disease modeling and drug screening. The Company’s founders were among the first-generation biomedical engineers who established the field back in the 1990s. Novoheart’s proprietary “mini-Heart” technology platform is the industry’s most sophisticated platform for human-specific disease modeling, therapeutic target discovery and validation, drug toxicity and efficacy screening, and dosage optimization.

The following table lists the Company, its subsidiaries including country of domicile and the respective ownership percentage:

		Date of	June 30,	December 31,
Company	Country	Incorporation	2024	2023
Medera Inc.	Cayman Islands	August 18, 2020	100.00%	100.00%
Novoheart Group Limited	British Virgin Islands	January 28, 2022	100.00%	100.00%
Novoheart U.S. Corporation	U.S.	August 3, 2017	100.00%	100.00%
Novoheart International Limited	Hong Kong	February 28, 2022	100.00%	100.00%
Sardocor Holdings Limited	British Virgin Islands	September 8, 2020	100.00%	100.00%
Sardocor Corporation	U.S.	June 4, 2020	96.67%	96.67%

Going Concern

The accompanying interim condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has historically incurred operating losses since inception and has an accumulated deficit of $37,618,731 as of June 30, 2024. During the six months ended June 30, 2024, the Company incurred net losses of $4,269,699 and had a working capital deficit of $7,576,608 as of June 30, 2024.

The Company’s ability to transition to profitable operations is dependent upon achieving a level of revenues adequate to support its cost structure. The timing and amount of our actual expenditure will be based on many factors, including cash flows from operations and the anticipated growth of our business and availability of sufficient resources.

Management expects sales operations to continue to expand. If necessary, the Company will need to raise additional funds during the next twelve months. To sustain its ability to support the Company’s operating activities, the Company considered supplementing its sources of funding through other available sources of financing from banks and other financial institutions, financial support from the Company’s related parties and shareholders, issuance of additional debt instruments, and obtaining funds through a future equity offering. The ability of the Company to continue as a going concern is dependent on its ability to generate sales or obtain additional funding to finance operating losses until the Company is profitable. Since inception, the Company has received financial support from its related parties through issuance of related party convertible loans (see Note 7 and Note 13). These related party convertible loans can be converted into common shares of the Company at any time prior to maturity at the discretion of the investors.

Subsequent to June 30, 2024, the Company entered into a merger agreement with Keen Vision Acquisition Corporation, a publicly traded special purpose acquisition company, and is working to complete the transaction by the fourth quarter of 2024, with an intention of raising funds through a concurrent financing (the “Business Combination”) (See Note 13). However, the Company cannot guarantee that the Business Combination will be completed, or that the amount of funds raised through the transaction will be sufficient to allow the Company to fulfill its operating plan.

As a result of the above, there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying interim condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and the regulations of the United States Securities and Exchange Commission (the “SEC”).

Unaudited Interim Financial Information

The consolidated balance sheet as of December 31, 2023 included herein was derived from the audited consolidated financial statements as of that date. The accompanying interim condensed consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2023. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been omitted from these interim condensed consolidated financial statements.

Results for the interim periods in this report are not necessarily indicative of future financial results and have not been audited by the Company’s independent registered public accounting firm. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments necessary to present fairly the Company’s interim financial statements as of June 30, 2024, and for the six months ended June 30, 2024, and 2023. These adjustments are of a normal recurring nature and consistent with the adjustments recorded to prepare the annual audited consolidated financial statements as of December 31, 2023.

Principles of Consolidation and Basis of Accounting

The interim condensed interim condensed consolidated financial statements include the accounts of Medera Inc. and its wholly-owned and controlled subsidiaries. All material inter-company accounts and transactions have been eliminated. The Company’s policy is to prepare its interim condensed consolidated financial statements on the accrual basis of accounting, whereby revenue is recognized when earned and expenses are recognized when incurred.

There have been no significant changes, other than those disclosed within these interim condensed consolidated financial statements, to the Company’s material accounting policies in Note 2. Basis of Presentation and Summary of Significant Accounting Policies, of the notes to the consolidated financial statements for the year ended December 31, 2023.

Accounting Estimates

The preparation of accompanying interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in the accompanying interim condensed consolidated financial statements include, but not limit to, accounting for income taxes and the fair value of the Company’s common stock. Actual results could differ from these estimates. Estimates are periodically reviewed considering changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known.

Other Clinical Assets

Other clinical assets are made up of drug substances and other products that are used in gene therapy clinical trials for HFpEF, HFrEF and DMD-CM. The clinical assets were purchased on September 28, 2020, from Theragene Pharmaceuticals, Inc. for $1,500,000. The assets are expensed as they are used in the clinical trials and stated at cost. Other clinical assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows the asset is expected to generate is less than its carrying amount. Any write-downs are treated as permanent reductions in the carrying amount of the respective asset. Management assessed and concluded that no impairment write-down would be necessary for other clinical assets as of June 30, 2024 and December 31, 2023.

Property and Equipment, net

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in the interim condensed consolidated statement of operations or the period in which the disposal occurred. The Company computes depreciation utilizing estimated useful lives, as stated below:

Property and Equipment, net Categories	Estimated Useful Life
Computer Equipment	5 Years
Lab Equipment	5 Years
Fixture, Furniture and Equipment	5 Years
Leasehold improvements	3 Years

Management regularly reviews property and equipment for possible impairment. This review occurs annually or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Based on management’s assessment, there were no indicators of impairment of the Company’s property and equipment as of June 30, 2024 and December 31, 2023.

Intangible Assets, Net

Finite-lived intangible assets acquired in a business combination or an asset acquisition, as defined in Accounting Standards Codification (“ASC”) 805 – Business Combinations (“ASC 805”), are recorded at fair value. Finite-lived intangible assets are amortized on the straight-line basis over their estimated useful lives. Management annually evaluates the estimated remaining useful lives of the finite intangible assets to determine whether events or changes in circumstances warrant a revision to the remaining period of amortization.

Finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows the asset is expected to generate is less than its carrying amount. Any write-downs are treated as permanent reductions in the carrying amount of the respective asset. Management assessed and concluded that no impairment write-down would be necessary for finite-lived intangible assets for the six months ended June 30, 2024 and June 30, 2023.

The Company amortizes these intangible assets on a straight-line basis over their estimated useful lives, as stated below:

Finite-Lived Intangible Assets Categories	Estimated Useful Life
Patents	5 Years

Deferred Offering Costs

Deferred offering costs consist of direct legal, accounting, filing and other fees and costs directly attributable to the Business Combination that the Company entered into with Keen Vision Acquisition Corporation (see Note 13). The Company capitalized deferred offering costs prior to the close of the Business Combination and included in “Deferred offering costs” within the interim condensed consolidated balance sheet as of June 30, 2024. The Company will reclassify the deferred offering costs related to the Business Combination to additional paid-in capital to offset the proceeds received upon closing of the Business Combination. The deferred offering costs were $462,854 and nil as of June 30, 2024 and December 31, 2023, respectively.

Concentration Risk

The Company performs a regular review of customer activity and associated credit risks.

As of June 30, 2024, one customer accounted for approximately 100% of the Company’s accounts receivable. As of December 31, 2023, one customer accounted for approximately 100% of the Company’s accounts receivable.

During the six months ended June 30, 2024, one customer accounted for approximately 71% of total revenues generated. During the six months ended June 30, 2023, one customer accounted for approximately 92% of total revenues generated.

The Company maintains positive customer relationships and continually expands its customer base, mitigating the impact of any potential concentration risks that exist.

Recently Issued Accounting Standards Not Yet Adopted

The Company has reviewed the recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”), including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC, and determined that these pronouncements do not have a material impact on the Company’s current or anticipated interim condensed consolidated financial statement presentation or disclosures.

In November 2023, the FASB issued Accounting Standard Update (“ASU”) 2023-07, Segment Reporting (Topic 280) – Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Additionally, it requires a public entity to disclose the title and position of the Chief Operating Decision Maker (“CODM”). ASU 2023-07 does not change how a public entity identifies its operating segments, aggregates them, or applies the quantitative thresholds to determine its reportable segments. The new standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. A public entity should apply the amendments in this ASU retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact that adoption of ASU 2023-07 will have on its interim condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires that an entity, on an annual basis, disclose additional income tax information, primarily related to the rate reconciliation and income taxes paid. The amendment in the ASU is intended to enhance the transparency and decision usefulness of income tax disclosures. The ASU’s amendments are effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact that adoption of ASU 2023-09 will have on its interim condensed consolidated financial statements.

In March 2024, the FASB issued ASU 2024-02, Codification Improvements—Amendments to Remove References to the Concepts Statements (“ASU 2024-02”), which amends the Codification to remove references to various concepts statements and impacts various topics in the Codification. The amendments apply to all reporting entities within the scope of the affected accounting guidance, but in most instances the references removed are extraneous and not required to understand or apply the guidance. Generally, the amendments in ASU 2024-02 are not intended to result in significant accounting changes for most entities. The guidance in this update is effective for fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact that adoption of ASU 2024-02 will have on its interim condensed consolidated financial statements.

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASU 2016-13”), which requires the measurement of expected credit losses for financial instruments carried at amortized cost, such as accounts receivable, held at the reporting date based on historical experience, current conditions, and reasonable forecasts. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The Company adopted this ASU as of January 1, 2023. The adoption did not have a material impact on the Company’s interim condensed consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for smaller reporting companies with fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted. The Company adopted ASU 2020-06 on January 1, 2023. The adoption of ASU 2020-06 did not have an impact on the Company’s interim condensed consolidated financial statements.

NOTE 3 – PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following as of June 30, 2024 and December 31, 2023:

	June 30,	December 31,
	2024	2023
Motor Vehicle	$49,689	$49,728
Computer and IT Equipment	43,593	38,078
Lab Equipment	160,853	153,132
Leasehold Improvement	11,972	11,982
Property and Equipment	266,107	252,920
Less: Accumulated depreciation	(164,007)	(135,013)
Property and Equipment, net	$102,100	$117,907

Depreciation expenses for the six months ended June 30, 2024 and 2023 were $29,083 and $42,811, respectively. The Company recognized losses on the disposal of property and equipment of nil and $13,401 during the six months ended June 30, 2024 and 2023, respectively.

NOTE 4 – INTANGIBLE ASSETS, NET

Intangible assets consisted of the following as of June 30, 2024 and December 31, 2023:

	June 30,	December 31,
	2024	2023
Intangible asset	$44,084	$44,118
Less: Accumulated amortization	(44,084)	(44,118)
Intangible Asset, net	$-	$-

Amortization expense from intangible assets was nil and $29,771 for the six months ended June 30, 2024 and 2023, respectively.

NOTE 5 – ACCRUED EXPENSES

Detail of accrued expenses as of June 30, 2024 and December 31, 2023 was as follows:

	June 30,	December 31,
	2024	2023
Accrued professional and consulting fees	$624,028	$327,155
Other accrued expenses	174,637	234,908
Accrued bonuses	-	994,206
Total accrued expenses	$798,665	$1,556,269

NOTE 6 – LEASES

As of June 30, 2024, Medera Inc. maintains one lease classified as an operating lease and a few short-term leases. Leases with an initial term of 12 months or less or leases that are immaterial are not included on the interim condensed consolidated balance sheets.

On March 10, 2023, Novoheart U.S. Corp entered into an 18-month lease in Boston, Massachusetts, which commenced on July 1, 2023 and expires on December 31, 2024. The lease has the option to be renewed for an additional term given proper notice. The terms for the renewal period are to be negotiated and agreed upon by both parties. Straight-line rent expense for the lease was calculated at $49,041 per month.

The following table presents the components of lease costs included in the interim condensed consolidated statements of operations and comprehensive loss for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30,
	2024	2023
Operating lease cost	$294,243	$-
Short-term lease cost	124,058	195,657
Total lease costs	$418,301	$195,657

The Company records operating lease expense and lease costs associated with the short-term leases as a component of general and administrative expenses in the interim condensed consolidated statements of operations and comprehensive loss.

The following table sets forth other supplemental information related to the Company’s operating lease for the six months ended June 30, 2024, as follows:

Cash paid for amounts included in the measurement of operating lease liabilities	$290,850
Weighted-average remaining lease term	0.5 year
Weighted-average discount rate	5.35%

The following represents the Company’s future undiscounted cash flows and reconciliation to the operating lease liabilities recognized in the interim condensed consolidated balance sheets as of June 30, 2024:

2024 (remaining)	$250,858
Total undiscounted operating lease payments	250,858
Less: imputed interest	(2,859)
Present value of operating lease liability	$247,999

NOTE 7 – RELATED PARTY TRANSACTIONS

Related Party Convertible Loans

On October 20, 2023, Medera Inc.’s former parent company, Medera Biopharmaceutical Limited (“Medera Biopharmaceutical”) completed an internal re-organization whereby its 100% interest in Medera Inc. was spun-out directly to the shareholders of Medera Biopharmaceutical. Concurrent with this spin-out transaction, Medera Biopharmaceutical novated $31,918,957 in shareholder loans to the Company. These shareholder loans were payable to the new direct shareholders of Medera Inc. which include Dragon Era Enterprises Limited (“Dragon Era”), Regemedera Holdings Limited (“Regemedera”) and Year Ahead International Limited (“Year Ahead”) as related party convertible loans. All loans are convertible into common shares of the Company.

Below are the descriptions of the related party convertible loans:

Dragon Era Loan 1

On April 23, 2021, Medera Biopharmaceutical and Dragon Era entered into a debt agreement for which Dragon Era gave proceeds of $16,340,641 to Medera Biopharmaceutical. The loan had a maturity date of December 31, 2024, and an interest rate of 5% per annum.

On October 20, 2023, an agreement was executed between Medera Biopharmaceutical (the original debtor), Dragon Era (lender) and the Company to transfer the outstanding balance and accrued interest to Medera Inc. The Company assumed $13,489,121 in principal and $500,761 in accrued interest. As of December 31, 2023, this loan was fully converted into equity of the Company and had a nil balance.

Dragon Era Loan 2

On September 5, 2022, Medera Biopharmaceutical and Dragon Era entered into a debt agreement for which Dragon Era gave proceeds of $6,000,000 to Medera Biopharmaceutical. The loan had a maturity date of December 31, 2024, and an interest rate of 5% per annum.

On October 20, 2023, an agreement was executed between Medera Biopharmaceutical (the original debtor), Dragon Era (lender) and the Company to transfer the outstanding balance and accrued interest to Medera Inc. The Company was assigned $4,952,971 in principal and $183,871 in accrued interest. As of December 31, 2023, this loan was fully converted into equity of the Company and had a nil balance.

Dragon Era Loan 3

On October 20, 2023, Medera Inc. and Dragon Era entered into a debt agreement for up to $5,000,000, which was later increased to $11,000,000 on February 1, 2024. The loan has a maturity date of December 31, 2025, and an interest rate of 5% per annum. The Company received loan proceeds of $1,038,000 during the year ended December 31, 2023, and additional proceeds of $7,979,487 during the six months ended June 30, 2024. On June 5, 2024, $1,038,000 of principal balance was converted into equity of the Company and the associated interest of $1,564 was paid in cash.

On May 16, 2024, agreements were executed between Dragon Era and separately with Year Ahead and One Supreme Investment Limited (“One Supreme”) to transfer a portion of the outstanding principal balance under the Dragon Era Loan 3 in amount of $2,168,984 to Year Ahead and $1,541,720 to One Supreme.

As of June 30, 2024 and December 31, 2023, this loan had an outstanding principal balance of $4,268,783 and $1,038,000, respectively.

Regemedera Loan 1

On April 23, 2021, Medera Biopharmaceutical and Regemedera entered into a debt agreement for which Regemedera gave proceeds of $15,950,842 to Medera Biopharmaceutical. The loan had a maturity date of December 31, 2024, and interest rate of 5% per annum.

On October 20, 2023, an agreement was executed between Medera Biopharmaceutical (the original debtor), Regemedera (lender) and the Company to transfer the outstanding balance and accrued interest to Medera Inc. The Company was assigned $13,167,343 in principal and $149,276 in accrued interest. On December 20, 2023, $7,103,885 of principal and associated interest of $118,765 was converted into equity of the Company. On June 5, 2024, the outstanding principal of $6,372,981 was converted into equity of the Company and the associated interest of $262,870 was paid in cash. As of June 30, 2024 and December 31, 2023, this loan had an outstanding principal balance of nil and $6,372,981, respectively.

Regemedera Loan 2

On October 20, 2023, Medera Inc. and Regemedera entered into a debt agreement for up to $5,000,000. The loan has a maturity date of December 31, 2025, and interest rate of 5% per annum. The Company received loan proceeds of $1,605,769 during the year ended December 31, 2023. On June 5, 2024, the principal balance of $1,605,769 was fully converted into equity of the Company and the associated interest of $38,141 was paid in cash. As of June 30, 2024 and December 31, 2023, this loan had an outstanding principal balance of nil and $1,605,769, respectively.

Year Ahead Loan

On April 23, 2021, Medera Biopharmaceutical and Year Ahead entered into a debt agreement for which Year Ahead gave proceeds of $374,954 to Medera Biopharmaceutical. The loan has a maturity date of December 31, 2024, and an interest rate of 5%, per annum.

On October 20, 2023, an agreement was executed between Medera Biopharmaceutical (the original debtor), Year Ahead (lender) and the Company to transfer the outstanding balance and accrued interest to Medera Inc. The Company was assigned $309,522 in principal and $11,491 in accrued interest. On December 20, 2023, Year Ahead transferred Regemedera the entire loan balance of $309,522 in principal and $11,491 in accrued interest. As of June 30, 2024 and December 31, 2023, this loan had a nil balance.

On May 16, 2024, an agreement was executed between Dragon Era and Year Ahead to transfer a portion of the outstanding principal balance of $2,168,984 under the Dragon Era Loan 3 to Year Ahead. As of June 30, 2024 and December 31, 2023, this loan had an outstanding principal balance of $2,168,984 and nil, respectively.

One Supreme Loan

On May 16, 2024, an agreement was executed between Dragon Era and One Supreme Investment Limited (“One Supreme”) to transfer a portion of the outstanding principal balance of $1,541,720 under Dragon Era Loan 3 to One Supreme. As of June 30, 2024, this loan had an outstanding principal balance of $1,541,720 and an accrued interest of $9,504.

Conversion of Convertible Related Party Loan Agreements

On December 20, 2023, an aggregate balance of $26,503,209 attributed to the Dragon Era Loan 1, Dragon Era Loan 2, and Regemedera Loan 1 was converted into an aggregate of 88,344 common shares. The shares were converted at $300 per share. Dragon Era converted $18,442,092 of principal and $838,736 of accrued interest. Regemedera converted $7,103,884 of principal and $118,496 of accrued interest.

On June 5, 2024, an aggregate principal balance of $9,016,750 attributed to the Dragon Era Loan 3, Regemedera Loan 1 and Regemedera Loan 2 was converted into an aggregate of 30,054 common shares of the Company. The shares were converted at $300 per share. Dragon Era and Regemedera converted a principal balance of $1,038,000 and $7,978,750, respectively. The aggregated amount of accrued interest of $301,011 associated with these loans was paid in cash by the Company.

In accordance with ASU 2020-06, the Company accounts for these convertible notes as a single liability measured at amortized cost. The conversion feature was not bifurcated and separately accounted for in equity according to the guidance in ASC 815 Derivatives and Hedging. The loans stipulated that at any time prior to the maturity date, the convertible loan may be converted into shares of the Company at an agreed upon price between the Company and the loan holder. The Company and the loan holders agreed on a conversion price of $300 per share.

Other Related Party Contracts

Xellera Therapeutics Asia Ltd. ("XTA") provides management and administrative services to Novoheart International Ltd. As of June 30, 2024 and December 31, 2023, the total balance owed to XTA was $760,421 and $435,110, respectively. The total charges by XTA to Novoheart International Ltd. for the six months ended June 30, 2024 and 2023 were $254,615 and $253,622, respectively.

On March 1, 2021, Medera Biopharmaceutical and Medera Inc. entered into a service agreement whereby Medera Biopharmaceutical would provide certain management, administrative and corporate services to Medera Inc. at cost. On October 20, 2023, Medera Biopharmaceutical and Medera Inc. terminated the service agreement. As of June 30, 2024 and December 31, 2023, the total balance owed to Medera Biopharmaceutical in relation to this agreement was nil and nil, respectively. The total costs for this service agreement were nil for the six months ended June 30, 2024 and 2023.

The Company’s related party debt balances as of June 30, 2024 and December 31, 2023, consisted of the following:

	June 30,	December 31,
	2024	2023
Dragon Era Limited	$4,364,492	$1,039,564
Year Ahead International Limited	2,182,355	-
One Supreme Investment Limited	1,551,224	-
Regemedera Holdings Limited	48,090	8,169,441
Xellera Therapeutics Asia Ltd.	347,907	86,703
Amount due to related parties	$8,494,068	$9,295,708

The Company’s related party debt interest expense for the six months ended June 30, 2024 and 2023, consisted of the following:

	Six Months Ended June 30,
	2024	2023
Medera Biopharmaceutical Limited	$-	$397,052
Regemedera Holdings Limited	171,598	-
Dragon Era Limited	94,145	-
Year Ahead International Limited	13,371	-
One Supreme Investment Limited	9,503	-
Amount due to related parties	$288,617	$397,052

Related Party Relationships

Medera Biopharmaceutical was the parent company of Medera Inc. up until October 20, 2023.

Xellera Holdings Limited is controlled by the same shareholders as Medera Inc. Xellera Therapeutics Limited and Xellera Therapeutics Asia Limited are wholly-owned subsidiaries of Xellera Holdings Limited.

Dragon Era is controlled by two directors of the Company. As of June 30, 2024 and December 31, 2023, Dragon Era had a 50.9% and 50.3% interest in Medera Inc., respectively.

Regemedera is controlled by the CEO & director of the Company. As of June 30, 2024 and December 31, 2023, Regemedera had a 39.2% and 37.4% interest in Medera Inc., respectively.

Year Ahead is controlled by a Director of the Company. As of June 30, 2024 and December 31, 2023, Year Ahead has a 4.6% and 5.8% interest in Medera Inc., respectively.

One Supreme is controlled by a non-related party. As of June 30, 2024 and December 31, 2023, One Supreme has a 1.9% and 3.9% interest in Medera Inc., respectively.

NOTE 8 – STOCKHOLDERS’ EQUITY

Common Shares

As of June 30, 2024, there were 500,000,000 common shares authorized. As of June 30, 2024 and December 31, 2023, the Company had 1,118,398 and 1,088,344 shares of common shares issued and outstanding, respectively.

Under the terms of the Company’s articles of incorporation, holders of common shares are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. The holders of outstanding shares of common shares are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the Company’s board of directors from time to time may determine. The common share is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of common share after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and the payment of other claims of creditors. The rights, preferences and privileges of holders of common shares are subject to and may be adversely affected by the rights of the holders of shares of outstanding preferred stock and any series of preferred stock the Company may designate and issue in the future.

On June 5, 2024, an aggregate outstanding principal balance of $9,016,750 under related party convertible loans was converted into 30,054 common shares of the Company. Please refer to Note 7 – Related Party Transactions.

NOTE 9 – NON-CONTROLLING INTEREST

The Company owns 96.67% controlling interest in Sardocor Corporation for which the Company has recorded a comprehensive loss of $78,421 and $140,640 related to the non-controlling interest for the six months ended June 30, 2024 and 2023, respectively. The Company’s accumulated non-controlling interest balances presented in the interim condensed consolidated balance sheets as of June 30, 2024 and December 31, 2023 are $924,120 and $845,699, respectively.

NOTE 10 – LOSS PER SHARE

Basic net loss per common share is computed by dividing net loss attributable to common stockholders of the Company by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus the net impact of common shares, if dilutive, resulting from the exercise of dilutive securities using the treasury stock method and from the potential issuable shares upon conversion of the related party convertible loans using the as-if converted method. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common share equivalents because their inclusion would be anti-dilutive.

The Company has reported a net loss for all periods presented. Therefore, the Company’s potentially dilutive securities, which include potentially issuable shares upon conversion of the related party convertible loans, have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per common share is the same resulting in the same basic and diluted net loss per common share. The Company’s net loss per common share for the six months ended June 30, 2024 and 2023 is $3.76 and $5.12, respectively.

NOTE 11 – SEGMENT REPORTING

Operating segments are components of an enterprise about which separate financial information is available and is evaluated regularly by management, namely the Chief Operating Decision Maker (“CODM”) of an organization, in order to determine operating and resource allocation decisions. By this definition, the Company has identified its Chief Operating Officer as the CODM. The Company operates and reports in two segments: Pre-Clinical Drug Discovery and Clinical Drug Development.

Pre-Clinical Drug Discovery Segment: The Company’s drug discovery segment is focused on engineering bioartificial human heart prototypes using state-of-the-art stem cell and bioengineering approaches. It offers the “mini-Heart” technology platform for drug discovery, cardiotoxicity screening and disease modeling. The “mini-Heart” technology platform aims to provide clinically meaningful data that accurately predicts outcomes in patients prior to starting clinical trials (e.g. target validation in an appropriate disease model, dosage optimization). This proprietary platform also helps to facilitate and accelerate the Company’s development of several therapeutic candidates. For example, the collection of in vitro human data using this platform has successfully supported the Company’s Investigational New Drug and Fast Track Designation applications to the U.S. Food and Drug Administration.

Clinical Drug Development Segment: The Company’s drug development segment is focused on the development of novel therapies for patients with difficult-to-treat or incurable cardiovascular diseases. With its leading candidate SRD-001, Sardocor is currently the most advanced cardiovascular gene therapy company in the U.S. with three ongoing gene therapy clinical trials for HFpEF, HFrEF and DMD-CM. Sardocor also has multiple early-stage programs progressing through preclinical development.

The Company believes that this structure reflects its current operational and financial management, and that it provides the best structure for the Company to focus on growth opportunities while maintaining financial discipline. The factors used to identify the Drug Discovery and Drug Development segments were the difference in revenue streams and customer base for each segment, the reporting structure for operational and performance information within the Company, and management’s decision to organize the Company around the different revenue generating activities of the segments. Total revenue for each reportable segment is as follows:

	Six Months Ended June 30,
	2024	2023
Drug discovery	$10,775	$300,275
Total revenue	$10,775	$300,275

Gross profit for each reportable segment is as follows:

	Six Months Ended June 30,
	2024	2023
Drug discovery	$7,545	$210,779
Total gross profit	$7,545	$210,779

Loss before provision for income taxes for each reportable segment is as follows:

	Six Months Ended June 30,
	2024	2023
Drug discovery	$(464,961)	$(985,501)
Drug development	(2,363,702)	(4,250,027)
Corporate	(1,441,036)	(25,000)
Total loss before income tax	$(4,269,699)	$(5,260,528)

Total assets and depreciation and amortization expense for each reportable segment is as follows:

			Depreciation and Amortization
	Assets		Six Months Ended June 30,
	June 30, 2024	December 31, 2023	2024	2023
Drug discovery	$1,173,484	$724,581	$26,694	$70,377
Drug development	1,439,813	1,118,642	2,205	2,205
Corporate	480,501	1,113	184	-
Total	$3,093,798	$1,844,336	$29,083	$72,582

NOTE 12 – COMMITMENTS AND CONTINGENCIES

The Company maintains one operating lease. See Note 6 for further information.

From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party infringement claims.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s products when used for their intended purposes infringe the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim. As of June 30, 2024 and December 31, 2023, the Company has not been subject to any pending litigation claims.

NOTE 13 – SUBSEQUENT EVENTS

Related Party Convertible Loans

Subsequent to June 30, 2024, the Company received additional loan proceeds of $5,407,692 under the Dragon Era Loan 3. On August 16, 2024 and August 26, 2024, the aggregate principal balance outstanding under the Dragon Era Loan 3, the Year Ahead Loan and the One Supreme Loan of $13,387,179 and related accrued interest of $156,326 were converted into 33,657 Company’s common shares at a conversion price of $402.36 per share, as agreed between the parties, pursuant to the respective loan agreements. The remaining accrued interest of $71,979 was paid in cash. As of the filing date of these interim financial statements, the related party convertible loans had no principal and accrued interest balance outstanding.

2024 Omnibus Incentive Plan

On September 3, 2024, the Board of Directors of the Company approved the 2024 Omnibus Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan provides for the grant of awards of options, share appreciation rights, restricted shares, restricted share units, deferred share units, unrestricted shares, dividend equivalent rights, other equity-based awards and cash bonus awards, to the employees, directors and consultants of the Company. An initial 350,000 shares are reserved for issuance under the Equity Incentive Plan, which will increase annually pursuant to the terms of the Equity Incentive Plan.

Proposed Business Combination

On September 3, 2024, the Company entered into a merger agreement (the “Merger Agreement”) with Keen Vision Acquisition Corporation (“KVAC”), a publicly traded special purpose acquisition company and British Virgin Islands business company limited by shares. Pursuant to the proposed terms in the Merger Agreement, KVAC will merger with and into KVAC (Cayman) Limited, an exempted company under the laws of the Cayman Islands with limited liability and a direct wholly-owned subsidiary of KVAC (such company before the Business Combination is referred to as “NewCo” and upon and following the Acquisition Merger is referred to as “PubCo”), for the purpose of effecting a merger of KVAC with and into NewCo, with NewCo continuing as the surviving publicly traded entity (the “Reincorporation Merger”). Immediately after the Reincorporation Merger, KVAC MS (Cayman) Limited (“Merger Sub”), an exempted company incorporated under the laws of the Caymen Islands with limited liability and a direct wholly owned subsidiary of NewCo, will be merged with and into the Company, with the Company surviving as a direct wholly-owned subsidiary of PubCo (the “Acquisition Merger”, and together with the Reincorporation Merger, the “Business Combination”).

Subject to the terms of the Merger Agreement, at the effective time of the Business Combination (the “Closing”), each issued and outstanding share of the Company’s common stock will be cancelled and cease to exist, in exchange for the issue of a number of shares of PubCo ordinary shares based on the exchange ratio as defined in the Merger Agreement. Additionally, each issued and outstanding restricted stock unit of the Company shall be converted into a restricted stock unit of PubCo, based on the exchange ratio, and will remain subject to the same vesting terms and conditions as were applicable under such restricted stock unit of the Company.

If the Business Combination is successfully completed, the Company’s business operations will continue as the business operations of the combined entity. The Business Combination is subject to approval by the Company’s shareholders, the shareholders of KVAC, as well as other customary closing conditions, including the effectiveness of a registration statement filed with the SEC. The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, KVAC, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes, and the Company will be the accounting “acquirer”. Accordingly, the Business Combination will be treated as the equivalent of the Company issuing shares for the net assets of KVAC, accompanied by a recapitalization. The Company’s net assets and the net assets of KVAC will be stated at historical cost, with no goodwill or other intangible assets recorded. This determination is primarily based on the relative size of the Company compared to KVAC and the expectations that, immediately following the Business Combination, the Company’s operations will comprise all of the ongoing operations of the combined entity, the Company’s shareholders will have a majority of the voting power in the combined entity, the Company will designate all of the board seat of the combined entity, and the Company’s existing senior management will serve as the senior management of the combined entity. Upon consummation of the Business Combination, the Company will become publicly traded. The Business Combination is expected to close in the fourth quarter of 2024.

Filing of Registration Statement

On September 24, 2024, the KVAC filed a registration statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”) in connection with the proposed Business Combination (“Registration Statement”). While the Registration Statement has not yet become effective and the information contained therein is subject to change, it provides important information about Medera, KVAC, and the proposed Business Combination.

MEDERA INC.

Consolidated Financial Statements

(Expressed in U.S. dollars)

Year Ended December 31, 2023 and 2022

Kreit & Chiu CPA LLP

733 Third Avenue, Floor 16, #1014
New York, NY 10017

(949) 326-CPAS (2727)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Medera Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Medera Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the two years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the consolidated financial statements, the Company has a negative working capital and shareholders’ deficiency of $11,876,863 and $11,756,143, respectively as of December 31, 2023. The Company has incurred recurring losses and sustained a net loss of $11,916,483 and $14,341,034 for the years ended December 31, 2023 and 2022, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

Los Angeles, California

July 1, 2024

MEDERA INC.

CONSOLIDATED BALANCE SHEETS

	As of
	December 31,
	2023	2022

Assets
Current assets
Cash	$415,473	$1,512,268
Accounts receivable, net	67,554	50,560
Amount due from related parties	197,265	—
Investments	—	22,863
Other clinical assets	190,733	243,959
Prepaid expenses and other current assets	278,454	599,307
Right-of-use asset	574,137	—
Total current assets	1,723,616	2,428,957

Fixed assets, net	117,907	161,120
Intangible assets, net	—	29,771
Other receivables	2,813	17,002
Total assets	$1,844,336	$2,636,850

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	2,220,669	1,024,466
Accrued expenses	1,556,269	1,642,363
Deferred revenue	—	222,169
Amount due to related parties	9,295,708	22,111,803
Lease liability, current portion	527,833	—
Total current liabilities	13,600,479	25,000,801

Total liabilities	13,600,479	25,000,801

Stockholders’ Equity (deficit):
Common stock, $.001 par value; 500,000,000 shares authorized at December 31, 2023 and 2022; 1,088,344 and 1,000,000 shares issued and outstanding at December 31, 2023 and 2022, respectively.	109	100
Additional paid in capital	22,526,455	—
Accumulated other comprehensive loss	(9,555)	(7,382)
Accumulated deficit	(33,427,453)	(21,796,299)
Non-controlling interest	(845,699)	(560,370)
Total stockholders’ deficit	(11,756,143)	(22,363,951)
Total Liabilities and Shareholders’ Deficit	$1,844,336	$2,636,850

The accompanying notes are an integral part of these consolidated financial statements

MEDERA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Year Ended
	December 31,
	2023	2022

Revenue	$445,249	$32,072
Cost of goods sold	121,500	450
Gross profit	323,749	31,622

Operating expenses
General and administrative expenses	2,694,870	3,055,958
Research and development	8,382,176	10,799,533
Total operating expenses	11,077,046	13,855,491
Loss from operations	(10,753,297)	(13,823,869)

Other income (expenses)
Interest expense	(976,106)	(513,505)
Loss on foreign exchange	(111,885)	(4,000)
Other income (expense)	(75,195)	340
Total other expense, net	(1,163,186)	(517,165)

Loss before income tax	(11,916,483)	(14,341,034)
Income tax expense	—	—
Net loss	$(11,916,483)	$(14,341,034)

Net loss attributable to non-controlling interest	(285,329)	$(348,141)
Net loss attributable to Medera Inc. stockholders	$(11,631,154)	$(13,992,893)

Other comprehensive loss
Foreign currency translation adjustment	$2,173	$7,382
Comprehensive loss	(11,918,656)	(14,348,416)
Less: comprehensive loss attributable to the non-controlling interest	(285,329)	(348,141)
Comprehensive loss attributable to Medera Inc. stockholders	$(11,633,327)	$(14,000,275)

Net loss per common share attributable to Medera Inc.
Basic and diluted net loss per common share	$(11.60)	$(13.99)
Basic and diluted weighted average number of common shares outstanding	1,002,662	1,000,000

The accompanying notes are an integral part of these consolidated financial statements

MEDERA INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT)

	Common Stock		Additional Paid-in	Accumulated	Non- Controlling	Accumulated Other Comprehensive
	Shares	Amount	Capital	Deficit	Interest	Income (Loss)	Total
Balance, December 31, 2021	1,000,000	$100	$—	$(7,803,406)	$(212,229)	$—	$(8,015,535)
Net loss	—	—	—	(13,992,893)	(348,141)	—	(14,341,034)
Foreign currency translation adjustments	—	—	—	—	—	(7,382)	(7,382)
Balance, December 31, 2022	1,000,000	$100	$—	$(21,796,299)	$(560,370)	$(7,382)	$(22,363,951)

Net loss	—	—	—	(11,631,154)	(285,329)	—	(11,916,483)
Transfer of liabilities and assets under common control	—	—	(3,976,745)	—	—	—	(3,976,745)
Common shares issued for consideration	88,344	9	26,503,200	—	—	—	26,503,209
Foreign currency translation adjustments	—	—	—	—	—	(2,173)	(2,173)
Balance, December 31, 2023	1,088,344	$109	$22,526,455	(33,427,453)	$(845,699)	$(9,555)	(11,756,143)

The accompanying notes are an integral part of these consolidated financial statements

MEDERA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,916,483)		$(14,341,034)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	405,530		15,935
Changes in operating assets and liabilities:
Accounts Receivable	(16,994)		(50,560)
Prepaid expenses and other current assets	320,853		(561,228)
Investments	76,089		961,298
Lease liability	(322,412)		—
Accounts payable and accrued liabilities	1,110,109		1,462,029
Amount due from related parties	(197,265)		—
Amount due to related parties	7,053,414		13,754,832
Deferred revenue	(222,169)		222,169
Other receivables	14,189		(16,502)
Net Cash provided by provided by (used in) Operating Activities	(3,695,139)		1,446,939

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(56,438)		(190,818)
Net Cash used in Investing Activities	(56,438)		(190,818)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party convertible loans	2,656,955		—
Net Cash provided by Financing Activities	2,656,955		—

Effects of currency translation on cash	(2,173)		(7,382)

Net change in cash	(1,094,622)		1,256,121
Cash, beginning of period	1,512,268		263,529
Cash, end of period	$415,473		$1,512,268
Non-Cash Investing and Financing transactions:
Transfer of liabilities and assets under common control	$3,976,745		$—
Conversion of stockholder convertible notes and accrued interests into common stock	$26,503,209	$

The accompanying notes are an integral part of these consolidated financial statements

MEDERA INC.

NOTES TO CONSOLIDATED STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Medera Inc. (“Medera” or the “Company”) strives to eradicate difficult-to-treat and incurable cardiovascular diseases using gene and cell therapies, human mini-organs and other state-of-the-art technologies pioneered by our portfolio companies and partners. The Company was incorporated on August 18, 2020 in the Cayman Islands under the name Tartmanel Therapeutics Holding Corp., and was later renamed to Medera Inc. on January 27, 2022.

The Company is based in Boston, Massachusetts and operates two highly complementary but distinct lines of business. The Company’s wholly owned subsidiaries, Novoheart Group Limited (“Novoheart”), which commercializes human cardiac tissue engineering for disease modeling and drug screening and Sardocor Holdings Limited (“Sardocor”), which is dedicated to the clinical development of novel therapies for patients with debilitating cardiovascular diseases.

Novoheart, Group Limited

Novoheart Group Limited was incorporated on January 28, 2022, and has two wholly-owned subsidiaries, Novoheart U.S. Corporation and Novoheart International Limited. Our founders were among the first-generation biomedical engineers who started the fields back in the late 90s. Novoheart is the only company that offers the comprehensive mini-HeartTM Platform of tools for drug discovery, cardiotoxicity screening, disease modeling, and preclinical testing of dosage and efficacy. This proprietary platform has enabled Novoheart to facilitate and accelerate the development of several lead therapeutic candidates currently in clinical trials with Sardocor.

Sardocor Holdings Limited

Sardocor Holdings Limited was incorporated on September 8, 2020, and holds a 96.67% interest in Sardocor Corporation. Sardocor is a clinical-stage biotechnology company focused on the development of novel therapies for patients with difficult-to-treat or incurable cardiovascular diseases. With its leading candidate SRD-001, Sardocor is currently one of the most advanced cardiovascular gene therapy companies in the US with three ongoing gene therapy clinical trials for Heart Failure with preserved Ejection Fraction (“HFpEF”), Heart Failure with reduced Ejection Fraction (“HFrEF”) and Duchenne Muscular Dystrophy-associated Cardiomyopathy (“DMD-CM”). Sardocor also has multiple early-stage programs progressing through preclinical development.

The following table lists the Company, its subsidiaries including country of domicile and percentage held

Company	Country	Date of Incorporation	December 31, 2023	December 31, 2022
Medera Inc.	Cayman Islands	August 18, 2020	100.00%	100.00%
Novoheart Group Limited	British Virgin Islands	January 28, 2022	100.00%	100.00%
Novoheart U.S. Corporation	U.S.	August 3, 2017	100.00%	100.00%
Novoheart International Limited	Hong Kong	February 28, 2022	100.00%	100.00%
Sardocor Holdings Limited	British Virgin Islands	September 8, 2020	100.00%	100.00%
Sardocor Corporation	U.S.	June 4, 2020	96.67%	96.67%

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has historically incurred operating losses since inception and has an accumulated deficit of $33,427,453 at December 31, 2023. During the year ended December 31, 2023, the Company incurred net losses of $11,619,483 and had a working capital deficit of $11,876,863 at December 31, 2023.

The Company’s ability to transition to profitable operations is dependent upon achieving a level of revenues adequate to support its cost structure. The timing and amount of our actual expenditure will be based on many factors, including cash flows from operations and the anticipated growth of our business and availability of sufficient resources.

Management expects sales operations to continue to expand. If necessary, the Company will need to raise additional funds during 2024. To sustain its ability to support the Company’s operating activities, the Company considered supplementing its sources of funding through other available sources of financing from banks and other financial institutions, financial support from the Company’s related parties and shareholders, issuance of additional debt instruments, and obtaining funds through a future equity offering. The ability of the Company to continue as a going concern is dependent on its ability to generate sales or obtain additional funding to finance operating losses until the Company is profitable.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the regulations of the United States Securities and Exchange Commission.

Principles of Consolidation and Basis of Accounting

The consolidated financial statements include the accounts of Medera Inc. and its wholly-owned and controlled subsidiaries. All material inter-company accounts and transactions have been eliminated. The Company’s policy is to prepare its consolidated financial statements on the accrual basis of accounting, whereby revenue is recognized when earned and expenses are recognized when incurred.

Accounting Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash

The Company considers all highly-liquid money market funds and certificates of deposit with original maturities of less than three months to be cash equivalents. The Company currently holds no cash equivalents. The Company maintains its cash balances with various banks. The balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company monitors the cash balances held in its bank accounts, and as of December 31, 2023, and 2022 the cash balance is $415,473 and $1,512,268, respectively.

Accounts Receivable, net

Accounts receivables are recorded at the amount the Company expects to collect on the balance outstanding at year-end. Management closely monitors outstanding balances during the year and allocates an allowance account if appropriate. The Company estimates and records a provision for its expected credit losses related to its financial instruments, including its trade receivables and contract assets. The Company considers historical collection rates, the current financial status of its customers, macroeconomic factors, and other industry-specific factors when evaluating current expected credit losses. Forward-looking information is also considered in the evaluation of current expected credit losses. However, because of the short time to the expected receipt of accounts receivable, the Company believes that the carrying value, net of expected losses, approximates fair value and therefore, relies more on historical and current analysis of such financial instruments.

As of December 31, 2023, and 2022, the Company has no allowance for credit loss. The Company writes off bad debts as they occur during the year. As of December 31, 2023, and 2022, the Company had accounts receivable of $67,554 and $50,560.

Other Clinical Assets

Other clinical assets are made up of drug substances and other products that are used in gene therapy clinical trials for HFpEF, HFrEF and DMD-CM. The clinical assets were purchased on September 28, 2020, from Theragene Pharmaceuticals, Inc. for $1,500,000. The assets are expensed as they are used in the clinical trials and stated at cost. Other clinical assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows the asset is expected to generate is less than its carrying amount. Any write-downs are treated as permanent reductions in the carrying amount of the respective asset. Management assessed and concluded that no impairment write-down would be necessary for finite long-lived assets as of December 31, 2023, and 2022.

Property and Equipment, net

Property and equipment is stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in the consolidated statement of operations or the period in which the disposal occurred. The Company computes depreciation utilizing estimated useful lives, as stated below:

Property and Equipment, net Categories	Estimated Useful Life
Computer Equipment	5 Years
Lab Equipment	5 Years
Fixture, Furniture and Equipment	5 Years
Leasehold improvements	3 Years

Management regularly reviews property and equipment for possible impairment. This review occurs annually or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Based on management’s assessment, there were no indicators of impairment of the Company’s property and equipment as of December 31, 2023, and 2022, respectively.

Intangible Assets, Net

Finite long-lived intangible assets acquired in a business combination or an asset acquisition, as defined in ASC 805, are recorded at fair value. Finite long-lived intangible assets are amortized on the straight-line basis over their estimated useful lives. Management annually evaluates the estimated remaining useful lives of the finite intangible assets to determine whether events or changes in circumstances warrant a revision to the remaining period of amortization. Medera acquired the intellectual property through an asset purchase agreement during the year ended December 31, 2020.

Finite long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows the asset is expected to generate is less than its carrying amount. Any write-downs are treated as permanent reductions in the carrying amount of the respective asset. Management assessed and concluded that no impairment write-down would be necessary for finite long-lived intangible assets as of December 31, 2023, and 2022.

The Company amortizes these intangible assets on a straight-line basis over their estimated useful lives, as stated below:

Finite Long-lived Intangible Assets Categories	Estimated Useful Life
Patents	5 Years

Leases

The Company assesses whether a contract is or contains a lease at inception of the contract and recognizes right-of-use assets (“ROU”) and corresponding lease liabilities at the lease commencement date. The lease term is used to calculate the lease liability, which includes options to extend or terminate the lease when it is reasonably certain that the option will be exercised. The leases the Company currently holds do not have implicit borrowing rates, therefore the Company utilizes its incremental borrowing rate to measure the ROU assets and liabilities. Operating lease expense is generally recognized on a straight-line basis over the lease term. All leases that have lease terms of one year or less are considered short-term leases, and therefore are not recorded through a ROU asset or liability. The Company has elected to apply the practical expedient to not separate the lease and non-lease components of a contract.

Fair Value Measurements

ASC 820 “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurements.

The following provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which fair value is observable:

Level 1	-	fair value measurements are those derived from quoted prices (unadjusted in active markets for identical assets or liabilities);

Level 2	-	fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3	-	fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Financial instruments classified as Level 1 quoted prices in active markets include cash.

Revenue Recognition

The Company recognizes revenue based on a five-step model in accordance with FASB ASC 606, Revenue from Contracts with Customers, which requires the following:

1. Identify the contract with a customer.

2. Identify the performance obligations in the contract.

3. Determine the transaction price of the contract.

4. Allocate the transaction price to the performance obligations in the contract.

5. Recognize revenue when the performance obligations are met or delivered.

The Company’s operating revenues are primarily generated from laboratory equipment sold to customers for use in connection with pharmaceutical research and development. Revenues are recognized at the point in time immediately after the delivery of products to the Customer.

Concentration Risk

The Company performs a regular review of customer activity and associated credit risks.

As of December 31, 2023, one customer accounted for approximately 100% of accounts receivable. As of December 31, 2022, three customers accounted for approximately 100% of accounts receivable.

During the year ended December 31, 2023, one customer accounted for approximately 73% of total revenues generated. During the year ended December 31, 2022, one customer accounted for approximately 94% of total revenues generated.

The Company maintains positive customer relationships and continually expands its customer base, mitigating the impact of any potential concentration risks that exist.

Income Taxes and Uncertain Tax Positions

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes, established for all the entities a minimum threshold for financial statement recognition of the benefit of tax positions, and requires certain expanded disclosures. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse. The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In the opinion of the management, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary. The Company’s taxes are subject to examination by taxation authorities for a period of three years for 2021, 2022, and 2023.

Research and Development Expenditures

Research and development expenses are charged to expense as incurred from activities related to the clinical development of novel therapies for patients with incurable diseases. With three ongoing gene therapy clinical trials for HFpEF, HFrEF and DMD-CM. Expenses are recorded on the income statement as incurred within the appropriate period. Research and development expenditures for the years ended December 31, 2023, and 2022 were $8,382,176 and $10,799,533, respectively.

Net Loss per Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus potentially dilutive common shares. Convertible debt, preferred stock, restricted stock units, stock options and warrants are excluded from the diluted net loss per share calculation when their impact is antidilutive. We reported a net loss for the years ended December 31, 2023, and 2022, and as a result, all potentially dilutive common shares are considered antidilutive for these years.

Foreign Currency Translation Risk

Our international operations have provided and are expected to continue to provide a significant portion of our consolidated revenues and expenses that we report in U.S. Dollars. As a result, our consolidated revenues and expenses are affected and will continue to be affected by changes in the U.S. Dollar against major foreign currencies. Fluctuations in foreign currencies impact the amount of total assets, liabilities, earnings and cash flows that we report for our foreign subsidiaries upon the translation of these amounts into U.S. Dollars for, and as of the end of, each reporting period. In particular, the strengthening of the U.S. Dollar generally will reduce the reported amount of our foreign-denominated cash, cash equivalents, trade receivables, total revenues and total expenses that we translate into U.S. Dollars and report in our consolidated financial statements for, and as of the end of, each reporting period.

Recently Issued Accounting Standards

The Company has reviewed the recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”), including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC, and determined that these pronouncements do not have a material impact on the Company’s current or anticipated consolidated financial statement presentation or disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures (ASU 2023-09). ASU 2023-09 requires that an entity, on an annual basis, disclose additional income tax information, primarily related to the rate reconciliation and income taxes paid. The amendment in the ASU is intended to enhance the transparency and decision usefulness of income tax disclosures. The ASU’s amendments are effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact that adoption of ASU 2023-09 will have on its financial statements.

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASU 2016-13”), which requires the measurement of expected credit losses for financial instruments carried at amortized cost, such as accounts receivable, held at the reporting date based on historical experience, current conditions, and reasonable forecasts. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The Company adopted this ASU as of January 1, 2023. The adoption did not have a material impact on the Company’s financial statements.

In November 2023, the FASB issued Accounting Standard Update (“ASU”) 2023-07, Segment Reporting (Topic 280) – Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Additionally, it requires a public entity to disclose the title and position of the Chief Operating Decision Maker (“CODM”). ASU 2023-07 does not change how a public entity identifies its operating segments, aggregates them, or applies the quantitative thresholds to determine its reportable segments. The new standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. A public entity should apply the amendments in this ASU retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact that adoption of ASU 2023-07 will have on its financial disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for smaller reporting companies with fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted. The Company adopted ASU 2020-06 effective January 1, 2023. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

NOTE 3 – BUSINESS COMBINATIONS

Novoheart U.S. Corp Acquisition

On March 28, 2022, Novoheart U.S. Corp. (“Novoheart U.S.”) was transferred from Novoheart Holdings Limited to Novoheart Group Limited. This transfer was pursuant to a share sale and purchase agreement whereby Novoheart Group Limited paid Novoheart Holdings Limited $1,000 for 100% or 1,000 common shares of Novoheart U.S., resulting in Novoheart U.S. becoming an indirect wholly-owned subsidiary of Medera Inc. (via Novoheart Group Limited).

In accordance with ASC 805 – Business Combinations, the Novoheart U.S. Acquisition was accounted for as a business acquisition under common control with Medera Inc. being deemed the accounting acquirer of Novoheart U.S. Medera Inc., as the accounting acquirer of a business under common control, recorded the assets acquired and liabilities assumed of Novoheart U.S. at their carrying values as of January 1, 2022.

MyHeartTM Platform Acquisition

On March 31, 2022, an agreement between Novoheart Limited (“Transferor”) and Novoheart International (“Transferee”) was executed. The transfer was completed on July 31,2022. At the time of the transfer, both the Transferor and the Transferee were indirect wholly-owned subsidiaries of Medera Biopharmaceutical Ltd.

Pursuant to the agreement, the Transferor transferred to the Transferee the property right and assets as set out in the agreement and the Transferee assumed from the Transferor certain debts, liabilities and obligations relating to the assets transferred. Management has concluded that IPR&D related to the bioartificial human heart prototypes (including the historical know-how, and designs), is a single identifiable intangible asset that constitutes substantially all the fair value of the assets transferred. Therefore, assets transferred are not a business.

Therefore, in accordance with ASC 805-50-30, the assets transferred, and the liabilities assumed were initially measured at their carrying amounts in the financial statements of the Transferor. Since the assets transferred and the liabilities assumed do not constitute a business, the transfer is not considered a change in the reporting entity and therefore will be accounted for prospectively.

NOTE 4 – PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following as of December 31, 2023, and 2022:

	December 31, 2023	December 31, 2022
Motor Vehicle	$49,728	$—
Computer and IT Equipment	38,078	46,307
Lab Equipment	153,132	148,453
Leasehold Improvement	11,982	11,970
Property and Equipment	252,920	206,730
Accumulated depreciation	(135,013)	(45,610)
Property and Equipment, net	$117,907	$161,120

Depreciation expenses for the years ended December 31, 2023, and 2022 were $99,651 and $45,706, respectively.

NOTE 5 – INTANGIBLE ASSETS, NET

Intangible assets consisted of the following as of December 31, 2023, and 2022:

	December 31, 2023	December 31, 2022
Intangible asset	44,118	44,077
Less: Accumulated amortization	(44,118)	(14,306)
Intangible Asset, net	$—	$29,771

Amortization expense from intangible assets was $29,771 and $14,306 for the years ended December 31, 2023, and 2022, respectively.

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Detail of accounts payable and accrued expenses as of December 31, 2023, and 2022 was as follows:

	December 31, 2023	December 31, 2022
Accounts Payable	2,220,669	1,024,466
Accrued Expenses	1,556,269	1,642,363
Total accrued expenses	3,776,938	2,666,829

NOTE 7 – LEASES

As of December 31, 2023, Medera Inc. maintains one lease classified as an operating lease. Leases with an initial term of 12 months or less or leases that are immaterial are not included on the consolidated balance sheets.

On March 10, 2023, Novoheart U.S. Corp entered into an 18-month lease in Boston, Massachusetts, which commenced on July 1, 2023 and expires on December 31, 2024. The lease has the option to be renewed for an additional term given proper notice. The terms for the renewal period are to be negotiated and agreed upon by both parties. Straight rent for the lease was calculated at $48,475 per month.

	December 31, 2023	December 31, 2022
Operating lease ROU asset	$574,137	$—
Lease liability	527,833	—

Maturity of lease liability:
2024	$541,708
Total undiscounted operating lease payments	$541,708
Less: imputed interest	(13,875)
Present value of operating lease liability	$527,833

Remaining lease term	1.00
Discount rate	5.35%

The Company had rent expenses of $563,963 and $93,000 for the years ended December 31, 2023, and 2022, respectively. The Company records operating lease expense as a component of general and administrative expenses on the consolidated statements of operations.

NOTE 8 – RELATED PARTY TRANSACTIONS

Related Party Convertible Loans

On October 20, 2023, Medera Inc.’s former parent company, Medera Biopharmaceutical Limited (“Medera Biopharmaceutical”) completed an internal re-organization whereby its 100% interest in Medera Inc. was spun-out directly to the shareholders of Medera Biopharmaceutical. Concurrent with this spin-out transaction, Medera Biopharmaceutical novated $31,918,957 in shareholder loans to the Company. These shareholder loans were payable to the new direct shareholders of Medera Inc. which includes Dragon Era Enterprises Limited (“Dragon Era”), Regemedera Holdings Limited (“Regemedera”) and Year Ahead International Limited (“Year Ahead”). All loans are convertible into common shares of the Company. Below are the descriptions of the shareholder loans:

Dragon Era Loan 1

On April 23, 2021, Medera Biopharmaceutical and Dragon Era entered into a debt agreement for which Dragon Era gave proceeds of $16,340,641 to Medera Biopharmaceutical. The loan had a maturity date of December 31, 2024, and an interest rate of 5% per annum.

On October 20, 2023, an agreement was executed between Medera Biopharmaceutical (the original debtor), Dragon Era (lender) and the Company to transfer the outstanding balance and accrued interest to Medera Inc. The Company assumed $13,489,121 in principal and $500,761 in accrued interest. As of December 31, 2023, this loan was fully converted into equity of the Company and had a nil balance.

Dragon Era Loan 2

On September 5, 2022, Medera Biopharmaceutical and Dragon Era entered into a debt agreement for which Dragon Era gave proceeds of $6,000,000 to Medera Biopharmaceutical. The loan had a maturity date of December 31, 2024, and an interest rate of 5% per annum.

On October 20, 2023, an agreement was executed between Medera Biopharmaceutical (the original debtor), Dragon Era (lender) and the Company to transfer the outstanding balance and accrued interest to Medera Inc. The Company was assigned $4,952,971 in principal and $183,871 in accrued interest. As of December 31, 2023, this loan was fully converted into equity of the Company and had a nil balance.

Dragon Era Loan 3

On October 20, 2023, Medera Inc. and Dragon Era entered into a debt agreement for up to $5,000,000, which was later increased to $11,000,000 on February 1, 2024. The loan has a maturity date of December 31, 2025, and an interest rate of 5% per annum. As of December 31, 2023, this loan had an outstanding principal balance of $1,038,000.

Regemedera Loan 1

On April 23, 2021, Medera Biopharmaceutical and Regemedera entered into a debt agreement for which Regemedera gave proceeds of $15,950,842 to Medera Biopharmaceutical. The loan had a maturity date of December 31, 2024, and interest rate of 5% per annum.

On October 20, 2023, an agreement was executed between Medera Biopharmaceutical (the original debtor), Regemedera (lender) and the Company to transfer the outstanding balance and accrued interest to Medera Inc. The Company was assigned $13,167,343 in principal and $149,276 in accrued interest. As of December 31, 2023, this loan had an outstanding principal balance of $6,372,981.

Regemedera Loan 2

On October 20, 2023, Medera Inc. and Regemedera entered into a debt agreement for up to $5,000,000. The loan has a maturity date of December 31, 2025, and interest rate of 5% per annum. As of December 31, 2023, this loan had an outstanding principal balance of $1,605,769.

Year Ahead Loan

On April 23, 2021, Medera Biopharmaceutical and Year Ahead entered into a debt agreement for which Year Ahead gave proceeds of $374,954 to Medera Biopharmaceutical. The loan has a maturity date of December 31, 2024, and an interest rate of 5%, per annum.

On October 20, 2023, an agreement was executed between Medera Biopharmaceutical (the original debtor), Year Ahead (lender) and the Company to transfer the outstanding balance and accrued interest to Medera Inc. The Company was assigned $309,522 in principal and $11,491 in accrued interest. On December 20, 2023, Year Ahead transferred Regemedera the entire loan balance of $309,522 in principal and $11,491 in accrued interest. As of December 31, 2023, this loan had a nil balance.

Conversion of Convertible Related Party Loan Agreements

On December 20, 2023, an aggregate balance of $26,503,209 attributed to the Dragon Era Loan 1, Dragon Era Loan 2, and Regemedera Loan 1 were converted into an aggregate of 88,344 Company shares. The shares were converted at $300 per share. Dragon Era converted $18,442,092 of principal and $838,736 of accrued interest. Regemedera converted $7,103,885 of principal and $118,496 of accrued interest. In accordance with ASU 2020-06, the Company accounts for these convertible notes as a single liability measured at amortized cost. The conversion feature was not bifurcated and separately accounted for in equity according to the guidance in ASC 815 Derivatives and Hedging and was recorded at fair value. The loans stipulated that at any time prior to the maturity date, the convertible loan may be converted into shares at an agreed upon price. The Company and the loan holders agreed on a conversion price of $300 per share.

Other Related Party Contracts

Xellera Therapeutics Asia Ltd. (“XTA”) provides management and administrative services to Novoheart International Ltd. As of December 31, 2023 and 2022, the total balance owed to XTA was $435,110 and $1,009,299. The total charges by XTA to Novoheart International Ltd. for the year ended December 31, 2023 and 2022 were $507,243 and $1,706,410, respectively.

On March 1, 2021, Medera Biopharmaceutical and Medera Inc. entered into a service agreement whereby Medera Biopharmaceutical would provide certain management, administrative and corporate services to Medera Inc. at cost. On October 20, 2023, Medera Biopharmaceutical and Medera Inc. terminated the service agreement. The total balance owed to Medera Inc. in relation to this agreement as of December 31, 2023 and 2022 was nil and $2,258,763, respectively. The total costs for this service agreement for the year ended December 31, 2023 and 2022 were $170,066 and $781,643, respectively.

The Company’s related party debt balances as of December 31, 2023, and 2022, consisted of the following:

	December 31, 2023	December 31, 2022
Medera Biopharmaceutical Limited	$—	$20,927,587
Regemedera Holdings Limited	8,169,441	—
Dragon Era Limited	1,039,564	—
Xellera Therapeutics Asia Ltd.	86,703	1,184,216
Amount due to related parties	$9,295,708	$22,111,803

The Company’s related party debt interest expense for the year ending December 31, 2023, and 2022, consisted of the following:

	December 31, 2023	December 31, 2022
Medera Biopharmaceutical Limited	$684,934	$513,505
Regemedera Holdings Limited	135,482	-
Dragon Era Limited	155,690	-
Amount due to related parties	$976,106	$513,505

Related Party Relationships

Medera Biopharmaceutical was the parent company of Medera Inc. up until October 20, 2023.

Xellera Holdings Limited is controlled by the same shareholders as Medera Inc., Xellera Therapeutics Limited and Xellera Therapeutics Asia Limited are wholly-owned subsidiaries of Xellera Holdings Limited.

Dragon Era is controlled by two Directors of the Company. As of December 31, 2023, Dragon Era has a 50.3% interest in Medera Inc.

Regemedera is controlled by the CEO and Director of the Company. As of December 31, 2023, Regemedera has a 37.4% interest in Medera Inc.

Year Ahead is controlled by a Director of the Company. As of December 31, 2023, Year Ahead has a 5.8% interest in Medera Inc.

NOTE 9 – STOCKHOLDERS’ EQUITY

Common Shares

As of December 31, 2023, there were 500,000,000 shares of common shares authorized. As of December 31, 2023, and December 31, 2022, the Company had 1,088,344 and 1,000,000 shares of common shares issued and outstanding, respectively.

Under the terms of the Company’s articles of incorporation, holders of common shares are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. The holders of outstanding shares of common shares are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the Company’s board of directors from time to time may determine. The common share is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of common share after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and the payment of other claims of creditors. The rights, preferences and privileges of holders of common shares are subject to and may be adversely affected by the rights of the holders of shares of outstanding preferred stock and any series of preferred stock the Company may designate and issue in the future.

On October 20, 2023, an agreement was executed between Medera Biopharmaceutical (lender), Xellera Therapeutics Asia Limited (original debtor) and the Company to transfer the outstanding balance of $6,480,014 to Novoheart Group Limited. The transfer was due to a reorganization led by the former parent company, Medera Biopharmaceutical Limited. Novoheart Group Limited recorded the impact from the receipt of the loan liability within equity, as this was a transaction under common control.

Additionally, on October 20, 2023, the Company was transferred an aggregated receivable amount of $2,503,269 from related parties under common control. The transfer was due to a reorganization led by the former parent company, Medera Biopharmaceutical Limited. The Company recorded the impact from the receipt of the receivable amounts within equity, as this was a transaction under common control.

The Company, during the year ended December 31, 2023, exchanged related party debt of approximately $26.5 million into 88,344 common shares please refer to NOTE 8 – Related Party Transactions.

NOTE 10 – NON-CONTROLLING INTEREST

The Company owns 96.67% controlling interest in Sardocor Corporation for which the Company has recorded a comprehensive loss of $285,329 and $348,141 related to the non-controlling interest for the years ending December 31, 2023, and 2022. The Company’s accumulated non-controlling interest balance presented on the consolidated balance sheets as of December 31, 2023, and 2022 are $845,699 and $560,370.

NOTE 11 – LOSS PER SHARE

Basic net loss per common share is computed by dividing net loss attributable to Medera Inc. by the weighted average number of vested common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number vested of common shares, plus the net impact of common shares (computed using the treasury stock method), if dilutive, resulting from the exercise of dilutive securities. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common share equivalents because their inclusion would be anti-dilutive.

As the Company has reported a net loss for all periods presented, a diluted net loss per common share is the same as basic net loss per common share. The Company’s net loss per shares for the years ending December 31, 2023, and 2022 are $11.60 and $13.99.

NOTE 12 – PROVISION FOR INCOME TAXES

The following table presents the components of income (loss) before income taxes for the years ended December 31, 2023, and 2022:

	Years Ended December 31,
	2023	2022
United States	$(9,171,188)	$(10,794,628)
Foreign	(2,745,295)	(3,546,406)
Total	$(11,619,483)	$(14,341,034)

The following table presents the components current and deferred income taxes for the years ended December 31, 2023, and 2022:

Years Ended December 31,
	2023	2022
Current	$—	$—
Deferred	—	—
Total	$—	$—

The reconciliation of income tax expense computed at the U.S. federal statutory rate to the income tax provision for the years ended December 31, 2023, and 2022 is as follows:

	Year Ended December 31,
	2023	2022
Federal statutory rate	21.00%	21.00%
Effect of:
State taxes, net of federal tax benefit	8.00%	8.78%
Effects of foreign operations	(2.81)%	(2.01)%
Permanent item – revalue derivatives	0.00%	(1.02)%
Change in valuation allowance	(27.06)%	(27.49)%
Other	0.87%	0.74%
Effective tax rate	0.00%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities consist of the following:

	Year Ended December 31,
	2023	2022
Deferred tax assets
Capitalized start-up expenses	$27,616	$30,036
Capitalized research and development expenses	3,586,705	2,394,912
Accruals and other	153,991	155,295
Stock options	62,748	62,766
Lease liability	147,663	—
Net operating loss and other carryforwards	5,258,034	3,196,738
Gross deferred tax assets	9,236,757	5,839,747
Valuation allowance	(9,049,362)	(5,824,134)
Total deferred tax assets	187,395	15,613
Deferred tax liabilities
Fixed assets and intangibles	(26,778)	(15,613)
Right of use assets	(160,617)	—
Net deferred tax liabilities	$—	$—

At December 31, 2023, the Company had net operating loss (“NOL”) carryforwards of approximately $12.3 million and $25.5 million of federal and state net operating losses, respectively, that may be offset against future taxable income. The federal net operating losses may be subject to limitation under IRC Section 382. The U.S. net operating losses can be carried forward indefinitely but are limited to utilization of 80% of taxable income. At December 31, 2023 the Company had $4.4 million of non-US NOL carryforwards.

The Company applied the “more-likely-than-not” recognition threshold to all tax positions taken or expected to be taken in a tax return, which resulted in no unrecognized tax benefits as of December 31, 2023, and December 31, 2022, respectively.

ASC 740 provides guidance on the financial statement recognition and measurement for uncertain income tax positions that are taken or expected to be taken in a company’s income tax return. The Company has evaluated its tax positions and believes there are no uncertain tax positions as of December 31, 2023. The Company classifies income tax penalties and interest, if any, as part of other general and administrative expenses in the accompanying consolidated statements of operations. The Company did not expense any penalties or interest during the years ended December 31, 2023, or 2022 and did not accrue any penalties or interest as of December 31, 2023, or 2022.

NOTE 13 – SEGMENT REPORTING

Operating segments are components of an enterprise about which separate financial information is available and is evaluated regularly by management, namely the Chief Operating Decision Maker (“CODM”) of an organization, in order to determine operating and resource allocation decisions. By this definition, the Company has identified its COO as the CODM. The Company operates and reports in two segments: Pre-Clinical Drug Discovery and Clinical Drug Development.

Drug Discovery Segment: Our drug discovery segment is focused on engineering bioartificial human heart prototypes using state-of-the-art stem cell and bioengineering approaches. It offers the Novoheart MyHeartTM Platform of tools for drug discovery, cardiotoxicity screening and disease modeling. The MyHeartTM Platform aims to provide clinically meaningful data that accurately predicts outcomes in patients prior to starting clinical trials (e.g. target validation in an appropriate disease model, dosage optimization). This proprietary platform also helps to facilitate and accelerate the Company’s development of several therapeutic candidates. For example, the in vitro human data collected using this platform have successfully supported the Company’s Investigational New Drug (“IND”) and Fast Track Designation applications to the US FDA.

Drug Development Segment: Our drug development segment is focused on the development of novel therapies for patients with difficult-to-treat or incurable cardiovascular diseases. With its leading candidate SRD-001, Sardocor is currently the most advanced cardiovascular gene therapy company in the US with three ongoing gene therapy clinical trials for HFpEF, HFrEF and DMD-CM. Sardocor also has multiple early-stage programs progressing through preclinical development.

The Company believes that this structure reflects its current operational and financial management, and that it provides the best structure for the Company to focus on growth opportunities while maintaining financial discipline. The factors used to identify the Drug Discovery and Drug Development segments were the difference in revenue streams and customer base for each segment, the reporting structure for operational and performance information within the Company, and management’s decision to organize the Company around the different revenue generating activities of the segments. Total revenues for each reportable segment are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2023	2022
Drug Discovery	$(445,249)	$(32,072)
Total Company	$(445,249)	$(32,072)

Gross profit (loss) for each reportable segment is as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2023	2022
Drug Discovery	$(323,749)	$(31,622)
Total Company	$(323,749)	$(31,622)

Net loss before provision for income taxes for each reportable segment is as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2023	2022
Drug Discovery	$(780,209)	$(3,111,712)
Drug Development	(7,885,206)	(10,454,693)
Corporate	(3,251,068)	(774,629)
Total Net Loss	$(11,916,483)	$(14,341,034)

Total assets and depreciation and amortization expense for each reportable segment is as follows:

	Assets		Depreciation and amortization
	As of December 31,		Year Ended December 31,
	2023	2022	2023	2022
Drug Discovery	$724,581	$739,851	$123,285	$56,031
Drug Development	1,118,642	1,895,898	4,411	3,943
Corporate	1,113	1,101	—	—
Total Company	1,844,336	2,636,850	127,696	59,974

NOTE 14 – SUBSEQUENT EVENTS

On June 5, 2024, $9.0M of related party convertible loans were converted into common shares of the Company at a price of $300 per share.

Subsequent to the year end December 31, 2023, and up to June 28, 2024, the Company received total loan proceeds of $7.98M under the Dragon Era Loan 3.

Annex A

MERGER AGREEMENT

dated

September 3, 2024

by and between

Medera Inc.,

and

Keen Vision Acquisition Corporation

TABLE OF CONTENTS

Page
No table of contents entries found.
Exhibit A	–	Form of Company Support Agreement
Exhibit B	–	Form of Sponsor Support Agreement
Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Form of Lock-up Agreement
Exhibit E	–	Form of Reincorporation Merger Surviving Company Memorandum and Articles
Exhibit F	–	Form of BVI Plan of Merger and BVI Articles of Merger
Exhibit G	–	Form of Cayman Plan of Reincorporation Merger
Exhibit H	–	Form of Cayman Plan of Acquisition Merger

MERGER AGREEMENT

MERGER AGREEMENT dated as of September 3, 2024 (this “Agreement”), by and between Medera Inc., a Cayman Islands exempted company (the “Company”) and Keen Vision Acquisition Corporation, a British Virgin Islands business company limited by shares (“Parent”). Parent and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties”.

W I T N E S E T H:

The Company is a clinical stage company focusing on the development of next-generation therapeutics for difficult-to-treat and incurable diseases (the “Business”);

Parent is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

As soon as practicable after the date hereof, Parent will incorporate a Cayman Islands exempted company (“Acquirer”) to be a direct wholly-owned subsidiary of Parent for the purpose of the merger of Parent with and into Acquirer (the “Reincorporation Merger”), in which Acquirer will be the surviving entity; and as soon as practicable upon its incorporation, Acquirer shall execute a joinder to this Agreement which shall evidence its agreement to be bound by the terms of this Agreement;

Acquirer upon its incorporation will form a Cayman Islands exempted company to be a direct wholly-owned subsidiary of Acquirer (“Merger Sub”, together with Parent and Acquirer, the “Parent Parties” and each a “Parent Party”) for the purpose of effectuating the Acquisition Merger (as defined below); and as soon as practicable upon its formation, Merger Sub shall execute a joinder to this Agreement which shall evidence its agreement to be bound by the terms of this Agreement;

Upon the terms and subject to the conditions of this Agreement, and in accordance with applicable laws, (a) Parent will reincorporate by merging with and into Acquirer, in which Acquirer will be the surviving company and Parent will cease to exist, and (b) promptly after the Reincorporation Merger, the Parties hereto intend to effect a merger of Merger Sub with and into the Company, in which the Company will be the surviving entity (the “Acquisition Merger”, together with the Reincorporation Merger, the “Mergers”);

For U.S. federal income Tax purposes, the Parties intend, and the Company acknowledges, that the Reincorporation Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Reincorporation Intended Tax Treatment”), and the Boards of Directors of Parent and Acquirer have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

For U.S. federal income Tax purposes, the Parties intend that the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Acquisition Intended Tax Treatment”), and the Company’s Board of Directors and the Boards of Directors of Acquirer and Merger Sub have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

Upon consummation of the Acquisition Merger, Merger Sub will cease to exist, the Company will become a wholly owned subsidiary of Acquirer and all of the issued and outstanding Company Ordinary Shares will be converted into the right to receive the consideration described in this Agreement;

Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain Company Shareholders are entering into and delivering the Company Support Agreement, substantially in the form attached hereto as Exhibit A (the “Company Support Agreement”), pursuant to which each such Company Shareholder has agreed to vote in favor of this Agreement and the Acquisition Merger and the other transactions contemplated hereby;

Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor and certain other shareholders of Parent are entering into and delivering the Sponsor Support Agreement, substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which the Sponsor and each such Parent shareholder have agreed (i) not to transfer or redeem any Parent Ordinary Shares held by such Parent shareholder, (ii) to vote in favor of this Agreement and the Mergers and the other transactions contemplated hereby at the Parent Shareholder Meeting, and (iii) to subject certain of its founder equity securities of Parent to surrender and forfeiture, subject to the terms and conditions set forth therein;

In connection with the transactions contemplated by this Agreement, it is expected that Parent will use commercially reasonable efforts to enter into subscription agreements, in the form and substance as reasonably agreed upon by Parent and the Company (the “Subscription Agreements”), with certain investors providing for aggregate investments in Parent Ordinary Shares in a private placement on or prior to the Closing, at $10.00 per Parent Ordinary Share (the “PIPE Investment”);

The Boards of Directors of each of the Company, Parent, Acquirer and Merger Sub (i) have unanimously approved or (in the case of Acquirer and Merger Sub) will unanimously approve and have declared advisable or will declare advisable this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements to which they are or will be party, including the Mergers, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) have determined or will determine that this Agreement and such transactions are in the best interests of, each such company, (iii) (to the extent that shareholders’ approval is required under the applicable laws and regulation) have resolved to recommend or will resolve to recommend that their respective shareholders approve the Acquisition Merger and/or Reincorporation Merger (as the case may be), the relevant plan (and articles) of merger and such other transactions contemplated hereby and adopt this Agreement and the Ancillary Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder and (iv) have resolved, in the case of Parent, to recommend that its shareholders approve each of the Parent Proposals.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

DEFINITIONS

Definitions.

“2024 Loan Conversion” means the conversion of the 2024 Loan Conversion Amount into an aggregate of 63,711 Company Ordinary Shares which was effectuated on the 2024 Loan Conversion Dates.

“2024 Loan Conversion Amount” means $22,560,000, which is comprised of the principal amount of, and the accrued and unpaid interest on, the Former Company Convertible Loans.

“2024 Loan Conversion Dates” means June 5, 2024, August 16, 2024 and August 26, 2024.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation by or before any Authority.

“Acquirer Equity Incentive Plan” has the meaning set forth in Section 0.

“Acquirer Ordinary Shares” or “Reincorporation Merger Surviving Company Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, of Acquirer.

“Acquisition Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Acquisition Merger” has the meaning set forth in Recital (E) to this Agreement.

“Additional Parent SEC Documents” has the meaning set forth in Section 0.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Aggregate Number of Fully Diluted Company Ordinary Shares” means the sum, without duplication, of (a) all Company Ordinary Shares that are issued and outstanding immediately prior to the Effective Time; plus (b) all Company Ordinary Shares that would be issuable if all Company RSUs (whether vested or unvested) were settled in full for Company Ordinary Shares immediately prior to the Effective Time.

“Agreement“ has the meaning set forth in the preamble.

“Alternate Exchange” means NYSE, NYSE American, or any successor thereto.

“Alternative Proposal” has the meaning set forth in Section 0.

“Alternative Transaction” has the meaning set forth in Section 0.

“Ancillary Agreements” means the Company Support Agreement, the Sponsor Support Agreement, the Lock-Up Agreement and the Registration Rights Agreement.

“Annual Financial Statements” has the meaning set forth in Section 0.

“Antitrust Laws” means any applicable domestic or foreign, supranational, national, federal, state, municipality or local Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Available Liquidity” means, as of immediately prior the Closing, an amount equal to: the sum of (i) the funds in the Trust Account following the exercise of all redemption rights by the shareholders of Parent, plus (ii) Cash available from any other sources, including, without limitation, (x) 50% of the Cash proceeds of any equity and/or debt financing arrangement from investors introduced by the Company, and which investors have, prior to the date hereof, indicated investment commitments (with investment amounts) (in connection therewith, the Company shall provide the Parent with a list of such investors (the “Commitment List“) within 10 days after the date hereof); (y) 100% of the Cash proceeds of any equity financing provided by any investor not on the Commitment List; and (z) revenues reasonably expected to be received by the Company during the 12-month period following the Closing Date from any binding licensing agreements arising out of, relating to or resulting from the Company’s technology or clinical asset platforms. For the avoidance of doubt, “Available Liquidity” excludes any new financing provided by Company Shareholders from and after the date of this Agreement.

“Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2023.

“Balance Sheet Date” has the meaning set forth in Section 0.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Data” means all business information and data, including that which constitutes Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) or Confidential Information, that is collected, used, stored, shared, distributed, transferred, disclosed, or otherwise processed in the course of the conduct of the business of the Company Group.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, the British Virgin Islands and the Cayman Islands are authorized or required by Law to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“BVI Articles of Merger” means the articles of merger relating to the Reincorporation Merger substantially in the form set out at Exhibit F to this Agreement containing such information as is prescribed by Section 172(5) of the BVI Business Companies Act and as further described in Section 0.

“BVI Business Companies Act” means BVI Business Companies Act, as amended to date.

“BVI Plan of Merger” means the plan of merger relating to the Reincorporation Merger substantially in the form set out at Exhibit F to this Agreement containing such information as is prescribed by Section 172(2) of the BVI Business Companies Act and as further described in Section 0.

“BVI Registry” has the meaning specified in Section 0.

“Cash” of any Person means the cash and cash equivalents required to be reflected as cash and cash equivalents on a balance sheet of such Person and its Subsidiaries prepared in accordance with U.S. GAAP.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Cayman Plan of Acquisition Merger” has the meaning set forth in Section 0.

“Cayman Plan of Reincorporation Merger” has the meaning set forth in Section 2.2.

“Cayman Registrar” means the Registrar of Companies in the Cayman Islands.

“Closing” has the meaning set forth in Section 0.

“Closing Date” has the meaning set forth in Section 0.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code or other similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Allocated Deferred Underwriting Discounts” means the pro rata portion of the $2,990,000 of deferred underwriting fees payable pursuant to the Parent Underwriting Agreement, equal to (A) $2,990,000 multiplied by (B) the fraction obtained by dividing (i) the funds in the Trust Account following the exercise of all redemption rights by the shareholders of Parent by (ii) $149,500,000.

“Company Board Recommendation” has the meaning set forth in Section 0.

“Company Capital Stock” means any shares, capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock or share appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such shares, capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock or share appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such shares, capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock or share appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of the Company.

“Company Charter” means the Memorandum and Articles of Association of the Company as adopted by special resolution on May 16, 2022 as amended and as in effect on the date of this Agreement.

“Company Closing Cash” means, as of the Measuring Time, the aggregate amount of Cash of the Company and its Subsidiaries, provided, however, that (a) such amount shall not include any (i) Company Future Converted Loan Value and/or (ii) Company Equity Financing Value, and (b) such amount shall never be less than zero.

“Company Closing Indebtedness” means, as of the Measuring Time, the aggregate amount of Indebtedness of the Company and its Subsidiaries.

“Company Consent” has the meaning set forth in Section 0.

“Company Future Converted Loan Value” means for all Company Future Convertible Loans (if any) that are converted to Company Capital Stock after the date hereof and prior to the Effective Time, the aggregate principal amount of such converted Company Future Convertible Loans and converted accrued interest (if any) as of immediately prior to such conversion.

“Company Future Convertible Loans” means any convertible debt incurred by the Company after the date hereof and prior to the Effective Date, in each instance in compliance with this Agreement.

“Company Equity Financing Value” means the aggregate amount of gross Cash proceeds received by the Company from the sale of Company Capital Stock after the date hereof and prior to the Effective Time.

“Company Equity Incentive Plan” means the Medera Inc. 2024 Omnibus Incentive Plan.

“Company Exclusively Licensed IP” means all Company Licensed IP that is exclusively licensed to or purported to be exclusively licensed to the Company.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 0(a) (Corporate Existence and Power), Section 0 (Authorization), Section 0 (Capitalization) and Section 0 (Finders’ Fees).

“Company Group” has the meaning set forth in Section 0.

“Company Information Systems” has the meaning set forth in Section 0.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to the Company Group.

“Company Material Representations” means the representations and warranties of the Company set forth in Section 0 (Financial Statements), Section 0 (Compliance with Laws), Section 0 (Intellectual Property and Privacy) and Section 5.22 (Tax Matters).

“Company Net Value” means an amount equal to the sum of (a) the Purchase Price, plus (b) the Company Future Converted Loan Value, plus (c) Company Closing Cash, plus (d) the Company Equity Financing Value, minus (e) Company Closing Indebtedness.

“Company Option” means each option (whether vested or unvested) (if any) to purchase Company Capital Stock granted, and that remains outstanding, under the Company Equity Incentive Plan.

“Company Ordinary Shares” means the ordinary shares of the Company, $0.0001 par value per share.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company Group, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Products” means all drugs, medical products, or other articles intended to support the development of such drugs or medical products, including data and other supporting services, that are owned, developed, and/or marketed by the Company.

“Company RSUs” means the restricted stock units of the Company, including those issued to Company employees or service providers under the Company Equity Incentive Plan.

“Company Securities” means all Company Capital Stock, all Company Options, all Company RSUs and all Company Future Convertible Loans.

“Company Securityholder” means each Person who holds Company Securities.

“Company Shareholders” means, at any given time, the holders of Company Capital Stock.

“Company Shareholder Approval” has the meaning set forth in Section 0.

“Company Shareholder Approval Deadline” has the meaning set forth in Section 0.

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Transaction Expenses” means the aggregate amount of fees, costs, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein or therein to be performed or complied with by the Company at or before Closing, and the consummation of the transactions contemplated hereby or thereby, that remain unpaid as of immediately prior to the Closing, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, (b) the cost of any directors’ and officers’ “tail” insurance policy obtained by the Company, (c) any transaction, retention, change in control or similar bonuses, severance payments and other employee-related change of control payments payable by the Company as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of the consummation of the transactions contemplated hereby and (d) any and all filing fees payable by the Company or any of its Subsidiaries to any Authority in connection with the transactions contemplated hereby, (e) the Company Allocated Deferred Underwriting Discounts and (f) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Agreement.

“Confidential Information” means any confidential information, knowledge or data concerning the businesses and affairs of the Company, or any suppliers, customers or agents of the Company that is not already generally available to the public.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 14, 2024, by and between the Company and Parent.

“Continental” has the meaning set forth in Section 0.

“Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Copyleft Licenses” means all licenses or other Contracts for use of Software that require as a condition of use, modification, or distribution of such Software that other Software incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, governmental Order, Action, directive, guidelines or recommendations promulgated by any Authority that has jurisdiction over the Company, Parent or their Subsidiaries, as applicable, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction governing the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“Deferred Underwriting Discounts” means the sum of $2,990,000, payable as deferred underwriting discounts pursuant to the Parent Underwriting Agreement.

”Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Effective Time” has the meaning set forth in Section 0.

“Enforceability Exceptions” has the meaning set forth in Section 0.

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equityholder Allocation Schedule” has the meaning set forth in Section 0.

”ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (a) the Per Share Value by (b) $10.00.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company; (f) any changes in applicable Laws (including any COVID-19 Measures) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures) or the worsening thereof; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Former Company Convertible Loans” means, as of the date hereof, the “Loan” or “Loans” as defined in (i) Loan Agreement relating to a term loan of USD 5,484,600 by and between Medera Biopharmaceutical Limited and Dragon Era Enterprises Limited, dated as of April 23, 2021, as amended pursuant to an Amendment Agreement relating to a term loan of USD 16,340,641.13, dated as of October 20, 2023; (ii) Loan Agreement relating to a term loan of USD 3,886,600 by and between Medera Biopharmaceutical Limited and Regemedera Holdings Limited, dated as of April 23, 2021 as amended pursuant to an Amendment Agreement relating to a term loan of USD 15,950,841.49, dated as of October 20, 2023; (iii) Loan Agreement relating to a term loan of USD 6,000,000 by and between Medera Biopharmaceutical Limited and Dragon Era Enterprises Limited, dated as of September 5, 2022, as amended pursuant to an Amendment Agreement relating to a term loan of USD 6,000,000, dated as of October 20, 2023; (iv) Loan Agreement relating to a term loan of USD 5,000,000 by and between Medera Inc. and Dragon Era Enterprises Limited, dated as of October 20, 2023, as amended pursuant to an Amendment Agreement relating to a term loan of USD 11,000,000, dated as of February 1, 2024, and further amended pursuant to a Supplemental Agreement relating to a term loan of USD 19,000,000, dated as of July 25, 2024; (v) Loan Agreement relating to a term loan of USD 5,000,000 by and between Medera Inc. and Regemedera Holdings Limited, dated as of October 20, 2023, as amended pursuant to an Amendment Agreement relating to a term loan of USD 5,000,000, dated as of February 1, 2024; and (vi) Loan Agreement relating to a term loan of USD 628,800 by and between Medera Biopharmaceutical Limited and Year Ahead International Limited, dated as of April 23, 2021, as amended pursuant to an Amendment Agreement relating to a term loan of USD 374,953.47, dated as of October 20, 2023. All Former Company Convertible Loans have been converted into Company Ordinary Shares and as of the date hereof, there are no Former Company Convertible Loans (or related accrued interest) outstanding.

“Fraud” means fraud, intentional breach, intentional misrepresentation, or willful misconduct.

“Good Clinical Practices” or “GCP” mean the current standards for the conduct and monitoring of clinical trials involving human subjects that ensure their quality, safety, and reliability as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, including applicable requirements contained in the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (“ICH”) E6(R2) Guidelines and 21 C.F.R. Parts 50, 54, and 56.

“Good Laboratory Practices” mean the then current standards for conducting nonclinical laboratory studies, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Part 58, and such applicable standards of good laboratory practices as are required by Governmental Entities in any other countries in which the Company Products are intended to be sold.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Healthcare Laws” means all Laws and regulations relating to patient care or human health and safety, including, as amended from time to time, any such Law pertaining to the research (including preclinical, nonclinical and clinical research or studies), development, testing, production, manufacture, transfer, storing, distribution, approval, labeling, marketing, pricing, third-party reimbursement or sale of pharmaceuticals, biological products, cellular or gene therapies, or medical devices including without limitation (i) the Federal Food, Drug and Cosmetic Act (FDCA) (21 U.S.C. § 201 et seq., as amended) and the Public Health Service Act (42 U.S.C. §201 et seq., as amended), (ii) the Health Insurance Portability and Accountability Act of 1996 (HIPAA), (42 U.S.C. §§1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH Act), (iii) the applicable requirements of Medicare, Medicaid and other Governmental Entity healthcare programs, including the Veterans Health Administration and U.S. Department of Defense healthcare and contracting programs, and the analogous laws of any federal, state, local, or foreign jurisdiction applicable to the Company; (iv) applicable state licensing, disclosure and transparency reporting requirements; (v) all Laws relating to any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Entity, the 21st Century Cures Act (Pub. L. 114-255), and any state or federal Law the purpose of which is to protect the privacy of individually-identifiable patient information, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, TRICARE (10 U.S.C. Section 1071 et seq.), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and similar state or foreign Laws related to the reporting of manufacturer payments or transfers of value to health care professionals, in each case including the associated rules and regulations promulgated thereunder and all of their foreign equivalents, and any other requirements of Law relating to the Business; and (vi) any Laws of any other country in which the Company Products are tested, manufactured, marketed or distributed, or in which country the Company does business, which Laws are similar, analogous, or comparable to any item set forth hereinabove.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (g) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan for any period prior to the Closing Date, (h) all guarantees by such Person of the foregoing items (a) through (g) of another Person, and (i) any agreement to incur any of the same. For the avoidance of any doubt, “Indebtedness” includes, as to the Company, the principal amount plus accrued and unpaid interest on the Company Future Convertible Loans.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations (collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names registrations (collectively, “Domain Names”), social media accounts, and other intellectual property.

“IP Contracts” means, collectively, any and all Contracts to which the Company is a party or by which any of its properties or assets are bound, in any case under which the Company (i) is granted a license (including option rights, rights of first offer, first refusal, first negotiation, etc. as to a license) in or to any Intellectual Property of a third Person, (ii) grants a license (including option rights, rights of first offer, first refusal, first negotiation, etc. as to a license) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each of cases (i) through (iii), other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software), other technology or services, (B) customer, distributor or channel partner Contracts with non-exclusive licenses, (C) Contracts with the Company’s employees or contractors on Company’s standard forms or substantially similar agreements in the ordinary course of business, (D) licenses granted to service providers or other third parties in the ordinary course of business, for purposes of performing services or other activities for or on behalf of the Company Group, and (E) non-disclosure agreements entered into in the ordinary course of business (subparts (A)-(E) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means the individuals listed on Schedule 1.1(b).

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of Ronald Li, Camie Chan, Allen Ma and Roger Hajjar.

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge, after reasonable inquiry, of Kenneth Ka Chun Wong and Alex Davidkhanian.

“Law” means any domestic or foreign, supranational, national, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means, collectively, the leases described on Schedule 1.1(c).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company Group, taken as a whole, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Securityholders and the Company, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 0. “Material Contracts” shall not include any Contracts that are also Plans.

“Measuring Time” means 11:59 PM on the date immediately preceding the Closing Date.

“Mergers” has the meaning set forth in Recital (E) to this Agreement.

“Merger Consideration” means the aggregate number of Acquirer Ordinary Shares issuable to the holders of Company Ordinary Shares pursuant to the terms this Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Ordinary Share” has the meaning set forth in Section 0.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Offer Documents” has the meaning set forth in Section 0.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Organizational Documents” means organizational documents, including the memorandum and articles of association of the applicable Party, as may be amended and restated from time to time.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 0.

“Parent” has the meaning set forth in the preamble.

“Parent Articles” means the amended and restated memorandum and articles of association of Parent, as amended and as in effect on the date of this Agreement.

“Parent Excluded Shares” has the meaning set forth in Section 0.

“Parent Ordinary Shares” means the ordinary shares, with a par value of US$0.0001 per share, of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 0.

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents and any amendments to such financial statements.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 0 (Corporate Existence and Power), Section 0 (Corporate Authorization), Section 0 (Finders’ Fees), Section 0 (Issuance of Shares), and Section 0 (Capitalization).

”Parent Parties” has the meaning set forth in the recitals to this Agreement.

“Parent Private Warrant” means a warrant to purchase one (1) Parent Ordinary Share at an exercise price of $11.50 per share that was sold to the Sponsor in a private placement at the time of the consummation of the IPO.

“Parent Proposals” has the meaning set forth in Section 0.

“Parent Public Warrant” means a warrant to purchase one (1) Parent Ordinary Share at an exercise price of $11.50 per share that was included in the Parent Units sold in the IPO.

“Parent SEC Documents” has the meaning set forth in Section 0.

“Parent Shareholder Approval” means the approval in accordance with Parent’s Organizational Documents and the Nasdaq listing rules of those Parent Proposals identified in Section 0 at the Parent Shareholder Meeting duly called by the Board of Directors of Parent and held for such purpose.

“Parent Shareholder Meeting” has the meaning set forth in Section 0.

“Parent Transaction Expenses” means all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein to be performed or complied with by Parent at or before the Closing, and the consummation of the transactions contemplated hereby, including any and all (i) filing fees payable by Parent or any of its Subsidiaries to any Authority in connection with the transactions contemplated hereby and (ii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Parent.

“Parent Underwriting Agreement” means the Underwriting Agreement, dated as of July 24, 2023, by and between Parent and EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters thereto.

“Parent Unit” means each unit of Parent consisting of one Parent Ordinary Share and one Parent Warrant, which units were sold in the IPO.

“Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.

“Parent Warrant Agreement” means the Warrant Agreement, dated as of July 24, 2023, between Parent and Continental Stock Transfer & Trust Company, as warrant agent.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PCAOB” means the Public Company Accounting Oversight Board.

“PEO Sponsored Plan” means any Plan sponsored by a professional employer organization.

“Per Share Value” means the quotient obtained by dividing (a) the Company Net Value by (b) the Aggregate Number of Fully Diluted Company Ordinary Shares.

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization, including Regulatory Permits, required to be obtained and maintained by the Company or under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business and/or Company Products.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes (i) not yet due and delinquent or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP); and (d) the Leases set forth on Schedule 1.1(c); and (e) non-exclusive Intellectual Property licenses granted, or non-exclusive or exclusive Intellectual Property licenses received, in the ordinary course of business.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information that constitutes personal data including information that identifies or could reasonably be used to identify an identifiable individual or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), personal health information, protected health information, personally identifiable information, personal information or similar defined term or data regulated under any Data Protection Law.

“PIPE Investment” has the meaning set forth in the recitals to this Agreement.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

”Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prospectus“ means the final prospectus of Parent, dated July 24, 2023.

“Proxy Statement” has the meaning set forth in Section 0.

“Publicly Available Software” means any Software that is distributed as free software, “copyleft,” or open source software (e.g. Linux), including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Purchase Price” means $622,560,000.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is a patent or patent application.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Company Owned IP that is a registration or an application for registration with an Authority, including issued patents and patent applications.

“Registration Rights Agreement” means the registration rights agreement, in substantially the form attached hereto as Exhibit C.

“Registration Statement” has the meaning set forth in Section 0.

“Regulatory Permits” means all Permits granted by the FDA, or any comparable Governmental Entity, to the Company or any of its Subsidiaries, including Investigational New Drug Exemption applications (INDs) or other forms of clinical trial authorizations, New Drug Applications (NDAs), Biologics License Applications (BLAs), manufacturing approvals and authorizations, permits for the manufacture (including the preparation, propagation, compounding, processing, manipulation, sampling, testing, relabeling, repackaging, and/or salvaging) of drugs or other medical products, and ethical reviews as issued or granted by Institutional Review Boards (IRBs), or their state, national or foreign equivalents.

“Reincorporation Merger” has the meaning set forth in Recital (C) to this Agreement.

“Reincorporation Merger Effective Time” has the meaning set forth in Section 0.

“Reincorporation Merger Filing Documents” has the meaning set forth in Section 0.

“Reincorporation Merger Surviving Company” has the meaning set forth in Section 0.

“Reincorporation Merger Surviving Company Memorandum and Articles” has the meaning set forth in Section 0.

“Reincorporation Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Representatives” means a Party’s officers, directors, Affiliates, members, partners, managers, attorneys, accountants, consultants, employees, representatives and agents.

“Required Financial Statements” has the meaning set forth in Section 0.

“Required Parent Proposals” has the meaning set forth in Section 0.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Registration Statement, including the Proxy Statement/Prospectus, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software and programs (including development tools, libraries, and compilers) in any form, including in or as Internet Web sites, source code, object code, operating systems, database management code or utilities.

“Sponsor” means KVC Sponsor LLC, a Delaware limited liability company.

“Sponsor Allocated Deferred Underwriting Discounts” means the difference between Deferred Underwriting Discounts minus Company Allocated Deferred Underwriting Discounts.

”Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Standards Organization” has the meaning set forth in Section 0.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in Section 0.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund of Taxes, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. taxes, or other imposts, duties, fees and charges, in each case, that are in the nature of a tax, imposed by any Taxing Authority including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, customs duties and other taxes of any kind whatsoever imposed by a Taxing Authority, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Secrets” means any information that is a trade secret under applicable law.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means (a) for so long as the Parent Ordinary Shares are listed or admitted for trading on Nasdaq or any other national securities exchange, days on which such securities exchange is open for business; (b) when and if the Parent Ordinary Shares are quoted on Nasdaq or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system; or (c) if the Parent Ordinary Shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq or similar system, days on which the Parent Ordinary Shares are traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Parent Ordinary Shares are available.

“Transactions” refers collectively to the transactions contemplated by this Agreement and the other transaction documents, including the Mergers.

“Transaction Litigation” has the meaning set forth in Section 0.

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the Reincorporation Merger or the Acquisition Merger.

“Trust Account” has the meaning set forth in Section 0.

“Trust Agreement” has the meaning set forth in Section 0.

“Trust Fund” has the meaning set forth in Section 0.

“Trustee” has the meaning set forth in Section 0.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body.

Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

REINCORPORATION MERGER

Reincorporation Merger. At the Reincorporation Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the BVI Business Companies Act and the Cayman Companies Act, Parent shall be merged with and into Acquirer, the separate corporate existence of Parent shall cease and Acquirer shall continue as the surviving company pursuant to the Reincorporation Merger. Acquirer as the surviving company of the Reincorporation Merger is hereinafter sometimes referred to as the “Reincorporation Merger Surviving Company”.

Reincorporation Merger Effective Time. On a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in 0 that are required to be satisfied prior to the Closing Date, the Parties hereto shall cause Reincorporation Merger to be consummated by (a) filing the executed BVI Articles of Merger (which shall contain the executed BVI Plan of Merger and any other documents required by the BVI Business Companies Act), (collectively, the “Reincorporation Merger Filing Documents”) with the Registry of Corporate Affairs of British Virgin Islands (the “BVI Registry”), in accordance with the relevant provisions of the BVI Business Companies Act and (b) by executing a plan of merger substantially in the form attached as Exhibit G (the “Cayman Plan of Reincorporation Merger”) and filing the executed Cayman Plan of Reincorporation Merger (and any other documents required by the Cayman Companies Act) to effect the Reincorporation Merger as provided by Sections 233 and 237 of the Cayman Companies Act with the Cayman Registrar. The effective time of Reincorporation Merger shall be the time that the Cayman Plan of Reincorporation Merger is duly registered by the Cayman Registrar, or such later date or time as may be agreed by the Parent and Acquirer in writing and specified in the BVI Articles of Merger in accordance with the BVI Business Companies Act and specified in the Cayman Plan of Reincorporation Merger in accordance with the Cayman Companies Act, being the “Reincorporation Merger Effective Time.”

Effect of the Reincorporation Merger. At the Reincorporation Merger Effective Time, the effect of the Reincorporation Merger shall be as provided in this Agreement, the BVI Plan of Merger, the BVI Articles of Merger, the Cayman Plan of Reincorporation Merger and the applicable provisions of the BVI Business Companies Act and the Cayman Companies Act. At the Reincorporation Merger Effective Time, all assets of every description of Parent and Acquirer shall vest in the Reincorporation Merger Surviving Company which shall have the right to all property, rights, privileges, agreements, powers and franchises and which shall have responsibility for all debts, liabilities, duties and obligations of Parent and Acquirer and which shall include the assumption by the Reincorporation Merger Surviving Company of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement or any other outstanding agreement to which Parent is a party to be performed after the Closing, and all securities of the Reincorporation Merger Surviving Company issued and outstanding as a result of the conversion under Section 0 hereof shall be listed on Nasdaq (on which the Parent Ordinary Shares were trading prior to Reincorporation Merger).

Charter Documents. At or immediately following the Reincorporation Merger Effective Time, the Memorandum and Articles of Association of Acquirer shall be amended and restated, substantially in the form set out in Exhibit E of this Agreement (the “Reincorporation Merger Surviving Company Memorandum and Articles”) and as so amended and restated, shall become the Memorandum and Articles of Association of the Reincorporation Merger Surviving Company. The new name of the Reincorporation Merger Surviving Company will be “Medera Inc.” or such other name as provided by Acquirer and as shall be stated in the BVI Plan of Merger and the Cayman Plan of Reincorporation Merger and/or otherwise as filed with the BVI Registry and/or the Cayman Registrar immediately following the Reincorporation Merger Effective Time.

Directors and Officers of the Reincorporation Merger Surviving Company. As of the Reincorporation Merger Effective Time, the Persons constituting the officers and directors of Parent prior to the Reincorporation Merger Effective Time shall continue to be the officers and directors of the Reincorporation Merger Surviving Company (and holding the same title as held at Parent) until the Effective Time.

Effect on Issued Shares of Parent.

Cancellation of Parent Ordinary Shares in exchange for Reincorporation Merger Surviving Company Ordinary Shares.

At the Reincorporation Merger Effective Time, each issued and outstanding Parent Ordinary Share (other than the Parent Excluded Shares, the Parent Dissenting Shares and Parent Ordinary Shares redeemed pursuant to the Offer) immediately prior to the Reincorporation Merger Effective Time shall be automatically canceled, extinguished and converted into one Reincorporation Merger Surviving Company Ordinary Share. The holders of issued Parent Ordinary Shares immediately prior to the Reincorporation Merger Effective Time, as evidenced by the register of members of Parent (the “Parent ROM”), shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Ordinary Shares (other than the Parent Excluded Shares, the Parent Dissenting Shares and Parent Ordinary Shares redeemed pursuant to the Offer) shall be exchanged for a certificate representing the same number of Acquirer Ordinary Shares upon the surrender of such certificate in accordance with Section 0 (or, if Parent Ordinary Shares are not certificated, such the exchange of such certificates shall be reflected on the register of members of Acquirer).

Each holder of Parent Ordinary Shares (other than the Parent Excluded Shares, the Parent Dissenting Shares and Parent Ordinary Shares redeemed pursuant to the Offer) listed on the Parent ROM shall thereafter have the right to receive the same number of Reincorporation Merger Surviving Company Ordinary Shares only.

Conversion of Parent Warrants; Treatment of Parent Units. At the Reincorporation Merger Effective Time, (i) all Parent Units will separate into their individual components of Parent Ordinary Shares and Parent Warrants, and will cease separate existence and trading and (ii) each issued and outstanding Parent Warrant shall cease to be a warrant with respect to Parent Ordinary Shares and shall be converted into one Reincorporation Merger Surviving Company Warrant, and will cease separate existence and trading. Each of the Reincorporation Merger Surviving Company Warrants shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Warrants that are outstanding immediately prior to the Reincorporation Merger Effective Time. At or prior to the Reincorporation Merger Effective Time, Acquirer shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Reincorporation Merger Surviving Company Warrants remain outstanding, a sufficient number of Reincorporation Merger Surviving Company Ordinary Shares for delivery upon the exercise of the Reincorporation Merger Surviving Company Warrants after the Reincorporation Merger Effective Time.

Cancellation of Parent Ordinary Shares Owned by Parent. At the Reincorporation Merger Effective Time, if there are any Parent Ordinary Shares that are owned by Parent as treasury shares or any Parent Ordinary Shares owned by any direct or indirect wholly owned subsidiary of Parent immediately prior to the Reincorporation Merger Effective Time (the “Parent Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

No Liability. Notwithstanding anything to the contrary in this Section 0, none of the Reincorporation Merger Surviving Company, Parent or any other Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Surrender of Parent Ordinary Shares. All securities issued upon the surrender of the Parent Ordinary Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Ordinary Shares shall also apply to the Reincorporation Merger Surviving Company Ordinary Shares so issued in conversion.

Effect on Issued Shares of Acquirer. At the Reincorporation Merger Effective Time, the one (1) share of Acquirer owned by Parent immediately prior to the Reincorporation Merger Effective Time shall be automatically cancelled and extinguished without any conversion or consideration delivered in exchange therefor.

Lost, Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Acquirer shall issue in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon the affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.6; provided, however, that the Reincorporation Merger Surviving Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to execute and deliver a deed of indemnity in respect of such lost, stolen or destroyed certificates in the form required by the Reincorporation Merger Surviving Company as indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.

Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Merger Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Acquirer, the officers and directors of Parent and Acquirer are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Dissenter’s Rights. No holder of Parent Ordinary Shares who has validly exercised their dissenters’ rights in respect of the Reincorporation Merger pursuant to Section 179 of the BVI Business Companies Act (each a “Parent Dissenting Shareholder”) shall be entitled to receive the Reincorporation Merger Surviving Company Ordinary Shares in accordance with Section 0 in exchange for such Parent Ordinary Shares (“Parent Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenters’ rights under the BVI Business Companies Act. Each Parent Dissenting Shareholder shall only be entitled to such rights as are granted by Section 179 of the BVI Business Companies Act, being the right to fair value in respect of the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. If any Parent shareholder gives to Parent, before the Parent Shareholder Approval is obtained at the Parent Shareholder Meeting, written objection to the Reincorporation Merger (each, an “RC Written Objection”) in accordance with Section 179 of the BVI Business Companies Act:

Parent shall, in accordance with Section 179(4) of the BVI Business Companies Act, promptly, and in any event within 20 days immediately following the date that the Parent Shareholder Approval is obtained, give written notice of the authorization of the Reincorporation Merger, the BVI Plan of Merger and the BVI Articles of Merger (the “RC Authorization Notice”) to each such Parent shareholder who has made a RC Written Objection, and unless Parent and the Company elect by agreement in writing to waive this Section 0, no party shall be obligated to commence the Reincorporation Merger, and the Reincorporation Merger Filing Documents shall not be filed with the BVI Registry, until at least twenty (20) days shall have elapsed since the date on which the RC Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 179(5) of the BVI Business Companies Act, but in any event subject to the satisfaction or waiver of all of the conditions set forth in 0).

each of Parent and Acquirer, shall give the Company (i) prompt notice of any demands for dissenters’ rights in connection with the Reincorporation Merger received by such party and any withdrawals of such demands. Each of Parent and Acquirer, shall not, except with the prior written consent of the Company make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

THE ACQUISITION MERGER

The Acquisition Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Companies Act, at the Effective Time (as defined below), (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Acquisition Merger (the “Surviving Corporation”), and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Acquirer.

Closing. The closing of the Acquisition Merger (“Closing”) shall take place by means of telecommunication at such other date, time or place as Parent (or, after the Reincorporation Merger, Acquirer) and the Company may agree in writing, but in no event later than the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law and the Reincorporation Merger Surviving Company Memorandum and Articles) of the conditions set forth in 0 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date, or both, are agreed in writing by the Company and Parent (or, after the Reincorporation Merger, Acquirer). The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will take place remotely via exchange of documents and signature pages via electronic transmission.

Effective Time. Subject to the provisions of this Agreement, after the Reincorporation Merger, the Company and Merger Sub shall execute a plan of merger substantially in the form attached as Exhibit H (the “Cayman Plan of Acquisition Merger”) and the Parties shall file the Cayman Plan of Acquisition Merger (and any other documents required by the Cayman Companies Act) to effect the Acquisition Merger with the Cayman Registrar as provided by Section 233 of the Cayman Companies Act. The effective time of the Acquisition Merger shall be the date that the Cayman Plan of Acquisition Merger has been duly registered by the Cayman Registrar, or such later time may be agreed in writing by Merger Sub and the Company and specified in the Cayman Plan of Acquisition Merger in accordance with the Cayman Companies Act (the time at which the Acquisition Merger becomes effective is herein referred to as the “Effective Time”).

Effects of the Acquisition Merger. The Acquisition Merger shall have the effects set forth herein and in the Cayman Companies Act.

Memorandum and Articles of Association of the Surviving Corporation.

From and after the Effective Time and until further amended in accordance with applicable Law, the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time shall be the memorandum and articles of association of the Surviving Corporation provided, that such memorandum and articles of association shall be amended to reflect that the name of the Surviving Corporation shall be “Medera Global Inc.”

Post-Closing Board of Directors and Officers.

Immediately after the Closing, the initial slate of directors of Acquirer’s board of directors after the Closing (the “Post-Closing Board of Directors”) will consist of 6 directors designated by the Company, who shall be the individuals set forth on Schedule 3.6(a). At least three of the Post-Closing Board of Directors shall qualify as independent directors under the Securities Act and the Nasdaq rules.

Acquirer shall take all action necessary, including causing the executive officers of Acquirer to resign, so that the individuals serving as executive officers of Acquirer immediately after the Closing will be the individuals set forth on Schedule 3.6(b) (or such other Persons as designated by the Company prior to the Closing).

Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and the officers of the Surviving Corporation shall be those persons as designated by the Company prior to the Closing. The directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Surviving Corporation’s Organizational Documents and applicable Law.

No Further Ownership Rights in Company Ordinary Shares. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Ordinary Shares on the records of the Company.

Rights Not Transferable. The rights of the Company Shareholders as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except (i) in the case of an entity, by operation of Law or (ii) in the case of a natural person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

Taking of Necessary Action; Further Action. Parent, Acquirer, Merger Sub, and the Company, respectively, shall each use its respective best efforts to take all such action as may be necessary or appropriate to effectuate the Acquisition Merger under the Cayman Companies Act at the time specified in Section 0. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the constituent corporations, the officers of Reincorporation Merger Surviving Company and the Surviving Corporation are fully authorized in the name of each constituent corporation or otherwise to take, and shall take, all such lawful and necessary action.

Dissenter’s Rights. No Person who has validly exercised their dissenters’ rights in respect of the Acquisition Merger pursuant to Section 238 of the Cayman Companies Act (each a “Company Dissenting Shareholder”) shall be entitled to receive the securities of Acquirer in accordance with Section 3.6(a) and (b), as applicable with respect to the shares of the Company owned by such Person (“Company Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenters’ rights under the Cayman Companies Act. Each Company Dissenting Shareholder shall be entitled to receive only the cash payment resulting from the procedure in Section 238 of the Cayman Companies Act with respect to the Company Dissenting Shares owned by such Company Dissenting Shareholder. If any Company Shareholder gives to Company written objection to the Acquisition Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act:

The Company shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Acquisition Merger (the “Authorization Notice”) to each such Company Shareholder who has made a Written Objection, and unless the Company elects by agreement in writing to waive this Section 0, no party shall be obligated to commence the Acquisition Merger, and the Cayman Plan of Acquisition Merger shall not be filed with the Cayman Registrar, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in 0.

MERGER CONSIDERATION

1.2 Conversion of Company Ordinary Shares.

At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of any holder of Company Ordinary Shares, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than (i) any Company Ordinary Shares held in the treasury of the Company, which treasury shares shall be canceled as part of the Acquisition Merger and shall no longer constitute “Company Ordinary Shares” hereunder, and (ii) any Company Dissenting Shares), shall be canceled and converted into the right to receive a number of Acquirer Ordinary Shares equal to the Exchange Ratio, subject and in accordance with Section 0.

For avoidance of any doubt, at the Effective Time, each Company Shareholder as of the Closing will cease to have any rights with respect to the Company Ordinary Shares it held prior to the Closing, except the right to receive in respect of each Company Ordinary Share it held prior to the Closing, a portion of the Merger Consideration pursuant to the terms hereof.

Two Business Days prior to the anticipated Closing Date (by 8:00 PM Eastern Time), the Company shall deliver to Parent a schedule setting forth (i) each Company Shareholder as of the Closing, and (ii) such Company Shareholder’s respective percentage of the Merger Consideration (the “Equityholder Allocation Schedule”). If there is any change to the Equityholder Allocation Schedule between the time of such delivery and the Closing, the Company shall promptly deliver an updated Equityholder Allocation Schedule to Parent.

Treatment of Company RSUs.

Treatment of Company RSUs. Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Company Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company RSUs (whether vested or unvested) as necessary to provide that, at the Effective Time, each Company RSU shall be converted into a restricted stock unit of Acquirer, subject to substantially the same terms and conditions as were applicable under such Company RSU (including expiration date, vesting conditions, and exercise provisions), for the number of Acquirer Ordinary Shares (rounded down to the nearest whole share), equal to the product of (i) the number of Company Ordinary Shares subject to such Company RSU as of immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (a “Converted RSU”); provided, however, that the number of Acquirer Ordinary Shares covered by each Converted RSU shall be determined in a manner consistent with the requirements of Section 409A and 424(a) of the Code and the applicable regulations promulgated thereunder.

At the Effective Time, Acquirer shall assume all obligations of the Company under the Company Equity Incentive Plan, each outstanding Converted RSU and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Acquirer shall deliver to the holders of Converted RSUs appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted RSUs shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by Section 0 after giving effect to the Merger).

Issuance of the Merger Consideration.

No Issuance of Fractional Shares. No certificates or scrip representing fractional Acquirer Ordinary Shares will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole Acquirer Ordinary Share, such that if a Company Shareholder would be entitled to a number of Acquirer Ordinary Shares that would result in a fractional share of 0.50 or greater, such number of Acquirer Ordinary Shares shall be rounded up to the nearest whole number of Acquirer Ordinary Shares, and if a Company Shareholder would be entitled to a number of Acquirer Ordinary Shares that would result in a fractional share of less than 0.50, such number of Acquirer Ordinary Shares shall be rounded down to the nearest whole number of Parent Ordinary Shares.

Exchange Fund. At least two Business Days prior to the Closing Date (but no earlier than the Reincorporation Merger Effective Time), Acquirer shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (“Continental”) for the benefit of the Company Shareholders, for exchange in accordance with this 0, the number of Acquirer Ordinary Shares sufficient to deliver the Merger Consideration (such Acquirer Ordinary Shares, the “Exchange Fund”). Acquirer shall cause Continental, pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with the Equityholder Allocation Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two Business Days following the Effective Time (but in no event prior to the Effective Time), Acquirer shall cause Continental to deliver to each Company Shareholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Shareholder’s Company Ordinary Shares for such Company Shareholder’s applicable portion of the Merger Consideration from the Exchange Fund (a “Letter of Transmittal”), and promptly following receipt of a Company Shareholder’s properly executed Letter of Transmittal, deliver such Company Shareholder’s applicable portion of the Merger Consideration to such Company Shareholder.

Adjustments. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Acquirer Ordinary Shares occurring prior to the date that any portion of the Merger Consideration is issued.

Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration that remains undistributed to the Company Shareholders for one year after the Effective Time shall be delivered to Acquirer, upon demand, and any Company Shareholders who have not theretofore complied with this Section 0 shall thereafter look only to Acquirer for their portion of the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Shareholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Acquirer free and clear of any claims or interest of any person previously entitled thereto.

Closing Calculations. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Available Liquidity, Company Future Converted Loan Value, Company Equity Financing Value, Company Closing Cash, and Company Closing Indebtedness, and the resulting Company Net Value and the Merger Consideration based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of Company and its Subsidiaries, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivery of the Estimated Closing Statement to Parent, if requested by Parent, the Company will meet with Parent to review and discuss the Estimated Closing Statement and the Company will consider in good faith Parent’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved in writing by the Company and Parent both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with GAAP and otherwise in accordance with this Agreement. As between the Parties, Parent shall be entitled to rely conclusively on the information set forth in the Equityholder Allocation Schedule.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent that:

Corporate Existence and Power.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

Each of the Company’s Subsidiaries (the Company and its Subsidiaries, collectively, the “Company Group”) is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of its incorporation or organization, as applicable.

Each member of the Company Group has all requisite power and authority, corporate or otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Organizational Documents of the Company Group, in each case as amended to the date hereof. Neither the Company nor any Subsidiary has taken any action in material violation or derogation of its Organizational Documents.

Authorization.

The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Acquisition Merger, subject to receipt of the Company Shareholder Approval. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Acquisition Merger, the receipt of the Company Shareholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Ancillary Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Acquisition Merger and the Cayman Plan of Acquisition Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Shareholders; (iii) directed that the adoption of this Agreement be submitted to the Company Shareholders for consideration and recommended that all of the Company Shareholders vote in favor of a resolution to approve and adopt this Agreement and the Cayman Plan of Acquisition Merger. A special resolution passed by the affirmative vote of Company Shareholders holding at least two-thirds (2/3) (on an as-converted basis) of the issued and outstanding shares of Company Ordinary Shares who are present in person or by proxy at such meeting and voting thereon, is required to approve this Agreement, the Acquisition Merger and the transactions contemplated hereby (the “Company Shareholder Approval”). The Company Shareholder Approval is the only vote or consent of any of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Acquisition Merger and the consummation of the other transactions contemplated hereby.

Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority other than the filing (i) of the Cayman Plan of Reincorporation Merger and Cayman Plan of Acquisition Merger, (ii) of the memorandum and articles of association of the Surviving Corporation, (iii) in respect of the change of name of the Surviving Corporation and (iv) in respect of the change of directors and officers of the Surviving Corporation pursuant to Section 0 with the Cayman Registrar in the Cayman Islands pursuant to the Cayman Companies Act, except for SEC or Nasdaq approval required to consummate the transactions contemplated hereunder.

Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Group’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group or to any of its respective properties, rights or assets, except as set forth in Schedule 0 of this Agreement, (c) except for the Contracts listed on Schedule 0 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract binding upon the Company Group or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the Organizational Documents of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing, except in the case of clauses (c) – (e) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Capitalization.

The authorized share capital of the Company consists of 500,000,000 Company Ordinary Shares, $0.0001 par value per share. As of the date of this Agreement, (i) there are (A) 1,152,055 Company Ordinary Shares issued and outstanding and (ii) no other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding Company Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Charter. No Company Ordinary Share is subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the Cayman Companies Act, the Company Charter or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 0 in the amounts set forth opposite their respective names; and all such shares are comprised of Company Ordinary Shares.

Except for the Company RSUs, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company Group is or may become obligated to issue or sell any of its shares of Company Capital Stock or other securities, (ii) outstanding obligations of the Company Group to repurchase, redeem or otherwise acquire outstanding capital stock of the Company Group or any securities convertible into or exchangeable for any shares of capital stock of the Company Group, (iii) treasury shares of capital stock of the Company Group, (iv) bonds, debentures, notes or other Indebtedness of the Company Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company Group may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company Group (including pursuant to any provision of Law, the Company Group’s Organizational Documents or any Contract to which the Company Group is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company Group (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company Group.

The Company has never granted or issued any Company Options.

Each Company RSU (i) was granted in compliance in all material respects with (A) all applicable Laws and (B) to the extent granted pursuant to the Equity Incentive Plan, all of the terms and conditions of the Equity Incentive Plan and (ii) has a grant date not before the date on which the Board of Directors of the Company or compensation committee actually awarded such Company RSU.

Subsidiaries. Schedule 0 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Except as set forth on Schedule 5.6, all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws and such Subsidiary’s Organizational Documents in force at the relevant time, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s organizational documents). Except as otherwise provided in Schedule 5.6, the Company either directly or indirectly wholly owns each Subsidiary.

Corporate Records. The corporate minute books, registers, accounts, ledgers, records and supporting documents of the Company Group are up to date and contain complete and accurate records in all material respects of all matters since January 1, 2020, which were required to be dealt with in such documents pursuant to the relevant applicable Law, the Organizational Documents of the Company Group and made available to Parent.

Consents . The Contracts listed on Schedule 0 are the only Contracts requiring a consent, approval, authorization,\ order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

Financial Statements.

The Company has delivered to Parent the audited consolidated balance sheets of the Company as of each of December 31, 2022 and December 31, 2023, and the respective related statements of operations, changes in shareholders’ equity and cash flows for the fiscal years then ended, including the notes thereto (collectively, the “Annual Financial Statements”). The Annual Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved. The Annual Financial Statements fairly present, in all material respects, the financial position and results of operations of the Company as of the dates and for the periods indicated in such Annual Financial Statements, in accordance with U.S. GAAP, and are derived from the books and records of the Company. Since December 31, 2023 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

The Annual Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such Annual Financial Statements in conformity with U.S. GAAP and have been audited in accordance with PCAOB accounting standards by a PCAOB qualified auditor.

Except: (i) as specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) for liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby; and (v) for liabilities set forth on Schedule 0, the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

Except as reflected on the Balance Sheet or set forth on Schedule 0, the Company Group does not have any Indebtedness.

Internal Accounting Controls. The Company Group has established a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including policies and procedures sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company Group’s historical practices and to maintain asset accountability; and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company Group has conducted its Business in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company Group; and (c) the Company Group has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Acquisition Merger, would require the consent of Parent pursuant to Section 0 and for which Parent has not given such consent.

Properties; Title to the Company Group’s Assets.

All items of Tangible Personal Property that are material to the Business are in good operating condition and repair in all necessary respects and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained in all material respects and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto so as not to constitute a Material Adverse Effect.

The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet, other than any such tangible assets which have been disposed of since the Balance Sheet Date in the ordinary course of business. Except as set forth on Schedule 0, no such tangible asset is subject to any Lien other than Permitted Liens. The Company Group’s assets constitute all of the rights, properties, and tangible assets of any kind or description whatsoever necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

Litigation.

There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company Group, any of the officers or directors of the Company Group, the Business, any of the Company Group’s rights, properties or assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement. There are no outstanding judgments against the Company Group or any of its rights, properties or assets. The Company Group or any of its rights, properties or assets is not, nor has been since January 1, 2022.

There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company Group, any of the officers or directors of the Company Group which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement.

Contracts.

Schedule 0 sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $1,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

all sales, advertising, agency, sales promotion, market research, marketing or similar Contracts;

each Contract with any current employee of the Company Group (A) which has continuing obligations for payment of an annual compensation of at least $250,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) providing for severance or post-termination payments or benefits to such employee (other than COBRA obligations or similar requirements under applicable local Law); or (C) providing for a payment or benefit in excess of $250,000 upon the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which a member of the Company Group is a party;

all Contracts relating to any acquisitions or dispositions of assets of value in excess of $500,000 by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

all material IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder;

all Contracts limiting the freedom of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

all Contracts relating to property or assets (whether real or personal, tangible or intangible), other than IP Contracts or Standard Contracts, in which the Company Group holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $250,000 per year;

all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) in the aggregate that are valued at $1,000,000 or greater;

all Contracts relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational or constitutive documents of the Company Group);

all Contracts not cancellable by the Company Group with no more than ninety (90) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $300,000 per the terms of such contract;

all research and development contracts with annual payments in excess of $300,000;

all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

all collective bargaining agreements or other agreement with a labor union, labor organization or works council.

Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company Group and, to the Company’s Knowledge, each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

The Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

Licenses and Permits. Schedule 5.15 sets forth a true, complete and correct list of each material license, franchise, permit, order or approval or other similar material authorization required under applicable Law to carry out or conduct the Business as currently conducted, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will be terminated or materially impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. The Company Group has all Permits necessary to operate the Business, and each of the Permits is in full force and effect. The Company Group is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement) reasonably exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company Group has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company Group involving any Permit and that is reasonably likely to give rise to a Material Adverse Effect.

Compliance with Laws.

Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, is in violation in any material respect of, and, since January 1, 2022, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders applicable to the Company Group and the Business. Since January 1, 2022, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or be likely to result in a violation by the Company Group of, or failure on the part of the Company Group to comply with, or any material liability suffered or incurred by the Company Group in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its Business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company Group. Since January 1, 2022, the Company Group has not been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority against any member of the Company Group.

Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Intellectual Property and Privacy.

The Company Group is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens). The Company is the exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens (except for Permitted Liens). The Company Group has a valid right to use the Company Licensed IP.

Schedule 0 sets forth a true, correct and complete list of all (i) Registered IP; (ii) Domain Names constituting Company Owned IP; and (iii) all social media handles constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details; (B) the owner and nature of the ownership; (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed; and (D) any liens or security interests that apply.

To the Knowledge of the Company, all Registered Owned IP that constitute issued Patents are valid and enforceable. All Registered Exclusively Licensed IP that constitute issued Patents are subsisting and, to the Knowledge of the Company, valid and enforceable. No Registered Owned IP, and to the Knowledge of the Company no Registered Exclusively Licensed IP, that is a patent or patent application is or has been involved in any interference, opposition, reissue, reexamination or revocation proceeding, and to the Knowledge of the Company, no such proceeding has been threatened in writing with respect thereto. In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and to the Knowledge of the Company all Registered Exclusively Licensed IP, have been paid and all recordations in connection with any assignments of patents that are Registered Owned IP have been filed with the authorities in the United States or foreign jurisdictions as necessary to perfect the Company Group’s ownership thereof.

In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group alleging any infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending against the Company Group that include a claim against the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, in the past three (3) years no third Person has infringed, misappropriated, or otherwise violated any material Company Owned IP.

Except as disclosed on Schedule 0, in the past three (3) years the Company Group has not filed, served, or threatened a third Person with any claims alleging any infringement, misappropriation, or other violation of any Company IP. There are no Actions pending by the Company that include a claim against a third Person by the Company alleging infringement or misappropriation of Company IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any Company Owned IP by the Company Group.

Except as disclosed on Schedule 0, each employee or independent contractor who has contributed to or participated in the creation or development of any Registered Owned IP on behalf of the Company Group has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company Group; and (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement.

No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Registered Owned IP or to the Knowledge of the Company any item of Company Exclusively Licensed IP, in each case that has resulted in material commercial rights in such Intellectual Property being granted to the source of such funding or facility. The Company is not and has never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, project, or similar organization (a “Standards Organization”) that has resulted in material commercial rights in such Intellectual Property being granted to such Standards Organization or members thereof.

None of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any material item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing (including with respect to fees, royalties, or payments that the Company would otherwise be required to pay had the Transactions not occurred) or (ii) result in the granting by Company to any third party of any rights in any material Company Owned IP. To the Knowledge of the Company, the Company owns or has valid licenses or other rights to use all material Intellectual Property that is necessary to conduct its business as currently operated.

Schedule 0 contains a list of all material IP Contracts. Except under the agreements listed on Schedule 0, the Company Group is not obligated under any Contract to make any royalty payments to any owner or licensor of, or other claimant to, any applicable Intellectual Property for use thereof. The consummation of the Merger will neither violate nor result in the breach, modification, cancellation, termination, or suspension of, or acceleration of any payments with respect to, any Company IP Contract.

The Company Group has exercised reasonable efforts to maintain and protect the secrecy and confidentiality of all material Trade Secrets and all other material Confidential Information that is Company Owned IP. No Company Owned IP is subject to any technology escrow arrangement or obligation pursuant to a Contract.

The Company Group has taken commercially reasonable steps to scan for or otherwise prevent the introduction of viruses, worms, Trojan horses or other malicious contaminants into material Software that constitutes Company Owned IP.

In connection with its Processing of any Personal Information, the Company Group is in material compliance with all (1) contractual commitments that the Company Group has entered into, or by which it is otherwise bound with respect to privacy and/or data security; (2) all applicable Data Protection Laws; (3) the terms of all published privacy notices and consents governing the collection of Personal Information by the Company Group (collectively “Data Privacy Obligations”). To the Knowledge of the Company, there are no written complaints or audits, proceedings, investigations or claims pending against the Company Group by any Authority, or by any Person, in respect of Processing of Personal Information by or on behalf of the Company Group. No Person has accused the company Group of violating any Data Privacy Obligations.

The Company Group has implemented and maintains a comprehensive information security program that (i) enforces commercially reasonable physical, technical, organizational and administrative security measures and policies to protect all Business Data Processed or maintained by the Company Group from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse consistent with all Data Privacy Obligations and applicable industry standards, (ii) is reflected in policies and procedures consistent with all Data Privacy Obligations and applicable industry standards, and (iii) maintains incident response and notification procedures in compliance with applicable Data Privacy Obligations in the case of any breach of security compromising Personal Information. Since January 1, 2020, the Company Group has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Business Data maintained by or on behalf of the Company Group (including by any agent, subcontractor or vendor of the Company Group) for which the Company Group would be required to provide notice to any Authority, data subject, or any other Person.

To the Knowledge of the Company, the Company Group is not subject to any Data Privacy Obligations, including based on the transactions contemplated under this Agreement, that would prohibit the retention or use of any Personal Information or other material Business Data after the Closing Date, in the manner in which the Company Group has used such Personal Information and other applicable Business Data prior to the Closing Date.

The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain) in material compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business (the “Company Information Systems”). There has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime, failure, or unavailability of the Company Information Systems that resulted in a material disruption or impact to the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business.

Employees; Employment Matters.

The Company has made available to Parent or its counsel a true, correct and complete list of the employees of the Company as of the date hereof, setting forth the employee location, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2022 and 2023, if applicable, hire date, exempt or non-exempt status under applicable laws, accrued paid time off or vacation, and leave status.

The Company has made available to Parent or its counsel a true, correct and complete list of each of the independent contractors or consultants of the Company as of the date hereof, setting forth the name, principal location, engagement or start date, compensation structure, average monthly hours worked (if known), and nature of services provided.

The Company Group is not a party to any collective bargaining agreement or similar labor agreement with respect to any employees of the Company, and, since January 1, 2022, to the Knowledge of the Company, there has been no proceeding by a labor union, labor organization, employee representative, or group of employees seeking to organize or represent any employees of the Company Group. There is no labor strike, slowdown or work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company Group, and, since January 1, 2022, the Company Group has not experienced any strike, slowdown, work stoppage or lockout by or with respect to its employees. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened, before any applicable Authority relating to employees of the Company.

There are no pending or, to the Knowledge of the Company, threatened Actions against the Company Group under any worker’s compensation policy or long-term disability policy.

Since January 1, 2022, the Company Group has been in compliance with notice and other requirements under the Workers’ Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local or applicable foreign statute, rule or regulation relating to plant closings and layoffs (collectively, the “WARN Act”). Since January 1, 2022, the Company has not implemented any “mass layoff” or “plant closing” or engaged in any other layoffs or employee reductions that resulted in obligations under the WARN Act. There is no ongoing or contemplated location closing, employee layoff, or relocation activities that would trigger notice or any other requirements under the WARN Act.

The Company Group is, and for the past six (6) years has been, in compliance in all material respects with all applicable Laws relating to employment or the engagement of labor, including but not limited to all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, discrimination, harassment (including, but not limited to sexual harassment), retaliation, immigration, verification of identity and employment authorization of individuals employed in the United States, leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, COVID-19, workers’ compensation, pay equity, restrictive covenants, whistleblower rights, child labor, classification of employees and independent contractors, meal and rest breaks, and reimbursement of business expenses. Each individual currently engaged by the Company as an independent contractor or consultant is, and for the past three (3) years has been, correctly classified by the Company as an independent contractor, and the Company has not received any notice from any Authority or Person disputing such classification. Each of the employees of the Company classified by the Company as “exempt” is, and for the past three (3) years has been, correctly classified by the Company as “exempt” under applicable Law.

For the past three (3) years, the Company has complied with all laws relating to the verification of identity and employment authorization of individuals employed in the United States. No audit or investigation by any Authority is currently being conducted, is pending or is threatened to be conducted, in respect to any workers employed by any member of the Company Group. Schedule 0 discloses each individual who is employed by the Company pursuant to a visa or other work permit or authorization and the expiration date of such visa or other work permit or authorization.

To the Knowledge of the Company, no Key Employee is a party to or bound by any enforceable confidentiality agreement, non-competition agreement or other restrictive covenant (with any Person) that would materially interfere with: (i) the performance by such Key Employee of his or her duties or responsibilities as an officer or employee of the Company Group or (ii) the Company Group’s business or operations. Except as set forth on Schedule 5.18(h), no Key Employee has given written notice of his or her intent to terminate his or her employment with the Company Group, nor has the Company Group provided notice of its present intention to terminate the employment of any of the foregoing.

Since January 1, 2022, the Company Group is not and has not been engaged in or, to the Knowledge of the Company, threatened with, any claim with respect to payment of wages, salary or overtime pay or violation of any other federal state, or local labor or employment Laws with respect to any current or former employee, independent contractor, or other service provider.

Since January 1, 2022, the Company Group has not received notice of any claim or litigation relating to an allegation of discrimination, retaliation, harassment (including sexual harassment), or sexual misconduct; nor is there any outstanding obligation for the Company Group under any settlement relating to such matters and to the Knowledge of the Company, no such claim or litigation has been threatened. Since January 1, 2022, the Company has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence claims or complaints reported to the Company relating to current and/or former employees of the Company or third-parties who interacted with current and/or former employees of the Company. With respect to each such claim or complaint found to have potential merit, the Company has taken reasonable corrective action. Further, to the Knowledge of the Company, since January 1, 2022, no allegations of sexual harassment have been made against any individual in his or her capacity as director or an employee of the Company.

As of the date hereof and since January 1, 2022, there have been no material audits of the Company Group by any Authority, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company Group, nor have there been any related charges, fines, or penalties, and the Company Group has been in compliance in all material respects with OSHA.

Withholding. Except as disclosed on Schedule 0, all reasonably anticipated obligations of the Company Group with respect to employees of the Company Group (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, or by contract, for salaries, bonuses and vacation pay/paid time off to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or accrued on the Required Financial Statements prior to the Closing Date.

Employee Benefits.

Schedule 0 sets forth a correct and complete list of all Plans and indicates which Plans are PEO Sponsored Plans. With respect to each Plan that is not a PEO Sponsored Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Plan and (vi) the three (3) most recent written results of all required compliance testing.

No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption.

There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

Each Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Annual Financial Statements.

None of the Plans, and with respect to each PEO Sponsored Plan, with respect to employees, provide retiree health or life insurance benefits, except as may be required by COBRA. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in COBRA with respect to any Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, to which such continuation coverage requirements apply.

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with, Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder.

Each Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act and no circumstances of noncompliance exist that could result in the imposition of any tax, penalty or fine thereunder.

All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Real Property.

Except as set forth on Schedule 0, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company Group leases any real property or right in any Real Property. The Company Group has provided to Parent accurate and complete copies of all Leases for the main offices in each country that it operates. The Company Group has good, valid and subsisting title to its respective leasehold estates in the research, manufacturing, and office facilities described on Schedule 0, free and clear of all Liens. The Company Group has not materially breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) the Company Group has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a material default or event of default by the Company Group thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company Group has not exercised early termination options, if any, under such Lease. The Company Group holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located or other Permitted Liens. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. Each Lease leases all useable square footage of the premises located at each leased Real Property. To the Knowledge of the Company, the Company Group does not owe any brokerage commission with respect to any Real Property.

Tax Matters. Except as set forth on Schedule 0,

Each member of the Company Group (i) has filed (or caused to be filed) all income and other material Tax Returns which were required to have been filed by it under applicable Law, and all such Tax Returns are true, correct and complete in all material respects, and (ii) has paid all material Taxes (whether or not shown on such Tax Returns) which have become due and payable by it under applicable Law.

There is no Action that is ongoing or proposed in writing to any member of the Company Group by a Taxing Authority with respect to a material amount of Taxes of any member of the Company Group. No statute of limitations in respect of the assessment or collection of any Taxes of any member of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect.

Each member of the Company Group has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to have been withheld or collected by it in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

No member of the Company Group has requested any private letter ruling from the IRS (or any comparable ruling from any other Taxing Authority).

There are no Liens (other than Permitted Liens) for a material amount of Taxes upon any of the assets of any member of the Company Group.

No member of the Company Group has received any written claim from a Taxing Authority in a jurisdiction where it has not paid any Tax or filed Tax Returns asserting that it is or may be subject to Tax in such jurisdiction, which claim has not been resolved, and no member of the Company Group has a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.

No member of the Company Group is a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a Contract (i) of which only members of the Company Group are parties or (ii) that was entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

The Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

No member of the Company Group has any material liability for the Taxes of any other Person (other than any member of the Company Group): (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (ii) as a transferee or successor or (iii) otherwise by operation of applicable Law (other than liabilities in respect of any Contract entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

No member of the Company Group has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, the determination of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting prior to the Closing; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing; (iii) any installment sale or open sale transaction disposition made prior to the Closing; or (iv) any prepaid amount received prior to the Closing outside the ordinary course of business.

No member of the Company Group has, in any year for which the applicable statute of limitations remains open, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

The Company currently conducts a business. Such business is the Company’s “historic business” within the meaning of Treasury Regulation Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent the Surviving Corporation from continuing the “historic business” of the Company or from using a “significant portion” of the Company’s “historic business assets” in a business following the Acquisition Merger, as such terms are used in Treasury Regulation Section 1.368-1(d).

The Company is not an “investment company” as such term is used in Section 368(a)(2)(F) of the Code.

To the Knowledge of the Company, there are no facts, circumstances or plans, and no member of the Company Group has taken or agreed to take any action, in each case not contemplated by this Agreement or any Ancillary Agreement, that, either alone or in combination, would reasonably be expected to prevent the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment.

The Company is properly treated as an association taxable as a corporation for U.S. federal income Tax purposes.

Environmental Laws. The Company Group has complied and is in compliance with all Environmental Laws in all material respects, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Company Group alleging any failure to so comply. The Company Group has not (a) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any written claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (b) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company Group that could give rise to any liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

Finders’ Fees. Except as set forth on Schedule 0, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of its respective Affiliates who might be entitled to any fee or commission from the Company Group, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Directors and Officers. Schedule 0 sets forth a true, correct and complete list of all directors and officers of the Company as of the date hereof.

Anti-Money Laundering Laws.

The Company Group currently is and, since January 1, 2022, has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

The Company Group has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

Insurance. All insurance policies owned or held by and currently insuring the Company Group are set forth on Schedule 0, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company Group or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. The insurance policies to which the Company Group is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company Group is a party or by which the Company Group is bound. Since January 1, 2022, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company Group.

Related Party Transactions. Except as set forth on Schedule 0, as contemplated by this Agreement or as provided in the Annual Financial Statements, no Affiliate of the Company Group, current or former director, manager, officer or employee of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group, (b) owns any asset, property or right, tangible or intangible, which is used by the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company Group since January 1, 2022, in each case in excess of $120,000.

No Trading or Short Position. None of the Company Group or any of its managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including, without limitation, depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Regulatory Permits; Compliance With Healthcare Laws.

   The Company, its Subsidiaries, its Representatives, and the Company Products are in compliance in all material respects with all Healthcare Laws, and the Company and its Subsidiaries holds all Regulatory Permits, if any, which are necessary for the operation of its business currently conducted. All Regulatory Permits are valid and in full force and effect. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit held by the Company or any of its Subsidiaries, if any, and (ii) each third party that is a manufacturer, contractor or agent for the Company or any of its Subsidiaries is in compliance in all material respects with all Regulatory Permits, if any, and all applicable Healthcare Laws insofar as they pertain to the Company Products.

Neither the Company nor any of its Subsidiaries has, nor, to the Company’s knowledge, have any of their Representatives acting on their behalf, received any written notice that the FDA or any other Governmental Entity responsible for oversight or enforcement of any applicable Healthcare Law, or any institutional review board (or similar body responsible for oversight of human subjects research) or institutional animal care and use committee (or similar body responsible for oversight of animal research), has initiated, or threatened to initiate, any Action to restrict or suspend preclinical or nonclinical research on, or clinical study of, any Company Product or in which the Governmental Entity alleges or asserts a failure to comply with any applicable Healthcare Laws.

Neither the Company nor any of its Subsidiaries is a business associate, as such term is defined in 45 C.F.R. § 160.103, as amended. Neither the Company nor any of its Subsidiaries or Representatives is, or in the last five (5) years has been, in material violation of HIPAA. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is, or has been, under investigation by any Governmental Entity for a violation of HIPAA, including receiving any notices from the United States Department of Health and Human Services Office for Civil Rights relating to any such violations.

The Company is, and for the last three (3) years has been, in material compliance with, and each Company Product subject to regulation by the FDA or other similar Governmental Entity, has been researched, developed, tested, manufactured, prepared, assembled, packaged, labeled, stored, handled, advertised, promoted, marketed, distributed, imported, procured, exported, and/or processed, in each case, to the extent such activities are conducted by the Company, in material compliance with all applicable Healthcare Laws.

There are no Actions pending or, to the Company’s knowledge, threatened, with respect to any alleged violation by the Company or any of its Subsidiaries or, to the Company’s knowledge, any of their Representatives acting for or on their behalf, of the United States Federal Food, Drug, and Cosmetic Act (the “FDCA”) or any other applicable Healthcare Law as it relates to the Company or a Company Product, and neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge, any of their Representatives acting on their behalf, is party to or subject to any corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement order or similar Contract with or imposed by any Governmental Entity related to any applicable Healthcare Law that applies to the transactions contemplated by this Agreement or any Ancillary Agreement.

Neither the Company nor any of its Subsidiaries or Representatives has, nor as it relates to the Company or its Subsidiaries or any Company Product, to the Company’s knowledge, has any Person engaged by the Company or any of its Subsidiaries for contract research, consulting or other collaboration services with respect to any Company Product, made any untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity responsible for enforcement or oversight with respect to applicable Healthcare Laws, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Entity including adverse events or other safety information related to Company Products.

All non-clinical, preclinical and clinical investigations conducted or being conducted with respect to all Company Products by or at the direction of the Company or any of its Subsidiaries have been and are being conducted in material compliance with all applicable Law, including all applicable Healthcare Laws, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices. For the past three (3) years, no such trials or investigations conducted by or on behalf of the Company has been subject to any clinical hold or any other proceeding or action requiring or requesting termination, suspension, or material modification of such investigations by the FDA or other Governmental Entity. All data and services the Company generates from its non-clinical, preclinical, and clinical investigations and the data and services the Company provides for purposes of research or development of pharmaceutical, biological, or medical device products are in material compliance with applicable Law, including, as applicable, 21 C.F.R. Part 11 and other laws pertaining to data security and data standards.

None of the Company, its Subsidiaries or any of their directors, officers or employees, and, to the Company’s knowledge, none of the Company’s or its Subsidiaries’ individual independent contractors or other service providers, including clinical trial investigators, coordinators, or monitors, (i) have been or are currently disqualified, excluded or debarred under; (ii) to the Company’s knowledge, are currently subject to an investigation or Action that would reasonably be expected to result in disqualification, exclusion or debarment, the assessment of civil monetary penalties for violation of any health care programs of any Governmental Entity under, or (iii) have been convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility under: applicable Healthcare Laws, including, (A) debarment under 21 U.S.C. Section 335a or any similar Law (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law, or (C) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule. None of the Company, its Subsidiaries or any of their current or former directors, officers or employees, and, to the Company’s knowledge, none of the Company’s or its Subsidiaries’ individual independent contractors or other service providers to the extent acting on behalf of the Company or any of its Subsidiaries have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances.

All material reports, documents, claims, permits, fees, and notices required to be filed, maintained, paid, or furnished to the FDA or any similar foreign Governmental Entity by the Company or any of its Subsidiaries have been so filed, maintained, paid or furnished on a timely basis, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, all such reports, documents, claims, permits, fees and notices were complete and accurate in all material respects on the date submitted (or were corrected or supplemented by a subsequent submission).

Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the time of the Parent Shareholder Meeting or at the effective date of the Registration Statement, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT PARTIES

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC and publicly available in unredacted form no later than the second day prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Parent SEC Documents, but excluding any risk factor disclosures or other similar cautionary or predictive statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 0, 0, 0 or 0, Parent and each of Parent Parties when formed, hereby represent and warrant to the Company that:

Corporate Existence and Power. Parent is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Acquirer, when formed, will be an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub, when formed, will be an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Acquirer and Merger Sub will not hold any material assets or incurred any material liabilities, and will not carry on any business activities other than in connection with the Mergers. Each of the Parent Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Parent has made and, in the case of the Acquirer and Merger Sub, will, upon its formation, make available to Company, prior to the date of this Agreement, complete and accurate copies of the Organizational Documents of the Parent Parties, in each case as amended to the date hereof.

Merger Sub. Merger Sub will be formed solely for the purpose of engaging in the transactions and activities contemplated by this Agreement. Either Acquirer or a wholly owned (direct or indirect) Subsidiary of Acquirer will, upon the formation of Merger Sub, own, beneficially and of record, all of the outstanding shares of Merger Sub.

Corporate Authorization. Each of the Parent Parties has (and in the case of the Acquirer and Merger Sub, upon execution of a joinder to this Agreement, will have) all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Mergers, subject to receipt of the Parent Shareholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party, save for the receipt of the Parent Shareholder Approval. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than the Parent Shareholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Ancillary Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions.

Governmental Authorization. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) any SEC or Nasdaq filings and approval required to consummate the transactions contemplated hereunder, (b) the filing of the BVI Articles of Merger (and any other documents required by the BVI Business Companies Act) with the BVI Registry in connection with the Reincorporation Merger, (c) the filing of the Cayman Plan of Reincorporation Merger and Cayman Plan of Acquisition Merger (and any other documents required by the Cayman Companies Act in connection with the Reincorporation Merger and Acquisition Merger, respectively), and the filing of the Reincorporation Merger Surviving Company Memorandum and Articles and in respect of the change of name of the Reincorporation Merger Surviving Company, in each case, with the Cayman Registrar, and (d) any filing required pursuant to the HSR Act.

Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties, (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Parent Party or to a loss of any material benefit to which a Parent Party is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon a Parent Party or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any Parent Party’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the Organizational Documents of any Parent Party, except for such consent, approval or waiver which shall be obtained (and a copy provided to the Company) prior to the Closing, except in the case of clauses (c) – (e) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Finders’ Fees. Except for the Persons identified on Schedule 0, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Issuance of Shares. The Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such share comprising the Merger Consideration shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of Acquirer. The Merger Consideration shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

Capitalization.

As of the date of this Agreement, Parent is authorized to issue a maximum of 500,000,000 Parent Ordinary Shares, with a par value of US$0.0001 each of a single class, of which 19,366,075 Parent Ordinary Shares (inclusive of Parent Ordinary Shares included in any outstanding Parent Units) are issued and outstanding. As of the date of this Agreement, 14,950,000 Parent Public Warrants (inclusive of Parent Public Warrants included in any outstanding Parent Units) are issued and outstanding. No other shares of Parent or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Business Companies Act, Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. All outstanding Parent Warrants have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Enforceability Exceptions and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Business Companies Act, Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Parent Units, Parent Ordinary Shares, and Parent Warrants have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitutional documents of Parent.

Upon formation, Merger Sub shall have an authorized share capital of US$50,000 divided into 500,000,000 ordinary shares, par value $0.0001 per share (the “Merger Sub Ordinary Share”), of which one (1) Merger Sub Ordinary Share will be issued and outstanding at such time. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Share(s) will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub’s Organizational Documents or any contract to which Merger Sub will be a party or by which Merger Sub will be bound. Except as will be set forth in Merger Sub’s Organizational Documents, there will be no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Share(s) or any share capital or equity of Merger Sub. There will be no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Upon formation, Acquirer shall have an authorized share capital of US$50,000 divided into 500,000,000 Acquirer Ordinary Shares, of which one (1) Acquirer Ordinary Share will be issued and outstanding at such time. No other shares or other voting securities of Acquirer will be issued, reserved for issuance or outstanding. All issued and outstanding Acquirer Ordinary Shares will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Acquirer’s Organizational Documents or any contract to which Acquirer will be a party or by which Acquirer will be bound. Except as will be set forth in Acquirer’s Organizational Documents, there will be no outstanding contractual obligations of Acquirer to repurchase, redeem or otherwise acquire any Acquirer Ordinary Shares or any capital equity of Acquirer. There will be no outstanding contractual obligations of Acquirer to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Shareholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

Trust Fund. As of August 28, 2024, Parent has at least $160,166,724.15 in the trust fund established by Parent for the benefit of its public shareholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of July 24, 2023, between Parent and the Trustee (as amended, the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than public shareholders of Parent holding Parent Ordinary Shares sold in Parent’s IPO who shall have elected to redeem their Ordinary Shares pursuant to the Parent Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Articles. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Parent has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time and subject to the approval by Parent and the holders of Parent Ordinary Shares, (i) the obligations of Parent to dissolve or liquidate pursuant to the Parent Articles shall terminate, and (ii) Parent shall have no obligation whatsoever pursuant to the Parent Articles to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement. Following the Effective Time, no shareholder of Parent (other than the underwriters of the IPO or Authority for Taxes) shall be entitled to receive any amount from the Trust Account except to the extent a Parent’s public shareholder shall have elected to tender its Parent Ordinary Shares for redemption pursuant to the Parent Articles (or in connection with an extension of Parent’s deadline to consummate a “Business Combination” as such term is defined in the Parent Articles).

Listing. The Parent Ordinary Shares, Parent Units, and Parent Warrants are listed on Nasdaq, with trading tickers “KVAC,” “KVACU” and “KVACW.”

Board Approval.

Parent’s Board of Directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of Parent and its shareholders, (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the Parent Articles and (iv) recommended to the Parent’s shareholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”). Such resolutions have not been modified or rescinded by Parent’s Board of Directors.

Each of the Board of Directors of Acquirer and of Merger Sub will, on or shortly after the date of each such company’s formation, unanimously (i) declare the advisability of the transactions contemplated by this Agreement and (ii) determine that the transactions contemplated hereby are in the best interests of its sole shareholder. Once adopted, such resolutions will not be modified or rescinded by the respective Acquirer’s Board of Directors and Merger Sub’s Board of Directors.

Parent SEC Documents and Financial Statements.

Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since July 24, 2023 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use reasonable best efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 0) filed by Parent with the SEC since July 24, 2023 (the forms, reports, registration statements and other documents referred to in clauses (i) through (v) above, whether or not available through EDGAR, collectively, as they have been amended, revised or superseded by a later filing, the “Parent SEC Documents”).

Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

As used in this Section 0, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC in accordance with applicable SEC rules.

Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with U.S. GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Since its IPO, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister Parent Ordinary Shares or prohibit or terminate the listing of Parent Ordinary Shares on Nasdaq or prohibit the transfer of the listing to Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Ordinary Shares under the Exchange Act.

The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. Except as disclosed in the Parent SEC Documents, the Parent Financial Statements (i) are complete and accurate and fairly present, in conformity with U.S. GAAP under the standards of the PCAOB applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with U.S. GAAP under the standards of the PCAOB applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

Except (i) as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements or disclosed in Parent SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business since Parent’s incorporation and (iii) liabilities that would not reasonably be expected to have a Material Adverse Effect in respect of Parent Parties, there are no liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Parent.

Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with U.S. GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

Since its incorporation, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent to Parent’s Knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Parent to Parent’s Knowledge or (iii) Fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

Certain Business Practices. Neither Parent nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act of 1977 or (d) made any other unlawful payment. Neither Parent nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of Parent or any of its Subsidiaries, on the other hand.

Compliance with Laws.

No Parent Party nor, to the Knowledge of Parent, any Representative or other Person acting on behalf of a Parent Party, is in violation in any material respect of, and, to the Knowledge of Parent, since the IPO, no such Person has failed to be in compliance in all material respects with, all material Laws and Orders. Since the IPO, (i) to the Knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or be likely to result in a violation by any Parent Party of, or failure on the part of the Parent Party to comply with, or any material liability suffered or incurred by any Parent Party in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of Parent, threatened, alleging any such violation or noncompliance by a Parent Party. Since the IPO, the Parent Parties have not been threatened in writing or, to Parent’s Knowledge, orally to be charged with, or given written or, to Parent’s Knowledge, oral notice of any material violation of any Law or any judgment, order or decree entered by any Authority.

Neither of the Parent Parties nor, to the Knowledge of Parent, any Representative or other Person acting on behalf of the Parent Parties is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Absence of Certain Changes. From the date of the latest balance sheet included in the Parent Financial Statements until the date of this Agreement, (a) the Parent Parties have conducted their respective businesses in the ordinary course and in a manner consistent with past practices; and (b) there has not been any Material Adverse Effect in respect of Parent Parties.

Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

Tax Matters.

Each Parent Party (i) has filed (or caused to be filed) all income and other material Tax Returns which were required to have been filed by it under applicable Law, and all such Tax Returns are true, correct and complete in all material respects, and (ii) has paid all material Taxes (whether or not shown on such Tax Returns) which have become due and payable by it under applicable Law.

There is no Action that is ongoing or proposed in writing to any Parent Party by a Taxing Authority with respect to a material amount of Taxes of any Parent Party. No statute of limitations in respect of the assessment or collection of any Taxes of any Parent Party for which a Lien may be imposed on any assets of any Parent Party has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect.

Each Parent Party has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to have been withheld or collected by it in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

No Parent Party has requested any private letter ruling from the IRS (or any comparable ruling from any other Taxing Authority).

There are no Liens (other than Permitted Liens) for a material amount of Taxes upon any of the assets of any Parent Party.

No Parent Party has received any written claim from a Taxing Authority in a jurisdiction where it has not paid any Tax or filed Tax Returns asserting that it is or may be subject to Tax in such jurisdiction, which claim has not been resolved, and no Parent Party has a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized or incorporated.

No Parent Party is a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a Contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent). No Parent Party has any material liability for the Taxes of any other Person (other than any other Parent Party): (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law (other than liabilities in respect of any Contract entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

No Parent Party has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

No Parent Party will be required to include any material item of income in, or exclude any material item of deduction, from the determination of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-US. income Tax Law) by reason of a change in method of accounting prior to the Closing; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law) executed prior to the Closing; (iii) any installment sale or open sale transaction disposition made prior to the Closing; or (iv) any prepaid amount received prior to the Closing outside the ordinary course of business.

No Parent Party has, in any year for which the applicable statute of limitations remains open, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Merger Sub will be formed solely to effect the Acquisition Merger. From its formation until the Closing, Merger Sub at all times will be a wholly-owned, first-tier subsidiary of Acquirer.

No Parent Party has any present plan or intention to sell or otherwise dispose of any material assets of the Company acquired in the Acquisition Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations promulgated thereunder.

No Parent Party has a present plan or intention to (i) to discontinue or cause the discontinuation of every significant “historic business” line (within the meaning of Treasury Regulation Section 1.368-1(d)(2)) of the Company and (ii) to discontinue the use or cause the discontinuation of the use of a significant portion of the Company’s “historic business assets” (within the meaning of Treasury Regulation Section 1.368-1(d)(3)) in a business.

Each of the Parent Parties is properly treated as an association taxable as a corporation for U.S. federal income Tax purposes.

To the Knowledge of each Parent Party, there are no facts, circumstances or plans, and no Parent Party has taken or agreed to take any action, in each case not contemplated by this Agreement or any Ancillary Agreement, that, either alone or in combination, would reasonably be expected to prevent the Reincorporation Merger from qualifying for the Reincorporation Intended Tax Treatment or the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment.

Employees; Benefit Plans. Except as set forth on Schedule 6.22, Parent does not have and has never had any employees. Parent has no unsatisfied material liability with respect to any employee. Parent has never and does not currently maintain, sponsor, contribute to or have any direct or indirect liability under any Plan, and neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will: (a) result in or trigger any payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of Parent; or (b) result in the acceleration of the time of payment or vesting of any such employee benefits. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s) give rise to any amount that would not be deductible by Parent by reason of Section 280G of the Code with respect to any amount paid or payable under a Plan or any other arrangement entered into by Parent or its Affiliates prior to the Closing Date.

COVENANTS OF THE PARTIES PENDING CLOSING

Conduct of the Business.

The Company covenants and agrees that, except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 0, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company Group shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 0 or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without Parent’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company shall nor shall the Company permit any of its Subsidiaries to:

amend, modify or supplement its certificate of incorporation, memorandum and articles of association, or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

other than in the ordinary course of business, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material way or relinquish any material right under, any Material Contract;

other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company of more than $1,500,000 individually;

make any capital expenditures in excess of $1,000,000 (individually or in the aggregate);

sell, lease, license, or otherwise dispose of any of the Company’s material assets (other than Intellectual Property), except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(i) other than in the ordinary course of business, sell, lease, license or otherwise dispose of any Company Owned IP;

(A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any shareholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Ancillary Agreement, amend any material term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

modify the Company’s currently existing capitalization table other than (1) grants of any new Company Options or Company RSUs or (2) pursuant to a Plan as in existence as of the date hereof;

subject to Section 0 (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit in excess of an aggregate principal amount of $5,000,000 or such lesser amount if the aggregate principal amount of such new Indebtedness together with the aggregate principal amount all other Indebtedness of the Company would exceed $5,000,000 other than intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

suffer or incur any new Lien, except for Permitted Liens, on the Company’s assets;

delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company, or write off or make reserves against the same (other than in the ordinary course of business consistent with past practice);

merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

terminate or allow to lapse any insurance policy protecting any of the Company’s material assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

institute, settle or agree to settle any Action before any Authority, in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes material injunctive or other material non-monetary relief on such party;

except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down in any material respect the value of its assets;

change its principal place of business or, except as contemplated herein, jurisdiction of organization;

(A) issue, redeem or repurchase any shares of Company Capital Stock or other securities of the Company, or any securities exchangeable for or convertible into any shares of Company Capital Stock or other securities of the Company, or (B) enter into any agreement with any Person with respect to the sale or issuance of any Company Capital Stock or other securities of the Company or any securities exchangeable for or convertible into any shares of Company Capital Stock or other securities of the Company, except in each case, in connection with the (1) exercise of rights under the terms of any of the Company Future Convertible Loans or Company RSUs, or (2) any Company equity financing of up to $50,000,000 in the aggregate;

(A) make, change or revoke any material Tax election; (B) compromise any material claim, notice, audit report or assessment in respect of Taxes; (C) enter into any Tax allocation, Tax sharing or Tax indemnity Contract (other than a Contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (D) surrender or forfeit any right to claim a material Tax refund; or (E) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Acquisition Intended Tax Treatment;

enter into any material transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

other than as required by Law or by a Plan, (A) materially increase the compensation or benefits of any employee of the Company at the level of manager or above, except for annual compensation increases in the ordinary course of business consistent with past practices, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof), (D) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; or (F) adopt any severance or retention Plan or policy;

fail to duly observe and conform to any applicable Laws and Orders; or

agree or commit to do any of the foregoing.

Each Parent Party covenants and agrees that, except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 0, during the Interim Period, Parent shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Ancillary Agreements, or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the Company’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), no Parent Party shall:

amend, modify or supplement the Parent Articles or the Trust Agreement except as contemplated hereby or to extend the time Parent has to complete a business combination (including, in connection therewith, to amend the amount of any extension fee to be paid to the Trust Account in the future), or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material way or relinquish any material right under, any material contract, agreement, lease, license or other right or asset of Parent, as applicable;

modify, amend or enter into any contract, agreement, lease, license or commitment, that extends for a term of one year or more or obligates the payment by of more than $150,000 (individually or in the aggregate);

make any capital expenditures;

except for redemption by Parent of Parent Ordinary Shares and Parent Units held by its public shareholders pursuant to the Parent Articles, (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any shareholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Ancillary Agreement, amend any material term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness from and after the date of this Agreement including drawings under lines of credit in excess of an aggregate principal amount of $1,500,000, provided that any such Indebtedness shall provide that any amounts due thereunder, including principal and interest, shall be repaid solely by the issuance of capital stock, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

institute, settle or agree to settle any Action before any Authority, in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes material injunctive or other material non-monetary relief on such party;

except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down in any material respect the value of its assets;

except as contemplated herein, change its jurisdiction of organization;

issue, redeem or repurchase any capital stock, shares, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock, shares or other securities, other than any redemption by Parent of Parent Ordinary Shares and Parent Units held by its public shareholders pursuant to the Parent Articles or as otherwise contemplated herein or in any Ancillary Agreement, or in connection with any PIPE Investment;

(A) make, change or revoke any material Tax election; (B) compromise any material claim, notice, audit report or assessment in respect of Taxes; (C) enter into any Tax allocation, Tax sharing or Tax indemnity Contract (other than a Contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (D) surrender or forfeit any right to claim a material Tax refund, or (E) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Reincorporation Intended Tax Treatment or the Acquisition Intended Tax Treatment;

except as contemplated herein, enter into any material transaction with any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

hire or offer to hire any additional employees, or engage or offer to engage any consultant, independent contractor, or service provider (except for such employees, independent contractors, or service providers who will exclusively perform services for the Parent before and after the Closing);

fail to duly observe and conform to any applicable Laws and Orders;

except in connection with the PIPE Investment or as otherwise contemplated herein or in any Ancillary Agreement, issue any shares, execute agreement with equity investors or otherwise seek additional financing from potential equity or equity-linked investors;

engage in any activities or business, other than activities or business (i) currently conducted by Parent of the date of this Agreement (ii) in connection with or incident or related to Parent’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by the Parent SEC Documents, (iii) contemplated by, or incident or related to, this Agreement or the other Ancillary Agreements, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated by this Agreement or (iv) that are (A) administrative or ministerial and (B) immaterial in nature; or

agree or commit to do any of the foregoing.

Notwithstanding the foregoing, the Company and Parent, and its Subsidiaries, shall be permitted to take any and all actions required to comply in all material respects with any applicable COVID-19 Measures or any changes thereto.

Nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Outside Closing Date, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Outside Closing Date. Prior to the Outside Closing Date, each of the Company, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Acquirer Nasdaq Listing. From the date of this Agreement through the Closing, Acquirer shall apply for, and shall use reasonable best efforts to cause, Acquirer Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq or Alternate Exchange and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Closing Date.

No trading in Parent Ordinary Shares. The Company acknowledges and agrees that each of the Company and its Subsidiaries is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Parent (except with the prior written consent of Parent), take any other action with respect to Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Exclusivity.

During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing; provided, however, that the act of informing Persons of the provisions of this Section 0, or of the existence of this Agreement, will not be deemed to “encourage,” “solicit,” “initiate,” “engage” or “participate” for purposes of, or otherwise constitute a violation of this Section 0. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent, or Parent’s Subsidiaries, (other than the transactions contemplated by this Agreement or the Ancillary Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) with respect to the Company, any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of the Company or its Subsidiaries (other than sales of inventory in the ordinary course of business) or any of the capital stock or other equity interests of the Company or its Subsidiaries in a single transaction or series of transactions or (C) with respect to Parent, any other Business Combination.

In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within three (3) Business Days after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

Access to Information. During the Interim Period, the Company and Parent shall each, use its commercially reasonable efforts to, (a) upon reasonable prior written notice and during regular business hours, continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company or Parent as such Persons may reasonably request and (c) cause its employees, legal counsel, accountants and other Representatives to reasonably cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 0 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 0 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any Contract to which it is a party or to which it is subject or applicable Law. During the Interim Period, Parent, Acquirer and Merger Sub each hereby agree to not, and to not permit any of its respective Representatives or Affiliates to, contact or communicate with the employees, customers, providers, licensors, collaborators, service providers or suppliers of the Company Group without the prior consultation with and prior written approval of an executive officer of the Company, which prior written approval shall not be unreasonably withheld, delayed or conditioned.

Formation of Parent Parties. As promptly as practicable after the date hereof, Parent shall cause each of Acquirer and Merger Sub to be incorporated under the Laws of the Cayman Islands. Upon incorporation, each of Acquirer and Merger Sub shall sign a joinder agreement to this Agreement in form and substance reasonably agreed by the parties, agreeing to be bound by this Agreement as if parties hereto on the date hereof.

Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

any Actions commenced or, to the Knowledge of Parent or the Company, as applicable, threatened against, relating to or involving or otherwise affecting either party or any of their shareholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

any written notice from Nasdaq with respect to the listing of the Acquirer Securities;

if it obtains Knowledge of the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

if it obtains Knowledge of any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in 0 not to be satisfied.

Registration Statement/Proxy Statement; Other Filings.

As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC, and with all other applicable regulatory bodies, mutually acceptable proxy materials for the purpose of soliciting proxies from holders of Parent Ordinary Shares sufficient to obtain Parent Shareholder Approval at a meeting of holders of Parent Ordinary Shares to be called and held for such purpose (the “Parent Shareholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), filed by Parent with the SEC, which shall also include a prospectus (such prospectus, together with the Proxy Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) pursuant to which the Acquirer Ordinary Shares issuable in the Mergers shall be registered. Parent shall promptly respond to any SEC comments on the Registration Statement.  Parent also agrees to use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees, as promptly as reasonably practicable, to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation of the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”).

Parent (i) shall permit the Company and its counsel to review and comment on the Registration Statement and Proxy Statement/Prospectus and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Registration Statement and Proxy Statement/Prospectus or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Registration Statement and Proxy Statement/Prospectus, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without consulting reasonably and in good faith with the Company. Parent will use its reasonable best efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement declared effective or any stop order relating to the Registration Statement is issued.

As soon as practicable following the date on which the Registration Statement is declared effective by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Ordinary Shares and, pursuant thereto, shall call the Parent Shareholder Meeting in accordance with its Organizational Documents, the applicable Nasdaq rules and the applicable Laws of the British Virgin Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other proposals presented to the holders of Parent Ordinary Shares for approval or adoption at the Parent Shareholder Meeting.

Parent shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the applicable Nasdaq rules and all applicable Laws of the British Virgin Islands, in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the Parent Shareholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Registration Statement, as of the effective date of the Registration Statement, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the holders of Parent Ordinary Shares, and as of the date of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, as applicable, will not as of the effective date of the Registration Statement and the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the holders of Parent Ordinary Shares or at the time of the Parent Shareholder Meeting contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to Parent or the Company or any other information furnished by Parent, Acquirer, Merger Sub or the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, which would make the preceding two sentences incorrect, should be discovered by Parent, Acquirer, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Parent Ordinary Shares (provided that notwithstanding any provision of this Agreement, the Company shall not be responsible for, nor have any obligation to Parent or any other Person with respect to, the accuracy or completeness of anything set forth in the Registration Statement or the Proxy Statement/Prospectus, other than information exclusively relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement/Prospectus). In connection therewith, Parent, Acquirer, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

In accordance with the Parent Articles and applicable securities laws, rules and regulations, including the BVI Business Companies Act and rules and regulations of Nasdaq, in the Proxy Statement/Prospectus, Parent shall seek from the holders of Parent Ordinary Shares the approval the following proposals: (i) the adoption and approval of this Agreement and the Ancillary Agreements to which the Parent is a party and the transactions contemplated hereby or thereby and other related matters; (ii) the Reincorporation Merger and the relevant plan of merger in accordance with the BVI Business Companies Act and the Cayman Companies Act; (iii) adoption and approval of the amendment and restatement of the Organizational Documents, including the change of Reincorporation Merger Surviving Corporation’s name to “Medera Inc.” and any separate or unbundled proposals as are required to implement the foregoing; (iv) approval of the members of the Board of Directors of Reincorporation Merger Surviving Corporation immediately after the Closing; (v) approval of the issuance of Acquirer Ordinary Shares in connection with the Mergers under applicable exchange listing rules; (vi) approval of the Acquirer Equity Incentive Plan; (the proposals set forth in the foregoing clauses (i) through (vii), the “Required Parent Proposals”); (viii) all required approvals under Nasdaq rules of the issuance of Acquirer Ordinary Shares in connection with any financing in connection with the transactions contemplated hereunder; (ix) approval to adjourn the Parent Shareholder Meeting, if necessary; and (x) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Mergers as reasonably determined by the Company and Parent (the proposals set forth in the forgoing clauses (i) through (x) collectively, the “Parent Proposals”).

Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Ordinary Shares (but in any event within twenty (20) Business Days of the later of (i) the receipt and resolution of SEC comments with respect to the Proxy Statement/Prospectus and (ii) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act). The Offer Documents shall provide the public shareholders of Parent with the opportunity to redeem all or a portion of their Parent Ordinary Shares, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by the Parent Articles, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC (the “Offer”). In accordance with the Parent Articles, the proceeds held in the Trust Account will first be used for the redemption of the Parent Ordinary Shares held by Parent’s public shareholders who have elected to redeem such shares.

Parent shall call and hold the Parent Shareholder Meeting as promptly as practicable after the effective date of the Registration Statement for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Reincorporation Merger and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall recommend that the holders of Parent Ordinary Shares vote in favor of the Parent Proposals. Parent may postpone or adjourn the Parent Shareholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approvals or (B) for the absence of a quorum.

The Company acknowledges that a substantial portion of the Proxy Statement/ Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement/ Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/ Prospectus or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Registration Statement and any amendments thereto, the Company shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

Except as otherwise required by applicable Law, Parent covenants that none of Parent, Parent’s Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s Board of Directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation.

Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

Trust Account. Upon satisfaction or waiver of the conditions set forth in 0 and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, Parent (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to public holders of Parent Ordinary Shares, (2) at the Closing, pay any unpaid Company Transaction Expenses and Parent Transaction Expenses to the applicable Persons entitled thereto and (3) pay all remaining amounts then available in the Trust Account to Parent or the Surviving Corporation for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as provided therein. To the extent the amounts available in the Trust Account are not sufficient to pay any of the amounts described in subparagraphs (1) through (3) of this Section 0 Parent will pay such amounts with such funds as it shall have obtained through financing arrangements obtained as contemplated by this Agreement.

Payment of Sponsor Allocated Deferred Underwriting Discount. Upon satisfaction or waiver of the conditions set forth in 0, Sponsor shall have paid the Sponsor Allocated Deferred Underwriting Discount.

Obligations of Acquirer and Merger Sub. Parent shall take all action necessary to cause Acquirer and Merger Sub to perform their obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

Cooperation with Regulatory Approvals. Parent and the Company each will, and Parent and the Company will cause each of their respective Affiliates to, use reasonable best efforts to comply as promptly as practicable with all legal requirements which may be imposed on it under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Parent and the Company agree not to, and Parent and the Company agree to cause each of its Affiliates not to, extend any waiting period under the HSR Act and other applicable Antitrust Laws or enter into any agreement with any Governmental Entity to delay, or otherwise not to consummate as soon as practicable, any of the Transactions contemplated by this Agreement except with the prior written consent of the non-requesting party, which consent may be withheld in the sole discretion of the non-requesting party. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and, and in the case of Parent, its Subsidiaries (if applicable) and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 0 as “Outside Counsel Only”. In no event shall a party be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such approvals; provided, however, that (A) Parent and the Company shall be equally responsible for any HSR Act filing fee and any filing required under any other Antitrust Laws; and (B) each party shall bear its own out-of-pocket costs and expenses in connection with the preparation of any such approvals. Nothing in this Section 0 obligates any party or any of its Affiliates to agree to (i) sell, license, or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of such party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign, or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except (i) as expressly contemplated by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, (iii) as set forth in the disclosure schedules delivered by the Company to Parent, or (iv) with such other parties’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

COVENANTS OF THE COMPANY

Reporting; Compliance with Laws; No Insider Trading.

During the Interim Period, the Company shall duly observe and conform in all material respects to all applicable Law and Orders.

The Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Ordinary Shares, Parent Units, or Parent Warrants, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Ancillary Agreement.

Company’s Shareholder Approval.

The Company’s Board of Directors shall recommend that the Company Shareholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters (the “Company Board Recommendation”), and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the Company Board Recommendation.

As promptly as reasonably practicable after the effective date of the Registration Statement, and in any event within twenty five (25) Business Days following such date (the “Company Shareholder Approval Deadline”), the Company shall use all commercially reasonable efforts to obtain and deliver to Parent evidence of the Company Shareholder Approval.

Additional Financial Information. The Company’s consolidated interim financial information for each semi-annual period after the Balance Sheet Date shall be delivered to Parent no later than sixty (60) calendar days following the end of each semi-annual period (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 0 shall be prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the standards of the PCAOB for public companies. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive, Financial or Accounting Officer of the Company to the effect that all such financial statements fairly present, in all material respects, the financial position and results of operations of the Company as of the date and for the periods indicated in each such Required Financial Statements, in accordance with U.S. GAAP, and are derived from the books and records of the Company, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide additional Company financial information reasonably requested by Parent for inclusion in the Registration Statement, the Proxy Statement/Prospectus and any Other Filings to be made by Parent with the SEC.

COVENANTS OF ALL PARTIES HERETO

Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

Subject to the terms and conditions of this Agreement, including, without limitation, Section 0 each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Action (including derivative claims) relating to this Agreement, any of the Ancillary Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against Parent, Acquirer, Merger Sub or members of the boards of directors of Parent, Acquirer, or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or the members of its board of directors; provided, however, that in no event shall the Company or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

Compliance with SPAC Agreements. Parent shall (a) comply with the Trust Agreement, the Parent Warrant Agreement, and the Parent Underwriting Agreement, and (b) enforce the terms of the letter agreement, dated as of July 24, 2023, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein.

Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent, Acquirer, and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

Directors’ and Officers’ Indemnification and Liability Insurance.

All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director, of the Company or its Subsidiaries, or Parent and Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or Parent, as provided in their respective Organizational Documents or in any indemnification agreements shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Acquirer shall cause the Organizational Documents of Acquirer and its Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the Organizational Documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation, the Company, as applicable, to the extent permitted by applicable Law.

Prior to the Closing, the Company shall work with Parent to obtain directors’ and officers’ liability insurance for Parent, Acquirer and the Company that shall be effective as of Closing through Parent’s insurance broker. And will cover (i) those Persons who were directors and officers of the Company and Parent prior to the Closing and (ii) those Persons who will be the directors and officers of Acquirer and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq or an Alternate Exchange, as applicable, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

The provisions of this Section 0 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

Prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

Parent Public Filings; Nasdaq. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Ordinary Shares, the Parent Units and the Parent Warrants on Nasdaq. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with Nasdaq or an Alternate Exchange, to be agreed mutually by Parent and the Company, in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq or an Alternate Exchange, as applicable, to be satisfied; and (c) the Parent Ordinary Shares, including the shares comprising the Merger Consideration, and the Parent Warrants to be approved for listing on Nasdaq or an Alternate Exchange, as applicable, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time. The Company shall provide information reasonably requested by Parent with respect to such Nasdaq or Alternate Exchange application and otherwise cooperate with Parent to obtain and maintain such listing.

Certain Tax Matters.

Each of Parent and Acquirer (i) shall use its reasonable best efforts to cause the Reincorporation Merger to qualify for the Reincorporation Intended Tax Treatment, and (ii) has not taken and will not take (and will not permit or cause any of its Affiliates to take), any action not contemplated by this Agreement or any Ancillary Agreement (or knowingly fail to take, or fail to cause any Affiliate to take, any action required by this Agreement or any Ancillary Agreement), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Reincorporation Merger from qualifying for the Reincorporation Intended Tax Treatment. Each of Parent, Acquirer, Merger Sub, the Company and the Surviving Corporation (i) shall use its reasonable best efforts to cause the Acquisition Merger to qualify for the Acquisition Intended Tax Treatment, and (ii) has not taken and will not take (and will not permit or cause any of its Affiliates to take) any action not contemplated by this Agreement or any Ancillary Agreement (or knowingly fail to take, or fail to cause any Affiliate to take, any action required by this Agreement or any Ancillary Agreement), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment. For avoidance of doubt, nothing in this Section 0 shall be interpreted to override, or require any Party to modify, the economic or commercial terms contemplated by this Agreement or any Ancillary Agreement or to take other similar actions.

Each of Parent, Acquirer, Merger Sub, the Company and the Surviving Corporation and their respective Affiliates shall cause all applicable Tax Returns to be filed consistent with (i) the Reincorporation Intended Tax Treatment and (ii) the Acquisition Intended Tax Treatment (including, in each case, attaching the statement described in Treasury Regulation Section 1.368-(a) on or with its Tax Return for the taxable year of the Reincorporation Merger and of the Acquisition Merger, as applicable), and shall take no position inconsistent with the Reincorporation Intended Tax Treatment or the Acquisition Intended Tax Treatment, as applicable (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to (x) promptly notify all other Parties of any challenge to the Reincorporation Intended Tax Treatment or Acquisition Intended Tax Treatment by any Taxing Authority and (y) reasonably cooperate with each other and their respective counsel to document and provide factual support for the Reincorporation Intended Tax Treatment or Acquisition Intended Tax Treatment, as applicable, including by reasonably cooperating to provide customary representation letters.

 This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Notwithstanding the foregoing provisions of this Section 0 or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Reincorporation Merger for the Reincorporation Intended Tax Treatment or the Acquisition Merger for the Acquisition Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Merger Effective Time or the Effective Time of the Acquisition Merger has or may have on any such reorganization status. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify for the Reincorporation Intended Tax Treatment or the Acquisition Merger is determined not to qualify for the Acquisition Intended Tax Treatment.

Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by Acquirer, unless the Transfer Taxes are imposed in connection with the Acquisition Merger and are an obligation of Company shareholders under applicable Law, in which case such Transfer Taxes shall be borne by the applicable Company shareholders. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the other Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to use commercially reasonable efforts to minimize the amount of any such Transfer Taxes.

In the event the SEC requires a tax opinion regarding: (i) the Reincorporation Intended Tax Treatment, Acquirer shall use its reasonable best efforts to cause Loeb & Loeb LLP (or such other counsel as may be reasonably acceptable to Parent) to deliver such tax opinion to Acquirer, or (ii) the Acquisition Intended Tax Treatment, the Company shall use its reasonable best efforts to cause Hogan Lovells US LLP (or such other counsel as may be reasonably acceptable to the Company and Acquirer) to deliver such tax opinion to the Company, in each case, subject to customary representations, covenants, assumptions and limitations. Each Party shall use its reasonable best efforts to execute and deliver customary factual representation letters as the applicable tax advisor may reasonably request in form and substance satisfactory to such tax advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any Party regarding the Acquisition Intended Tax Treatment and Hogan Lovells US LLP shall not be required to provide any opinion to any Party regarding the Reincorporation Intended Tax Treatment.

Acquirer shall provide to each Company shareholder who is required to file a gain recognition agreement under Section 367(a) of the Code and the regulations thereunder in order to avoid gain recognition on the Acquisition Merger for U.S. federal income tax purposes any information or assistance reasonably requested by such Company shareholder to enable such Company shareholder to prepare and file such gain recognition agreement and any related forms or returns.

Following the Closing, Acquirer shall use commercially reasonable efforts to make available to those shareholders of Parent prior to the Mergers who are U.S. taxpayers such information that is reasonable available to Acquirer and is reasonably necessary for any such shareholder (or former shareholder) to compute the income (if any) of such shareholder (or former shareholder), or its direct or indirect owners, arising, if applicable, as a result of a determination by Acquirer that either Parent or Acquirer was a “passive foreign investment company” within the meaning of Section 1297(a) of the Code for any Tax year of Parent or Acquirer beginning on or before the date of the Acquisition Merger, and each subsequent Tax year of Acquirer, including any information reasonably necessary to file IRS Form 8621 (including, if applicable, any information reasonably necessary to make a qualified electing fund election), if applicable, with respect to any such Tax year; provided, however, (i) there can be no assurance of, and Acquirer makes no representation as to, the accuracy of any such termination, and (ii) there can be no assurance that Acquirer will timely provide such required information.

Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing or amendment of Tax Returns and any Tax proceedings of the Surviving Corporation, Parent, Acquirer, Merger Sub or the Company. Such cooperation shall include the retention and (upon the other Party’s request) the making available (with the right to make copies) of records and information reasonably relevant to any such Tax Return or Tax proceeding and the use of commercially reasonably efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, in each case at the cost of the requesting Party.

Notwithstanding anything to the contrary in this Agreement, Parent, Acquirer, the Company, the Surviving Corporation, their respective Affiliates and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration or other amounts otherwise payable to any Person pursuant to this Agreement (whether payable in cash or otherwise) such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law (as reasonably determined by the applicable withholding agent). Any such amounts so deducted and withheld shall be properly remitted to, and in the form required by, the appropriate Taxing Authority. To the extent that amounts are so deducted and withheld and are paid over to the appropriate Taxing Authorities in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Without limiting the foregoing, other than with respect to compensatory payments, Parent and Acquirer shall use, and shall cause the Company, the Surviving Corporation, any respective Affiliates and any other applicable withholding agents to use, commercially reasonable efforts to provide recipients of consideration or other payments under this Agreement a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholding.

Incentive Plan. Prior to the effective date of the Registration Statement, Acquirer shall adopt a new equity incentive plan in a form mutually agreed to by the Company and Parent (the “Acquirer Equity Incentive Plan”). The Acquirer Equity Incentive Plan shall have such number of shares available for issuance equal to fifteen percent (15%) of the Acquirer Ordinary Shares to be issued and outstanding immediately after the Closing.

PIPE Investment.

The parties shall use commercially reasonable efforts to obtain the PIPE Investment and consummate the transactions contemplated by the Subscription Agreements on the terms described therein.

The Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with (x) the arrangement of any PIPE Investment, and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements in the public markets and with existing equityholders of Parent (including in the case of clauses (x) with respect to the satisfaction of the relevant conditions precedent), in each case as may be reasonably requested by Parent, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials, (iii) providing the financial statements and such other financial information regarding the Company as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to the Company, (iv) taking all corporate actions that are necessary or customary to obtain the PIPE Investment and market the transactions contemplated by this Agreement, and (v) otherwise reasonably cooperating in Parent’s efforts to obtain the PIPE Investment and market the transactions contemplated by this Agreement.

Section 16 Matters. Prior to the Effective Time, each of the Company and Parent and their respective Boards of Directors (or any duly formed committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act)) shall take all such steps as may be required or as may be reasonably necessary or advisable (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Parent Ordinary Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

CONDITIONS TO CLOSING

Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(i) All applicable waiting periods, if any, under the HSR Act with respect to the Merger shall have expired or been terminated, and (ii) each consent, approval or authorization of any Authority required of Parent, its Subsidiaries, or the Company to consummate the Merger set forth on Schedule 0 shall have been obtained and shall be in full force and effect.

No Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable.

Each of Acquirer and Merger Sub shall have been formed or incorporated and shall have executed a joinder to this Agreement;

The Company Shareholder Approval shall have been obtained;

Each of the Required Parent Proposals shall have been approved at the Parent Shareholder Meeting;

Acquirer’s initial listing application with Nasdaq or an Alternate Exchange, as applicable, in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Acquirer shall satisfy any applicable initial and continuing listing requirements of Nasdaq or an Alternate Exchange, as applicable, and Acquirer shall not have received any notice of non-compliance therewith, and the shares comprising the Merger Consideration shall have been approved for listing on Nasdaq or an Alternate Exchange, as applicable.

The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

Certain Company Shareholders shall have entered into and delivered to Parent a lock-up agreement, substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreement”), pursuant to which each such Company Shareholder has agreed to a lock up on the Acquirer Ordinary shares held by such holder, as further provided in the Lock-Up Agreement.

Conditions to Obligations of Parent, Acquirer, and Merger Sub. The obligation of Parent, Acquirer, and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations and the Company Material Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date) except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company.

The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

The Company Material Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date).

Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company that is continuing.

Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses 0, 0, 0, 0 and 0 of this Section 0.

Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary or director of the Company attaching true, correct and complete copies of (i) the Company Charter; (ii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Cayman Plan of Acquisition Merger, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby and evidence of the Company Shareholder Approval; and (iii) a certificate of good standing of the Company, issued by the Cayman Registrar.

Each of the Company and the Company Securityholders, as applicable, shall have executed and delivered to Parent a copy of each Ancillary Agreement to which the Company or such Company Securityholder, as applicable, is a party.

The Company shall have obtained each Company Consent set forth on Schedule 10.2(i).

Each of the employees of the Company listed in Schedule 10.2(j) shall have entered into employment agreements, effective as of the Closing Date, in form and substance as reasonably agreed upon by Parent and the Company.

Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

Parent, Acquirer, and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

The representations and warranties of Parent, Acquirer, and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct would not in the aggregate have or be reasonably expected to have a Material Adverse Effect in respect of Parent, Acquirer, or Merger Sub and their ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

The Parent Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Parent that is continuing.

The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 0.

The Company shall have received a certificate, dated as of the Closing Date, signed by a director or officer of Parent attaching true, correct and complete copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals.

The Company shall have received a certificate, dated as of the Closing Date, signed by a director of Acquirer and Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole shareholder of Acquirer and Merger Sub authorizing this Agreement, the Ancillary Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Acquirer and Merger Sub.

Each of Parent, Sponsor or other shareholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Ancillary Agreement to which Parent, Sponsor or such other shareholder of Parent, as applicable, is a party.

The size and composition of the post-Closing Acquirer Board of Directors shall be as set forth in Section 0.

Available Liquidity shall equal or exceed $40,000,000.

TERMINATION

Termination Without Default.

In the event that (i) the Closing of the transactions contemplated hereunder has not occurred on or before the latest of (A) April 24, 2025 and (B) if Parent’s board of directors has extended the timeline to consummate an initial business combination to a date following April 24, 2025, in accordance with the Parent Articles, the last date for Parent to consummate a Business Combination pursuant to such extensions (the “Outside Closing Date”); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent, Acquirer or Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

In the event an Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

In the event that the Parent Shareholder Meeting has been held (including any adjournment thereof) and has concluded, and the holders of Parent Ordinary Shares have duly voted, and the Parent Shareholder Approval was not obtained, Parent or the Company shall have the right, at its sole option, to terminate this Agreement.

This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

Termination Upon Default.

Parent may terminate this Agreement by giving written notice to the Company, without prejudice to any rights or obligations Parent, Acquirer or Merger Sub may have: (i) at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date; and (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach, provided, however, that Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; (ii) at any time after the Company Shareholder Approval Deadline if the Company has not previously received the Company Shareholder Approval (provided, that upon the Company receiving the Company Shareholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (ii)); or (iii) the Acquisition Merger does not close before April 27, 2025.

The Company may terminate this Agreement by giving written notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 0 or 0 impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach, provided, however, that the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Effect of Termination. If this Agreement is terminated pursuant to this 0, then this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto. The provisions of Section 0, this Section 0, and 0, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this 0.

MISCELLANEOUS

Non-Survival. Other than as otherwise provided in the last sentence of this Section 0, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party or its Representatives, except for claims based on Fraud. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Agreement that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Agreement that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Agreement.

Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM on the first Business Day, addressee’s day and time, after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Acquirer), to:

Medera Inc.

6 Tide Street, 2nd Floor

Boston, Massachusetts 02210

Attention: Ronald Li, Chief Executive Officer
E-mail: ronald.li@medera-biopharm.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

390 Madison Avenue

New York, NY 10017

Attn: Richard Aftanas

E-mail: richard.aftanas@hoganlovells.com

if to Parent, Acquirer or Merger Sub (prior to the Closing):

Keen Vision Acquisition Corporation

37 Greenbriar Drive

Summit, New Jersey 07901

Attention: DAVIDKHANIAN Alex, Chief Financial Officer

E-mail: alex.davidkhanian@kv-ac.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Lawrence Venick

E-mail: lvenick@loeb.com

Amendments; No Waivers; Remedies.

This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

Expenses. The accrued but unpaid Parent Transaction Expenses and Company Transaction Expenses shall be paid by Acquirer at or soon after the Closing and the Sponsor Allocated Deferred Underwriting Discount shall be paid by, and shall be the sole obligation of, the Sponsor. The anticipated Parent Transaction Expenses and Company Transaction Expenses are set forth on Schedule 0. Each of Parent and the Company shall prepare and deliver updated Parent Transaction Expenses and Company Transaction Expenses at least five (5) Business Days prior to the Closing Date. If the Closing does not take place, each party shall be responsible for its own expenses.

No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware, save that (i) the provisions of the BVI Business Companies Act and Cayman Companies Act applicable to the authorization, effectiveness and effects of the Reincorporation Merger; and (ii) the applicable law of the British Virgin Islands and Cayman Islands with respect to the statutory and fiduciary duties of the Parent and Acquirer directors, respectively, shall apply. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands: the Acquisition Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub in the Company, the cancellation of shares pursuant to the Acquisition Merger, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary duties and other obligations of the Company and the boards of directors of Company and Merger Sub and the internal corporate affairs of the Company and Merger Sub.

Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com).

Entire Agreement. This Agreement, together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Third Party Beneficiaries. Except as provided in Section 0 and Section 0, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

Waiver. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Securityholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

No Other Representations; No Reliance.

NONE OF THE COMPANY, ANY OF ITS AFFILIATES, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN 0, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any of its Affiliates, any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent, Acquirer or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in 0 as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent, Acquirer or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in 0, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in 0, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Acquirer, Merger Sub or their respective Representatives or made available to Parent and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in 0 and subject to the limited remedies herein provided; (b) each of Parent, Acquirer and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent, Acquirer, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

NONE OF PARENT, ACQUIRER, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, ACQUIRER, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN 0, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither Parent, Acquirer, Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent, Acquirer and Merger Sub made available to the Company and the Company Securityholders and their Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in 0 as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Acquirer, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent, Acquirer and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in 0, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent, Acquirer and Merger Sub in 0, in each case as modified by the Schedules and the Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither Parent, Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, Acquirer, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent, Acquirer or Merger Sub, the nature or extent of any liabilities of Parent, Acquirer or Merger Sub, the effectiveness or the success of any operations of Parent, Acquirer or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent, Acquirer or Merger Sub furnished to the Company, the Company Securityholders or their respective Representatives or made available to the Company, the Company Securityholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Parent, Acquirer or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in 0 and 0 and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Acquirer and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Parent, Acquirer, Merger Sub nor any other Person shall have any liability to the Company, the Company Securityholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or the future business, operations or affairs of Parent.

Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 0.

Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Ancillary Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 0 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 0 shall be effective service of process for any such Action.

Attorneys’ Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 0) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

KEEN VISION ACQUISITION CORPORATION

By:
	Name:	WONG, Kenneth K.C.
	Title:	Chief Executive Officer

Company:

MEDERA INC.

By:
Name:
Title:

Solely as to Sections 7.10 and 12.6:

Sponsor:

KVC Sponsor LLC

By:
	Name:	WONG, Kenneth K.C.
	Title:	Chief Executive Officer

Annex B

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

[MEDERA INC.]
(ADOPTED BY SPECIAL RESOLUTION DATED_____________, 2024)

THE COMPANIES act (AS AMENDED)

COMPANY LIMITED BY SHARES

amended and restated MEMORANDUM of ASSOCIATION

OF

[medera inc.]

(ADOPTED BY SPECIAL RESOLUTION DATED_________________, 2024)

1.	The name of the company is [Medera Inc.] (the “Company”).

2.	The registered office of the Company will be situated at the offices of [Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands] or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the "Companies Act").

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The authorised share capital of the Company is US$50,000 divided into 500,000,000 Ordinary Shares with a nominal or par value of US$0.0001 provided that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

THE COMPANIES act (AS AMENDED) COMPANY LIMITED BY SHARES amended and restated Articles OF association of [medera inc.] (ADOPTED BY SPECIAL RESOLUTION DATED _____________, 2024)

TABLE OF CONTENTS

CLAUSE	PAGE

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THE COMPANIES act (AS AMENDED)

Company Limited by Shares

amended and restated ARTICLES OF ASSOCIATION

OF

[medera inc.]

(ADOPTED BY SPECIAL RESOLUTION DATED ___________, 2024)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to [Medera Inc.] (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

Interpretation

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

"Articles" means these articles of association of the Company, as amended or substituted from time to time.

"Audit Committee" means the audit committee of the Company formed pursuant to Article 131 hereof, or any successor audit committee.

"Branch Register" means any branch Register of such category or categories of Members as the Company may from time to time determine.

"Class" or "Classes" means any class or classes of Shares as may from time to time be issued by the Company.

"Companies Act" means the Companies Act (as amended) of the Cayman Islands.

"Designated Stock Exchange" means any national securities exchange or automated quotation system on which the Company's securities are listed for trading, including but not limited to The Nasdaq Stock Market LLC, The NYSE MKT LLC, The New York Stock Exchange LLC or any OTC market.

"Directors" means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

"Electronic Facility" means without limitation, website addresses and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of venue for a general meeting of the Company.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

"IPO" means the Company's initial public offering of securities.

"Memorandum of Association" means the memorandum of association of the Company, as amended or substituted from time to time.

"Office" means the registered office of the Company as required by the Companies Act.

"Officers" means the officers for the time being and from time to time of the Company.

"Ordinary Resolution" means a resolution:

(a)	passed by a simple majority of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

"Ordinary Shares" means the ordinary shares in the capital of the Company of $0.0001 nominal or par value designated as ordinary shares, and having the rights provided for in these Articles.

"paid up" means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

"Person" means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

"Principal Register" means where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

"Register" means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

"Seal" means the common seal of the Company (if adopted) including any facsimile thereof.

"SEC" means the U.S. Securities and Exchange Commission.

"Secretary" means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

"Series" means a series of a Class as may from time to time be issued by the Company.

"Share" means a share in the capital of the Company. All references to "Shares" herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression "Share" shall include a fraction of a Share.

"Shareholder" or "Member" means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

"Share Premium Account" means the share premium account established in accordance with these Articles and the Companies Act.

"signed" means bearing a signature or representation of a signature affixed by mechanical means.

"Special Resolution" means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

"Treasury Shares" means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word "may" shall be construed as permissive and the word "shall" shall be construed as imperative;

(d)	reference to a dollar or dollars or US$ (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)	reference to "in writing" shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

Preliminary

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act; provided that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange.

Shares

8.	Subject to these Articles, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto; and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.	The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

10.	The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

11.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

12.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Modification Of Rights

13.	Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him or her. For the purposes of this Article 13, the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders; provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

14.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or Shares with preferred rights or the redemption or purchase of any Shares of any Class by the Company.

Certificates

15.	If so determined by the Directors, any Person whose name is entered as a member in the Register may receive a certificate in the form determined by the Directors. All certificates shall specify the Share or Shares held by that person and the amount paid up thereon; provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Member's registered address as appearing in the Register.

16.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Exchange Act.

17.	Any two or more certificates representing Shares of any one Class held by any Member may at the Member's request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of $1.00 or such smaller sum as the Directors shall determine.

18.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

19.	In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

Fractional Shares

20.	Subject to Article 21, the Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

21.	No fractional Shares will be issued upon exercise of any warrants issued by the Company. If, upon exercise of such warrants, a holder would be entitled to receive a fractional interest in a Share, the Company will, upon exercise, round down to the nearest whole number of Shares to be issued to the warrant holder.

Lien

22.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he or she is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or her or his or her estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article 22. The Company's lien on a Share extends to any amount payable in respect of it.

23.	The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of 14 days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his or her death or bankruptcy.

24.	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he or she shall not be bound to see to the application of the purchase money, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

25.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

Calls On Shares

26.	Subject to the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least 14 days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

27.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

28.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

29.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

30.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

31.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him or her, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

Forfeiture Of Shares

32.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him or her requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

33.	The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

34.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

35.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

36.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him or her to the Company in respect of the Shares forfeited, but his or her liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

37.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

38.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

39.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Transfer Of Shares

40.	Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), a Shareholder may transfer all or any of his or her Shares. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

41.	The instrument of transfer of any Share shall be in (i) any usual or common form; (ii) such form as is prescribed by the Designated Stock Exchange; or (iii) in any other form the Directors may determine and shall be executed by or on behalf of the transferor (or otherwise as prescribed by the rules and regulations of the Designated Stock Exchange) and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

42.	Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

43.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

44.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

Transmission Of Shares

45.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

46.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself or herself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

47.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he or she would be entitled if he or she were the registered Shareholder, except that he or she shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

Alteration Of SHARE Capital

48.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

49.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

The Company may by Special Resolution: (a) reduce its share capital and any capital redemption reserve in any manner authorised by law; or (b) alter its memorandum of association with respect to any objects, powers or other matters specified therein, including in relation to any modification, alteration or re-designation of share capital (other than as set out in the preceding Article), subject to any other provision of these Articles as to modification of rights).

Redemption, Purchase and Surrender Of Shares

50.	Subject to the Companies Act and the rules of the Designated Stock Exchange, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

51.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

52.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

53.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

Treasury Shares

54.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

55.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company's assets (including any distribution of assets to Members on a winding up) may be declared or paid in respect of a Treasury Share.

56.	The Company shall be entered in the Register as the holder of the Treasury Shares; provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

57.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

General Meetings

58.	The Directors may, whenever they think fit, convene a general meeting of the Company and, for the avoidance of doubt, Members shall not have the ability to call general meetings except as provided in Article 61. Members seeking to bring business before an annual general meeting or to nominate candidates for appointment as Directors at an annual general meeting must (1) deliver notice to the principal executive office of the Company not less than 120 days and not more than 150 days prior to the date of the Company's annual general meeting or, if the Company did not hold an annual general meeting during the previous year, or if the date of the current year's annual general meeting has been changed by more than 30 days from the date of the previous year's annual general meeting, then the deadline shall be set by the Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials (2) have continuously held Shares equal to at least $2,000 in market value, or 1%, of the Company's Shares entitled to be voted on the proposal at the meeting for at least one year by the date of such notice or deadline, and (3) continue to hold those Shares through the date of the annual general meeting.

59.	For so long as the Company's Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place (including any Electronic Facility) as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

60.	The Directors may cancel or postpone any duly convened general meeting for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall make a public announcement of any cancellation or postponement or otherwise provide notice to Shareholders of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

61.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

Notice Of General Meetings

62.	At least five clear days' notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place (including any Electronic Facility), the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

63.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

Proceedings At General Meetings

64.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company's auditors, and the fixing of the remuneration of the Company's auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

65.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. One or more Shareholders holding at least one-third of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

66.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such other day, time and/or place (including any Electronic Facility) as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

67.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of any Electronic Facility, a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

68.	The Directors may, at any time prior to the general meeting, appoint any Person to act as chairperson of the general meeting. If the Directors do not make any such appointment, then the chairperson of the board of Directors (if any) shall preside as chairperson of the general meeting. If such chairperson is unable or unwilling to preside as chairperson of a general meeting, the Directors present shall elect a Director to preside as chairperson of that general meeting.

69.	If the chairperson elected by the Directors is not present or is unwilling to act and no Director is present within 15 minutes after the time appointed for the general meeting to commence, the Shareholders present in person or by proxy shall choose any Person present to be chairperson of that meeting.

70.	The chairperson may adjourn a meeting from time to time and from place to place (including any Electronic Facility) either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his or her sole opinion, he or she considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and/or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for 14 days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

71.	A resolution put to the vote of the meeting shall be decided on a poll in such manner as the chairperson directs and the result of the poll shall be deemed to be the resolution of the meeting.

72.	In the case of an equality of votes, the chairperson of the meeting shall be entitled to a second or casting vote.

Votes Of shareholders

73.	Except as otherwise provided in these Articles and subject to any rights and restrictions for the time being attached to any Share, every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, have one vote for each Share of which he or she or the Person represented by proxy is the holder.

74.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

75.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him or her, by his or her committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

76.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him or her in respect of Shares carrying the right to vote held by him or her have been paid.

77.	On a poll votes may be given either personally or by proxy.

78.	The instrument appointing a proxy shall be either: (i) in writing under the hand of the appointor or of his or her duly authorised attorney or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised; or (ii) given in such other manner as described in any form of proxy provided by the Company. A proxy need not be a Shareholder.

79.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

80.	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time specified in the notice convening the general meeting or, if no such time is specified, no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

81.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

Corporations Acting By Representatives At Meetings

82.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as that corporation could exercise if it were an individual Shareholder or Director.

Clearing Houses

83.	If a clearing house (or its nominee) is a Member of the Company it may authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any Class of Members of the Company; provided that, if more than one person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article83 shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he or she represents as that clearing house (or its nominee) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

Directors

84.	The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited. The remuneration of the Directors may be determined by the Directors.

85.	There shall be no shareholding qualification for Directors.

86.	[11][For so long as the Company's Shares are traded on a Designated Stock Exchange, the Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the first annual general meeting of Members after the IPO, the term of office of the Class I Directors shall expire and Class I Directors shall be elected by Ordinary resolution for a full term of three (3) years. At the second annual general meeting of Members after the IPO, the term of office of the Class II Directors shall expire and Class II Directors shall be elected by Ordinary Resoltuion for a full term of three (3) years. At the third annual general meeting of Members after the IPO, the term of office of the Class III Directors shall expire and Class III Directors shall be elected by Ordinary Resolution for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected by Ordinary Resolution for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article 86, each Director shall hold office until the expiration of his or her term and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.]

87.	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director; provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

Alternate Director

88.	Any Director may in writing appoint another Person to be his or her alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director's place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him or her and where he or she is a Director to have a separate vote in addition to his or her own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him or her. Such alternate shall not be an Officer solely as a result of his or her appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him or her and the proportion thereof shall be agreed between them.

[11]	NTD: governance structure to be confirmed, including whether the company will have a staggered board to assist with defending against a hostile takeover.

Powers And Duties Of Directors

89.	Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

90.	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, any chairperson (or co-chairperson) of the board of Directors, one or more chief executive officers, presidents, a chief financial officer, a secretary, vice-presidents, a treasurer or any other Officers as may be determined by the Directors), and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors.

91.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company.

92.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

93.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him or her.

94.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article 94.

95.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

96.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

97.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

98.	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder's subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

99.	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

Borrowing Powers Of Directors

100.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

The Seal

101.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors; provided that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

102.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors; provided that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

103.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

Disqualification Of Directors

104.	Subject to Article 86, the office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his or her creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his or her office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution of all Shareholders entitled to vote; or

(e)	is removed from office pursuant to any other provision of these Articles.

Proceedings Of Directors

105.	The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairperson shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

106.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

107.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

108.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his or her interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he or she is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he or she may be interested therein and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

109.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his or her office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting of the Directors whereat he or she or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he or she may vote on any such appointment or arrangement.

110.	Any Director may act by himself or herself or his or her firm in a professional capacity for the Company, and he or she or his or her firm shall be entitled to remuneration for professional services as if he or she were not a Director; provided that nothing herein contained shall authorise a Director or his or her firm to act as auditor to the Company.

111.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

112.	When the chairperson of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

113.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his or her appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his or her duly appointed alternate.

114.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

115.	The Directors may elect a chairperson of their meetings and determine the period for which he or she is to hold office but if no such chairperson is elected, or if at any meeting the chairperson is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairperson of the meeting.

116.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairperson of its meetings. If no such chairperson is elected, or if at any meeting the chairperson is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairperson of the meeting.

117.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairperson shall have a second or casting vote.

118.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

Dividends

119.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

120.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

121.	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

122.	Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his or her registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

123.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

124.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

125.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

126.	No dividend shall bear interest against the Company.

Accounts, Audit and annual return and declaration

127.	The books of account relating to the Company's affairs shall be kept in such manner as may be determined from time to time by the Directors.

128.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

129.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

130.	The accounts relating to the Company's affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

131.	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee (the "Audit Committee") as a committee of the board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange.

132.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

Capitalisation Of reserves

133.	Subject to the Companies Act and these Articles, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article 133, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article 133.

Share Premium Account

134.	The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

135.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price; provided that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

Notices

136.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by sending it by post or courier service in a prepaid letter addressed to such Shareholder at his or her address as appearing in the Register, or by electronic mail, or by facsimile should the Directors deem it appropriate. Notice may also be served by electronic communication in accordance with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or by placing it on the Company's website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

137.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

138.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d)	electronic mail or other electronic communication (such as transmission to any number, address or internet website (including the website of the SEC) or other electronic delivery methods as otherwise decided and approved by the Directors), shall be deemed to have been served immediately upon the time of the transmission by electronic mail or approved electronic communication, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; or

(e)	placing it on the Company's website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company's website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

139.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his or her death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his or her name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him or her) in the Share.

140.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his or her death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

Indemnity

141.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company's auditors) and the personal representatives of the same (each an "Indemnified Person") shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings whether threatened pending or completed ("Proceedings"), costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person's own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

No Indemnified Person shall be liable:

for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

for any loss on account of defect of title to any property of the Company; or

on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

for any loss incurred through any bank, broker or other similar Person; or

for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person's part; or

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person's office or in relation thereto;

unless the same shall happen through such Indemnified Person's own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

142.	The Company will pay the expenses (including attorneys' fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under these Articles or otherwise.

143.	The rights to indemnification and advancement of expenses conferred on any Indemnified Person as set out above will not be exclusive of any other rights that any Indemnified Person may have or hereafter acquire pursuant to an agreement with the Company or otherwise.

Non-Recognition Of Trusts

144.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register; provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

Winding Up

145.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he or she thinks fit in satisfaction of creditors' claims.

146.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

Amendment Of Articles Of Association

147.	Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

Closing of register or fixing record date

148.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, by any means in accordance with the requirements of any Designated Stock Exchange, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

149.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

150.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article 150, such determination shall apply to any adjournment thereof.

Registration By Way Of Continuation

151.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article 151, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Mergers and Consolidation

152.	The Company may merge or consolidate in accordance with the Companies Act.

153.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

disclosure

154.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

Annex C

[annex c  – pubco’s equity incentive plan]

C-1

Annex D

THIS PLAN OF MERGER is made on _________________________, 2024

BETWEEN

Medera Inc., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Quality Corporate Services Ltd., P.O. Box 712, Suite 102, Cannon Place, North Sound Road, George Town, Grand Cayman KY1-9006, Cayman Islands (the "Surviving Company"); and

[Merger Sub], an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of [Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands] (the "Merging Company" and together with the Surviving Company, the "Companies").

WHEREAS

(A)	The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the "Merger"), upon the terms and subject to the conditions of the merger agreement dated ____, 2024 between Keen Vision Acquisition Corporation and the Surviving Company (the "Merger Agreement") and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Act (as amended) (the "Companies Act").

The members of each of the Surviving Company and the Merging Company have adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED

Definitions and Interpretation

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement.

PLAN OF MERGER

Company Details:

(a)	The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company.

The surviving company (as defined in the Companies Act) is the Surviving Company.

The registered office of the Surviving Company is Quality Corporate Services Ltd., P.O. Box 712, Suite 102, Cannon Place, North Sound Road, George Town, Grand Cayman KY1-9006. The registered office of the Merging Company is [Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands].

Immediately prior to the Effective Date, the authorised share capital of the Surviving Company is US$50,000 divided into 500,000,000 shares each of nominal or par value US$0.0001 per share.

Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$50,000 divided into [500,000,000] shares each of nominal or par value [US$0.0001] per share.

Effective Date

In accordance with section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the "Effective Date").

Terms and Conditions; Share Rights

(a)	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

The rights and restrictions attaching to the shares in the Surviving Company are set out in the memorandum and articles of association of the Surviving Company.

From the Effective Date, the memorandum and articles of association of the Surviving Company shall be the memorandum and articles of association annexed at Annexure 1 hereto.

Directors' Interests in the Merger

(a)	The names and addresses of each director of the Surviving Company are:

[Ronald Adolphus LI] of [Flat B, 2/F, Block T2, Villa Cecil, Phase 2, 192 Victoria Road, Hong Kong];12

[Allen Kamsing MA] of [41 Fairway Heights Drive, Thornhill, Ontario L3T 3A7, Canada];

[Camie Wing Yan CHAN] of [Flat B, 2/F, Block B, Tower 2, Villa Cecil, 192 Victoria Road, Pokfulam, Hong Kong]; and

[Chi Wing NGAN] of [21/F, Hong Villa, 12 Bowen Road, Mid-Levels, Hong Kong];

No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

Secured Creditors

(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

Approval and Authorisation

This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Companies Act.

This Plan of Merger has been approved by the shareholders of each of the Surviving Company and the Merging Company pursuant to section 233(6) of the Companies Act.

[12]	NTD: the new slate of directors will be appointed immediately after the merger is registered and the plan reflects the directors immediately prior to the registration of the merger.

Variation

At any time prior to the Effective Date, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and the Merging Company to effect in their discretion.

Termination

At any time prior to the Effective Date, this Plan of Merger may be terminated by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Merger Agreement.

Counterparts

This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Any party may enter into this Plan of Merger by executing any such counterpart.

Governing Law

This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of [Merger Sub]:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

SIGNED for and on behalf of Medera Inc.:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

Annexure 1

Memorandum and Articles of Association of Surviving Company

Annex E

Cayman Plan of Reincorporation Merger

PLAN OF MERGER

THIS PLAN OF MERGER is made on […] between:

(1)	Keen Vision Acquisition Corporation, a BVI business company incorporated under the laws of the British Virgin Islands with company number 2066579 with its registered office situated at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands (the Merging Company); and

(2)	[Acquirer], an exempted company incorporated under the laws of the Cayman Islands with company number […] with its registered office situated at the office of [Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands] (the Surviving Company, and together with the Merging Company, the Constituent Companies).

BACKGROUND:

(A)	The Merging Company and Medera Inc. have entered into a merger agreement dated […], (the Merger Agreement), pursuant to which, among other things, the Merging Company will merge with and into the Surviving Company, with the Surviving Company being the surviving company in accordance with the terms and conditions set forth therein.

(B)	The parties wish to merge in accordance with Part XVI of the Cayman Companies Act and Part IX of the BVI Companies Act.

(C)	This Plan of Merger is the plan of merger for the Merger for the purposes of the Cayman Companies Act.

IT IS AGREED as follows:

Definitions and Interpretation

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger Agreement.

In this Plan of Merger:

Plan of Merger means this Plan of Merger;

BVI Companies Act means the BVI Business Companies Act 2004, as amended;

Cayman Companies Act means the Companies Act (Revised) of the Cayman Islands;

Effective Time has the meaning given to such term under paragraph 0 in this Plan of Merger;

Merger means the merger between the Merging Company and the Surviving Company pursuant to this Plan of Merger;

Offer means the offer made to the public shareholders of Merging Company to redeem all or a portion of their Parent Ordinary Shares;

Parent Dissenting Shareholders means holders of the Parent Ordinary Shares issued and outstanding immediately prior to the Effective Time who has validly exercised their dissenters' rights in respect of the Merger pursuant to section 179 of the BVI Business Companies Act;

Parent Excluded Shares means the Parent Ordinary Shares issued and outstanding immediately prior to the Effective Time that are owned by the Merging Company as treasury shares or any Parent Ordinary Shares owned by any direct or indirect wholly owned subsidiary of the Merging Company immediately prior to the Effective Time;

Parent Ordinary Shares means the ordinary shares of a par value US$0.0001 per share of the Merging Company;

Parent Unit means a unit of the Merging Company consisting of one Parent Ordinary Share and one Parent Warrant which units were sold in the IPO;

Parent Warrant means (i) a warrant to purchase one (1) Parent Ordinary Share at an exercise price of US$11.50 per share that was included in the Parent Units sold in the IPO and (ii) a warrant to purchase one (1) Parent Ordinary Share at an exercise price of US$11.50 per share that was sold to the Sponsor in a private placement at the time of the consummation of the IPO;

Reincorporation Merger Surviving Company Ordinary Shares means the ordinary shares, par value US$0.0001 per share, of Surviving Company; and

[Reincorporation Merger Surviving Company Warrant means the warrant to purchase one (1) Reincorporation Merger Surviving Company Ordinary Share at an exercise price of US$11.50 per share.]

Definitions in the Cayman Companies Act apply in this Plan of Merger unless the context requires otherwise.

Constituent Companies

The Merging Company and the Surviving Company are the constituent companies.

The Surviving Company shall be the surviving company and the name of the surviving company shall remain the same.

The registered office of the Merging Company is at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

The registered office of the Surviving Company is at the office of [Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands].

Authorised Maximum of Shares and Authorised Share Capital

Immediately prior to the Effective Time, the Merging Company is authorised to issue a maximum of 500,000,000 shares of US$0.0001 each of a single class. As of the date hereof, a total of […] shares of US$0.0001 par value each of the Merging Company were issued and outstanding.

Immediately prior to the Effective Time, the Surviving Company has an authorised share capital of [US$50,000] divided into [500,000,000] ordinary shares of [US$0.0001] par value each. As of the date hereof, a total of […] shares of [US$0.0001] par value each of the Surviving Company were issued and outstanding.

At the Effective Time, the authorised share capital of the Surviving Company shall be [US$50,000] divided into [500,000,000] ordinary shares of [US$0.0001] par value each.

Effective Time

In accordance with section 237(15) of the Cayman Companies Act and section 174(4) of the BVI Companies Act, the Merger shall be effective on the date the plan of merger or consolidation is registered by the Registrar of Companies of the Cayman Islands (the Effective Time).

Terms of Merger

The terms and conditions of the Merger, including the manner and basis of converting shares in the Merging Company into shares in the Surviving Company or into other property, are set out in the Merger Agreement. In particular, at the Effective Time, and in accordance with the terms and conditions of the Merger:

each issued and outstanding Parent Ordinary Share (other than the Parent Excluded Shares, Parent Dissenting Shares and Parent Ordinary Shares redeemed pursuant to the Offer) immediately prior to the Effective Time shall be automatically canceled, extinguished and converted into one Reincorporation Merger Surviving Company Ordinary Shares;

all Parent Units issued and outstanding immediately prior to the Effective Time shall separate into their individual components of Parent Ordinary Shares and Parent Warrants, and will cease separate existence and trading;

each issued and outstanding Parent Warrant immediately prior to the Effective Time shall cease to be a warrant with respect to Parent Ordinary Shares and shall be converted into one Reincorporation Merger Surviving Company Warrant and will cease separate existing and trading;

each Parent Excluded Share shall be cancelled and extinguished without any conversion thereof or payment therefor;

each Parent Dissenting Shareholder shall only be entitled to such rights as are granted by section 179 of the BVI Companies Act, being the right to fair value in respect of the Parent Dissenting Shares owned by such Parent Dissenting Shareholder; and

the [one (1)] issued and outstanding share of the Surviving Company owned by the Merging Company immediately prior to the Effective Time shall automatically be cancelled and extinguished without any conversion or consideration delivered in exchange therefor.

At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company shall be as set out in the Memorandum and Articles (as defined below).

At the Effective Time, the separate corporate existence of Merging Company shall cease, all the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

Memorandum and Articles

At the Effective Time, the memorandum and articles of association of the Surviving Company immediately prior to the Merger shall be the memorandum and articles of association of the Surviving Company, until such time as duly amended (the Memorandum and Articles).

Directors of Surviving Company

The names and addresses of the directors of the Surviving Company are:

Kenneth Ka Chun Wong of Flat 69, 8/F, Tower 12, 88 Tai Tam Reservoir Road, Hong Kong Parkview, Parkview Terrace, Repulse Bay, Hong Kong;

Alex Davidkhanian of 37 Greenbriar Dr, Sum NJ 07901-3257, United States;

Cheung Hoi Yu of Flat B 18/F BLK 3, Court B Dragons Range, 33 Lai Ping Rd Shatin NT, Hong Kong;

(a)	Yibing Ding of Flat 2, 2/F, Block A, Villa Lotto, 18 Broadwood Road, Hong Kong; and

William Chu of Flat C6, Flamingo Garden, Fei Wan Road, Fei Ngo Shan, Kowloon, Hong Kong.

No amounts or benefits have been paid, or shall be payable to any director of the Constituent Companies in connection with the Merger.

Secured creditors

[The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.]

The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

Approval and Authorisation

This Plan of Merger has been approved by the board of directors and the shareholders of the Surviving Company pursuant to sections 233(3) and 233(6) of the Cayman Companies Act, respectively.

This Plan of Merger has been approved by the board of directors and the shareholders of the Merging Company pursuant to sections 170(2) and 170(5) of the BVI Companies Act, respectively.

Variation

At any time prior to the Effective Time, this Plan of Merger may be amended by the boards of directors of both the Surviving Company and the Merging Company to:

change the Effective Time provided that such changed date shall not be a date earlier than the date of registration of this Plan of Merger with the Registrar of Companies of the Cayman Islands or later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies in the Cayman Islands; and

effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the boards of directors of both the Surviving Company and the Merging Company to effect in their discretion.

Termination

At any time prior to the Effective Time, this Plan of Merger may be terminated by the boards of directors of both the Surviving Company and the Merging Company in accordance with the terms of the Merger Agreement.

Governing Law

This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Plan of Merger only, and any non-contractual obligations arising out of or in connection with it, and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands.

Counterparts

This Plan of Merger may be executed in counterparts by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature page to follow]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

Merging Company

Signed for and on behalf of:
Keen Vision Acquisition Corp.

By:
Title:	Director

Surviving Company

Signed for and on behalf of:
[Acquirer]

By:
Title:	Director

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

PubCo’s Amended and Restated Memorandum and Articles of Association provide that, subject to the provisions of the Cayman Islands laws, directors and officers, past and present, will be entitled to indemnification from PubCo against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of his or her own dishonesty, willful default or fraud, in or about the conduct of PubCo’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning PubCo or its affairs in any court whether in the Cayman Islands or elsewhere. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PubCo will enter into indemnification agreements with each of its directors. Under these agreements, PubCo may agree to indemnify its director against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of PubCo. A form of indemnification agreement is filed as exhibit to this registration statement.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1+	Merger Agreement dated September 3, 2024 (incorporated by reference to Exhibit 2.1 to Keen Vision’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2024)
2.2	Joinder agreement to the Merger Agreement dated September 16, 2024
3.1+	Keen Vision’s Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Keen Vision’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2023)
3.2*	Certificate of Incorporation of PubCo
3.3*	Memorandum and Articles of Association of PubCo
3.4*	Amended and Restated Memorandum and Articles of Association of PubCo
3.5*	Amended Memorandum and Articles of Association of Reincorporation Merger Surviving Corporation
4.1+	Specimen KVAC Unit Certificate (incorporated by reference to Exhibit 4.1 to Keen Vision Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 10, 2023)
4.2+	Specimen KVAC Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to Keen Vision Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 10, 2023)
4.3+	Specimen KVAC Warrant Certificate (incorporated by reference to Exhibit 4.3 to Keen Vision’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 10, 2023)
4.4+	Warrant Agreement, dated July 24, 2023, by and between Continental Stock Transfer & Trust Company and Keen Vision (incorporated by reference to Exhibit 4.1 to Keen Vision’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2023)
4.5+	Registration Rights Agreement, dated July 24, 2023, by and between Continental Stock Transfer & Trust Company and Keen Vision (incorporated by reference to Exhibit 10.4 to Keen Vision’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2023)
5.1*	Form of Opinion of Ogier as to validity of PubCo Ordinary Shares
5.2*	Form of Opinion of Loeb & Loeb LLP as to Validity of PubCo Warrants

8.1*	Form of Opinion of Loeb & Loeb LLP regarding certain federal income tax matters
10.1+	Letter Agreements, dated July 24, 2023, by and between the Company’s officers, directors, shareholders and KVC Sponsor LLC (incorporated by reference to Exhibit 10.1 to Keen Vision’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2021)
10.2+	Investment Management Trust Account Agreement, dated July 24, 2023 by and between Continental Stock Transfer &Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2023)
10.3+	Stock Escrow Agreement, dated July 24, 2023 among the Registrant, directors, officers and shareholders (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2023)
10.4+	Private Placement Unit Purchase Agreement, dated July 24, 2023, by and between the Registrant and KVC Sponsor LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2023)
10.5*	PubCo’s Equity Incentive Plan (included as Annex C to this proxy statement/consent solicitation statement/prospectus)
10.6*	Form of Employment Agreement between PubCo and PubCo’s executive officers
10.7*	Form of Indemnification Agreement between PubCo and PubCo’s directors
10.8	Form of Lock-Up Agreement (Exhibit D to the Merger Agreement) (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2024)
10.9	Form of Registration Rights Agreement (Exhibit C to the Merger Agreement) (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2024)
10.10	Company Support Agreement (Exhibit A to the Merger Agreement) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2024)
10.11	Sponsor Support Agreement (Exhibit B to the Merger Agreement) (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2024)
10.12	Indemnity Agreement, dated July 24, 2023 by and between Keen Vision’s officers, directors, shareholders and Keen Vision (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2023)
10.13	Promissory Note dated December 31, 2022 (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on July 10, 2023)
14*	Form of Code of Ethics
23.1	Consent of Adeptus Partners, LLC
23.2	Consent of Kreit & Chiu CPA LLP
23.3*	Consent of Ogier (included in Exhibit 5.1)
23.4*	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
99.1*	Consent of [director nominee] (PubCo’s director nominee)
99.2*	Consent of [director nominee] (PubCo’s director nominee)
99.3*	Consent of [director nominee] (PubCo’s director nominee)
99.4*	Consent of [director nominee] (PubCo’s director nominee)
99.5*	Consent of [director nominee] (PubCo’s director nominee)
99.8*	Form of Proxy for Extraordinary General Meeting of Holders of Keen Vision Ordinary Shares
107+	Calculation of Filing Fee Tables

*	To be filed
+	Previously filed and incorporated by reference

Item 22. Undertakings

A.	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.	The undersigned registrants hereby undertake:

(1)	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.	The undersigned registrants hereby undertake (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E.	The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Summit, New Jersey, on the 18th day of October, 2024.

KVAC (Cayman) Limited

By:	/s/ WONG, Kenneth K.C.
Name:	WONG, Kenneth K.C.
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on October 18, 2024 in the capacities indicated.

Name	Title	Date

/s/ WONG, Kenneth K.C.	Chief Executive Officer and Director	October 18, 2024
WONG, Kenneth K.C.	(Principal Executive Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cayman Islands, on the 18th day of October, 2024.

Medera Inc.

By:	/s/ Ronald Li
Name:	Ronald Li
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on October 18, 2024 in the capacities indicated.

Name	Title	Date

/s/ Ronald Li	Chief Executive Officer and Director	October 18, 2024
Ronald Li	(Principal Executive Officer)

/s/ Allen Ma	Chief Financial Officer and Director	October 18, 2024
Allen Ma	(Principal Financial and Accounting Officer)

/s/ Camie Chan	Director	October 18, 2024
Camie Chan

	Director	October 18, 2024
Chi Wing Ngan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States, has signed this registration statement or amendment thereto in Summit, New Jersey, United States on October 18, 2024.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ WONG, Kenneth K.C.
Name:	WONG, Kenneth K.C.
Title:	Director